As submitted to the Securities and Exchange Commission on May 19, 2023.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DIGITAL VIRGO GROUP S.A.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

France	7371	Not applicable
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

88 rue Paul Bert
69003 Lyon
France
+33 1 82 50 50 00

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Winston & Strawn LLP
800 Capitol Street, Suite 2400
Houston, TX 77002-2925
(713) 651-2600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Blankenship Winston & Strawn LLP 800 Capitol Street, Suite 2400 Houston, TX 77002-2925 (713) 651-2600	Steven R. Burwell Proskauer Rose LLP Eleven Times Square New York, NY 10036 (212) 969-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and on completion of the Business Combination described in the enclosed proxy statement/prospectus.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT AND PROSPECTUS - SUBJECT TO COMPLETION, DATED MAY 19, 2023

GOAL ACQUISITIONS CORP.

12600 Hill Country Blvd, Building R, Suite 275
Bee Cave, Texas 78738

PROXY STATEMENT FOR SPECIAL MEETING OF
GOAL ACQUISITIONS CORP.

PROSPECTUS FOR UP TO 43,507,403 SHARES
OF DIGITAL VIRGO GROUP

Dear Goal Acquisitions Corp. Stockholders:

We cordially invite you to attend a special meeting in lieu of the 2023 annual meeting of the stockholders (the “special meeting”) of Goal Acquisitions Corp., a Delaware corporation (“Goal”, “we,” “us,” “our” or the “Company”), which will be held on [●], 2023 at [●] a.m., Eastern Time virtually via live webcast. You or your proxyholder will be able to attend the virtual special meeting online, vote, view the list of stockholders entitled to vote at the special meeting and submit questions during the special meeting by visiting [●] and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus.

On February 8, 2023, the Company, Digital Virgo Group, a French corporation (société par actions simplifiée) (“Digital Virgo”), and certain other parties entered into an Amended and Restated Business Combination Agreement (the “Business Combination Agreement”), which amends and restates the Business Combination Agreement, dated as of November 17, 2022, by and among the Company, Digital Virgo, and certain other parties in its entirety.

Pursuant to the Business Combination Agreement, subject to shareholder approval and the satisfaction or waiver of certain conditions set forth therein, a series of related transactions will occur, including the following (the transactions contemplated by the Business Combination Agreement, the “business combination”), in each case, upon the terms and subject to the conditions set forth in the Business Combination Agreement:

●

Prior to the closing of the business combination (the “Closing”), Goal will reincorporate as a Nevada corporation by merging with and into its newly-formed wholly-owned subsidiary, Goal Acquisitions Nevada Corp., a Nevada corporation (“Goal Nevada”), with Goal Nevada surviving the merger (the “Reincorporation Merger”). Each unit of Goal (which comprises one share of common stock of Goal and one warrant to purchase one share of common stock of Goal), share of common stock of Goal and warrant to purchase shares of common stock of Goal issued and outstanding immediately prior to the effective time of the Reincorporation Merger shall be converted, respectively, into units, shares of common stock and warrants to purchase shares of common stock of Goal Nevada (respectively “Goal Nevada Units,” “Goal Nevada Shares” and “Goal Nevada Warrants”) on a one-for-one basis, which will have substantially identical rights, preferences and privileges as the units sold in Goal’s initial public offering and simultaneous private placement, Goal’s common stock, par value $0.0001 per share, and the warrants which were included in the units that were sold in Goal’s initial public offering and simultaneous private placement (respectively, “units,” “Goal Common Stock,” and “warrants”).

●	Prior to the Closing, Digital Virgo will convert into a French public limited company (société anonyme).

●

Immediately prior to the Closing, Digital Virgo and the current shareholders of Digital Virgo (the “Digital Virgo Shareholders”) intend to effect a placement of ordinary shares of Digital Virgo, outstanding and to be issued, to certain institutional and other investors (the “PIPE Investors”) through both primary and secondary offerings for an expected aggregate amount of approximately $140,000,000 (the “PIPE Investment”), provided that the PIPE Investors would receive at the Closing, after giving effect to the Reverse Share Split (defined below), an expected aggregate of 14,000,000 Digital Virgo Class A Ordinary Shares (as defined below), for a price of $10.00 per Digital Virgo Class A Ordinary Share (at the time of sale of Digital Virgo Class A Ordinary Shares during the PIPE Investment, prior to the Reverse Share Split, Digital Virgo intends to sell approximately 36,400,003 Digital Virgo Class A Ordinary Shares for an aggregate price of approximately $140,000,000).

●

Immediately after the placement of the PIPE Investment, at the Closing, Digital Virgo will (i) effect a reverse share split of all of its existing shares pursuant to a 10 to 26 conversion parity, including the shares purchased by the PIPE Investors in the PIPE Investment, (ii) change the par value of all such existing shares from €0.10 to €0.26 and (iii) rename all such existing shares to Class A ordinary shares (the “Digital Virgo Class A Ordinary Shares”) (together, the “Reverse Share Split”).

●

Immediately after the completion of the Reverse Share Split, at the Closing, the Digital Virgo Class A Ordinary Shares held by IODA S.A., the controlling shareholder of Digital Virgo, will be converted into Class B preferred shares, par value €0.26 per share of Digital Virgo (the “Digital Virgo Class B Preferred Shares”), on a one-for-one basis, with such shares having identical rights to the Digital Virgo Class A Ordinary Shares except that the Digital Virgo Class B Preferred Shares will have two votes for each share.

The conversion of Digital Virgo into a French public limited company (société anonyme), the PIPE Investment, the Reverse Share Split and the conversion of the Digital Virgo Class A Ordinary Shares held by IODA S.A. into Digital Virgo Class B Preferred Shares shall together form the steps of the reorganization of Digital Virgo (the “DV Reorganization”).

●

At the Closing, (i) pursuant to articles of exchange filed with the Nevada Secretary of State in accordance with the Nevada Revised Statutes, each issued and outstanding Goal Nevada Share will be exchanged for one Digital Virgo Class A Ordinary Share by means of a statutory share exchange under Nevada law (the “Exchange”) and (ii) each Goal Nevada Warrant will be automatically exchanged for one warrant issued by Digital Virgo that will be exercisable for one Digital Virgo Class A Ordinary Share (such warrant, a “Digital Virgo Warrant”). All outstanding Goal Nevada Units will be separated into their underlying securities immediately prior to the Exchange.

●

In addition, at the Closing, (i) 5,000,000 Class C preferred shares, par value €0.26 per share, of Digital Virgo (the “DV Earnout Shares”) will be issued to and deposited with one or more escrow agents and will be disbursed to the Digital Virgo Shareholders, in whole or in part, after the Closing, if both an earnout milestone based on “EBITDA” (as defined in the Business Combination Agreement) and a share price milestone are met and (ii) 1,293,750 Class C preferred shares, par value €0.26 per share, of Digital Virgo (the “Sponsor Earnout Shares”) will be issued to and deposited with an escrow agent and will be disbursed to Goal Acquisitions Sponsor LLC (the “Sponsor”), after the Closing, if a share price milestone is met. The Class C preferred shares of Digital Virgo will have identical rights to the Digital Virgo Class A Ordinary Shares except that the Class C preferred shares will have no voting rights. If and when the Class C preferred shares are released from escrow to the Digital Virgo Shareholders or the Sponsor, as applicable, such shares shall be automatically converted into Digital Virgo Class A Ordinary Shares, on a one-for-one basis, with full voting rights as of their respective date of disbursement by the escrow agent.

Upon consummation of the business combination, Goal Nevada, as the surviving entity of the Reincorporation Merger, will be a wholly-owned subsidiary of Digital Virgo. Goal’s units, common stock, and warrants are currently listed on the Nasdaq Stock Exchange (“Nasdaq”) under the symbols “PUCKU,” “PUCK,” and “PUCKW,” respectively. After the Reincorporation Merger, the Goal Nevada Units, Goal Nevada Shares and Goal Nevada Warrants will be listed on Nasdaq under the symbols “PUCKU,” “PUCK,” and “PUCKW,” respectively. We intend to apply to list Digital Virgo’s shares and warrants on Nasdaq under the symbols “DVGR” and “DVGRW,” respectively, upon the closing of the business combination. We cannot assure you that Digital Virgo’s shares and warrants will be approved for listing on Nasdaq.

You are being asked to vote on the business combination and the Reincorporation Merger. The Business Combination Agreement provides that Digital Virgo’s and its shareholders’ obligations to consummate the business combination are conditioned on, among other things, (i) the “Available Cash” (as defined in the Business Combination Agreement) being at least $20,000,000 and (ii) the delivery of a fully executed and binding committed capital on demand facility for at least $100,000,000 (or a lesser amount as determined by Digital Virgo) of post-Closing capital meeting certain terms set forth in the Business Combination Agreement. The business combination is also subject to the satisfaction or waiver of certain other closing conditions. If these conditions are not met, and such conditions are not waived, then the Business Combination Agreement could terminate, and the proposed business combination may not be consummated. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001, in which case the business combination would not be consummated.

At the special meeting, you will be asked to consider and vote upon the following proposals:

●	Proposal No. 1: A proposal to approve and adopt the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and to approve the business combination, including the Exchange (the “Business Combination Proposal”);

●	Proposal No. 2: A proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 8, 2023, between Goal and Goal Nevada, a copy of which is attached to the accompanying proxy statement/prospectus as Exhibit 2.2, and to approve the Reincorporation Merger (the “Reincorporation Proposal”); and

●	Proposal No. 3: A proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal and the Reincorporation Proposal or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived (the “Adjournment Proposal”).

Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which you are encouraged to read carefully. Under the Business Combination Agreement, the Closing is conditioned upon the approval of the Business Combination Proposal and the Reincorporation Proposal. If our stockholders do not approve the Business Combination Proposal or the Reincorporation Proposal, the business combination and the Reincorporation Merger may not be consummated.

Only holders of record of shares of our common stock at the close of business on [●], 2023 (the “record date”) are entitled to notice of and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting. A complete list of our stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting and electronically during the special meeting at [●].

We are providing the accompanying proxy statement/prospectus and proxy card to our stockholders in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting. Whether or not you plan to attend the special meeting, we urge you to read the accompanying proxy statement/prospectus carefully and submit your proxy to vote on the business combination. Please pay particular attention to the section entitled “Risk Factors” beginning on page 18 of the accompanying proxy statement/prospectus.

After careful consideration, our board of directors has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Exchange and the Reincorporation Merger, and determined that each of the Business Combination Proposal, Reincorporation Proposal, and the Adjournment Proposal is in the best interests of the Company and its stockholders, and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of the Company and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “The Business Combination Proposal — Interests of Goal’s Directors and Officers in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement/prospectus for a further discussion.

Digital Virgo will be a “foreign private issuer” as defined in the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, Digital Virgo’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, Digital Virgo will not be required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. As a foreign private issuer, Digital Virgo will also be permitted to follow certain home country corporate governance practices instead of those otherwise required under the applicable rules of Nasdaq for domestic U.S. issuers. In order to rely on this exception, Digital Virgo is required to disclose each Nasdaq rule that it does not intend to follow and describe the home country practice that Digital Virgo will follow in lieu thereof. Digital Virgo intends to follow a limited number of French corporate governance practices in lieu of Nasdaq corporate governance rules.

Pursuant to the Current Charter, a public stockholder may request that we redeem all or a portion of such public stockholder’s public shares for cash prior to the business combination being consummated. You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)	(a) hold public shares, or (b) hold public shares through public units and you elect to separate your public units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)	prior to 5:00 PM, New York City time, on [●], 2023 (two business days prior to the scheduled vote at the special meeting), (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to Continental Stock Transfer & Trust Company, our transfer agent (the “Transfer Agent”), that we redeem your public shares for cash, and (b) deliver your public shares to the Transfer Agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders of public units must elect to separate the underlying public shares and warrants included in the public units sold by the Company in the IPO (the “public warrants”) prior to exercising redemption rights with respect to the public shares. If holders hold their public units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the public units into the underlying public shares and public warrants, or if a holder holds public units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so.

Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the Business Combination Proposal.

If the business combination is not consummated, the public shares will not be redeemed for cash. If a public stockholder properly exercises its right to redeem its public shares and timely delivers its shares to the Transfer Agent, we will redeem each public share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the consummation of the business combination, including interest earned on the funds held in the trust account (net of amounts which may be withdrawn to pay our taxes (“permitted withdrawals”)), divided by the number of then-outstanding public shares. For illustrative purposes, as of March 31, 2023, this would have amounted to approximately $10.28 per public share. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of public shares delivers its shares in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the Company instruct our Transfer Agent to return the shares (physically or electronically). The holder can make such request by contacting the Transfer Agent, at the address or email address listed in the accompanying proxy statement/prospectus. We will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Special Meeting — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

Approval of the Business Combination Proposal and the Reincorporation Proposal requires the affirmative vote of the majority of the shares of common stock then outstanding. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of our common stock present in person (which would include presence at the virtual special meeting) or by proxy at the special meeting and entitled to vote thereon.

Our “Initial Stockholders” (consisting of the Sponsor, our officers and directors and our advisors) entered into a letter agreement with us at the time of the IPO and an Amended and Restated Sponsor Support Agreement in connection with the Business Combination Agreement, pursuant to which they agreed (i) to vote the shares of our common stock owned by them (the “founder shares”) in favor of the Business Combination Proposal and other proposals, (ii) to waive their redemption rights with respect to any founder shares they hold in connection with the completion of the business combination and (iii) not transfer any securities of Goal until the Closing or termination of the Business Combination Agreement (except in limited circumstances). As of the date hereof, our Initial Stockholders own 42.4% of our total outstanding shares of common stock. As of immediately prior to the time of Closing, the Sponsor will distribute all of its Goal Nevada shares to its members.

Furthermore, Digital Virgo and the Digital Virgo Shareholders intend to enter into purchase agreements (the “PIPE Purchase Agreements”) with the PIPE Investors, pursuant to which the PIPE Investors would, immediately prior to the Closing, purchase ordinary shares of Digital Virgo, outstanding and to be issued, through both primary and secondary offerings, for an expected aggregate amount of $140,000,000, and receive at the Closing, after giving effect to the Reverse Share Split, an expected aggregate of 14,000,000 Digital Virgo Class A Ordinary Shares at a purchase price of $10.00 per Digital Virgo Class A Ordinary Share (at the time of sale of Digital Virgo Class A Ordinary Shares during the PIPE Investment, prior to the Reverse Share Split, Digital Virgo intends to sell approximately 36,400,003 Digital Virgo Class A Ordinary Shares for an aggregate price of approximately $140,000,000).

All our stockholders are cordially invited to attend the special meeting virtually. To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible.

If you are a stockholder of record holding shares of common stock, you may also cast your vote virtually at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting virtually, obtain a proxy from your broker or bank.

If you fail to return a proxy card or fail to instruct a broker or other nominee how to vote, and do not attend the special meeting virtually, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If a valid quorum is established, any such failure to vote or to provide voting instructions will have the same effect as a vote “AGAINST” the Business Combination Proposal and “AGAINST” the Reincorporation Proposal.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided.

If your shares are held in “street name” or are in a margin or similar account, you should contact your bank or broker to ensure that your shares are represented and voted at the special meeting.

On behalf of our board of directors, we would like to thank you for your support of Goal Acquisitions Corp. and look forward to a successful completion of the business combination.

By Order of the Board of Directors,

/s/ Harvey Schiller
Harvey Schiller
Chief Executive Officer

If you return your proxy card signed and without an indication of how you wish to vote, your shares will be voted in favor of each of the proposals.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) IF YOU HOLD SHARES OF COMMON STOCK THROUGH PUBLIC UNITS, ELECT TO SEPARATE YOUR PUBLIC UNITS INTO THE UNDERLYING PUBLIC SHARES AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (2) SUBMIT A WRITTEN REQUEST, INCLUDING THE LEGAL NAME, PHONE NUMBER AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES FOR WHICH REDEMPTION IS REQUESTED, TO THE TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE SCHEDULED VOTE AT THE SPECIAL MEETING, THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH, AND (3) DELIVER YOUR SHARES OF COMMON STOCK TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “SPECIAL MEETING — REDEMPTION RIGHTS” IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

Neither the SEC nor any state securities commission has approved or disapproved of the transactions described in the accompanying proxy statement/prospectus, passed upon the merits or fairness of the Business Combination Agreement or the transactions contemplated thereby, or passed upon the adequacy or accuracy of the accompanying proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated [●], 2023 and is first being mailed to our stockholders on or about [●], 2023.

GOAL ACQUISITIONS CORP.
12600 Hill Country Blvd, Building R, Suite 275
Bee Cave, Texas 78738

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
OF GOAL ACQUISITIONS CORP.

To Be Held on [●], 2023

TO THE STOCKHOLDERS OF GOAL ACQUISITIONS CORP.:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2023 annual meeting of the stockholders (the “special meeting”) of Goal Acquisitions Corp., a Delaware corporation (“Goal”, “we,” “us,” “our” or the “Company”), will be held on [●], 2023, at [●] a.m., Eastern Time virtually via live webcast. You are cordially invited to attend the virtual special meeting online, vote, view the list of stockholders entitled to vote at the special meeting and submit questions during the special meeting by visiting [●] and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus.

At the special meeting, you will be asked to consider and vote upon the following proposals:

●	Proposal No. 1: A proposal to approve and adopt the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and to approve the transactions contemplated by the Business Combination Agreement (the “Business Combination Proposal”);

●	Proposal No. 2: A proposal to approve and adopt the Agreement and Plan of Merger, dated February 8, 2023, between Goal and Goal Acquisitions Nevada Corp., a Nevada corporation (“Goal Nevada”), and to approve Goal’s reincorporation from a Delaware corporation to a Nevada corporation through a merger with its wholly-owned subsidiary, Goal Nevada, in which Goal Nevada is the surviving corporation (the “Reincorporation Merger,” and the proposal, the “Reincorporation Proposal”);

●	Proposal No. 3: A proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval the Business Combination Proposal and the Reincorporation Proposal or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived (the “Adjournment Proposal”).

Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which you are encouraged to read carefully. Under the Business Combination Agreement, the Closing is conditioned upon the approval of the Business Combination Proposal and the Reincorporation Proposal. If our stockholders do not approve the Business Combination Proposal or the Reincorporation Proposal, the business combination and the Reincorporation Merger may not be consummated.

The Business Combination Agreement provides that Digital Virgo’s and its shareholders’ obligations to consummate the business combination are conditioned on, among other things, (i) the “Available Cash” (as defined in the Business Combination Agreement) being at least $20,000,000 and (ii) the delivery of a fully executed and binding committed capital on demand facility for at least $100,000,000 (or a lesser amount as determined by Digital Virgo) of post-Closing capital meeting certain terms set forth in the Business Combination Agreement. The business combination is also subject to the satisfaction or waiver of certain other closing conditions. If these conditions are not met, and such conditions are not waived, then the Business Combination Agreement could terminate, and the proposed business combination may not be consummated. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001, in which case the business combination would not be consummated.

Goal’s units, common stock, and warrants are currently listed on the Nasdaq Stock Exchange (“Nasdaq”) under the symbols “PUCKU,” “PUCK,” and “PUCKW,” respectively. After the Reincorporation Merger, the Goal Nevada Units, Goal Nevada Shares and Goal Nevada Warrants will be listed on Nasdaq under the symbols “PUCKU,” “PUCK,” and “PUCKW,” respectively. We intend to apply to list Digital Virgo’s shares and warrants on Nasdaq under the symbols “DVGR” and “DVGRW,” respectively, upon the closing of the Business Combination. We cannot assure you that Digital Virgo’s shares and warrants will be approved for listing on Nasdaq.

Only holders of record of shares of our common stock at the close of business on [●], 2023 (the “record date”) are entitled to notice of and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting. A complete list of our stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting and electronically during the special meeting at [●].

Pursuant to Goal’s amended and restated certificate of incorporation, dated February 11, 2021, as amended on February 8, 2023, a public stockholder may request that we redeem all or a portion of such public stockholder’s public shares for cash prior to the business combination being consummated. You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)	(a) hold public shares, or (b) hold public shares through public units and you elect to separate your public units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)	prior to 5:00 PM, New York City Time, on [●], 2023 (two business days prior to the scheduled vote at the special meeting), (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to Continental Stock Transfer & Trust Company, our transfer agent (the “Transfer Agent”), that we redeem your public shares for cash, and (b) deliver your public shares to the Transfer Agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders of public units must elect to separate the underlying public shares and warrants included in the public units sold by the Company in the IPO (the “public warrants”) prior to exercising redemption rights with respect to the public shares. If holders hold their public units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the public units into the underlying public shares and public warrants, or if a holder holds public units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so. Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the Business Combination Proposal. If the business combination is not consummated, the public shares will not be redeemed for cash. If a public stockholder properly exercises its right to redeem its public shares and timely delivers its shares to the Transfer Agent, we will redeem each public share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the consummation of the business combination, including interest earned on the funds held in the trust account (net of amounts which may be withdrawn to pay our taxes (“permitted withdrawals”)), divided by the number of then-outstanding public shares. For illustrative purposes, as of March 31, 2023, this would have amounted to approximately $10.28 per public share. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a public share delivers its shares in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the Company instruct our Transfer Agent to return the shares (physically or electronically). The holder can make such request by contacting the Transfer Agent, at the address or email address listed in the accompanying proxy statement/prospectus. We will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Special Meeting — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001, in which case the business combination would not be consummated.

Approval of the Business Combination Proposal and the Reincorporation Proposal requires the affirmative vote of the majority of the shares of our common stock then outstanding. Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of our common stock present in person (which would include presence at the virtual special meeting) or by proxy at the special meeting and entitled to vote thereon.

Our “Initial Stockholders” (consisting of the Sponsor, our officers and directors and our advisors) entered into a letter agreement with us at the time of the IPO and an Amended and Restated Sponsor Support Agreement in connection with the Business Combination Agreement, pursuant to which they agreed (i) to vote the shares of our common stock owned by them (the “founder shares”) in favor of the Business Combination Proposal and other proposals and (ii) to waive their redemption rights with respect to any founder shares they hold in connection with the completion of the business combination. As of the date hereof, our Initial Stockholders own 42.4% of our total outstanding shares of common stock.

Furthermore, Digital Virgo and the Digital Virgo Shareholders intend to enter into purchase agreements (the “PIPE Purchase Agreements”) with the PIPE Investors, pursuant to which the PIPE Investors would, immediately prior to the Closing, purchase ordinary shares of Digital Virgo, outstanding and to be issued, through both primary and secondary offerings, for an expected aggregate amount of $140,000,000, and receive at the Closing, after giving effect to the Reverse Share Split, an expected aggregate of 14,000,000 Digital Virgo Class A Ordinary Shares at a purchase price of $10.00 per Digital Virgo Class A Ordinary Share (at the time of sale of Digital Virgo Class A Ordinary Shares during the PIPE Investment, prior to the Reverse Share Split, Digital Virgo intends to sell approximately 36,400,003 Digital Virgo Class A Ordinary Shares for an aggregate price of approximately $140,000,000).

All our stockholders are cordially invited to attend the special meeting virtually. To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible.

If you are a stockholder of record holding shares of common stock, you may also cast your vote virtually at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting virtually, obtain a proxy from your broker or bank.

If you fail to return a proxy card or fail to instruct a broker or other nominee how to vote, and do not attend the special meeting virtually, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If a valid quorum is established, any such failure to vote or to provide voting instructions will have the same effect as a vote “AGAINST” the Business Combination proposal and “AGAINST” the Reincorporation Proposal.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided.

Our board of directors unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the Annexes thereto) for a more complete description of the proposed business combination and related transactions and each of the proposals. We urge you to read the accompanying proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares of common stock, please contact Morrow Sodali LLC (“Morrow Sodali”), our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing PUCK.info@investor.morrowsodali.com. This notice of special meeting and the accompanying proxy statement/prospectus are available at [●].

By Order of the Board of Directors,

/s/ Harvey Schiller
Harvey Schiller
Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the special meeting of Stockholders to be held on [●], 2023: This notice of special meeting and the accompanying proxy statement/prospectus will be available at [●].

HOW TO OBTAIN ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Goal that is not included or delivered herewith. If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by Goal with the Securities and Exchange Commission, such information is available without charge upon written or oral request. Please contact our proxy solicitor:

Morrow Sodali LLC
333 Ludlow St., 5th Floor, South Tower
Stamford, CT 06902
Toll Free: (800) 662-5200
Collect: (203) 658-9400
Email: PUCK.info@investor.morrowsodali.com

If you would like to request documents, please do so no later than [●], 2023, to receive them before the Meeting. Please be sure to include your complete name and address in your request. Please see “Where You Can Find Additional Information” to find out where you can find more information about Goal and Digital Virgo.

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the SEC, by Digital Virgo (File No. 333-[●]), constitutes a prospectus of Digital Virgo under Section 5 of the Securities Act, with respect to the Digital Virgo Class A Ordinary Shares to be issued if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the special meeting of Goal stockholders at which Goal stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

TRADEMARKS

This proxy statement/prospectus contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. The Company does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

FINANCIAL STATEMENT PRESENTATION

The historical financial statements of Goal were prepared in accordance with U.S. GAAP and are denominated in U.S. Dollars (“USD” or “$”).

The historical financial statements of Digital Virgo were prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) and are denominated in Euros (“EUR” or “€”). Following the closing of the Business Combination, Digital Virgo will qualify as a Foreign Private Issuer under the Exchange Act and will prepare its financial statements in accordance with IFRS, with transactions denominated in EUR. Accordingly, the unaudited pro forma condensed combined financial information and the comparative per share information presented in this proxy statement/prospectus has been prepared in accordance with IFRS and denominated in EUR. In addition, except as otherwise disclosed all financial information in this proxy statement/ prospectus is denominated in EUR.

EXCHANGE RATE INFORMATION

In this proxy statement/prospectus, unless otherwise specified or the context otherwise requires:

●	“$”, “USD” and “U.S. dollar” each refer to the United States dollar; and

●	“€”, “EUR” and “Euro” each refer to Euro.

Except to the extent otherwise provided herein, the exchange rate used for conversion between U.S. dollars and Euros is based on ECB euro reference exchange rate published by European Central Bank.

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CERTAIN DEFINED TERMS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

●	“A&R Forfeiture Agreement” means the Amended and Restated Initial Shareholders Forfeiture Agreement, dated as of February 8, 2023, by and between the Sponsor and Goal, as may be amended or modified from time to time;

●	“A&R Investor Rights Agreement” means the Amended and Restated Investor Rights Agreement, dated as of February 8, 2023, by and between Goal, the Sponsor, Digital Virgo, the Digital Virgo Shareholders, and the other parties thereto, a copy of which is attached to this proxy statement/prospectus as Annex C, as may be amended or modified from time to time;

●	“A&R Sponsor Support Agreement” means the Amended and Restated Sponsor Support Agreement, dated as of February 8, 2023, by and between the Sponsor, Goal, Goal Nevada, IODA, and the other parties thereto, a copy of which is attached to this proxy statement/prospectus as Annex B, as may be amended or modified from time to time;

●	“Adjournment Proposal” means the proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal and the Reincorporation Proposal, or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived;

●	“Advisory Fees” means the cash fees payable to Amala Partners, JMP, JonesTrading, and EarlyBird for advisory services in connection with the Business Combination and for placement services in relation to the PIPE Investment;

●	“Ancillary Agreements” means the A&R Investor Rights Agreement, the A&R Sponsor Support Agreement, the Escrow Agreement and the A&R Forfeiture Agreement and all other agreements and other documents to be entered into in connection with the Business Combination Agreement and the consummation of the transactions contemplated thereby;

●	“BCA” or “Business Combination Agreement” means the Amended and Restated Business Combination Agreement, dated as of February 8, 2023, by and among Digital Virgo, Goal, Goal Nevada, and the other parties thereto, attached to this proxy statement/prospectus as Annex A and incorporated by reference herein, as may be amended or modified from time to time;

●	“Board of Directors” means the board of directors of the Company prior to the Closing, and where applicable, Digital Virgo after the Closing;

●	“Business Combination” means the transactions contemplated by the Business Combination Agreement;

●	“Business Combination Proposal” means the proposal to adopt the Business Combination Agreement and approve the Exchange;

●	“Cash Amount” means $125,000,000 in cash to be paid to the Digital Virgo Shareholders in connection with the Closing;

●	“CCOD” means a committed capital on demand facility;

●	“Closing” means the closing of the Business Combination;

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●	“Closing Amount” means the amount, received in cash and retained in Digital Virgo Shares by the Digital Virgo Shareholders, equal to (i) $513,000,000 plus (ii) the amount of cash that Digital Virgo has at Closing minus (iii) the amount of financial indebtedness that Digital Virgo has outstanding at Closing;

●	“Closing Date” means the date of the Closing;

●	“Code” means the United States Internal Revenue Code of 1986, as amended;

●	“Combined Financial Statements” means the audited financial statements of Digital Virgo as of and for the years ended December 31, 2021 and 2020;

●	“Combined Company” means Digital Virgo after completion of the Business Combination;

●	“Commerce Code” means the French Code de Commerce.

●	“Company”, “we”, “us” and “our” means Goal prior to the Closing and, where applicable, Digital Virgo after the Closing;

●	“completion window” means the period by which Goal must complete its initial business combination, which is either (i) June 16, 2023, subject to extension by the Board of Directors for up to two additional thirty-day periods, or (ii) such later date as the stockholders of Goal may approve to extend such period by amending Goal’s certificate of incorporation (the latest of such date is referred to as the “Termination Date”);

●	“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks;

●	“Current Charter” means the Goal’s amended and restated certificate of incorporation, dated February 11, 2021, as amended on February 8, 2023;

●	“DTC” means the Depository Trust Company;

●	“DGCL” means the General Corporation Law of the State of Delaware;

●	“Digital Virgo” means Digital Virgo Group, a French corporation currently in the form of a société par actions simplifiée;

●	“Digital Virgo Shares” means, together, the Digital Virgo Class A Ordinary Shares, the Digital Virgo Class B Preferred Shares and the Digital Virgo Class C Preferred Shares;

●	“Digital Virgo Shareholders” means the shareholders of Digital Virgo immediately prior to the Closing;

●	“Digital Virgo Class A Ordinary Shares” means the Class A Ordinary Shares of Digital Virgo, each having a nominal value of €0.26;

●	“Digital Virgo Class B Preferred Shares” means the Class B Preferred Shares of Digital Virgo, each having a nominal value of €0.26 and each having the same rights, preferences, and privileges as the Digital Virgo Class A Ordinary Shares except that the Class B Preferred Shares shall have two votes per share;

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●	“Digital Virgo Class C Preferred Shares” means the Class C preferred shares of Digital Virgo, each having a nominal value of €0.26 and each having the same rights, preferences, and privileges as the Digital Virgo Class A Ordinary Shares except that the Class C Preferred Shares will not have any voting rights;

●	“Digital Virgo Organization Documents” means the articles of association of Digital Virgo as amended, modified, or supplemented from time to time;

●	“Digital Virgo Requisite Approvals” means the Digital Virgo Shareholders’ approval of the Transactions (other than the Reincorporation Merger);

●	“Digital Virgo Warrants” means warrants to purchase Digital Virgo Class A Ordinary Shares, with each warrant exercisable for one Digital Virgo Class A Ordinary Share at an exercise price per share of $11.50;

●

“Digital Virgo Amended and Restated Warrant Agreement” means the amended and restated Goal Warrant Agreement, as amended by the Goal Nevada Warrant Assumption Agreement, as provided in the Digital Virgo Warrant Assumption Agreement;

●	“Digital Virgo Warrant Assumption Agreement” means the Warrant Assignment, Assumption and Amendment Agreement to be entered into at Closing, by and between Digital Virgo, Goal Nevada and Continental Stock Transfer & Trust Company, as warrant agent, whereby among others, Goal Nevada Warrants will be exchanged for Digital Virgo Warrants issued by Digital Virgo in accordance with the laws of France governing the securities issued by French companies;

●	“DV Earnout Shares” means 5,000,000 Digital Virgo Class C Preferred Shares issued to and deposited with the Escrow Agent at Closing which will be disbursed to the Digital Virgo Shareholders, in whole or in part, after the Closing if an earnout milestone based on EBITDA (as defined in the Business Combination Agreement) and a share price milestone are met. The DV Earnout Shares will be converted into Digital Virgo Class A Shares with full voting rights as of their respective date of disbursement by the Escrow Agent to the Digital Virgo Shareholders;

●

“DV Reorganization” means the conversion of Digital Virgo into a French public limited company (société anonyme), the PIPE Investment, the Reverse Share Split and the conversion of the Digital Virgo Class A Ordinary Shares held by IODA into Digital Virgo Class B Preferred Shares;

●	“DV Shareholders Representative” means IODA acting in its capacity as representative of the Digital Virgo Shareholders under the Business Combination Agreement;

●	“DV Sub” means Digital Virgo S.A.S, a French société par actions simplifiée whose registered office is at 88 rue Paul Bert, 69003 Lyon, France, and registered with the registry of commerce and companies under number 821 560 455 R.C.S. Lyon;

●	“EarlyBirdCapital” means EarlyBirdCapital, Inc.;

●	“EarlyBirdCapital Advisory Fee” means the cash fee equal to 3.5% of the gross proceeds of the IPO payable to EarlyBirdCapital for advisory services in connection with the Business Combination;

●	“Earnout Shares” means the DV Earnout Shares and the Sponsor Earnout Shares, collectively;

●	“Effective Time” means such time as the Articles of Exchange have been duly filed with the Nevada Secretary of State or at such later time as may be agreed by Goal and Digital Virgo in writing;

●	“Escrow Agent” means one or more escrow agents to be mutually agreed upon among Digital Virgo, DV Shareholders Representative, and the Sponsor in connection with the Escrow Agreement;

●	“Escrow Agreement” means one or more escrow agreements to be entered into at the Closing by and among Digital Virgo, the DV Shareholders Representative, the Sponsor, and the Escrow Agent to be mutually agreed upon;

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●	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

●	“Expense Advancement Agreement” means the Expense Advancement Agreement, dated as of November 4, 2021, between Goal and the Sponsor;

●	“Forfeiture Agreement” means the Initial Shareholders Forfeiture Agreement, dated as of November 17, 2022, entered into by and between Goal Acquisitions Sponsor LLC and Goal, which was amended and restated in its entirety pursuant to the A&R Forfeiture Agreement;

●	“GAAP” means generally accepted accounting principles in the United States as in effect from time to time;

●	“Goal” means Goal Acquisitions Corp., a Delaware corporation;

●	“Goal Common Stock” means the common stock of the Company, par value $0.0001 per share;

●	“Goal Material Adverse Effect” means a material adverse effect with respect to Goal as set forth in the section entitled “The Business Combination Proposal — Material Adverse Effect”;

●	“Goal Nevada” means Goal Acquisitions Nevada Corp., a Nevada corporation;

●	“Goal Nevada Shares” means the shares of common stock of Goal Nevada, par value $0.0001 per share;

●	“Goal Nevada Units” means the units of Goal Nevada, each consisting of one Goal Nevada Share and one Goal Nevada Warrant;

●

“Goal Nevada Warrant Assumption Agreement” means the Warrant Assignment, Assumption and Amendment Agreement to be entered into at the closing of the Reincorporation Merger, by and between Goal, Goal Nevada and Continental Stock Transfer & Trust Company, as warrant agent, whereby among others, Goal Warrants will be amended so as to be exercisable for one Goal Nevada Share;

●	“Goal Nevada Warrants” means warrants to purchase Goal Nevada Shares as contemplated under the Goal Nevada Warrant Assumption Agreement, with each warrant exercisable for one Goal Nevada Share at an exercise price per share of $11.50;

●	“Goal Stockholder” means a holder of shares of Goal Common Stock;

●	“Goal Warrant Agreement” means the Warrant Agreement, dated as of February 10, 2021, by and between Goal and Continental Stock Transfer & Trust Company, as warrant agent, as may be amended or modified from time to time;

●	“Goal Warrants” means warrants to purchase Goal Common Stock as contemplated under the Goal Warrant Agreement, with each warrant exercisable for the number of Goal Common Stock stated in the applicable Goal Warrant at an exercise price per Goal Common Stock of $11.50;

●	“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal;

●	“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority;

●	“IFRS” means the International Financial Reporting Standards, as issued by the IFRS Foundation and the International Accounting Standards Board (“IASB”);

●	“Initial Stockholders” means Goal Acquisitions Sponsor LLC and Goal’s directors, officers and advisors;

●	“Investor Rights Agreement” means the Investor Rights Agreement, dated as of November 17, 2022, entered into by and among the Company, Digital Virgo, the Sponsor, the Digital Virgo Shareholders and the other parties thereto, which was amended and restated in its entirety pursuant to the A&R Investor Rights Agreement;

●	“IODA” means IODA S.A., the primary shareholder of Digital Virgo prior to the Closing;

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●	“IPO” means the initial public offering of Goal;

●	“IRS” means the U.S. Internal Revenue Service;

●	“JonesTrading” means JonesTrading Institutional LLC

●	“JMP” means JMP Securities LLC;

●	“JOBS Act” means the Jumpstart Our Business Startups Act of 2012;

●	“Merger Agreement” means the Agreement and Plan of Merger, dated as of February 8, 2023, between Goal and Goal Nevada;

●	“Minimum Cash Condition” means the “Available Cash” (which is defined to include the amount released from the Company’s trust account, after giving effect to redemptions, repayment of the Company’s working capital loans, if any, and the Business Combination, including payment of the Cash Amount, but without giving effect to payment of any of the parties’ transaction expenses, plus any amounts delivered to the Company at or prior to the Closing pursuant to any investments), being at least $20,000,000;

●	“Morrow” means Morrow Sodali LLC, the proxy solicitor to Goal;

●	“Nasdaq” means the Nasdaq Capital Market;

●	“NRS” means the Nevada Revised Statutes;

●

“Other Holders” means the following shareholders of Goal Acquisitions Corp.: Harvey Schiller, William Duffy, David Falk, Donna Orender, Kenneth Shropshire, Jon Miller, Alex Greystoke, Raghu Kilambi, Amber Allen, Bart Oates, Danielle Cantor Jeweler, Garrett Klugh, Doug Perlman, Marc Wade,Martin Gruschka and each of their respective permitted transferees,

●	“PIPE Investment” means the purchase by the PIPE Investors, immediately prior to the Closing, of ordinary shares Digital Virgo, outstanding and to be issued, through both primary and secondary offerings, for an expected aggregate amount of $140,000,000, and the delivery to the PIPE Investors, at the Closing, after giving effect to the Reverse Share Split, of an expected aggregate of 14,000,000 Digital Virgo Class A Ordinary Shares for a price of $10.00 per Digital Virgo Class A Ordinary Share (at the time of sale of Digital Virgo Class A Ordinary Shares during the PIPE Investment, prior to the Reverse Share Split, Digital Virgo intends to sell approximately 36,400,003 Digital Virgo Class A Ordinary Shares for an aggregate price of approximately $140,000,000);

●	“PIPE Investors” means certain institutional and other investors who will become parties to the PIPE Purchase Agreements;

●	“PIPE Purchase Agreements” means the purchase agreements, each dated as of [●], 2023, between the Digital Virgo Shareholders, Digital Virgo and the PIPE Investors, pursuant to which the PIPE Investors have agreed to effect the PIPE Investment;

●	“Placement Agents” means JMP, EarlyBirdCapital and Jones Trading;

●	“Preferred Stock” means the preferred stock of Goal, par value $0.0001 per share;

●	“private shares” means the shares of Goal Common Stock sold as part of the private units in a private placement in connection with the IPO;

●	“private warrants” means the warrants to purchase shares of Goal Common Stock purchased in a private placement in connection with the IPO;

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●	“private units” means the units purchased from Goal by the Sponsor in a private placement in connection with the IPO, each of which includes one share of Goal Common Stock and one warrant exercisable for one share of Goal Common Stock;

●	“Proposed Bylaws” means the Amended and Restated Bylaws of Digital Virgo to be adopted by the shareholders’ meeting of Digital Virgo at Closing;

●	“public shares” means the shares of Goal Common Stock included in the public units sold in the IPO (whether they were purchased in such offering or thereafter in the secondary market, and including the shares included as part of the additional public units sold in connection with the underwriters’ election to exercise their over-allotment option in full);

●	“public stockholders” means the holders of Goal’s public shares, whether acquired in Goal’s IPO or acquired in the secondary market;

●	“public units” means the units sold in the IPO;

●	“public warrants” means the warrants included in the public units sold in the IPO, each of which is exercisable for one share of Goal Common Stock, in accordance with its terms;

●	“Regulation S-K” means Regulation S-K under the Securities Act;

●

“Reincorporation Proposal” means a proposal to approve and adopt the Merger Agreement, and to approve Goal’s reincorporation from a Delaware corporation to a Nevada corporation through a merger with its wholly-owned subsidiary, Goal Nevada, in which Goal Nevada is the surviving corporation;

●	“Representative Shares” means the 150,000 shares of Goal Common Stock issued to EarlyBirdCapital and its designees with a par value of $0.0001 per share in connection with the IPO;

●

“Reverse Share Split” means, at the Closing, (i) the reverse share split of all of the existing ordinary shares of Digital Virgo pursuant to a 10 to 26 conversion parity, including the shares purchased by the PIPE Investors in the PIPE Investment, (ii) the change of the par value of all such existing shares of Digital Virgo from €0.10 to €0.26 and (iii) the change of name of all such existing shares to Digital Virgo Class A Ordinary Shares;

●	“SEC” means the United States Securities and Exchange Commission;

●	“Securities Act” means the Securities Act of 1933, as amended;

●	“Share Sale” means, in connection with the PIPE Investment, the sale by the Digital Virgo Shareholders to the PIPE Investors of an aggregate of 12,500,000 Digital Virgo Class A Ordinary Shares for $10.00 per share pursuant to the PIPE Purchase Agreements;

●	“special meeting” means the meeting to be held on [●], 2023, at [●] a.m., Eastern Time at [●] in lieu of the 2023 annual meeting of the stockholders of Goal;

●	“Sponsor” means Goal Acquisitions Sponsor LLC, a Delaware limited liability company;

●	“Sponsor Earnout Shares” means 1,293,750 Digital Virgo Class C Preferred Shares which will be issued to and deposited with the Escrow Agent at Closing, which will be disbursed to the Sponsor after the Closing if a share price milestone is met. The Sponsor Earnout Shares will be converted into Digital Virgo Class A Shares with full voting rights as of their respective date of disbursement by the Escrow Agent to the Sponsor;

●	“Sponsor Support Agreement” means that certain Sponsor Support Agreement, dated as of November 17, 2022, by and among the Sponsor, certain individuals, Goal and IODA, which was amended and restated in its entirety pursuant to the A&R Sponsor Support Agreement;

●	“Subsidiary” means, with respect to a person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such person;

●	“Transactions” means, collectively, the Business Combination, including the Reincorporation Merger, the Exchange and the other transactions contemplated by the Business Combination Agreement, the Merger Agreement and the Ancillary Agreements;

●	“Transfer Agent” means Continental Stock Transfer & Trust Company;

●	“trust account” means the Company’s trust account;

●	“Units” means the private units and the public units of Goal;

●	“warrants” means the public warrants and the private warrants, as applicable;

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes statements that are, or may be deemed to be, “forward-looking statements” within the meaning of the U.S. federal securities laws, including statements under the headings “Summary of the Proxy Statement,” “Risk Factors,” “Goal’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Digital Virgo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” are statements of future expectations and other forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “opportunity,” “plan,” “potential,” “predict,” “projected,” “should,” “strategy,” “suggests,” “targets,” “will,” “will be” or “would” or similar expressions or the negatives thereof, or other variations thereof, or comparable terminology, or by discussions of strategy, plans or intentions. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this proxy statement/prospectus and include statements regarding the intentions, beliefs or current expectations of Goal’s or Digital Virgo’s management teams concerning, among other things, their respective results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which they operate.

You are cautioned that forward-looking statements are not guarantees of future performance and that Goal’s and Digital Virgo’s actual results of operations, financial condition and liquidity, and the development of the industry in which Digital Virgo operates, may differ materially from those made in or suggested by the forward-looking statements contained in this proxy statement/prospectus. In addition, even if Goal’s and Digital Virgo’s results of operations, financial condition and liquidity, and the development of the industry in which Digital Virgo operates are consistent with the forward-looking statements contained in this proxy statement/prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

By their nature, forward-looking statements involve known and unknown risks, uncertainties and other factors because they relate to events and depend on circumstances that may or may not occur in the future. Forward-looking statements are not guarantees of future performance and Goal’s and Digital Virgo’s actual financial condition, results of operations and cash flows. The development of the industry in which Digital Virgo operates may differ materially from (and be more negative than) those made in, or suggested by, the forward-looking statements contained in this proxy statement/prospectus.

These statements are based on Goal’s or Digital Virgo’s management’s current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those anticipated by such statements. You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, Digital Virgo’s actual results or performance following the Business Combination may be materially different from those expressed or implied by these forward-looking statements. Factors that could cause such differences in actual results include:

●	the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the BCA;

●	the outcome of any legal proceedings that may be instituted against Goal or Digital Virgo following announcement of the execution of the BCA;

●	the inability to complete the Business Combination due to the failure to obtain approval of the stockholders of Goal of the Business Combination or to satisfy other conditions to the Closing in the BCA, or the failure to complete the Business Combination for any reason within the completion window;

●	the amount of cash available in Goal’s trust account, after deducting the amount required to satisfy Goal’s obligations to its stockholders (if any) that exercise their rights to redeem their public shares, repayment of Goal’s working capital loans, if any, and effecting the Business Combination, including payment of the Cash Amount (but prior to the payment of the EarlyBirdCapital Advisory Fee and any transaction expenses of Digital Virgo and Goal), plus any amounts delivered to Goal or Digital Virgo at or prior to the Closing pursuant to any investments, may not be sufficient to satisfy the Minimum Cash Condition, in which case the Business Combination may not be able to be completed unless such condition is waived by Digital Virgo;

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●	Digital Virgo’s ability to enter into agreements with telecommunications companies, content providers, and end users of its mobile payment services;

●	Digital Virgo’s dependence on advertising networks on the internet and mobile devices and the impact of recent changes in demand for internet and mobile advertising;

●	risks associated with operating internationally, including currency risks and legal, compliance, and execution risks of operating internationally;

●	risks associated with the competitiveness of the mobile payment and targeted online advertising markets;

●	risks associated with the regulation of targeted advertising, payment services, telecommunications, and the processing of personal data;

●	the volatility of economic conditions in emerging markets where Digital Virgo conducts business;

●	risks associated with the development of mobile networks upon which Digital Virgo relies in conducting its business;

●	Digital Virgo’s ability to manage its rapid growth;

●	Digital Virgo’s ability to keep pace with technological innovations in the mobile payment services and targeted online advertising sectors;

●	risks associated with Digital Virgo’s acquisitions and geographic expansion strategy;

●	Digital Virgo’s ability to maintain favorable terms with its key suppliers;

●	risks associated with the non-recovery of receivables from customers;

●	risks associated with the non-recovery of debts from telecom operators or aggregators;

●	risks associated with Digital Virgo’s business relationships with telecom operators and advertising clients;

●	Digital Virgo’s ability to obtain content under attractive conditions;

●	the ability of Digital Virgo or the Combined Company to obtain equity or other financing in connection with the proposed Business Combination or in the future;

●	the inability to obtain the listing of Digital Virgo’s Class A Ordinary Shares on the Nasdaq following the Exchange;

●	costs related to the Business Combination;

●	changes in applicable laws or regulations;

●	the impact of the COVID-19 pandemic;

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●	the effects of inflation and changes in interest rates;

●	a financial or liquidity crisis; geopolitical factors, including, but not limited to, the Russian invasion of Ukraine;

●	the risk of global and regional economic downturns;

●	foreign currency, interest rate, exchange rate and commodity price fluctuations;

●	various environmental requirements;

●	retention or recruitment of executive and senior management and other key employees;

●	the possibility that Goal or Digital Virgo may be adversely affected by other economic, business, and/or competitive factors;

●	the ability of the Digital Virgo to maintain an effective system of internal controls over financial reporting;

●	the ability of the Digital Virgo to achieve and maintain profitability in the future;

●	the ability of the Digital Virgo to access sources of capital to finance operations and growth;

●	the success of strategic relationships with third parties; and

●	and other risks and uncertainties described in this proxy statement/prospectus, including those under “Risk Factors.”

The Company and Digital Virgo undertake no obligations to update publicly or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, other than as required by law.

The foregoing factors and others described under “Risk Factors” should not be construed as exhaustive. There are other factors that may cause our actual results to differ materially from the forward-looking statements contained in this proxy statement/prospectus. Moreover, new risks emerge from time to time and it is not possible for the Company and Digital Virgo to predict all such risks. The Company and Digital Virgo cannot assess the impact of all risks on their respective business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. The Company and Digital Virgo urge you to read the sections of this proxy statement/prospectus entitled “Summary of the Proxy Statement,” “Risk Factors,” “Goal’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Digital Virgo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” for a more complete discussion of the factors that could affect their respective future performance and the industry in which they operate.

The forward-looking statements are based on plans, estimates and projections as they are currently available to the management of the Company and Digital Virgo, and neither undertakes any obligation, and neither expects, to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to the Company and Digital Virgo or to persons acting on behalf of the Company and Digital Virgo are expressly qualified in their entirety by the cautionary statements referred to above and contained elsewhere in this proxy statement/prospectus.

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SUMMARY TERM SHEET

This summary term sheet, together with the sections entitled “Questions and Answers for Stockholders of Goal” and “Summary of the Proxy Statement/Prospectus,” summarizes certain information contained in this proxy statement/prospectus, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the attached Annexes, for a more complete understanding of the matters to be considered at the special meeting. In addition, for definitions used commonly throughout this proxy statement/prospectus, including this summary term sheet, please see the section entitled “Certain Defined Terms.”

●	Goal is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

●	There are currently 16,832,607 shares of our common stock outstanding, held of record by [●] holders, including our Sponsor, no shares of preferred stock outstanding and 26,542,500 warrants outstanding, consisting of 25,875,000 public warrants held of record by [●] holders and 667,500 private warrants held of record by one holder, our Sponsor. Each public warrant entitles its holder to purchase one share of our common stock at an exercise price of $11.50 per share. The public warrants will become exercisable 30 days after the Closing of our Business Combination, provided that we have an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless equivalent basis under the circumstances specified in the Digital Virgo Amended and Restated Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. The public warrants expire five years after the Closing of our Business Combination or earlier upon redemption or liquidation. Once the public warrants become exercisable, we may redeem the outstanding public warrants at a price of $0.01 per warrant, if the last sale price of our common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending on the third business day before the Company sends the notice of redemption to the warrant holders. Except as otherwise provided in the Goal Warrant Agreement, the private warrants, however, are non-redeemable so long as they are held by the Sponsor or its permitted transferees. For more information regarding the warrants, please see the section entitled “Description of Securities.”

●

Prior to the Closing, Goal will reincorporate as a Nevada corporation by merging with and into its newly-formed wholly-owned subsidiary, Goal Nevada, with Goal Nevada surviving the merger (the “Reincorporation Merger”). Each Unit, share of Goal Common Stock and Goal Warrant issued and outstanding immediately prior to the effective time of the Reincorporation Merger shall be converted, respectively, into Goal Nevada Units, Goal Nevada Shares and Goal Nevada Warrants on a one-for-one basis, which will have substantially identical rights, preferences and privileges as the Units, shares of Goal Common Stock, and Goal Warrants.

●	Prior to the Closing, Digital Virgo will convert into a French public limited company (société anonyme).

●

Immediately prior to the Closing, Digital Virgo and the Digital Virgo Shareholders intend to effect the PIPE Investment, consisting of a placement of ordinary shares of Digital Virgo, outstanding and to be issued, to the PIPE Investors, through both primary and secondary offerings for an expected aggregate amount of $140,000,000, provided that the PIPE Investors would receive at the Closing, after giving effect to the Reverse Share Split, an expected aggregate of 14,000,000 Digital Virgo Class A Ordinary Shares for a price of $10.00 per Digital Virgo Class A Ordinary Share (at the time of sale of Digital Virgo Class A Ordinary Shares during the PIPE Investment, prior to the Reverse Share Split, Digital Virgo intends to sell approximately 36,400,003 Digital Virgo Class A Ordinary Shares for an aggregate price of approximately $140,000,000).

●

Immediately after the placement of the PIPE Investment, at the Closing, Digital Virgo will (i) effect a reverse share split of all of its existing shares pursuant to a 10 to 26 conversion parity, including the shares purchased by the PIPE Investors in the PIPE Investment, (ii) change the par value of all such existing shares from €0.10 to €0.26 and (iii) rename all such existing shares to Digital Virgo Class A Ordinary Shares.

●

Immediately after the completion of the Reverse Share Split, at the Closing, the Digital Virgo Class A Ordinary Shares held by IODA, the controlling shareholder of Digital Virgo, will be converted into Digital Virgo Class B Preferred Shares, par value €0.26 per share, on a one-for-one basis, with such shares having identical rights to the Digital Virgo Class A Ordinary Shares except that the Digital Virgo Class B Preferred Shares will have two votes for each share.

The conversion of Digital Virgo into a French public limited company (société anonyme), the PIPE Investment, the Reverse Share Split and the conversion of the Digital Virgo Class A Ordinary Shares held by IODA into Digital Virgo Class B Preferred Shares shall together form the steps of the DV Reorganization.

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●

At the Closing, (i) pursuant to articles of exchange that will be filed with the Nevada Secretary of State in accordance with the Nevada Revised Statutes, each issued and outstanding Goal Nevada Share will be exchanged for one Digital Virgo Class A Ordinary Share by means of a statutory share exchange under Nevada law (the “Exchange”), and (ii) each Goal Nevada Warrant will be automatically exchanged for one Digital Virgo Warrant pursuant to the Goal Warrant Agreement and the Digital Virgo Warrant Assumption Agreement. All outstanding Goal Nevada Units will be separated into their underlying securities immediately prior to the Exchange.

●

In addition, at the Closing, (i) 5,000,000 DV Earnout Shares will be issued to and deposited with the Escrow Agent and will be disbursed to the Digital Virgo Shareholders, in whole or in part, after the Closing, if both an earnout milestone based on “EBITDA” (as defined in the Business Combination Agreement) and a share price milestone are met and (ii) 1,293,750 Sponsor Earnout Shares will be issued to and deposited with the Escrow Agent and will be disbursed to the Sponsor after the Closing, if a share price milestone is met. The DV Earnout Shares and the Sponsor Earnout Shares will have identical rights to the Digital Virgo Class A Ordinary Shares except that they will have no voting rights. If and when the Earnout Shares are released from escrow to the Digital Virgo Shareholders or the Sponsor, as applicable, such shares shall be automatically converted into Digital Virgo Class A Ordinary Shares, on a one-for-one basis, with full voting rights as of their respective date of disbursement by the Escrow Agent.

The following table summarizes the sources and uses of funds for the Business Combination. These figures assume that 40.9% of public stockholders of Goal exercise their redemption rights in connection with the Business Combination. If the actual facts are different from these assumptions, the below figures will be different.

Sources			Uses
Digital Virgo Shareholders Equity	$277,000,000		Digital Virgo Shareholders Equity	$277,000,000
Cash and investment held in trust account	$58,000,000	(1)	Cash to Digital Virgo Shareholders	$125,000,000	(2)
PIPE Investment	$140,000,000	(2)	Estimated Transaction Costs	$23,000,000	(4)
CCOD	$50,000,000	(3)	Cash available to the Company	$100,000,000
Total sources	$525,000,000		Total uses	$525,000,000

(1)	Assumes 40.9% of shares of Goal Common Stock are redeemed by the public stockholders in connection with the Business Combination. For every 100,000 shares of Goal Common Stock that are redeemed, the total sources and total uses would be reduced by approximately $1 million to satisfy such redemption obligations to Goal’s public stockholders.

(2)	Using commercially reasonable best efforts, Digital Virgo anticipates raising at least $140 million in PIPE financing to close concurrently with the Business Combination, of which $125 million would be a secondary offering.

(3)	Using commercially reasonable best efforts, Digital Virgo anticipates securing $50 million in committed capital on demand financing after the Closing. Additional PIPE financing or cash retained in the trust account would reduce the $50 million of capital anticipated to be raised using the CCOD.

(4)	Includes the EarlyBirdCapital Advisory Fee and Digital Virgo and Goal’s estimated transaction expenses (which includes the Advisory Fees, regulatory fees, legal fees, accounting fees, printer fees and other professional fees) of approximately $14 million.

The table below presents the trust value per share to a public stockholder that elects not to redeem across a range of varying redemption scenarios. The maximum redemption scenario represents the maximum redemptions that may occur but which would still allow for the satisfaction of the Minimum Cash Condition. This trust value per share includes the per share cost of the EarlyBirdCapital Advisory Fee.

As of March 31, 2023
Trust Value	$98,132,179
Total public shares of common stock	9,546,357
Trust Value per public share of common stock	$10.28

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	Assuming no Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Redemptions ($)	$-	$24,534,135	$49,068,280	$69,075,925
Redemptions (Shares)	-	2,386,589	4,773,179	6,719,448
EarlyBirdCapital Advisory Fee	$9,056,250	$9,056,250	$9,056,250	$9,056,250
Cash left in trust account post redemption minus EarlyBirdCapital Advisory Fee(1)	$89,075,929	$64,541,794	$40,007,649	$20,000,004
Public shares of common stock post redemption	9,546,357	7,159,768	4,773,178	2,826,909
Trust Value Per Public Share	$9.33	$9.01	$8.38	$7.07

(1)	Does not include certain other fees, costs and expenses (including the Advisory Fees, regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that will be incurred by the Company and Digital Virgo in connection with the Business Combination, estimated to be approximately $14 million.

The table below presents possible sources of dilution and the extent of such dilution that non-redeeming public stockholders could experience in connection with the Closing across a range of varying redemption scenarios as compared to their ownership of shares of Goal Common Stock. The maximum redemption scenario represents the maximum redemptions that may occur but which would still allow for the satisfaction of the Minimum Cash Condition. In an effort to illustrate the extent of such dilution, the table below assumes (i) the exercise of all 25,875,000 public warrants and 667,500 private warrants and (ii) the ownership of 13,692,888 Digital Virgo Class A Ordinary Shares by Digital Virgo Shareholders and the PIPE Investors and 13,974,411 Digital Virgo Class B Preferred Shares by IODA as a result of the Digital Virgo Reorganization, but does not assume the release by the Escrow Agent of any DV Earnout Shares or Sponsor Earnout Shares.

	Assuming No Redemptions			Assuming 25% Redemptions			Assuming 50% Redemptions			Assuming Maximum Redemptions
	Shares	%		Shares	%		Shares	%		Shares	%
Public shares	9,546,357	[●]	%	7,159,768	[*]	%	4,773,178	[●]	%	2,826,909	[●]	%
Shares held by Digital Virgo Shareholders(1)	32,667,299	[●]	%	32,667,299	[*]	%	32,667,299	[●]	%	32,667,299	[●]	%
Shares issued to Goal’s Initial Stockholders(2)	8,430,000	[●]	%	8,430,000	[*]	%	8,430,000	[●]	%	8,430,000	[●]	%
Shares purchased by the PIPE Investors	[●]	[●]	%	[●]	[●]	%	[●]	[●]	%	[●]	[●]	%
Representative Shares	150,000	[●]	%	150,000	[●]	%	150,000	[●]	%	150,000	[●]	%
Shares underlying public warrants	25,875,000	[●]	%	25,875,000	[●]	%	25,875,000	[●]	%	25,875,000	[●]	%
Shares underlying private warrants	667,500	[●]	%	667,500	[●]	%	667,500	[●]	%	667,500	[●]	%
Shares outstanding (fully diluted)	[●]	100%		[●]	100%		[●]	100%		[●]	100%

(1)	Includes up to 5,000,000 DV Earnout Shares (which will be released by the Escrow Agent if a share price milestone is met), 13,974,411 Digital Virgo Class B Preferred Shares held by IODA and 13,692,888 Digital Virgo Class A Ordinary Shares held by Digital Virgo Shareholders.

(2)	Includes 6,468,750 founder shares, 667,500 private shares and 1,293,750 Sponsor Earnout Shares (which will be released by the Escrow Agent if a share price milestone is met). Does not include 646,875 founder shares that will be forfeited by the Sponsor at Closing pursuant to the A&R Forfeiture Agreement.

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The EarlyBirdCapital Advisory Fee paid in connection with services EarlyBirdCapital provided to us in connection with the Business Combination will be released to EarlyBirdCapital only on completion of the Business Combination. The EarlyBirdCapital Advisory Fee is payable if a business combination is consummated without regard to the number of public shares redeemed by holders in connection with a business combination. The following table presents the EarlyBirdCapital Advisory Fee as a percentage of the cash left in the trust following redemptions across a range of varying redemption scenarios. The maximum redemption scenario represents the maximum redemptions that may occur but which would still provide for the satisfaction of the Minimum Cash Condition.

	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
EarlyBirdCapital Advisory Fee	$9,056,250	$9,056,250	$9,056,250	$9,056,250
EarlyBirdCapital Advisory Fee as a percentage of cash left in the trust account following redemptions	9.2%	12.3%	18.5%	31.2%

●	Our management and board of directors considered various factors in determining whether to approve the Business Combination Agreement and the Business Combination. For more information about our decision-making process, see the section entitled “The Business Combination Proposal — Goal’s Board of Directors’ Reasons for the Approval of the Business Combination”.

●	Pursuant to the Current Charter, in connection with the Business Combination, holders of our public shares may elect to have their shares of Goal Common Stock redeemed for cash at the applicable redemption price per share calculated in accordance with the Current Charter. As of March 31, 2023, this would have amounted to approximately $10.28 per public share. If a holder exercises his, her, or its redemption rights, then the holder will exchange his, her, or its public shares for cash and will no longer own shares of the post-Business Combination company and will not participate in the future growth of the post-Business Combination company, if any. Such holder will be entitled to receive cash for his, her, or its public shares only if he, she, or it properly demands redemption and delivers his, her, or its shares (either physically or electronically) to the Transfer Agent at least two business days prior to the scheduled vote at the special meeting. Please see the section entitled “Special Meeting of Goal Stockholders — Redemption Rights.”

●	In addition to voting on the Business Combination Proposal, stockholders are being asked to vote on the following proposals at the special meeting:

(A)	Proposal No. 2 — The Reincorporation Proposal: A proposal to approve and adopt the Merger Agreement and to approve the Reincorporation Merger;

(B)	Proposal No. 3 — The Adjournment Proposal: A proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal and the Reincorporation Proposal or we determine that one or more of the Closing conditions under the Business Combination Agreement is not satisfied or waived. Please see sections entitled “The Business Combination Proposal” and “The Adjournment Proposal.”

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●	Unless waived by the parties to the Business Combination Agreement, and subject to applicable law, the Closing is subject to a number of conditions set forth in the Business Combination Agreement, including, among others, the receipt of certain stockholder approvals contemplated by this proxy statement/prospectus. For more information about the closing conditions to the Business Combination, please see the section entitled “The Business Combination Proposal — The Business Combination Agreement — Conditions to the Completion of the Business Combination.”

●	The Business Combination Agreement may be terminated at any time prior to the consummation of the Business Combination upon agreement of the parties thereto, or by the Company or Digital Virgo in specified circumstances. For more information about the termination rights under the Business Combination Agreement, please see the section entitled “The Business Combination Proposal — Termination; Effectiveness.

●	The Business Combination involves numerous risks. For more information about these risks, please see the section entitled “Risk Factors.”

●	When you consider the recommendation of our Board of Directors that you vote in favor of approval of the Business Combination, you should be aware that the Initial Stockholders and the Company’s directors and officers have interests in the Business Combination that may be different from, or in addition to, the interests of the Company’s other stockholders and warrant holders. These interests include:

○	The Sponsor and our officers and directors and advisors will lose their entire investment in us if we do not complete a business combination within the completion window.

○	On November 24, 2020, the Sponsor paid $25,000 in consideration for 5,750,000 founder shares, or approximately $0.004 per share, to cover certain of our offering costs in connection with the IPO. On December 16, 2020, the Company effected a dividend of .125 of a share of common stock for each outstanding share of common stock, resulting in the Sponsor holding 6,468,750 founder shares. In December 2020, the Sponsor transferred an aggregate of 2,354,000 founder shares to our officers, directors and advisors. The 6,468,750 founder shares have an aggregate market value of approximately $[●] based upon the closing per share price of $[●] on Nasdaq on [●], 2023.

○	On February 16, 2021, in connection with the closing of the IPO, the Sponsor purchased 600,000 private units from the Company at a price of $10.00 per private unit, for an aggregate purchase price of $6,000,000. On February 24, 2021, in connection with the issuance and sale of over-allotment, the Sponsor purchased 67,500 private units from the Company at a price of $10.00 per private unit, for an aggregate purchase price of $675,000. Each private unit consists of one share of common stock and one whole warrant. The 667,500 private units have an aggregate market value of approximately $[●] based upon the closing per public share price of $[●] and the public warrant price of $[●] on Nasdaq on [●], 2023. On February 7, 2023 we obtained consent of our stockholders to extend the period of time Goal has to consummate its initial business combination to March 18, 2023, subject to extension by the Board of Directors for up to five thirty-day periods. Thereafter, on March 9, 2023, April 6, 2023 and May 8, 2023 the Board of Directors voted to authorize thirty-day extensions to the period of time Goal has to consummate its initial business combination.

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○	In the event that the Company does not complete a business combination within the completion window, the 6,468,750 founder shares and 667,500 private units, for which the Sponsor has invested a total of $6,700,000 and which have an approximate aggregate market value of $[●] as of [●], 2023 (a portion of which is allocable to each of our officers and directors and advisors who made capital contributions to the Sponsor), will expire worthless, the Company may be unable to pay $1,877,895 in aggregate out-of-pocket expenses expected to be repaid by the Company to the Sponsor and our officers and directors upon consummation of the Business Combination. As of immediately prior to the Closing, the Sponsor will distribute all of its Goal Nevada shares to its members, which, assuming no redemptions, would represent approximately [●]% of our common stock on a fully diluted basis (excluding 646,875 shares that will be forfeited pursuant to the A&R Forfeiture Agreement at the Closing and including 1,293,750 shares which will be issued to the Sponsor if certain share price targets are met).

○	The Initial Stockholders have agreed to waive their redemption rights with respect to their founder shares in connection with the completion of the Business Combination. In addition, the Initial Stockholders have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if the Company fails to complete a business combination within the completion window. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if we fail to complete a business combination within the completion window. Our Initial Stockholders did not receive separate consideration for their waiver of redemption rights other than the receipt of founder shares for a nominal purchase price.

○	The nominal purchase price paid by the Initial Stockholders for the founder shares may result in significant dilution to the implied value of the public shares upon consummation of the Business Combination. In addition, the value of the founder shares following the Closing is likely to be substantially higher than the nominal price paid for them, even if the trading price of our common stock is substantially less than $10.00 per share. As a result, the Initial Stockholders are likely able to recoup their investment in us and make a substantial profit on that investment, even if our public shares have lost significant value. Accordingly, the Initial Stockholders may have an economic incentive that differs from that of our public stockholders to pursue and consummate the Business Combination rather than to liquidate and to return all of the cash in the trust account to the public stockholders, even if that business combination were with a riskier or less-established target business.

○	Following the consummation of the Business Combination, Digital Virgo will indemnify its directors and officers and will maintain a directors’ and officers’ liability insurance policy which will be consistent with other comparable public companies.

○	Upon the Closing, Jean-François Blas, Guillaume Briche, Manuel Cruz, David Falk, Alex Greystoke, Jean-Luc Linkenheld, Jon Miller, Donna Orender, Bastien Peyre, Eric Peyre, Julie Peyre, Joël Pla, and David Saab are expected to serve on Digital Virgo’s board of directors. Upon the Closing, Harvey Schiller, BNP Paribas Développement (represented by Gilles Poncet) and [●] are expected to serve as board observers on Digital Virgo’s board of directors. As such, in the future they may receive any cash fees, stock options or stock awards that Digital Virgo and its board of directors determine to pay to its directors.

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●	In connection with the Business Combination Agreement, we entered into the A&R Investor Rights Agreement, which will provide certain of the Company’s stockholders, including the Initial Stockholders, with certain rights including, registration rights.

●	Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, the Company’s officers and directors are entitled to reimbursement for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. As of [●], 2023, the total aggregate amount of out-of-pocket expenses expected to be repaid by the Company upon consummation of the Business Combination is $[●].

●	In connection with the Closing, the Sponsor would be entitled to the repayment of any working capital loans and advances that have been made to the Company and remain outstanding. As of the date of this proxy statement/prospectus, there are approximately $1,877,895 in such working capital loans and advances outstanding. If we do not complete a business combination within the completion window, we may use a portion of our working capital held outside the trust account to repay the working capital loans, but no proceeds held in the trust account would be used to repay any working capital loans.

●	In connection with the Closing, the Sponsor may be entitled to receive 1,293,750 Sponsor Earnout Shares after the Closing, provided a share price milestone is met.

●	In order to protect the amounts held in the trust account, the Sponsor has agreed to be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below $10.00 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. We will seek to reduce the possibility that Sponsor will have to indemnify us due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business, execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account.

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QUESTIONS AND ANSWERS FOR STOCKHOLDERS OF GOAL

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the special meeting and the proposals to be presented at the special meeting, including with respect to the Business Combination. The following questions and answers do not include all the information that is important to our stockholders. Stockholders are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the Business Combination and the voting procedures for the special meeting.

Q:	Why am I receiving this proxy statement/prospectus?

A:	Our stockholders are being asked to consider and vote upon a proposal to adopt the Business Combination Agreement and approve the Transactions contemplated thereby, including the Business Combination, among other proposals. As contemplated by the terms of the Business Combination Agreement, the parties will effect a series of transactions as follows:

●	Prior to the Closing, Goal will reincorporate as a Nevada corporation by merging with and into its newly-formed wholly-owned subsidiary, Goal Nevada, with Goal Nevada surviving the merger. Each Unit, share of Goal Common Stock and Goal Warrant issued and outstanding immediately prior to the effective time of the Reincorporation Merger shall be converted, respectively, into Goal Nevada Units, Goal Nevada Shares and Goal Nevada Warrants on a one-for-one basis, which will have substantially identical rights, preferences and privileges as the Units, shares of Goal Common Stock, and Goal Warrants.

●	Prior to the Closing, Digital Virgo will convert into a French public limited company (société anonyme).

●	Immediately prior to the Closing, Digital Virgo and the Digital Virgo Shareholders intend to effect the PIPE Investment, consisting of a placement of ordinary shares of Digital Virgo, outstanding and to be issued, to the PIPE Investors, through both primary and secondary offerings for an expected aggregate amount of $140,000,000, provided that the PIPE Investors would receive at the Closing, after giving effect to the Reverse Share Split, an expected aggregate of 14,000,000 Digital Virgo Class A Ordinary Shares for a price of $10.00 per Digital Virgo Class A Ordinary Share, after completion of the DV Reorganization (at the time of sale of Digital Virgo Class A Ordinary Shares during the PIPE Investment, prior to the Reverse Share Split, Digital Virgo intends to sell approximately 36,400,003 Digital Virgo Class A Ordinary Shares for an aggregate price of approximately $140,000,000).

●

Immediately after the placement of the PIPE Investment, at the Closing, Digital Virgo will (i) effect a reverse share split of all of its existing shares pursuant to a 10 to 26 conversion parity, including the shares purchased by the PIPE Investors in the PIPE Investment, (ii) change the par value of all such existing shares from €0.10 to €0.26 and (iii) rename all such existing shares to Digital Virgo Class A Ordinary Shares.

●

Immediately after the completion of the Reverse Share Split, at the Closing, the Digital Virgo Class A Ordinary Shares held by IODA, the controlling shareholder of Digital Virgo, will be converted into Digital Virgo Class B Preferred Shares, par value €0.26 per share, on a one-for-one basis, with such shares having identical rights to the Digital Virgo Class A Ordinary Shares except that the Digital Virgo Class B Preferred Shares will have two votes for each share.

The conversion of Digital Virgo into a French public limited company (société anonyme), the PIPE Investment, the Reverse Share Split and the conversion of the Digital Virgo Class A Ordinary Shares held by IODA into Digital Virgo Class B Preferred Shares shall together form the steps of the DV Reorganization.

●	At the Closing, (i) pursuant to articles of exchange that will be filed with the Nevada Secretary of State in accordance with the Nevada Revised Statutes, each issued and outstanding Goal Nevada Share will be exchanged for one Digital Virgo Class A Ordinary Share by means of a statutory share exchange under Nevada law and (ii) each Goal Nevada Warrant will be automatically exchanged for one Digital Virgo Warrant pursuant to the Goal Warrant Agreement and the Digital Virgo Warrant Assumption Agreement. All outstanding Goal Nevada Units will be separated into their underlying securities immediately prior to the Exchange.

●	In addition, at the Closing, (i) 5,000,000 DV Earnout Shares will be issued and deposited with the Escrow Agent and will be disbursed to the Digital Virgo Shareholders, in whole or in part, after the Closing, if both an earnout milestone based on “EBITDA” (as defined in the Business Combination Agreement) and a share price milestone are met and (ii) 1,293,750 Sponsor Earnout Shares will be issued to and deposited with the Escrow Agent and will be disbursed to the Sponsor after the Closing, if a share price milestone is met. The DV Earnout Shares and the Sponsor Earnout Shares will have identical rights to the Digital Virgo Class A Ordinary Shares except that they will have no voting rights. If and when the Earnout Shares are released from escrow to the Digital Virgo Shareholders or the Sponsor, as applicable, such shares shall be automatically converted into Digital Virgo Class A Ordinary Shares, on a one-for-one basis, with full voting rights as of their respective date of disbursement by the Escrow Agent.

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

The Goal Common Stock, warrants and Units are currently listed on Nasdaq under the symbols “PUCK,” “PUCKW,” and “PUCKU,” respectively. After the Reincorporation Merger, the Goal Nevada Units, Goal Nevada Shares and Goal Nevada Warrants will be listed on Nasdaq under the symbols “PUCKU,” “PUCK,” and “PUCKW,” respectively. Digital Virgo intends to apply to list the Digital Virgo Class A Ordinary Shares and Digital Virgo Warrants on Nasdaq under the symbols “DVGR” and “DVGRW,” respectively, in connection with the Closing. All outstanding Goal Nevada Units will be separated into their underlying securities immediately prior to the Effective Time. Accordingly, Digital Virgo will not have any units following consummation of the Business Combination.

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This proxy statement/prospectus and its Annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the special meeting. You should read this proxy statement/prospectus and its Annexes carefully and in their entirety. This document also constitutes a prospectus of Digital Virgo with respect to the Digital Virgo Class A Ordinary Shares and Digital Virgo Warrants issuable in connection with the Business Combination.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its Annexes.

Q:	When and where is the special meeting?

A:	The special meeting will be held on [●], 2023, at [●] a.m., Eastern Time at [●].

The special meeting will be a virtual meeting conducted exclusively via live webcast. You will be able to attend the special meeting online, vote, view the list of stockholders entitled to vote at the special meeting and submit your questions during the special meeting by visiting [●]. To participate in the virtual meeting, you will need a 12-digit control number assigned by Continental Stock Transfer & Trust Company. The meeting webcast will begin promptly at [●] a.m., Eastern Time. We encourage you to access the meeting prior to the start time and you should allow ample time for the check-in procedures. Because the special meeting will be a completely virtual meeting, there will be no physical location for stockholders to attend.

Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual special meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to [●]. Beneficial stockholders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the special meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual special meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five business days prior to the meeting date in order to ensure access.

Q:	What are the specific proposals on which I am being asked to vote at the special meeting?

A:	At the special meeting, you will be asked to consider and vote upon the following proposals:

(1)	Proposal No. 1 — The Business Combination Proposal: A proposal to approve and adopt the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and to approve the Business Combination, including the Exchange;

(2)	Proposal No. 2 — The Reincorporation Proposal: A proposal to approve and adopt the Merger Agreement and to approve the Reincorporation Merger; and

(3)	Proposal No. 3 — The Adjournment Proposal: A proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal and the Reincorporation Proposal or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived.

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Q:	Why is the Company providing stockholders with the opportunity to vote on the Business Combination?

A:	Under the Current Charter, we must provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of our initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, we have elected to provide our stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote, rather than a tender offer. Therefore, we are seeking to obtain the approval of our stockholders of the Business Combination Proposal in order to allow our public stockholders to effectuate redemptions of their public shares in connection with the Closing. The adoption of the Business Combination Agreement is required under Delaware law and the approval of the Business Combination is required under the Current Charter. In addition, such approval is also a condition to the Closing under the Business Combination Agreement. In addition, under the DGCL and under the NRS, the Reincorporation Merger requires stockholder approval and under the NRS the share exchange requires stockholder approval, which will be obtained from Goal, as the sole stockholder of Goal Nevada prior to the effectuation of the Reincorporation Merger, conditioned upon approval by the Goal stockholders of the Business Combination Proposal and the Reincorporation Proposal at the special meeting.

Q:	What will happen in the Business Combination?

A:	Pursuant to the Business Combination Agreement, subject to the satisfaction or waiver of certain conditions set forth therein, a series of related transactions occurred, or will occur, including the following (the transactions contemplated by the Business Combination Agreement):

●	Prior to the Closing, Goal will reincorporate as a Nevada corporation by merging with and into its newly-formed wholly-owned subsidiary, Goal Nevada, with Goal Nevada surviving the merger. Each Unit, share of Goal Common Stock and Goal Warrant issued and outstanding immediately prior to the effective time of the Reincorporation Merger shall be converted, respectively, into Goal Nevada Units, Goal Nevada Shares and Goal Nevada Warrants on a one-for-one basis, which will have substantially identical rights, preferences and privileges as the Units and private units, Goal Common Stock, and Goal Warrants.

●	Prior to the Closing, Digital Virgo will convert into a French public limited company (société anonyme).

●	Immediately prior to the Closing, Digital Virgo and the Digital Virgo Shareholders intend to effect the PIPE Investment, consisting of a placement of ordinary shares of Digital Virgo, outstanding and to be issued, to the PIPE Investors, through both primary and secondary offerings for an expected aggregate amount of $140,000,000, provided that the PIPE Investors would receive at the Closing, after giving effect to the Reverse Share Split, an expected aggregate of 14,000,000 Digital Virgo Class A Ordinary Shares for a price of $10.00 per Digital Virgo Class A Ordinary Share (at the time of sale of Digital Virgo Class A Ordinary Shares during the PIPE Investment, prior to the Reverse Share Split, Digital Virgo intends to sell approximately 36,400,003 Digital Virgo Class A Ordinary Shares for an aggregate price of approximately $140,000,000).

●	Immediately after the placement of the PIPE Investment, at the Closing, Digital Virgo will (i) effect a reverse share split of all of its existing shares pursuant to a 10 to 26 conversion parity, including the shares purchased by the PIPE Investors in the PIPE Investment, (ii) change the par value of all such existing shares from €0.10 to €0.26 and (iii) rename all such existing shares to Digital Virgo Class A Ordinary Shares.

●

Immediately after the completion of the Reverse Share Split, at the Closing, the Digital Virgo Class A Ordinary Shares held by IODA, the controlling shareholder of Digital Virgo, will be converted into Digital Virgo Class B Preferred Shares, par value €0.26 per share, on a one-for-one basis, with such shares having identical rights to the Digital Virgo Class A Ordinary Shares except that the Digital Virgo Class B Preferred Shares will have two votes for each share.

The conversion of Digital Virgo into a French public limited company (société anonyme), the PIPE Investment, the Reverse Share Split and the conversion of the Digital Virgo Class A Ordinary Shares held by IODA into Digital Virgo Class B Preferred Shares shall together form the steps of the DV Reorganization.

●	At the Closing, (i) pursuant to articles of exchange filed with the Nevada Secretary of State in accordance with the Nevada Revised Statutes, each issued and outstanding Goal Nevada Share will be exchanged for one Digital Virgo Class A Ordinary Share by means of a statutory share exchange under Nevada law, and (ii) each Goal Nevada Warrant will be automatically exchanged for one Digital Virgo Warrant pursuant to the Goal Warrant Agreement and the Digital Virgo Warrant Assumption Agreement. All outstanding Goal Nevada Units will be separated into their underlying securities immediately prior to the Exchange.

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●	In addition, at the Closing, (i) 5,000,000 DV Earnout Shares will be issued to and deposited with the Escrow Agent and will be disbursed to the Digital Virgo Shareholders, in whole or in part, after the Closing, if both an earnout milestone based on “EBITDA” (as defined in the Business Combination Agreement) and a share price milestone are met and (ii) 1,293,750 Sponsor Earnout Shares will be issued to and deposited with the Escrow Agent and will be disbursed to the Sponsor after the Closing, if a share price milestone is met. The DV Earnout Shares and the Sponsor Earnout Shares will have identical rights to the Digital Virgo Class A Ordinary Shares except that they will have no voting rights. If and when the Earnout Shares are released from escrow to the Digital Virgo Shareholders or the Sponsor, as applicable, such shares shall be converted automatically into Digital Virgo Class A Ordinary Shares, on a one-for-one basis, with full voting rights as of their respective date of disbursement by the Escrow Agent.

●	Upon consummation of the Business Combination, Goal Nevada will be a direct wholly-owned subsidiary of Digital Virgo. Currently and upon the Closing, Digital Virgo is and will be a holding company. As such, Digital Virgo primarily conducts, and will continue to conduct, operations through its subsidiaries, including DV Sub.

Q:	Following the Business Combination, will the Company’s securities continue to trade on a stock exchange?

A:	Yes. We intend to apply to obtain listing of the post-Business Combination company’s shares and warrants on the Nasdaq under the symbols “DVGR” and “DVGRW,” respectively, upon the Closing.

Q:	How has the announcement of the Business Combination affected the trading price of the Company’s common stock?

A:	On November 16, 2022, the trading date before the public announcement of the Business Combination, the Company’s public units, common stock and warrants closed at $9.96, $9.93 and $0.04, respectively. On [●], 2023, the trading date immediately prior to the date of this proxy statement/prospectus, the Company’s public units, common stock and warrants closed at $[●], $[●] and $[●], respectively.

Q:	How will the Business Combination impact the shares of the Company outstanding after the Business Combination?

A:	After the Business Combination and the consummation of the Transactions contemplated thereby, existing Goal Nevada stockholders will receive shares of Digital Virgo in exchange for their existing Goal Nevada Shares and existing Goal Nevada warrant holders will have their warrants replaced by Digital Virgo Warrants exercisable in respect of shares in Digital Virgo instead of Goal Nevada Shares. The amount of Digital Virgo Class A Ordinary Shares issued and outstanding will increase to approximately [●] Digital Virgo Class A Ordinary Shares, taking into account both the Reverse Share Split and the Exchange (excluding any shares issuable upon the exercise of any warrants which may be exercisable following the Closing and assuming that no shares of common stock are redeemed, and including the Earnout Shares) as compared to the ownership of the Goal shares prior to the Closing. Additional Digital Virgo Class A Ordinary Shares may be issuable in the future as a result of the issuance of additional shares that are not currently outstanding. The issuance and sale of these shares in the public market could adversely impact the market price of Digital Virgo Class A Ordinary Shares, even if the business is doing well.

Q:	Is the Business Combination the first step in a “going private” transaction?

A:	No. The Company does not intend for the Business Combination to be the first step in a “going private” transaction. One of the primary purposes of the Business Combination is to provide a platform for Digital Virgo to access the U.S. public markets.

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Q:	What happens if the Business Combination is approved and a substantial number of the Goal public stockholders exercise their redemption rights?

A:	Goal stockholders who vote in favor of the Business Combination may also nevertheless exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public stockholders are reduced as a result of redemptions by public stockholders. The consummation of the Business Combination is conditioned upon, among other things, on, among other things, on the “Available Cash” being at least $20,000,000, although this condition may be waived by Digital Virgo. “Available Cash” as defined as the amount released from Goal’s trust account, after giving effect to any redemptions of public shares, repayment of Goal’s working capital loans, if any, and the Business Combination, including payment of the Cash Amount, but without giving effect to payment of any of the parties’ transaction expenses, plus any amounts delivered to Goal or Digital Virgo at or prior to the Closing pursuant to any investment.

For more information, please see the sections entitled “Summary of the Proxy Statement/Prospectus — Ownership of the Company following the Business Combination and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

The table below presents the trust value per share to a public stockholder that elects not to redeem across a range of varying redemption scenarios. The maximum redemption scenario represents the maximum redemptions that may occur but which would still allow for the satisfaction of the Minimum Cash Condition. This trust value per share includes the per share cost of the EarlyBirdCapital Advisory Fee.

As of March 31, 2023
Trust Value	$98,132,179
Total public shares of common stock	9,546,357
Trust Value per public share of common stock	$10.28

	Assuming no Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
Redemptions ($)	$-	$24,534,135	$49,068,280	$69,075,925
Redemptions (Shares)	-	2,386,589	4,773,179	6,719,448
EarlyBirdCapital Advisory Fee	$9,056,250	$9,056,250	$9,056,250	$9,056,250
Cash left in trust account post redemption minus EarlyBirdCapital Advisory Fee(1)	$89,075,929	$64,541,794	$40,007,649	$20,000,004
Public shares of common stock post redemption	9,546,357	7,159,768	4,773,178	2,826,909
Trust Value Per Public Share	$9.33	$9.01	$8.38	$7.07

(1)	Does not include certain other fees, costs and expenses (including the Advisory Fees, regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that will be incurred by the Company and Digital Virgo in connection with the Business Combination, estimated to be approximately $14 million.

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The table below presents possible sources of dilution and the extent of such dilution that non-redeeming public stockholders could experience in connection with the Closing across a range of varying redemption scenarios as compared to their ownership of shares of Goal Common Stock. The maximum redemption scenario represents the maximum redemptions that may occur but which would still allow for the satisfaction of the Minimum Cash Condition. In an effort to illustrate the extent of such dilution, the table below assumes (i) the exercise of all 25,875,000 public warrants and 667,500 private warrants and (ii) the ownership of 13,692,888 Digital Virgo Class A Ordinary Shares by Digital Virgo Shareholders and the PIPE Investors and 13,974,411 Digital Virgo Class B Preferred Shares by IODA as a result of the Digital Virgo Reorganization, but does not assume the release by the Escrow Agent of any DV Earnout Shares or Sponsor Earnout Shares.

	Assuming No Redemptions			Assuming 25% Redemptions			Assuming 50% Redemptions			Assuming Maximum Redemptions
	Shares	%		Shares	%		Shares	%		Shares	%
Public shares	9,546,357	[●]	%	7,159,768	[*]	%	4,773,178	[●]	%	2,826,909	[●]	%
Shares held by Digital Virgo Shareholders(1)	32,667,299	[●]	%	32,667,299	[*]	%	32,667,299	[●]	%	32,667,299	[●]	%
Shares issued to Goal’s Initial Stockholders(2)	8,430,000	[●]	%	8,430,000	[*]	%	8,430,000	[●]	%	8,430,000	[●]	%
Shares purchased by the PIPE Investors	[●]	[●]	%	[●]	[●]	%	[●]	[●]	%	[●]	[●]	%
Representative Shares	150,000	[●]	%	150,000	[●]	%	150,000	[●]	%	150,000	[●]	%
Shares underlying public warrants	25,875,000	[●]	%	25,875,000	[●]	%	25,875,000	[●]	%	25,875,000	[●]	%
Shares underlying private warrants	667,500	[●]	%	667,500	[●]	%	667,500	[●]	%	667,500	[●]	%
Shares outstanding (fully diluted)	[●]	100%		[●]	100%		[●]	100%		[●]	100%

(1) Includes up to 5,000,000 DV Earnout Shares (which will be released by the Escrow Agent if a share price milestone is met), 13,974,411 Digital Virgo Class B Preferred Shares held by IODA and 13,692,888 Digital Virgo Class A Ordinary Shares held by Digital Virgo Shareholders.

(2) Includes 6,468,750 founder shares, 667,500 private shares, and 1,293,750 Sponsor Earnout Shares, which will be released by the Escrow Agent if a share price milestone is met. Does not include 646,875 founder shares that will be forfeited by the Sponsor at Closing pursuant to the A&R Forfeiture Agreement.

The EarlyBirdCapital Advisory Fee paid in connection with services EarlyBirdCapital provided to us in connection with the Business Combination will be released to EarlyBirdCapital only on completion of the Business Combination. The EarlyBirdCapital Advisory Fee is payable if a business combination is consummated without regard to the number of public shares redeemed by holders in connection with a business combination. The following table presents the EarlyBirdCapital Advisory Fee as a percentage of the cash left in the trust following redemptions across a range of varying redemption scenarios. The maximum redemption scenario represents the maximum redemptions that may occur but which would still provide for the satisfaction of the Minimum Cash Condition.

	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming Maximum Redemptions
EarlyBirdCapital Advisory Fee	$9,056,250	$9,056,250	$9,056,250	$9,056,250
EarlyBirdCapital Advisory Fee as a percentage of cash left in the trust account following Redemptions	9.2%	12.3%	18.5%	31.2%

Q:	What conditions must be satisfied to complete the Business Combination?

A:	There are a number of closing conditions that must be satisfied or waived in the Business Combination Agreement, including, among others, the approval of the Business Combination Proposal and the Reincorporation Proposal by the stockholders of the Company and the satisfaction of the Minimum Cash Condition. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the section entitled “The Business Combination Proposal — The Business Combination Agreement.”

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Q:	Why is the Company proposing the Adjournment Proposal?

A:	We are proposing the Adjournment Proposal to allow our Board of Directors to adjourn the special meeting to a later date or dates to permit further solicitation of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal of the Reincorporation Proposal or we determine that one or more of the Closing conditions under the Business Combination Agreement is not satisfied or waived. Please see the section entitled “The Adjournment Proposal” for additional information.

Q:	What happens if I sell my shares of common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of common stock after the record date, but before the special meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your shares of common stock because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your shares of common stock prior to the record date, you will have no right to vote those shares at the special meeting or redeem those shares for a pro rata portion of the proceeds held in our trust account.

Q:	What constitutes a quorum at the special meeting?

A:	A majority of the issued and outstanding shares of common stock entitled to vote as of the record date at the special meeting must be present, in person (which would include presence at the virtual special meeting) or represented by proxy, at the special meeting to constitute a quorum and in order to conduct business at the special meeting. Abstentions will be counted as present for the purpose of determining a quorum. Shares held by the Initial Stockholders, who currently beneficially owns approximately 42.4% of our issued and outstanding shares of common stock, will count towards this quorum. In the absence of a quorum, the chairman of the special meeting has the power to adjourn the special meeting. As of the record date for the special meeting, 8,416,304 shares of our common stock would be required to achieve a quorum.

Q:	What vote is required to approve the proposals presented at the special meeting?

A:	Approval of the Business Combination Proposal and the Reincorporation Proposal each require the affirmative vote of the majority of the shares of common stock then outstanding. Approval of the Adjournment Proposal requires the affirmative vote of holders of a majority of the votes entitled to be cast by our stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote thereon.

A stockholder’s failure to vote by proxy or to vote in person at the special meeting (which would include voting at the virtual special meeting) will not be counted towards the number of shares of common stock required to validly establish a quorum. Abstentions will be counted in connection with the determination of whether a valid quorum is established. Each of the failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting) and an abstention from voting on the Business Combination Proposal or the Reincorporation Proposal will have the same effect as a vote “AGAINST” such proposal. Each of the failure to vote by proxy or to vote in person (which would include voting at the virtual special meeting) and an abstention from voting on the Adjournment Proposal will have no effect on the outcome of any such proposal. An abstention from voting on the Adjournment Proposal will have the same effect as a vote “AGAINST” such proposal.

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Q:	What happens if the Business Combination Proposal is not approved or is otherwise not consummated?

A:

If the Business Combination Proposal is not approved or is otherwise not consummated, we will continue our operations and continue to seek a business combination. If the Business Combination Proposal is not approved and we do not consummate a business combination by the Termination Date, we will be required to dissolve and liquidate its trust account.

Q:	May the Sponsor, the Initial Stockholders or their affiliates purchase shares or public warrants in connection with the Business Combination?

A:	Our Initial Stockholders and their affiliates may purchase shares or public warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to purchase shares or public warrants in such transactions. In the event that the Sponsor, the Initial Stockholders and our directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their public shares. The purpose of any such purchases of shares could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of public warrants could be to reduce the number of public warrants outstanding. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible. In addition, if such purchases are made, the public “float” of our common stock or public warrants and the number of beneficial holders of our securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of our securities on the Nasdaq.

Q:	How many votes do I have at the special meeting?

A:	Our stockholders are entitled to one vote on each proposal presented at the special meeting for each share of common stock held of record as of [●], 2023, the record date for the special meeting. As of the close of business on the record date, there were 16,832,607 outstanding shares of our common stock.

Q:	What interests do the Sponsor and the Company’s officers and directors have in the Business Combination?

A:	When you consider the recommendation of our Board of Directors that you vote in favor of approval of the Business Combination, you should be aware that the Initial Stockholders and the Company’s directors and officers, have interests in the Business Combination that may be different from, or in addition to, the interests of the Company’s other stockholders and warrant holders. Our Board of Directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to our stockholders that they vote in favor of the proposals presented at the special meeting, including the Business Combination Proposal. Please see the section entitled “The Business Combination Proposal — Interests of Goal’s Directors and Officers in the Business Combination” for additional information.

Q:	Did the Board of Directors obtain a third-party fairness opinion in determining whether or not to proceed with the Business Combination?

A:	Yes. Goal retained Corporate Valuation Advisors to evaluate the fairness of the potential Business Combination of Goal and Digital Virgo. On November 13, 2022, Corporate Valuation Advisors rendered its oral opinion (which was subsequently confirmed in writing) to the Board of Directors as to the fairness, from a financial point of view, to Goal’s stockholders of the acquisition of Digital Virgo by means of a share acquisition pursuant to the Business Combination Agreement, as initially entered into on November 17, 2022.

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Q:	What happens if I vote against the Business Combination Proposal?

A:	If you vote against the Business Combination Proposal but the Business Combination Proposal still receives the requisite vote at the special meeting, then the Business Combination Proposal will be approved and the satisfaction or waiver of the other conditions to closing, the Business Combination will be consummated in accordance with the terms of the Business Combination Agreement.

If you vote against the Business Combination Proposal and the Business Combination Proposal does not receive the affirmative vote of the holders of a majority of the shares of common stock then outstanding, then the Business Combination Proposal will fail and we will not consummate the Business Combination.

Q:	Do I have redemption rights?

A:	Under the Current Charter, we must provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of our initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, we have elected to provide our stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote rather than a tender offer. If you are a holder of public shares, you may redeem your public shares for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the trust account as of two business days prior to the consummation of the Business Combination, including interest not previously released to us to pay our taxes, by (ii) the total number of then-outstanding public shares; provided, that, the Company will not redeem any shares of common stock issued in the IPO to the extent that the redemption would result in the Company having net tangible assets of less than $5,000,001, in which case the Business Combination would not be consummated. A public stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the shares of our common stock included in the public units sold in our IPO without the prior consent of the Company. Holders of our outstanding public warrants do not have redemption rights in connection with the Business Combination. The Sponsor and our directors and officers have agreed to waive their redemption rights with respect to any public shares they may hold in connection with the consummation of the Business Combination, and the founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on the fair value of the assets held in the trust account of approximately $98,132,179.01 as of March 31, 2023, the estimated per share redemption price would have been approximately $10.28.

You will be entitled to receive cash for any public shares to be redeemed only if you:

(a) hold public shares or (b) hold public shares through public units and you elect to separate your public units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(b) prior to 5:00 PM, New York City time, on [●], 2023 (two business days prior to the scheduled vote at the special meeting), (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to the Transfer Agent that the Company redeem your public shares for cash and (b) deliver your public shares to the Transfer Agent, physically or electronically through DTC.

Holders of public units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing.

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Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the trust account, including interest not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses) in connection with the liquidation of the trust account, unless we complete an alternative business combination within the completion window.

Q:	Can the Initial Stockholders and our officers and directors redeem their founder shares or private shares in connection with consummation of the Business Combination?

A:	No. The Initial Stockholders and our officers and directors have agreed to waive their redemption rights with respect to their founder shares in connection with the consummation of our Business Combination.

Q:	Is there a limit on the number of shares I may redeem?

A:	Yes. A public stockholder, together with any affiliate of the stockholder or any other person with whom the stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), is restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in our IPO without the prior consent of the Company. Accordingly, all shares in excess of 15% owned by a holder will not be redeemed for cash without the prior consent of the Company. On the other hand, a public stockholder who holds less than 15% of the public shares of common stock may redeem all of the public shares held by the stockholder for cash.

Q:	Is there a limit on the total number of shares that may be redeemed?

A:	Yes. The Current Charter provides that we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001, in which case the Business Combination would not be consummated. Other than this limitation, the Current Charter does not provide a specified maximum redemption threshold.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:	No. You may exercise your redemption rights whether you vote your shares of common stock for or against, or whether you abstain from voting on the Business Combination Proposal or any other proposal described by this proxy statement/prospectus.

Q:	How do I exercise my redemption rights?

A:	In order to exercise your redemption rights, you must: (i) (a) hold public shares or (b) hold public shares through public units and you elect to separate your public units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and (ii) prior to 5:00 PM, New York City time, on [●], 2023 (two business days prior to the scheduled vote at the special meeting), (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to the Transfer Agent that the Company redeem your public shares for cash and (b) deliver your public shares to the Transfer Agent, physically or electronically through DTC. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing.

The Transfer Agent’s address is as follows:

Continental Stock Transfer & Trust Company
1 State Street
New York, NY 10004

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Please check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of common stock. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his, her, or its or any other person with whom he, she, or it is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the shares of common stock included in the public units sold in our IPO without the prior consent of the Company, which we refer to as the “15% threshold.” Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash without the prior consent of the Company.

Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either tender their shares to our Transfer Agent prior to the date set forth in these proxy materials, or up to two business days prior to the scheduled vote on the proposal to approve the Business Combination at the special meeting, or to deliver their shares to the Transfer Agent electronically using DTC’s Deposit/Withdrawal At Custodian (DWAC) system, at the stockholder’s option. The requirement for physical or electronic delivery prior to the special meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the Business Combination is approved.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a tendering broker a fee and it is in the broker’s discretion whether or not to pass this cost on to the redeeming stockholder. However, this fee would be incurred regardless of whether or not we require stockholders seeking to exercise redemption rights to tender their shares, as the need to deliver shares is a requirement to exercising redemption rights, regardless of the timing of when delivery must be effectuated.

Q:	What are the material U.S. federal income tax consequences of exercising my redemption rights?

A:	In the event that a U.S. holder of Goal Common Stock elects to redeem his, her or its Goal Common Stock for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale or exchange under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. Whether the redemption qualifies as a sale or exchange or is treated as a distribution will depend on the facts and circumstances of each particular U.S. holder at the time such U.S. holder exercises his, her, or its redemption right. If the redemption qualifies as a sale or exchange of Goal Common Stock, the U.S. holder generally will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. holder’s adjusted tax basis in the Goal Common Stock surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period in the Goal Common Stock redeemed exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. For a more detailed discussion of the U.S. federal income tax consequences of exercising your redemption rights, including for the U.S federal income tax consequences for warrant holders and non-U.S. holders, see the section entitled “Material U.S. Federal Income Tax Considerations.” The discussion of the U.S. federal income tax consequences contained in this proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all of the U.S. federal income tax considerations that are applicable to you in respect of exercising the redemption rights, nor does it address any tax considerations arising under U.S. state or local or non-U.S. tax laws. We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

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Q:	What are the material U.S. federal income tax consequences of the Business Combination to holders of Goal Common Stock and/or the Goal Warrants?

A:	Subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Considerations” the exchange of Goal Nevada Shares for shares of the Combined Company pursuant to the Business Combination is intended to qualify as a tax-deferred exchange for U.S. federal income tax purposes under Section 351 of the Code. Further, as described in “Material U.S. Federal Income Tax Considerations,” it is expected that the exchange of Goal Nevada Warrants for Digital Virgo Warrants will be a taxable exchange. As further described in “Material U.S. Federal Income Tax Considerations,” we intend to take the position that the Combined Company satisfies the requirements of Section 7874 and Section 367 of the Code such that the Combined Company and holders of shares of the Combined Company and/or the Digital Virgo Warrants will not experience adverse tax consequences under those Code Sections as a result of the Business Combination. For a more detailed discussion of the U.S. federal income tax consequences of the Business Combination, including for the U.S. federal income tax consequences for non-U.S. holders, see the section entitled “Material U.S. Federal Income Tax Considerations.” The discussion of the U.S. federal income tax consequences contained in this proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all of the U.S. federal income tax considerations that are applicable to you in respect of the Business Combination, nor does it address any tax considerations arising under U.S. state or local or non-U.S. tax laws. We urge you to consult your tax advisors regarding the tax consequences of the Business Combination to you.

Q:	Do I have dissenter’s or appraisal rights if I object to the Reincorporation Merger or the Business Combination?

A:	No. Dissenter’s or appraisal rights are not available to holders of our common stock in connection with the Business Combination or the Reincorporation Merger. In addition, the Closing is conditioned on dissenter’s rights under Nevada law being unavailable in connection with the share exchange contemplated by the Business Combination pursuant to NRS 92A.390.

Q:	What happens to the funds held in the trust account upon consummation of the Business Combination?

A:	If the Business Combination is consummated, the funds held in the trust account will be used to: (i) pay our stockholders who properly exercise their redemption rights and (ii) pay $9,056,250 constituting the EarlyBirdCapital Advisory Fee. The funds held in the trust account will not be used to pay certain other fees, costs and expenses (including the Advisory Fees, regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred by the Company and Digital Virgo in connection with the Business Combination, estimated to be approximately $14 million.

Q:	When is the Business Combination expected to be completed?

A:	The Closing is expected to take place in the [second quarter of 2023], subject to the satisfaction or waiver of the conditions described in the section entitled “The Business Combination Proposal — The Business Combination Agreement — Conditions to the Completion of the Business Combination.” The Business Combination Agreement may be terminated by the parties thereto if the Closing has not occurred by April 30, 2023 (the “BCA Termination Date”), provided that the BCA Termination Date shall be automatically extended for two (2) months if the Closing shall not have occurred by April 30, 2023. For a description of the conditions to the completion of the Business Combination, see the section entitled “The Business Combination Proposal — The Business Combination Agreement — Conditions to the Completion of the Business Combination.”

Q:	What do I need to do now?

A:	You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes, and to consider how the Business Combination will affect you as a stockholder.

You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:	If you were the record holder of shares of our common stock as of the record date, you may submit your proxy to vote such shares by mail or at the special meeting.

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To submit your proxy by mail, simply mark your proxy card, date and sign it and return it in the postage-paid envelope. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

If you vote by mail, your proxy card must be received no later than [●], 2023.

Please carefully consider the information contained in this proxy statement/prospectus and, whether or not you plan to virtually attend the special meeting, please vote by mail so that your shares will be voted in accordance with your wishes even if you later decide not to virtually attend the special meeting.

We encourage you to vote by mail. If you virtually attend the special meeting, you may also submit your vote at the special meeting via the special meeting website at [●] in which case any votes that you previously submitted by mail will be superseded by the vote that you cast at the special meeting. If your proxy is properly completed and submitted, and if you do not revoke it prior to or at the special meeting, your shares will be voted at the special meeting in the manner set forth in this proxy statement/prospectus or as otherwise specified by you. Again, your paper proxy card must be received by mail no later than 11:59 p.m., New York City time, on [●], 2023.

If your shares are held in an account at a broker, bank, or nominee (i.e., in “street name”), you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the broker, bank, or nominee. See the section entitled “Special Meeting of Goal Stockholders — Voting Shares Held in Street Name” for more information.

Q:	What is the difference between a stockholder of record and a “street name” holder?

A:	If your shares are registered directly in your name with the Transfer Agent, you are considered the stockholder of record with respect to those shares, and the proxy materials are being provided directly to you. If your shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in “street name.” The proxy materials are being provided to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:	No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all of the proposals presented to the stockholders at this special meeting will be considered non-discretionary and, therefore, your broker, bank, or nominee cannot vote your shares without your instruction on any of the proposals presented at the special meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	What will happen if I abstain from voting or fail to vote at the special meeting?

A:	At the special meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, a failure to vote or an abstention on any of the proposals at the special meeting will have the same effect as a vote “AGAINST” such proposal.

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Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:	Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the special meeting.

Q:	How can I vote my shares without attending the special meeting?

A:	If you are a stockholder of record of our common stock as of the close of business on the record date, you can vote by proxy by mail by following the instructions provided in the enclosed proxy card or at the special meeting. Please note that if you are a beneficial owner of our common stock, you may vote by submitting voting instructions to your broker, bank or nominee, or otherwise by following instructions provided by your broker, bank or nominee. Telephone and internet voting may be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank or nominee.

Q:	May I change my vote after I have returned my proxy card or voting instruction form?

A:	Yes. If you are a holder of record of our common stock as of the close of business on the record date, you can change or revoke your proxy before it is voted at the special meeting by:

●	delivering a signed written notice of revocation to our Secretary at Goal Acquisitions Corp., 12600 Hill Country Blvd, Building R, Suite 275, Bee Cave, Texas 78738, bearing a date later than the date of the proxy, stating that the proxy is revoked;

●	signing and delivering a new proxy, relating to the same shares and bearing a later date; or

●	virtually attending and voting at the special meeting and voting, although attendance at the special meeting will not, by itself, revoke a proxy.

If you are a beneficial owner of our common stock as of the close of business on the record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the special meeting?

A:	The Company will pay the cost of soliciting proxies for the special meeting. The Company has engaged Morrow to assist in the solicitation of proxies for the special meeting. The Company has agreed to pay Morrow a fee of $[●], plus disbursements, and will reimburse [●] for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of common stock for their expenses in forwarding soliciting materials to beneficial owners of common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

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Q:	Who can help answer my questions?

A:	If you have questions about the Business Combination or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

Goal Acquisitions Corp.

12600 Hill Country Blvd, Building R, Suite 275

Bee Cave, Texas 78738

Attn: Harvey Schiller

Tel: 888 717-7678

You may also contact our proxy solicitor at:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Tel: 800 662-5200

To obtain timely delivery, our stockholders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to our Transfer Agent prior to the special meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact our Transfer Agent:

Continental Stock Transfer & Trust Company
1 State Street
New York, New York 10004
Attention: [●]
Email: [●]

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SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. You should read this entire document and its annexes and the other documents to which we refer before you decide how to vote with respect to the proposals to be considered and voted on at the special meeting.

Information about the Parties to the Business Combination

Goal Acquisitions Corp.

12600 Hill Country Blvd, Building R, Suite 275

Bee Cave, Texas 78738

(888) 717-7678

Goal is a blank check company formed as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Digital Virgo Group

88 rue Paul Bert

69003 Lyon

France

+33 (0)4 37 48 23 00

Digital Virgo, a French simplified joint stock company (société par actions simplifiée) to be converted into a French public limited company (société anonyme) at Closing, is one of the world’s leading mobile payment specialists, implementing powerful monetization ecosystems for telecom operators and merchants, serving as a single destination for customers’ mobile content, entertainment, and commerce needs. Digital Virgo deploys global strategies to optimize the payment that consider strategic aspects such as localization, monetization, digital marketing, customer care or regulatory & compliance framework. Digital Virgo’s technological hub made of innovative platforms and tools enables them to respond to their partners’ main challenges of scalability, complexity and security to drive their growth while improving their users’ experience. With more than 2 billion connected users and operating in more than 40 countries, Digital Virgo’s global network of local offices allows them to roll out scalable and secure mobile commerce experiences worldwide. Currently and upon the Closing, Digital Virgo is and will be a holding company. As such, Digital Virgo primarily conducts, and will continue to conduct, operations through its subsidiaries, including DV Sub.

The Business Combination and the Business Combination Agreement

The terms and conditions of the Business Combination are contained in the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the Business Combination Agreement carefully and in its entirety, as it is the legal document that governs the Business Combination.

If the Business Combination Agreement is approved and adopted and the Business Combination is consummated, each share owned by a Goal Stockholder will be exchanged for a Goal Nevada Share which will in turn be exchanged for a Digital Virgo Class A Ordinary Share; and each Goal warrant will be amended so as to be automatically exercisable for one share of Goal Nevada, which will in turn be replaced by one Digital Virgo Warrant issued by Digital Virgo in accordance with the laws of France governing the securities issued by French companies, exercisable for a Digital Virgo Class A Ordinary Share. The Digital Virgo Shareholders will receive in cash and retain in Digital Virgo Shares a Closing Amount having a value equal to $513,000,000 plus the amount of cash that Digital Virgo has at Closing minus the amount of financial indebtedness that Digital Virgo has outstanding at Closing. Approximately $125,000,000 of the Closing Amount will be paid in cash as consideration for the sale of an expected aggregate 12,500,000 Digital Virgo Class A Ordinary Shares for $10.00 per share in connection with the PIPE Investment, provided that the cash consideration may be less than $125,000,000 so long as the sum of the amount raised in the PIPE Investment (including the Share Sale) and the amount remaining in the trust account, after giving effect to redemptions, is at least $145,000,000. The Digital Virgo Shareholders will retain an estimated [●] Digital Virgo Shares after the completion of the DV Reorganization and the completion of the Business Combination, the estimated value of which is [●]. The Digital Virgo Shareholders may also receive up to 5,000,000 DV Earnout Shares.

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Structure of the Business Combination and Reincorporation Merger

Pursuant to the terms of the Business Combination Agreement and Merger Agreement, the Business Combination and the Reincorporation Merger will be effected as follows:

●	Prior to the Closing, Goal will reincorporate as a Nevada corporation by merging with and into its newly-formed wholly-owned subsidiary, Goal Nevada, with Goal Nevada surviving the merger. Each Unit, share of Goal Common Stock and Goal Warrant issued and outstanding immediately prior to the effective time of the Reincorporation Merger will be converted, respectively, into Goal Nevada Units, Goal Nevada Shares and Goal Nevada Warrants on a one-for-one basis, which will have substantially identical rights, preferences and privileges as the Units, shares of Goal Common Stock, and Goal Warrants.

●	Prior to the Closing, Digital Virgo will convert into a French public limited company (société anonyme).

●	Immediately prior to the Closing, Digital Virgo and the Digital Virgo Shareholders intend to effect the PIPE Investment, consisting of a placement of ordinary shares of Digital Virgo, outstanding and to be issued, to the PIPE Investors, through both primary and secondary offerings for an expected aggregate amount of$140,000,000, provided that the PIPE Investors would receive at the Closing, after giving effect to the Reverse Share Split, an expected aggregate of 14,000,000 Digital Virgo Class A Ordinary Shares for a price of $10.00 per Digital Virgo Class A Ordinary Share, after completion of the DV Reorganization (at the time of sale of Digital Virgo Class A Ordinary Shares during the PIPE Investment, prior to the Reverse Share Split, Digital Virgo intends to sell approximately 36,400,003 Digital Virgo Class A Ordinary Shares for an aggregate price of approximately $140,000,000).

●	Immediately after the placement of the PIPE Investment, at the Closing, Digital Virgo will (i) effect a reverse share split of all of its existing shares pursuant to a 10 to 26 conversion parity, including the shares purchased by the PIPE Investors in the PIPE Investment, (ii) change the par value of all such existing shares from €0.10 to €0.26 and (iii) rename all such existing shares to Digital Virgo Class A Ordinary Shares.

●

Immediately after the completion of the Reverse Share Split, at the Closing, the Digital Virgo Class A Ordinary Shares held by IODA, the controlling shareholder of Digital Virgo, will be converted into Digital Virgo Class B Preferred Shares, par value €0.26 per share, on a one-for-one basis, with such shares having identical rights to the Digital Virgo Class A Ordinary Shares except that the Digital Virgo Class B Preferred Shares will have two votes for each share.

The conversion of Digital Virgo into a French public limited company (société anonyme), the PIPE Investment, the Reverse Share Split and the conversion of the Digital Virgo Class A Ordinary Shares held by IODA into Digital Virgo Class B Preferred Shares shall together form the steps of the DV Reorganization.

●	At the Closing, (i) pursuant to articles of exchange that will be filed with the Nevada Secretary of State in accordance with the Nevada Revised Statutes, each issued and outstanding Goal Nevada Share will be exchanged for one Digital Virgo Class A Ordinary Share by means of a statutory share exchange under Nevada law, and (ii) each Goal Nevada Warrant will be automatically exchanged for one Digital Virgo Warrant issued by Digital Virgo in accordance with the laws of France governing the securities issued by French companies pursuant to the Goal Warrant Agreement and the Digital Virgo Warrant Assumption Agreement. All outstanding Goal Nevada Units will be separated into their underlying securities immediately prior to the Exchange.

●	In addition, at the Closing, (i) 5,000,000 DV Earnout Shares will be issued to and deposited with the Escrow Agent and will be disbursed to the Digital Virgo Shareholders, in whole or in part, after the Closing, if both an earnout milestone based on “EBITDA” (as defined in the Business Combination Agreement) and a share price milestone are met and (ii) 1,293,750 Sponsor Earnout Shares will be issued to and deposited with the Escrow Agent and will be disbursed to the Sponsor after the Closing, if a share price milestone is met. The DV Earnout Shares and the Sponsor Earnout Shares will have identical rights to the Digital Virgo Class A Ordinary Shares except that they will have no voting rights. If and when the Earnout Shares are released from escrow to the Digital Virgo Shareholders or the Sponsor, as applicable, such shares shall be automatically converted into Digital Virgo Class A Ordinary Shares, on a one-for-one basis, with full voting rights as of their respective date of disbursement by the Escrow Agent.

Upon consummation of the Business Combination, Goal Nevada will be a direct wholly-owned subsidiary of Digital Virgo. Currently and upon the Closing, Digital Virgo is and will be a holding company. As such, Digital Virgo primarily conducts, and will continue to conduct, operations through its subsidiaries, including DV Sub.

The following diagrams illustrate in simplified terms the current structure of Goal and Digital Virgo and the expected structure of the Combined Company upon the Closing.

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Simplified Pre-Business Combination Structure

The following diagram depicts a simplified version of the current ownership structure of Goal.

Goal Acquisitions Corp.
Pre-Business Combination Structure Chart

Initial Stockholders
Public Stockholders
7,136,250 shares of common stock
25,875,000 shares of common stock
Goal Acquisitions Corp.
(Delaware Corporation)

Simplified Post-Business Combination Structure

The diagram below depicts a simplified version of the Company’s organizational structure immediately following the consummation of the Business Combination, assuming no redemptions by Goal’s public stockholders.

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Business Combination Closing Amount

In accordance with the terms and subject to the conditions of the Business Combination Agreement, the Digital Virgo Shareholders will receive in cash and retain in Digital Virgo Shares a Closing Amount having a value equal to $513,000,000 plus the amount of cash that Digital Virgo has at Closing minus the amount of financial indebtedness that Digital Virgo has outstanding at Closing. $125,000,000 of the Closing Amount will be paid in cash as consideration for the sale of an aggregate 12,500,000 Digital Virgo Class A Ordinary Shares for $10.00 per share in connection with the PIPE Investment, provided that the cash consideration may be less than $125,000,000 so long as the sum of the amount raised in the PIPE Investment (including the Share Sale) and the amount remaining in the trust account, after giving effect to redemptions, is at least $145,000,000. The Digital Virgo Shareholders will retain an estimated [●] Digital Virgo Shares after the completion of the DV Reorganization and the completion of the Business Combination, the estimated value of which is [●]. The Digital Virgo Shareholders may also receive up to 5,000,000 DV Earnout Shares.

The following table summarizes the sources and uses of funds for the Business Combination. These figures assume that 40.9% of public stockholders of Goal exercise their redemption rights in connection with the Business Combination. If the actual facts are different from these assumptions, the below figures will be different.

Sources			Uses
Digital Virgo Shareholders Equity	$277,000,000		Digital Virgo Shareholders Equity	$277,000,000
Cash and investment held in trust account	$58,000,000	(1)	Cash to Digital Virgo Shareholders (2)	$125,000,000
PIPE Investment	$140,000,000	(2)	Estimated Transaction Costs	$23,000,000	(4)
CCOD	$50,000,000	(3)	Cash available to the Company	$100,000,000
Total sources	$525,000,000		Total uses	$525,000,000

(1)	Assumes 40.9% of shares of Goal Common Stock are redeemed by the public stockholders in connection with the Business Combination. For every 100,000 shares of Goal Common Stock that are redeemed, the total sources and total uses would be reduced by approximately $1 million to satisfy such redemption obligations to Goal’s public stockholders.

(2)

Using commercially reasonable best efforts, Digital Virgo anticipates raising at least $140 million in PIPE financing to close concurrently with the Business Combination, of which $125 million would be a secondary offering.

(3)	Using commercially reasonable best efforts, Digital Virgo anticipates securing $50 million in committed capital on demand financing after the Closing. Additional PIPE financing or cash retained in the trust account would reduce the $50 million of capital anticipated to be raised using the CCOD.

(4)	Includes the EarlyBirdCapital Advisory Fee and Digital Virgo and Goal’s estimated transaction expenses (which includes the Advisory Fees, regulatory fees, legal fees, accounting fees, printer fees and other professional fees) of approximately $14 million.

Ownership of Digital Virgo following the Business Combination

As of the date of this proxy statement/prospectus, there are 16,832,607 shares of Goal Common Stock issued and outstanding, which includes 6,468,750 founder shares and 667,500 private shares held by our Initial Stockholders, 150,000 Representative Shares held by EarlyBirdCapital, and 9,546,357 shares of common stock held by the public stockholders. As of the date of this proxy statement/prospectus, there is an aggregate of 26,542,500 warrants issued and outstanding, which includes the 667,500 private warrants held by the Sponsor and 25,875,000 public warrants.

It is anticipated that, immediately following the Closing and related transactions, (1) the Digital Virgo Shareholders will own approximately [●]% of the capital and voting rights of Digital Virgo, (2) IODA will own approximately [●]% of the capital and [●]% of the voting rights of Digital Virgo, (3) existing public stockholders of Goal, including the members of the Sponsor, will own approximately [●]% of the capital and voting rights of Digital Virgo and (4) Digital Virgo will own 100% of the Goal shares. These percentages assume that no public stockholders of Goal exercise their redemption rights in connection with the Business Combination and exclude the DV Earnout Shares and Sponsor Earnout Shares.

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The following table illustrates varying ownership levels in Digital Virgo immediately following the consummation of the Business Combination based on the assumptions above.

	Assuming No Redemptions			Assuming 25% Redemptions			Assuming 50% Redemptions			Assuming Maximum Redemptions
	Shares	%		Shares	%		Shares	%		Shares	%
Public shares	9,546,357	[●]	%	7,159,768	[*]	%	4,773,178	[●]	%	2,826,909	[●]	%
Shares held by Digital Virgo Shareholders(1)	32,667,299	[●]	%	32,667,299	[*]	%	32,667,299	[●]	%	32,667,299	[●]	%
Shares issued to Goal’s Initial Stockholders(2)	8,430,000	[●]	%	8,430,000	[*]	%	8,430,000	[●]	%	8,430,000	[●]	%
Shares purchased by the PIPE Investors	[●]	[●]	%	[●]	[●]	%	[●]	[●]	%	[●]	[●]	%
Representative Shares	150,000	[●]	%	150,000	[●]	%	150,000	[●]	%	150,000	[●]	%
Shares underlying public warrants	25,875,000	[●]	%	25,875,000	[●]	%	25,875,000	[●]	%	25,875,000	[●]	%
Shares underlying private warrants	667,500	[●]	%	667,500	[●]	%	667,500	[●]	%	667,500	[●]	%
Shares outstanding (fully diluted)	[●]	100%		[●]	100%		[●]	100%		[●]	100%

(1) Includes up to 5,000,000 DV Earnout Shares (which will be released by the Escrow Agent if a share price milestone is met), 13,974,411 Digital Virgo Class B Preferred Shares held by IODA and 13,692,888 Digital Virgo Class A Ordinary Shares held by Digital Virgo Shareholders.

(2) Includes 6,468,750 founder shares, 667,500 private shares, and 1,293,750 Sponsor Earnout Shares, which will be released by the Escrow Agent if a share price milestone is met. Does not include 646,875 founder shares that will be forfeited by the Sponsor at Closing pursuant to the A&R Forfeiture Agreement.

Ancillary Agreements

In connection with the transactions contemplated by the Business Combination Agreement, the parties have also entered into, or will enter into in connection with the Closing, the following ancillary agreements.

A&R Investor Rights Agreement

Concurrently with the execution of the Business Combination Agreement, Goal, the Sponsor, Digital Virgo, the Digital Virgo Shareholders and certain stockholders of Goal entered into the A&R Investor Rights Agreement. Pursuant to the A&R Investor Rights Agreement, (i) the board of directors of Digital Virgo shall be comprised of thirteen (13) directors at and immediately following the Closing, of which, five (5) individuals shall be proposed by the Sponsor (the “Sponsor Directors”) for so long as the Sponsor and the Other Holders (who, as of the date hereof, collectively own 7,136,250 shares of Goal Common Stock) own at least 50% of the number of Digital Virgo Shares owned by the Sponsor and the Other Holders on the Closing Date (which shall be reduced to three (3) individuals if that percentage drops to 25%) and eight (8) individuals shall be proposed by the Digital Virgo Shareholders (acting through their representative, IODA) for so long as the Digital Virgo Shareholders (and their permitted transferees) own at least 50% of the number of Digital Virgo Shares owned by the Digital Virgo Shareholders on the Closing Date (which shall be reduced to five (5) individuals if that percentage drops to 25%), (ii) the board of directors of Digital Virgo shall be divided into three classes of directors, with each class serving for staggered three-year terms, provided that the Sponsor Directors shall be Class III directors, (iii) the Sponsor shall be able to propose two (2) non-voting board observers, (iv) the Digital Virgo Shareholders shall be able to propose one (1) non-voting board observer, (v) Digital Virgo will agree to undertake certain resale shelf registration obligations in accordance with the Securities Act and certain holders have been granted customary demand and piggyback registration rights, and (vi) the Digital Virgo Shareholders and the Initial Stockholders agree to a six (6) month lock-up period for their Digital Virgo Shares, subject to certain exceptions, provided that Digital Virgo Shares held by IODA will be subject to additional transfer restrictions if such transfer would result in a default or event of default under Digital Virgo’s existing credit facility.

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For additional information, see the section entitled, “The Business Combination Proposal — Ancillary Agreements — Investor Agreement.”

A&R Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, Goal, Goal Nevada, Digital Virgo, IODA, the Sponsor and certain stockholders of Goal entered into the A&R Sponsor Support Agreement pursuant to which each of the Sponsor and such Goal stockholders has agreed to, among other things, (i) vote all of its shares of common stock of Goal in favor of the Transactions and each of the other proposals presented by Goal at the special meeting of stockholders with respect to the Transactions, (ii) waive its redemption rights with respect to its shares of common stock of Goal in connection with the Transactions, and (iii) not transfer any securities of Goal until the Closing or termination of the Business Combination Agreement (except in limited circumstances).

For additional information, see the section entitled “The Business Combination Proposal — Ancillary Agreements — A&R Sponsor Support Agreement.”

A&R Forfeiture Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor and the Company entered into the A&R Forfeiture Agreement, pursuant to which the Sponsor agreed to forfeit 646,875 shares of Goal Common Stock effective as of the Closing.

For additional information, see the section entitled “The Business Combination Proposal — Ancillary Agreements — A&R Forfeiture Agreement.”

Escrow Agreement

At the Closing, Digital Virgo and the DV Shareholders Representative will enter into one or more Escrow Agreements with one or more Escrow Agents, pursuant to which the Earnout Shares will be issued to and deposited with the Escrow Agents into three (3) designated and separate escrow accounts. Digital Virgo, the DV Shareholders Representative and Goal will appoint the Escrow Agents to hold and disburse the Earnout Shares as described under the section “Consideration to the Digital Virgo Shareholders in the Business Combination” of this proxy statement/prospectus. For so long as the Earnout Shares are held by an Escrow Agent, such Earnout Shares shall not entitle the Escrow Agent to any voting rights. If and when the Earnout Shares are released to the Digital Virgo Shareholders and/or the Sponsor, the Earnout Shares will be converted into Digital Virgo Class A Ordinary Shares will full voting rights.

For additional information, see the section entitled “The Business Combination Proposal — Ancillary Agreements — Escrow Agreement.”

Goal Nevada Warrant Assumption Agreement

As of the effective time of the Reincorporation Merger, the Goal Warrants will cease to represent a right to acquire shares of Goal Common Stock and instead will represent a right to acquire Goal Nevada Shares pursuant to the terms of the Goal Warrant Agreement and the Goal Nevada Warrant Assumption Agreement, and such Goal Nevada Warrants will have substantially the same terms as the Goal Warrants as were in effect immediately prior to the effective time of the Reincorporation Merger. In connection therewith, Goal, Goal Nevada, and Continental Stock Transfer & Trust Company, as warrant agent, will enter into the Goal Nevada Warrant Assumption Agreement, pursuant to which Goal Nevada will assume, and agree to pay, perform, satisfy, and discharge in full, all of Goal’s liabilities and obligations under the Goal Warrant Agreement arising from and after the effective time of the Reincorporation Merger.

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Digital Virgo Warrant Assumption Agreement

At the Effective Time, the Goal Nevada Warrants will be exchanged for new warrants issued by Digital Virgo to acquire Digital Virgo Class A Ordinary Shares pursuant to the terms of the Goal Warrant Agreement and the Digital Virgo Warrant Assumption Agreement. The Digital Virgo Warrants will have substantially the same terms as the Goal Nevada Warrants as were in effect immediately prior to the Effective Time, except for certain changes necessary, advisable, desirable, fair to and in the best interests of Digital Virgo and its shareholders and warrant holders, in particular to conform to French law and to take into the fact that new warrants will be issued by Digital Virgo, an entity governed by the laws of France. These changes do not adversely affect the interests of the registered holders. In connection therewith, Goal Nevada, Digital Virgo, and Continental Stock Transfer & Trust Company, as warrant agent, will enter into the Digital Virgo Warrant Assumption Agreement, pursuant to which Digital Virgo will assume, and agree to pay, perform, satisfy, and discharge in full, all of Goal Nevada’s liabilities and obligations under the Goal Warrant Agreement arising from and after the Effective Time.

PIPE Purchase Agreements

Digital Virgo and the Digital Virgo Shareholders intend to enter into the PIPE Purchase Agreements with the PIPE Investors, pursuant to which, among other things, the PIPE Investors would, immediately prior to the Closing, purchase ordinary shares of Digital Virgo, outstanding and to be issued, through both primary and secondary offerings, for an expected aggregate amount of $140,000,000, and receive at the Closing, after giving effect to the Reverse Share Split, an expected aggregate of 14,000,000 Digital Virgo Class A Ordinary Shares at a purchase price of $10.00 per Digital Virgo Class A Ordinary Share (at the time of sale of Digital Virgo Class A Ordinary Shares during the PIPE Investment, prior to the Reverse Share Split, Digital Virgo intends to sell approximately 36,400,003 Digital Virgo Class A Ordinary Shares for an aggregate price of approximately $140,000,000).

Special Meeting of Stockholders and the Proposals

The special meeting will convene on [●], 2023 at 11:00 a.m., Eastern Time, exclusively in virtual format. Stockholders may attend, vote and examine the list of the Company’s stockholders entitled to vote at the special meeting by visiting [●] and entering the control number found on their proxy card, voting instruction form or notice they previously received. The purpose of the special meeting is to consider and vote on the Business Combination Proposal, the Reincorporation Proposal, and the Adjournment Proposal.

Approval of the Business Combination Proposal and the Reincorporation Proposal are conditions to the obligations of the parties to complete the Business Combination.

Only holders of record of issued and outstanding common stock as of the close of business on [●], 2023, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. The Company’s stockholders are entitled to one vote for each share of our common stock that they owned as of the close of business on the record date. If their shares are held in “street name” or are in a margin or similar account, they should contact their broker, bank or other nominee to ensure that votes related to the shares they beneficially own are properly counted. On the record date, there were 16,832,607 shares of common stock outstanding, of which 9,546,357 are public shares, 667,500 are private shares held by the Initial Stockholders, including the Sponsor, officers, directors and advisors, 6,468,750 are founder shares held by the Initial Stockholders, including the Sponsor, officers, directors, and advisors, and 150,000 shares of common stock are held by EarlyBirdCapital and its designees.

A quorum of stockholders is necessary to hold a valid meeting. A quorum will exist at the special meeting with respect to each matter to be considered at the special meeting if the holders of a majority of the outstanding shares of common stock as of the record date present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum. As of the record date for the special meeting, 8,416,304 shares of common stock would be required to achieve a quorum.

Approval of the Business Combination Proposal and the Reincorporation Proposal requires the affirmative vote of the majority of the shares of common stock then outstanding. Abstentions and broker non-votes on either proposal will have the effect of a vote against such proposal.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes entitled to be cast by the Company’s stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote thereon. Abstentions and broker non-votes on such proposal will have the effect of a vote against such proposal.

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With respect to each proposal in this proxy statement/prospectus, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

Recommendation of Goal’s Board of Directors

The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We sought to do this by utilizing the networks and industry experience of our management team, advisors and the Sponsor to identify and acquire one or more target businesses. Our Board of Directors considered and evaluated several factors in evaluating and negotiating the Business Combination and the Business Combination Agreement. After careful consideration, our Board of Directors has unanimously approved the Business Combination Agreement, the Merger Agreement and the Transactions contemplated thereby and determined that each of the Business Combination Proposal, the Reincorporation Proposal, and the Adjournment Proposal is in the best interests of the Company and its stockholders, and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals. For additional information relating to our Board of Directors’ evaluation of the Business Combination and the factors it considered in connection therewith, please see the section entitled “The Business Combination Proposal — Goal’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Opinion of Corporate Valuation Advisors.

Goal engaged Corporate Valuation Advisors, Inc. (“CVA”) to consider the proposed terms relating to the proposed Business Combination Agreement with Digital Virgo, and the consideration to be paid to holders of Goal’s Common Stock as part of the Business Combination and express its opinion as to whether the consideration to be paid to holders of Goal’s Common Stock is fair, from a financial point of view, pursuant to an engagement letter dated October 5, 2021. On November 13, 2022, CVA rendered its oral opinion (which was subsequently confirmed in writing) to Goal’s Board of Directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the consideration to be received by the Digital Virgo Shareholders as part of the Business Combination is fair to the stockholders of Goal.

The full text of CVA’s written opinion, dated as of November 15, 2022, is attached as Exhibit 10.8 to this proxy statement. CVA’s written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by CVA in rendering its opinion. You are encouraged to read the opinion carefully in its entirety.

In selecting CVA, our Board of Directors considered, among other things, the fact that CVA is a reputable valuation firm with experience in providing strategic advisory services. CVA is engaged in the valuation of businesses and their securities in connection with corporate and financial reporting purposes.

For more information, see the section of this proxy statement/prospectus captioned “The Business Combination Proposal — Opinion of Corporate Valuation Advisors, Inc.”

Regulatory Matters

At any time before or after consummation of the Business Combination, the Department of Justice Antitrust Division or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Goal cannot assure you that the Department of Justice Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, Goal cannot assure you as to its result.

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Neither Goal nor Digital Virgo is aware of any material regulatory approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any regulatory approvals or actions are required, those approvals or actions will be sought in due course. There can be no assurance, however, that any additional approvals or actions will be obtained.

Conditions to the Completion of the Business Combination

The Business Combination is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval by Goal’s stockholders of the proposals included herein other than the Adjournment Proposal and (ii) the absence of any injunctions. In addition, pursuant to the Current Charter, in no event will Goal redeem public shares in an amount that would result in the Company having net tangible assets of less than $5,000,001, in which case the Business Combination would not be consummated.

Conditions to Goal’s obligations to consummate the Business Combination include, among others that there will not have occurred a DV Material Adverse Effect after the signing of the Business Combination Agreement and Digital Virgo shall have delivered to Goal a closing certificate required under the Business Combination Agreement.

Conditions to Digital Virgo’s obligations to consummate the Business Combination include, among other things, that as of the Closing Date, there will not have occurred a Goal Material Adverse Effect after the signing of the Business Combination Agreement; Goal shall have delivered to Digital Virgo a closing certificate required under the Business Combination Agreement; the Minimum Cash Condition shall have been satisfied, and the delivery of a fully executed and binding CCOD for at least $100,000,000 (or a lesser amount as determined by Digital Virgo) of post-Closing capital meeting certain terms set forth in the Business Combination Agreement. These conditions are for the sole benefit of Digital Virgo. If such condition is not met, and such condition is not or cannot be waived under the terms of the Business Combination Agreement, then the Business Combination Agreement could terminate and the Business Combination may not be consummated.

For additional information, see the section entitled, “The Business Combination Proposal — Conditions to the Completion of the Business Combination.”

Termination

The Business Combination Agreement may be terminated at any time prior to the Closing:

i.	by mutual written consent of Goal and Digital Virgo;

ii.	upon any injunction or other Governmental Order preventing the consummation of the transactions which shall have become final and nonappealable;

iii.	upon a material breach of any representation, warranty, covenant or agreement (subject to an opportunity to cure, if such violation or breach is capable of being cured);

iv.	if the Closing has not occurred by the BCA Termination Date, provided that the BCA Termination Date shall be automatically extended for two (2) months if the Closing shall not have occurred by April 30, 2023;

v.	by Digital Virgo, if the Company fails to consummate the Transactions following the satisfaction of the conditions to the Company’s closing and Digital Virgo has irrevocably confirmed that it is ready, willing and able to consummate the Transactions;

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vi.	by Digital Virgo, if the Company fails to consummate the Transactions prior to the BCA Termination Date (as such date may be extended, if at all) as a result of the Company’s failure to satisfy the Available Cash closing condition and/or the CCOD closing condition; and

vii.	by Goal, if Digital Virgo fails to consummate the Transactions following the satisfaction of the conditions to Digital Virgo’s closing and Goal has irrevocably confirmed that it is ready, willing and able to consummate the Transactions.

Digital Virgo will be obligated to pay Goal a termination fee of $2,000,000 if the Business Combination Agreement is terminated by Goal pursuant to clause vii immediately above. Goal will be obligated to pay Digital Virgo a termination fee of $2,000,000 if the Business Combination Agreement is terminated by Digital Virgo pursuant to clauses v or vi immediately above.

For additional information, see the section entitled, “The Business Combination Proposal — Termination and Effect of Termination.”

Redemption Rights

Pursuant to the Current Charter, a holder of public shares may demand that Goal redeem such public shares for cash if the Business Combination is consummated. Holders of public shares or public units who wish to exercise their redemption rights must, (i) if they hold their public shares through public units, elect to separate their public units into the underlying public shares and warrants and (ii) prior to 5:00 PM, Eastern Time, on [●], 2023, (A) submit a written request to the Transfer Agent that Goal redeem their public shares for cash and (B) deliver their public shares to the Transfer Agent physically or electronically using DTC’s DWAC (Deposit and Withdrawal at Custodian) system. Any holder of public shares will be entitled to demand that such holder’s public shares be redeemed for a full pro rata portion of the amount then in the trust account, including interest earned on the trust account (which, for illustrative purposes, was approximately $98,132,179.01 or $10.28 per public share, as of March 31, 2023). Such amount, less any owed but unpaid taxes on the funds in the trust account, will be paid promptly upon consummation of the Business Combination.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the deadline to submitting redemption requests and thereafter, with Goal’s consent, until the Closing. If a holder delivers their public shares for redemption to the Transfer Agent and later decides to withdraw such request prior to the deadline for submitting redemption requests, the holder may request that the Transfer Agent return the shares (physically or electronically).

Any corrected or changed written demand of redemption rights must be received by the Transfer Agent prior to the vote taken on the Business Combination Proposal at the special meeting. No demand for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to the Transfer Agent prior to the deadline for submitting redemption requests.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

See the section entitled “Special Meeting of Goal Stockholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Holders of our warrants will not have redemption rights with respect to the warrants.

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No Dissenter’s or Appraisal Rights

Neither our stockholders nor warrant holders have dissenter’s or appraisal rights in connection with the Business Combination or the Reincorporation Merger under the DGCL or the NRS. In addition, the Closing is conditioned on dissenter’s rights under Nevada law being unavailable in connection with the share exchange contemplated by the Business Combination, pursuant to NRS 92A.390.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Goal has engaged Morrow to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares at the special meeting if it revokes its proxy before the special meeting. A stockholder also may change its vote by submitting a later-dated proxy as described in the section entitled “The Special Meeting — Revoking Your Proxy”.

Interests of Goal’s Directors and Officers in the Business Combination

When you consider the recommendation of our Board of Directors that you vote in favor of approval of the Business Combination, you should be aware that the Initial Stockholders and the Company’s directors and officers, have interests in the Business Combination that may be different from, or in addition to, the interests of the Company’s other stockholders and warrant holders. These interests include:

The Sponsor and our officers and directors will lose their entire investment in us if we do not complete a Business Combination within the completion window.

On November 24, 2020, the Sponsor paid $25,000 in consideration for 5,750,000 founder shares, or approximately $0.004 per share, to cover certain of our offering costs in connection with the IPO. On December 16, 2020, the Company effected a dividend of .125 of a share of common stock for each outstanding share of common stock, resulting in our Sponsor holding 6,468,750 founder shares. In December 2020, the Sponsor transferred an aggregate of 2,354,000 founder shares to our officers, directors and advisors. The 6,468,750 founder shares have an aggregate market value of approximately $[●] based upon the closing per share price of $[●] on Nasdaq on [●], 2023.

On February 16, 2021, in connection with the closing of the IPO, the Sponsor purchased 600,000 private units from the Company at a price of $10.00 per private unit, for an aggregate purchase price of $6,000,000. On February 24, 2021, in connection with the issuance and sale of over-allotment, the Sponsor purchased 67,500 private units from the Company at a price of $10.00 per private unit, for an aggregate purchase price of $675,000. Each private unit consist of one share of common stock and one warrant. The 667,500 private units have an aggregate market value of approximately $[●] based upon the closing per public warrant price of $[●] on Nasdaq on [●], 2023. On February 7, 2023 we obtained consent of our stockholders to extend the period of time Goal has to consummate its initial business combination to March 18, 2023, subject to extension by the Board of Directors for up to five thirty-day periods. Thereafter, on March 9, 2023, April 6, 2023 and May 8, 2023 the Board of Directors voted to authorize thirty-day extensions to the period of time Goal has to consummate its initial business combination.

Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, the Company’s officers and directors are entitled to reimbursement for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. As of [●], 2023, the total aggregate amount of out-of-pocket expenses expected to be repaid by the Company upon consummation of the Business Combination is $[●].

In connection with the Closing, the Sponsor and our officers and directors would be entitled to the repayment of any working capital loans and advances that have been made to the Company and remain outstanding. If we do not complete an initial business combination within the completion window, we may use a portion of our working capital held outside the trust account to repay the working capital loans, but no proceeds held in the trust account would be used to repay any working capital loans.

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In the event that the Company does not complete a business combination within the completion window, the 6,468,750 founder shares and 667,500 private units, for which the Initial Stockholders, including the Sponsor (a portion of which is allocable to each of our officers and directors who made capital contributions to the Sponsor) and officers, directors advisors of the Company has invested a total of $6,700,000 and which have an approximate aggregate market value of $[●] as of [●], 2023, will expire worthless, the Company may be unable to pay $1,877,895 in aggregate out-of-pocket expenses expected to be repaid by the Company to the Sponsor and our officers and directors upon consummation of the Business Combination. At the Closing, before completion of the Business Combination, the Sponsor will distribute all of its Goal Nevada shares to its members, which, assuming no redemptions, would represent approximately [●]% of Digital Virgo’s share capital on a fully diluted basis (excluding 646,875 forfeited shares and including 1,293,750 Sponsor Earnout Shares if certain share price targets are met). As a result, the Sponsor and our officers and directors have an aggregate of up to $8,577,895 at risk that depends on the completion of a business combination within the completion window.

●	The Initial Stockholders and our officers and directors have agreed to waive their redemption rights with respect to their founder shares and any public shares they hold in connection with the completion of the Business Combination. In addition, the Initial Stockholders and our officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if the Company fails to complete a business combination within the completion window. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if we fail to complete our initial business combination within the completion window. Our Initial Stockholders did not receive separate consideration for their waiver of redemption rights other than the receipt of founder shares for a nominal purchase price.

●	The nominal purchase price paid by the Sponsor (a portion of which is allocable to each of our officers and directors who made capital contributions to the Sponsor) and our officers and directors for the founder shares may result in significant dilution to the implied value of the public shares upon consummation of the Business Combination. In addition, the value of the founder shares following the Closing is likely to be substantially higher than the nominal price paid for them, even if the trading price of our common stock is substantially less than $10.00 per share. As a result, the Sponsor and our officers and directors are likely able to recoup their investment in us and make a substantial profit on that investment, even if our public shares have lost significant value. Accordingly, the Sponsor and our officers and directors may have an economic incentive that differs from that of our public stockholders to pursue and consummate an initial business combination rather than to liquidate and to return all of the cash in the trust account to the public stockholders, even if that business combination were with a riskier or less-established target business.

●	Following the consummation of the Business Combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

●	Upon the Closing, Jean-François Blas, Guillaume Briche, Manuel Cruz, David Falk, Alex Greystoke, Jean-Luc Linkenheld, Jon Miller, Donna Orender, Bastien Peyre, Eric Peyre, Julie Peyre, Joël Pla, and David Saab are expected to serve on Digital Virgo’s board of directors. Upon the Closing, Harvey Schiller, BNP Paribas Développement (represented by Gilles Poncet) and [●] are expected to serve as board observers on Digital Virgo’s board of directors. As such, in the future they may receive any cash fees, stock options or stock awards that the Company and its board of directors determines to pay to its directors and/or officers.

●	In connection with the Business Combination Agreement, we entered into the A&R Investor Rights Agreement, which will provide certain of the Company’s stockholders, including the holders of the founder shares, private warrants and shares of common stock issuable upon conversion of the founder shares and private warrants, with registration rights.

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●	In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.00 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. We will seek to reduce the possibility that Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business, execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Reasons for the Approval of the Business Combination

The Board of Directors considered and evaluated several factors in evaluating and negotiating the Business Combination and the Business Combination Agreement. For additional information relating to the Board of Directors’ evaluation of the transaction and the factors it considered in connection therewith, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Board’s Reasons for the Approval of the Business Combination.

After careful consideration, the Board of Directors unanimously (i) declared the advisability of the Business Combination and the other Transactions contemplated by the Business Combination Agreement, (ii) determined that the Business Combination and the other Transactions contemplated by the Business Combination Agreement are in the best interests of the stockholders of Goal and (iv) resolved to recommend that the Goal stockholders approve the Business Combination and the other proposals set forth in this proxy statement/prospectus.

Stock Exchange Listing

Our common stock and warrants are currently listed on Nasdaq under the symbols “PUCK,” and “PUCKW,” respectively. Certain of our shares of common stock and warrants currently trade as units consisting of one share of common stock and one redeemable warrant, and are listed on Nasdaq under the symbol “PUCKU.” After the Reincorporation Merger, the Goal Nevada Units, Goal Nevada Shares and Goal Nevada Warrants will be listed on Nasdaq under the symbols “PUCKU,” “PUCK,” and “PUCKW,” respectively. Digital Virgo intends to apply to obtain the listing of the Digital Virgo Class A Ordinary Shares and Digital Virgo Warrants on the Nasdaq under the symbols “DVGR” and “DVGRW,” respectively, upon the Closing.

Accounting Treatment

The Business Combination will be accounted for using the asset acquisition method of accounting under IFRS, where, for accounting purposes, Digital Virgo is considered to be acquiring Goal. To determine the accounting for this transaction under IFRS, a company must assess whether an integrated set of assets and activities should be accounted for as an acquisition of a business or an asset acquisition. The guidance requires an initial screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single asset or group of similar assets. If that screen is met, the set is not a business. In connection with the Business Combination, substantially all the fair value is included in marketable securities held in the Trust Account and, as such, the acquisition will be treated as an asset acquisition. Goal’s assets and liabilities will be measured and recognized at their relative fair values, as estimated in good faith by management, and allocated to the net assets acquired as of the transaction date, and combined with the assets, liabilities, and results of operations of Digital Virgo on consummation of the Business Combination. The reported consolidated financial condition and results of operations of the combined company after completion of the Business Combination will reflect these fair values.

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Summary of Risk Factors

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may harm Goal’s and Digital Virgo’s business, financial condition and operating results. Such risks include, but are not limited to:

Risks Related to Digital Virgo’s Business

●	The markets for Digital Virgo’s products and services are rapidly evolving and may decline or experience limited growth.
●	Digital Virgo’s global operations increase its exposure to business, political, regulatory, legal, operational, financial, and economic risks, any of which could increase its costs and hinder growth.
●	Digital Virgo may face certain risks as a result of its operations in emerging countries.
●	The distribution of Digital Virgo’s products and services via telecom operators is subject to external factors.
●	The effects of health epidemics have had and could in the future have an adverse impact on Digital Virgo’s business.
●	Digital Virgo operates in a highly competitive environment, and it may not be able to compete successfully.
●	Digital Virgo’s business is dependent on the continued growth in usage of smartphones, tablets, and other devices.
●	The mobile advertising market may develop more slowly than expected.
●	The complexity of and incompatibilities among mobile devices may require Digital Virgo to use additional resources.
●	If Digital Virgo fails to maintain and enhance its capabilities for its offerings to a broad array of mobile operating systems, its attractiveness to customers will be impaired and sales could suffer.
●	Digital Virgo may not be able to enhance its platform to keep pace with technological developments.
●	End user tastes are continually changing and are often unpredictable.
●	Digital Virgo’s business depends on the growth and maintenance of wireless communications infrastructure.
●	Security vulnerabilities in mobile devices or wireless networks could adversely affect Digital Virgo’s revenue.
●	Digital Virgo’s revenue may fluctuate significantly based on mobile device sell-through, over which it has no control.
●	Mobile applications and advertising are relatively new and are evolving.
●	If Digital Virgo fails to deliver its products and services ahead of the commercial launch of new mobile device models, its sales may suffer.
●	Digital Virgo does not have control of the mobile networks over which we provide its advertising services.
●	If Digital Virgo fails to maintain and grow our client base and spend through its platform, its revenue and business may be negatively impacted.
●	Digital Virgo is subject to payment-related risks that may adversely affect its business.
●	Digital Virgo works with a limited number of telecommunications customers.
●	Changes to the pricing structure of Digital Virgo’s telecom customers may adversely impact its results of operations.
●	If Digital Virgo’s merchant contracts are not renewed or if it does not secure favorable terms with its merchants, its results of operations will be adversely affected.
●	Systems failures, interruptions, delays in service, catastrophic events, and resulting interruptions in the availability of Digital Virgo’s products or services could harm its business and brand.
●	Disruptions to service from Digital Virgo’s third-party data center hosting facilities and cloud computing and hosting providers could impair the delivery of its services and harm its business.
●	System security risks, data protection breaches, cyberattacks, and systems integration issues could disrupt Digital Virgo’s internal operations.

Privacy and data protection laws to which Digital Virgo is subject may expose it to liability or government action.

●	Digital Virgo’s payment services business is subject to extensive government regulation and oversight.
●	Breaches caused by Digital Virgo’s contractors and subcontractors could impute to Digital Virgo.
●	Digital Virgo’s intellectual property rights are valuable, and any inability to protect them could reduce the value of its products, services, and brand.
●	Litigation may harm Digital Virgo’s business.

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Risks Related to Structure and Liquidity

●	Digital Virgo’s future success depends on the continuing efforts of its key executive officers and employees, including Eric Peyre and Guillaume Briche, and its ability to attract, hire, retain and motivate highly skilled employees in the future.
●	Digital Virgo’s decentralized management structure could negatively impact its business.
●	A single major shareholder has substantial influence over Digital Virgo.
●	Digital Virgo’s sources of funds and financial reporting are limited because of its holding company structure.
●	Exposure to foreign currency exchange rate fluctuations could negatively impact Digital Virgo’s results of operations.
●	Digital Virgo has secured and unsecured indebtedness, which could limit its financial flexibility.

Risks Related to Being a Public Company

●	Digital Virgo may incur increased costs as a result of being a public company.
●	The requirements of being a public company may strain Digital Virgo’s resources and divert management’s attention.
●	Digital Virgo’s management team has limited experience managing a public company.
●	Our projections are subject to significant risks, assumptions, estimates and uncertainties.

Risks Related to the Transactions

●	The Transactions may not be completed in a timely manner or at all, which may adversely affect the price of Goal’s securities.
●	The Transaction may not be completed by Goal’s Business Combination deadline and Goal may fail to obtain an extension to the Business Combination deadline if sought.
●	The conditions to the consummation of the Transactions may not be satisfied.
●	An event, change, or other circumstance may occur that could give rise to the termination of the Transactions.
●	The effect of the announcement or pendency of the Transactions on Digital Virgo’s business relationships, operating results, and business generally.
●	The ability of Goal or the combined company to obtain equity or other financing in connection with the proposed Business Combination or in the future.
●	There may be less publicly available information concerning Digital Virgo than there is for issuers that are not foreign private issuers because it is anticipated that Digital Virgo will be considered a foreign private issuer and will be exempt from a number of rules under the Exchange Act and will be permitted to file less information with the SEC than issuers that are not foreign private issuers and Digital Virgo, as a foreign private issuer, will be permitted to follow home country practice in lieu of the listing requirements of Nasdaq, subject to certain exceptions.
●	Digital Virgo may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses and additional reporting requirements.
●	and other risks and uncertainties described in this proxy statement/prospectus, including those under “Risk Factors.”

Risks Related to the Transactions

●	As a foreign private issuer, Digital Virgo will be exempt from a number of U.S. securities laws and rules promulgated thereunder and will be permitted to publicly disclose less information that U.S. public companies must, this may limit the information available to holders of the Digital Virgo Class A Ordinary Shares.
●	Because Digital Virgo will be a foreign private issuer and intends to take advantage of exemptions from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if it were a domestic issuer.
●	Other risks and uncertainties described in this proxy statement/prospectus, including those under “Risk Factors.”

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Emerging Growth Company

Goal is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Section 102(b)(1) of the JOBS Act. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. Goal has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, Goal, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Goal’s financial statements with those of another company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Upon completion of the Business Combination, Digital Virgo will qualify as an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of Goal’s IPO, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Foreign Private Issuer

Digital Virgo will be a “foreign private issuer” as defined under the Exchange Act. As a foreign private issuer under the Exchange Act, Digital Virgo will be exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations. Moreover, Digital Virgo will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic U.S. companies with securities registered under the Exchange Act, and Digital Virgo will not be required to comply with Regulation FD, which imposes certain restrictions on the selective disclosure of material information. In addition, Digital Virgo’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Digital Virgo Class A Ordinary Shares.

As a foreign private issuer, Digital Virgo will also be permitted to follow certain home country corporate governance practices instead of those otherwise required under the applicable rules of Nasdaq for domestic U.S. issuers. In order to rely on this exception, Digital Virgo is required to disclose each Nasdaq rule that it does not intend to follow and describe the home country practice that Digital Virgo will follow in lieu thereof. Digital Virgo intends to follow a limited number of French corporate governance practices in lieu of Nasdaq corporate governance rules.

Material Tax Considerations

For a discussion summarizing certain material U.S. federal income tax consequences and French tax consequences, see the sections titled “Material U.S. Federal Income Tax Considerations” and “Material French Income Tax Considerations” in this proxy statement/prospectus.

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MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION

The Company

Market Price and Ticker Symbol

The Company’s public units, common stock and warrants are currently listed on Nasdaq under the symbols “PUCKU,” “PUCK” and “PUCKW,” respectively. After the Reincorporation Merger, the Goal Nevada Units, Goal Nevada Shares and Goal Nevada Warrants will be listed on Nasdaq under the symbols “PUCKU,” “PUCK,” and “PUCKW,” respectively.

On November 16, 2022, the trading date before the public announcement of the Business Combination, the Company’s public units, common stock and warrants closed at $9.96, $9.93 and $0.04, respectively. On [●], 2023, the trading date immediately prior to the date of this proxy statement/prospectus, the Company’s public units, common stock and warrants closed at $[●], $[●] and $[●], respectively.

Holders

As of [●], 2023, there were [●] holders of record of our public units, [●] holders of record of our common stock, and [●] holders of record of our public warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose public units, common stock and warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the post-Business Combination company’s board of directors at such time. We currently expect that the post-Business Combination company will retain future earnings to finance operations and grow its business, and we do not expect the post-Business Combination company to declare or pay cash dividends for the foreseeable future.

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RISK FACTORS

Risks Related to Digital Virgo’s Business and Industry

Unless the context otherwise requires, references in this subsection “— Risks Related to Digital Virgo’s Business and Industry” to “we”, “us”, “our”, and the “Company” generally refer to Digital Virgo.

You should carefully consider the following risks. However, the risks set forth below are not the only risks that we face, and we face other risks which have not yet been identified or which are not yet otherwise predictable. If any of the following risks occur or are otherwise realized, our business, financial condition, and results of operations could be materially adversely affected. You should carefully consider the risks described below and all other information in this filing, including our consolidated financial statements and the related notes to consolidated financial statements and schedules thereto.

The markets for our products and services are rapidly evolving and may decline or experience limited growth.

The overall industry in which we operate is characterized by rapid technological change, new features, tools, solutions and strategies, evolving legal and regulatory requirements, changing customer needs and a dynamic competitive market. Our future success will depend in large part on the continued growth of our markets and our ability to improve and expand our products and services to respond quickly and effectively to this growth.

Wireless network and mobile device technologies are undergoing rapid innovation. New mobile devices with more advanced processors and advanced programming languages continue to be introduced. In addition, networks that enable enhanced features are being developed and deployed. We have no control over the demand for, or success of, these products or technologies. If we fail to anticipate and adapt to these and other technological changes, the available channels for our products and services may be limited and our market share and operating results may suffer. Our future success will depend on our ability to adapt to rapidly changing technologies and develop products and services to accommodate evolving industry standards with improved performance and reliability. In addition, the widespread adoption of networking or telecommunications technologies or other technological changes could require substantial expenditures to modify or adapt our products and services.

The opportunities provided by apps, mobile advertising and other engagement touchpoints in mobile devices are still relatively new, and our customers, which include telecommunications companies, advertisers, app developers, advertising networks, wireless carriers and device manufacturers, may not recognize the need for, or benefits of, some or all of our products and services. Moreover, they may decide to adopt alternative products and services to satisfy some portion of their business needs.

To sustain or increase our revenue, we must regularly add new customers and encourage existing customers to maintain or increase the amount of advertising inventory purchased or sold through our platform and adopt new features and functionalities that we make available. If competitors introduce lower cost or differentiated offerings that compete with or are perceived to compete with ours, our ability to sell our products and services to new or existing customers could be impaired. We must constantly make investment decisions regarding offerings and technology to meet customer demand and evolving industry standards. We may not achieve the anticipated returns on these investments. If new or existing competitors have more attractive offerings, we may lose customers or customers may decrease their use of our platform. New customer demands, superior competitive offerings or new industry standards could require us to make unanticipated and costly changes to our platform or business model. In addition, as we develop and introduce new products and services, including those incorporating or utilizing artificial intelligence and machine learning, they may raise new, or heighten existing, technological, legal and other challenges, and may cause unintended consequences or may not function properly.

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If we fail to adapt to our rapidly changing industry or to evolving customer needs, or we provide new products and services that exacerbate technological, legal or other challenges, demand for our platform could decrease and our business, financial condition and results of operations may be adversely affected. If new technologies emerge that are able to deliver competitive products or services more efficiently, more conveniently or more securely than our products and services, then our position in our markets could be harmed, and we could lose customers, which would adversely affect our business and results of operations. Further, we must be able to keep pace with rapid regulatory changes in order to compete successfully in our markets. Our revenue growth depends on our ability to respond to frequently changing data protection regulations, policies and user and customer demands and expectations, which will require us to incur additional costs to implement. The regulatory landscape in this industry is rapidly shifting, and we may become subject to new regulations that restrict our operations or materially and adversely affect our business, financial condition, and results of operations.

Our ability to succeed within the markets that our products and services address and continue to be profitable in the future depends upon a number of factors, including the cost, performance and perceived value associated with our individual products and services as well as the way telecom operators perceive the distribution of contents on their network as part of their strategy. Significant time, resources and expertise are required in order to build the technology that can deliver automated, high-quality user growth and monetization, while meeting user expectations for tailored experiences and relevant advertising.

The markets for our products and services could fail to grow significantly or there could be a reduction in demand for our products or services as a result of a lack of customer acceptance, technological challenges, competing products and services, decreases in spending by current and prospective customers, weakening economic conditions and other causes. If our markets do not continue to experience growth or if the demand for our products and services decreases, then our business, financial condition and results of operations could be materially and adversely affected.

Our inability to manage its growth could have a material adverse effect on its business, financial condition and results of operations.

In recent years, we have significantly grown the scale of our business. In addition, the proposed Business Combination with Goal is projected to significantly grow the size, scope, and reach of our business. The growth and expansion of our business places significant strain on our management and our operational and financial resources. As we expand our product and service offerings and the usage of our platform grows, we will need to devote additional resources to improving its capabilities, features and functionality, and scaling our business, IT, financial, operating and administrative systems. There can be no assurance that we will appropriately allocate our resources in a manner that results in increased revenue or other growth in our business. Any failure of or delay in these efforts could result in impaired performance and reduced customer satisfaction, which would hurt our revenue growth and our reputation. Additionally, we may encounter unforeseen operating expenses, difficulties, complications, delays and other unknown factors that may result in losses in future periods. Even if we are successful in our expansion and integration efforts, they will be expensive and complex and require the dedication of significant management time and attention. We may also suffer inefficiencies or service disruptions as a result of our efforts to scale our internal infrastructure. We cannot be sure that the expansion and integration of and improvements to our internal infrastructure will be effectively implemented on a timely basis, if at all, and such failures could harm our business, financial condition and results of operations.

Our growth has placed, and may continue to place, significant demands on our management and our operational and financial infrastructure. Continued growth could strain our ability to:

●	develop and improve our operational, financial and management controls;
●	enhance our reporting systems and procedures;
●	recruit, train and retain highly skilled talent;
●	maintain our quality standards; and
●	maintain customer, wireless carrier and end-user satisfaction.

Managing our growth may require significant expenditures and allocation of valuable management resources. For example, in the past we have had to expand resources to implement new systems and organization process. If we fail to achieve the necessary level of efficiency in our organization as it grows, our business, operating results and financial condition would be harmed.

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Economic downturns and market conditions beyond our control could adversely affect our business, financial condition and results of operations.

Our activity relating to delivery and marketing represented 93% of its consolidated sales and 74% of its contribution margin in 2021. As described above, public health crises may disrupt the operations of our clients and partners for an unknown period of time, including as a result of travel restrictions and/or business shutdowns, all of which could negatively impact our business and results of operations, including cash flows. As we explore new countries to expand our business, economic downturns or unstable market conditions in any of those countries could result in our investments not yielding the returns we anticipate.

Further, as a key intermediary between telecom operators and merchants, our performance is linked to the level of activity and traffic generated by our telecom operators and to the volumes of transactions carried out via merchants. The sectors linked to mobile telephony depend heavily on the overall level of consumer spending by individuals and companies and therefore indirectly on economic cycles. We are therefore exposed to the general economic climate, which affects consumer confidence, disposable income, expenditure and changes in consumers’ purchasing habits.

A deterioration in the macroeconomic environment in the main countries in which we operate, particularly in Europe, Africa, the Middle East and Latin America, could have the effect of reducing the volume and average amount of transactions carried out by mobile service users, which could have a negative effect on our business, financial condition and results of operations.

Seasonal fluctuations in advertising activity could have a negative impact on our revenue, cash flow and results of operations.

Our revenue, cash flow, results of operations and other key operating and performance metrics may vary from quarter to quarter due to the seasonal nature of our clients’ spending on advertising campaigns. For example, clients of our Digital Marketing service line tend to devote more of their advertising budgets to the fourth calendar quarter to coincide with consumer holiday spending. Moreover, advertising inventory in the fourth quarter may be more expensive due to increased demand for it. Our historical revenue growth has lessened the impact of seasonality; however, seasonality could have a more significant impact on our revenue, cash flow and results of operations from period to period if our growth rate varies, or if seasonal spending varies.

Our operations are global in scope, and we face added business, political, regulatory, legal, operational, financial, and economic risks as a result of our international operations and distribution, any of which could increase our costs and hinder our growth.

Our operations are global in scope, with operations and sales presence in Europe, Middle-East, Latin America, Africa and Asia, and customers in multiple countries. We are continuing to adapt and develop strategies to address global markets, but we cannot guarantee that such efforts will be successful. We expect that our global activities will continue to grow for the foreseeable future as we continue to pursue opportunities worldwide, which will require the dedication of management personnel and financial resources.

We expect international sales and growth to continue to be an important component of our revenue and operations. Risks affecting our international operations include:

●	the burdens of complying with multiple and conflicting foreign laws and regulations, including complications due to unexpected changes in these laws and regulations;
●	higher costs associated with doing business internationally;
●	difficulties in staffing and managing international operations;
●	greater fluctuations in sales to customers, end users and through carriers in developing countries, including longer payment cycles and greater difficulty collecting accounts receivable;
●	protectionist laws and business practices that favor local businesses in some countries;
●	foreign exchange controls that might prevent us from repatriating income in another country;
●	price controls;

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●	the servicing of regions by many different carriers;
●	imposition of public sector controls;
●	political, economic and social instability;
●	restrictions on the export or import of technology;
●	trade and tariff restrictions;
●	variations in tariffs, quotas, taxes and other market barriers; and
●	reduced protection for intellectual property rights in some countries and practical difficulties in enforcing intellectual property rights in other countries

In addition, developing user interfaces that are compatible with other languages or cultures can be expensive. As a result, our ongoing international expansion efforts may be more costly than we expect. These risks could harm our international expansion efforts, which, in turn, could materially and adversely affect our business, operating results and financial condition.

We have operations in emerging countries, and we may face certain risks as a result of our such operations, which could increase our costs and hinder our growth.

Although we conduct most of our business in Europe (69% of consolidated sales and 78% of the contribution margin in 2021) and more specifically in France (40% of consolidated sales and 47% of the contribution margin in 2021), in recent years its international development has accelerated significantly, particularly in emerging countries. In general terms, our activities in these countries involve higher risks than those in Western European countries, associated mainly with:

●	the volatility of gross domestic product, relative economic instability (inflation rates are frequently higher and fluctuating), significant fluctuations in interest and exchange rates, foreign exchange controls and interventions or restrictions imposed by governments with an impact on the payment of dividends or on any other payments made by foreign subsidiaries, withholding taxes or any other tax charged on payments or investments made by foreign subsidiaries and any other restriction imposed by foreign public authorities; and/or
●	numerous laws and regulations that are subject to change and often applied in an unequal or inappropriate manner making, for example, the enforcement of contractual provisions uncertain, a legal system that is at times deficient, risks of nationalization or expropriation, risks of corruption, difficulties of recovery, social unrest, political risks, public order disturbances, acts of terrorism or war; and/or
●	less structured marketing methods or difficulties in recruiting and/or retaining employees.

Although our activities in emerging countries are not concentrated in a single country, the occurrence of such events or circumstances in one of the countries where it operates and the impossibility for us to effectively manage any of these risks, including through the development, implementation and maintenance of an effective internal control system, could have a material adverse financial impact on its activities, its financial position, its earnings, its reputation or its prospects.

We may encounter difficulties or be unable to extend our existing service offering to new markets, this could have a material adverse effect on our prospects, business, financial position and operating results.

One of our strategies is to extend the geographical coverage of its services, in particular by rolling out services that have been successful in one or more of its markets in new geographic regions and in particular in Africa, in the Middle East, in Latin America and in Asia.

Our international operations and expansion plans create challenges associated with supporting a rapidly growing business across a multitude of cultures, customs, monetary, legal and regulatory systems and commercial infrastructures. Our ability to manage and expand our business and conduct our operations internationally requires considerable attention and resources.

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We have personnel or operations in countries within Europe, Africa Middle-East, Latin America, Asia, and we are continuing to expand our international operations. Some of the countries into which we are, or potentially may, expand score unfavorably on the Corruption Perceptions Index (“CPI”) of the Transparency International.

We have limited operating history within the North American market, where we also intend to expand. To the extent we are unable to effectively engage with North American telecom operators and advertising agencies, or we are unable to secure quality North American ad inventory or contents tailored to the US customer expectations on reasonable terms, we may be unable to effectively grow in the North American market.

Our international operations and expansion subject us to a variety of additional risks, including:

●	risks related to local advertising markets, where adoption of programmatic ad buying may be slower than in our presently established markets, advertising buyers and inventory and data providers may be less familiar with demand-side platforms and our brand, and business models may not support our value proposition;
●	exposure to public health issues and to travel restrictions and other measures undertaken by governments in response to such issues;
●	risks related to compliance with local laws and regulations, including those relating to privacy, cybersecurity, data security, antitrust, data localization, anti-bribery, import and export controls, economic sanctions (including to existing and potential partners and clients), tax and withholding (including overlapping of different tax regimes), and varied labor and employment laws (including those relating to termination of employees); corporate formation, partnership, restrictions on foreign ownership or investment and other regulatory limitations or obligations on our operations (such as obtaining requisite licenses or other governmental requirements); and the increased administrative costs and risks associated with such compliance;
●	operational and execution risk, and other challenges caused by distance, language and cultural differences, which may burden management, increase travel, infrastructure and legal compliance costs, and add complexity to our enforcement of advertising standards across languages and countries;
●	geopolitical and social factors, such as concerns regarding negative, unstable or changing economic conditions in the countries and regions where we operate, global and regional recessions, political instability and trade disputes;
●	risks related to pricing structure, payment and currency, including aligning our pricing model and payment terms with local norms, higher levels of credit risk and payment fraud, difficulties in invoicing and collecting in foreign currencies and associated foreign currency exposure, and difficulties in repatriating or transferring funds from or converting currencies;
●	risks that some economic actors, including telecom operators, impose unilateral decisions with potential retroactive effect (“le fait du prince”) such as cancellation of subscriber bases, modifications of internal guidelines, stops of content offers or modifications of customer billing procedures (including daily sales cap), and
●	reduced protection for intellectual property rights in some countries and practical difficulties in enforcing contractual and intellectual property rights abroad.

We may incur significant operating expenses as a result of our international operations and expansion, and we may not be successful. Our global business also subjects us to the impact of differing regulatory requirements, costs and difficulties in managing a distributed workforce, and potentially adverse foreign tax consequences. If our international activities were found to be in violation of any existing or future international laws or regulations or if interpretations of those laws and regulations were to change, our business in those countries could be subject to fines and other financial penalties, have licenses revoked, or be forced to restructure operations or shut down entirely. In addition, certain advertising markets are not as well developed as those within more established countries, and we may be unable to grow our business sufficiently. Any failure to successfully manage the risks and challenges related to our international operations could adversely affect our business, financial condition and results of operations.

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We may be unable to successfully implement our acquisition and geographic expansion strategy and we may not be able to successfully integrate the companies or technologies acquired.

As part of our business strategy, we have made and intend to continue to review opportunities and possibly make acquisitions to add specialized employees and complementary companies, products, technologies, or distribution channels. In some cases, these acquisitions may be substantial and our ability to acquire and integrate such companies in a successful manner will be challenging. We can give you no assurance that any such integration would be successful. The failure to successfully integrate an acquired business could disrupt operations and divert management’s attention, which could have an adverse effect on our business and operations.

Any acquisitions we announce could be viewed negatively by mobile network operators, users, customers, vendors, marketers, developers, or investors. In addition, we may not successfully evaluate, integrate, or utilize the products, technology, services, operations, or talent we acquire. The integration of acquisitions may require significant time and resources, and we may not manage these integrations successfully. In addition, we may discover liabilities or deficiencies that we did not identify in advance associated with the companies or assets we acquire. The effectiveness of our due diligence with respect to acquisitions, and our ability to evaluate the results of such due diligence, is dependent upon the accuracy and completeness of statements and disclosures made or actions taken by the companies we acquire or their representatives. We may also fail to accurately forecast the financial impact of an acquisition transaction, including accounting charges. In the future, we may not be able to find suitable acquisition candidates, and we may not be able to complete acquisitions on favorable terms, if at all.

We may also incur substantial costs in making acquisitions. We may pay substantial amounts of cash or incur debt to pay for acquisitions, which could adversely affect our liquidity. The incurrence of indebtedness would also result in increased fixed obligations and interest expense and could also include covenants or other restrictions that would impede our ability to manage our operations. Additionally, we may issue equity securities to pay for acquisitions or to retain the employees of the acquired company, which could increase our expenses, adversely affect our financial results, and result in dilution to our stockholders. In addition, acquisitions may result in our recording of substantial goodwill and amortizable intangible assets on our balance sheet upon closing, which could adversely affect our future financial results and financial condition. These factors related to acquisitions may require significant management attention, disrupt our business, result in dilution to our stockholders, and adversely affect our financial results and financial condition.

International acquisitions involve risks related to integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries. Also, to realize the anticipated benefits of an acquisition, the acquired business must be successfully integrated. The acquired business may not be successfully integrated for a variety of reasons. Failure to successfully integrate the acquired business could cause us to fail to realize the anticipated benefits from the acquisition, which in turn could have an adverse effect on our business, operations, financial condition and results of operations.

Our financial results could vary significantly from quarter-to-quarter and are difficult to predict.

Our revenue and operating results could vary significantly from quarter-to-quarter because of a variety of factors, many of which are outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful. In addition, we are not able to accurately predict our future revenue or results of operations. We base our current and future expense levels on our internal operating plans and sales forecasts, and our operating costs are to a large extent fixed. As a result, we may not be able to reduce our costs sufficiently to compensate for an unexpected shortfall in revenue, and even a small shortfall in revenue could disproportionately and adversely affect financial results for that quarter. Individual products and services, and carrier relationships, represent meaningful portions of our revenue and margins in any quarter.

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In addition to other risk factors discussed in this section, factors that may contribute to the variability of our results include:

●	the number of new products and services released by us and our competitors;
●	the timing of release of new products and services by us and our competitors, particularly those that may represent a significant portion of revenue in a period;
●	the popularity of new products and services, and products and services released in prior periods;
●	changes in prominence of deck placement for our leading products and those of our competitors;
●	the timing of charges related to impairments of goodwill and intangible assets;
●	changes in pricing policies by us, our competitors, our vendors or our carriers and other distributors;
●	changes in the mix of direct versus indirect advertising sales, which have varying margin profiles;
●	changes in the mix of CPI, CPP, CPA, and license fee sales, which have varying revenue and margin profiles;
●	the seasonality of our industry;
●	fluctuations in the size and rate of growth of overall consumer demand for mobile products and services and digital advertising;
●	changes in advertising budget allocations or marketing strategies;
●	changes to our product, media, customer or channel mix;
●	changes in the economic prospects of advertisers, app developers, or the economy generally, which could alter advertisers’ or developers’ spending priorities, or could increase the time or costs required to complete advertising inventory sales;
●	changes in the pricing and availability of advertising inventory through real-time advertising exchanges or in the cost of reaching end consumers through digital advertising;
●	disruptions or outages on our platform;
●	strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;
●	our success in entering new geographic markets;
●	decisions by one or more of our partners (including telecom operators) and/or customers to terminate our business relationship(s);
●	foreign exchange fluctuations;
●	accounting rules governing recognition of revenue;
●	general economic, political and market conditions and trends;
●	the timing of compensation expense associated with equity compensation grants; and
●	decisions by us to incur additional expenses for product and service development.

As a result of these and other factors, including seasonality attributable to the holiday seasons, our operating results may not meet the expectations of investors or public market analysts who choose to follow our company. Our failure to meet market expectations would likely result in decreases in the trading price of our common stock.

The distribution of our products and services via telecom operators is subject to external factors outside of our control.

The distribution of our products and services via telecom operators is subject to external factors such as:

●	mobile phone technology and manufacturers’ innovation policies;
●	the ability of telecom operators to present and maintain the attractiveness of their offers and services compared with those of their competitors;
●	the strategy of telecom operators towards distribution of our products and services;
●	the level of financing for mobile terminals for customers of telecom operators; and
●	public investment in infrastructure as well as the level of investment by telecom operators in improving and rolling out mobile networks in order to provide cover for as many people as possible in the territories in question and to promote the democratization of rapid data access procedures.

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In the geographical regions in which we operate, the mobile services market is characterized by very rapid pricing changes (unlimited offers, free offers, promotional offers, roaming, etc.) and technical access procedures (internet access via dial-up, ADSL, VDSL, FTTH, 2G, HSPA, 3G, H+, 4G, 4G+, 5G, etc.). The competitiveness of a telecom operator depends on its ability to quickly offer the latest technologies at the best price.

The commercial, economic, technical or technological difficulties encountered by telecom operators and/or the difficulties they might encounter in adapting to the constraints and the commercial, economic, technical and/or technological changes to their markets could have a material adverse effect on our business, financial position, earnings, development and prospects. Our earnings could also be affected if it is unable to include technological innovations from telecom operators or mobile device manufacturers in the products and services it offers.

The effects of health epidemics, such as the ongoing global COVID-19 pandemic, have had, and could in the future have, an adverse impact on our business, financial condition and results of operations.

Our business and operations have been, and could in the future be, adversely affected by health epidemics, such as the global COVID-19 pandemic. The COVID-19 pandemic and efforts to control its spread have curtailed the movement of people, goods and services worldwide, including in the regions in which we and our clients and partners operate, and have significantly impacted economic activity and financial markets. Many marketers have decreased or paused their advertising spending as a response to the economic uncertainty, decline in business activity and other COVID-19-related impacts, which have negatively impacted, and may continue to negatively impact, our revenue and results of operations, the extent and duration of which we may not be able to accurately predict. In addition, our clients’, telecom operators’ and advertisers’ businesses or cash flows have been and may continue to be negatively impacted by the COVID-19 pandemic, which may lead them to seek adjustments to payment terms or delay making payments or default on their payables, any of which may impact the timely receipt and/or collectability of our receivables. Typically, we are contractually required to pay advertising inventory within a negotiated period of time, regardless of whether our clients (including telecom operators) pay us on time, or at all, and we may not be able to renegotiate better terms. As a result, our financial condition and results of operations may be adversely impacted.

Our operations are subject to a range of external factors related to the COVID-19 pandemic that are not within our control. We have taken precautionary measures intended to minimize the risk of the spread of the virus to our employees, partners and clients, and the communities in which we operate. A wide range of governmental restrictions has also been imposed on our employees, clients and partners’ physical movement to limit the spread of COVID-19. There can be no assurance that precautionary measures, whether adopted by us or imposed by others, will be effective, and such measures could negatively affect our sales, marketing, and client service efforts, delay and lengthen our sales cycles, decrease our employees’, clients’, or partners’ productivity, or create operational or other challenges, any of which could harm our business and results of operations.

The economic uncertainty caused by the COVID-19 pandemic has made and may continue to make it difficult for us to forecast revenue and operating results and to make decisions regarding operational cost structures and investments. We have committed, and we plan to continue to commit, resources to grow our business, including to expand our international presence, employee base, and technology development, and such investments may not yield anticipated returns, particularly if worldwide business activity continues to be impacted by the COVID-19 pandemic. The duration and extent of the impact from the COVID-19 pandemic depend on future developments that cannot be accurately predicted at this time, including the emergence of new variant strains of COVID-19 and the measures taken by governments, businesses and other organizations in response, and if we are not able to respond to and manage the impact of such events effectively, our business may be harmed.

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The Russia-Ukraine Conflict has caused, and is currently expected to continue to cause, negative effects on geopolitical conditions and the global economy, including financial markets, inflation, and the global supply chain, which could have an adverse impact on our business, operating results, and financial condition.

On February 24, 2022, Russia launched an invasion of Ukraine that has resulted in an ongoing military conflict between the two countries (the “Russia-Ukraine Conflict”). The Russia-Ukraine Conflict has caused, and is currently expected to continue to cause, political, economic, and social instability, significant disruptions to the regional and the global economy, financial system, international trade, and the transportation and energy sectors, among others. In addition, the Russia-Ukraine Conflict has displaced millions of people, causing an acute refugee crisis in Europe, and has increased the threat of nuclear accidents or attacks, cyberattacks and further regional or global conflicts (including a potential expansion of the Russia-Ukraine Conflict to other countries as well as other unrelated potential conflicts), among other potentially dire consequences. In response to Russia’s actions, multiple countries and governing bodies, including the United States and the European Union, have put in place global sanctions and other severe restrictions or prohibitions on the activities of certain individuals and businesses connected to Russia and/or Belarus. Companies have also implemented restrictions that severely limit, and in some cases, reverse or cancel, business transactions in or involving certain individuals and/or businesses connected to or associated with Russia and/or Belarus. Further, some companies have moved to divest of Russia-based subsidiaries and assets. In addition, the impacts of the Russia-Ukraine Conflict on the supply chain and commodity prices are expected to be profound and may result in substantial inflation in one or more countries (or globally). The ultimate impact of the Russia-Ukraine Conflict and its effect on the geopolitical environment and global economic and commercial activity and conditions, and on our operations, financial condition and performance, and the duration and severity of those effects, is impossible to predict.

Our revenue is driven in part by discretionary consumer spending habits and preferences, and by advertising spending patterns. Historically, consumer purchasing and advertising spending have each declined during economic downturns and periods of uncertainty regarding future economic prospects or when disposable income or consumer lending is lower. We are particularly susceptible to market conditions and risks associated with the mobile app ecosystem, changes in user demographics, the availability and popularity of other forms of entertainment, and changing advertiser and developer requirements, which may change rapidly and cannot necessarily be predicted. The Russia- Ukraine Conflict may have a significant adverse impact on, and result in significant losses to, our Company. In particular, we may suffer significant increases in operating costs (including, among other reasons, as a result of the substantial increase in labor and development costs), reductions in customers or reductions in spending on advertising in Europe, including Eastern Europe and Russia, decreases or delays in the introduction of new mobile devices by manufacturers in Europe, including Eastern Europe and Russia, decreases in the volume of sales of mobile devices by manufacturers in Europe, including Eastern Europe and Russia, and reductions or delays in our deployment of our products and services in Europe, including Eastern Europe and Russia, losses from cyberattacks, reductions in revenue and growth, increased foreign exchange risk and/or unexpected operational losses and liabilities. It may also limit our ability to source, diligence and execute new investments and acquisitions. Developing and further governmental actions (sanctions-related, military or otherwise) may cause additional disruption and constrain or alter existing financial, legal and regulatory frameworks and systems in ways that are adverse to our operations and the strategies we intend to pursue, all of which could adversely affect our business, operating results, and financial condition.

We have begun the process of selling our subsidiary in Russia, which has resulted in the signing of a draft of a sale agreement on November 21, 2022, that is now subject to the approval of the Government Commission for controlling foreign investments in the Russian Federation, to be followed by registration with a notary.

U.S. investors may have difficulty enforcing civil liabilities against our Company and directors and senior management.

Certain of our directors and members of senior management, and those of certain of our subsidiaries, are non-residents of the U.S., and all or a substantial portion of our assets and the assets of such persons are located outside the U.S. As a result, it may not be possible to serve process on such persons or us in the U.S. or to enforce judgments obtained in U.S. courts against them or us based on civil liability provisions of the securities laws of the U.S. Additionally, it may be difficult to assert U.S. securities law claims in actions originally instituted outside of the U.S.

Foreign courts may refuse to hear a U.S. securities law claim because foreign courts may not be the most appropriate forums in which to bring such a claim. Even if a foreign court agrees to hear a U.S. securities law claim, it may determine that the law of the jurisdiction in which the foreign court resides, and not U.S. law, is applicable to the claim.

Further, if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process, and procedural rules would still be governed by the law of the jurisdiction in which the foreign court resides. In particular, there is some doubt as to whether French courts would recognize and enforce certain civil liabilities under U.S. securities laws in original actions or judgments of U.S. courts based upon these civil liability provisions. In addition, damages exceeding the actual damages in actions brought in the U.S. or elsewhere, such as punitive damages, may be unenforceable in France.

The enforceability of any judgment in France will depend on the particular facts of the case as well as the laws and treaties in effect at the time. The U.S. and France do not currently have a treaty providing for recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters; therefore the recognition and enforcement of any such judgment would be subject to French procedural law and may not be granted.

The rights of shareholders in companies subject to French corporate law differ in material respects from the rights of shareholders of corporations incorporated in the U.S.

We are a French company with limited liability. Our corporate affairs are governed by our Digital Virgo Organizational Documents and by the laws governing companies incorporated in France. The rights of shareholders and the responsibilities of members of our board of directors are in many ways different from the rights and obligations of shareholders in companies governed by the laws of U.S. jurisdictions.

For example, in the performance of its duties, our board of directors is required by French law to consider the interests of our Company while taking into consideration its social and environmental challenges, its shareholders, its employees and other stakeholders, rather than solely our shareholders and/or creditors. It is possible that some of these parties will have interests that are different from, or in addition to, your interests as a shareholder.

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Risks Related to the Mobile Advertising and Monetization Industry Generally

We operate in a highly competitive environment, and we may not be able to compete successfully.

We operate in a highly competitive and fragmented mobile entertainment, mobile payment and targeted online advertising environment composed of divisions of large, well-established companies as well as public and privately held companies. The large companies in our industry may play multiple different roles given the breadth of their businesses. Our business sector is changing rapidly, and we expect competition to persist and intensify in the future, which could harm our ability to increase revenue and maintain profitability.

●	Established companies that are larger than us and that have significant financial resources, in particular publishers of large-scale content, companies that specialize in payment methods, online marketing technology companies or companies with an international dimension such as TIMWETech, Bango, Boku, Domoco Payments, and Mondia, could target the same markets as us and compete directly with us.

●	We may also face competition from new companies entering the market, including large established companies and companies that we do not yet know about or do not yet exist. If existing or new companies develop, market or resell competitive high-value products or services that result in additional competition for advertising spend, advertising inventory and mobile payment or if they acquire one of our existing competitors or form a strategic alliance with one of our competitors, our ability to compete effectively could be significantly compromised and our results of operations could be harmed.
●	We also compete with in-house solutions used by companies that choose to coordinate mobile advertising or payment across their own properties. Telecom operators could decide to bring all or part of the services offered by us in-house and offer these services at prices lower than those charged by us.
●	In addition, smaller companies, including mobile application developers, could launch new products and services that compete with those offered by us. All these competitors could therefore develop new technologies that are quickly accepted by the market, on the basis that they are more efficient and/or less costly than those developed by us. The occurrence of one or more of these events could lead to a fall in demand for the services offered by us if we are unable to anticipate and respond effectively to such competition.

Some of our competitors’ and our potential competitors’ advantages over us, either globally or in particular geographic markets, include the following:

●	significantly greater revenue and financial resources;
●	stronger brand and consumer recognition regionally or worldwide;
●	the capacity to leverage their marketing expenditures across a broader portfolio of mobile and non-mobile products;
●	more substantial intellectual property of their own from which they can develop products and services without having to pay royalties and also block competitors’ access to such intellectual property;
●	pre-existing relationships with brand owners, advertisers, application developers, or carriers that afford them access to intellectual property while blocking the access of competitors to that same intellectual property;
●	greater resources to make acquisitions;
●	lower labor and development costs; and
●	broader global distribution and presence.

If we are unable to compete effectively or we are not as successful as our competitors in our target markets, our sales could decline (or inhibit generation of sales), our margins could decline and we could lose market share (or fail to penetrate the market), any of which would materially harm our business, operating results and financial condition.

Our business is dependent on the continued growth in usage of smartphones, tablets, and other mobile connected devices.

Our business depends on the continued proliferation of mobile connected devices, such as smartphones and tablets, which can connect to the Internet over a cellular, wireless or other network, as well as the increased consumption of content through those devices. Consumer usage of these mobile connected devices may be inhibited for a number of reasons, such as:

●	inadequate network infrastructure to support advanced features beyond just mobile web access;
●	users’ concerns about the security of these devices;
●	inconsistent quality of cellular or wireless connections;
●	unavailability of cost-effective, high-speed Internet service;

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●	changes in network carrier pricing plans that charge device users based on the amount of data consumed; and
●	new technology which is not compatible with our products and offerings.

For any of these or other reasons, users of mobile connected devices may limit the amount of time they spend on these devices and the number of applications or amount of content they download on these devices. If user adoption of mobile connected devices and consumer consumption of content on those devices do not continue to grow, our total addressable market size may be significantly limited, which could compromise our ability to increase our revenue and our ability to remain profitable.

The mobile advertising market may develop more slowly than expected, which could harm our business.

Advertisers have historically spent a smaller portion of their advertising budgets on mobile media as compared to traditional advertising methods, such as television, newspapers, radio and billboards, or online advertising over the Internet, such as placing banner ads on websites. Future demand and market acceptance for mobile advertising is uncertain. Many advertisers still have limited experience with mobile advertising and may continue to devote larger portions of their advertising budgets to more traditional offline or online personal computer-based advertising, instead of shifting additional advertising resources to mobile advertising. If the market for mobile advertising deteriorates, or develops more slowly than we expect, we may not be able to increase our revenue.

Wireless communications technologies are changing rapidly, and we may not be successful in working with these new technologies.

Technology changes and innovations in the wireless industry require us to anticipate, sometimes years in advance, which technologies we must implement and take advantage of in order to make our products and services, and other mobile entertainment products, competitive in the market. Therefore, we usually start our product development with a range of technical development goals that we hope to be able to achieve. We may not be able to achieve these goals, or our competition may be able to achieve them more quickly and effectively than we can. In either case, our products and services may be technologically inferior to those of our competitors, less appealing to customers or end users, or both. If we cannot achieve our technology goals within our original development schedule, then we may delay their release until these technology goals can be achieved, which may delay or reduce our revenue, increase our development expenses and harm our reputation. Alternatively, we may increase our product development resources in an attempt either to preserve our product launch schedule or to keep up with our competition. In either case, our business, operating results and financial condition could be materially harmed.

The complexity of and incompatibilities among mobile devices may require us to use additional resources for the development of our products and services.

To reach large numbers of wireless subscribers, application developers, and wireless carriers, we must support numerous mobile devices and technologies. However, keeping pace with the rapid innovation of mobile device technologies together with the continuous introduction of new, and often incompatible, mobile device models by wireless carriers requires us to make continuous investments in product development and maintenance, including talent, technologies, and equipment. Further, existing forms of payment and their methods of use are often modified and new forms of payment, which may require new hardware or software, may be developed. In the future, we may be required to make substantial investments in our development if the number of different types of mobile device models continues to proliferate. In addition, as more advanced mobile devices are introduced that enable more complex, feature-rich products and services, we anticipate that our product development and maintenance costs will increase, which could increase the risks associated with one or more of our products or services and could materially harm our operating results and financial condition.

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If wireless subscribers do not continue to use their mobile devices to access mobile content and other applications, our business growth and future revenue may be adversely affected.

We operate in a developing industry. Our success depends on growth in the number of wireless subscribers who use their mobile devices to access contents and services we develop and distribute. New or different mobile content applications developed by our current or future competitors may be preferred by subscribers to our offerings. In addition, other mobile platforms may become widespread, and end users may choose to switch to these platforms. If the market for our products and services does not continue to grow or we are unable to acquire new customers or end users, our business growth and future revenue could be adversely affected. If customers or end users switch their advertising or entertainment spending away from the kinds of offerings that we provide, or switch to platforms or distribution where we do not have comparative strengths, our revenue would likely decline and our business, operating results and financial condition would suffer.

A shift of technology platform by wireless carriers and mobile device manufacturers could lengthen the development period for our offerings, increase our costs, and cause our offerings to be of lower quality or to be published later than anticipated.

Mobile devices require multimedia capabilities enabled by operating systems capable of running applications, products and services such as ours. Our development resources are concentrated in today’s most popular operating systems, and we have experience developing applications for these operating systems. If this operating system falls out of favor with mobile device manufacturers and wireless carriers and there is a rapid shift to a new technology where we do not have development experience or resources, the development period for our products and services may be lengthened, increasing our costs, and the resulting products and services may be of lower quality, and may be published later than anticipated. In such an event, our reputation, business, operating results and financial condition might suffer.

We may be unable to develop and introduce in a timely way new products or services, and our products and services may have defects or failures, which could harm our brand.

The planned timing and introduction of new products and services are subject to risks and uncertainties. Unexpected technical, operational, deployment, distribution or other problems could delay or prevent the introduction of new products and services, which could result in a loss of, or delay in, revenue or damage to our reputation and brand. If any of our products or services is introduced with defects, errors or failures, we could experience decreased sales, loss of end users, damage to our carrier relationships, damage to our customer relationships, and damage to our reputation and brand. In addition, new products and services may not achieve sufficient market acceptance to offset the costs of development, particularly when the introduction of a product or service is substantially later than a planned “day-and-date” launch, which could materially harm our business, operating results and financial condition.

If we fail to maintain and enhance our capabilities for our offerings to a broad array of mobile operating systems, our attractiveness to wireless carriers, equipment manufacturers, and customers will be impaired and our sales could suffer.

Changes to our design and development processes to address new features or functions of mobile operating systems or networks might cause inefficiencies that might result in more labor-intensive software integration processes. In addition, we anticipate that in the future we will be required to update existing and new products and applications to a broader array of mobile operating systems. If we utilize more labor-intensive processes, our margins could be significantly reduced and it might take us longer to integrate our products and applications to additional mobile operating systems. This, in turn, could harm our business, operating results and financial condition.

We may not be able to enhance our in-house acquisition and digital marketing engine to keep pace with technological and market developments.

The market for mobile payment services is characterized by rapid technological change, evolving industry standards and frequent new service introductions. To keep pace with technological developments, satisfy increasing advertiser and developer requirements, maintain the attractiveness and competitiveness of our mobile advertising solutions and ensure compatibility with evolving industry standards and protocols, we will need to regularly enhance its current services and to develop and introduce new services on a timely basis. If our platform is not attractive to its customers or is not able to compete with alternative mobile payment solutions, we will not have access to as much advertising inventory and may experience increased pressure on margins.

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We will depend on publishers, developers and distribution partners for mobile advertising space to deliver our advertiser customers’ advertising campaigns, and any decline in the supply of advertising inventory could hurt our business. We will depend on publishers, developers and distribution partners to provide us with space within their applications, which we refer to as “advertising inventory,” on which we will deliver ads. We anticipate that a significant portion of our revenue will derive from the advertising inventory provided by a limited number of publishers, developers and distribution partners. We will have minimum or fixed commitments for advertising inventory with some but not all of our publishers, developers and distribution partners, including certain wireless carriers in multiple countries. We intend to expand the number of publishers, developers and distribution partners subject to minimum or fixed arrangements. Outside of those relationships however, the publishers, developers and distribution partners that will sell their advertising inventory to us are not required to provide any minimum amounts of advertising space to us, nor are they contractually bound to provide us with a consistent supply of advertising inventory. Such publishers, developers and distribution partners can change the amount of inventory they make available to us at any time. They may also change the price at which they offer inventory to us, or they may elect to make advertising space available to our competitors who offer ads to them on more favorable economic terms. In addition, publishers, developers and distribution partners may place significant restrictions on our use of their advertising inventory. These restrictions may prohibit ads from specific advertisers or specific industries, or they could restrict the use of specified creative content or format. They may also use a fee-based or subscription-based business model to generate revenue from their content, in lieu of or to reduce their reliance on ads.

If publishers, developers and distribution partners decide not to make advertising inventory available to us for any of these reasons, decide to increase the price of inventory, or place restrictions on our use of their advertising space, we may not be able to replace this with inventory from others that satisfy our requirements in a timely and cost-effective manner. If this happens, our revenue could decline or its cost of acquiring inventory could increase.

End user tastes are continually changing and are often unpredictable. If we fail to develop and publish new products and services that achieve market acceptance, our sales would suffer.

Our business depends in part on deploying new products and services to customers and through wireless carriers that end users buy. We must continue to invest significant resources in licensing efforts, product development, and regional expansion to enhance our offering of new products and services, and we must make decisions about these matters well in advance of product release in order to implement them in a timely manner. Our success depends, in part, on unpredictable and volatile factors beyond our control, including end-user preferences, competing products and services, and the availability of other entertainment activities. If our products and services are not responsive to the requirements of our advertisers, carriers or the entertainment preferences of end users, or are not brought to market in a timely and effective manner, our business, operating results, and financial condition would be harmed. Even if our products and services are successfully introduced, marketed effectively, and initially adopted, a subsequent shift in our advertisers, carriers, or the entertainment, shopping, and mobile preferences of end users, or our relationship with third-party billing aggregators could cause a decline in the popularity of, or access to, our offerings and could materially reduce our revenue and harm our business, operating results, and financial condition.

Our business depends on the growth and maintenance of wireless communications infrastructure.

Our success will depend on the continued growth and maintenance of wireless communications globally. This includes deployment and maintenance of reliable next-generation digital networks with the speed, data capacity and security necessary to provide reliable wireless communications services. Wireless communications infrastructure may be unable to support the demands placed on it if the number of subscribers continues to increase, or if existing or future subscribers increase their bandwidth requirements. Wireless communications have experienced a variety of outages and other delays as a result of infrastructure and equipment failures and could face outages and delays in the future. These outages and delays could reduce the level of wireless communications usage as well as our ability to distribute our products and services successfully. In addition, changes by a wireless carrier to network infrastructure may interfere with downloads and may cause end users to lose functionality. This could harm our business, operating results and financial condition.

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Actual or perceived security vulnerabilities in mobile devices or wireless networks could adversely affect our revenue.

Maintaining the security of mobile devices and wireless networks is critical for our business. There are individuals and groups who develop and deploy viruses, worms and other illicit code or malicious software programs that may attack wireless networks and mobile devices. Security experts have identified computer “worm” programs that target mobile devices running on certain operating systems. Although these worms have not been widely released and do not present an immediate risk to our business, we believe future threats could lead some end users to seek to reduce or delay future purchases of our products or reduce or delay the use of their mobile devices. Any of these activities could adversely affect our revenue and this could harm our business, operating results and financial condition.

Risk Associated with Mobile Device Media

Activities of the Company’s advertiser customers could damage the Company’s reputation or give rise to legal claims against it.

Our customers’ promotion of their products and services may not comply with foreign, federal, state and local laws, including, but not limited to, laws and regulations relating to mobile communications. Failure of our customers to comply with foreign, federal, state or local laws or its policies could damage our reputation and expose it to liability under these laws. We may also be liable to third parties for content in the ads we deliver if the artwork, text or other content involved violates copyrights, trademarks or other intellectual property rights of third parties or if the content is defamatory, unfair and deceptive, or otherwise in violation of applicable laws. Although we will generally receive assurance from our advertisers and merchants that their ads are lawful and that they have the right to use any copyrights, trademarks or other intellectual property included in an ad, and although we will normally be indemnified by the advertisers, a third-party or regulatory authority may still file a claim against us. Any such claims could be costly and time-consuming to defend and could also hurt our reputation. Further, if we are exposed to legal liability as a result of the activities of our advertiser customers, we could be required to pay substantial fines or penalties, redesign its business methods, discontinue some of our services or otherwise expend significant resources.

Mobile applications and advertising are relatively new, as are our products, which are evolving, and growth in revenue from those areas is uncertain and changes in the industry may negatively affect our revenue and financial results.

While we anticipate that mobile usage will continue to be the primary driver of revenue related to applications and advertising for the foreseeable future, there could be changes in the industry of mobile carriers that could have a negative impact on these growth prospects for our business and our financial performance.

If we fail to deliver our products and services ahead of the commercial launch of new mobile device models, our sales may suffer.

Our business is dependent, in part, on the commercial sale of smartphone handsets. We do not control the timing of these mobile device launches. Many end users who use our services do so after they purchase their new mobile devices to experience the new features of those mobile devices. If one or more major mobile device manufacturers were to cease to provide us access to new mobile device models prior to commercial release, we might be unable to introduce compatible versions of our products and services for those mobile devices in coordination with their commercial release, and we might not be able to make compatible versions for a substantial period following their commercial release. If, because of launch delays, we miss the opportunity to sell products and services when new mobile devices are shipped or our end users upgrade to a new mobile device, or if we miss the key holiday selling period, either because the introduction of a new mobile device is delayed or we do not deploy our products and services in time for seasonal increases in mobile device sales, our revenue would likely decline and our business, operating results and financial condition would likely suffer.

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We do not control the mobile networks over which we provide our advertising services.

Our products are dependent on the reliability of network operators and carriers who maintain sophisticated and complex mobile networks, as well as its ability to deliver content on those networks at prices that enable it to realize a profit. Mobile networks have been subject to rapid growth and technological change, particularly in recent years. We do not control these networks.

Mobile networks could fail for a variety of reasons, including new technology incompatibility, the degradation of network performance under the strain of too many mobile consumers using the network, a general failure from natural disaster or a political or regulatory shut-down. Individuals and groups who develop and deploy viruses, worms and other malicious software programs could also attack mobile networks and the devices that run on those networks. Any actual or perceived security threat to mobile devices or any mobile network could lead existing and potential device users to reduce or refrain from mobile usage or reduce or refrain from responding to the services offered by our advertising customers. If the network of a mobile operator should fail for any reason, we would not be able to effectively provide our services to our customers through that mobile network. This, in turn, could hurt our reputation and cause it to lose significant revenue.

Mobile carriers may also increase restrictions on the amounts or types of data that can be transmitted over their networks. We anticipate generating different amounts of revenue from its advertiser customers based on the content we deliver. In most cases, we will be paid by advertisers on a CPI basis, when an install of an advertised application occurs. Different types of advertising content consume differing amounts of bandwidth and network capacity. If a network carrier were to restrict the amounts of data that can be delivered on that carrier’s network, or otherwise control the kinds of content that may be downloaded to a device that operates on the network, it could negatively affect our pricing practices and inhibit its ability to deliver targeted advertising to that carrier’s users, both of which could impair our ability to generate revenue. Mobile connected device users may choose not to allow advertising on their devices.

The success of our business model will depend on its ability to deliver targeted, highly relevant ads to consumers on their mobile connected devices. Targeted advertising is done primarily through analysis of data, much of which is collected on the basis of user-provided permissions. This data might include a device’s location or data collected when device users view an ad or video or when they click on or otherwise engage with an ad. Users may elect not to allow data sharing for targeted advertising for a number of reasons, such as privacy concerns, or pricing mechanisms that may charge the user based upon the amount or types of data consumed on the device. Users may also elect to opt out of receiving targeted advertising from our platform. In addition, the designers of mobile device operating systems are increasingly promoting features that allow device users to disable some of the functionality, which may impair or disable the delivery of ads on their devices, and device manufacturers may include these features as part of their standard device specifications. Companies may also develop products that enable users to prevent ads from appearing on their mobile device screens. If any of these developments were to occur, our ability to deliver effective advertising campaigns on behalf of its advertiser customers would suffer, which could hurt its ability to generate revenue and remain profitable.

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Risks Related to Customer Relationships and Retention

If we fail to maintain and grow our client base and spend through our platform, our revenue and business may be negatively impacted.

Several of our activities are significantly dependent on advertising networks on the Internet and mobile Internet, in particular entities such as Google and Facebook, which account for 91% of our purchases of advertising space as of December 31, 2021. To sustain or increase our revenue, we must regularly add new clients and encourage existing clients to maintain or increase the amount of advertising inventory purchased through our platform and adopt new features and functionalities that we make available. If competitors introduce lower cost or differentiated offerings that compete with or are perceived to compete with our offerings, our ability to sell our services to new or existing clients could be impaired. We have spent significant effort in cultivating our relationships with advertising agencies, which has resulted in an increase in the budgets allocated to, and the amount of advertising purchased on, our platform. However, it is possible that we may reach a point of saturation at which we cannot continue to grow our revenue from such agencies because of internal limits that advertisers may place on the allocation of their advertising budgets to digital media to a particular provider or otherwise. We do not typically have exclusive relationships with our clients and there is limited cost to moving their media spend to our competitors. As a result, we have limited visibility to our future advertising revenue streams. We cannot guarantee that our clients will continue to use our platform or that we will be able to replace, in a timely or effective manner, departing clients with new clients that generate comparable revenue. If a major client representing a significant portion of our business decides to materially reduce its use of our platform or to cease using our platform altogether, it is possible that our revenue or revenue growth rate could be significantly reduced, and our business negatively impacted.

In addition, these entities, in particular Google and Facebook, also provide us with important analytical tools that allow us, particularly in terms of targeted online advertising, to offer our customers the best-performing services. In the event that these suppliers significantly reduce access to their traffic or make the conditions for placing targeted advertisements online more restrictive, our activity, earnings, prospects and results of operations could be negatively affected.

The loss of advertising agencies as clients could significantly harm our business, financial condition, and results of operations.

Our client base includes advertising agencies and mobile carriers. We do not have exclusive relationships with advertising agencies and mobile carriers, and we depend on agencies to work with us to build and maintain advertiser relationships and execute advertising campaigns.

The loss of agencies as clients could significantly harm our business, financial condition and results of operations. If we fail to maintain satisfactory relationships with an advertising agency, we risk losing business from the advertisers represented by that agency. Advertisers may change advertising agencies.

If an advertiser switches from an agency that utilizes our platform to one that does not, we will lose revenue from that advertiser. In addition, some advertising agencies have their own relationships with suppliers of advertising inventory and can directly connect advertisers with such suppliers. Our business may suffer to the extent that advertising agencies and inventory suppliers purchase and sell advertising inventory directly from one another or through intermediaries other than us.

Many advertising agencies are owned by holding companies, where decision making is decentralized such that purchasing decisions are made, and relationships with advertisers are located, at the agency, local branch or division level. In most cases, we enter into separate contracts and billing relationships with the individual agencies and account for them as separate clients. However, some holding companies for these agencies may choose to exert control over the individual agencies in the future. If so, any loss of relationships with such holding companies and, consequently, of their agencies, local branches or divisions, as clients could significantly harm our business, financial condition, and results of operations.

The acquisition of Addict Mobile in 2017 enabled us to position ourselves in the field of mobile performance marketing. As part of these activities, advertising customers commit to us by issuing successive purchase orders. We are therefore exposed to the risk that advertising campaigns are stopped and/or not renewed. In addition, some clients could demand preferential economic and financial conditions or longer payment terms, which could impact the financial performance of the revenue linked to user acquisition and digital marketing.

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If we fail to innovate or make the right investment decisions in our offerings and platform, we may not attract and retain advertisers and advertising agencies and our revenue and results of operations may decline.

Our industry is subject to rapid and frequent changes in technology, evolving client needs and the frequent introduction by our competitors of new and enhanced offerings. We must constantly make investment decisions regarding offerings and technology to meet client demand and evolving industry standards. We may make bad decisions regarding these investments. If new or existing competitors have more attractive offerings, we may lose clients or clients may decrease their use of our platform. New client demands, superior competitive offerings or new industry standards could require us to make unanticipated and costly changes to our platform or business model. In addition, as we develop and introduce new products and services, including those incorporating or utilizing artificial intelligence and machine learning and new processing of personal information, they may raise new, or heighten existing, technological, legal and other challenges, and may cause unintended consequences, may not function properly or may be misused by our clients. If we fail to adapt to our rapidly changing industry or to evolving client needs, or we provide new products and services that exacerbate technological, legal or other challenges, demand for our platform could decrease and our business, financial condition and results of operations may be adversely affected.

We are subject to payment-related risks that may adversely affect our business, working capital, financial condition and results of operations.

Non-recovery from digital marketing customers

We may be involved in disputes with clients, and in the case of agencies, their advertisers, over the operation of our platform, the terms of our agreements or our billings for purchases made by them through our platform. If we are unable to resolve disputes with our clients, we may lose clients or clients may decrease their use of our platform and our financial performance and growth may be adversely affected. If we are unable to collect or make adjustments to bills to clients, we could incur write-offs for credit loss, which could harm our results of operations. In the future, credit loss may exceed reserves for such contingencies and our credit loss exposure may increase over time. Any increase in write-offs for credit loss could harm our business, financial condition and results of operations. Even if we are not paid by our clients on time or at all, we are still obligated to pay for the advertising inventory, third-party data and other add-on features that clients purchase on our platform, and as a consequence, our business, financial condition and results of operations would be adversely impacted.

Non-recovery from telecom operators or aggregators

We provide services through telecom operators. In the vast majority of cases (74% of revenue analyzed as part of a review of our main customers, representing 95% of our consolidated revenue in 2021), our invoices telecom operators directly. In certain specific markets in which we do not have direct access to all or some of the telecom operators, we may also bill through aggregators interconnected with the telecom operators’ networks (8% of revenue analyzed as part of a review of our main customers, representing 95% of our consolidated revenue in 2021).

Telecom operators are responsible for collecting revenue from the sale of the various products and services provided by us through their respective networks. They then transfer an agreed percentage to us or, if applicable, to the aggregator, several weeks after the supply of the product or service to the end consumer. We are therefore exposed, vis-à-vis telecom operators and/or aggregators, to a risk of non-payment or late payment during this period. If one of the telecom operators or one of the aggregators becomes insolvent or fails to meet its commitments, our activity and results could be severely affected.

Moreover, it is possible that the telecom operators dispute the number and/or amount of sales of products and services sold by us through their telecom networks. In the event of disagreement between the number and/or amount of sales registered on the telecom operator platform and those registered on our platform, this may lead to a reduction in revenue for us and/or to delays in payment by the telecom operators until agreement has been reached on the exact number and/or value of the sales.

The increase in payment terms of telecom operators, the disagreement on the level of sales or the bankruptcy of telecom operators and/or aggregators could have negative consequences for our activities, financial situation, earnings and prospects.

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If one or more of our limited number of customers in the telecommunications sector terminate their agreement with us or if they become unable to fulfill their payment obligations, our financial condition and results of operations would suffer.

Dependence on limited number of telecom operators

We generate almost all of our consolidated revenue from a limited number of customers in the telecom sector. Our top 10 customers, which predominantly consist of telecom operators, represented approximately 59% of our consolidated revenue in 2021 with its leading customer, Orange, representing around 28% of its consolidated revenue.

We expect that we will continue to generate a substantial portion of consolidated revenue, on a go-forward basis, through relationships with these limited number of telecom operators for the foreseeable future; however, our failure to maintain our relationships with these telecom operators, establish relationships with new telecom operators, or a loss or change of terms would materially reduce our revenue and thus harm our business, operating results and financial condition.

We maintain 140 connections to telecom operators and believes that it is not in a situation in which it is economically dependent on any individual relationship. We cannot guarantee that any of the following will not occur: a significant reduction in the volume of services provided, a substantial change in the conditions governing their commercial relationships or a default by one of them. Such events, as well as the collateral effects they could cause, such as the deterioration or loss of commercial relationships with customers within the same Group, could have a material adverse effect on our business, operating results and financial condition.

Many other factors outside our control could impair our ability to generate revenue through a given telecom operator or other customer, including the following:

●	the telecom operator or other customer’s preference for our competitors’ products and services rather than ours;
●	the telecom operator or other customer’s decision not to include or highlight our products and services on the deck of its mobile devices;
●	the telecom operator or other customer’s decision to discontinue the sale of some or all of products and services;
●	a failure of the telecom operator or other customer’s merchandising, provisioning or billing systems;
●	the telecom operator’s decision to increase the amount of its fees and consequently to reduce the revenues accrued to us;
●	the telecom operator or other customer’s decision to offer its own competing products and services;
●	the telecom operator or other customer’s decision to offer similar products and services to its subscribers without charge or at reduced prices;
●	the telecom operator or other customer’s decision to transition to different platforms and revenue models; and
●	consolidation among telecom operators or other customers.

Termination or substantial amendment of contracts with telecom operators

The contracts between the telecom operators and us may have variable maturities, of approximately 12 months (although some contracts are signed for longer maturities (2 years) or even for indefinite periods), but generally provide for a unilateral termination clause in favor of either party subject to a notice period of a few months without either party having to justify legitimate grounds for termination. These contracts are also mostly entered into on a country-by-country basis.

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Should some or all of the contracts binding us to one or more telecom operators be terminated, not be renewed or be amended in a manner that would be unfavorable to us, we could have difficulties finding other telecom operators with licenses, permits, infrastructures and, above all, customer bases necessary to offer its products and services in the territory affected by this termination or contractual change.

Certain contracts signed with telecom operators include penalty clauses that could prove costly for us in the event of a breach (in particular in the event of non-compliance with the ethical rules laid down by telecom operators or professional trade associations such as the French Mobile Media Agency (Agence Française du Média Mobile). More specifically, these clauses:

●	provide for a fixed penalty amount for each breach, and depending on the breach, observed (it being specified that these penalty amounts are between €5,000 and €15,000);
●	allow for the accumulation of penalties in the event of multiple breaches;
●	state that the penalties do not constitute compensation for the breaches (damages may be requested in addition to these penalties); and
●	allow the telecom operator to suspend the service or terminate the contract, even if the penalties are paid by us.

In addition, the majority of contracts signed with telecom operators also provide for the offsetting of receivables between the amounts payable by the telecom operator to us and those payable by us to the telecom operator (including penalties) and/or stipulate that penalties could be payable by us in respect of the merchant’s non-compliance with the regulations applicable to them, in particular the rules relating to the protection of personal data or the security of the network.

More generally, any termination or alteration of the relationship between us and any of its telecom operator customers could significantly affect its business and prospects, result in the loss of a significant portion of its revenue and be detrimental to its financial position and earnings.

We generate the majority of its revenue from our telecom customers. Changes to the pricing structure, fees or to the alignment of our pricing model with our telecom customers may adversely impact our results of operations.

Pricing structure for products and services

The pricing structures for the products and services offered by us are often subject to strict regulations and may be supervised by a local or regional regulatory authority. These structures are sometimes established collectively by a group of telecom operators subject to approval by a regulatory authority or directly by telecom operators individually.

The pricing structure of the products and services offered by us may be imposed by local regulations (particularly insofar as, under the terms of the PSD2, approval is required to carry out payment transactions above certain thresholds), by local regulatory authorities (certain authorities imposing maximum tariffs for the sending of SMS messages) and/or by telecom operators (which impose their commercial tariff schedules).

Changes to these structures, for example by capping the prices of products and services, are likely to have a significant impact on our revenue and earnings.

Impact of competition between telecom operators on the distribution of our offers

Depending on the specific features of the local markets and the intensity of competition in a given market, some telecom operators could be encouraged to limit offers that increase the average revenue per subscriber in order to avoid their subscribers moving to other telecom operators that offer a more limited service offering combined with a lower charge.

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Changes in consumption habits towards greater free services as well as significant downward pressure on subscription prices could have a material adverse effect on our revenue, profitability and growth prospects.

Charges invoiced by telecom operators

Telecom operators charge management fees for the use of their networks. These management fees remunerate, on the one hand, the delivery of content to end consumers and, on the other hand, the invoicing and recovery services to end users. Most of these fees are calculated as a percentage of the revenue generated by the products and services consumed by end users. Telecom operators also often charge subscriptions and additional commissioning costs, either monthly or when a new offer is launched. In addition, some telecom operators charge reduced management fees and offer discounts to companies that generate a high level of invoices. In this context, we benefit from reductions and discounts granted by certain telecom operators.

An increase in the level of management fees invoiced by telecom operators, the invoicing of new additional costs or the reduction or even elimination of discounts enjoyed by us could have a material adverse effect on our revenues, profitability and growth prospects.

If our merchant contracts are not renewed or if we do not secure favorable terms with our merchants, our results of operations will be adversely affected.

Non-renewal of certain contracts

In accordance with the practices of the telecommunications, digital content, mobile marketing and media markets, the contracts entered into with merchants and content publishers are generally entered into for relatively short periods (between a few months and one year, subject to renewal). At the date of the Proxy Document, the majority of our agreements are entered into for an annual term, with most of these agreements being renewed for identical successive periods. The specific nature of the markets in which we operate (rapid growth and development of new products and services) requires existing relationships to be adaptable or the conclusion of new relationships and requires flexibility in the management of contractual relationships that can link the various players in this market.

Although we do not anticipate, as of the date of this Proxy Statement, significant difficulties in renewing, whenever it wishes, its main contracts with merchants and content providers, it cannot rule out the risk that one or more contracts will not be renewed, with negative consequences for our business, financial position, earnings and prospects.

Obtaining content on favorable terms

We aggregate content under an operating license as well as services operated by third parties. Suppliers of this content and services could demand a greater share of the revenue generated by the license granted to us, or alternative or additional methods of being remunerated. Such requests could have a material adverse effect on our earnings.

Moreover, a significant number of contracts entered into by us with content suppliers are non-exclusive, short-term and subject to renewal. If our competitors manage to aggregate products and services under exclusive operating license or with superior business performance, this could affect our performance and negotiating ability with content suppliers.

If we are is unable to sign and retain operating license agreements with content suppliers on attractive terms, this could limit the attractiveness of the services offered by us and adversely affect its results and growth prospects.

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If we are unsuccessful in establishing and increasing awareness of our brand and recognition of our products and services or if we incur excessive expenses promoting, maintaining, and/or enforcing our brand or our products and services, our potential revenue could be limited, our costs could increase, and our operating results and financial condition could be harmed.

We believe that establishing and maintaining our brand is critical to retaining and expanding our existing relationships with wireless carriers, and customers as well as developing new relationships. Promotion of our brands will depend on our success in providing high-quality products and services. Similarly, recognition of our products and services by customers and users will depend on our ability to develop engaging products and quality services to maintain existing, and attract new, business relationships and users. However, our success will also depend, in part, on the services and efforts of third parties, over which we have little or no control. For instance, if our carriers fail to provide high levels of service, our end users’ ability to access our products and services may be interrupted, which may adversely affect our brand. If end users, carriers, and customers do not perceive our offerings as high-quality or if we introduce new products and services that are not favorably received by our end users, carriers, and customers, then we may be unsuccessful in building brand recognition and brand loyalty in the marketplace. In addition, globalizing and extending our brand and recognition of our products and services will be costly and will involve extensive management time to execute successfully. Further, the markets in which we operate are highly competitive and some of our competitors already have substantially more brand name recognition and greater marketing resources than we do. If we fail to increase brand awareness and consumer recognition of our products and services, our potential revenue could be limited, our costs could increase and our business, operating results and financial condition could suffer.

Risks Related to IT Systems, Cybersecurity, and Third Parties

Systems failures, interruptions, delays in service, catastrophic events, and resulting interruptions in the availability of our products or services, or those of our sellers, could harm our business and our brand, and subject us to substantial liability.

We depend heavily on the efficient and continuous operation of many systems, including computer systems, software, servers and data centers. In general, the services provided by us require the safe and reliable processing of a large volume of data or transactions.

Our systems and those of our third-party vendors, including data center facilities, may experience service interruptions, outages, cyberattacks and security breaches and incidents, human error, earthquakes, hurricanes, floods, pandemics, fires, other natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks and other geopolitical unrest, computer viruses, ransomware, and other malicious software, changes in social, political, or regulatory conditions or in laws and policies, or other changes or events. Our systems and facilities are also subject to break-ins, sabotage, and acts of vandalism. Some of our systems are not fully redundant, and our disaster-recovery planning is not sufficient for all eventualities. In addition, as a provider of payments solutions and other financial services, we are subject to increased scrutiny by regulators that may require specific business continuity and disaster recovery plans and more rigorous testing of such plans. This increased scrutiny may be costly and time-consuming and may divert our resources from other business priorities.

We may experience denial-of-service and other cyber-attacks, system failures, outages, security incidents, and other events or conditions that interrupt the availability, data integrity, or reduce the speed or functionality of our products and services. These events likely will result in loss of revenue. In addition, they could result in significant expense to repair or replace damaged equipment and remedy resultant data loss or corruption. The risk of security incidents is increasing as we experience an increase in electronic payments, e-commerce, and other online activity. Additionally, due to political uncertainty and military actions associated with Russia’s invasion of Ukraine, we and our service providers are vulnerable to heightened risks of security incidents and security and privacy breaches from or affiliated with nation-state actors, including attacks that could materially disrupt our systems, operations, supply chain, products, and services. We cannot provide assurances that our preventative efforts against such incidents will be successful. A prolonged interruption in the availability or reduction in the speed or other functionality of our products or services could materially harm our reputation and business. Frequent or persistent interruptions in our products and services could cause customers to believe that our products and services are unreliable, leading them to switch to our competitors or to avoid our products and services, and could permanently harm our reputation and business. Moreover, to the extent that any system failure or similar event results in damages to customers or contractual counterparties, these customers and contractual counterparties could seek compensation from us for their losses, and those claims, even if unsuccessful, would likely be time-consuming and costly for us to address. Significant natural or other disasters, including pandemics, could also have a material and adverse impact on our sellers or other customers, which, in the aggregate, could in turn adversely affect our results of operations.

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Further, the accessibility of the telecom operator networks and the performance and reliability of the Internet and telecommunications infrastructure in the countries where we operate are essential to the efficiency of the operations carried out by us. Our activity and reputation are largely based on its ability to ensure a satisfactory level of performance, reliability and availability in respect of its technical platform. We have introduced redundancy systems and has put in place business continuity plans and disaster recovery plans but cannot provide any assurance that these dual backup systems will ensure no loss of data or service interruption in the event of a major technical problem.

Any failure to provide an efficient and secure continuous service or any performance issue that results in errors or interruptions to services could have a material adverse impact on our business and reputation and could compromise our relationships with its customers or even cause it to become liable, which may negatively affect our financial condition and results of operations.

Our business is dependent on our ability to maintain and scale our infrastructure, including our employees and third parties, and any significant disruption in our service could damage our reputation, result in a potential loss of customers, and adversely affect our financial results.

Our platform is complex and multifaceted, and operational and performance issues could arise both from the platform itself and from outside factors. Errors, failures, vulnerabilities and bugs may occur. Our platform also relies on third-party technology and systems to perform properly and is often used in connection with computing environments utilizing different operating systems, system management software, equipment and networking configurations, which may cause errors in, or failures of, our platform or such other computing environments. Operational and performance issues with our platform could include the failure of our user interface, outages, errors during upgrades or patches, discrepancies in costs billed versus costs paid, unanticipated volume overwhelming our databases, server failure, or catastrophic events affecting one or more server farms. While we have built redundancies in our systems, full redundancies do not exist. Some failures will shut our platform down completely, others only partially. In addition, our business may be subject to interruptions, delays, or failures resulting from earthquakes, adverse weather conditions, other natural disasters, power loss, terrorism, ineffective business execution, epidemics, pandemics, or other catastrophic events. In particular, service interruptions and delays affecting the mobile telecommunications networks and the Internet could reduce their level of use and therefore that of our services.

As part of its regular activities, we electronically receive, process, store and transmit sensitive commercial information. In addition, we collect and processes a significant volume of consumers’ personal data, in particular, depending on the services provided, the names, cardholder data, telephone numbers (or aliases that correspond to an anonymous number provided by the telecom operator), the mobile device brand and model, as well as payment and consumption histories. The confidentiality and integrity of the information on customers and consumers held on our servers or other information systems are essential to the smooth running of our activities. Consequently, we have put security, backup and recovery systems in place.

The costs relating to the systems and procedures associated with such protection measures could increase and thus adversely impact our profitability. Despite these security measures, unauthorized access to our information technology systems and databases could lead to the theft or disclosure of confidential information, deletion or modification of files or, more generally, cause interruptions in our activities. Handling or operating errors might also occur, particularly if information is provided to persons who are not authorized to receive it, as a result of a failure of our system, acts of employees or subcontractors that are contrary to its internal policy, or the inappropriate interception or receipt of information by a third party. In addition, we rely on our information systems to carry on our commercial activities, but also to issue invoices for its products, communicate with its customers, manage its employees or provide the necessary information to the various operational managers in order for decisions to be made. The management of its business is therefore increasingly dependent on information systems technology. A system failure or loss of confidential information could adversely affect our activities and reputation.

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Further, electronic payments and payment software products and services could be specifically targeted and penetrated or disrupted by hackers and other malicious actors. Because the techniques used to obtain unauthorized access to data, products, and services and to disable, degrade, or sabotage them change frequently and may be difficult to detect or remediate for long periods of time, we and our customers may be unable to anticipate these techniques or implement adequate preventative measures to stop them. If we or our customers are unable to anticipate or prevent these attacks, our sellers’ or other customers may be harmed, our reputation could be damaged, and we could incur significant liability.

Despite its policy of strengthening the resilience and security of information systems and IT infrastructure, a major failure or interruption resulting from an incident, virus or cyberattack or any other cause could have an adverse effect on our operations and, therefore, could have a negative effect on its business, financial condition and results of operations.

If the non-proprietary technology, software, products and services that we use are unavailable, have future terms we cannot agree to, or do not perform as we expect, our business, financial condition and results of operations could be harmed.

We depend on various technology, software, products and services from third parties or available as open source, including data centers and API technology, payment processing, payroll and other technology and professional services, some of which are critical to the features and functionality of our platform. For example, in order for clients to target ads in ways they desire and otherwise optimize and verify campaigns, our platform must have access to data regarding Internet user behavior and reports with demographic information regarding Internet users. Identifying, negotiating, complying with and integrating with third-party terms and technology are complex, costly and time-consuming matters. Failure by third-party providers to maintain, support or secure their technology either generally or for our accounts specifically, or downtime, errors or defects in their products or services, could adversely impact our platform, our administrative obligations or other areas of our business. Having to replace any third-party providers or their technology, products or services could result in outages or difficulties in our ability to provide our services. If we are unsuccessful in establishing or maintaining our relationships with our third-party providers or otherwise need to replace them, internal resources may need to be diverted and our business, financial condition and results of operations could be harmed.

Disruptions to service from our third-party data center hosting facilities and cloud computing and hosting providers could impair the delivery of our services and harm our business.

A significant portion of our business relies upon hardware and services that are hosted, managed and controlled by third-party providers, and we are dependent on these third parties to provide continuous power, cooling, Internet connectivity and physical and technological security for our servers. In the event that these third-party providers experience any interruption in operations or cease business for any reason, or if we are unable to agree on satisfactory terms for continued hosting relationships, we would be forced to enter into a relationship with other service providers or assume some hosting responsibilities ourselves. Even a disruption as brief as a few minutes could have a negative impact on our activities and could result in a loss of revenue. These facilities may be located in areas prone to natural disasters and may experience catastrophic events such as earthquakes, fires, floods, power loss, telecommunications failures, public health crises and similar events. They may also be subject to break-ins, sabotage, intentional acts of vandalism, cyber-attacks and similar misconduct. Although we have made certain disaster recovery and business continuity arrangements, such events could cause damage to, or failure of, our systems generally, or those of the third-party cloud computing and hosting providers, which could result in disruptions to our service. We face potential liability and harm to our business based on the human factor of inputting information into our platform.

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Campaigns are set up using several variables available on our platform. While our platform includes several checks and balances, it is possible for human error to result in significant overspending. The system requires a daily cap at the ad group level. Additionally, we set a credit limit for each user so that they cannot spend beyond the level of credit risk we are willing to accept. Despite these protections, the ability for overspend exists. For example, campaigns which last for a period of time can be set to pace evenly or as quickly as possible. If a client with a high credit limit enters the wrong daily cap with a campaign set to a rapid pace, it is possible for a campaign to accidently go significantly over budget. While our client contracts state that clients are responsible for media purchased through our platform, we are ultimately responsible for paying the inventory providers, and we may be unable to collect from clients facing such issues, in which case our results of operations would be harmed.

Error in the parametrization of a campaign carried out for the sale of our own contents and services may result in costs beyond the expected revenues to be generated by the campaign. In this case our results of operations would also be harmed.

System security risks, data protection breaches, cyberattacks, and systems integration issues could disrupt our internal operations or information technology services provided to customers, and any such disruption could reduce our expected revenue, increase our expenses, damage our reputation, and adversely affect our stock price.

Experienced computer programmers and hackers may be able to penetrate our network security and misappropriate or compromise our confidential information or that of third parties, create system disruptions or cause shutdowns. Computer programmers and hackers also may be able to develop and deploy viruses, worms, and other malicious software programs that attack our products or otherwise exploit any security vulnerabilities of our products. In addition, sophisticated hardware and operating system software and applications that we produce or procure from third parties may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation of the system. The costs to us to eliminate or alleviate cyber or other security problems, bugs, viruses, worms, malicious software programs and security vulnerabilities could be significant, and our efforts to address these problems may not be successful and could result in interruptions, delays, cessation of service and loss of existing or potential customers that may impede our sales or other critical functions. We manage and store various proprietary information and sensitive or confidential data relating to our business. Breaches of our security measures or the accidental loss, inadvertent disclosure or unapproved dissemination of proprietary information or sensitive or confidential data about us, our customers or customers, including the potential loss or disclosure of such information or data as a result of fraud, trickery or other forms of deception, could expose us, our customers or the individuals affected to a risk of loss or misuse of this information, result in litigation and potential liability for us, damage our brand and reputation or otherwise harm our business. In addition, the cost and operational consequences of implementing further data protection measures could be significant. Portions of our IT infrastructure also may experience interruptions, delays or cessations of service or produce errors in connection with systems integration or migration work that takes place from time to time. We may not be successful in implementing new systems and transitioning data, which could cause business disruptions and be more expensive, time-consuming, disruptive and resource intensive. Such disruptions could adversely impact our ability to provide services and interrupt other processes. Delayed sales, lower margins, increased cost, or lost customers resulting from these disruptions could reduce our expected revenue, increase our expenses, damage our reputation and adversely affect our stock price.

Risks Related to Regulation

Privacy and data protection laws to which we are subject may cause us to incur additional or unexpected costs, subject us to enforcement actions for compliance failures, or cause us to change our platform or business model, which may have a material adverse effect on our business.

Information relating to individuals and their devices (sometimes called “personal information” or “personal data”) is regulated under a wide variety of local, state, national and international laws and regulations that apply to the collection, use, retention, protection, disclosure, transfer (including transfer across national boundaries) and other processing of such data. We typically collect and store IP addresses and other device identifiers (such as unique cookie identifiers and mobile application identifiers), which are or may be considered personal data or personal information in some jurisdictions or otherwise may be the subject of regulation. In connection with new products and services, we may also collect information that directly identifies individuals, such as email addresses and phone numbers, though we do not allow such information to be used on our ad buying platform.

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The global regulatory landscape regarding the protection of personal information is evolving, and U.S. (state and federal) and foreign governments are considering enacting additional legislation related to privacy and data protection and we expect to see an increase in, or changes to, legislation and regulation in this area. For example, in the United States, a federal privacy law is the subject of active discussion and several bills have been introduced recently.

Laws governing the processing of personal data in Europe (including the UK, European Union and EEA, and the countries of Iceland, Liechtenstein, and Norway) also continue to impact us and continue to evolve. The General Data Protection Regulation (“GDPR”), which applies to us, came into effect on May 25, 2018. Like the laws passed in California, Virginia and Colorado, the GDPR defines “personal data” broadly, and it enhances data protection obligations for controllers of such data and for service providers processing the data. It also provides certain rights, such as access and deletion, to the individuals about whom the personal data relates. IAB Europe previously collaborated with the digital advertising industry to create a user-facing framework (the Transparency and Control Framework, or “TCF”) for establishing and managing legal bases under the GDPR and other UK and EU privacy laws including the ePrivacy Directive. Although the TCF is actively in use, its viability as a compliance mechanism is under attack by the Belgian Data Protection Authority and others and we cannot predict its effectiveness over the long term. In February 2022, the Belgium Data Protection Authority issued an order against IAB Europe that imposes specific remedies on IAB Europe and its operation of TCF. Further, other European regulators have questioned its viability and activists have filed complaints with regulators of alleged non-compliance by specific companies that employ the framework. Non-compliance with the GDPR can trigger steep fines of up to the greater of €20 million or 4% of total worldwide annual revenue. Relatedly, following the United Kingdom’s withdrawal from the EEA and the European Union, and the expiry of the transition period, we have to comply with both the GDPR and the United Kingdom Data Protection Act 2018, the latter regime having the ability to separately fine up to the greater of £17.5 million or 4% of global turnover. Continuing to maintain compliance with the requirements of the GDPR and the United Kingdom Data Protection Act 2018, including monitoring and adjusting to rulings and interpretations that affect our approach to compliance, requires significant time, resources and expense, as will the effort to monitor whether additional changes to our business practices and our backend configuration are needed, all of which may increase operating costs, or limit our ability to operate or expand our business.

Changes in data residency and cross-border transfer restrictions also impact our operations. For the transfer of personal data from the EU to the United States, like many U.S. and European companies, we have relied upon, and were certified under the EU-U.S. and Swiss-U.S. Privacy Shield Frameworks. The Privacy Shield Framework, however, was struck down in July 2020 by the EU Court of Justice (“Schrems II”) as an adequate mechanism by which EU companies may pass personal data to the United States, and other EU mechanisms for adequate data transfer, such as the standard contractual clauses, were questioned by the Court of Justice and whether and how standard contractual clauses can be used to transfer personal data to the United States is in question. In June 2021, the European Commission published revised standard contractual clauses, and shortly thereafter the European Data Protection Board promulgated guidance on implementation of the new clauses. Even with the additional clarity provided by these much-anticipated developments, the validity of the standard contractual clauses as a transfer mechanism remains uncertain. The concerns raised by the court in Schrems II relating to the perceived risks of transferring personal data to the United States, and the ability of the standard contractual clauses to address those risks, persist under the new standard contractual clauses framework. If all or some jurisdictions within the EU or the United Kingdom, determine that the new standard contractual clauses also cannot be used to transfer personal data to the United States, we could be left with no reasonable option for the lawful cross-border transfer of personal data. If left with no reasonable option for the lawful cross-border transfer of personal data, and if we nonetheless continue to transfer personal data from the EU to the United States, that could lead to governmental enforcement actions, litigation, fines and penalties or adverse publicity, which could have an adverse effect on our reputation and business or cause us to need to establish systems to maintain certain data in the EU, which may involve substantial expense and cause us to divert resources from other aspects of our operations, all of which may adversely affect our business. Other jurisdictions have adopted or are considering cross-border or data residency restrictions, which could reduce the amount of data we can collect or process and, as a result, significantly impact our business.

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On March 25, 2022, the U.S. and the EU announced an “agreement in principle” with respect to trans-Atlantic transfers that could take the place of the EU-US Privacy Shield Framework. However, it is not clear when this development will become available and/or whether it will withstand judicial and/or administrative review. Additionally, other countries outside of the EU have enacted or are considering enacting similar cross-border data transfer restrictions and laws requiring local data residency, which could increase the cost and complexity of delivering our solutions and operating our business.

Children’s privacy has been a focus of recent enforcement activity under longstanding privacy laws as well as privacy and data protection laws enacted in recent years. EU and UK regulators focus, among other things, on the processing of personal data relating to children, with increased enforcement pending as well as additional guidance. The U.S. Federal Trade Commission and state attorneys general have, in recent years, increased enforcement of the Children’s Online Privacy Protection Act (“COPPA”), which requires companies to obtain parental consent before collecting personal information from children under the age of 13 for purposes not permitted by COPPA. COPPA also sets forth, among other things, a number of restrictions related to what information may be collected with respect to children under the age of 13. In addition, the GDPR and UK GDPR address the processing of children’s personal data, and specifically require that if processing of personal data of individuals is based on such individuals’ consent, and such individuals are children under the age of 13 to 16 (depending on the specific legislation of the UK or each EU member state), parental consent must be obtained.

Regulatory investigations and enforcement actions could also impact us. In the United States, the Federal Trade Commission (“FTC”) uses its enforcement powers under Section 5 of the Federal Trade Commission Act (which prohibits “unfair” and “deceptive” trade practices) to investigate companies engaging in online tracking. Other companies in the advertising technology space have been subject to government investigation by regulatory bodies; advocacy organizations have also filed complaints with data protection authorities against advertising technology companies, arguing that certain of these companies’ practices do not comply with the GDPR. We cannot avoid the possibility that one of these investigations or enforcement actions will require us to alter our practices. Further, our legal risk depends in part on our clients’ or other third parties’ adherence to privacy laws and regulations and their use of our services in ways consistent with end user expectations. We rely on representations made to us by clients that they will comply with all applicable laws, including all relevant privacy and data protection regulations. Although we make reasonable efforts to enforce such representations and contractual requirements, we do not fully audit our clients’ compliance with our recommended disclosures or their adherence to privacy laws and regulations. If our clients fail to adhere to our expectations or contracts in this regard, we and our clients could be subject to adverse publicity, damages, and related possible investigation or other regulatory activity.

Adapting our business to privacy laws enacted at the state level and their implementing regulations and to the enhanced and evolving privacy obligations in the EU and elsewhere could continue to involve substantial expense and may cause us to divert resources from other aspects of our operations, all of which may adversely affect our business. Additionally, as the advertising industry evolves, and new ways of collecting, combining and using data are created, governments may enact legislation in response to technological advancements and changes that could result in our having to re-design features or functions of our platform, therefore incurring unexpected compliance costs. Further, adaptation of the digital advertising marketplace requires increasingly significant collaboration between participants in the market, such as publishers and advertisers. Failure of the industry to adapt to changes required for operating under laws existing and future privacy laws and user response to such changes could negatively impact inventory, data, and demand. We cannot control or predict the pace or effectiveness of such adaptation, and we cannot currently predict the impact such changes may have on our business.

In addition to laws regulating the processing of personal information, we are also subject to regulation with respect to political advertising activities, which are governed by various federal and state laws in the United States, and national and provincial laws worldwide. Online political advertising laws are rapidly evolving and, in certain jurisdictions, have varying transparency and disclosure requirements. We saw publishers impose varying prohibitions and restrictions on the types of political advertising and breadth of targeted advertising allowed on their platforms with respect to advertisements for the 2020 U.S. presidential election in response to political advertising scandals, such as the scandal involving Cambridge Analytica. The lack of uniformity and increasing requirements on transparency and disclosure could adversely impact the inventory made available for political advertising and the demand for such inventory on our platform, and otherwise increase our operating and compliance costs. Concerns about political advertising or other advertising in areas deemed sensitive, whether or not valid and whether or not driven by applicable laws and regulations, industry standards, client or inventory provider expectations, or public perception, may harm our reputation, result in loss of goodwill, and inhibit use of our platform by current and future clients.

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These laws and other obligations may be interpreted and applied in a manner that is inconsistent with our existing data management practices or the features of our platform. If so, in addition to the possibility of fines, lawsuits and other claims, we could be required to fundamentally change our business activities and practices or modify our products, which could have an adverse effect on our business. We may be unable to make such changes and modifications in a commercially reasonable manner or at all, and our ability to develop new products and features could be limited. All of this could impair our or our clients’ ability to collect, use, or disclose information relating to consumers, which could decrease demand for our platform, increase our costs, and impair our ability to maintain and grow our client base and increase our revenue.

Our payment services business is subject to extensive government regulation and oversight. Our failure to comply with extensive, complex, overlapping, and frequently changing rules, regulations, and legal interpretations could materially harm our business.

Our business is subject to complex and changing laws, rules, regulations, policies, and legal interpretations in the markets in which we offer services directly or through partners, including, but not limited to, those governing: banking, credit, deposit taking, cross-border and domestic money transmission, foreign currency exchange, privacy, data protection, data governance, cybersecurity, banking secrecy, digital payments, payment services, fraud detection, consumer protection, antitrust and competition, economic and trade sanctions, anti-money laundering, and counter-terrorist financing.

Regulators globally have been establishing and increasing their regulatory authority, oversight, and enforcement in a manner that impacts our business. As we introduce new products and services and expand into new markets, including through acquisitions, we expect to become subject to additional regulations, restrictions, and licensing requirements. As we expand and localize our international activities, we expect that our obligations in the markets in which we operate will continue to increase. In addition, because we provide services to customers worldwide, one or more jurisdictions may claim that we or our customers are required to comply with their laws, which may impose different, more specific, or conflicting obligations on us, as well as broader liability.

Any failure or perceived failure to comply with existing or new laws, regulations, or orders of any government authority (including changes to or expansion of their interpretation) may subject us to significant fines, penalties, criminal and civil lawsuits, forfeiture of significant assets, and enforcement actions in one or more jurisdictions; result in additional compliance and licensure requirements; cause us to lose existing licenses or prevent or delay us from obtaining additional licenses that may be required for our business; increase regulatory scrutiny of our business; divert management’s time and attention from our business; restrict our operations; lead to increased friction for customers; force us to make changes to our business practices, products or operations; require us to engage in remediation activities; or delay planned transactions, product launches or improvements. Any of the foregoing could, individually or in the aggregate, harm our reputation, damage our brands and business, and adversely affect our results of operations and financial condition. The complexity of United States federal and state and international regulatory and enforcement regimes, coupled with the global scope of our operations and the evolving global regulatory environment, could result in a single event prompting a large number of overlapping investigations and legal and regulatory proceedings by multiple government authorities in different jurisdictions. While we have implemented policies and procedures designed to help ensure compliance with applicable laws and regulations, there can be no assurance that our employees, contractors, and agents will not violate such laws and regulations.

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In Europe, Directive 2015/2366/EC of 25 November 2015 on payment services, the Revised Payment Services Directive (“PSD2”), transposed in all the Member States of the European Union, changed the scope of existing regulations. It now requires that a payment institution be authorized to carry out certain eligible payment services. Eligible payment services are defined based on the procedures for the local interpretation of the PSD2 in the several different European countries. There are therefore divergences in the transposition texts and in the way in which supervisory authorities and local jurisdictions could interpret those texts, as well as in the procedures to be carried out with the local authorities for the exercise the freedom to provide services or freedom of establishment (the “European Passport” procedure).

By way of illustration, we may continue to carry out payment transactions via a telecommunications system in certain European Union Member States, such as Poland, Spain and Italy, within certain limits. However, in some Member States, including France, we had to obtain approval as a payment institution to be able to offer these eligible payment services. In this context, we obtained in 2020 two payments licenses in Lithuania and in Spain, allowing it to offer payment services in European countries.

Lastly, we cannot rule out the possibility that, in the coming years, certain countries located outside the European Union in which it operates may introduce additional regulatory requirements in terms of payment services, in particular the need to obtain approval in order to carry out activities considered to be payment services. There are substantial costs and potential product and operational changes involved in maintaining and renewing licenses, certifications, and approvals, and we could be subject to fines, other enforcement actions, and litigation if we are found to violate any of these requirements. There can be no assurance that we will be able to (or decide to) continue to apply for or obtain any licenses, renewals, certifications, and approvals in any jurisdictions. In certain markets, we may rely on local banks or other partners to process payments and conduct foreign currency exchange transactions in local currency, and local regulators may use their authority over such local partners to prohibit, restrict, or limit us from doing business. The need to obtain or maintain licenses, certifications, or other regulatory approvals could impose substantial additional costs, delay or preclude planned transactions, product launches or improvements, require significant and costly operational changes, impose restrictions, limitations, or additional requirements on our business, products and services, or prevent us from providing our products or services in a given market.

Failure to acquire local telecommunications licenses or comply with local regulations could impose additional burdens on us.

Our activity in certain countries requires it to obtain license or approvals that must be periodically renewed. In the event that such license or approvals are not renewed, we could lose the option of conducting its business in a certain country.

In addition, the supervisory authorities and professional unions of which telecom operators are members, impose ethical standards for telecommunications services. The regular strengthening of customer pathways by these supervisory or regulatory authorities with a view to making consumer shopping pathways more secure pose a risk to Group sales. These standards may change, and this could have a material adverse effect on our activities, earnings and prospects.

Consequently, the refusal to issue or the withdrawal of a license or approval, as well as the reinforcement of ethical standards, could have a negative impact on our activity and earnings.

Laws aimed at protecting consumers could result in increased costs, logistical burdens and legal liability, which may adversely affect its business and financial condition.

As part of its activities aimed at consumers who are natural persons, we cannot rule out the possibility that a supervisory authority may sanction it for unfair commercial practices, for non-compliance with competition or consumer law, or for non-compliance with rules relating to distance contracts. Consumers or third parties (such as competitors) may also bring actions in this context. More specifically, consumers have the option of making direct referrals to the supervisory authorities responsible for competition, consumption and fraud prevention.

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Any strengthening of consumer laws could have a negative impact on our sales and would facilitate class actions, which could have a material adverse effect on our business activities, earnings, financial position and prospects.

As part of the dissemination and distribution of its products and services to consumers, we may be exposed to the risk of compliance requests, injunctions, writs, administrative police measures, administrative or criminal fines, convictions by civil, commercial or criminal courts for damages or custodial sentences.

Under consumer law, we could be exposed to class actions brought in connection with the dissemination and distribution of its products and services.

Such events could force us to publicly disclose such events, cause it to be liable and have a material adverse effect on its business, earnings, financial position and outlook.

We rely on our current understanding of regional regulatory requirements pertaining to the marketing, advertising, and promotion of our products and services, and any adverse change in such regulations, or a finding that we did not properly understand such regulations, may significantly impact our ability to market, advertise, and promote our products and services and thereby adversely impact our revenue, our operating results, and our financial condition.

Some portions of our business rely extensively on marketing, advertising and promoting our products and services requiring it to have an understanding of the local laws and regulations governing our business. Additionally, we rely on the policies and procedures of wireless carriers and should those change, there could be an adverse impact on our products. In the event that we have relied on inaccurate information or advice, and engage in marketing, advertising or promotional activities that are not permitted, we may be subject to penalties, restricted from engaging in further activities or altogether prohibited from offering our products and services in a particular territory, all or any of which will adversely impact our revenue and thus our operating results and financial condition.

Changes in government regulation of the media and wireless communications industries may adversely affect our business. A number of laws and regulations have been and likely will continue to be adopted in the United States and elsewhere that could restrict the media and wireless communications industries, including laws and regulations regarding customer privacy, taxation, content suitability, copyright, distribution and antitrust. Furthermore, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies such as ours conducting business through wireless carriers. We anticipate that regulation of our industry will increase and that we will be required to devote legal and other resources to address this regulation. Changes in current laws or regulations or the imposition of new laws and regulations in any country in which we operate regarding the media and wireless communications industries may lessen the growth of wireless communications services and may materially reduce our ability to increase or maintain sales of our products and services.

A number of studies have examined the health effects of mobile phone use, and the results of some of the studies have been interpreted as evidence that mobile phone use causes adverse health effects. The establishment of a link between the use of mobile phone services and health problems, or any media reports suggesting such a link, could increase government regulation of, and reduce demand for, mobile phones and, accordingly, the demand for our products and services, and this could harm our business, operating results and financial condition.

Risks Related to Liability and Intellectual Property

Breaches caused by our contractors and subcontractors could impute to us.

We use and will continue to use co-contractors and sub-contractors for certain aspects of its business activities. We could be held liable in the event of a breach by its co-contractors and sub-contractors of their obligations over which we have very little or no control.

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With the entry into force of the GDPR, data controllers and processors within the meaning of the data protection regulation are also bound by a number of obligations which, if not complied with, may result in risks in terms of financial penalties. We have introduced a compliance system for the outsourcing of processing. However, notwithstanding the contractual framework that it seeks to impose on its sub-contractors, one or more sub-contractors may still fail to comply with the commitments undertaken and therefore expose us to breaches of the applicable regulations. Such breaches could have a material adverse effect on our business, earnings, financial position and prospects.

The liability incurred could exceed the maximum cover under the insurance policies taken out by us or be excluded from those policies. Any Group liability, whether or not covered by its insurance policies, could therefore have a material adverse effect on us, our business, prospects, ability to achieve its objectives, financial position, earnings and/or its development.

We may have exposure to greater-than-anticipated tax liabilities, which may materially and adversely affect our business.

We are subject to complex and progressive tax laws in the various countries in which we operate. Changes in tax laws could have significant adverse consequences on its tax position, effective tax rate or the amount of taxes that we are required to pay. Furthermore, the tax laws of the various countries in which we operate may be interpreted in a wide variety of ways, particularly as regards transfer pricing, it being specified that the volumes of transactions between our various subsidiaries subject to tax provisions on international transfer pricing are significant. Existing services or new services offered by us may also be subject to specific and sectoral tax changes.

We are subject to review and audit by the tax authorities of the jurisdictions in which we operate. Such tax authorities may disagree with tax positions we take, and if any such tax authority were to successfully challenge any such position, our financial results and operations could be materially and adversely affected. In addition, we currently are, and expect to continue to be, subject to numerous federal, state, local and foreign tax audits relating to transfer pricing, income, sales & use, value-added (“VAT”), and other tax liabilities. While we have established reserves based on assumptions and estimates that we believe are reasonably sufficient to cover such eventualities, any adverse outcome of such a review or audit could have an adverse impact on our financial position and results of operations if the reserves prove to be insufficient.

Our tax liability could be adversely affected by changes in tax laws, rates, regulations, and administrative practices. For example, various levels of government and international organizations, such as in the United States, the Organization for Economic Co-operation and Development (“OECD”), and the European Union (“EU”), have increasingly focused on tax reform and any result from this development may create changes to long-standing tax principles, which could adversely affect our effective tax rate. On October 8, 2021, the OECD announced an international agreement with more than 130 countries to implement a new global minimum effective corporate tax rate of 15% for large multinational companies starting in 2023. Additionally, under the agreement, new rules have been introduced that will result in the reallocation of certain profits from large multinational companies to market jurisdictions where customers and users are located. Although certain implementation details have yet to be developed and the enactment of these changes has not yet taken effect, we will be monitoring the developments and tax implications of these changes, which may have adverse tax consequences for us.

Our income tax obligations are based on our corporate operating structure, including the manner in which we develop, value, and use our intellectual property and the scope of our international operations. The tax authorities of the jurisdictions in which we operate may challenge our methodologies for valuing developed technology or intercompany arrangements. Additionally, tax authorities at all levels of government are continuously reviewing the appropriate tax treatment of companies engaged in internet commerce and financial technology and attempting to broaden the classification and definitions of activities subject to taxation. For example, various jurisdictions may attempt to broaden the definition of internet hosting, data processing, telecommunications, and other services to capture additional types of activities. These developing changes could affect our financial position and results of operations. In particular, it is possible that tax authorities at the at any level of government may attempt to regulate our transactions or levy new or revised sales & use taxes, VAT, digital services taxes, digital advertising taxes, income taxes, or other taxes relating to our activities. New or revised taxes, in particular, sales & use taxes, VAT, and similar taxes, including digital advertising taxes and digital service taxes, would likely increase the cost of doing business. New taxes could also create significant increases in internal costs necessary to capture data and collect and remit taxes. Proposed or enacted laws regarding tax compliance obligations could require us to make changes to our infrastructure or increase our compliance obligation. Any of these events could have an adverse effect on our business and results of operations. Moreover, an increasing number of jurisdictions have considered or adopted laws or administrative practices that impose obligations for on-demand and streaming services, online marketplaces, payment service providers, and other intermediaries. These obligations may deem parties, such as us, to be the legal agent of merchants and therefore may require us to collect and remit taxes on the merchants’ behalf and take on additional reporting and record-keeping obligations.

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We are therefore unable to guarantee that the tax authorities in question will agree with our interpretation of the applicable laws in terms of both local regulations and transfer pricing regulations. In addition, tax laws and regulations may be amended and the interpretation and application thereof by the relevant jurisdictions or administrations may change, particularly in the context of joint initiatives taken at international or community level (OECD, G20, European Union). The determination of our worldwide provision for income and other tax liabilities is highly complex and requires significant judgment by management, and there are many transactions during the ordinary course of business where the ultimate tax determination is uncertain. Although we believe our estimates are reasonable, the ultimate tax outcome may differ from amounts recorded in our financial statements and may materially affect our financial results in the period or periods for which such determination is made.

Any challenge to our tax position by the relevant authorities could require us to pay additional taxes, make potentially significant adjustments and pay fines or may lead to increases in the costs of its products or services in order to collect these taxes, which could have a material adverse effect on our business and financial condition.

Digital Virgo could be held liable under legal actions based on the content provided via its services and products.

These actions could be brought on various legal grounds: infringement of intellectual property rights, defamation, smear campaigns, negligence, unlawful content, offences against the person, breaches of privacy laws, protection of personal data, misleading or misleading advertising, as well as under consumer protection laws or laws that apply to the nature, publication or dissemination of information that we directly or indirectly provide to our customers. At the date of this Proxy Document, we have not been convicted of any offences and had not taken any action on these grounds.

For example, although we devote a significant proportion of its human resources to content monitoring, it could be the subject of defamation proceedings in respect of messages sent by one of the service users. In addition, third parties could take action against us for losses incurred as a result of information distributed by us. We may incur significant costs in carrying out the necessary verifications and defending such actions, even if it is not found to be liable as a result of such actions. We could also be adversely affected if users of its services are held liable for content that it distributes or that is associated with it in any way. In such circumstances, and particularly if this content is widely disseminated, our business and reputation could be affected by the loss of customers, poor advertising, a deterioration in its relationships with telecom operators and other key entities, damage to its reputation and potential legal liability.

Our activities are subject to complex and varied regulations that are constantly evolving, particularly in terms of payment services, telecommunications and the processing of personal data.

Generally speaking, we are subject to the risk of changes to laws, tax policies or regulations in the various countries in which it operates. Such changes could have a material adverse effect on us, our business, prospects, financial position, earnings and development.

Changes to laws and regulations also require us to incur significant compliance costs and may require our services or solutions to be adapted and the sales policy to be changed. Such adaptations may require significant implementation time and considerable work by management and may make us the target of complaints or other means of redress, which could adversely and unpredictably affect our revenue, earnings and competitive position.

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In addition, we cannot exclude the risk of criminal, civil or administrative liability, in particular under domestic consumer protection laws. If we are held liable under these foreign laws or if we are unable to comply with such laws, this would require it to incur costs in defending us against such legal proceedings, or even pay compensation resulting from a conviction, and could encourage us to review its commercial policy in accordance with local requirements. This could force us to mobilize significant resources to cease offering certain solutions, which would harm our activity, financial position and earnings.

A majority of the agreements entered into by us are governed by foreign laws. We cannot guarantee that certain clauses in these agreements will not be challenged, that they will not give rise to any action under the national law in question or that the provisions of this law will not be used as a basis for proceedings that restrict our business in the country in question, which would have a negative impact on its sales, earnings, financial position and prospects.

We may face liability as a result of users falsifying their identities.

As part of certain services offered by us, users are fully responsible for providing true and fair information about themselves. However, we have no means of verifying the identity and accuracy of the declarations made by users. We believe that, to date, existing certification or verification methods are not appropriate or sufficiently reliable or effective. We cannot guarantee, for example, that a user will not subscribe to a service by lying about his/her age or that a person will not use our services for fraudulent purposes using a false identity, which could affect our reputation and revenue. The management of certain services by us requires users to consent to the use of the personal data collected, including their image, if necessary, by accepting the General Terms and Conditions of Use of the services. As such, a user could attempt to sue us on the basis that it has breached his/her privacy and image rights, which could have a material adverse effect on our reputation and earnings.

Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services, and brand.

Our trade secrets, trademarks, copyrights, patents, and other intellectual property rights are critical to our success. We rely on, and expect to continue to rely on, a combination of confidentiality, invention assignment, and license agreements with our employees, consultants, and third parties with whom we have relationships, as well as trademark, trade dress, domain name, copyright, trade secret, and patent rights, to protect our brand and other intellectual property rights. However, various events outside of our control may pose a threat to our intellectual property rights, as well as to our products and services. Effective protection of intellectual property rights is expensive and difficult to maintain, both in terms of application and maintenance costs, as well as the costs of defending and enforcing those rights. The efforts we have taken to protect our intellectual property rights may not be sufficient or effective. Our intellectual property rights may be infringed, misappropriated, or challenged, which could result in them being narrowed in scope or declared invalid or unenforceable. Similarly, our reliance on unpatented proprietary information and technology, such as trade secrets and confidential information, depends in part on agreements we have in place with employees and third parties that place restrictions on the use and disclosure of this intellectual property. These agreements may be insufficient or may be breached, or we may not enter into sufficient agreements with such individuals in the first instance, in either case potentially resulting in the unauthorized use or disclosure of our trade secrets and other intellectual property, including to our competitors, which could cause us to lose any competitive advantage resulting from this intellectual property. Individuals not subject to invention assignment agreements may make adverse ownership claims to our current and future intellectual property. There can be no assurance that our intellectual property rights will be sufficient to protect against others offering products or services that are substantially similar to ours and that compete with our business.

We pursue registration of copyrights, trademarks, and domain names in numerous jurisdictions, but doing so may not always be successful or cost-effective. In general, we may be unable or, in some instances, choose not to obtain legal protection for our intellectual property, and our existing and future intellectual property rights may not provide us with competitive advantages or distinguish our products and services from those of our competitors. The laws of some countries do not protect our intellectual property rights to the same extent as the laws of others, and effective intellectual property protection and mechanisms may not be available in those jurisdictions. We may need to expend additional resources to defend our intellectual property in these countries, and the inability to do so could impair our business or adversely affect our international expansion. Our intellectual property rights may be contested, circumvented, or found unenforceable or invalid, and we may not be able to prevent third parties from infringing, diluting, or otherwise violating them. Additionally, our intellectual property rights and other confidential business information are subject to risks of compromise or unauthorized disclosure if our security measures or those of our third-party service providers are unable to prevent cyber-attacks. Significant impairments of our intellectual property rights, and limitations on our ability to assert our intellectual property rights against others, could have a material and adverse effect on our business.

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Any action against us relating to its intellectual property rights or those of third parties, regardless of the outcome, could generate substantial costs, require significant involvement from our management team to the extent that they neglect our operational development, compromise our reputation and, consequently, negatively impact its financial situation. Some competitors, who have greater resources than us, could be able to better absorb the costs of such procedures and bring one or more actions as described above in order to obtain significant advantages in the market in which they compete with us, which could have a material adverse effect on us, our business, prospects, ability to achieve our objectives, financial position and/or development.

Trademarks and domain names

We own trademarks and domain names (DNS) used in the course of its business activities. We cannot guarantee that the protection offered by the filing of trademarks and domain names will be fully effective. Third parties could claim ownership, infringe or imitate our trademarks or engage in unfair competition by using our reputation, particularly in countries that do not offer the same high level of protection for intellectual property rights as certain European Union countries or the United States of America. Any ownership claim or unlawful or abusive exploitation of our trademarks by third parties may, depending on the circumstances, adversely affect the value of our intellectual property, reputation and business activities. We may incur significant costs in asserting our rights, in particular intellectual property rights. There may also be prior trademarks or other intellectual property rights held by third parties, that are phonetically, visually or intellectually identical or similar to the trademarks registered by us. The holders of such trademarks could therefore bring proceedings based on their prior rights to invalidate the trademarks filed by us, which could compromise the value of its trademarks and force us to bear the costs and risks of the related legal proceedings. Furthermore, we could fail to renew some of its domain names within the necessary time, and a competitor could buy them. The loss of one or more domain names used to market our products and services could have an adverse effect on the business and our brand.

Software and IT development risks

We are committed to protecting our IT development, particularly its software and database development, through copyright. However, we cannot guarantee that the intellectual property rights it holds do not infringe the rights of third parties. Thus, a third-party action against us could result in it being banned from using all or part of software or a database used by us and expose us to sanctions, which could have significant adverse consequences on our business activity, earnings and business continuity. The resolution of a dispute of this nature, which could be achieved through entering into a settlement agreement and a software license for us, would be likely to result in additional operating costs that could substantially impact our earnings. In addition, in connection with software development under a license from third parties, the third parties in question could sue us for breaching the terms of the license.

We use open-source systems and software for its operations and some of its developments. These systems and software are made available to the public by their authors under a license that provides the user with access to the source code and allows the user to use it, copy it, modify it, incorporate it into programs that it has itself created, and redistribute it. Open-source software is made available to the public without any guarantee, in particular concerning the quality, security and reliability of such software, and is used at the user’s risk. We cannot therefore guarantee the source of the open-source software that it uses, or that it does not infringe the intellectual property rights of third parties. A third party could bring legal proceedings to enforce its rights over the open-source software, which could be expensive to defend. This would be likely to affect our results of operations by creating an additional cost, or by forcing us to cease using the software in question and recreate new IT software. The resulting costs could significantly adversely affect our business, financial condition and results of operations.

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User licensing

We develop a certain number of products and services based on content obtained under license from third parties, which are subject to numerous and sometimes complex restrictions on their use. The holders of the rights that are granted could claim that we have exceeded such rights. We cannot guarantee that our products and services do not breach or infringe the intellectual property rights held by others. If it were to be established in the future that we had infringed the intellectual property rights of third parties, use of such rights could be prohibited. It could also have to pay additional fees or be forced to develop its own content. We could also incur significant costs in defending itself as part of any dispute. These actions could materially affect our business activities. If we lose any such action, it may be required to pay significant costs, or its business activities could be materially disrupted. In addition, even we were able to obtain a license to the technology or content that is the subject of the action or to similar technology or content, the fees claimed by the rights holders could be significant or not be economically viable.

We are subject to anti-bribery, anti-corruption and similar laws and non-compliance with such laws can subject us to criminal penalties or significant fines and harm our business and reputation.

We are subject to anti-bribery and similar laws in many jurisdictions in which we operate and in which we may operation in the future. Anti-corruption laws have been enforced with great rigor in recent years and are interpreted broadly. Such laws prohibit companies and their employees and their agents from making or offering improper payments or other benefits to government officials and others in the private sector. As we increase our international sales and business, particularly in countries with a low score on the CPI by Transparency International and increase our use of third parties such as sales agents, distributors, resellers or consultants, our risks under these laws will increase.

Companies that are part of Digital Virgo are also required to comply with domestic anti-corruption laws in place in most countries in which we operate. For example, as required under French law no. 2016-1691 of December 9, 2016, known as the “Sapin II Law”, our French companies have implemented a reporting procedure.

However, we are unable to guarantee that its employees, suppliers, subcontractors or other business partners will comply with the strict requirements by which it is bound or the regulations in force. If it is unable to enforce its anti-corruption policies and procedures, we may be subject to civil and criminal penalties, in particular fines the amounts of which could be substantial, or even be excluded from certain markets, and its image could be seriously damaged. The increase in these costs could have a material adverse impact on the Company, its business, its financial position, its results, its development and its prospects.

In order to limit these risks, and in accordance with French laws regarding corporate transparency, corruption and the modernization of the economy, we completed a review that including all its subsidiaries, which allowed it to map corruption risks within us. Based on this review, we drafted Compliance Guidelines (which include a code of conduct) that applies to all employees and workers worldwide, with the aim of preventing and detecting acts of corruption or other improprieties before they adversely affect the company.

As we expand to other jurisdictions, such the North American market, we will become subject to laws such as the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the USA PATRIOT Act, and the U.S. Travel Act, and other anti-corruption, anti-bribery and anti-money laundering laws in countries in which we conduct business.

Litigation may harm our business

Substantial, complex or extended litigation could cause us to incur significant costs and distract our management. For example, lawsuits by employees, stockholders, collaborators, distributors, customers, vendors, competitors, end-users or others could be very costly and substantially disrupt our business. Disputes from time to time with such companies, organizations or individuals are not uncommon, and we cannot assure you that we will always be able to resolve such disputes or on terms favorable to us. Unexpected results could cause us to have financial exposure in these matters in excess of recorded reserves and insurance coverage, requiring us to provide additional reserves to address these liabilities, therefore impacting profits. Carriers and customers have and may try to include us as defendants in suits brought against them by their own customers or third parties. In such cases, the risks and expenses would be similar to those where we are the party directly involved in the litigation.

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Risks Related to our Structure and Liquidity

Our future success depends on the continuing efforts of our key executive officers and employees, including Eric Peyre and Guillaume Briche, and our ability to attract, hire, retain and motivate highly skilled employees in the future.

Our future success depends on the continuing efforts of our executive officers and other key employees, including our founder, Mr. Eric Peyre and our CEO Mr. Guillaume Briche. We rely on the leadership, knowledge, and experience that our officers and other key leaders provide. They foster our corporate culture and growth, which has been instrumental to our ability to attract and retain new talent.

We also rely on our ability to hire and retain qualified leaders and motivated employees, particularly those employees in our product development, support, and sales teams that attract and keep key clients. The market for talent in many of our areas of operations in which we now operate and may operate in the future is intensely competitive, as technology companies like ours compete to attract the best talent. As a business-to-business company, we do not have the same level of name recognition among potential recruits as business-to-consumer companies. Additionally, we have less experience with recruiting and less name recognition in certain geographies and may face additional challenges in attracting and retaining employees in those areas. As a result, we may incur significant costs to attract and retain employees, including significant expenditures related to salaries and benefits and compensation expenses related to equity awards, and we may lose new employees to our competitors or other companies before we realize the benefit of our investment in recruiting and training them. New employees often require significant training and, in many cases, take significant time before they achieve full productivity. Our account managers, for instance, need to be trained quickly on the features of our platform since failure to offer high-quality support may adversely affect our relationships with our clients. Our inability to attract these key employees could prevent it from achieving its objectives and could therefore have a material adverse effect on its business, financial condition and results of operations.

In addition, in the event that its managers or other key employees join a competitor or create a competing business, we could lose part of our pool of expertise. These circumstances could have a material adverse effect on our operations, financial position, earnings and prospects. Over the past few years, we have gradually strengthened our management team with the arrival of new talent (in particular the executives of acquired companies) and has sought to closely associate management with our success and performance, in particular through the allocation (conditional on the achievement of certain objectives) of bonus shares and by including a significant variable portion of their remuneration, the payment of which is conditional on the achievement of certain objectives. Employee turnover, including changes in our management team, could disrupt our business. The loss of one or more of our executive officers, especially Mr. Eric Peyre and Mr. Guillaume Briche, or our inability to attract and retain highly skilled employees could have an adverse effect on our business, financial condition and results of operations.

Our decentralized management structure could negatively impact our business.

We have introduced a structure based on international expertise supported by the expertise of local teams. Our strategy consists of favoring local decision-making and accountability in order to better adapt to its customers’ local needs. Consequently, we have opted for a matrix-type structure, with a decentralized management structure.

While final decisions are still taken at the local level, most of the operations are managed and monitored through a structure based on global/international control and supported by the expertise of local teams. For example, marketing investments are managed both centrally and locally, through information sharing processes that offer dual controls over actions as well as adaptation to the local market. These investments are driven by algorithms and monitored by human operators. Weekly and monthly activity reports are issued and monitored by us for all key business indicators.

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However, we cannot be certain that our management structure will be adequate to support our operations as they expand. Decentralized management contributes to the risk that we may be slower or less able to identify or react to problems affecting key business matters than we would in a more centralized environment. The lack of timely access to information may also impact the quality of decision making by management. Our ability to coordinate and utilize resources depends on effective communications and processes among our offices. As a result, the ability to internally communicate, coordinate and execute business strategies, plans and tactics may be negatively impacted by our increasing size and complexity. Our decentralized organization can also result in local teams being exposed to excessive risk without appropriate guidance from our centralized legal, accounting, safety, tax, treasury, insurance and other functions. Future growth could also impose significant additional responsibilities on members of our senior management, and we cannot be certain that we will be able to recruit, integrate and retain new senior-level managers and executives. To the extent that we are unable to manage our growth effectively or are unable to attract and retain additional qualified management, we may not be able to expand our operations or execute our business plan.

We adopt appropriate policies and procedures and conduct training to curtail these improprieties, but we cannot guarantee that improprieties will not occur. Noncompliance with these laws could subject us to investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with specified persons, the loss of export privileges, reputational harm, adverse media coverage, and other collateral consequences. Any investigations, actions and/or sanctions could have a material negative impact on our business, financial condition and results of operations.

A single major shareholder has substantial influence over us.

IODA is indirectly controlled by the family of Eric Peyre, one of the founders of our company. IODA currently holds 50.5% of our capital and voting rights, including one preferred share which confers to IODA a number of voting rights such that it has an absolute majority of votes at any general meeting of the Company (a “golden share”). In connection with the DV Reorganization, IODA’s golden share will be converted into Digital Virgo Class A Ordinary Shares. After the proposed transaction, IODA will continue to hold substantial influence in all shareholder matters of the company for the foreseeable future. Immediately after the completion of the Reverse Share Split, at the Closing, the Digital Virgo Class A Ordinary Shares held by IODA, the controlling shareholder of Digital Virgo, will be converted into Digital Virgo Class B Preferred Shares, par value €0.26 per share, on a one-for-one basis, with such shares having identical rights to the Digital Virgo Class A Ordinary Shares except that the Digital Virgo Class B Preferred Shares will have two votes for each share. See the section entitled “The Business Combination Proposal–The Business Combination Agreement–Structure of the Proposed Transaction.” Even though we have put in place a decentralized governance structure, IODA could be able to have a decisive influence on most of our strategic decisions, in particular those requiring the approval of the shareholders, such as the appointment and dismissal of the members of the board of directors, distribution of dividends, amendment of governance documents, and the decision to enter into significant transactions for us, in particular acquisitions, including new issues of equity securities. Such control, which may have the effect of delaying, deferring or preventing a change of control, may diminish control and influence which future stockholders may have in us, which may affect the attractiveness of our common stock as a future investment and may negatively affect our business and financial condition. Despite that IODA may maintain a decisive influence after the Closing, we do not anticipate that IODA will own greater than 50% of our outstanding Digital Virgo Shares or have sufficient voting rights to amount to having greater than 50% of the voting power of the Digital Virgo Shares. See the section entitled “Beneficial Ownership of Securities.”

We may be a “controlled company” within the meaning of the applicable rules of Nasdaq and, as a result, may qualify for exemptions from certain corporate governance requirements. If we rely on these exemptions, our shareholders will not have the same protections afforded to shareholders of companies that are subject to such requirements.

Depending on the number of shares of Goal Common Stock redeemed by the Goal Stockholders and the number of shares sold in the Share Sale, IODA may control a majority of the voting power of the outstanding Digital Virgo Shares upon Closing, and Digital Virgo may then be a “controlled company” within the meaning of applicable rules of Nasdaq upon the Closing. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements:

●	that a majority of the board consists of independent directors;
●	for an annual performance evaluation of the nominating and corporate governance and compensation committees;
●	that the controlled company has a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
●	that the controlled company has a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibility.

While Digital Virgo does not intend to rely on these exemptions, Digital Virgo may use these exemptions in the future. As a result, Digital Virgo’s shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

Our sources of funds and financial reporting are limited because of our holding company structure.

We are the parent company of DV Sub. As a holding company, its main assets consist of direct or indirect holdings in its various subsidiaries that generate our cash flows. In this respect, our income will mainly be derived from dividends received from its subsidiaries and from interest received on intra-group loans granted to subsidiaries. Conversely, our net income could be adversely affected by the impairment of investments in non-consolidated companies if its subsidiaries perform below their historical value recorded as an asset on its balance sheet. In addition, we also charge our subsidiaries for management assistance services and recharge the cost of insurance policies as well as rents for the premises they occupy (only premises in France) to the subsidiaries. Accordingly, our individual financial statements will only partially reflect the performance of the group and may not necessarily reflect the same trends as the consolidated financial statements.

In addition, the ability of subsidiaries to make these payments to us may be questionable in the event of changes in their activity or regulatory limits. Dividends or other financial flows may also be limited due to tax constraints that make financial transfers more difficult or costly.

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Liquidity risk

Liquidity risk is the risk that we will be unable to meet its cash flow needs out of available resources.

On December 31, 2022, our cash holdings (cash and cash equivalents less bank overdrafts) were €32,813 thousands. The following table shows all current and non-current financial liabilities as of December 31, 2022. All numbers are in IFRS (unless otherwise noted).

(In € thousands)	At December 31, 2022
	Total	Due in less than one year	Due between one and five years	Due in more than five years
Loans (tranches A, B and C)	138,334	12,928	52,182	73,224
Revolving credit facility	(365)	(65)	(269)	(31)
Reverse factoring	5,221	5,221	-	-
Deposits and guarantees received	84	-	78	6
BPI France loans	8,625	2,917	4,708	1,000
Reimbursable grants	209	137	72	-
Accrued interest not yet payable	370	370	-	-
Total financial liabilities - excluding lease liabilities	152,478	21,508	56,771	74,199
Financial debt relating to lease liabilities (IFRS 16)	10,269	1,880	6,010	2,379
Total financial liabilities	162,747	23,388	62,781	76,578

Note: according to IFRS, the commission amounts corresponding to bank debt issuance costs is recognized in the income statement and the balance of the costs remaining to be recognized in the income statement as at the reporting date is presented as a deduction from financial liabilities.

Exposure to foreign currency exchange rate fluctuations could negatively impact our results of operations.

We operate internationally and transact in various currencies other than the Euro. While the majority of the transactions are denominated in Euros, we have transacted in foreign currencies. We also have expenses denominated in currencies other than the Euro. Given our anticipated international growth, we expect the number of transactions in a variety of foreign currencies to continue to grow in the future. In addition, for those clients that pay in non-Euro currency, we often pay for the advertising inventory and data purchased by such clients in Euro. As a result, any increase in the value of the Euro against these foreign currencies could cause our revenue to decline relative to our costs. We have not put in place any currency hedging instruments.

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Although we monitor and evaluate trends in exchange rate fluctuations on a regular basis, it cannot, however, rule out the possibility that an adverse change in the exchange rates could have an adverse effect on its financial condition and results of operations.

We have secured and unsecured indebtedness, which could limit our financial flexibility.

On December 31, 2022, our total net financial debt amounted to €129,934 thousand, of which €10,269 thousand linked to lease liabilities.

Our indebtedness may have the following negative consequences:

●	increasing our vulnerability to general adverse economic and industry conditions;
●	limiting our ability to obtain additional financing;
●	violating a financial covenant, resulting in the indebtedness to be paid back immediately and thus negatively impacting our liquidity;
●	requiring additional financial covenant measurement consents or default waivers without enhanced financial performance in the short term;
●	requiring the use of a substantial portion of any cash flow from operations to service indebtedness, thereby reducing the amount of cash flow available for other purposes, including capital expenditures;
●	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which it competes, including by virtue of the requirement that we remain in compliance with certain negative operating covenants included in the credit arrangements under which we will be obligated as well as meeting certain reporting requirements; and
●	placing us at a possible competitive disadvantage to less leveraged competitors that are larger and may have better access to capital resources.

In addition, our ability to meet its obligations, pay interest on its borrowings or refinance or repay its borrowings in accordance with the terms thereof will depend on its future operating performances and may be affected by numerous factors, some of which are outside our control, such as economic conditions, debt market conditions, and regulatory changes.

In addition, the loan agreement entered into amongst us and DV Sub, with BNP Paribas, Credit Lyonnais, HSBC Continental Europe, Caisse d’Epargne et de Prevoyance Rhône Alpes, La Banque Postale, Aiguille Verte Euro Dette Senior, BNP Paribas European SME Debt Fund 2 S.C.Sp.-RAIF, SP EuroCreances 2020 and SPG Suravenir Dette Privée on 15 June 2022 requires DV Sub to comply with certain covenants.

These covenants limit, inter alia, our ability to:

●	incur additional debt;
●	carry out acquisitions in particular where the acquired enterprise value exceeds a certain amount;
●	make investments;
●	grant additional preferential rights or security interests;
●	pay dividends or make any other distribution.

The restrictions contained in this agreement could affect our ability to carry out its activities and limit its ability to react based on market conditions or to seize commercial opportunities that may arise. In addition, non-compliance with these covenants could cause the loan to become repayable early.

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As security for our obligations under this loan agreement, pledges over financial securities accounts containing shares in certain subsidiaries have been granted to the lenders. The lenders could be allotted the pledged securities in the event of a default and a decision by the lenders to declare the debt payable and realize the collateral.

Our borrowings under certain loans expose us to interest rate risk.

Our results of operations are exposed to interest rate risk associated with the loan agreement entered into the Company and Digital Virgo with BNP Paribas, Credit Lyonnais, HSBC Continental Europe, Caisse d’Epargne et de Prevoyance Rhône Alpes, La Banque Postale, Aiguille Verte Euro Dette Senior, BNP Paribas European SME Debt Fund 2 S.C.Sp.-RAIF, SP EuroCreances 2020 and SPG Suravenir Dette Privée on June 15, 2022 (“2022 Loan Agreement”), which bear interest at rates based on Euribor (Euro Interbank Offered Rate). Raising or lowering of interest rates by the European Central Bank generally causes an increase or decrease, respectively, in Euribor. As such, if interest rates increase, so will our interest costs. If interest rates continue to increase, it may have a material adverse effect on our results of operations and on our financial condition. As of December 31, 2022, our interest rate risk exposure concerned bank debt with credit institutions borrowed at variable rates and not hedged by interest rate hedging instruments (€56 million). Hedging transactions may expose us to additional risks.

To meet its exposure to the risk of interest rate fluctuations on its borrowings, DV Sub has put in place interest rate hedging instruments. In particular, DV Sub has taken out interest rate caps to cover part of the uses of the 2022 Loan Agreement. By engaging in hedging transactions, we may expose ourselves to risks associated with such transactions. We may utilize instruments such as forward contracts, currency options and interest rate swaps, caps, collars and floors to seek to hedge against fluctuations in the relative values of our portfolio positions from changes in currency exchange rates and market interest rates. Hedging against a decline in the values of our portfolio positions does not eliminate the possibility of fluctuations in the values of such positions or prevent losses if the values of such positions decline. However, such hedging can establish other positions designed to gain from those same developments, thereby offsetting the decline in the value of such portfolio positions. Such hedging transaction may also limit the opportunity for gain if the values of the underlying portfolio positions should increase. Moreover, it may not be possible to hedge against an exchange rate or interest rate fluctuation that is so generally anticipated that we are not able to enter into a hedging transaction at an acceptable price.

The failure or insolvency of the financial institutions in which DV Sub has deposits could result in a substantial loss of the Fund’s assets.

Our cash holdings and cash equivalents are held with leading financial institutions in the various countries in which the group’s subsidiaries are located. The insolvency due to economic or geopolitical conditions of any financial institution in which we hold cash and cash equivalents could result in a complete loss of our assets in such country.

Risks Related to Being a Public Company

We may incur increased costs as a result of being a public company.

As a public company, we incur legal, accounting and other expenses that we did not incur as a private company. For example, we must now engage U.S. securities law counsel and U.S. GAAP auditors that we did not require as a private company, and we will have annual payments for insurance and listing on a stock exchange if we are so listed. In addition, the Sarbanes-Oxley Act, as well as new rules subsequently implemented by the SEC and NASDAQ, has required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal, insurance, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. In addition, we incur additional costs associated with our public company reporting requirements.

The requirements of being a public company may strain our resources and divert management’s attention.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the securities exchange on which we list, and other applicable securities rules and regulations. Despite recent reforms made possible by the JOBS Act, compliance with these rules and regulations will nonetheless increase our management, legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, semiannual, and current reports with respect to our business and operating results.

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Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could harm our business, results of operations and financial condition. In order to satisfy our obligations as a public company, we will need to hire qualified accounting and financial personnel with appropriate public company experience.

As a newly public company, we will need to establish and maintain effective disclosure and financial controls and make changes in our corporate governance practices. We may need to hire additional accounting and financial personnel with appropriate public company experience and technical accounting knowledge, and it may be difficult to recruit and retain such personnel. Even if we are able to hire appropriate personnel, our existing operating expenses and operations will be impacted by the direct costs of their employment and the indirect consequences related to the diversion of management resources from research and development efforts.

Our projections are subject to significant risks, assumptions, estimates and uncertainties. As a result, we may not achieve our financial projections or other business initiatives, which could have an adverse effect on our business, operating results, and financial condition.

We operate in rapidly changing and competitive industry and our projections are subject to the risks and assumptions made by management with respect to our industry. Operating results are difficult to forecast as they generally depend on our assessment of future demand for our products and services, which is uncertain. Furthermore, as we invest in the development of our business, we may not recover the often substantial up-front costs of expansion or recover the opportunity cost of diverting management and financial resources away from other projects. Additionally, our business may be affected by reductions in customer demand as a result of a number of factors which may be difficult to predict. Similarly, our assumptions and expectations with respect to the growth in our products and services may not prove to be accurate as a result of competitive pressures or customer demands. This may result in decreased revenue, and we may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in revenue. Failure to achieve our financial projections could have an adverse effect on our business, operating results, and financial conditions.

We may be subject to securities litigation, which is expensive and could divert management attention.

Following the Business Combination, the per share price of the Digital Virgo Class A Ordinary Shares or the price per Warrant may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on our business, financial condition, and results of operations. Any adverse determination in litigation could also subject us to significant liabilities. Further, as a result of filings required of a public company, our business and financial condition are more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business, brand and reputation and results of operations.

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Risks Related to Goal and the Business Combination

Unless the context otherwise requires, references in this subsection “— Risks Related to Goal and the Business Combination” to “we”, “us”, “our”, and the “Company” generally refer to Goal in the present tense or the Company after the Closing.

We have identified the following risks and uncertainties that may have a material adverse effect on our business, financial condition, results of operations or reputation. The risks described below are not the only risks we face. Additional risks not presently known to us or that we currently believe are not material may also significantly affect our business, financial condition, results of operations or reputation. Our business could be harmed by any of these risks. In assessing these risks, you should also refer to the other information contained in this proxy statement/prospectus, including our consolidated financial statements and related notes.

There are material risks to unaffiliated investors presented by taking Digital Virgo public through a Business Combination rather than through an underwritten offering.

Digital Virgo will become a publicly listed company upon the completion of the Business Combination. The Business Combination and the Transactions described in this proxy statement/prospectus are not an underwritten initial public offering. Unaffiliated investors are subject to certain material risks as a result of the target going public through a merger rather than through a traditional underwritten offering. These risks include the absence of operational diligence by an underwriter, the absence of financial diligence by an underwriter and the absence of liability for any material misstatements or omissions in a registration statement. All of these differences from an underwritten public offering of Digital Virgo’s securities could result in a more volatile price for the post-Business Combination company’s common stock. Accordingly, unaffiliated investors in Digital Virgo will not receive the benefit of these protections that would be present in a traditional underwritten offering.

Further, we will not conduct a traditional “roadshow” with underwriters prior to the opening of initial post-Closing trading of Digital Virgo’s ordinary shares on the Nasdaq. There can be no guarantee that any information made available in this proxy statement/prospectus and/or otherwise disclosed or filed with the SEC will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to the Digital Virgo’s ordinary shares or sufficient demand among potential investors immediately after the Closing, which could result in a more volatile price for the Company’s common stock.

In addition, the Sponsor and our officers and directors as well as their respective affiliates have interests in the Business Combination that are different from or are in addition to our stockholders and that would not be present in an underwritten public offering of Digital Virgo’s securities. Such interests may have influenced our Board of Directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if Digital Virgo became a publicly listed company through an underwritten initial public offering instead of upon completion of the Business Combination.

The Initial Stockholders and the Company’s officers and directors, have interests in the Business Combination that are different from, or in addition to, the interests of the Company’s other stockholders and warrant holders in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

When you consider the recommendation of our Board of Directors that you vote in favor of approval of the Business Combination, you should be aware that the Initial Stockholders and the Company’s directors and officers, have interests in the Business Combination that may be different from, or in addition to, the interests of the Company’s other stockholders and warrant holders. These interests include:

The Sponsor and our officers and directors will lose their entire investment in us if we do not complete a business combination within the completion window.

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On November 24, 2020, the Sponsor (a portion of which is allocable to each of our officers and directors who made capital contributions to the Sponsor) paid $25,000 in consideration for 5,750,000 founder shares, or approximately $0.004 per share, to cover certain of our offering costs in connection with the IPO. On December 16, 2020, the Company effected a dividend of .125 of a share of common stock for each outstanding share of common stock, resulting in our Initial Stockholders holding 6,468,750 founder shares. In December 2020, the Sponsor transferred an aggregate of 2,354,000 founder shares to our officers, directors and advisors. The 6,468,750 founder shares have an aggregate market value of approximately $[●] based upon the closing per share price of $[●] on Nasdaq on [●], 2023.

On February 16, 2021, in connection with the closing of the IPO, the Sponsor (a portion of which is allocable to each of our officers and directors who made capital contributions to the Sponsor) purchased 600,000 private units from the Company at a price of $10.00 per private unit, for an aggregate purchase price of $6,000,000. On February 24, 2021, in connection with the issuance and sale of over-allotment, the Sponsor purchased 67,500 private units from the Company at a price of $10.00 per private unit, for an aggregate purchase price of $675,000. Each private unit consist of one share of common stock and one warrant. The 667,500 private shares and private units have an aggregate market value of approximately $[●] and $[●] based upon the closing per public share price of $[●] and the closing per public warrant price of $[●] on Nasdaq on [●], 2023. On February 7, 2023 we obtained consent of our stockholders to extend the period of time Goal has to consummate its initial business combination to March 18, 2023, subject to extension by the Board of Directors for up to five thirty-day periods. Thereafter, on March 9, 2023, April 6, 2023 and May 8, 2023 the Board of Directors voted to authorize thirty-day extensions to the period of time Goal has to consummate its initial business combination.

In the event that the Company does not complete a business combination within the completion window, the 6,468,750 founder shares and 667,500 private units, for which the Sponsor has invested a total of $6,700,000 and which have an approximate aggregate market value of $[●] as of [●], 2023 (a portion of which is allocable to each of our officers and directors who made capital contributions to the Sponsor), some of which have been transferred to our officers, directors and advisors will expire worthless, the Company may be unable to pay $1,877,895 in aggregate out-of-pocket expenses expected to be repaid by the Company to the Sponsor and our officers and directors upon consummation of the Business Combination. As of immediately prior to the Closing, the Sponsor will distribute all of its Goal Nevada shares to its members, which, assuming no redemptions, would represent approximately [●]% of our common stock on a fully diluted basis (excluding 646,875 shares of common stock which the Sponsor agreed to forfeit at Closing pursuant to the A&R Forfeiture Agreement and 1,293,750 Sponsor Earnout Shares). As a result, the Sponsor and our officers and directors have an aggregate of up to $8,577,895 at risk that depends on the completion of a business combination within the completion window.

●	The Initial Stockholders and our officers and directors have agreed to waive their redemption rights with respect to their founder shares they hold in connection with the completion of the Business Combination. In addition, the Initial Stockholders and our officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if the Company fails to complete a business combination within the completion window. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if we fail to complete our initial Business Combination within the completion window. Our Initial Stockholders did not receive separate consideration for their waiver of redemption rights other than the receipt of founder shares for a nominal purchase price.

●	The nominal purchase price paid by the Sponsor and our officers and directors for the founder shares may result in significant dilution to the implied value of the public shares upon consummation of the Business Combination. In addition, the value of the founder shares following the Closing is likely to be substantially higher than the nominal price paid for them, even if the trading price of our common stock is substantially less than $10.00 per share. As a result, the Sponsor and our officers and directors are likely able to recoup their investment in us and make a substantial profit on that investment, even if our public shares have lost significant value. Accordingly, the Sponsor and our officers and directors may have an economic incentive that differs from that of our public stockholders to pursue and consummate an initial Business Combination rather than to liquidate and to return all of the cash in the trust account to the public stockholders, even if that business combination were with a riskier or less-established target business.

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●	Following the consummation of the Business Combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

●	Upon the Closing, Jean-François Blas, Guillaume Briche, Manuel Cruz, David Falk, Alex Greystoke, Jean-Luc Linkenheld, Jon Miller, Donna Orender, Bastien Peyre, Eric Peyre, Julie Peyre, Joël Pla, and David Saab are expected to serve on Digital Virgo’s board of directors. Upon the Closing, Harvey Schiller, BNP Paribas Développement (represented by Gilles Poncet) and [●] are expected to serve as board observers on Digital Virgo’s board of directors. As such, in the future they may receive any cash fees, stock options or stock awards that the Company and its board of directors determines to pay to its directors and/or officers.

●	In connection with the Business Combination Agreement, we entered into the A&R Investor Rights Agreement, which will provide certain of the Company’s stockholders, including the Sponsor and holders of the founder shares, private shares, private warrants and shares of common stock issuable upon conversion of the founder shares and private warrants, with certain rights including registration rights.

●	Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, the Company’s officers and directors are entitled to reimbursement for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. As of [●], 2023, the total aggregate amount of out-of-pocket expenses expected to be repaid by the Company upon consummation of the Business Combination is $[●].

●	In connection with the Closing, the Sponsor and our officers and directors would be entitled to the repayment of any working capital loans and advances that have been made to the Company and remain outstanding. As of the date of this proxy statement/prospectus, there are approximately $1,877,895 in such working capital loans and advances outstanding. If we do not complete an initial business combination within the completion window, we may use a portion of our working capital held outside the trust account to repay the working capital loans, but no proceeds held in the trust account would be used to repay any working capital loans.

●	In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.00 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. We will seek to reduce the possibility that Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business, execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

These financial interests of the Initial Stockholders and our officers and directors may have influenced their decision to approve the Business Combination. You should consider these interests when evaluating the Business Combination and the recommendation of the proposal to vote in favor of the Business Combination and other proposals to be presented to the Company’s stockholders.

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Our Sponsor can earn a positive rate of return on its investment, even if other stockholders experience a negative rate of return in the Combined Company.

On November 24, 2020, the Sponsor (a portion of which is allocable to each of our officers and directors who made capital contributions to the Sponsor) paid $25,000 in consideration for 5,750,000 founder shares, or approximately $0.004 per share, to cover certain of our offering costs in connection with the IPO. On December 16, 2020, the Company effected a dividend of .125 of a share of common stock for each outstanding share of common stock, resulting in our Initial Stockholders holding 6,468,750 founder shares. In December 2020, the Sponsor transferred an aggregate of 2,354,000 founder shares to our officers, directors and advisors. The 6,468,750 founder shares have an aggregate market value of approximately $[●] based upon the closing per share price of $[●] on Nasdaq on [●], 2023.

On February 16, 2021, in connection with the closing of the IPO, the Sponsor (a portion of which is allocable to each of our officers and directors who made capital contributions to the Sponsor) purchased 600,000 private units from the Company at a price of $10.00 per private unit, for an aggregate purchase price of $6,000,000. On February 24, 2021, in connection with the issuance and sale of over-allotment, the Sponsor purchased 67,500 private units from the Company at a price of $10.00 per private unit, for an aggregate purchase price of $675,000. Each private unit consist of one share of common stock and one warrant. The 667,500 private units have an aggregate market value of approximately $[●] based upon the closing per public warrant price of $[●] on Nasdaq on [●], 2023. On February 7, 2023 we obtained consent of our stockholders to extend the period of time Goal has to consummate its initial business combination to March 18, 2023, subject to extension by the Board of Directors for up to five thirty-day periods. Thereafter, on March 9, 2023, April 6, 2023 and May 8, 2023 the Board of Directors voted to authorize thirty-day extensions to the period of time Goal has to consummate its initial business combination.

Each private unit consists of one share of common stock and one warrant of the Company, with each warrant entitling the holder thereof to purchase one share of common stock at an exercise price of $11.50 per share of common stock. The units were sold at a price of $10.00 per private unit, generating gross proceeds to us of $6,675,000.

Consequently, our Sponsor may realize a positive rate of return on its initial $25,000 investment even if the public price per share of common stock drops to below $10.00 per share, in which case our public stockholders will likely experience a negative rate of return on their investment.

The Sponsor holds a significant number of shares of our common stock. They will lose their entire investment in us if a business combination is not completed.

The Sponsor (a portion of which is allocable to each of our officers and directors who made capital contributions to the Sponsor) beneficially owns approximately 28.4% of the Company’s issued and outstanding common stock, including 4,114,750 founder shares and 667,500 private shares. The founder shares, the private shares and the private warrants will be worthless if we do not complete a business combination by the Termination Date.

The personal and financial interests of our directors and officers may have influenced their motivation in identifying and selecting Digital Virgo and completing a business combination with Digital Virgo, and may influence their operation of the Combined Company following the Business Combination.

The Initial Stockholders have agreed to vote in favor of the Business Combination, regardless of how our public stockholders vote.

The Initial Stockholders and our officers and directors entered into a letter agreement at the time of the IPO and the Initial Stockholders have entered into an A&R Sponsor Support Agreement in connection with the Business Combination Agreement pursuant to which they agreed to (i) vote the founder shares and private shares purchased by them, as well as any public shares purchased by them during or after the IPO, in favor of the Business Combination and (ii) to waive their redemption rights with respect to any founder shares they hold in connection with the completion of the Business Combination. As of the date hereof, our Initial Stockholders own, in aggregate, 42.4% of our total outstanding shares of common stock. Accordingly, it is more likely that the necessary stockholder approval for the Business Combination will be received than would be the case if the Initial Stockholders agreed to vote their founder shares in accordance with the majority of the votes cast by the Company’s public stockholders.

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The Sponsor and our directors, officers, advisors and their affiliates may elect to purchase shares or warrants from public stockholders, which may influence a vote on the Business Combination and reduce the public “float” of the common stock.

The Sponsor and our directors, officers, advisors and their affiliates may purchase shares or public warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to purchase shares or public warrants in such transactions.

In the event that the Sponsor and our directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their public shares. The purpose of any such purchases of shares could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of public warrants could be to reduce the number of public warrants outstanding. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of common stock or public warrants and the number of beneficial holders of our securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of our securities on the Nasdaq.

EarlyBirdCapital, JMP, and Amala Partners may have a conflict of interest in rendering services to us in connection with our initial Business Combination.

We have engaged EarlyBirdCapital to assist us in connection with our initial Business Combination. We will pay EarlyBirdCapital a cash fee for such services in an aggregate amount equal to [3.5%] of the total gross proceeds raised in our initial public offering only if we consummate our initial Business Combination. We have also engaged JMP and Amala Partners as advisors in connection with our initial Business Combination. We will pay JMP and Amala Partners each a cash fee for such services only if we consummate our initial Business Combination. We have also engaged the Placement Agents for placement services in connection with the PIPE. We will pay the Placement Agents a cash fee equal to the greater of (i) $4,000,000 and (ii) 5% of the gross proceeds from the PIPE Investment amount raised by the Placement Agents, and expense reimbursements customary for the private placements (subject to the terms and conditions of their engagement letters with Goal). In addition, the Representative Shares issued to EarlyBirdCapital will also be worthless if we do not consummate an initial Business Combination. These financial interests may result in EarlyBirdCapital, JMP, and Amala Partners having a conflict of interest when providing the services to us in connection with an initial Business Combination.

Warrants will become exercisable for Digital Virgo Class A Ordinary Shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Following the Business Combination, there will be 25,875,000 outstanding Digital Virgo Warrants to purchase 25,875,000 Digital Virgo Class A Ordinary Shares at an exercise price of $11.50 per share in accordance with the Digital Virgo Amended and Restated Warrant Agreement, which warrants will become exercisable commencing 30 days following the Closing. In addition, there will be 667,500 outstanding private warrants, which warrants will become exercisable for 667,500 shares of Digital Virgo Class A Ordinary Shares at an exercise price of $11.50 per share, commencing 30 days following the Closing. To the extent such warrants are exercised, additional Digital Virgo Class A Ordinary Shares will be issued, which will result in dilution to the holders of Digital Virgo’s ordinary shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of the Company’s common stock, the impact of which is increased as the value of our stock price increases.

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Digital Virgo may redeem your unexpired Digital Virgo Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

Digital Virgo will have the ability to redeem outstanding Digital Virgo Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to proper notice of such redemption. We will not redeem the warrants unless an effective registration statement under the Securities Act covering the Digital Virgo Class A Ordinary Shares issuable upon exercise of the Digital Virgo Warrants is effective and a current prospectus relating to those Digital Virgo Class A Ordinary Shares is available throughout the 30-day redemption period, except if the Digital Virgo Warrants may be exercised on a “cashless-equivalent basis” and such cashless-equivalent exercise is exempt from registration under the Securities Act. If and when the Digital Virgo Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Digital Virgo Warrants could force you to (i) exercise your Digital Virgo Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your Digital Virgo Warrants at the then-current market price when you might otherwise wish to hold your Digital Virgo Warrants or (iii) accept the nominal redemption price which, at the time the outstanding Digital Virgo Warrants are called for redemption, is likely to be substantially less than the market value of your Digital Virgo Warrants. None of the private warrants will be redeemable by us for cash so long as they are held by their initial purchasers or their permitted transferees.

Historical trading prices for shares of Goal Common Stock have varied between a low of approximately $9.59 per share on August 30, 2021 to a high of approximately $10.11 per share on January 11, 2023 but have not approached the $18.00 per share threshold for redemption (which, as described above, would be required for 20 trading days within a 30 trading-day period after they become exercisable and prior to their expiration, at which point the public warrants would become redeemable). In the event that Digital Virgo elects to redeem all of the redeemable Digital Virgo Warrants as described above, Digital Virgo will fix a date for the redemption. Notice of redemption will be mailed by first class mail, postage prepaid, by us not less than 30 days prior to the redemption date to the registered holders of the public warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the Digital Virgo Amended and Restated Warrant Agreement shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption by our posting of the redemption notice to DTC.

Even if we consummate the Business Combination, there can be no assurance that our public warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for the outstanding public warrants is $11.50 per share of common stock and, after consummation of the Business Combination, the exercise price for the then outstanding Digital Virgo Warrants will be $11.50 per Digital Virgo Class A Ordinary Share. There can be no assurance that such warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

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We may amend the terms of the warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 50% of the then-outstanding warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of shares of our common stock purchasable upon exercise of a warrant could be decreased, all without your approval.

Our warrants have been issued in registered form under the Goal Warrant Agreement. The Goal Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder, in particular, to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of shares of Goal Common Stock purchasable upon exercise of a warrant.

A provision in the Goal Warrant Agreement may make it more difficult for us to consummate the Business Combination.

If (x) we issue additional shares of common stock or equity-linked securities for capital raising purposes in connection with the Closing of our initial Business Combination, at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by our Board of Directors and, in the case of any such issuance to our Initial Stockholders or their affiliates, without taking into account any founder shares held by our Initial Stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial Business Combination on the date of the consummation of our initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of common stock during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial Business Combination (such price, the “Fair Market Value”) is below $9.20 per share, then the exercise price of our existing warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Fair Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price. This may make it more difficult for us to consummate the Business Combination.

Our stockholders will experience immediate dilution as a consequence of the issuance of Digital Virgo Shares as consideration in the Business Combination. Having a minority share position may reduce the influence that our current stockholders have on the management of the Company.

Assuming that no public stockholders exercise their redemption rights in connection with the Business Combination, immediately after the consummation of the Business Combination, the Initial Stockholders and the Company’s public stockholders will hold [●] Digital Virgo Class A Ordinary Shares, or [●] % of the outstanding Digital Virgo Class A Ordinary Shares, corresponding to approximately [●]% of the capital and [●]% of the voting rights of Digital Virgo. Assuming maximum redemption (representing the maximum redemptions that may occur but which would still allow for the satisfaction of the Minimum Cash Condition) by our public stockholders holding [●] public shares exercise their redemption rights in connection with the Business Combination, immediately after the consummation of the Business Combination, the Initial Stockholders and the Company’s public stockholders will hold [●] Digital Virgo Class A Ordinary Shares, corresponding to approximately [●]% of the capital and [●]% of the voting rights of Digital Virgo.

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The value of the shares of the Digital Virgo Class A Ordinary Shares may be substantially less than the estimated per-share redemption price of the shares of Goal Common Stock of approximately $10.28 as of March 31, 2023.

In connection with the Business Combination, Goal and Digital Virgo will incur substantial transaction costs. In addition, non-redeeming Goal Stockholders will incur significant dilution as a result of the potential exercise of the Digital Virgo Warrants. As a result, the value of the shares of Goal Common Stock or the Digital Virgo Class A Ordinary Shares in and after the transaction may be substantially less than the estimated per-share redemption price of approximately $10.28 as of March 31, 2023, or the $10.00 per share price assumed for determining the exchange ratio for the exchange of the Goal Nevada Shares against Digital Virgo Class A Ordinary Shares issued to non-redeeming Goal Stockholders in the Business Combination. For a calculation of potential values, see the section entitled “Summary Term Sheet” and “Questions and Answers for Stockholders of Goal - What happens if the Business Combination is approved and a substantial number of the Goal public stockholders exercise their redemption rights?”

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of Digital Virgo Class A Ordinary Shares to drop significantly, even if Digital Virgo’s business is doing well.

Sales of a substantial number of Digital Virgo Class A Ordinary Shares in the public market could occur at any time. After the Business Combination, assuming no redemptions, the Digital Virgo Shareholders will beneficially own approximately [●] % of the capital and [●]% of the voting rights of Digital Virgo and the Initial Stockholders will own approximately [●]% of the capital and [●]% of the voting rights of Digital Virgo. The Escrow Agent may release to the Digital Virgo Shareholders up to 5,000,000 DV Earnout Shares and to the Sponsor 1,293,750 Sponsor Earnout Shares if certain milestones are met. Under registration rights agreements included in the A&R Investor Rights Agreement entered into with the Sponsor and the Digital Virgo Shareholders, and the other parties thereto, among other things, stockholders will be entitled to customary registration rights following their respective lock-up periods. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Ancillary Agreements” for additional information. Once the Company registers these shares, they can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates. The sale or possibility of the sale of these securities could have the effect of increasing the volatility in our share price or putting significant downward pressure on the price of our Digital Virgo Class A Ordinary Shares. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Digital Virgo Class A Ordinary Shares.

There can be no assurance that the Combined Company’s securities that will be issued in connection with the Business Combination will be approved for listing on Nasdaq following the Closing, or that the Combined Company will be able to comply with the continued listing standards of such stock exchange.

The Company’s common stock, units and public warrants are currently listed on Nasdaq. The Combined Company’s continued eligibility for listing may depend on, among other things, the number of its shares that are redeemed. If the chosen stock exchange does not approve the Digital Virgo Class A Ordinary Shares for listing on such stock exchange at and following the Closing, or if the Combined Company’s securities are delisted from trading on such exchange for failure to meet the listing standards, the Combined Company and its stockholders could face significant adverse consequences including:

●	a limited availability of market quotations for the Combined Company’s securities;
●	reduced liquidity for the Combined Company’s securities;
●	a determination that the Digital Virgo Class A Ordinary Shares are a “penny stock,” which will require brokers trading in our Digital Virgo Class A Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;
●	a limited amount of news and analyst coverage; and
●	decreased ability to issue additional securities or obtain additional financing in the future.

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Because there are no current plans to pay cash dividends on the Digital Virgo Class A Ordinary Shares for the foreseeable future, you may not receive any return on investment unless you sell the Digital Virgo Class A Ordinary Shares for a price greater than that which you paid for it.

The Combined Company expects to retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of the Combined Company’s board of directors and will depend on, among other things, the Combined Company’s results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Combined Company’s board of directors may deem relevant. In addition, the Combined Company’s ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness it or its subsidiaries incur. As a result, you may not receive any return on an investment in the Digital Virgo Class A Ordinary Shares unless you sell your Digital Virgo Class A Ordinary Shares for a price greater than that which you paid for it.

Subsequent to the consummation of the Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

Although we have conducted due diligence on Digital Virgo, we cannot assure you that this diligence revealed all material issues that may be present in its business, that it would be possible to uncover all material issues through a customary amount of due diligence or that factors outside of our or Digital Virgo’s control will not later arise. As a result, the Company may be forced to later write-down or write-off assets, restructure its operations or incur impairment or other charges that could result in losses. Even if the due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that the Company reports charges of this nature could contribute to negative market perceptions about the Company or its securities. In addition, charges of this nature may cause the Company to violate net worth or other covenants to which it may be subject. Accordingly, any stockholders who choose to remain stockholders following the Business Combination could suffer a reduction in the value of their shares of the Company. Such stockholders are unlikely to have a remedy for such reduction in value, unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation materials, relating to the Business Combination contained an actionable material misstatement or material omission.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of our securities after the Business Combination can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Company securities prior to the Closing may decline. The market values of the Company’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which the Company’s stockholders vote on the Business Combination. Because the number of shares to be issued pursuant to the Business Combination Agreement will not be adjusted to reflect any changes in the market price of the Company’s common stock, the market value of the Company’s common stock issued in the Business Combination may be higher or lower than the values of these shares on earlier dates.

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In addition, following the Business Combination, fluctuations in the price of the Company’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for the stock of Digital Virgo and trading in the shares of the Company’s common stock has not been active. Accordingly, the valuation ascribed to Digital Virgo in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of the Company’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and the Company’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of the Company’s securities may include:

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
●	changes in the market’s expectations about the Company’s operating results;
●	success of competitors;
●	operating results failing to meet the expectations of securities analysts or investors in a particular period;
●	changes in financial estimates and recommendations by securities analysts concerning the Company or the industry in which the Company’s operates in general;
●	operating and stock price performance of other companies that investors deem comparable to the Company;
●	ability to market new and enhanced products and services on a timely basis;
●	changes in laws and regulations affecting our business;
●	commencement of, or involvement in, litigation involving the Company;
●	changes in the Company’s capital structure, such as future issuances of securities or the incurrence of debt;
●	the volume of shares of the Company’s common stock available for public sale;
●	any major change in the Company’s board or management;
●	sales of substantial amounts of the Company’s common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and
●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your securities at or above the price at which it was acquired. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to the Company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the Combined Company, its business, or its market, or if they change their recommendations regarding the Combined Company’s securities adversely, the price and trading volume of the Combined Company’s securities could decline.

The trading market for the Digital Virgo Class A Ordinary Shares will be influenced by the research and reports that industry or financial analysts publish about the Combined Company or the Combined Company’s business. Securities and industry analysts do not currently, and may never, publish research on the Combined Company. If no or few analysts commence coverage of the Combined Company, the trading price of the Combined Company’s stock would likely decrease. Even if the Combined Company does obtain analyst coverage, if one or more of the analysts covering the Combined Company’s business downgrade their evaluations of the Combined Company’s stock, the price of the Combined Company’s stock could decline. Further, if one or more analysts publish research reports that are interpreted negatively by the investment community, or have a negative tone regarding our business, financial condition or operating performance, industry or end-markets, our stock price could decline. If one or more of these analysts cease to cover the Combined Company’s stock, the Combined Company could lose visibility in the market for its stock, which in turn could cause the Combined Company’s stock price to decline or trading volume to decline.

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Securities of companies formed through SPAC business combinations such as ours may experience a material decline in price relative to the share price of the SPAC prior to the Business Combination.

As with most SPAC initial public offerings in recent years, the Company issued shares for $10.00 per share upon the closing of the IPO. As with other SPACs, the $10.00 per share price of the Company reflected each share having a one-time right to redeem such share for a pro rata portion of the proceeds held in the trust account, which was equal to approximately $10.28 per public share based on the amount in the trust account as of March 31, 2023, prior to the Closing. Following the Closing, the shares outstanding will no longer have any such redemption right and will be solely dependent upon the fundamental value of the Combined Company, which, like the securities of other companies formed through SPAC business combinations in recent years, may be significantly less than $10.00 per share.

Following the consummation of the Business Combination, the Combined Company will incur significant increased expenses and administrative burdens as a public company, which could negatively impact its business, financial condition and results of operations.

Following the consummation of the Business Combination, the Combined Company will face increased legal, accounting, administrative and other costs and expenses and the Combined Company’s significantly increased expenses and administrative burdens as a public company could have an adverse effect on its business, financial condition and results of operation. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements in the United States will increase costs and make certain activities more time-consuming. A number of those requirements will require the Combined Company to carry out activities Digital Virgo has not done previously. For example, the Combined Company will adopt new charters for its board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), the Combined Company could incur additional costs rectifying those issues, and the existence of those issues could adversely affect the Combined Company’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with the Combined Company’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the Combined Company’s board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require the Combined Company to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

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Our internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain an effective system of disclosure controls and internal control over financial reporting could impair our ability to produce timely and accurate financial statements or comply with applicable regulations.

Digital Virgo is currently not subject to Section 404 of the Sarbanes-Oxley Act. Following the completion of the Business Combination, the Combined Company will eventually be required to provide management’s attestation on internal controls over financial reporting. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those previously required of Digital Virgo.

Our current controls and any new controls that we develop may also become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information.

As a result, the market price of our common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is then documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have an adverse effect on our business and results of operations and could cause a decline in the price of our common stock.

Our actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Our directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to the Company’s public stockholders.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per public share; or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and up to $100,000 for dissolution expenses, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to the Company, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to our public stockholders may be reduced below $10.00 per share.

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If, before distributing the proceeds in the trust account to its public stockholders, the Company files a bankruptcy petition or an involuntary bankruptcy petition is filed against the Company that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the trust account to its public stockholders, the Company files a bankruptcy petition or an involuntary bankruptcy petition is filed against the Company that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in the Company’s bankruptcy estate and subject to the claims of third-parties with priority over the claims of the Company’s stockholders. To the extent any bankruptcy claims deplete the trust account, the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.

The completion of the Business Combination is subject to a number of conditions. The completion of the Business Combination is not assured and is subject to risks, including the risk that approval of the Business Combination by our stockholders is not obtained, subject to certain terms specified in the Business Combination Agreement (as described under “The Business Combination Proposal — The Business Combination Agreement — Conditions to the Completion of the Business Combination”), or that other closing conditions are not satisfied. If we do not complete the Business Combination, it could be subject to several risks, including:

●	the parties may be liable for damages to one another under the terms and conditions of the Business Combination Agreement;
●	negative reactions from the financial markets, including declines in the price of our common stock due to the fact that current prices may reflect a market assumption that the Business Combination will be completed; and
●	the attention of its management will have been diverted to the Business Combination rather than its own operations and pursuit of other opportunities that could have been beneficial to us.

If the Minimum Cash Condition is not satisfied at Closing, the proposed Business Combination may not be consummated.

The Business Combination Agreement includes a Minimum Cash Condition requiring that the amount of Available Cash, which is defined as the cash available in Goal’s trust account, after deducting the amount required to satisfy Goal’s obligations to its stockholders (if any) that exercise their rights to redeem their public shares and certain other amounts and adjusted for certain amounts raised by Goal and Digital Virgo prior to the Closing shall be at least $20,000,000. As of March 31, 2023, there is approximately $98,132,179.01 in Goal’s trust account. Nevertheless, there can be no assurances that the Minimum Cash Condition will be satisfied or waived at Closing. The Minimum Cash Condition may be waived in the sole discretion of Digital Virgo. If the Minimum Cash Condition is not met and is not be waived under the terms of the Business Combination Agreement, then the Business Combination Agreement could terminate and the proposed Business Combination may not be consummated.

One or more of the conditions to the Business Combination may be waived.

The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, the definitive agreement for the Business Combination may be terminated in accordance with its terms and the Business Combination may not be completed. Goal and Digital Virgo each may agree to waive, in whole or in part, one or more of the conditions to its obligations to complete the Business Combination, to the extent permitted by its current governing documents and applicable laws. Goal may not waive the condition that its stockholders approve the Business Combination. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination Agreement” for additional information.

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The exercise of our directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in our stockholders’ best interests.

In the period leading up to the Closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require us to agree to amend the Business Combination Agreement, to consent to certain actions taken by Digital Virgo or to waive rights that we are entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Digital Virgo’s businesses, a request by Digital Virgo to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Digital Virgo’s business and would entitle us to terminate the Business Combination Agreement. In any of such circumstances, it would be at our discretion, acting through our Board of Directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is best for us and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, we do not believe there will be any material changes or waivers that our directors and officers would be likely to make after the mailing of this proxy statement/prospectus. We will circulate a new or amended proxy statement/prospectus if changes to the terms of the Business Combination Agreement would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.

Goal and Digital Virgo have incurred and expect to incur significant transaction and transition costs in connection with the Business Combination.

Goal and Digital Virgo have incurred and expect to incur significant costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. Goal and Digital Virgo may incur additional costs to retain key employees. All expenses incurred in connection with the Business Combination Agreement and the Transactions contemplated thereby (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by the Combined Company. The transaction expenses incurred in connection with the Business Combination and to be paid by the Combined Company will reduce the cash available to the Combined Company subsequent to the Closing.

If our stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of common stock for a pro rata portion of the trust account.

Holders of public shares are not required to affirmatively vote against the Business Combination Proposal in order to exercise their rights to redeem their shares for a pro rata portion of the trust account. In order to exercise their redemption rights, they are required to submit a request in writing, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, and deliver their stock (either physically or electronically) to our Transfer Agent prior to 5:00 PM, New York City time, on [●], 2023 (two business days prior to the scheduled vote at the special meeting). Stockholders electing to redeem their shares will receive their pro rata portion of the funds held in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, calculated as of two business days prior to the anticipated consummation of the Business Combination.

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A new 1% U.S. federal excise tax could be imposed on us in connection with redemptions by us of our shares.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations and applies to repurchases that occur after December 31, 2022. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. For purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of the excise tax. In December 2022, the Treasury released Notice 2023-2, which provided additional guidance on the 1% excise tax. Under current applicable Tax law, we do not expect either to be eligible for an exception to the 1% excise tax, or to be able to net against an excise tax imposed on us any new stock issuances made in connection with the Business Combination. As described in “Special Meeting of Goal Stockholders — Redemption Rights”, our public stockholders will have the right to redeem their public shares if the Business Combination is consummated. Any redemption or other repurchase in connection with a business combination or otherwise may be subject to the excise tax. Whether and to what extent we would be subject to the excise tax in connection with a business combination would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with a business combination, (ii) the fair market value of the property transferred to the Company from Digital Virgo as part of the Business Combination, (iii) the total amount of any equity investment in the Company after December 31, 2022, and (iv) certain other factors. In addition, because the excise tax would be payable by us, not by the redeeming holder, and not by or from the trust account, the mechanics of any required payment of the excise tax have not been determined.

Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect our business, including our ability to negotiate and complete our initial Business Combination and results of operations.

We are subject to laws, regulations and rules enacted by national, regional and local governments and Nasdaq. In particular, we are required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could adversely affect our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could adversely affect our business, including our ability to negotiate and complete our initial Business Combination and results of operations.

Cyber incidents or attacks directed at us could result in information theft, data corruption, operational disruption and/or financial loss.

We depend on digital technologies, including information systems, infrastructure and cloud applications and services, including those of third parties with which we may deal. Sophisticated and deliberate attacks on, or security breaches in, our systems or infrastructure, or the systems or infrastructure of third parties or the cloud, could lead to corruption or misappropriation of our assets, proprietary information and sensitive or confidential data. As an early-stage company without significant investments in data security protection, we may not be sufficiently protected against such occurrences. We may not have sufficient resources to adequately protect against, or to investigate and remediate any vulnerability to, cyber incidents. It is possible that any of these occurrences, or a combination of them, could have adverse consequences on our business and lead to financial loss.

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We have not registered the Digital Virgo Class A Ordinary Shares issuable upon exercise of the Digital Virgo Warrants under the Securities Act or any state securities laws, and registration may not be in place when an investor desires to exercise warrants, thus precluding the investor from being able to exercise his, her or its warrants except on a “cashless-equivalent basis” and potentially causing such warrants to expire worthless.

While we have registered the common stock issuable upon exercise of the warrants under the Securities Act as part of the registration statement, we do not have a current registration statement covering the issuance of common stock on exercise of the warrants. However, under the terms of the Digital Virgo Amended and Restated Warrant Agreement, we have agreed that we file with the SEC a registration statement for the registration under the Securities Act of the Digital Virgo Class A Ordinary Shares issuable upon exercise of the Digital Virgo Warrants and thereafter will use best efforts to cause to become effective within 90 business days following the Closing and to maintain a current prospectus relating to common stock issuable upon exercise of the warrants, until the expiration of the Digital Virgo Warrants in accordance with the provisions of the Digital Virgo Amended and Restated Warrant Agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current, complete or correct or the SEC issues a stop order. If the Digital Virgo Class A Ordinary Shares issuable upon exercise of the warrants are not registered under the Securities Act, under the terms of the Digital Virgo Amended and Restated Warrant Agreement, holders of warrants who seek to exercise their warrants will not be permitted to do so for cash and, instead, we will be required to permit holders to exercise their warrants on a “cashless-equivalent basis” (subject to the availability of sufficient reserves of Digital Virgo or, if applicable, if the holder pays the par value for each share to be issued upon such exercise). However, no warrant will be exercisable for cash or on a “cashless-equivalent basis,” and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. If holders exercise their warrants on a “cashless-equivalent basis” (subject to the availability of sufficient reserves of Digital Virgo or, if applicable, if the holder pays the par value for each share to be issued upon such exercise), they would pay the warrant exercise price by surrendering the warrants for that number of Digital Virgo Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Digital Virgo Class A Ordinary Shares underlying the warrants, multiplied by the excess of the “fair market value” of the Digital Virgo Class A Ordinary Shares (as defined in the next sentence) over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the Digital Virgo Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable. As a result, they would receive fewer Digital Virgo Class A Ordinary Shares from such exercise than if they were to exercise such warrants for cash.

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In no event will warrants be exercisable for cash or on a “cashless-equivalent basis,” and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration or qualification is available.

Notwithstanding the above, if our Digital Virgo Class A Ordinary Shares are at the time of any exercise of a warrant not listed on a national securities exchange and are not “covered securities” under Section 18(b)(1) of the Securities Act, we may, at our option, not permit holders of warrants who seek to exercise their warrants to do so for cash and, instead, require them to do so on a “cashless-equivalent basis” in accordance with Section 3(a)(9) of the Securities Act and, if we so elect, we will not be required to file or maintain in effect a registration statement or register or qualify the shares underlying the warrants under applicable state securities laws, and if we do not so elect, we will use commercially reasonable efforts to register or qualify the shares underlying the warrants under applicable state securities laws to the extent an exemption is not available. Exercising the warrants on a “cashless-equivalent basis” (subject to the availability of sufficient reserves of Digital Virgo or, if applicable, if the holder pays the par value for each share to be issued upon such exercise) could have the effect of reducing the potential “upside” of the holder’s investment in our Company because the warrant holder will hold a smaller number of Digital Virgo Class A Ordinary Shares upon a “cashless-equivalent basis” (subject to the availability of sufficient reserves of Digital Virgo or, if applicable, if the holder pays the par value for each share to be issued upon such exercise) of the warrants they hold than they would have upon a cash exercise. In no event will we be required to net cash settle any warrant, or issue securities (other than upon a “cashless-equivalent basis” exercise as described above) or other compensation in exchange for the warrants if we are unable to register or qualify the shares underlying the warrants under the Securities Act or applicable state securities laws. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of the warrant shall not be entitled to exercise the warrant and the warrant may have no value and expire worthless. In that event, holders who acquired their warrants as part of a purchase of public units will have paid the full unit purchase price solely for the Digital Virgo Class A Ordinary Shares included in the public units. There may be a circumstance where an exemption from registration exists for holders of our private warrants to exercise their warrants while a corresponding exemption does not exist for holders of the public warrants included as part of public units sold in the IPO. In such an instance, our Initial Stockholders and their permitted transferees (which may include our directors and executive officers) would be able to exercise their warrants and sell the Digital Virgo Class A Ordinary Shares underlying the warrants while holders of our public warrants would not be able to exercise their warrants and sell the underlying Digital Virgo Class A Ordinary Shares. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying Digital Virgo Class A Ordinary Shares for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise their warrants.

You may only be able to exercise your public warrants on a “cashless-equivalent basis” under certain circumstances, and if you do so, you will receive fewer Digital Virgo Class A Ordinary Shares from such exercise than if you were to exercise such warrants for cash.

The Digital Virgo Amended and Restated Warrant Agreement provides that in the following circumstances holders of warrants who seek to exercise their warrants will not be permitted to do for cash and will, instead, be required to do so on a “cashless-equivalent basis” in accordance with Section 3(a)(9) of the Securities Act: (i) if the Digital Virgo Class A Ordinary Shares issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the terms of the Digital Virgo Amended and Restated Warrant Agreement; (ii) if we have so elected and the Digital Virgo Class A Ordinary Shares is at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if we have so elected and we call the public warrants for redemption. If you exercise your public warrants on a “cashless-equivalent basis” (subject to the availability of sufficient reserves of Digital Virgo or, if applicable, if the holder pays the par value for each share to be issued upon such exercise), you would pay the warrant exercise price by surrendering the warrants for that number of Digital Virgo Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Digital Virgo Class A Ordinary Shares underlying the warrants, multiplied by the excess of the “fair market value” of the Digital Virgo Class A Ordinary Shares (as defined in the next sentence) over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the Digital Virgo Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable. As a result, you would receive fewer Digital Virgo Class A Ordinary Shares from such exercise than if you were to exercise such warrants for cash.

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Digital Virgo and Goal will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on employees and third parties may have an adverse effect on Digital Virgo and Goal. These uncertainties may impair Digital Virgo’s or Goal’s ability to retain and motivate key personnel and could cause third parties that deal with Digital Virgo or Goal to defer entering into contracts or making other decisions or seek to change existing business relationships. If key employees depart because of uncertainty about their future roles and the potential complexities of the Business Combination, Digital Virgo’s or Goal’s business could be harmed. The ability to successfully effect the Business Combination and the Combined Company’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of Digital Virgo, all of whom we expect to stay with the Combined Company following the Business Combination. The loss of such key personnel could negatively impact the operations and financial results of the Combined Company.

Upon consummation of the Business Combination, existing shareholders of Digital Virgo may own a majority of the voting powers of Digital Virgo. The concentration of ownership may affect the market demand for Digital Virgo Class A Ordinary Shares.

Upon Closing, existing shareholders of Digital Virgo may own [  ]% of Digital Virgo Shares. In addition, as a result of the estimated [  ] Digital Virgo Class B Preferred Shares issued to IODA, which is indirectly controlled by the family of Eric Peyre, one of the founders of Digital Virgo, which will have two votes per share, existing shareholders of Digital Virgo will have together [  ]% of the voting rights, assuming no redemption, and [  ]% of the voting rights, assuming maximum redemptions. While those shareholders maintain such holdings, and as a consequence of such holdings, they will have substantial influence over the Combined Company’s business, including decisions regarding mergers, consolidations, the sale of all or substantially all of its assets, election of directors, declaration of dividends and other significant corporate actions. Existing shareholders of Digital Virgo may take actions that are not in the best interests of Goal’s existing shareholders. These actions may be taken in many cases even if they are opposed by the Combined Company’s other shareholders. In addition, this concentration of ownership may discourage, delay or prevent a change in control which could deprive shareholders of an opportunity to receive a premium to the trading price for the shares as part of a sale of the Combined Company.

Members of our management team and board of directors have significant experience as founders, board members, officers or executives of other companies. As a result, certain of those persons have been, may be, or may become, involved in proceedings, investigations and litigation relating to the business affairs of the companies with which they were, are, or may in the future be, affiliated. This may have an adverse effect on us, which may impede our ability to consummate the Business Combination.

During the course of their careers, members of our management team and board of directors have had significant experience as founders, board members, officers or executives of other companies. As a result of their involvement and positions in these companies, certain persons were, are now, or may in the future become, involved in litigation, investigations or other proceedings relating to the business affairs of such companies or transactions entered into by such companies. Any such litigation, investigations or other proceedings may negatively affect our reputation, which may impede our ability to complete the Business Combination.

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Digital Virgo’s financial reporting is provided in Euros. Foreign currency exchange rates and fluctuations thereto may make our securities less attractive to investors.

Due to Digital Virgo’s international business operations, it is subject to both foreign exchange transaction and translation risks. Digital Virgo’s reporting currency is the Euro, so fluctuations in exchange rates, particularly between the U.S. dollar and the Euro, may make it harder for investors to assess Digital Virgo’s financial situation. Consequently, investors may be less likely to invest in our securities.

We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

Goal and Digital Virgo are, and after the closing Digital Virgo will be, an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may both take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor internal controls attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, stockholders of Goal and Digital Virgo may not have access to certain information they may deem important. Goal and Digital Virgo could each be an emerging growth company for up to five years, although circumstances could cause them to lose that status earlier, including if the market value of its common stock or ordinary shares held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case it would no longer be an emerging growth company as of the following December 31. Goal and Digital Virgo cannot predict whether investors will find their securities less attractive because they will rely on these exemptions. If some investors find Goal and Digital Virgo’s securities less attractive as a result of their reliance on these exemptions, the trading prices of their securities may be lower than they otherwise would be, there may be a less active trading market for their securities and the trading prices of their securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. Goal and Digital Virgo have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, Goal and Digital Virgo, as emerging growth companies, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Goal and Digital Virgo’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

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If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the Business Combination.

If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the Business Combination.

If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including:

●	restrictions on the nature of our investments; and
●	restrictions on the issuance of securities, each of which may make it difficult for us to complete the Business Combination.

In addition, we may have imposed upon us burdensome requirements, including:

●	registration as an investment company;
●	adoption of a specific form of corporate structure; and
●	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations that we are currently not subject to.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We do not believe that our principal activities and the Business Combination will subject us to the Investment Company Act. To this end, the proceeds held in the trust account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Pursuant to the trust agreement, the trustee is not permitted to invest in other securities or assets. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), we intend to avoid being deemed an “investment company” within the meaning of the Investment Company Act. An investment in our securities is not intended for persons who are seeking a return on investments in government securities or investment securities. The trust account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of our initial Business Combination (which shall be the Business Combination should it occur); (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the existing governing documents (A) to modify the substance or timing of our obligation to provide holders of our public stockholders the right to have their shares redeemed in connection with our initial Business Combination or to redeem 100% of our public shares if we do not complete our initial Business Combination within the completion window or (B) with respect to any other provision relating to the rights of public stockholders; or (iii) absent our completing an initial Business Combination within the completion window, our return of the funds held in the trust account to our public stockholders as part of our redemption of the public shares.

If we do not invest the proceeds as discussed above, we may be deemed to be subject to the Investment Company Act. If we were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to complete a business combination. If we have not consummated our initial Business Combination within the completion window, our public stockholders may receive only approximately $10.00 per public share, or less in certain circumstances, on the liquidation of our trust account and our warrants will expire worthless.

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We do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete our initial Business Combination with which a substantial majority of our stockholders or warrant holders do not agree.

The Current Charter does not provide a specified maximum redemption threshold, except that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001, in which case the Business Combination would not be consummated. As a result, we may be able to complete the Business Combination even if a substantial portion of our public stockholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to the Sponsor or our directors, officers or advisors, or any of their respective affiliates. As of the date of this proxy statement/prospectus, there have not been agreements that were entered into with respect to the private purchase of public shares by the Company or the persons described above with any such investor or holder.

If the aggregate cash consideration we would be required to pay for all shares of common stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Business Combination Agreement exceeds the aggregate amount of cash available to us, we may not complete the Business Combination or redeem any shares, all shares of common stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of our common stock issued in the IPO, you (or, if a member of such a group, all of the members of the group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of our common stock issued in the IPO without the prior consent of the Company.

The Current Charter provides that a public stockholder, together with any affiliate of that stockholder or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the shares of common stock included in the public units sold in our IPO (the “excess shares”) without the prior consent of the Company. In order to determine whether that stockholder is acting in concert or as a group with another stockholder, the Company will require each public stockholder seeking to exercise redemption rights to certify to the Company whether the stockholder is acting in concert or as a group with any other stockholder. These certifications, together with other public information relating to stock ownership available to the Company at that time, such as Schedule 13D, Schedule 13G and Section 16 filings under the Exchange Act, will be the sole basis on which the Company makes the above-referenced determination. Your inability to redeem any excess shares will reduce your influence over our ability to consummate the Business Combination and you could suffer a material loss on your investment in us if you sell these excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to any excess shares if we consummate the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the shares sold in our IPO and, in order to dispose of excess shares, would be required to sell your stock in open market transactions, potentially at a loss. We cannot assure you that the value of the excess shares will appreciate over time following the Business Combination or that the market price of our common stock will exceed the per-share redemption price. Notwithstanding the foregoing, stockholders may challenge the Company’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

However, our stockholders’ ability to vote all of their shares (including any excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that your decision whether to redeem your shares for a pro rata portion of the trust account will put you in a better future economic position.

We can give no assurance as to the price at which you may be able to sell your public shares in the future following the completion of the Business Combination or any alternative Business Combination. Certain events following the consummation of the Business Combination may cause an increase in our share price, and may result in a lower value realized now than you might realize in the future had you not redeemed your shares. Similarly, if you do not redeem your shares, you will bear the risk of ownership of the public shares after the consummation of the Business Combination, and there can be no assurance that you can sell your shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. You should consult your own tax and/or financial advisor for assistance on how this may affect your individual situation.

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If we are unable to complete the Business Combination, our public stockholders may receive only approximately $10.28 per share on the liquidation of the trust account (or less than $10.28 per share in certain circumstances where a third party brings a claim against us that the Sponsor is unable to indemnify), and our warrants will expire worthless.

If we are unable to complete the Business Combination within the completion window, our public stockholders may receive only approximately $10.28 per share on the liquidation of the trust account (or less than $10.28 per share in certain circumstances where a third-party brings a claim against us that the Sponsor is unable to indemnify (as described below)) and our warrants will expire worthless.

If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per-share redemption amount received by stockholders may be less than $10.00 per share.

Placing funds in the trust account may not protect those funds from third-party claims against us. Third parties may not be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving claims to the funds held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such the party’s engagement would be significantly more beneficial to us than any alternative. For example, and without limitation, Marcum, LLP, our independent registered public accounting firm, and the underwriters of the IPO, have not executed agreements with us waiving claims to the monies held in the trust account.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that these entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we are unable to complete our Business Combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with our Business Combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per-share redemption amount received by public stockholders could be less than the $10.00 per share initially held in the trust account, due to claims of these creditors. The Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable, provided, that, this liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not the waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked the Sponsor to reserve for these indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy their indemnity obligations and believe that the Sponsor’s only assets our securities. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

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Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our trust account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete the Business Combination within the completion window may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of the stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is our intention to redeem our public shares as soon as reasonably possible following the end of the completion window if we do not complete our Business Combination and, therefore, we do not intend to comply with the foregoing procedures.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the ten years following our dissolution. However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If our plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of the stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution.

We cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend beyond the third anniversary of that date. Furthermore, if the pro rata portion of our trust account distributed to our public stockholders upon the redemption of our public shares if we do not complete the Business Combination within the completion window is not considered a liquidating distribution under Delaware law and the redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

If, after we distribute the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover the proceeds, and the members of our Board of Directors may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of our Board of Directors and us to claims of punitive damages.

If, after we distribute the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. In addition, our Board of Directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith by paying public stockholders from the trust account prior to addressing the claims of creditors, thereby exposing itself and us to claims of punitive damages.

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Changes in U.S. and foreign tax laws, as well as the application of such laws, could adversely impact our financial position and operating results.

We are subject to complex income and non-income tax laws and regulations in the United States and a variety of foreign jurisdictions. Both the United States and foreign jurisdictions may revise corporate income tax and other non-income tax laws which could impact the amount of tax due in such jurisdiction.

Our determination of our corporate income tax liability is subject to review and may be challenged by applicable U.S. and foreign tax authorities. Any adverse outcome of such challenge could harm our operating results and financial condition. The determination of our worldwide provision for income taxes and other tax liabilities requires significant judgment and, in the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is complex and uncertain. Moreover, as a multinational business, we have subsidiaries that engage in many intercompany transactions in a variety of tax jurisdictions where the ultimate tax determination is complex and uncertain. Our existing corporate structure and intercompany arrangements have been implemented in a manner we believe is in compliance with current prevailing tax laws. Furthermore, as we operate in multiple taxing jurisdictions, the application of tax laws can be subject to diverging and sometimes conflicting interpretations by tax authorities of these jurisdictions. It is not uncommon for taxing authorities in different countries to have conflicting views with respect to, among other things, the characterization and source of income or other tax items, the manner in which the arm’s-length standard is applied for transfer pricing purposes, or with respect to the valuation of intellectual property. The taxing authorities of the jurisdictions in which we operate may challenge our tax treatment of certain items or the methodologies we use for valuing developed technology or intercompany arrangements, which could impact our worldwide effective tax rate and harm our financial position and operating results.

We are also subject to non-income taxes, such as payroll, sales, use, value-added, net worth, property, and goods and services taxes in the United States and various foreign jurisdictions. A change in the tax law could impact tax positions which could result in an increased exposure related to such tax liabilities. Such changes could have an adverse effect on our operating results and financial condition.

The Digital Virgo Class A Ordinary Shares to be received by shareholders of Goal as a result of the Business Combination will have different rights from shares of Goal Common Stock.

Following completion of the Business Combination, shareholders of Goal will no longer be stockholders of Goal but will instead be shareholders of Digital Virgo. There will be important differences between your current rights as a shareholder of Goal and your rights as a Digital Virgo shareholder. See “Comparison of Shareholder Rights” for a discussion of the different rights associated with the securities.

Risks Related to Investment in a French Company and Digital Virgo’s Status as a Foreign Private Issuer

As a foreign private issuer, Digital Virgo will be exempt from a number of U.S. securities laws and rules promulgated thereunder and will be permitted to publicly disclose less information than U.S. public companies must. This may limit the information available to holders of the Digital Virgo Class A Ordinary Shares.

Digital Virgo will qualify as a “foreign private issuer,” as defined in the SEC’s rules and regulations, and, consequently, Digital Virgo will not be subject to all of the disclosure requirements applicable to public companies organized within the United States. For example, Digital Virgo will be exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act. In addition, Digital Virgo’s officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of Digital Virgo’s securities. For example, some of Digital Virgo’s key executives may sell a significant amount of Digital Virgo Class A Ordinary Shares and such sales will not be required to be disclosed as promptly as public companies organized within the United States would have to disclose. Accordingly, once such sales are eventually disclosed, the price of Digital Virgo Class A Ordinary Shares may decline significantly.

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Moreover, Digital Virgo is not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act. Digital Virgo currently prepares its financial statements in accordance with IFRS. The post-combination Company will not be required to file financial statements prepared in accordance with or reconciled to U.S. GAAP so long as its financial statements are prepared in accordance with IFRS as issued by the International Accounting Standards Board. Digital Virgo is not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders.

As a foreign private issuer, Digital Virgo will file an annual report on Form 20-F within four months of the close of each fiscal year ended December 31 and furnish reports on Form 6-K relating to certain material events promptly after Digital Virgo publicly announces these events. However, because of the above exemptions for foreign private issuers, which Digital Virgo intends to rely on, Digital Virgo shareholders will not be afforded the same information generally available to investors holding shares in public companies that are not foreign private issuers.

In addition, certain information may be provided by Digital Virgo in accordance with French law, which may differ in substance or timing from such disclosure requirements under the Exchange Act.

As a foreign private issuer, under Nasdaq rules Digital Virgo will be subject to less stringent corporate governance requirements. Subject to certain exceptions, the rules of Nasdaq permit a foreign private issuer to follow its home country practice in lieu of the listing requirements of Nasdaq, including, for example, certain internal controls as well as board, committee and director independence requirements. Digital Virgo intends to follow French corporate governance practices in lieu of Nasdaq corporate governance rules, but we cannot assure you that this will not change after consummation of the transactions. Digital Virgo will disclose each Nasdaq rule that Digital Virgo does not intend to follow and describe the French practice that Digital Virgo will follow in lieu thereof. See Management of the Company Following the Business Combination.”

Because Digital Virgo is a foreign private issuer and intends to take advantage of exemptions from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if it were a domestic issuer.

Nasdaq listing rules require listed companies to have, among other things, a majority of its board members be independent. As a foreign private issuer, however, Digital Virgo is permitted to, and it intends to follow home country practice in lieu of the above requirements. The corporate governance practice of Digital Virgo’s home country, France, does not require a majority of its board to consist of independent directors. Thus, although a director must act in the best interests of the company, it is possible that fewer board members will be exercising independent judgment and the level of board oversight on the management of Digital Virgo may decrease as a result. In addition, Nasdaq listing rules also require U.S. domestic issuers to have an audit committee and a compensation committee and a nominating/corporate governance committee composed entirely of independent directors, and an audit committee with a minimum of three members.

Digital Virgo, as a foreign private issuer, is not subject to these requirements. Consistent with corporate governance practices in France, Digital Virgo does not have a standalone compensation committee or nomination and corporate governance committee of the board. As a result of these exemptions, investors would have less protection than they would have if Digital Virgo was a domestic issuer. Nasdaq listing rules may require shareholder approval for certain corporate matters, such as requiring that shareholders be given the opportunity to vote on all equity compensation plans and material revisions to those plans and certain ordinary share issuances. We intend to follow home country rules for such matters. See “Management of the Company Following the Business Combination.”

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Digital Virgo may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses. This would subject Digital Virgo to GAAP reporting requirements which may be difficult for it to comply with.

As a “foreign private issuer,” Digital Virgo would not be required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and related rules and regulations. Under those rules, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to Digital Virgo on [●].

In the future, Digital Virgo could lose its foreign private issuer status if a majority of its shares are held by residents in the United States and it fails to meet any one of the additional “business contacts” requirements. Although Digital Virgo intends to follow certain practices that are consistent with U.S. regulatory provisions applicable to U.S. companies, Digital Virgo’s loss of foreign private issuer status would make such provisions mandatory. The regulatory and compliance costs to Digital Virgo under U.S. securities laws if it is deemed a U.S. domestic issuer may be significantly higher. If Digital Virgo is not a foreign private issuer, Digital Virgo will be required to file periodic reports and prospectuses on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. For example, Digital Virgo would become subject to the Regulation FD, aimed at preventing issuers from making selective disclosures of material information. Digital Virgo also may be required to modify certain of its policies to comply with good governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs.

In addition, Digital Virgo may lose its ability to rely upon exemptions from certain corporate governance requirements of Nasdaq that are available to foreign private issuers. For example, Nasdaq’s corporate governance rules require listed companies to have, among other things, a majority of independent board members and independent director oversight of executive compensation, nomination of directors, and corporate governance matters. As a foreign private issuer, Digital Virgo would be permitted to follow home country practice in lieu of the above requirements. As long as Digital Virgo relies on the foreign private issuer exemption to certain of Nasdaq’s corporate governance standards, a majority of the directors on its board of directors are not required to be independent directors, its compensation committee is not required to be comprised entirely of independent directors, and it will not be required to have a nominating committee. Also, Digital Virgo would be required to change its basis of accounting from IFRS as issued by the IASB to GAAP, which may be difficult and costly for it to comply with. If Digital Virgo loses its foreign private issuer status and fails to comply with U.S. securities laws applicable to U.S. domestic issuers, Digital Virgo may have to de-list from Nasdaq and could be subject to investigation by the SEC, Nasdaq and other regulators, among other materially adverse consequences.

The rights of Digital Virgo’s shareholders may differ from the rights they would have as shareholders of a United States corporation, which could adversely impact trading in Digital Virgo’s Shares and its ability to conduct equity financings.

The rights of Digital Virgo’s shareholders may differ from the rights they would have as shareholders of a United States corporation, which could adversely impact trading in Digital Virgo Shares and its ability to conduct equity financings.

Digital Virgo’s corporate affairs are governed by the Digital Virgo Organization Documents and the laws of the Republic of France, including the Commerce Code. The rights of Digital Virgo’s shareholders and the responsibilities of its directors and officers under French law are different from those applicable to a corporation incorporated in the United States. For example, under Delaware law, the board of directors of a Delaware corporation bears the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and its shareholders. French law imposes equivalent duties of care and loyalty to the corporation on directors of a French company, and notably a duty to (i) act in good faith with a view to the best interests of a company; and (ii) exercise the care, diligence, and skill that a reasonably prudent person would exercise in a similar position and under comparable circumstances. Additionally, under Delaware law, a shareholder may bring a derivative action on behalf of a company to enforce a company’s rights. Under French law, the legal representative of the Company (i.e. the CEO) has sole authority to decide whether to initiate legal action to enforce a company’s rights (other than, in certain circumstances, an action against members of Digital Virgo’s board of directors, which may be initiated, subject to certain conditions, by a shareholder or group of shareholders). See “Comparison of Stockholders’ and Shareholders’ Rights” for an additional explanation of the differences. Further, under French law, there may be less publicly available information about Digital Virgo than is regularly published by or about U.S. issuers. In addition, French laws governing the securities of French companies may not be as extensive as those in effect in the United States, and French laws and regulations in respect of corporate governance matters might not be as protective of minority shareholders as are state corporation laws in the United States. Therefore, Digital Virgo’s shareholders may have more difficulty in protecting their interests in connection with actions taken by Digital Virgo’s directors, officers or principal shareholders than they would as shareholders of a corporation incorporated in the United States. As a result of these differences, Digital Virgo’s shareholders may have more difficulty protecting their interests than they would as shareholders of a U.S. issuer.

Because Digital Virgo is organized under the laws of France, you may be unable to recover in civil proceedings for U.S. securities laws violations.

Judgments of U.S. courts, including those predicated on the civil liability provisions of the federal securities laws of the United States, may not be enforceable in French courts. As a result, holders of notes who obtain a judgment against us in the United States may not be able to require us to pay the amount of the judgment. It may not be possible for holders to effect service of process within the United States upon our directors and officers or to enforce against these persons, or us, judgments of United States courts predicated upon civil liability provisions of the federal securities laws of the United States.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

SELECTED HISTORICAL FINANCIAL INFORMATION OF GOAL

The following tables present Goal’s selected historical financial information derived from Goal’s audited financial statements included elsewhere in this proxy statement/prospectus as of and for the years ended December 31, 2022 and 2021.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “Goal’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this proxy statement/prospectus. Goal’s financial statements are prepared and presented in U.S. Dollars and in accordance with U.S. GAAP.

	Year Ended December 31, 2022	Year Ended December 31, 2021	For the Period From October 26, 2020 (inception) Through December 31, 2020
Income Statement Data:
Loss from operations	$(1,180,194)	$(1,596,618)	$(1,126)
Net loss	$(296,853)	$(1,277,454)	$(1,126)
Weighted average shares outstanding, common stock subject to possible redemption	25,875,000	22,614,041	—
Basic and diluted net loss per share, common stock subject to possible redemption	$(0.01)	$(0.04)	$—
Weighted average shares outstanding, non-redeemable common stock	7,286,250	7,183,223	6,468,750
Basic and diluted net loss per share, non-redeemable common stock	$(0.01)	$(0.04)	$(0.00)

	December 31, 2022	December 31, 2021	December 31, 2020
Balance Sheet Data:
Marketable securities held in the Trust Account	$262,220,950	$258,775,579	$—
Total assets	$262,288,567	$259,274,611	$262,685
Total liabilities	$4,776,363	$1,465,554	$238,811
Common stock subject to possible redemption	$261,416,732	$258,750,000	$—
Total shareholders’ (deficit) equity	$(3,904,528)	$(940,943)	$23,874

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SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements do not necessarily reflect what Digital Virgo’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. The unaudited pro forma condensed combined financial statements also may not be useful in predicting the future financial condition and results of operations of Digital Virgo. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only.

The historical financial statements of Digital Virgo have been prepared in accordance with IFRS and in its functional and presentation currency of the Euro (“Euro” or “€”). The historical financial statements of Goal have been prepared in accordance with U.S. GAAP in its functional and presentation currency of the United States dollar (“USD”). The financial statements of Goal have been translated into Euros for purposes of having pro forma combined financial information.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Goal’s common stock:

●	Assuming Minimum Redemptions: This presentation assumes that, after the redemption of 16,328,643 public shares in February 2023 (the “February Redemptions”), no public stockholders of Goal exercise redemption rights with respect to their public shares upon consummation of the Business Combination.

●	Assuming Maximum Redemptions: This presentation assumes that, after the February Redemptions, Goal public stockholders holding 3,822,661 shares of Goal common stock will exercise their redemption rights for €36.8 million upon consummation of the Business Combination at a redemption price of approximately €9.64 per share (or approximately USD$10.32 per share). The Business Combination Agreement contains a condition to the closing of the Business Combination that Goal will have cash and cash equivalents (comprising funds remaining in the Trust Account, after giving effect to redemptions, repayment of Goal’s working capital loans, if any, and the Business Combination, including payment of the Cash Amount, but without giving effect to payment of any of the parties’ transaction expenses, plus any amounts delivered to Goal or Digital Virgo at or prior to the Closing pursuant to any investments) equal to at least $20 million. This scenario includes all adjustments contained in the “minimum redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

The following table sets out share ownership of Digital Virgo on a pro forma basis assuming the No Redemption Scenario and the Maximum Redemption Scenario:

	Minimum Redemption Scenario	Maximum Redemption Scenario
Equity shares of Digital Virgo shareholders	26,833,503	26,833,503
Goal public shares	9,546,357	5,723,696
Goal Founder Shares and Private Placement Shares	6,489,375	6,489,375
Representative Shares	150,000	150,000
Total	43,019,235	39,196,574

The following table sets out summary data derived from the unaudited pro forma condensed combined statement of financial position and the unaudited pro forma condensed combined statement of operations. The summary unaudited pro forma condensed combined balance sheet as of December 31, 2022, gives effect to the Business Combination as if it had occurred on December 31, 2022. The summary unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, gives effect to the Business Combination as if it had occurred on January 1, 2022.

In thousands (000’s), except for share and per share amounts, and in Euros:

	Pro Forma Combined
	Minimum Redemption Scenario	Maximum Redemption Scenario
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Year Ended December 31, 2022
Net loss	€(61,722)	€(61,983)
Net loss per share – basic and diluted	€(1.44)	€(1.58)
Weighted average shares outstanding – basic and diluted	43,019,235	39,196,574
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of December 31, 2022
Total assets	€258,087	€221,255
Total liabilities	€356,024	€356,024
Total shareholders’ deficit	€(97,937)	€(134,769)

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COMPARATIVE HISTORICAL AND UNAUDITED
PRO FORMA COMBINED PER SHARE FINANCIAL INFORMATION

The following table sets forth summary historical comparative share information for Goal and Digital Virgo, respectively, and unaudited pro forma condensed combined per share information after giving effect to the Business Combination presented under two scenarios:

●	Scenario 1 — Assuming Minimum Redemptions: This presentation assumes that, after the redemption of 16,328,643 public shares in February 2023 (the “February Redemptions”), no public stockholders of Goal exercise their redemption rights with respect to their public shares upon consummation of the Business Combination.

●	Scenario 2 — Assuming Maximum Redemptions: This presentation assumes that, after the February Redemptions, Goal public stockholders holding 3,822,661 shares of Goal common stock will exercise their redemption rights for €36.8 million upon consummation of the Business Combination at a redemption price of approximately €9.64 per share (or approximately USD$10.32 per share). The Business Combination Agreement contains a condition to the closing of the Business Combination that Goal will have cash and cash equivalents (comprising funds remaining in the Trust Account, after giving effect to redemptions, repayment of Goal’s working capital loans, if any, and the Business Combination, including payment of the Cash Amount, but without giving effect to payment of any of the parties’ transaction expenses, plus any amounts delivered to Goal or Digital Virgo at or prior to the Closing pursuant to any investments) equal to at least $20 million. This scenario includes all adjustments contained in the “minimum redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

This information is only a summary and should be read in conjunction with the historical financial statements of Goal and Digital Virgo and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of Goal and Digital Virgo is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined loss per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the period presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Goal and Digital Virgo would have been had the companies been combined during the period presented.

In thousands (000’s), except for share and per share amounts, and in Euros

			Pro Forma Combined
Year Ended December 31, 2022	Digital Virgo (Historical)	Goal (Historical)	Assuming Minimum Redemptions	Assuming Maximum Redemptions
Net income (loss)	€24,155	€(283)	€(61,772)	€(61,983)
Shareholders’ (deficit) equity	€(39,919)	€(3,646)	€(97,937)	€(134,769)
Shareholders’ deficit per share – basic and diluted	€(0.38)	€(0.11)	€(2.28)	€(3.44)
Cash dividends	€—	€—	€—	€—
Weighted average shares – basic and diluted	104,434,988	33,161,250	43,019,235	39,196,574
Net income (loss) per share – basic and diluted	€0.22	€(0.01)	€(1.44)	€(1.58)

Shareholders’ equity per share = total equity/shares outstanding

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of Goal and Digital Virgo, adjusted to give effect to the Business Combination.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2022, combines the historical audited consolidated statement of financial position of Digital Virgo as of December 31, 2022, with the historical audited balance sheet of Goal as of December 31, 2022, giving pro forma effect to the Business Combination as if it had occurred as of December 31, 2022.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, combines the historical audited income statement of Digital Virgo for the year ended December 31, 2022 and the historical audited statement of operations of Goal for the year ended December 31, 2022 on a pro forma basis, as if the Business Combination had occurred on January 1, 2022.

The unaudited pro forma condensed combined balance sheet as of December 31, 2022, has been derived from:

●	the historical audited financial statements of Goal as of December 31, 2022, and the related notes thereto included elsewhere in this proxy statement/prospectus; and

●	the historical audited consolidated financial statements of Digital Virgo as of December 31, 2022, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, has been derived from:

●	the historical audited financial statements of Goal for the year ended December 31, 2022, and the related notes thereto included elsewhere in this proxy statement/prospectus; and

●	the historical audited consolidated financial statements of Digital Virgo for the year ended December 31, 2022, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as in effect on the date of this proxy statement/prospectus which incorporates Transaction Accounting Adjustments. Digital Virgo and Goal have elected not to present any estimates related to potential synergies and other transaction effects that are reasonably expected to occur or have already occurred and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

This information should be read together with the financial statements and related notes, as applicable, of each of Digital Virgo and Goal included in this proxy statement/prospectus and Digital Virgo’s and Goal’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Transactions

On February 8, 2023, Goal, Goal Nevada, Digital Virgo, and certain other parties entered into the Business Combination Agreement, which amends and restates the Business Combination Agreement, dated as of November 17, 2022, by and among Goal, Digital Virgo, and certain other parties in its entirety.

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Pursuant to the Business Combination Agreement, subject to the satisfaction or waiver of certain conditions set forth therein, a series of related transactions will occur, including the following (the transactions contemplated by the Business Combination Agreement, the “business combination”), in each case, upon the terms and subject to the conditions set forth in the Business Combination Agreement:

●	Prior to the Closing, Goal will merge with and into Goal Nevada, with Goal Nevada surviving the merger (the “Reincorporation Merger”). The shareholders of Goal will receive units, shares and warrants in Goal Nevada (respectively “Goal Nevada Units,” “Goal Nevada Shares” and “Goal Nevada Warrants”) on a one-for-one basis.
●	Prior to the Closing, Digital Virgo will convert into a French public limited company (société anonyme).
●	At the Closing, shareholders of Digital Virgo (the “Digital Virgo Shareholders”) will sell a number of Digital Virgo ordinary shares currently held by the Digital Virgo Shareholders (the “Share Sale”) to certain institutional and other investors (the “PIPE Investors”) in exchange for $125,000,000 in cash (the “Cash Amount”). The sale of the Digital Virgo ordinary shares currently held by the Digital Virgo Shareholders will not result in the Company receiving any amount of cash. In addition, Digital Virgo may increase its capital and issue ordinary shares to the benefit of some PIPE Investors (such investment, together with the Share Sale, the “PIPE Investment”), in which case the Company will receive the entire amount invested by such investors.
●	Immediately after the PIPE Investment, at the Closing, Digital Virgo will effect a reverse share split of all of its existing shares pursuant to a conversion parity that is expected to be 10 to 26, including the shares of the PIPE Investors, change the par value of all such shares from €0.10 to €0.26 and such shares will be renamed Class A ordinary shares (the “Digital Virgo Class A Ordinary Shares”) (together, the “Reverse Share Split”). Immediately after the completion of the Reverse Share Split, the Digital Virgo Class A Ordinary Shares held by IODA S.A., the controlling shareholder of Digital Virgo, will be converted into class B preferred shares, par value €0.26, of Digital Virgo (the “Digital Virgo Class B Shares”) such shares having identical rights to the Digital Virgo Class A Ordinary Shares except that the Digital Virgo Class B Shares will have two votes for each share.
●	At the Closing, pursuant to articles of exchange filed with the Nevada Secretary of State in accordance with the Nevada Revised Statutes, each issued and outstanding Goal Nevada Share will be exchanged for one Digital Virgo Class A Ordinary Share by means of a statutory share exchange under Nevada law (the “Exchange”) and each Goal Nevada Warrant will be automatically exchanged for one warrant issued by Digital Virgo that will be exercisable for one Digital Virgo Class A Ordinary Share (such warrant, a “Digital Virgo Warrant”).
●	In addition, at the Closing, (i) 5,000,000 Digital Virgo Class C preferred shares, par value €0.26 (the “DV Earnout Shares”) will be issued to and deposited with one or more Escrow Agents and will be disbursed to the Digital Virgo Shareholders, in whole or in part, after the Closing, if both an earnout milestone based on “EBITDA” (as defined below) and a share price milestone are met and (ii) 1,293,750 Digital Virgo Class C preferred shares, par value €0.26 (the “Sponsor Earnout Shares”) will be issued to and deposited with the Escrow Agent and will be disbursed to Goal Acquisitions Sponsor LLC (the “Sponsor”), after the Closing, if the Share Price Milestone (as defined below) is met.

The DV Earnout Shares will be issued to and deposited with one or more Escrow Agents, of which 2,500,000 shares will be disbursed to the Digital Virgo Shareholders, after the Closing if an earnout milestone is met, and 2,500,000 shares will be disbursed to the Digital Virgo Shareholders, after the Closing, if a share price milestone is met. The earnout milestone will be met if the EBITDA (as defined below) of Digital Virgo for any fiscal year ending on or before December 31, 2027 is equal to or greater than $60,000,000. The share price milestone will be met if Digital Virgo’s share price is equal to or greater than $15.00 for at least 20 out of 30 consecutive trading days (counting only those trading days in which there is trading activity) from the period starting from the date immediately following the Closing Date and ending on December 31, 2026 (the “Share Price Milestone”). Any DV Earnout Shares not disbursed to the Digital Virgo Shareholders in accordance with the foregoing milestones shall be disbursed to Digital Virgo. EBITDA, which is defined as “Adjusted EBITDA” as currently calculated by Digital Virgo for its reporting requirements under its credit facility, dated as of June 15, 2022, by and among BNP Paribas, Digital Virgo and such other parties to the agreement as set forth therein, is a non-GAAP measure and should not be construed as more relevant measures of operational performance than financial information under generally accepted accounting principles (GAAP).

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As noted above, the Digital Virgo Shareholders and Digital Virgo intend to enter into sale and purchase agreements (the “PIPE Sale and Purchase Agreements”) with the PIPE Investors, pursuant to which the PIPE Investors will agree to purchase immediately prior to the Closing, through both primary and secondary offerings, an aggregate of 14,000,000 Digital Virgo Class A Ordinary Shares at a purchase price of $10.00 per share, after giving effect to the Reverse Share Split (at the time of sale of Digital Virgo Class A Ordinary Shares during the PIPE Investment, prior to the Reverse Share Split, Digital Virgo intends to sell approximately 36,400,003 Digital Virgo Class A Ordinary Shares for an aggregate price of approximately $140,000,000). As of the date of this registration statement, the Digital Virgo Shareholders and Digital Virgo have not entered into any PIPE Sale and Purchase Agreements. As such there may be no funds available from any PIPE Investment and such PIPE Investment will not be reflected in the pro forma financial statements until such time as Digital Virgo Shareholders and Digital Virgo enter into the PIPE Sale and Purchase Agreements.

Concurrently with the execution of the Business Combination Agreement, the Sponsor and Goal entered into the A&R Forfeiture Agreement, pursuant to which the Sponsor agreed to forfeit 646,875 shares of Goal Common Stock effective as of the Closing.

For a description of the Business Combination and certain agreements executed in connection therewith, see “Summary of the Proxy Statement.”

Accounting for the Business Combination

The following unaudited pro forma condensed combined financial information was prepared using the asset acquisition method of accounting under IFRS. For accounting purposes, Digital Virgo is considered to be acquiring Goal and the Business Combination will be accounted for as an asset acquisition. To determine the accounting for this transaction under IFRS, a company must assess whether an integrated set of assets and activities should be accounted for as an acquisition of a business or an asset acquisition. The guidance requires an initial screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single asset or group of similar assets. If that screen is met, the set is not a business. In connection with the Business Combination, substantially all the fair value is included in marketable securities held in the Trust Account and, as such, the acquisition will be treated as an asset acquisition. Goal’s assets and liabilities will be measured and recognized at their relative fair values, as estimated in good faith by management, and allocated to the net assets acquired as of the transaction date, and combined with the assets, liabilities, and results of operations of Digital Virgo on consummation of the Business Combination. The reported consolidated financial condition and results of operations of the combined company after completion of the Business Combination will reflect these fair values.

Goal has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios of Goal public shares for cash as more fully described below:

●	Scenario 1 —Assuming Minimum Redemptions: This presentation assumes that, after the redemption of 16,328,643 public shares in February 2023 (the “February Redemptions”), no public stockholders of Goal exercise redemption rights with respect to their public shares upon consummation of the Business Combination.

●	Scenario 2 —Assuming Maximum Redemptions: This presentation assumes that, after the February Redemptions, Goal public stockholders holding 3,822,661 shares of Goal common stock will exercise their redemption rights for €36.8 million upon consummation of the Business Combination at a redemption price of approximately €9.64 per share (or approximately USD$10.32 per share). The Business Combination Agreement contains a condition to the closing of the Business Combination that Goal will have cash and cash equivalents (comprising funds remaining in the Trust Account, after giving effect to redemptions, repayment of Goal’s working capital loans, if any, and the Business Combination, including payment of the Cash Amount, plus any amounts delivered to Goal or Digital Virgo at or prior to the Closing pursuant to any investments) equal to at least $20 million. This scenario includes all adjustments contained in the “minimum redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

The following table sets out share ownership of Digital Virgo on a pro forma basis assuming the No Redemption Scenario and the Maximum Redemption Scenario:

	No Redemptions		Maximum Redemptions
Pro Forma Ownership	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
Equity shares of Digital Virgo shareholders	26,833,503	62.4%	26,833,503	68.5%
Goal public shares	9,546,357	22.2%	5,723,696	14.6%
Goal Founder Shares and Private Placement Shares	6,489,375	15.1%	6,489,375	16.5%
Representative Shares	150,000	0.3%	150,000	0.4%
Total shares outstanding	43,019,235		39,196,574

The following unaudited pro forma condensed combined statement of financial position as of December 31, 2022, and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 are based on the historical financial statements of Digital Virgo and Goal and the amounts are presented in Euros (see Note 2—”Basis of Presentation” for more detail). The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial statements.

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UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2022(1)
(in thousands and in Euros)

			IFRS Conversion and	Scenario 1: Minimum Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	Digital Virgo (IFRS Historical)	Goal (US GAAP Historical)	Presentation Alignment (Note 4)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Non-current assets
Goodwill	€38,804	€-	€-	€-		€38,804	€-		€38,804
Other intangible assets	19,341	-	-	-		19,341	-		19,341
Property, plant and equipment	2,198	-	-	-		2,198	-		2,198
Right-of-use assets	9,896	-	-	-		9,896	-		9,896
Non-current financial assets	3,821	-	-	-		3,821	-		3,821
Deferred tax assets	3,717	-	-	-		3,717	-		3,717
Marketable securities held in Trust Account	-	244,872	-	(92,223)	A	-	-		-
				(154,540)	J
				967	K
				924	L
Total non-current assets	77,777	244,872	-	(244,872)		77,777	-		77,777
Current assets
Trade receivables	97,629	-	-	-		97,629	-		97,629
Cash and cash equivalents	33,559	10	-	-		68,765	(36,832)	E	31,933
				92,223	A
				(21,636)	B
				(125,000)	C
				(1,907)	H
				91,516	N
Prepaid and other current assets and receivables	13,857	53	-	-		13,910	-		13,910
Total current assets	145,045	63	-	35,196		180,304	(36,832)		143,472
Assets held for sale	6	-	-	-		6	-		6
Total assets	€222,828	€244,935	€-	€(209,676)		€258,087	€(36,832)		€221,255

EQUITY
Digital Virgo share capital	€10,443	€-	€-	€(10,443)	C	€-	€-		€-
Digital Virgo Class A ordinary shares	-	-	-	3,453	C	7,661	(994)	E	6,667
				2,482	E
				1,726	I
Digital Virgo Class B ordinary shares	-	-	-	3,524	C	3,524	-		3,524
Goal preferred stock	-	-	-	-		-	-		-
Goal common stock	-	1	-	(1)	I	-			-
Additional paid-in capital	82,210	-	-	(985)	B	109,618	(35,838)	E	73,991
				(121,534)	C		211	F
				(22,539)	D
				87,099	E
				87,092	F
				(1,725)	I
Comprehensive income	26,144	-	-	-		26,144	-		26,144
Technical allocation of goodwill in respect of acquisition of Digital Virgo	(160,025)	-	-	-		(160,025)	-		(160,025)
Accumulated losses	-	(3,647)	(1,126)	(17,766)	B	(86,168)	(211)	F	(86,379)
				22,539	D
				(87,092)	F
				924	L
Non-controlling interests	1,309	-	-	-		1,309	-		1,309
Total equity	(39,919)	(3,646)	(1,126)	(53,246)		(97,937)	(36,832)		(134,769)

LIABILITIES
Non-current liabilities
Non-current provisions for liabilities and charges	1,055	-	-	-		1,055	-		1,055
Non-current financial debt, excluding that relating to lease liabilities	130,970	-	-	-		130,970	-		130,970
Non-current financial debt relating to lease liabilities	8,389	-	-	-		8,389	-		8,389
Deferred tax liabilities	245	-	-	-		245	-		245
Other non-current liabilites	93	-	-	-		93	-		93
Convertible note	-	-	-	91,516	N	91,516	-		91,516
Warrant liabilities	-	32	1,126	-		1,158	-		1,158
Class A ordinary shares subject to possible redemption	-	-	244,121	(89,581)	E	-	-		-
				(154,540)	J
Total non-current liabilities	140,752	32	245,247	(152,605)		233,426	-		233,426
Current liabilities
Current provisions for liabilities and charges	708	-	-	-		708	-		708
Current financial debt, excluding that relating to lease liabilities	21,508	-	-	-		21,508	-		21,508
Current financial debt relating to lease liabilities	1,880	-	-	-		1,880	-		1,880
Bank overdraft	746	-	-	-		746	-		746
Trade payables	73,190	-	2,821	(2,885)	B	73,126	-		73,126
Income taxes payable	2,930	663	-	-		3,593	-		3,593
Other tax and social security liabilities	16,636	-	-	-		16,636	-		16,636
Other current liabilities	4,397	-	-	-		4,397	-		4,397
Sponsor loans issued under the Expense Advance Agreement	-	940	-	(1,907)	H	-	-		-
				967	K
Advances - related party	-	4	-	-		4	-		4
Accounts payable and accrued expenses	-	2,821	(2,821)	-		-	-		-
Total current liabilities	121,995	4,428	-	(3,825)		122,598	-		122,598
Total liabilities	262,747	4,460	245,247	(156,430)		356,024	-		356,024

Commitments and contingencies
Common stock subject to possible redemption	-	244,121	(244,121)	-		-	-		-
Total equity and liabilities	€222,828	€244,935	€-	€(209,676)		€258,087	€(36,832)		€221,255

(1)	The unaudited pro forma condensed combined balance sheet as of December 31, 2022, combines the historical audited consolidated statement of financial position of Digital Virgo as of December 31, 2022, with the historical audited balance sheet of Goal as of December 31, 2022.

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2022(1)
(in Euros and in thousands, except for share and per share amounts)

			IFRS Conversion and	Scenario 1: Minimum Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	Digital Virgo (IFRS Historical)	Goal (US GAAP Historical)	Presentation Alignment (Note 4)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined

Revenue	€429,871	€-	€-	€-		€429,871	€-		€429,871
Cost of sales	(346,463)	-	-	-		(346,463)	-		(346,463)
Gross profit	83,408	-	-	-		83,408	-		83,408

Operating expenses:
Sales and marketing expenses	(24,654)	-	(1,122)	-		(25,776)	-		(25,776)
Overheads	(22,900)	-	-	-		(22,900)	-		(22,900)
Other operating income and expenses	3,477	-	3,547	(3,547)	AA	(83,615)	(211)	BB	(83,826)
				(87,092)	BB
Operating costs	-	(1,122)	1,122	-		-	-		-
Business combination expenses		(2,355)	-	-		(2,355)	-		(2,355)
Total operating expenses	(44,077)	(3,477)	3,547	(90,639)		(134,646)	(211)		(134,857)

Operating profit/(loss)	39,331	(3,477)	3,547	(90,639)		(51,238)	(211)		(51,449)

Non-operating income and expenses:
Net gain on cash and cash equivalents	706	-	-	-		706	-		706
Gross cost of financial debt	(5,268)	-	-	(6,340)	CC	(11,608)	-		(11,608)
Other financial income and expenses	(783)	-	-	-		(783)	-		(783)
Change in fair value of warrant liabilities	-	322	11,335	-		11,657	-		11,657
Interest income on marketable securities held in Trust Account	-	3,547	(3,547)	-		-	-		-

Total other non-operating income and expenses	(5,345)	3,869	7,788	(6,340)		(28)	-		(28)

Profit/(Loss) before income tax	33,986	392	11,335	(96,979)		(51,266)	(211)		(51,477)

Income tax expense	(8,762)	(675)	-	-		(9,437)	-		(9,437)
Loss on net monetary position	(1,069)	-	-	-		(1,069)	-		(1,069)

Net profit/(loss)	€24,155	€(283)	€11,335	€(96,979)		€(61,772)	€(211)		€(61,983)
Non-controlling interest	(695)	-	-	-		(695)	-		(695)
Net profit/(loss) - Group share	€23,460	€(283)	€11,335	€(96,979)		€(62,467)	€(211)		€(62,678)

Basic earnings per share	€0.22

Diluted earnings per share	€0.22

Basic and diluted net loss per share, common stock subject to possible redemption		€(0.01)

Basic and diluted net loss per share, non-redeemable common stock		€(0.01)

Pro forma weighted average number of shares outstanding - basic and diluted						43,019,235 (2)			39,196,574 (2)

Pro forma earnings per share - basic and diluted						€(1.44)			€(1.58)

(1)	The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 combines the historical audited statement of operations of Goal for the year ended December 31, 2022 and the historical audited income statement of Digital Virgo for the year ended December 31, 2022.
(2)	Please refer to Note 7 —”Net Earnings (Loss) per Share” for details.

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Description of the Proposed Transactions

On February 8, 2023, Goal, Goal Nevada, Digital Virgo, and certain other parties entered into the Business Combination Agreement, which amends and restates the Business Combination Agreement, dated as of November 17, 2022, by and among Goal, Digital Virgo, and certain other parties in its entirety.

Pursuant to the Business Combination Agreement, subject to the satisfaction or waiver of certain conditions set forth therein, a series of related transactions will occur, including the following (the transactions contemplated by the Business Combination Agreement, the “business combination”), in each case, upon the terms and subject to the conditions set forth in the Business Combination Agreement:

●	Prior to the Closing, Goal will merge with and into Goal Nevada, with Goal Nevada surviving the merger (the “Reincorporation Merger”). The shareholders of Goal will receive units, shares and warrants in Goal Nevada (respectively “Goal Nevada Units,” “Goal Nevada Shares” and “Goal Nevada Warrants”) on a one-for-one basis.
●	Prior to the Closing, Digital Virgo will convert into a French public limited company (société anonyme).
●	At the Closing, shareholders of Digital Virgo (the “Digital Virgo Shareholders”) will sell a number of Digital Virgo ordinary shares currently held by the Digital Virgo Shareholders (the “Share Sale”) to certain institutional and other investors (the “PIPE Investors”) in exchange for $125,000,000 in cash (the “Cash Amount”). The sale of the Digital Virgo ordinary shares currently held by the Digital Virgo Shareholders will not result in the Company receiving any amount of cash.
●	Immediately after the Share Sale, at the Closing, Digital Virgo will effect a reverse share split of all of its existing shares pursuant to a conversion parity that is expected to be 10 to 26, including the shares purchased by the PIPE Investors in the Share Sale, change the par value of all such shares from €0.10 to €0.26 and such shares will be renamed Class A ordinary shares (the “Digital Virgo Class A Ordinary Shares”) (together, the “Reverse Share Split”). Immediately after the completion of the Reverse Share Split, the Digital Virgo Class A Ordinary Shares held by IODA S.A., the controlling shareholder of Digital Virgo, will be converted into class B preferred shares, par value €0.26, of Digital Virgo (the “Digital Virgo Class B Shares”) such shares having identical rights to the Digital Virgo Class A Ordinary Shares except that the Digital Virgo Class B Shares will have two votes for each share.
●	At the Closing, pursuant to articles of exchange filed with the Nevada Secretary of State in accordance with the Nevada Revised Statutes, each issued and outstanding Goal Nevada Share will be exchanged for one Digital Virgo Class A Ordinary Share by means of a statutory share exchange under Nevada law (the “Exchange”) and each Goal Nevada Warrant will be automatically exchanged for one warrant issued by Digital Virgo that will be exercisable for one Digital Virgo Class A Ordinary Share (such warrant, a “Digital Virgo Warrant”).
●

In addition, at the Closing, (i) 5,000,000 Digital Virgo Class C preferred shares, par value €0.26 (the “DV Earnout Shares”) will be issued to and deposited with one or more Escrow Agents and will be disbursed to the Digital Virgo Shareholders, in whole or in part, after the Closing, if both an earnout milestone based on “EBITDA” (as defined below) and a share price milestone are met and (ii) 1,293,750 Digital Virgo Class C preferred shares, par value €0.26 (the “Sponsor Earnout Shares”) will be issued to and deposited with the Escrow Agent and will be disbursed to Goal Acquisitions Sponsor LLC (the “Sponsor”), after the Closing, if the Share Price Milestone (as defined below) is met.

The DV Earnout Shares will be issued to and deposited with one or more Escrow Agents, of which 2,500,000 shares will be disbursed to the Digital Virgo Shareholders, after the Closing if an earnout milestone is met, and 2,500,000 shares will be disbursed to the Digital Virgo Shareholders, after the Closing, if a share price milestone is met. The earnout milestone will be met if the EBITDA (as defined below) of Digital Virgo for any fiscal year ending on or before December 31, 2027 is equal to or greater than $60,000,000. The share price milestone will be met if Digital Virgo’s share price is equal to or greater than $15.00 for at least 20 out of 30 consecutive trading days (counting only those trading days in which there is trading activity) from the period starting from the date immediately following the Closing Date and ending on December 31, 2026 (the “Share Price Milestone”). Any DV Earnout Shares not disbursed to the Digital Virgo Shareholders in accordance with the foregoing milestones shall be disbursed to Digital Virgo. EBITDA, which is defined as “Adjusted EBITDA” as currently calculated by Digital Virgo for its reporting requirements under its credit facility, dated as of June 15, 2022, by and among BNP Paribas, Digital Virgo and such other parties to the agreement as set forth therein, is a non-GAAP measure and should not be construed as more relevant measures of operational performance than financial information under generally accepted accounting principles (GAAP).

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As noted above, the Digital Virgo Shareholders and Digital Virgo intend to enter into sale and purchase agreements (the “PIPE Sale and Purchase Agreements”) with the PIPE Investors, pursuant to which the PIPE Investors will agree to purchase immediately prior to the Closing, through both primary and secondary offerings, an aggregate of 14,000,000 Digital Virgo Class A Ordinary Shares at a purchase price of $10.00 per share, after giving effect to the Reverse Share Split (at the time of sale of Digital Virgo Class A Ordinary Shares during the PIPE Investment, prior to the Reverse Share Split, Digital Virgo intends to sell approximately 36,400,003 Digital Virgo Class A Ordinary Shares for an aggregate price of approximately $140,000,000). As of the date of this registration statement, Digital Virgo has not entered into any PIPE Sale and Purchase Agreements. As such there may be no funds available from any PIPE Investment and such PIPE Investment will not be reflected in the pro forma financial statements until such time as Digital Virgo Shareholders and Digital Virgo enter into the PIPE Sale and Purchase Agreements.

Concurrently with the execution of the Business Combination Agreement, the Sponsor and Goal entered into the A&R Forfeiture Agreement, pursuant to which the Sponsor agreed to forfeit 646,875 shares of Goal Common Stock effective as of the Closing.

For a description of the Business Combination and certain agreements executed in connection therewith, see “Summary of the Proxy Statement.”

Note 2 — Basis of Presentation and Accounting Policies

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Digital Virgo will experience. Digital Virgo and Goal have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified Transaction Accounting Adjustments and present the Management’s Adjustments. Goal has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

Goal does not meet the definition of a “business” pursuant to IFRS 3 as it is an empty listed shell holding only cash raised as part of its original equity issuance. As a result, the Business Combination does not qualify as a “business combination” within the meaning of IFRS 3, Business Combinations; rather, the Business Combination will be accounted for as an asset acquisition. See Note 3 — Accounting for the Business Combination for more details.

The historical financial statements of Digital Virgo have been prepared in accordance with IFRS as issued by the IASB and in its functional and presentation currency of the Euro. The historical financial statements of Goal have been prepared in accordance with U.S. GAAP and in its functional and presentation currency of the United States dollar. The unaudited pro forma condensed combined financial information reflects IFRS, the basis of accounting used by Digital Virgo. Goal’s historical financial statements have been converted from U.S. GAAP to IFRS to align with the basis of accounting used by Digital Virgo. See Note 4 — IFRS Conversion and Presentation Alignment.

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The historical financial statements of Goal have been translated into and are presented in Euros for the purposes of presentation in the unaudited pro forma condensed combined financial information using the following exchange rates:

●	at the period end exchange rate as of December 31, 2022 of US$1.00 to EUR€0.933838 for the balance sheet;

●	the average exchange rate for the year ended December 31, 2022 of US$1.00 to EUR€0.951009 for the statement of operations for the period ending on that date.

Goal has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios of Goal public shares into cash as more fully described below:

●	Scenario 1 — Assuming Minimum Redemptions: This presentation assumes that, after the redemption of 16,328,643 public shares in February 2023 (the “February Redemptions”), no public stockholders of Goal exercise redemption rights with respect to their public shares upon consummation of the Business Combination.

●	b Assuming Maximum Redemptions: This presentation assumes that, after the February Redemptions, Goal public stockholders holding 3,822,661 shares of Goal common stock will exercise their redemption rights for €36.8 million upon consummation of the Business Combination at a redemption price of approximately €9.64 per share (or approximately USD$10.32 per share). The Business Combination Agreement contains a condition to the closing of the Business Combination that Goal will have cash and cash equivalents (comprising funds remaining in the Trust Account, after giving effect to redemptions, repayment of Goal’s working capital loans, if any, and the Business Combination, including payment of the Cash Amount, plus any amounts delivered to Goal or Digital Virgo at or prior to the Closing pursuant to any investments) equal to at least $20 million. This scenario includes all adjustments contained in the “minimum redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

The following summarizes the pro forma shares of Digital Virgo ordinary shares issued and outstanding immediately after the Business Combination, presented under the two scenarios listed above:

	Minimum Redemptions		Maximum Redemptions
Ownership percentage post-Business Combination	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
Equity shares of Digital Virgo shareholders	26,833,503	62.4%	26,833,503	68.5%
Goal public shares	9,546,357	22.2%	5,723,696	14.6%
Goal Founder Shares and Private Placement Shares	6,489,375	15.1%	6,489,375	16.5%
Representative Shares	150,000	0.3%	150,000	0.4%
Total shares outstanding	43,019,235		39,196,574

The pro forma adjustments do not have an income tax effect as they are either (i) incurred by legal entities that are not subject to a corporate income tax, or (ii) permanently non-deductible or non-taxable based on the laws of the relevant jurisdiction.

The share amounts and ownership percentages set forth above are not indicative of voting percentages and do not take into account Goal Warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter.

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

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Note 3 — Accounting for the Business Combination

The following unaudited pro forma condensed combined financial information was prepared using the asset acquisition method of accounting under IFRS. For accounting purposes, Digital Virgo is considered to be acquiring Goal and the Business Combination will be accounted for as an asset acquisition. To determine the accounting for this transaction under IFRS, a company must assess whether an integrated set of assets and activities should be accounted for as an acquisition of a business or an asset acquisition. The guidance requires an initial screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single asset or group of similar assets. If that screen is met, the set is not a business. In connection with the Business Combination, substantially all the fair value is included in marketable securities held in the Trust Account and, as such, the acquisition will be treated as an asset acquisition. Goal’s assets and liabilities will be measured and recognized at their relative fair values, as estimated in good faith by management, and allocated to the net assets acquired as of the transaction date, and combined with the assets, liabilities, and results of operations of Digital Virgo on consummation of the Business Combination. The reported consolidated financial condition and results of operations of the combined company after completion of the Business Combination will reflect these fair values.

Note 4 — IFRS Conversion and Presentation Alignment

The historical financial information of Goal has been adjusted to give effect to the differences between U.S. GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma condensed combined financial information. Two adjustments required to convert Goal’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information were to (i) reclassify Goal’s common stock subject to redemption to non-current financial liabilities under IFRS 2, as stockholders have the right to require Goal to redeem the public shares and Goal has an irrevocable obligation to deliver cash or another financial instrument for such redemption, and (ii) reclassify Goal Warrants from equity (under U.S. GAAP) to non-current financial liabilities under IAS 32 measured at fair value through profit or loss, due to the “cashless” settlement provisions in the warrant agreement.

Further, as part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align Goal’s historical financial information in accordance with the presentation of Digital Virgo’s historical financial information.

In addition, as part of the preparation of the unaudited pro forma condensed combined financial information, Goal’s historical financial information was converted from United States dollars to Euros in accordance with the presentation of Digital Virgo’s historical financial information, as discussed in Note 2—”Basis of Presentation.”

Note 5 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2022

The pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of December 31, 2022 are as follows:

A.	Reflects the liquidation and reclassification of €92.2 million of funds held in the Trust Account to cash that becomes available following the Business Combination.

B.	Represents preliminary estimated transaction costs expected to be incurred by Goal and Digital Virgo of approximately €20.8 million and €1.6 million, respectively, for legal, accounting, underwriting, due diligence, printing and other fees incurred as part of the Business Combination.

Of the €20.8 million Goal transaction costs, (1) €0.1 million of the transaction costs have been previously paid, (2) €17.8 million reflects the payment of estimated transaction costs not previously accrued, and (3) €2.2 million reflects the payment of accrued transaction costs. The amount of €17.8 million is reflected as an adjustment to accumulated losses.

Of the €1.6 million Digital Virgo transaction costs, (1) no transaction costs have been previously paid, (2) €1.0 million reflects the payment of estimated transaction costs not previously accrued, and (3) €0.6 million reflects the payment of accrued transaction costs. The amount of €1.0 million is reflected as an adjustment to additional paid-in capital.

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C.	Represents the reverse share split of all existing Digital Virgo shares pursuant to a conversion parity which is expected to be 10 to 26, resulting in 26,833,503 shares issued and outstanding, change in par value of all such shares from €0.10 to €0.26 per share, and the renaming of such shares to Class A ordinary shares, as well as the payment of €125.0 million of cash consideration.

D.	Represents the elimination of Goal’s historical accumulated losses after recording the transaction costs to be incurred by Goal as described (B) above and the recording of Goal’s public warrants as liabilities in accordance with IFRS 32.

E.	The Minimum Redemption Scenario assumes, after the February Redemptions, no Goal stockholders exercise their redemption rights for cash and the common stock subject to redemption amounting to €89.6 million would be transferred to permanent equity. The Maximum Redemption Scenario reflects, after the February Redemptions, the redemption of 3,822,661 shares of Goal common stock for aggregate redemption payments of €36.8 million at a redemption price of approximately €9.64 per share (or approximately USD$10.32 per share). The Business Combination Agreement contains a condition to the closing of the Business Combination that Goal will have cash and cash equivalents (comprising funds remaining in the Trust Account, after giving effect to redemptions, repayment of Goal’s working capital loans, if any, and the Business Combination, but without giving effect to payment of any of the parties’ transaction expenses, plus any amounts delivered to Goal or Digital Virgo at or prior to the Closing pursuant to any investments) equal to at least $20 million.

F.	The Minimum Redemptions Scenario represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the cost of the shares issued by Digital Virgo and the fair value of Goal’s identifiable net assets at the date of the Business Combination, resulting in a €87.1 million increase to accumulated loss. The Maximum Redemptions Scenario represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the cost of the shares issued by Digital Virgo and the fair value of Goal’s identifiable net assets at the date of the Business Combination, resulting in a €87.3 million increase to accumulated loss. Digital Virgo has determined that the fair value of the DV Shareholder Earnout Escrow Shares and the Initial Shareholders Earnout Escrow Shares should be accounted for as a component of the deemed cost of the listing services upon consummation of the Business Combination. However, Digital Virgo also determined that no separate adjustment is necessary as the fair value of the DV Shareholder Earnout Escrow Shares and the Initial Shareholders Earnout Escrow Shares will be inherently reflected within the quoted price of the shares of Goal’s common stock used in valuing the consideration given to the Goal stockholders, in deriving the deemed cost of listing services. The fair value of Digital Virgo Class A Ordinary Shares issued was estimated based on a market price of €9.58 (or USD$10.26) per share (as of May 11, 2023). The value is preliminary and will change based on fluctuations in the share price of Goal’s common stock through the Closing Date. In the Minimum Redemptions Scenario, a 1% change in the market price per share would result in a change of €1.6 million in the estimated expense. In the Maximum Redemptions Scenario, a 1% change in the market price per share would result in a change of €1.2 million in the estimated expense.

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	Minimum Redemptions Scenario		Maximum Redemptions Scenario
	Shares	Dollars	Shares	Dollars
		(in 000’s)		(in 000’s)
Goal Stockholders
Goal public stockholders	9,546,357		5,723,696
Sponsor and underwriter stockholders	6,639,375		6,639,375
Cost of shares to be issued to Goal stockholders		€155,059		€118,438
Net assets of Goal as of December 31, 2022		240,475		240,475
Less: Goal transaction expenses		(17,766)		(17,766)
Less: Goal Warrant liabilities		(1,126)		(1,126)
Less: Effect of February Redemptions		(154,540)		(154,540)
Add: Interest earned on Trust Account subsequent to December 31, 2022		924		924
Less: Effect of redemption of Goal common stock		—		(36,832)
Adjusted net assets of Goal as of December 31, 2022		67,967		31,135
Difference – being IFRS 2 charge for listing services		€87,092		€87,303

G.	Reflects the forfeiture of the 646,875 Founder Shares, as per the A&R Forfeiture Agreement. No entry required due to rounding.

H.	Reflects the cash repayment of Goal’s Sponsor loans under the Expense Advance Agreement.

I.	Reflects the one-for-one exchange of each Goal Founder Share, Private Share and Representative Share, par value $0.0001 per share, for a Digital Virgo Class A Ordinary Share, par value €0.26 per share.

J.	Reflects the redemption of 16,328,643 public shares for a cash payment of €154.5 million, or €9.46 (USD$10.13) per share on February 7, 2023 to extend the date on which the Company has to consummate a business combination from February 16, 2023 to March 18, 2023, subject to extension by the Board of Directors for up to 5 additional 30-day periods.

K.	Reflects additional borrowings from the Sponsor in order to fund the extension payments into the Trust Account.

L.	To record interest earned in the Trust Account subsequent to December 31, 2022.

M.	Subsequent to December 31, 2022, excluding the extension payments made into the Trust Account (see Entry (L), Goal borrowed an additional €0.8 million under the Expense Advance Agreement. All such payables will be settled at closing by non-redeeming cash. As such, no net effect of this transaction and no pro forma adjustment is made for pro forma purposes.

N.	To reflect proceeds received from a 3-year convertible note financing (“Convertible Note”) under a signed term sheet. The proceeds from the Convertible Note will be used to fund the Cash Amount of the business combination, which is a condition to closing. The Convertible Note is expected to be issued with a 2% Original Issue Discount (“OID”) and a 6% per annum coupon rate.

Note 6 — Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2022

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 are as follows:

AA.	Reflects the elimination of interest income generated from the investments held in the Trust Account.

BB.	Represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the cost of Digital Virgo Class A Ordinary Shares issued by Digital Virgo over the fair value of Goal’s identifiable net assets at the date of the Business Combination. This cost is a non-recurring item.

CC.	To record contractual interest expense and amortization of the OID on the Convertible Note.

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Note 7 — Net Earnings (Loss) per Share

Represents the earnings (loss) per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2022. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted earnings (loss) per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented. If the number of public shares described under the “Assuming Maximum Redemptions” scenario described above are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of Goal’s public shares:

For the Year Ended December 31, 2022	Minimum Redemption Scenario	Maximum Redemption Scenario
Weighted average shares outstanding – basic and diluted
Equity shares of Digital Virgo shareholders	26,833,503	26,833,503
Goal public shares	9,546,357	5,723,696
Goal Founder Shares and Private Placement Shares	6,489,375	6,489,375
Representative Shares	150,000	150,000
Total	43,019,235	39,196,574

	Year Ended December 31, 2022
	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net loss	€(61,772)	€(61,983)
Weighted average shares outstanding – basic and diluted	43,019,235	39,196,574
Net loss per share – basic and diluted	€(1.44)	€(1.58)
Excluded securities:(1)
Goal Public Warrants	25,875,000	25,875,000
Goal Private Warrants	667,500	667,500

(1)	The potentially dilutive outstanding securities were excluded from the computation of pro forma net income per share, basic and diluted, because their effect would have been anti-dilutive.

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SPECIAL MEETING OF GOAL STOCKHOLDERS

Overview

This proxy statement/prospectus is being provided to our stockholders as part of a solicitation of proxies by our Board of Directors for use at the special meeting to be held on [●], 2023, and at any adjournment or postponement thereof. This proxy statement/prospectus contains important information regarding the special meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.

This proxy statement/prospectus is being first mailed on or about [●], 2023 to all stockholders of record of the Company as of [●], 2023, the record date for the special meeting. Stockholders of record who owned common stock at the close of business on the record date are entitled to receive notice of, attend and vote at the special meeting. On the record date, there were 16,832,607 shares of common stock outstanding.

Date, Time and Place of Special Meeting

The special meeting will be a virtual meeting conducted exclusively via live webcast starting at [●] a.m., Eastern Time, on [●], 2023, or another date, time and place to which the meeting may be adjourned or postponed, to consider and vote upon the proposals. You may attend the special meeting online, vote, view the list of stockholders entitled to vote at the special meeting and submit your questions during the special meeting by visiting [●] and entering your 12-digit control number, which is either included on the proxy card you received or obtained through Continental Stock Transfer & Trust Company. Because the special meeting is completely virtual and being conducted via live webcast, stockholders will not be able to attend the meeting in person.

Proposals at the Special Meeting

At the special meeting, our stockholders will vote on the following proposals:

●	The Business Combination Proposal;

●	The Reincorporation Proposal; and

●	The Adjournment Proposal.

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE BUSINESS COMBINATION PROPOSAL AND THE OTHER PROPOSALS TO BE PRESENTED AT THE SPECIAL MEETING ARE IN THE BEST INTERESTS OF AND ADVISABLE TO THE COMPANY’S STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSALS DESCRIBED ABOVE AND “FOR” EACH OF THE DIRECTOR NOMINEES.

Record Date; Outstanding Shares; Shares Entitled to Vote

The Company has fixed the close of business on [●], 2023 as the “record date” for determining stockholders entitled to notice of and attend and vote at the special meeting. You are entitled to one vote for each share of our common stock that you owned as of the close of business on the record date. On the record date, there were 16,832,607 shares of common stock outstanding and entitled to vote.

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Quorum

A quorum of our stockholders is necessary to hold a valid meeting. A quorum will exist at the special meeting with respect to each matter to be considered at the special meeting if the holders of a majority of our shares of common stock are present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum.

Vote Required and Board of Directors Recommendation

The Business Combination Proposal

Our stockholders are being asked to consider and vote on a proposal to adopt the Business Combination Agreement and thereby approve the Business Combination. You should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination. In particular, your attention is directed to the full text of the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus.

Approval of the Business Combination Proposal requires the affirmative vote of the majority of the shares of common stock then outstanding. Abstentions and broker non-votes have no effect on the outcome of the Business Combination Proposal. The Business Combination cannot be completed unless both the Business Combination Proposal and the Reincorporation Proposal are approved by the affirmative vote of holders of a majority of the shares of common stock then outstanding.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

The Reincorporation Proposal

Approval of the Reincorporation Proposal requires the affirmative vote of the majority of the shares of common stock then outstanding. Abstentions and broker non-votes will have the effect of a vote against the Reincorporation Proposal. The Business Combination cannot be completed unless the Reincorporation Proposal is adopted by the affirmative vote of holders of a majority of the shares of common stock then outstanding.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE REINCORPORATION PROPOSAL.

Adjournment Proposal

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes entitled to be cast by our stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy at the special meeting and entitled to vote thereon. Abstentions and broker non-votes will have the effect of a vote against the proposal.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.

Voting Your Shares

Our stockholders may vote electronically at the special meeting by visiting [●] or by proxy. We recommend that you submit your proxy even if you plan to virtually attend the special meeting. If you vote by proxy, you may change your vote by submitting a later dated proxy before the deadline or by voting electronically at the special meeting.

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If your shares of common stock are owned directly in your name with our Transfer Agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, the “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name” and are considered a “non-record (beneficial) stockholder.”

If you are a stockholder of record you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the meeting for which proxies have been properly submitted and not revoked. If you sign and return your proxy card but do not mark your card to tell the proxies how to vote, your shares will be voted “FOR” the proposals to adopt the Business Combination Agreement and the other proposals presented at the special meeting.

Your shares will be counted for purposes of determining a quorum if you vote:

●	by submitting a properly executed proxy card or voting instruction form by mail; or

●	electronically at the special meeting.

Abstentions will be counted for determining whether a quorum is present for the special meeting.

Voting instructions are printed on the proxy card or voting information form you received. Either method of submitting a proxy will enable your shares to be represented and voted at the special meeting.

Voting Shares Held in Street Name

If your shares of common stock are held in an account through a broker, bank or other nominee or intermediary, you must instruct the broker, bank or other nominee how to vote your shares by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. Your broker, bank or other nominee may have an earlier deadline by which you must provide instructions to it as to how to vote your shares of common stock, so you should read carefully the materials provided to you by your broker, bank or other nominee or intermediary.

If you do not provide voting instructions to your bank, broker or other nominee or intermediary, your shares will not be voted on any proposal on which your bank, broker or other nominee does not have discretionary authority to vote. In these cases, the bank, broker or other nominee or intermediary will not be able to vote your shares on those matters for which specific authorization is required. Brokers do not generally have discretionary authority to vote on any of the proposals.

Broker non-votes are shares held by a broker, bank or other nominee or intermediary that are present or represented by proxy at the special meeting, but with respect to which the broker, bank or other nominee or intermediary is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not generally have voting power on such proposal. Because brokers, banks and other nominees or intermediaries do not generally have discretionary voting with respect to any of the proposals, if a beneficial owner of shares of common stock held in “street name” does not give voting instructions to the broker, bank or other nominee for any proposal, then those shares will not be present or represented by proxy at the special meeting. We believe all of the proposals presented to the stockholders at the special meeting will be considered non-discretionary and, therefore, your broker, bank, or nominee will not be able to vote your shares without your instruction on any of the proposals presented at the special meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote.

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Revoking Your Proxy

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the special meeting by:

●	delivering a signed written notice of revocation to our Secretary at Goal Acquisitions Corp., 12600 Hill Country Blvd, Building R, Suite 275, Bee Cave, Texas 78738, bearing a date later than the date of the proxy, stating that the proxy is revoked;

●	signing and returning by mail a proxy card with a later date so that it is received prior to the special meeting; or

●	virtually attending the special meeting and voting electronically by visiting the website established for that purpose at [●] and entering the control number found on your proxy card, voting instruction form or notice you previously received. Attendance at the special meeting will not, in and of itself, revoke a proxy.

If you are a non-record (beneficial) stockholder, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.

Share Ownership and Voting by the Company’s Officers and Directors

As of the record date, Initial Stockholders had the right to vote 7,136,250 shares of common stock, representing 42.4% of the shares of common stock then outstanding and entitled to vote at the meeting. The Initial Stockholders have entered into the A&R Sponsor Support Agreement to vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Reincorporation Proposal, and “FOR” the approval of the Adjournment Proposal.

Redemption Rights

Public stockholders may seek to redeem the public shares that they hold, regardless of whether they vote for or against the proposed Business Combination or do not vote at the special meeting. Any public stockholder may request redemption of their public shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, divided by the number of then issued and outstanding public shares. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, the holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of the shares of the public shares, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor and our officers and directors will not have redemption rights with respect to any shares of common stock owned by them, directly or indirectly.

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You will be entitled to receive cash for any public shares to be redeemed only if you:

●	(a) hold public shares or (b) hold public shares through public units and you elect to separate your public units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

●	prior to 5:00 PM, New York City time, on [●], 2023 (two business days prior to the scheduled vote at the special meeting), (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to the Transfer Agent that the Company redeem your public shares for cash and (b) deliver your public shares to the Transfer Agent, physically or electronically through DTC.

If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming public stockholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their public shares.

Holders of public units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their public units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the public units into the underlying public shares and public warrants, or if a holder holds public units registered in its own name, the holder must contact the Transfer Agent, directly and instruct them to do so.

Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a public share delivers its shares in connection with an election of its redemption and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that the Company instruct the Transfer Agent to return the shares (physically or electronically). The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus.

If the Business Combination is not approved or completed for any reason, then public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, the Company will promptly return any public shares previously delivered by public stockholders.

For illustrative purposes, based on the cash held in the trust account on March 31, 2023 of $98,132,179.01, the estimated per share redemption price would have been approximately $10.28 per public share. Prior to exercising redemption rights, public stockholders should verify the market price of shares of common stock as they may receive higher proceeds from the sale of their shares of common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. The Company cannot assure its stockholders that they will be able to sell their shares of common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own those public shares. You will be entitled to receive cash for your public shares only if you properly exercise your right to redeem your public shares and deliver your shares of common stock (either physically or electronically) to the Transfer Agent, in each case prior to 5:00 PM, New York City time, on [●], 2023 (two business days prior to the scheduled vote at the special meeting), the deadline for submitting redemption requests, and the Business Combination is consummated.

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Immediately following the Closing, the Company will pay public stockholders who properly exercised their redemption rights in respect of their public shares.

No Dissenter’s or Appraisal Rights

Neither our stockholders nor warrant holders have dissenter’s or appraisal rights in connection with the Business Combination or the Reincorporation Merger under the DGCL or the NRS. In addition, the Closing is conditioned on dissenter’s rights under Nevada law being unavailable in connection with the share exchange contemplated by the Business Combination, pursuant to NRS 92A.390.

Potential Purchases of Shares and/or Public Warrants

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding the Company or its securities, the Sponsor and our directors, officers, advisors and/or their affiliates, Digital Virgo and/or its affiliates or its shareholders may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of common stock or vote their shares of common stock in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that (i) the proposals presented for approval at the special meeting are approved and/or (ii) the Company satisfies the conditions to closing. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares owned by the Sponsors for nominal value.

Costs of Solicitation

The Company will bear the cost of soliciting proxies from our stockholders.

The Company will solicit proxies by mail. In addition, the directors, officers and employees of the Company may solicit proxies from our stockholders by telephone, electronic communication, or in person, but will not receive any additional compensation for their services. The Company will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries for forwarding proxy solicitation material to the beneficial owners of shares of common stock held of record by those persons and will reimburse them for their reasonable out-of-pocket expenses incurred in forwarding such proxy solicitation materials.

The Company has engaged a professional proxy solicitation firm, Morrow, to assist in soliciting proxies for the special meeting. We have agreed to pay Morrow a fee of $[●], plus disbursements. We will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify [●] and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of our common stock for their expenses in forwarding soliciting materials to beneficial owners of our common stock and in obtaining voting instructions from those owners. Our management team may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Other Business

The Company is not aware of any other business to be acted upon at the special meeting. If, however other matters are properly brought before the special meeting, the proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as our Board of Directors may recommend.

Attendance

Only our stockholders on the record date or persons holding a written proxy for any stockholder or account of the Company as of the record date may attend the special meeting. The special meeting will be held in a virtual meeting format only. You will not be able to attend the special meeting physically. If you hold your shares of common stock in your name as a stockholder of record and you wish to attend the special meeting, please visit [●] and enter the control number found on your proxy card. If your shares of common stock are held in “street name” in a stock brokerage account or by a bank, broker or other holder of record and you wish to attend the special meeting, you must obtain a legal proxy from the bank, broker or other holder of record in order to vote your shares electronically at the special meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Morrow, the proxy solicitation agent for the Company, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing PUCK.info@investor.morrowsodali.com.

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THE BUSINESS COMBINATION PROPOSAL

Goal is asking its stockholders to approve and adopt the Business Combination Agreement. Goal stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the subsection entitled “The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because Goal is holding a stockholder vote on the Business Combination, Goal may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the shares of common stock of Goal that are voted at the special meeting.

The Business Combination Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A hereto. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules, which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Except as otherwise disclosed herein, we do not believe that the disclosure schedules contain information that is material to an investment decision.

General Description

On November 17, 2022, Goal entered into the Business Combination Agreement with Digital Virgo, the Digital Virgo Shareholders, and IODA, pursuant to which Digital Virgo would be acquired by Goal. Soon thereafter, the parties determined that the combined company should be a foreign private issuer and consequently entered into the Amended and Restated Business Combination Agreement described below, which amended and restated the prior Business Combination Agreement in its entirety, pursuant to which Digital Virgo will acquire Goal Nevada (as the surviving entity of the Reincorporation Merger between Goal and Goal Nevada).

On February 8, 2023, Goal entered into the Amended and Restated Business Combination Agreement (the “Business Combination Agreement”) with the Sponsor, Goal Nevada, Digital Virgo and certain Digital Virgo Shareholders. Pursuant to the Business Combination Agreement, among other things and subject to the terms and conditions contained therein, (i) each Unit, share of Goal Common Stock and Goal Warrant issued and outstanding immediately prior to the effective time of the Reincorporation Merger shall be converted, respectively, into Goal Nevada Units, Goal Nevada Shares and Goal Nevada Warrants on a one-for-one basis, which will have substantially identical rights, preferences and privileges as the Units and private units, Goal Common Stock, and Goal Warrants; (ii) each issued and outstanding Goal Nevada Share will be exchanged for one Digital Virgo Class A Ordinary Share pursuant to the Exchange, each Goal Nevada Warrant will be automatically exchanged for one Digital Virgo Warrant pursuant to the Goal Warrant Agreement and the Digital Virgo Warrant Assumption Agreement and all outstanding Goal Nevada Units will be separated into their underlying securities immediately prior to the Exchange; and (iii) the Digital Virgo Shareholders will receive in cash and retain in Digital Virgo Shares a Closing Amount having a value equal to $513,000,000 plus the amount of cash that Digital Virgo has at Closing minus the amount of financial indebtedness that Digital Virgo has outstanding at Closing. $125,000,000 of the Closing Amount will be paid in cash as consideration for the sale of an aggregate 12,500,000 Digital Virgo Class A Ordinary Shares for $10.00 per share in connection with the PIPE Investment, provided that the cash consideration may be less than $125,000,000 so long as the sum of the amount raised in the PIPE Investment (including the Share Sale) and the amount remaining in the trust account, after giving effect to redemptions, is at least $145,000,000. The Digital Virgo Shareholders will retain an estimated [●] Digital Virgo Shares after the completion of the DV Reorganization and the completion of the Business Combination, the estimated value of which is [●]. The Digital Virgo Shareholders may also receive up to 5,000,000 DV Earnout Shares.

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Following the consummation of the Business Combination, Digital Virgo will own one hundred percent (100%) of the share capital of Goal Nevada.

Structure of the Proposed Transactions

On February 8, 2023, Goal entered into the Amended and Restated Business Combination Agreement by and among Goal, Goal Nevada, Digital Virgo, the Digital Virgo Shareholders and IODA.

Pursuant to the Business Combination Agreement, subject to the satisfaction or waiver of certain conditions set forth therein, a series of related transactions occurred, or will occur, including the following (the transactions contemplated by the Business Combination Agreement) upon the terms and subject to the conditions set forth in the Business Combination Agreement:

●	Prior to the Closing, Goal will reincorporate as a Nevada corporation by merging with and into its newly-formed wholly-owned subsidiary, Goal Nevada, with Goal Nevada surviving the merger. Each Unit, share of Goal Common Stock and Goal Warrant issued and outstanding immediately prior to the effective time of the Reincorporation Merger will be converted, respectively, into Goal Nevada Units, Goal Nevada Shares and Goal Nevada Warrants on a one-for-one basis, which will have substantially identical rights, preferences and privileges as the Units, shares of Goal Common Stock, and Goal Warrants.

●	Prior to the Closing, Digital Virgo will convert into a French public limited company (société anonyme).

●	Immediately prior to the Closing, Digital Virgo and the Digital Virgo Shareholders intend to effect the PIPE Investment, consisting of a placement of ordinary shares of Digital Virgo, outstanding and to be issued, to the PIPE Investors, through both primary and secondary offerings for an expected aggregate amount of $140,000,000, provided that the PIPE Investors would receive at the Closing, after giving effect to the Reverse Share Split, an expected aggregate of 14,000,000 Digital Virgo Class A Ordinary Shares for a price of $10.00 per Digital Virgo Class A Ordinary Share (at the time of sale of Digital Virgo Class A Ordinary Shares during the PIPE Investment, prior to the Reverse Share Split, Digital Virgo intends to sell approximately 36,400,003 Digital Virgo Class A Ordinary Shares for an aggregate price of approximately $140,000,000).

●	Immediately after the placement of the PIPE Investment, at the Closing, Digital Virgo will (i) effect a reverse share split of all of its existing shares pursuant to a 10 to 26 conversion parity, including the shares purchased by the PIPE Investors in the PIPE Investment, (ii) change the par value of all such existing shares from €0.10 to €0.26 and (iii) rename all such existing shares to Digital Virgo Class A Ordinary Shares.

●	Immediately after the completion of the Reverse Share Split, at the Closing, the Digital Virgo Class A Ordinary Shares held by IODA, the controlling shareholder of Digital Virgo, will be converted into Digital Virgo Class B Preferred Shares, par value €0.26 per share, on a one-for-one basis, with such shares having identical rights to the Digital Virgo Class A Ordinary Shares except that the Digital Virgo Class B Preferred Shares will have two votes for each share.

The conversion of Digital Virgo into a French public limited company (société anonyme), the PIPE Investment, the Reverse Share Split and the conversion of the Digital Virgo Class A Ordinary Shares held by IODA into Digital Virgo Class B Preferred Shares shall together form the steps of the DV Reorganization.

●	At the Closing, (i) pursuant to articles of exchange that will be filed with the Nevada Secretary of State in accordance with the Nevada Revised Statutes, each issued and outstanding Goal Nevada Share will be exchanged for one Digital Virgo Class A Ordinary Share by means of a statutory share exchange under Nevada law, and (ii) each Goal Nevada Warrant will be automatically exchanged for one Digital Virgo Warrant issued by Digital Virgo in accordance with the laws of France governing the securities issued by French companies, pursuant to the Goal Warrant Agreement and the Digital Virgo Warrant Assumption Agreement. All outstanding Goal Nevada Units will be separated into their underlying securities immediately prior to the Exchange.

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●	In addition, at the Closing, (i) 5,000,000 DV Earnout Shares will be issued and deposited with the Escrow Agent and will be disbursed to the Digital Virgo Shareholders, in whole or in part, after the Closing, if both an earnout milestone based on “EBITDA” (as defined in the Business Combination Agreement) and a share price milestone are met and (ii) 1,293,750 Sponsor Earnout Shares will be issued to and deposited with the Escrow Agent and will be disbursed to the Sponsor after the Closing, if a share price milestone is met. The DV Earnout Shares and the Sponsor Earnout Shares will have identical rights to the Digital Virgo Class A Ordinary Shares except that they will have no voting rights. If and when the Class C preferred shares are released from escrow to the Digital Virgo Shareholders or the Sponsor, as applicable, such shares shall be automatically converted into Digital Virgo Class A Ordinary Shares, on a one-for-one basis, with full voting rights as of their respective date of disbursement by the Escrow Agent.

Following the consummation of the Business Combination, Goal Nevada will become wholly-owned subsidiary of Digital Virgo.

Pro Forma Capitalization

Assuming none of the public stockholders demand redemption pursuant to our Current Charter, it is anticipated that (i) Goal’s public stockholders will hold an equity interest of approximately [__]% (representing [  ]% of the voting power) in the post-combination company, (ii) our Initial Stockholders will hold approximately [__]% (representing [  ]% of the voting power) of the equity interests in the post-combination company; and (iii) the Digital Virgo Shareholders will hold approximately [__]% (representing [  ]% of the voting power) of the equity interests in the post-combination company. Assuming full redemption by public stockholders, it is anticipated that (i) our Initial Stockholders will hold approximately [__]% (representing [  ]% of the voting power) of the equity interests in the post-combination company; (ii) our Initial Stockholders will hold approximately [__]% (representing [  ]% of the voting power) of the equity interests in the post-combination company; and (iii) the Digital Virgo Shareholders will hold approximately [__]% (representing [  ]% of the voting power) of the equity interests in the post-combination company.

The ownership percentage with respect to the post-combination company following the Business Combination does not take into account (a) warrants to purchase 26,542,500 shares of common stock (consisting of 25,875,000 public warrants and 667,500 private warrants issued to our Sponsor), which will remain outstanding immediately following the Business Combination, and (b) the Earnout Shares. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Goal’s existing stockholders in the post-combination company will be different. For more information, please see the sections titled “Unaudited Pro Forma Condensed Combined and Consolidated Financial Information.”

Amount Received or Retained by the Digital Virgo Shareholders in the Business Combination

The Digital Virgo Shareholders will receive in cash and retain in Digital Virgo Shares a Closing Amount having a value equal to $513,000,000 plus the amount of cash that Digital Virgo has at Closing minus the amount of financial indebtedness that Digital Virgo has outstanding at Closing. $125,000,000 of the Closing Amount will be paid in cash as consideration for the sale of an aggregate 12,500,000 Digital Virgo Class A Ordinary Shares for $10.00 per share in connection with the PIPE Investment, provided that the cash consideration may be less than $125,000,000 so long as the sum of the amount raised in the PIPE Investment (including the Share Sale) and the amount remaining in the trust account, after giving effect to redemptions, is at least $145,000,000. The Digital Virgo Shareholders will retain an estimated [●] Digital Virgo Shares after the completion of the DV Reorganization and the completion of the Business Combination, the estimated value of which is [●]. The Digital Virgo Shareholders may also receive up to 5,000,000 DV Earnout Shares.

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Earnouts

In addition, at the Closing, 5,000,000 DV Earnout Shares will be issued to and deposited with one or more Escrow Agents, of which 2,500,000 shares will be disbursed to the Digital Virgo Shareholders, after the Closing if an earnout milestone is met, and 2,500,000 shares will be disbursed to the Digital Virgo Shareholders, after the Closing, if a share price milestone is met. The earnout milestone will be met if the EBITDA (as defined below) of Digital Virgo for any fiscal year ending on or before December 31, 2027 is equal to or greater than $60,000,000. The share price milestone will be met if Digital Virgo’s share price is equal to or greater than $15.00 for at least 20 out of 30 consecutive trading days (counting only those trading days in which there is trading activity) from the period starting from the date immediately following the Closing Date and ending on December 31, 2026 (the “Share Price Milestone”). Any DV Earnout Shares not disbursed to the Digital Virgo Shareholders in accordance with the foregoing milestones shall be disbursed to Digital Virgo. EBITDA, which is defined as “Adjusted EBITDA” as currently calculated by Digital Virgo for its reporting requirements under its credit facility, dated as of June 15, 2022, by and among BNP Paribas, Digital Virgo and such other parties to the agreement as set forth therein, is a non-GAAP measure and should not be construed as more relevant measures of operational performance than financial information under generally accepted accounting principles (GAAP).

In addition, at the Closing, 1,293,750 Sponsor Earnout Shares will be issued to and deposited with an Escrow Agent, which will be disbursed to the Sponsor, after the Closing, if the Share Price Milestone is met.

Digital Virgo Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of Digital Virgo are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, a “DV Material Adverse Effect” as used therein means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, (a) has had or is reasonably expected to have a materially adverse effect on the business, assets, financial condition or results of operations of Digital Virgo taken as a whole or (b) has or is reasonably expected to prevent, materially impair or materially delay the Digital Virgo Shareholders or Digital Virgo from consummating the Transactions; provided, however, that none of the following will be deemed in themselves, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or will be a Company Material Adverse Effect: any change, effect, event, occurrence, state of facts or development arising from or related to (i) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital markets, or in the industry in which Digital Virgo operates, or in the price of any security or any market index or any change in prevailing interest rates or currency exchange rates; (ii) the taking of any action required by the Business Combination Agreement, including any redemptions of Goal’s shares; (iii) any change in applicable laws or the interpretation thereof after the date of the Business Combination Agreement; (iv) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any governmental authority; (v) any change in French GAAP after the date of the Business Combination Agreement; (vi) the commencement, continuation or escalation of a war, riots, material armed hostilities (including the conflict in Eastern Europe) or other material international or national calamity or act of terrorism; (vii) effects arising from or relating to any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, weather condition, explosion or fire or other force majeure event; (viii) changes in, or effects arising from or relating to, any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), curfews or other restrictions that relate to, or arise out of, any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic or any COVID-19 measures or any change in such COVID-19 measures or interpretations thereof) or material worsening of such conditions threatened or existing as of the date of the Business Combination Agreement; (ix) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of Digital Virgo with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third-parties related thereto; (x) any matter disclosed in Digital Virgo’s disclosure schedules, (xi) any action taken by, or at the request of, or with the express consent of Goal and (xii) the failure of Digital Virgo to meet or achieve the results set forth in any projection, budget, estimate, forecast or prediction; provided that, in the case of clauses (i), (iii), (iv), (v), (vi), (vii), and (viii) above, if such change, effect, event, occurrence, state of facts or development disproportionately affects Digital Virgo as compared to other persons or businesses that operate in the industry in which Digital Virgo operates, then the extent of such disproportionate effect of such change, effect, event, occurrence, state of facts or development may be taken into account in determining whether a Company Material Adverse Effect has or will occur.

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Goal Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of Goal are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, a “Goal Material Adverse Effect” as used therein means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, (a) has had or is reasonably expected to have a materially adverse effect on the business, financial condition or results of operations of Goal taken as a whole or (b) has or is reasonably expected to prevent, materially impair or materially delay Goal from consummating the Transactions; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Purchaser Material Adverse Effect: any change, effect, event, occurrence, state of facts or development arising from or related to (i) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital markets, or in the industry in which Goal operates, or in the price of any security or any market index or any change in prevailing interest rates or currency exchange rates; (ii) the taking of any action required by the Business Combination Agreement, including any redemptions of Goal’s shares; (iii) any change in applicable laws or the interpretation thereof after the date of the Business Combination Agreement; (iv) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any governmental authority; (v) any change in US GAAP after the date of the Business Combination Agreement; (vi) the commencement, continuation or escalation of a war, riots, material armed hostilities (including the conflict in Eastern Europe) or other material international or national calamity or act of terrorism; (vii) effects arising from or relating to any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, weather condition, explosion or fire or other force majeure event; (viii) changes in, or effects arising from or relating to, any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), curfews or other restrictions that relate to, or arise out of, any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic or any COVID-19 measures or any change in such COVID-19 measures or interpretations thereof) or material worsening of such conditions threatened or existing as of the date of the Business Combination Agreement; (ix) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the Transactions; (x) any action taken by, or at the request of, or with the express consent of Digital Virgo and (xi) the failure of Goal to meet or achieve the results set forth in any projection, budget, estimate, forecast or prediction; provided that, in the case of clauses (i), (iii), (iv), (v), (vi), (vii), and (viii) above, if such change, effect, event, occurrence, state of facts or development disproportionately affects Goal as compared to other special purpose acquisition companies and/or blank check companies, then the extent of such disproportionate effect of such change, effect, event, occurrence, state of facts or development may be taken into account in determining whether a Purchaser Material Adverse Effect has or will occur.

Board of Directors

At the Closing, the Digital Virgo Board will be composed of thirteen directors, which are expected to be Jean-François Blas, Guillaume Briche, Manuel Cruz, David Falk, Alex Greystoke, Jean-Luc Linkenheld, Jon Miller, Donna Orender, Bastien Peyre, Eric Peyre, Julie Peyre, Joël Pla, and David Saab, and three non-voting board observers, which are expected to be BNP Paribas Développement (represented by Gilles Poncet), Harvey Schiller, and [●]. See the section entitled “Management of Digital Virgo after the Business Combination” for additional information.

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Closing

The Closing is expected to take place at 9:00 a.m., New York City time, on the third business day after the satisfaction or waiver of the conditions described below under the subsection “Conditions to Closing” or at such other time and date as may be mutually agreed upon by the parties to the Business Combination Agreement.

At the Closing, each of Digital Virgo and Goal have agreed to deliver certain customary closing deliverables.

Conditions to Closing

Conditions to Digital Virgo’s Obligations

The obligations of Digital Virgo to consummate the Business Combination are subject to the satisfaction of the following conditions, any and all of which may be waived in whole or in part by Digital Virgo to the extent permitted by applicable law:

●	(i) the representations and warranties of Goal (other than certain fundamental representations and warranties) shall be true and correct in all respects (without giving effect to materiality, Goal Material Adverse Effect or similar phrases in such representations and warranties), on and as of the date of the Business Combination Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Goal Material Adverse Effect, and (ii) certain fundamental representations and warranties of Goal shall be true and correct in all respects on and as of the date of the Business Combination Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

●	Goal shall have performed or complied with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it at or prior to the Closing Date, in each case in all material respects;

●	there shall not have occurred a Goal Material Adverse Effect since the date of the Business Combination Agreement that is continuing;

●	Goal shall have delivered to Digital Virgo a closing certificate required under the Business Combination Agreement;

●	as of the Closing, the amount of Available Cash shall be equal to or greater than $20,000,000. “Available Cash” is defined as the amount released from Goal’s trust account, after giving effect to any redemptions of public shares, repayment of Goal’s working capital loans, if any, and the Business Combination, including payment of the Cash Amount, but without giving effect to payment of any of the parties’ transaction expenses, plus any amounts delivered to Goal or Digital Virgo at or prior to the Closing pursuant to any investments; and

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●	Digital Virgo shall have received a fully executed and binding committed capital on demand facility between Goal and/or Digital Virgo and a third-party investor for at least $100,000,000 (or a lesser amount as determined by Digital Virgo) of post-Closing capital meeting certain terms set forth in the Business Combination Agreement.

Conditions to Goal’s Obligations

The obligations of Goal to consummate the Business Combination are subject to the satisfaction of the following conditions, any and all of which may be waived in whole or in part by Goal to the extent permitted by applicable law:

●	(i) the representations and warranties of certain Digital Virgo Shareholders and Digital Virgo (other than certain fundamental representations and warranties) shall be true and correct in all respects (without giving effect to materiality, DV Material Adverse Effect or similar phrases in such representations and warranties), on and as of the date of the Business Combination Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a DV Material Adverse Effect, and (ii) certain fundamental representations and warranties of the Digital Virgo Shareholders and Digital Virgo shall be true and correct in all respects on and as of the date of the Business Combination Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

●	the Digital Virgo Shareholders and Digital Virgo shall have performed or complied with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it at or prior to the Closing Date, in each case in all material respects;

●	there shall not have occurred a DV Material Adverse Effect since the date of the Business Combination Agreement that is continuing;

●	Digital Virgo shall have delivered to Goal and the Trustee the Digital Virgo Warrant Assumption Agreement executed by Digital Virgo; and

●	Digital Virgo shall have delivered to Goal a closing certificate required under the Business Combination Agreement.

Conditions to Each Party’s Obligations

Under the Business Combination Agreement, the obligations of each party to consummate the Business Combination are subject to the satisfaction of the following conditions:

●	No provision of any applicable law or Governmental Order shall be in effect prohibiting the consummation of the Transactions, and there shall not be any pending legal proceeding by any Governmental Authority which would reasonably be expected to result in the issuance of any such Governmental Order;

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●	this registration statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the registration statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the registration statement shall have been initiated by the SEC and not withdrawn; and

●	approval by Goal’s stockholders of the proposals included herein other than the Adjournment Proposal, and the Reincorporation Merger shall have been consummated no later than the second business day prior to Closing;

●	Digital Virgo’s Class A Ordinary Shares to be issued pursuant to the Business Combination Agreement and any investment agreements, if applicable, shall have been conditionally approved for listing on Nasdaq, subject to official notice of the issuance thereof and any requirement to have a sufficient number of round lot holders;

●	the Digital Virgo Requisite Approvals shall have been obtained and delivered to Goal in a form and substance reasonable acceptable to Goal;

●	Goal shall have at least $5,000,001 of net tangible assets remaining after any redemptions of public shares; and

●	dissenter’s rights under Nevada law shall not be available in connection with the share exchange, pursuant to NRS 92A.390.

Representations and Warranties; Covenants

The parties to the Business Combination Agreement have agreed to customary representations and warranties for transactions of this type.

The parties to the Business Combination Agreement agreed to be bound by certain customary covenants for transactions of this type, including, among others, (i) a covenant of each party to use its commercially reasonable efforts to cause the Business Combination to be consummated after the date of the execution of the Business Combination Agreement in the most expeditious manner practicable; (ii) a covenant of the Digital Virgo Shareholders to, and cause Digital Virgo to, operate in the ordinary course of business, use commercially reasonable efforts to keep available the services of its current officers and employees, and use commercially reasonable efforts to preserve intact its existing assets, business and operations, and to preserve the present rights, permits, franchises, goodwill and relationships with customers, suppliers, distributors, licensors, licensees, lessors and other key persons with whom it has a significant relationship; (iii) a covenant of each party not to take certain actions and to provide the other party with reasonable access to the offices, properties, assets, premises, books and records of such party; (iv) a covenant of Goal to convene a meeting of stockholders of Goal to, and the board of directors of Goal will recommend that the stockholders of Goal, approve the shareholder proposals, except that the board of directors of Goal may fail to make, amend, change, withdraw, modify, withhold or qualify its recommendation (a “Change in Recommendation”) in response to an Intervening Event (as defined below) if it determines in good faith, after consultation with its outside legal counsel and financial advisors, that a failure to make a Change in Recommendation would be a breach by the board of directors of its fiduciary obligations to Goal’s stockholders under applicable law; (v) covenants providing that the parties will not solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate any inquiry, proposal or offer with respect to an alternative transaction; (vi) a covenant by Digital Virgo to indemnify and hold harmless directors and officers of Digital Virgo and the post-combination company and to maintain directors’ and officers’ liability insurance for a period of six (6) years from the Closing; and (vii) if prior to the delivery of a fully executed and binding committed capital on demand facility with JonesTrading or one of its affiliates (the “Jones CCOD”), either party has received a proposal in writing that it believes is superior to the proposed Jones CCOD, a covenant by Goal and Digital Virgo to discuss the terms of such alternative proposal in good faith and decide whether to proceed with such alternative proposal instead of the proposed Jones CCOD. An “Intervening Event” shall mean any fact, circumstance, occurrence, event, development, change or condition or combination thereof that (i) was not known or reasonably foreseeable to Goal or the board of directors of Goal as of the date of the Business Combination Agreement and (ii) does not relate to any alternative transaction; provided, however, that (1) any change in the price or trading volume of Goal’s shares of common stock shall not be taken into account for purposes of determining whether an Intervening Event has occurred (provided that the underlying factors may be taken into account); (2) in no event shall any fact, circumstance, occurrence, event, development, change or condition or combination thereof that has had or would reasonably be expected to have an adverse effect on the business or financial condition of Digital Virgo constitute an Intervening Event unless such event, fact, circumstance or development constitutes a DV Material Adverse Effect; and (3) Digital Virgo meeting, failing to meet or exceeding projections shall not be taken into account for purposes of determining whether an Intervening Event has occurred (provided that the underlying factors may be taken into account).

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No Survival of Representations and Warranties; No Indemnification

The representations and warranties made under the Business Combination Agreement will not survive the Closing, except in certain limited instances. There are no indemnification obligations under the Business Combination Agreement.

Termination and Effect of Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among things, (i) by mutual written consent of Goal and Digital Virgo; (ii) upon any injunction or other Governmental Order preventing the consummation of the Transactions which shall have become final and non-appealable; (iii) upon a material breach of any representation, warranty, covenant or agreement (subject to an opportunity to cure, if such violation or breach is capable of being cured); (iv) if the Closing has not occurred by April 30, 2023, provided that such date shall be automatically extended for two (2) months if the Closing shall not have occurred by April 30, 2023; (v) if either party fails to consummate the Transactions following the satisfaction of such party’s conditions to Closing and the other party has irrevocably confirmed that it is ready, willing and able to consummate the Transactions; and (vi) by Digital Virgo, if Goal fails to consummate the Transactions prior to April 30, 2023 (as such date may be extended, if at all) as a result of Goal’s failure to satisfy the Available Cash closing condition and/or the committed capital on demand closing condition.

If the Business Combination Agreement is terminated, all further obligations of the parties will be terminated and shall be of no further force and effect, and no party will have any further liability to any other party, other than for liability arising from such party’s breach of the Business Combination Agreement prior the date of termination or for fraud. Notwithstanding the foregoing, (i) Digital Virgo will be obligated to pay Goal a termination fee of $2,000,000 if the Business Combination Agreement is terminated by Goal pursuant to clause (v) of the preceding paragraph and (ii) Goal will be obligated to pay Digital Virgo a termination fee of $2,000,000 if the Business Combination Agreement is terminated by Digital Virgo pursuant to clause (v) or clause (vi) of the preceding paragraph.

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Amendments

The Business Combination Agreement may be amended at any time by execution of an instrument in writing signed by Goal and Digital Virgo.

Ancillary Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the Ancillary Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus, and the following descriptions are qualified in their entirety by the full text of such annexes. Stockholders and other interested parties are urged to read such Ancillary Agreements in their entirety prior to voting on the proposals presented at the special meeting.

A&R Investor Rights Agreement

Concurrently with the execution of the Business Combination Agreement, Goal, the Sponsor, Digital Virgo, the Digital Virgo Shareholders and certain stockholders of Goal entered into the A&R Investor Rights Agreement. Pursuant to the A&R Investor Rights Agreement, (i) the board of directors of Digital Virgo shall be comprised of thirteen (13) directors at and immediately following the Closing, of which, five (5) individuals shall be proposed by the Sponsor (the “Sponsor Directors”) for so long as the Sponsor and the Other Holders (who, as of the date hereof, collectively own 7,136,250 shares of Goal Common Stock) own at least 50% of the number of shares owned by the Sponsor and the Other Holders on the Closing Date (which shall be reduced to three (3) individuals if that percentage drops to 25%) and eight (8) individuals shall be proposed by the Digital Virgo Shareholders (acting through IODA) for so long as the Digital Virgo Shareholders (and their permitted transferees) own at least 50% of the number of shares owned by the Digital Virgo Shareholders on the Closing Date (which shall be reduced to five (5) individuals if that percentage drops to 25%), (ii) the board of directors of Digital Virgo shall be divided into three classes of directors, with each class serving for staggered three-year terms, provided that the Sponsor Directors shall be Class III directors, (iii) the Sponsor shall be able to propose two (2) non-voting board observers, (iv) the Digital Virgo Shareholders shall be able to propose one (1) non-voting board observer, (v) Digital Virgo will agree to undertake certain resale shelf registration obligations in accordance with the Securities Act and certain holders have been granted customary demand and piggyback registration rights, and (vi) the Digital Virgo Shareholders and the Initial Stockholders agree to a six (6) month lock-up period for their shares, subject to certain exceptions, provided that Digital Virgo Shares held by IODA will be subject to additional transfer restrictions if such transfer would result in a default or event of default under Digital Virgo’s existing credit facility.

A&R Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, Goal, Goal Nevada, Digital Virgo, the DV Shareholder Representative, the Sponsor and certain stockholders of Goal entered into the A&R Sponsor Support Agreement, pursuant to which each of the Sponsor and such Goal stockholders has agreed to, among other things, (i) vote all of its shares of common stock of Goal in favor of the Transactions and each of the other proposals presented by Goal at the special meeting of stockholders with respect to the Transactions, (ii) waive its redemption rights with respect to its shares of common stock of Goal in connection with the Transactions, and (iii) not transfer any securities of Goal until the Closing or termination of the Business Combination Agreement (except in limited circumstances).

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Escrow Agreements

At the Closing, Digital Virgo and, the DV Shareholders Representative will enter into one or more Escrow Agreements with, one or more Escrow Agents pursuant to which 5,000,000 DV Earnout Shares and 1,293,750 Sponsor Earnout Shares will be issued to and deposited with the Escrow Agents into three (3) designated and separate escrow accounts. Digital Virgo, the DV Shareholders Representative and Goal will appoint the Escrow Agents to hold and disburse the DV Earnout Shares and the Sponsor Earnout Shares as described under the section “Consideration to the Digital Virgo Shareholders in the Business Combination” of this proxy statement/prospectus. For so long as the DV Earnout Shares and the Sponsor Earnout Shares are held by an Escrow Agent, such Earnout Shares shall not be entitled to any voting rights. After being disbursed to the Digital Virgo Shareholders and/or the Sponsor, the Earnout Shares will automatically convert into Digital Virgo Class A Ordinary Shares with full voting rights.

A&R Forfeiture Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor and the Company entered into the A&R Forfeiture Agreement, pursuant to which the Sponsor agreed to forfeit 646,875 shares of Goal Common Stock effective as of the Closing.

Goal Nevada Warrant Assumption Agreement

As of the effective time of the Reincorporation Merger, the Goal Warrants will cease to represent a right to acquire shares of Goal Common Stock and instead will represent a right to acquire Goal Nevada Shares pursuant to the terms of the Goal Warrant Agreement and the Goal Nevada Warrant Assumption Agreement, and such Goal Nevada Warrants will have substantially the same terms as the Goal Warrants as were in effect immediately prior to the effective time of the Reincorporation Merger. In connection therewith, Goal, Goal Nevada, and Continental Stock Transfer & Trust Company, as warrant agent, will enter into the Goal Nevada Warrant Assumption Agreement, pursuant to which Goal Nevada will assume, and agree to pay, perform, satisfy, and discharge in full, all of Goal’s liabilities and obligations under the Goal Warrant Agreement arising from and after the effective time of the Reincorporation Merger.

Digital Virgo Warrant Assumption Agreement

At the Effective Time, the Goal Nevada Warrants will be exchanged for new warrants issued by Digital Virgo in accordance with the laws of France governing the securities issued by French companies exercisable for Digital Virgo Class A Ordinary Shares pursuant to the terms of the Goal Warrant Agreement and the Digital Virgo Warrant Assumption Agreement. The Digital Virgo Warrants will have substantially the same terms as the Goal Nevada Warrants as were in effect immediately prior to the Effective Time, except for certain changes necessary to conform to French law and to take into the fact that Digital Virgo Warrants will be issued by an entity governed by the laws of France. These changes do not adversely affect the interests of the registered holders. In connection therewith, Goal Nevada, Digital Virgo, and Continental Stock Transfer &Trust Company, as warrant agent, will enter into the Digital Virgo Warrant Assumption Agreement, pursuant to which Digital Virgo will assume, and agree to pay, perform, satisfy, and discharge in full, all of Goal Nevada’s liabilities and obligations under the Goal Warrant Agreement arising from and after the Effective Time.

PIPE Purchase Agreements

Digital Virgo and the Digital Virgo Shareholders intend to enter into the PIPE Purchase Agreements, pursuant to which, among other things, the PIPE Investors would, immediately prior the Closing, purchase ordinary shares of Digital Virgo, outstanding and to be issued through both primary and secondary offerings, for an expected aggregate amount of $140,000,000, and receive at the Closing, after giving effect to the Reverse Share Split, an expected aggregate of 14,000,000 Digital Virgo Class A Ordinary Shares at a purchase price of $10.00 per Digital Virgo Class A Ordinary Share (at the time of sale of Digital Virgo Class A Ordinary Shares during the PIPE Investment, prior to the Reverse Share Split, Digital Virgo intends to sell approximately 36,400,003 Digital Virgo Class A Ordinary Shares for an aggregate price of approximately $140,000,000).

In connection with the PIPE Investment, Goal engaged JMP, JonesTrading, and EarlyBirdCapital as placement agents. In connection with performing services as placement agents, JMP, JonesTrading, and EarlyBirdCapital will receive fees equal to the greater of (i) $4,000,000 and (ii) 5% of the gross proceeds from the PIPE Investment amount raised by JMP, JonesTrading and EarlyBirdCapital, and expense reimbursements customary for the private placements (subject to the terms and conditions of their engagement letters with Goal). Additionally, pursuant to a letter agreement by and between JMP and Goal, dated November 16, 2022, JMP shall receive a right of first refusal to act as a co-book running underwriter in any public offering conducted by the post-combination Company within six (6) months following the Closing if the gross proceeds of the PIPE Investment amount to at least $150 million in the aggregate.

The Advisory Agreements

Goal entered into a letter agreement with JMP on November 16, 2022 (the “JMP Letter Agreement”), pursuant to which JMP agreed to provide financial and capital markets advice to Goal in connection with the Business Combination. As payment for JMP’s obligations under the JMP Letter Agreement, Goal agreed to pay JMP a cash fee if the Business Combination is consummated.

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Goal entered into a letter agreement with Amala Partners on October 12, 2022 (the “Amala Partners Letter Agreement”), pursuant to which Amala Partners agreed to provide mergers and acquisitions advice to Goal in connection with the Business Combination. As payment for Amala Partners’ obligations under the Amala Partners Letter Agreement, Goal agreed to pay Amala Partners a cash fee if the Business Combination is consummated.

Governing Law; Consent to Jurisdiction

The Business Combination Agreement is governed by, and construed with, the laws of the State of Delaware, except the Reincorporation Goal Merger is governed by the laws of the State of Nevada and the State of Delaware and the Exchange is governed by the laws of the State of Nevada and the mandatory provisions of French law. All legal actions and proceedings arising out of or relating to the Business Combination Agreement shall first be subject formal mediation and if no amicable resolution or settlement is reached within sixty (60) days after mediation is commenced, then the dispute shall be resolved by binding arbitration administered by the International Court of Arbitration of the International Chamber of Commerce and conducted pursuant to its Rules of Arbitration. The place of arbitration shall be Paris, France or such other location as the parties concerned may agree upon, and the language used in the arbitral proceedings shall be English. The arbitration proceedings shall be subject to the substantive laws of the State of Delaware.

Background of the Business Combination

The Business Combination was the result of a thorough search by Goal for a potential transaction utilizing the global network and investing and operating experience of its management team, advisors and board of directors (the “team”). The terms of the Business Combination were the result of negotiations between Goal’s management team and Sponsor, in consultation with Goal’s Board of Directors, financial and legal advisors, and representatives of Digital Virgo, in consultation with their financial and legal advisors. The following is a brief description of the background of these negotiations, the Business Combination and related transactions.

Goal is a blank check company incorporated in Delaware on October 26, 2020, and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Our intention was to capitalize on the expertise of our team, board and advisors in the sports and media sectors.

On February 16, 2021, we consummated the IPO of 22,500,000 Units at a price of $10.00 per Unit, for total gross proceeds of $225,000,000. On February 24, 2021, the underwriters exercised the over-allotment option in full, and the closing of the issuance and sale of the additional 3,375,000 Units (the “Over-Allotment Units”) occurred on February 24, 2021. The issuance by the Company of the Over-Allotment Units at a price of $10.00 per unit resulted in total gross proceeds of $33,750,000. Each Unit consists of one share of common stock and one redeemable warrant entitling its holder to purchase one share of common stock at a price of $11.50 per share.

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Simultaneously with the closing of the IPO, the Company consummated the sale of 600,000 Private Units at a price of $10.00 per Private Unit. On February 24, 2021, simultaneously with the issuance and sale of the Over-Allotment Units, the Company consummated the sale of an additional 67,500 Private Units at a price of $10.00 per Private Unit.

Prior to the consummation of Goal’s IPO, neither Goal, nor anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any prospective target with respect to an initial business combination with Goal.

The prospectus for our IPO states that we intended to use the following general criteria and guidelines to evaluate potential acquisition opportunities:

●	Minimum enterprise values of between $600 million and $1 billion;
●	Impacted by recent factors such as COVID-19, mismanagement, media issues, overextension or arbitrage (what we call special situation opportunities);
●	Could benefit from the substantial expertise, experience and network of Goal’s team;
●	Have attractive growth prospects or have the potential for having attractive growth prospects;
●	Have a competitive advantage or have the potential for having a competitive advantage;
●	Exhibit industry leadership or have the potential for exhibiting industry leadership;
●	Exhibit potential for global expansion in sports, sponsorship and brand recognition;
●	Would benefit from a public acquisition currency; or ownership would benefit from liquidity;
●	Demonstrate attractive valuation;
●	Demonstrate potential for free cash flow generation; and
●	Have secondary potential revenue streams.

Since the completion of its initial public offering, Goal considered a large number of potential target businesses with the objective of consummating its initial business combination. Representatives of Goal contacted and were contacted by a number of individuals and entities who offered to present ideas for business combination opportunities, including financial advisors and companies in a broad range of sectors, primarily, but not exclusively focused on the sports and media sectors.

During that period, our management team:

●	Developed a list of over 50 of the most attractive potential companies in the sports, media, entertainment and technology spaces.
●	Had in person, video/telephonic or email discussions with approximately 35 of those companies (collectively, the “Potential Targets”),
●	After initial discussions, steps included execution of non-disclosure agreements with approximately 17 of the Potential Targets, zoom calls with senior management, owners and investment advisors of the Potential Targets. If these initial discussions indicated that further review was warranted, the management team reviewed the Potential Target’s financial history, audited financial statements, management teams, projections and other pertinent information, which varied on a case by case basis. Board calls were held periodically to discuss whether or not to pursue any Potential Targets.

On July 14, 2021, Goal entered into a non-binding Letter of Intent with a potential target company (“Party A”). The parties exchanged drafts of definitive agreements between early December 2021 and end of February 2022, but ultimately did not proceed with a transaction.

Digital Virgo was indirectly brought to Goal’s attention as a potential target in June, 2021 through a third party, Ron Bloom, not related to Goal. Mr. Bloom introduced Goal to Party A, with which Alex Greystoke, one of Goal’s founders, and William Duffy, Goal’s Chief Financial Officer and Chief Operating Officer, had a meeting. Party A was intending to acquire Digital Virgo (and another company in the same space) at the time Mr. Greystoke and Mr. Duffy met with Party A, and Party A had entered into a letter of intent with Digital Virgo. Goal had no direct contact with Digital Virgo during the prolonged process of negotiations with and due diligence on Party A. In the course of the discussions with Party A, Goal’s team conducted extensive due diligence on Digital Virgo, including review of its global operations, financial history and position, and strategic merger and acquisition activity.

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After Goal became aware that the letter of intent between Party A and Digital Virgo (as well as the other company) had expired and after it became clear that the transaction between Party A and Goal would not be proceeding, and based on Goal’s extensive review of Digital Virgo, Goal’s team determined to pursue a business combination with Digital Virgo. In the late summer of 2022, Goal’s team discussed with the Board of Directors strategies for pursuing a transaction. On September 24, 2022, the Board of Directors met to discuss the pursuit of a business combination with Digital Virgo. The board authorized Mr. Greystoke to attempt to contact senior management at Digital Virgo (never having been introduced to them previously) and to travel to France for the purposes of exploring a relationship with and negotiating a business combination with Digital Virgo.

On September 28, 2022, Amala Partners introduced Mr. Greystoke to the management of Digital Virgo and assisted in the organization of bilateral discussions in France. During the week of October 3, 2022, Mr. Greystoke had a number of detailed meetings with the management of Digital Virgo during which he made a presentation about Goal and the United States more generally. The parties discussed potential financing structures, potential deal terms, and Digital Virgo’s questions regarding Goal and the SPAC process and timing. Digital Virgo was particularly impressed by the backgrounds and experience of the Goal team and their vision for the future, and Mr. Greystoke was particularly impressed both by Digital Virgo’s business and by its management team. Mr. Greystoke communicated regularly with the Goal team while in France about progress, questions and concerns. Following the meetings in France, the parties engaged in extensive negotiations over several days about all aspects of the transaction, including offers and counter-offers on the price, the structure of the transaction, the timing, governance and other matters. Goal was assisted by its advisors in France, Amala Partners, and advice from its advisor, JMP, and Digital Virgo consulted with its advisors in connection with the discussions.

A letter of intent was executed by Goal and Digital Virgo on October 12, 2022.

On October 18, 2022, after more extensive discussions between the parties about timing, process and due diligence, the management of Goal was granted access to the Digital Virgo data room and began requesting and reviewing updated data. The primary focus of this review process was to confirm that the performance of Digital Virgo had continued on the previously forecasted plan and to get up to date information on the business including the existence of any new liabilities, its current operations and future potential growth. During the due diligence process, group calls were organized every couple of days among Digital Virgo, Goal and their respective counsels to answer questions and accelerate the due diligence process.

Also on October 18, 2022, Proskauer began conducting legal due diligence and reviewing materials in the Digital Virgo virtual data room established by Digital Virgo, and Proskauer continued to review diligence materials during the period between October 18, 2022, and November 10, 2022.

In addition, Goal, after being introduced by Proskauer and interviewing Paris based attorneys from August & Debouzy in October 2022, retained August & Debouzy to assist with legal diligence on Digital Virgo’s French entities, which they carried out in depth.

During the following weeks, meetings between Digital Virgo, Goal and their respective counsels and financial advisors were held regularly in an effort to complete the transaction in an expeditious manner. The parties discussed various matters relating to the transaction, including the status of Digital Virgo from a financial standpoint, due diligence requests and questions, SEC filing requirements for the transaction and financial statement and strategies related to completion of the Business Combination Agreement. The data room was also updated by Digital Virgo regularly as requested by Goal or its counsel and reviewed regularly by Goal and its counsel.

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On October 11, 2022, Goal contacted CVA, which had been previously engaged by Goal on October 12, 2021, to render an opinion to the board as to the fairness, from a financial point of view, of the Business Combination to the holders of the Company’s common stock.

On November 13, 2022, the Board of Directors held a special meeting to discuss the proposed Business Combination and the board authorized proceeding with pursuing the Business Combination.

During the period from September 24 to November 13, 2022, the Board of Directors held regular board meetings, generally once or more each week, to receive updates on the proposed Business Combination and to discuss the proposed transaction and post-closing transactions. Members of the board also had daily conversations with each other and with Mr. Greystoke and regularly reached out with questions or for updates.

Among other things, at these meetings, the board reviewed and discussed the terms of the proposed transaction and the status of the business combination agreement, the status of potential investors for a financing of the post-combination company, Digital Virgo’s strategic relationships and the board’s ability to provide additional opportunities through introduction to their contacts, the status of Digital Virgo’s expansion into the U.S. market, potential DV US President candidates, status of audit issues, items needing to be addressed to file SEC documents, media strategy, Goal’s role in the post-combination company as it related to Digital Virgo’s governance and number of positions on board of directors. More specifically the board’s discussions addressed Digital Virgo’s operating results included seven straight years of profitability (only one year since inception was not profitable), average revenue and EBITDA growth since inception averaging in excess of 10% and Digital Virgo’s management’s ability to consistently have the company’s performance exceed its forecasts. Additionally, the economic terms including, purchase price and its related revenue and EBITDA multiples (1.1X revenue 10.8X EBITDA), market comparables, potential for redemptions by Digital Virgo’s public investors and resulting need for capital raise to provide cash for the redemptions, as well as the structure for raising capital were discussed frequently. The board was briefed on transaction structure and asked to provide its views and recommendations on the transaction, including deal structure, potential investors and strategic partners. The board recognized the historical success of Digital Virgo and also felt that with entry into the US markets there was potential for accelerated growth and enhanced shareholder value.

On October 20, 2022, Proskauer delivered its initial draft of the business combination agreement to Peltier Juvigny Marpeau & Associés (“Peltier”), French counsel to Digital Virgo.

On October 24, 2022, Proskauer delivered its initial drafts of the Sponsor Support Agreement, Investor Rights Agreement and Forfeiture Agreement to Peltier.

On October 31, 2022, Proskauer delivered a revised draft of the business combination agreement to Peltier, reflecting discussions between Goal and Digital Virgo relating to, among other things, a committed capital on demand facility providing at least $100 million of post-closing capital to Digital Virgo and the amount of the termination fee being equal to $2 million.

On November 2, 2022, representatives of Proskauer and Peltier met telephonically to discuss the drafts of the various transaction documents and the transaction generally.

On November 4, 2022, representatives of Proskauer, Winston & Strawn LLP (“Winston”), French and U.S. counsel to Digital Virgo, and Peltier met telephonically to discuss the transaction.

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On November 7, 2022, Winston and Peltier delivered a revised draft of the business combination agreement to Proskauer, which revisions included, among others things, having certain sellers become parties to the Business Combination Agreement after the signing through the execution of an accession deed, increasing the enterprise value from $500 million to $526.625 million, changing the Closing Amount to be net of financial indebtedness instead of a more expansive definition of indebtedness, adjustments such that the cash consideration could only be adjusted upwards but not downwards, revisions to the representations, warranties and covenants of the parties, changing the amount of the Available Cash closing condition from $20 million to $120 million, and changing the terms by which a termination fee is payable by Goal to Digital Virgo.

On November 8, 2022, Proskauer delivered a revised draft of the business combination agreement to Winston and Peltier, which revisions included, among others things, having all sellers become parties to the business combination agreement at the signing, changing the enterprise value to $513 million, changing the amount of the Available Cash closing condition from $120 million to $20 million and adding the $100 million committed capital on demand facility as a closing condition, the failure of which would be subject to the termination fee payable by Goal.

On November 9, 2022, Winston and Peltier delivered a revised draft of the business combination agreement to Proskauer, which revisions included, among others things, fixing the exchange rate at €1 for $1 for purposes of calculating closing cash and closing financial indebtedness, defining EBITDA and financial indebtedness, deleting certain cash in lieu of stock mechanisms, changes to the committed capital on demand facility closing condition and clarifying that the termination date would be automatically extended for two months in certain circumstances.

On November 10, 2022, Proskauer delivered a revised draft of the business combination agreement to Winston and Peltier, which revisions included, among others things, fixing the cash consideration at $125 million with no adjustments, defining EBITDA as currently calculated by Digital Virgo for its reporting requirements under its credit facility, adding a covenant relating to an alternative committed capital on demand facility, modifications to the committed capital on demand facility closing condition and extending the automatic termination date extension from two months to three months in certain circumstances.

On November 10, 2022, Winston delivered revised drafts of the Sponsor Support Agreement, Investor Rights Agreement and Forfeiture Agreement to Proskauer.

On November 11, 2022, Proskauer delivered revised drafts of the Sponsor Support Agreement, Investor Rights Agreement and Forfeiture Agreement to Winston.

On November 11, 2022, Proskauer and Winston met telephonically to discuss the proxy statement and separately to discuss tax matters.

On November 13, 2022, Winston delivered an initial draft of Digital Virgo’s disclosure schedules to the business combination agreement to Proskauer. From November 13, 2022 through November 15, 2022, the parties continued to discuss the disclosures provided in Digital Virgo’s disclosure schedules.

On November 13, 2022, the Board of Directors held a special board meeting to discuss the potential Business Combination with Digital Virgo. At the meeting, (i) Mr. Greystoke discussed the reasons and benefits for entering into a business combination with Digital Virgo, (ii) Proskauer gave a fiduciary duties presentation to the board and summarized the terms of the business combination agreement and ancillary agreements, (iii) Corporate Valuation Advisors gave a presentation concerning its fairness opinion, its valuation methodology and the basis for its conclusion and advised the board that it was prepared to deliver a favorable fairness opinion, and (iv) the board reviewed a draft of proposed resolutions for the board to consider with respect to approval of the Business Combination. The board concluded that the proposed Business Combination represented the best potential business combination for Goal based upon the process utilized to evaluate and assess potential acquisition targets, Board of Directors’ and management’s belief that the proposed Business Combination with Digital Virgo was in the best interests of Goal’s shareholders. After discussion, the Board of Directors unanimously approved the business combination agreement, each of the related documentation and the proposed Business Combination transaction.

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On November 14, 2022, Proskauer delivered revised drafts of the business combination agreement, Sponsor Support Agreement, Investor Rights Agreement and Forfeiture Agreement to Winston and Peltier, with the only substantive change being to the Investor Rights Agreement restricting IODA from transferring any shares of Company common stock if such transfer would result in a default or event of default under Digital Virgo’s credit facility.

On November 14, 2022, Digital Virgo’s Works Council process, which was required to be completed before Digital Virgo could execute the business combination agreement, concluded.

On November 15, 2022, Winston delivered revised drafts of the business combination agreement and Investor Rights Agreement Proskauer, which revisions included, among others things, setting the exchange rate at the time of closing for purposes of calculating closing cash and closing financial indebtedness and increasing the enterprise value from $513 million to $533 million due to changes in the market exchange rate of Euros for dollars. The parties discussed the exchange rate and enterprise value changes and ultimately decided not to make these changes. Winston then delivered a revised draft of the Business Combination Agreement going back to the earlier exchange rate at €1 for $1 for purposes of calculating closing cash and closing financial indebtedness and the earlier enterprise value of $513 million.

On November 15, 2022, Digital Virgo’s Strategic Committee met and approved the Business Combination Agreement, related ancillary agreements and the proposed Business Combination transaction.

On November 16, 2022, Goal and JMP entered into an engagement letter with respect to retention of JMP as financial and capital markets advisor in connection with the proposed Business Combination with Digital Virgo.

On November 17, 2022, the parties entered into the Business Combination Agreement, the Investor Rights Agreement, the Sponsor Support Agreement and the Forfeiture Agreement.

On November 17, 2022, the parties issued a joint press release and Goal filed a Current Report on Form 8-K announcing the proposed Business Combination.

In November 2022, Goal, Proskauer, Digital Virgo, Amala Partners and Winston had several virtual meetings and calls, some which included JMP and its counsel and Digital Virgo’s auditors, to discuss the financial statement requirements, the time to prepare GAAP financial statements, and the potential delays in the transaction that could result from the required time.

Beginning on November 21, 2022, Goal began considering the potential benefits of restructuring the transaction so that the acquirer would be a foreign holding company that would qualify as a foreign private issuer, both in terms of the financial statement requirements and other benefits for foreign private issuers.

In early December 2022, Goal and Digital Virgo agreed that the transaction be restructured so the acquirer was a foreign private issuer.

Subsequently, the parties discussed and analyzed different structures involving foreign private issuers and had numerous calls and virtual meetings to discuss the structure and various tax and other issues relating to using structures where a foreign holding company would be the acquirer in different jurisdictions.

On December 22, 2022, Goal and Digital Virgo had a call to discuss the structure and agreed to restructure the transaction to have Digital Virgo be the acquirer.

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On January 2, 2023, Digital Virgo’s Strategic Committee met and approved again the proposed Business Combination transaction, including the revised Business Combination Agreement, the Merger Agreement and related ancillary agreements.

Between late December 2022 and February 8, 2023, the parties had several calls and exchanged several drafts relating to the revised Business Combination Agreement and related ancillary agreements.

On February 7, 2023, the Board of Directors held a special board meeting and unanimously approved the Business Combination Agreement, the Merger Agreement, related ancillary agreements and the proposed Business Combination and Reincorporation Merger.

On February 8, 2023, the parties entered into the Amended and Restated Business Combination Agreement, the Merger Agreement, the A&R Investor Rights Agreement, the A&R Sponsor Support Agreement and the A&R Forfeiture Agreement.

The parties and their respective representatives have continued and expect to continue regular discussions regarding the closing of the proposed Business Combination.

Goal’s Board of Directors’ Reasons for the Approval of the Business Combination

The Board of Directors, in evaluating the Transactions, consulted with Goal’s management and advisors and its legal and financial advisors. In unanimously (i) resolving that it is in the best interests of Goal and its stockholders, and declaring it advisable, to enter into the Business Combination Agreement, (ii) approving the Business Combination Agreement and the Transactions, including the Business Combination, on the terms and subject to the conditions of the Business Combination Agreement, and (iii) adopting a resolution recommending the Business Combination Agreement be approved by Goal’s stockholders, the Board of Directors considered and evaluated a number of factors, including the factors discussed below. The Board of Directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Board of Directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Goal’s reasons for the Transactions and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The Board of Directors considered a number of factors pertaining to the Transactions as generally supporting its decision to enter into the Business Combination Agreement and the Transactions, including but not limited to, the following material factors:

Strategic Terms

The Board of Directors considered factors relating to Digital Virgo and the market in which it operates and, after reviewing the information provided by Digital Virgo and a due diligence review of Digital Virgo that included an analysis of Digital Virgo’s business model and forecasts, believes that:

●	Digital Virgo has been consistently profitable for the last seven years, with a track record of success in all economic environments.
●	Digital Virgo’s business model provides the opportunity for substantial long-term growth, including through the expansion of content, services, deepening of current market business, the development of its one destination hub, which is designed to provide one destination for customers’ mobile content entertainment and commerce needs, and expansion into North America and other territories.
●	There is a substantial market opportunity for Digital Virgo by targeting content and payment through mobile phones, with over 8 billion sim cards worldwide and the opportunity to provide the unbanked and underbanked owners of smartphones access to goods, content and services., in addition to targeting adults of other income levels who like the simplicity of the payment by phone modality.

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●	Digital Virgo benefits from its relationships with telecommunications operators, merchants and digital advertising platforms, including:
	○	Providing monetization, digital marketing and other related services to help operators, merchants, and digital advertising platforms optimize payment and monetize content, services, and audiences in sports, gaming, entertainment, kids content, urban mobility, and many other sectors.
	○	Digital Virgo partners with the world’s largest telecommunications companies, or “telcos”, with 140 telco operators and 300 merchant contracts worldwide. Digital Virgo offers telco customers media, sports, entertainment, gaming, kids and other content, payable via their phone bill. Digital Virgo’s integration into carrier systems and its advanced in house customer acquisition engine is a significant technology advantage, enabling precise user targeting and low marketing costs. Digital Virgo believes that its trusted carrier relationships, the majority of which it has partnered with for 10+ years, create a barrier to entry.

●	Digital Virgo’s leadership team has nearly 120 years of combined experience, including executive positions at publicly traded companies and has a track record of success both in organically growing the company and pursuing and integrating M&A targets.
●	Digital Virgo Shareholders will continue to hold a significant number of their shares, tying their interest to future share performance and ensuring complete alignment with shareholders.
●	Digital Virgo will benefit in the U.S. market and elsewhere from the Goal team’s relationships and experience in sports, media and other sectors.
●	Digital Virgo has relatively low leverage, particularly given the growth trajectory, and their current debt which is rates that are below current market rates.

Experienced management team. The Board of Directors believes that Digital Virgo has a management team comprised of proven and seasoned members that can effectively lead the combined company after the Business Combination.

Benefits of Digital Virgo operating as a Nasdaq-listed company. As a Nasdaq-listed company, the Board of Directors believes that Digital Virgo would be in a better position than it currently is to raise capital to support its growth and to pursue opportunistic acquisitions. It would also be able to provide additional incentives to key employees, both on the leadership team and more generally, by offering them publicly listed equity incentives.

Financial Terms

●	Goal stockholder’s ownership. Holders of outstanding shares of Goal Common Stock immediately prior to completion of the Business Combination will have the opportunity to participate in any growth and the future performance of the combined company.
●	Financial analysis conducted by Goal. The Board of Directors considered factors such as Digital Virgo’s historical financial results and projections, as well as valuations and trading of selected publicly traded companies. In the course of the discussions with Digital Virgo’s management, Goal’s management discussed the basis for the financial information and projections provided by Digital Virgo, including Digital Virgo’s assumptions in preparing its projections.
●	Opinion of Corporate Valuation Advisors. The Board of Directors considered the oral opinion of Corporate Valuation Advisors, subsequently confirmed by delivery of its written opinion, dated November 15, 2022, that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the Transactions are fair to the holders of the Company’s common stock from a financial point of view, as more fully described below under the section of this proxy statement captioned “The Business Combination-Opinion of Corporate Valuation Advisors.” The full text of the written opinion is attached as Annex G to this proxy statement and is incorporated by reference in this proxy statement in its entirety.

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●	Other Alternatives. The Board of Directors believes, after a thorough review of other business combination opportunities reasonably available to Goal and other alternatives, that the proposed Business Combination represents the best potential business combination for Goal and its stockholders and is more beneficial than other alternatives.

Transaction Terms

●	Terms of the Business Combination Agreement and the Related Agreements. The Board of Directors considered the terms and conditions of the Business Combination Agreement and the related agreements and the Transactions, including the Business Combination, including each party’s representations, warranties and covenants, the conditions to each party’s obligations and the termination provisions as well as the strong commitment by each of Digital Virgo and Goal to complete the Transactions.

●	Post-Combination Board of Directors. The Board of Directors considered the fact that the board of directors of the post-combination company would be a balanced and independent board of directors, which would include eight directors proposed by the Digital Virgo Shareholders and five directors proposed by the Sponsor.

●	Contribution of Goal’s team. The experience and deep relationships in sports, media and telcom, investments and brand building, is expected to promote Digital Virgo’s growth in the U.S. market and elsewhere.

The Board of Directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Transactions, including, but not limited to, the following:

●	Benefits May Not Be Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe, and that Digital Virgo might not meet its financial projections.
●	Closing Conditions. The fact that, while the Board of Directors believes that the conditions to the Closing are likely to be achieved, completion of the Transactions is conditioned on the satisfaction of certain closing conditions that are not within Goal’s control, including the condition that the Available Cash will be at least $20 million.
●	Goal Stockholders Holding a Minority Position in the Post-Combination Company. The risk that the Digital Virgo Shareholders will own a majority of the Digital Virgo Class A Ordinary Shares, and may have interests different from other Goal stockholders and the value of stockholders interests may be adversely affected by such control.
●	Litigation. The possibility of litigation challenging the Transactions or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Transactions.
●	Fees and Expenses. The fees and expenses associated with completing the Transactions.
●	Other Risks. Various other risks associated with the business of Digital Virgo, as described in the section entitled “Risk Factors,” appearing elsewhere in this proxy statement/prospectus/consent solicitation statement.
●	Interests of Certain Persons. Some officers and directors of Goal as well as the Sponsors and their affiliates have interests in the Transactions as individuals that are in addition to, and that may be different from, the interests of Goal’s stockholders. Goal’s independent directors reviewed and considered these interests during the negotiation of the Transactions and in evaluating and unanimously approving, as members of the Board of Directors, the Business Combination Agreement and the Transactions.
The Board of Directors concluded that the potential benefits that it expected Goal and its stockholders to achieve as a result of the Transactions outweighed the potentially negative factors associated with the Transactions. Accordingly, the Board of Directors unanimously determined that the Business Combination Agreement and the Transactions, were fair and advisable and in the best interests of Goal and its stockholders.

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Reasons for Reincorporation Merger

The sole reason for Goal merging with Goal Nevada is that Delaware law does not include a provision permitting a business combination through a share exchange. Ordinarily, a Delaware corporation that is engaged in a transaction similar to the Business Combination would structure the transaction as a triangular merger in which Goal would merge with a subsidiary of the Digital Virgo, with Goal as the surviving corporation and the shareholders of Goal receiving shares of Digital Virgo pursuant to the merger. Nevada law permits such share exchanges with approval of the Board of Directors and the approval of the holders of a majority of its outstanding common stock, which stockholder approval will be obtained from Goal, as the sole stockholder of Goal Nevada prior to the effectuation of the Reincorporation Merger, conditioned upon approval by the Goal stockholders of the Business Combination Proposal and the Reincorporation Proposal at the special meeting. By consummating the Reincorporation Merger prior to Closing, it will be possible to structure the Business Combination as a share exchange.

The Board of Directors determined that it was beneficial for the combined company to be a foreign private issuer because of the ability for Digital Virgo to continue to prepare its financial statements in IFRS, which expedited the time to prepare financial statements to be included in this proxy statement/prospectus, as well as creating cost savings for future filings, and to benefit from costs savings as a result of reduced reporting requirement applicable to foreign private issuers under the U.S. federal securities laws and relief from governance requirements of Nasdaq.

Opinion of Corporate Valuation Advisors

Goal engaged CVA to consider the proposed terms relating to the proposed Business Combination Agreement with Digital Virgo, and the consideration to be paid to the shareholders of Digital Virgo as part of the Business Combination and express its opinion as to whether the consideration to be paid to the shareholders of Digital Virgo is fair, from a financial point of view, to the holders of Goal’s Goal Common Stock pursuant to an engagement letter dated October 5, 2021. On November 13, 2022, CVA rendered its oral opinion (which was subsequently confirmed in writing) to Goal’s board of directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the consideration to be received by the Digital Virgo Shareholders as part of the Business Combination is fair, from a financial point of view, to the holders of Goal Common Stock.

The full text of CVA’s written opinion, dated as of November 15, 2022, is attached as Exhibit 10.8 to this proxy statement. CVA’s written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by CVA in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of CVA’s opinion and the methodology that CVA used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

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CVA’s opinion is for the use and benefit of the Goal’s board of directors and is rendered to the Goal’s board of directors in connection with its consideration of the Business Combination. CVA’s opinion is not intended to be and does not constitute a recommendation as to how the Goal’s board of directors should vote or act with respect to the Transaction. In rendering its opinion CVA assumed, at the direction of Goal’s management, that the terms of the Business Combination Agreement and Business Combination will be approved by Goal’s board of directors within the constraints contemplated by the Business Combination Agreement and Business Combination, respectively. CVA was not requested to address, and its opinion does not in any manner address, Goal’s underlying business decision to proceed with or effect the Business Combination or the likelihood of the consummation of the Business Combination. In addition, CVA expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Business Combination Agreement. CVA’s opinion does not address the relative merits of the Business Combination as compared to any other transaction or business strategy in which Goal might engage. CVA is not legal, tax, accounting, technology, science, or regulatory advisors, and CVA did not express any views or opinions as to any legal, tax, accounting, technology, science, or regulatory matters relating to Goal or Digital Virgo. CVA understood and assumed that Goal has obtained or will obtain such advice as it deems necessary or appropriate from qualified legal, tax, accounting, technology, science, regulatory, and other professionals.

In arriving at its opinion, CVA, among other things:

●	reviewed and analyzed an execution version of the Business Combination Agreement, dated as of November 17, 2022 and the specific terms of the Business Combination Agreement;

●	reviewed and analyzed certain publicly available business and financial information that CVA deemed to be generally relevant concerning Digital Virgo and the industry in which Digital Virgo operates;

●	reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Digital Virgo, including financial projections with respect to the future financial performance of Digital Virgo, prepared by management of Digital Virgo, as reviewed by Goal’s management;

●	reviewed and analyzed the balance sheets of Digital Virgo and Goal as of September 30, 2022, and June 30, 2022, respectively, and their combined balance sheet after taking into account the pro forma effects of the Business Combination,

●	reviewed and analyzed the capitalization of Digital Virgo and Goal and the expected pro forma capitalization of Goal immediately following the completion of the Business Combination,

●	reviewed and analyzed a comparison of the projected financial performance of Digital Virgo with those of other companies and businesses that CVA deemed relevant;

●	had discussions with the management of each of Goal and Digital Virgo concerning the business, operations, assets, liabilities, financial condition and prospects of both Goal and Digital Virgo; and

●	has undertaken such other studies, analyses and investigations as CVA deemed appropriate.

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In arriving at its opinion, CVA assumed and relied upon the accuracy and completeness of the financial and other information used by CVA without any independent verification of such information (and had not assumed responsibility or liability for any independent verification of such information). CVA also relied upon the assurances of the management of Goal that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Digital Virgo projections, upon the advice of Goal and Digital Virgo, CVA assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Digital Virgo as to the future financial performance of Digital Virgo and its subsidiaries and that Digital Virgo and its subsidiaries will perform in accordance with such projections. CVA assumed no responsibility for and CVA has expressed no view as to any such projections or estimates or the assumptions on which they are based. In arriving at its opinion, CVA did not conduct a physical inspection of the properties and facilities of Digital Virgo or Goal and has not made or obtained any evaluations or appraisals of the assets or liabilities of Digital Virgo or Goal. CVA did not evaluate the solvency or creditworthiness of Goal, Digital Virgo or the combined entities or any other party to the Business Combination Agreement, or whether Goal is paying or receiving reasonably equivalent value in the Business Combination under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor has CVA evaluated, in any way, the ability of Goal or Digital Virgo to pay their obligations when they come due. In addition, CVA relied on the assessments of Goal and Digital Virgo as to their ability to retain key employees, customers, suppliers, commercial relationships, and strategic partners and other key existing and contemplated future agreements, relationships and arrangements. In addition, CVA, at Goal’s direction, (i) assumed that each share of Goal Common Stock has a value of $10.00 per share (with such $10.00 value being based on the Goal IPO and Goal’s approximate cash per share of Goal Common Stock outstanding (excluding, for avoidance of doubt, the dilutive impact of outstanding founders shares or any warrants)), and (ii) evaluated the fairness of the Business Combination, from a financial point of view, to the holders of shares of Goal Common Stock. The total consideration to be paid to the shareholders of Digital Virgo will be $513,000,000 plus the amount of cash that Digital Virgo has at closing minus the amount of financial debt that Digital Virgo has outstanding at closing, which consideration will be comprised of $125,000,000 in cash, by the sale by Digital Virgo Shareholders and Digital Virgo of an aggregate of 12,500,000 Digital Virgo Class A Ordinary Shares for $10.00 per share in connection with a secondary offer with the PIPE Investors. The Digital Virgo Shareholders will retain an estimated [●] shares after the completion of the Share Sale and the completion of the Business Combination, the estimated value of which is [●]. In addition, if certain specified earnouts are met, up to an additional (i) 5,000,000 DV Earnout Shares will be issued and deposited within the Escrow Agent which will disburse the DV Earnout Shares to the Digital Virgo Shareholders, in whole or in part, after the Closing, if an earnout milestone based on EBITDA and a share price milestone are met and (ii) 1,293,750 Sponsor Earnout Shares will be issued and deposited with the Escrow Agent which will disburse the Sponsor Earnout Shares to the Sponsor, after the Closing, if a share price milestone is met.

In addition, CVA was not authorized by Goal to and did not, (a) initiate any discussions with, or solicit any indications of interest from any third parties with respect to any alternatives to the Business Combination, (b) participate in the structuring or negotiation of the Business Combination, (c) advise Goal’s board of directors or any other party with respect to alternatives to the Business Combination or (d) identify or introduce to Goal’s board of directors, Goal or any other party any prospective investors, lenders or other participants in the Business Combination. CVA’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion letter. CVA assumed no responsibility for updating or revising its opinion based on events or circumstances that may occur after the date of its opinion letter. CVA’s opinion addresses only the fairness, from a financial point of view, to the holders of Goal’s Common Stock. CVA expressed no opinion as to, and its opinion did not address, any other terms, aspects, or implications of the Business Combination or the Business Combination Agreement or any related agreements, including, without limitation, (i) any term or aspect of the Business Combination that is not susceptible to financial analysis, (ii) the appropriate capital structure of Goal or whether Goal should be issuing debt or equity securities or a combination of both, and (iii) the prices at which securities of Goal may trade, be purchased or sold at any time, including following announcement or consummation of the Business Combination. CVA’s opinion should not be viewed as providing any assurance that the market value of the securities of Goal to be held by the holders of shares of Goal’s Common Stock or any other security holders of Goal after the consummation of the Business Combination will be in excess of the market value of the shares of Goal Common Stock or other securities of Goal owned by such security holders at any time prior to the announcement or consummation of the Business Combination. In addition, CVA made no representation or warranty regarding the adequacy of the opinion or the analyses underlying the opinion for the purpose of Goal’s compliance with the terms of its constituent documents, the rules of any securities exchange or any other general or particular purpose.

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CVA assumed that the executed Business Combination Agreement will conform in all material respects to the last draft reviewed by CVA. Additionally, CVA assumed the accuracy of the representations and warranties contained in the Business Combination Agreement and all agreements related thereto. CVA also assumed, at the direction of Goal’s management, that all material governmental, regulatory and third party approvals, consents and releases for the Business Combination will be obtained within the constraints contemplated by the Business Combination Agreement and that the Business Combination will be consummated in accordance with the terms of the Business Combination Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. CVA did not express any opinion as to any tax or other consequences that might result from the Business Combination, nor did CVA’s opinion address any legal, tax, regulatory or accounting matters, as to which CVA understood that Goal had obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, CVA performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, CVA did not ascribe a specific range of values to the shares of Goal Common Stock but rather made its determination as to fairness, from a financial point of view, to the holders of shares of Goal Common Stock, in the Business Combination pursuant to the Business Combination Agreement, is fair to the holders of shares of Goal Common Stock, on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, CVA made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, CVA believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses used by CVA in preparing its opinion for Goal’s board of directors. The summary of CVA’s analyses and reviews provided below is not a complete description of the analyses and reviews underlying CVA’s opinion.

For the purposes of its analyses and reviews, CVA made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Goal or any other parties to the Business Combination. No company, business or transaction considered in CVA’s analyses and reviews is identical to Goal, Digital Virgo or the Business Combination, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies, businesses or transactions considered in CVA’s analyses and reviews. None of Goal, Digital Virgo, CVA or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of companies, businesses or securities do not purport to be appraisals or reflect the prices at which the companies, businesses or securities may actually be sold. Accordingly, the estimates used in, and the results derived from, CVA’s analyses and reviews are inherently subject to substantial uncertainty.

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The summary of the financial analyses and reviews summarized below include information presented in tabular format. In order to fully understand the financial analyses and reviews used by CVA, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of CVA’s analyses and reviews.

Selected Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values of Digital Virgo by reference to those companies, CVA reviewed and compared specific financial and operating data relating to Digital Virgo with selected companies that CVA deemed comparable to Digital Virgo. The selected comparable companies with respect to Digital Virgo were:

Boku, Inc. Bango PLC Deluxe Corporation Euronet Worldwide, Inc. Fidelity National Information Services, Inc. Fiserv, Inc. Shift4 Payments, Inc. Amazon.com, Inc. Netflix, Inc.

CVA calculated and compared various financial multiples and ratios of Digital Virgo and the selected comparable companies. As part of its selected comparable company analysis, CVA calculated and analyzed each company’s ratio of its total enterprise value (“TEV”) (calculated as market value of the relevant company’s diluted common equity based on its closing stock price as of September 30, 2022, plus, as of the relevant company’s most recently reported quarter end, preferred stock, net debt and, where applicable, book value of noncontrolling interests) to its trailing twelve month and projected revenue and EBITDA based on Wall Street analyst consensus forecasts for the 2022 and 2023 calendar. All of these calculations were performed and based on publicly available financial data. The results of this selected comparable company analysis are summarized below in the following TEV / Revenue multiples:

Benchmark	High		Low		Median		Average (1)
TTM 09/22 Revenue	9.56	x	1.20	x	4.95	x	3.78	x
TTM 09/22 EBITDA	55.58	x	6.18	x	21.36	x	15.39	x
Estimated 2022 Revenue	7.31	x	1.21	x	4.92	x	3.30	x
Estimated 2022 EBITDA	57.13	x	6.47	x	16.27	x	11.84	x
Projected 2023 Revenue	5.84	x	1.19	x	4.55	x	3.64	x
Projected 2023 EBITDA	21.40		6.26	x	13.09	x	12.36	x
(1) Excludes Outliers

CVA selected the comparable companies listed above because their businesses and operating profiles are reasonably similar to those of Digital Virgo. However, because no selected comparable company is exactly the same as Digital Virgo, CVA believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, CVA also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Digital Virgo and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Digital Virgo and the companies included in the selected company analysis. CVA further calculated the respective (i) implied ranges of Digital Virgo equity value by subtracting from the implied Digital Virgo TEV ranges the net debt of Digital Virgo, as of September 30, 2022, provided by management of Digital Virgo, as reviewed and approved by Goal and authorized for CVA’s use by Goal. The following summarizes the result of these calculations:

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Benchmark	Implied Digital Virgo Business Enterprise Value Reference Range	Digital Virgo Transaction Enterprise Value
TTM 09/22 Revenue and EBITDA	$615 million - $634 million	$513 million
Estimated 2022 Revenue and EBITDA	$443 million - $508 million	$513 million
Projected 2023 Revenue and EBITDA	$504 million - $562 million	$513 million

Discounted Cash Flow Analysis

In order to estimate the present value of Digital Virgo’s equity value, CVA performed a discounted cash flow analysis of Digital Virgo. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the present value of estimated future cash flows of the asset. Present value refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated enterprise value of Digital Virgo using the discounted cash flow method, CVA added (i) Digital Virgo’s projected after-tax unlevered free cash flows for fiscal years 2022 through 2026 based on the Digital Virgo projections, discounted to its present value using a range of selected discount rates to (ii) the terminal value of Digital Virgo, as of September 30, 2026, discounted to its present value using a range of selected discount rates. The after-tax unlevered free cash flows were calculated by taking net income, adding back net financial items, depreciation and amortization and subtracting investments in plant, property and equipment and change in net working capital. The value of Digital Virgo at the end of the forecast period, or terminal value, was estimated by relying upon the Gordon Growth Model and/or the H-Model. The Gordon Growth Model estimates a terminal value through the capitalization of a stabilized amount that is assumed to grow annually at a constant growth rate. The H-Model breaks down terminal cash flows into a two-stage model to reflect changes in growth rates in each stage. An after-tax discount rate of 10.8% was selected based on an analysis of the weighted average cost of capital of Digital Virgo and the comparable companies. The following summarizes the result of these calculations:

Implied Digital Virgo Business Enterprise Value Reference Range	Digital Virgo Transaction Enterprise Value
$495 million - $551 million	$513 million

General

CVA is an independent valuation firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, and valuations for estate, corporate and other purposes. Goal’s board of directors selected CVA because of its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally. CVA does not provide any investment banking services.

Goal provided the following indemnification. Goal will, to the fullest extent allowable by law, indemnify and defend CVA and each of its employees, directors, contractors and agents against, and hold them harmless from and against, all Losses related to or arising out of this engagement, the Opinion and/or our services hereunder unless such losses are finally judicially determined to be caused by the gross negligence or willful act or omission of a CVA employee, contractor, or agent in performing such services hereunder.

In selecting CVA, our Board of Directors considered, among other things, the fact that CVA is a reputable valuation firm with experience in providing strategic advisory services, and received recommendations for CVA from third parties. CVA is engaged in the valuation of businesses and their securities in connection with corporate and financial reporting purposes.

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CVA is entitled to a fee of $80,000 in connection with its engagement to render the Opinion. No portion of the fee is contingent upon consummation of the Business Combination and no portion of the fee is creditable against any advisory fee. CVA will not receive any other significant payment or compensation contingent upon the successful consummation of the Business Combination. In addition, Goal has agreed to indemnify CVA for certain liabilities arising out of its engagement.

Projected Financial Information

Digital Virgo does not, as a matter of course, make public projections as to future sales, earnings, or other results. The projections were requested by the management of Digital Virgo to present key elements to the forecasts provided to Goal in connection with its evaluation of the proposed transaction. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Digital Virgo’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Digital Virgo. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. The projected financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, Digital Virgo’s management. Neither Marcum LLP nor BF Borgers CPA PC has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying projected financial information and, accordingly, neither Marcum LLP nor BF Borgers CPA PC expressed an opinion or any other form of assurance with respect thereto. Marcum LLP’s and BF Borgers CPA PC’s reports included in this document relates to Goal’s and Digital Virgo’s previously issued financial statements, as applicable. The reports do not extend to the projected financial information and should not be read to do so.

The projections are forward-looking statements that are based on assumptions and estimates that are inherently uncertain and, though considered reasonable by Digital Virgo’s management as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties, as described in the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” The prospective financial information is subjective in many respects; and since the prospective financial information covers multiple years, and because certain material assumptions which underlie such prospective financial information reflect the occurrence or non-occurrence of future events, as further described below, that information by its nature becomes less predictive with each successive year.

Accordingly, there can be no assurance that the prospective results are indicative of the future performance of Digital Virgo or that actual results will not differ materially from those presented in the prospective financial information. Furthermore, the prospective financial information does not take into account any circumstances or events occurring after the date that information was prepared.

The projections were developed in good faith by Digital Virgo’s management based on the best available information, estimates and material assumptions set forth below.

The projected financial information included in this proxy statement/prospectus includes certain non-IFRS financial measures, including Adjusted EBITDA. Digital Virgo’s management included these non-GAAP financial measures because it believes they are useful in evaluating Digital Virgo’s operating performance, as they are similar to measures reported by Digital Virgo’s public competitors and are regularly used by security analysts, institutional investors, and other interested parties in analyzing operating performance and prospects.

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Digital Virgo defines Adjusted EBITDA as the Recurring Operating Profit in accordance with IFRS (Operating Profit excluding non-current costs and revenues), excluding IFRS 16 impact, plus the depreciation, amortization and impairment of non-current assets excluding the depreciation charges for the right-of-use assets, plus the stock-based compensation expenses (consumption of the fair value of free shares and stock options granted to employees and managers).

Digital Virgo defines non-GAAP gross profit as revenue less cost of revenues. Non-GAAP gross margin is defined as Digital Virgo’s non-GAAP gross profit divided by total revenues. Digital Virgo’s management believes non-GAAP gross profit and non-GAAP gross margin can provide a useful measure of Digital Virgo’s core performance over time as they eliminate the impact of non-cash expenses and allow a direct comparison of Digital Virgo’s cash operations and ongoing operating performance between periods.

Non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in Digital Virgo’s industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation is provided below for the non-GAAP financial measures to the most directly comparable financial measures stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, and not to rely on any single financial measure to evaluate Digital Virgo’s business.

Inclusion of the prospective financial information in this proxy statement/prospectus should not be regarded as a representation by Digital Virgo, Goal or any other person that the results contained in the prospective financial information will be achieved, and should not be regarded as an indication that Goal, the Board of Directors or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections may be materially different than actual results. We will not refer back to the financial projections in our future periodic reports filed under the Exchange Act.

Neither Goal nor Digital Virgo expects to generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations. Accordingly, except to the extent required by applicable federal securities laws, neither Goal nor Digital Virgo intends to update or otherwise revise the prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events.

The financial projections are being provided solely to present information available to the parties at the time they were prepared and exchanged. They have not been and will not be updated for any events that occurred after their preparation, or the effects of any such events on Digital Virgo’s operations and financial condition and results. Except to the extent required by applicable federal securities laws, by including in this proxy statement/prospectus a summary of the financial projections for Digital Virgo, Goal undertakes no obligations and expressly disclaims any responsibility to update or revise, or publicly disclose any update or revision to, these financial projections to reflect circumstances or events (such as the Covid-19 pandemic), including unanticipated events, that may have occurred or that may occur after the preparation of these financial projections, even in the event that any or all of the assumptions underlying the financial projections are shown to be in error or change.

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The key elements of the projections provided by management of Digital Virgo to Goal are summarized in the table below:

The following is a summary of the principal assumptions used by Digital Virgo management in preparing the projected financial information.

Revenue

One Destination Content & Commerce Delivery

1.	Determined based on percentage of total revenue (year to date as of the third quarter of 2022) of 81%.
2.	Assumed compound annual growth rate of 10.8% for each of the years 2022-2026
3.	Building on the subscriber customer base acquired through advertising investments over the past three years (from 2020 to 2022: €260m+), Digital Virgo’s strategy is based on the following pillars:
	a.	Geographic expansions (English Speaking Africa, Latin America);
	b.	Extension of the number of telecom operator connections (all locations);
	c.	Enrichment of the catalog of contents (diversity and premiumization) to improve average revenue per unit, decrease cost per action and address new customers;
	d.	Development of distribution channels with local telecom operators (white label agreements and bundle offers);
	e.	Focus on areas with large customer bases (example: Nigeria);
	f.	Improve the efficiency of the use of IT tools that drive operations;
	g.	Increase the number of payment channels with additional payment methods (like mobile money).

Customer Acquisition and Digital Marketing Engine

1.	Determined based on a percentage of total revenue (year to date as of the third quarter of 2022) of 12%.
2.	Assumed compound annual growth rate of 10.8% for each of the years 2022 to 2026.
3.	Customer acquisition and digital marketing engine activity is mainly driven by the Addict Mobile subsidiary.
4.	The legal entity created by Addict Mobile in the USA is a key asset to develop this business line on the American domestic market. The launch of activities has been postponed to 2023 due to the COVID-19 pandemic, which did not allow the American legal entity to be structured from the know-how located in France.

Telco Billing

1.	Determined based on a percentage of total revenue (year to date as of the third quarter of 2022 of 7%.

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2.	Assumed compound annual growth rate of 9.9% for each of the years 2022-2026.
3.	Digital Virgo’s strategy is based on signing partnerships with international editors and distributors of premium content (music, streaming, etc. This revenue stream allows the distribution of content on behalf of merchants using the same technology as the One Destination Content Commerce Delivery platform.
4.	Starting with a strong presence in France, Spain and Poland, Digital Virgo intends to develop its telco billing activities in territories (Middle East, Latin America) where it is already present and connected to telcos for its other activities.

Adjusted EBITDA

In the Customer Acquisition and Digital Marketing Engine business model, higher revenues (increase of on board revenues generated by subscribers acquired in prior periods) generate additional financial resources invested for advertising to attract new subscribers, which is the basis of the trend towards stable gross profit margin.

Outside of this recurring business model, advertising campaigns to break into new territories, investment in premium content catalogs and increase of high budget clients (Telco Billing and Customer Acquisition Digital Marketing Engine activities) have resulted in higher volume but lower margins, which impacts consolidated gross profit margin (24% in 2022 is assumed to decline from 23% to 9% 2023 - 2026).

At the same time, operating costs (excluding non-current items, currency effect and amortization) are assumed to increase by an average of 6.5%+ (compound annual growth rate) from 2022 – 2026 to support Digital Virgo’s development while being optimized with the following main points:

1.	Payroll is assumed to increase from 7.5% compound annual growth rate from 2022 to 2026, which includes recruitments to support growth and annual salary increase.
2.	Moderate growth in external technical costs is assumed due to optimization of IT platforms accompanied by an increase in the capitalization of internal technical costs corresponding to the enrichment of the functionalities of the platforms.
3.	Sales and G&A costs under control each year with an effect of scale.

As a result, adjusted EBITDA is assumed to maintain a compound annual growth rate of 11% higher than the growth of the gross profit margin.

Reconciliation of Non-IFRS Measures

The following reconciles the non-IFRS measures used in the projections to Digital Virgo’s historical financial statements.

Satisfaction of 80% Test

Nasdaq rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the trust account (excluding the EarlyBirdCapital Advisory Fee and taxes payable on the interest earned on the trust account) at the time of our signing a definitive agreement in connection with our initial Business Combination.

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As of January 5, 2023, the value of the assets held in the trust account was approximately $262,220,950 million (excluding the EarlyBirdCapital Advisory Fee, and taxes payable on the income earned on the trust account), 80% of which is equal to approximately $209,776,760 million. In reaching its conclusion that the Business Combination meets such 80% test, our Board of Directors reviewed the anticipated enterprise value of Digital Virgo of approximately $[●] billion implied by considering the aggregate equity value of approximately $[●] billion less approximately $[●] million in net cash.

In determining whether the enterprise value described above represents the fair market value of Digital Virgo, our Board of Directors considered all of the factors described above in this section and the fact that the purchase price for Digital Virgo was the result of an arm’s length negotiation. As a result, our Board of Directors concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the trust account (excluding the EarlyBirdCapital Advisory Fee and taxes payable on the income earned on the trust account).

In determining whether the enterprise value described above represents the fair market value of Digital Virgo, our Board of Directors considered all of the factors described in the section entitled “The Business Combination Proposal — Goal’s Board of Directors’ Reasons for the Approval of the Business Combination,” and our Board of Directors concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the trust account. In light of the financial background and experience of the members of Goal’s management team and board of directors, our board of directors believes that the members of Goal’s management team and board of directors are qualified to determine whether the Business Combination meets the 80% test. Our board of directors did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% test has been met.

Expected Accounting Treatment of the Business Combination

The Business Combination will be accounted for using the asset acquisition method of accounting under IFRS, were, for accounting purposes, Digital Virgo is considered to be acquiring Goal. To determine the accounting for this transaction under IFRS, a company must assess whether an integrated set of assets and activities should be accounted for as an acquisition of a business or an asset acquisition. The guidance requires an initial screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single asset or group of similar assets. If that screen is met, the set is not a business. In connection with the Business Combination, substantially all the fair value is included in marketable securities held in the Trust Account and, as such, the acquisition will be treated as an asset acquisition. Goal’s assets and liabilities will be measured and recognized at their relative fair values, as estimated in good faith by management, and allocated to the net assets acquired as of the transaction date, and combined with the assets, liabilities, and results of operations of Digital Virgo on consummation of the Business Combination. The reported consolidated financial condition and results of operations of the combined company after completion of the Business Combination will reflect these fair values.

Regulatory Matters

At any time before or after consummation of the Business Combination, notwithstanding termination of the respective waiting periods under the HSR Act, the Department of Justice or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Goal cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, Goal cannot assure you as to its result.

Neither Digital Virgo nor Goal are aware of any material regulatory approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

Approval of the Business Combination Proposal requires the affirmative vote of the majority of the shares of common stock then outstanding. Abstentions and broker non-votes will have the effect of a vote against the Business Combination Proposal. The Business Combination cannot be completed unless the Business Combination Proposal is approved by the affirmative vote of the holders of a majority of the shares of common stock then outstanding.

Recommendation of Goal’s Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of Goal’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Goal and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Goal’s Directors and Officers in the Business Combination” for a further discussion.

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MATERIAL FRENCH TAX CONSIDERATIONS

General

The following discussion sets forth the material French tax consequences to non-French Holders and to French Holders (as defined below) of (i) the Business Combination to holders of Goal Common Stock (excluding any redeemed shares) and Goal Warrants as well as to Goal and the Combined Company, (ii) the acquisition, ownership and disposition of securities in the Company received in the Business Combination, and (iii) the exercise of redemption rights by Goal Stockholders.

This discussion is based on the laws, regulations, practice and applicable tax treaties in force in France as of the date of the present document, all of which are subject to change, possibly with retroactive effect. The discussion also assumes that (i) the Reincorporation Merger will qualify as a merger pursuant to French law, (ii) the exchange of Goal Nevada Common Stock and Goal Warrants against, respectively, Digital Virgo Shares and Digital Virgo Warrants, will qualify as an exchange pursuant to French law, (iii) the sole consideration received by the holders of Goal Common Stock at the end of the Reincorporation Merger and the plan of exchange will be Digital Virgo Shares and Digital Virgo Warrants (excluding redeemed shares) and (iv) Digital Virgo is treated as a tax resident of France, under French tax legislation and any applicable tax treaty, on the Effective Time.

For purposes of this discussion, the term “French individual” is used to mean an individual who:

○	is domiciled and a resident of France for tax purposes;

○	is subject to personal income tax in France (impôt sur le revenu);

○	owns the Goal Common Stock or Digital Virgo Shares (and, as the case may be, Goal or Digital Virgo Warrants) as part of the individual’s private portfolio and does not hold Goal Common Stock or Digital Virgo Shares (and, as the case may be, Goal or Digital Virgo Warrants) through a fixed base located outside of France or an enterprise that carries out an industrial, commercial, farming or other professional activity;

○	does not carry out stock market transactions under conditions similar to those which define an activity carried out by a person conducting such operations on a professional basis; and

○	does not hold and has not acquired the Goal Common Stock or Digital Virgo Shares (and, as the case may be, Goal or Digital Virgo Warrants) through a company savings plan (plan d’épargne d’entreprise) or a group savings plan (plan d’épargne de groupe) or through a stock option plan or a performance share plan.

The term “French legal entity” is used to mean a legal entity that:

○	is a French tax resident subject to corporate income tax in France (impôt sur les sociétés);

○	does not own its interest in Goal or Digital Virgo through a permanent establishment outside France; and

○	does not hold an interest in Goal or Digital Virgo that would qualify as participation shares (titres de participation) or represent at least five percent (5%) of Goal’s or Digital Virgo’s share capital or voting rights.

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The term “French Holders” is used to mean:

○	a French individual; or

○	a French legal entity.

The term “Non-French-resident Holders” is used to mean holders of Goal Common Stock and Digital Virgo Shares after completion of the Business Combination (and, as the case may be, Goal and Digital Virgo Warrants) that are not residents in France for tax purposes, that do not carry out a trade or operate a business through a branch or agency or permanent establishment or fixed base in France to which their Goal Common Stock are attributable and that do not hold (and have not held at any time during the past five years), directly or indirectly, alone or together with their spouse, ascendants and descendants, 25% or more of the financial rights in Goal.

This discussion is only a summary of the French tax regime applicable under French legislation and does not constitute an exhaustive description of, nor a legal opinion on, all the French tax consequences that may apply to Goal stockholders before or after the transactions described herein. It does not address all aspects of French taxation that may be relevant in light of the specific circumstances of particular investors, some of whom may be subject to special tax rules.

We have not sought, and do not intend to seek, a ruling from French tax authorities as to any French tax consequences described herein.

The French Tax Authorities (“FTA”) may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

ALL INVESTORS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM IN THE FRAME OF TRANSACTIONS DESCRIBED HEREIN AND IN PARTICULAR THE BUSINESS COMBINATION AND THE OWNERSHIP AND DISPOSITION OF SECURITIES OF THE COMBINED COMPANY, INCLUDING THE APPLICABILITY AND EFFECT OF ANY LOCAL, FOREIGN AND OTHER TAX LAWS.

Tax Residence of Digital Virgo

Digital Virgo is treated as a French tax resident pursuant to Section 209 of the French tax code since it carries out a business in France and more generally under tax treaties signed by France since its place of effective management is situated in France. As a result it is subject to corporate income tax on activities carried out in France and those performed abroad but which taxation is awarded to France pursuant to a tax treaty. Note that Digital Virgo may also be treated as a U.S. corporation for U.S tax purposes. Please refer in that regard to the Material U.S. Federal Income Tax Considerations (“Tax Residence of the Combined Company”).

Tax treatment of the Business Combination

The parties intend that the Business Combination will qualify as a tax-free exchange under Sections 150-0 B, 38-7, 38-7 bis, 210-0 A and 210-B of the French Tax Code. As a result, as long as the transactions qualify as a merger, contribution or exchange according to French law, and subject to specific commitments to be taken, as the case may be, by the relevant party, holders of the Goal Common Stock generally should not recognize gain or loss for French tax purposes.

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Tax consequences to Non-French-Resident Holders of Goal Common Stock

The Business Combination

Generally speaking, no material French tax consequences should arise to U.S. Holders (“U.S. Holders”) of Goal Common Stock in the frame of the following transactions:

-	Domestic merger between Goal Acquisitions Corp. and Goal Acquisitions Nevada Corp. (Reincorporation Merger);
-	Redemption of the Goal Public Shares by Goal Nevada;
-	Exchange of Goal Nevada Common Stock for Digital Virgo Shares, carried out by Sponsor shareholders and Goal non-redeeming shareholders; and
-	Exchange of Goal Warrants for Digital Virgo Warrants, carried out by Sponsor shareholders and Goal non-redeeming shareholders.

Ownership and disposition of Securities of the Combined Company

Dividend Taxation

When they benefit non-French-resident, dividends distributed by French companies are, in principle, subject to withholding tax, but it also depends on the application of any income tax treaty that might apply to reduce such withholding taxes.

Pursuant to Sections 119 bis, 2 and 187, 1 of the French Tax Code, the withholding tax rate is:

-	12.8% for individuals;
-	15% for non-profit entities;
-	75% for amounts distributed and paid to an account situated in a non-cooperative state; or
-	Equal to the standard French corporate income tax rate (i.e. 25%) for other legal entities.

The jurisdiction in which you are subject to tax on this dividend may award you a foreign tax credit allowing to minimize or avoid double-taxation.

Capital Gain Taxation

According to Sections 244 bis B and 244 bis C of the French Tax Code, the sale of Digital Virgo Shares or Digital Virgo Warrants by non-French-Resident Holders should not be taxable in France. However, please note that any holder domiciled, established or incorporated in a non-cooperative state may be subject to a 75% withholding tax.

Investors should consult their tax advisors as to the tax consequences of the receipt of dividends or the sale of Digital Virgo Shares.

Tax consequences to French Holders

The Business Combination

Domestic merger between Goal Acquisitions Corp. and Goal Acquisitions Nevada Corp. (Reincorporation Merger)

Under Sections 115-1 and 121-1 of the French Tax Code, the issuance of Goal Nevada Common Stock by Goal Nevada to Goal shareholders in consideration for their Goal common Stock should not be considered as a distribution of income.

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French Individuals

Pursuant to Section 150-0 B of the French Tax Code, any capital gain or loss realized by a French individual upon the exchange of their Goal Common Stock for Goal Nevada Common Stock pursuant to the Reincorporation Merger should not be taken into account for the purposes of determining such individual’s personal income tax for the calendar year in which the exchange occurs.

If you are a French individual, the application of such tax deferral regime will result in the following:

●	you will not be required to declare on your tax returns for the relevant year the capital gain or loss realized upon the exchange of your Goal Common Stock for Goal Nevada Common Stock. Any capital gain arising from such exchange will be deferred for French tax purposes. This tax deferral applies automatically; and

●	it will not be possible to use any capital loss arising from the exchange of Goal Common Stock for Goal Nevada Common Stock to offset capital gains realized.

This tax deferral will cease upon, notably, disposal, buy-back, redemption or cancellation of the Goal Nevada Common Stock received in exchange for Goal Common Stock pursuant to the Reincorporation Merger. The net capital gain or loss realized at the time of a subsequent sale or other disposition of Goal Nevada Common Stock will be calculated by reference to the acquisition price or value for tax purposes of the Goal Common Stock exchanged pursuant to the Reincorporation Merger and will be subject to personal income tax and related social levies under the tax regime applicable to sales of securities at the time of the subsequent sale.

French Legal Entities

Pursuant to Section 38-7 bis of the French Tax Code, any capital gain or loss realized by a French legal entity upon the exchange of its Goal Common Stock for Goal Nevada Common Stock, according to the Reincorporation Merger should, upon election, be deferred and included in the relevant French legal entity’s taxable income for the financial year in which the shares received in exchange are later disposed of.

If you are a French legal entity and an election for such tax deferral treatment is made, the application of the said regime will result in any capital gain or loss resulting from the subsequent disposal of Goal Nevada Common Stock received pursuant to the Reincorporation Merger being computed by reference to the tax basis of your Goal Common Stock exchanged for the Goal Nevada Common Stock. You will then be subject to special reporting requirements on an annual basis pursuant to Section 54 septies of the French Tax Code. Failure to report or to file accurate and complete documents required by the aforementioned section may result in a penalty equal to five percent (5%) of the amount not properly reported.

The gain or loss included in your taxable income for the financial year in which the subsequent disposal occurs would be subject to the tax treatment applicable to Goal Nevada Common Stock as of that date.

In the absence of an election for the application of the tax deferral treatment, provided that the shares do not qualify as a “participation” under French Law (Section 219, I-A quinquies of the French Tax Code), any capital gain realized by a French legal entity upon the exchange of Goal Common Stock for Goal Nevada Common Stock pursuant to the Reincorporation Merger will be subject to corporate income tax at the relevant standard rate applicable to such French legal entity, increased, as the case may be, by an additional contribution of 3.3% which is assessed on the corporate income tax due, after deduction of an allowance that may not exceed €763,000 per 12-month period (Section 235 ter ZC of the French Tax Code).

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A gain should basically be realized to the extent the amount redeemed exceeds the amount invested by the French entity in Goal Common Stock.

Also, any capital loss incurred as a result of the exchange of Goal Common Stock for Goal Nevada Common Stock pursuant to the Reincorporation Merger may be deductible from the taxable income subject to corporate income tax (provided that the shares do not qualify as a “participation” under French law).

Redemption of the Goal Public Shares by Goal Acquisitions Nevada Corp.

It is assumed that the Redemption of the Goal Public Shares by Goal Acquisitions Nevada Corp. will be treated as a sale. If not, the investor should consult their own tax advisors.

French Individuals

Pursuant to Sections 150-0 A and s., 158, 6 bis and 200 A of the French Tax Code, net capital gains realized on the redemption of Goal Nevada Common Stock by a French individual will be subject to personal income tax at a 12.8% flat tax, without application of any rebate.

A gain should basically be realized to the extent the amount redeemed exceeds the amount invested by the French individual in Goal Nevada Common Stock (which should be equal to the amount invested in Goal Common Stock prior to the Reincorporation Merger).

Alternatively, pursuant to Section 200 A of the French Tax Code, it would be possible to elect, before the deadline related to the filing of the personal income tax return for the applicable year, that such capital gains be taken into account for the purposes of the determination of the net global income subject to the progressive personal income tax rate scale. The election is global, irrevocable and applies on a yearly basis to all types of income normally falling within the scope of the 12.8% flat tax.

If such an election is made, the net capital gains derived from the sale of Goal Nevada Common Stock, provided that the Goal Common Stock exchanged for Goal Nevada Common Stock under the Reincorporation Merger have been acquired or subscribed by the French individual before January 1, 2018 (see below), will be taken into account for the purposes of the determination of the net global income subject to the progressive personal income tax rate scale after application of a rebate in accordance with Section 150-0 D, 1 ter of the French Tax Code equal to, subject to certain exceptions:

●	50% of their amount if the shares have been held for at least two (2) years but less than eight years at the time of their disposal; and

●	65% of their amount if the shares have been held for at least eight (8) years at the time of their disposal.

Subject to exceptions, this holding period will be computed as from the subscription date or acquisition date of the Goal Common Stock. In any case, no such rebate will apply to Goal Nevada Common Stock acquired or subscribed on or after January 1, 2018.

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Capital losses incurred by a French individual during a calendar year may be offset against capital gains of the same nature realized in the same calendar year or the ten (10) following calendar years. French individuals with reportable net capital losses or realizing a loss upon the disposal of Goal Nevada Common Stock are invited to consult their own tax advisors in order to analyze the rules governing the use of such losses.

The net capital gains resulting from the sale of Goal Nevada’s Common Stock will also be subject to social levies at an overall rate of 17.2%, without any rebate, of which 6.8% will be deductible from the aggregate taxable income of the taxpayer of the year during which they are paid, if and only if an election for the taxation based on the progressive income tax rate scale is filed.

In addition, the exceptional contribution on high incomes set forth in Section 223 sexies of the French Tax Code may also apply depending on the reference taxable income of the French individual (see “Dividend Taxation—French Individuals”), it being specified that the reference taxable income will include the capital gains resulting from the disposal of the Goal Nevada Common Stock by the French individual.

The disposal of the Goal Nevada Common Stock should trigger the termination of tax deferral or rollover regimes from which a French individual may have benefited with respect to prior transactions, including the Reincorporation Merger. For additional details, please refer to the sub-section entitled “—Exchange of Goal Common Stock for Digital Virgo Shares)—French Holders of Goal Common Stock—French Individuals”.

French legal entities

Capital gain realized upon the transfer of Goal Nevada Common Stock by a French legal entity will generally be subject to corporate income tax at the relevant standard tax rate applicable to such French legal entity, increased, as the case may be, by an additional contribution of 3.3% assessed on the corporate income tax due, after deduction of an allowance that may not exceed €763,000 per 12-month period (Section 235 ter ZC of the French Tax Code).

A gain should basically be realized to the extent the amount redeemed exceeds the amount invested by the French entity in Goal Nevada Common Stock (which should be equal to the amount invested in Goal Common Stock prior to the Reincorporation Merger).

Capital losses incurred as a result of a transfer of Goal Nevada Common Stock by a French legal entity will in principle be deductible from taxable income subject to corporate income tax assuming that the shares do not qualify as “participation” within the meaning of Section 219, I-A quinquies of the French Tax Code.

Please also note that the disposal of the Goal Nevada Common Stock received by a French legal entity in exchange for Goal Common Stock pursuant to the Reincorporation Merger should trigger the termination of tax deferral or rollover regimes from which the French legal entity may have benefited with respect to prior transactions, including the Reincorporation Merger. For additional details, please refer to the sub-section entitled “—Exchange of Goal Nevada Common Stock for Digital Virgo Shares—French Legal Entities”.

Exchange of Goal Nevada Common Stock for Digital Virgo Shares carried out by Sponsor shareholders and Goal non-redeeming shareholders

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French Individuals

Pursuant to Section 150-0 B of the French Tax Code, any capital gain or loss realized by a French individual upon the exchange of their Goal Nevada Common Stock for Digital Virgo Shares should not be taken into account for the purposes of determining such individual’s personal income tax for the calendar year in which the exchange occurs.

For additional details, please refer to the sub-section entitled “—Domestic merger between Goal Acquisitions Corp. and Goal Acquisitions Nevada Corp. —French Individuals”.

French Legal Entities

Pursuant to Sections 38.7 bis or Section 210-B of the French Tax Code, any capital gain or loss realized by a French legal entity upon the exchange of its Goal Nevada Common Stock for Digital Virgo Shares may, upon election, be deferred and included in the relevant French legal entity’s taxable income for the financial year in which the shares received in exchange are later disposed of.

Section 210-B of the French Tax Code should apply inter alia to the extent holders of Goal Nevada Common Stock all exchange at the same time (as defined under the French administrative guidelines: BOI-IS-FUS-20-40-20, § 10) more than 50% of Goal Nevada Common Stock for Digital Virgo Shares.

For additional details in particular if the election is not made, and that a capital loss is realized upon this exchange of shares, please refer to the sub-section entitled “—Domestic merger between Goal Acquisitions Corp. and Goal Acquisitions Nevada Corp. —French Legal Entities”.

French Legal Entities are invited to consult their own advisor to ensure adequate treatment of the exchange or Goal Nevada Common Stock for Digital Virgo Shares.

Registration Duties and Financial Transaction Tax

The exchange should not trigger any registration duties in France or Financial Transaction Tax.

Exchange of Goal Nevada Warrants for Digital Virgo Warrants, carried out by Sponsor shareholders and Goal non-redeeming shareholders

A warrant assignment, assumption and amendment agreement has to be executed by Goal, Digital Virgo and the warrant agent. Each Goal Nevada Warrant will be automatically exchanged for one Digital Virgo Warrant issued in accordance with the laws of France governing securities issued by French companies.

[We believe that] such exchange performed by a French legal entity or a French individual should not be subject to French tax pursuant to either (i) the rules provided in the above section “Domestic merger between Goal Acquisitions Corp. and Goal Acquisitions Nevada Corp,” or (ii) considering that it could be viewed from a French tax perspective as the mere change of terms and conditions of existing warrants or as a deductible cancellation or redemption of an existing warrant and the issuance of a new warrant, and/or (iii) on the assumption that no gain no loss should be realized in the frame of this exchange.

Warrant holders are invited to consult their own advisor to ensure the adequate French tax treatment of this exchange.

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Ownership and Disposition of Securities of the Combined Company

Dividend Taxation

For the purposes of this section, it is assumed that Digital Virgo is treated as a tax resident of France, under French tax legislation and any applicable tax treaty.

French Individuals

For French individuals who hold Digital Virgo Shares, the taxation of the dividends will occur in two steps.

First, the gross amount of the dividends received from Digital Virgo will be subject to a 12.8% withholding in accordance with Section 117 quater of the French Tax Code.

If the paying agent is established in France, the 12.8% withholding will be levied by such paying agent. If the paying agent is established outside of France, the 12.8% withholding will either (i) be paid directly by the French individual to the French Treasury or (ii) be levied by such paying agent if such paying agent is established in a jurisdiction that is a member of the European Economic Area and has been appointed for the levy of such withholding by the French individual.

If the reference taxable income of the household of the French individual for the antepenultimate calendar year would be less than €50,000 (single, divorced or widowed taxpayers) or €75,000 (taxpayers subject to joint taxation), an exemption from the 12.8% withholding will be available either (i) automatically, if the paying agent is established outside of France or (ii) upon request and under certain conditions, if the paying agent is established in France.

Second, the gross amount of the dividends will in principle be subject to French personal income tax at a flat rate of 12.8%. Alternatively, pursuant to Section 200 A of the French Tax Code, it would be possible to elect, before the deadline related to the filing of the personal income tax return for the applicable year, that such dividends be taken into account for the purposes of the determination of the net global income subject to the progressive income tax rate scale. The election is global, irrevocable and applies on a yearly basis to all types of income falling within the scope of the 12.8% flat tax rate. If such an election is made, the dividends will be taken into account for the purposes of the determination of the net global income subject to the progressive income tax rate scale, with a 40% allowance under certain conditions.

The 12.8% withholding will be deducted from the personal income tax effectively due by the French individual for the relevant calendar year (if it exceeds the amount of such income tax, the excess could be refunded by the French Treasury).

The gross amount of the dividends will also be subject to social levies at a global 17.2% rate, of which 6.8% would be deductible from the aggregate taxable income of the taxpayer for the year during which they are paid, if and only if an election for the taxation based on the progressive income tax rate scale is filed. Said social levies will be withheld by the paying agent under the same conditions as those described above regarding the 12.8 percent withholding to be levied in accordance with Section 117 quarter of the French Tax Code.

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In addition, the exceptional contribution on high incomes set forth in Section 223 sexies of the French Tax Code may also apply depending on the reference taxable income of the French individual. This exceptional contribution is calculated by applying a rate of:

●	3% for the portion of reference taxable income (i) in excess of €250,000 and lower or equal to €500,000 for taxpayers who are single, widowed, separated or divorced, and (ii) in excess of €500,000 and lower or equal to €1,000,000 for taxpayers subject to joint taxation; and

●	4% for the portion of reference taxable income exceeding (i) €500,000 for taxpayers who are single, widowed, separated or divorced and (ii) €1,000,000 for taxpayers subject to joint taxation.

Digital Virgo Shares Held in a PEA

Provided certain conditions and all other requirements for the application of the share savings plan (plan d’épargne en actions) (“PEA”) regime are met (including Digital Virgo Shares’ eligibility to be held in a PEA), dividends received by French individuals in respect of Digital Virgo Shares held in a PEA will be exempt from personal income tax (and will also not be subject to the 12.8% withholding) and will temporarily be exempt from social levies as long as these dividends remain invested in the PEA.

Subject to certain conditions, the PEA allows:

●	during the lifetime of the PEA, to benefit from an exemption from personal income tax and social levies with respect to capital gains and other income (including dividends) generated by the investment made through the PEA, provided, in particular, that such income and capital gains remain invested within the PEA; and

●	at the time of the closing of the PEA (if it occurs more than five (5) years after the opening date of the PEA) or at the time of a partial withdrawal from the PEA (if such withdrawal occurs more than five (5) years after the opening date of the PEA), to benefit from an exemption from personal income tax of the net gain earned since the opening of the plan. Such net gain remains, however, subject to social levies at a rate which may vary depending on the date on which the gain is realized or acquired and depending on the opening date of the PEA. Such net gain is not taken into account for the calculation of the exceptional contribution on high incomes described above.

Specific provisions, not described in this prospectus, are applicable in case of realization of capital losses, closing of the plan or withdrawal before the end of the fifth year following the opening date of the PEA or withdrawal from the PEA in the form of a life annuity.

If you intend to hold Digital Virgo Shares in a PEA, you should consult your own tax advisors.

French Legal Entities

The gross amount dividends paid by Digital Virgo to a French legal entity will generally be subject (unless said entity benefits from the parent-subsidiary regime laid down under Section 145 and 216 of the French Tax Code) to corporate income tax at the relevant applicable standard rate to such French legal entity, increased, as the case may be, by an additional contribution of 3.3% which is assessed on the corporate income tax due, after deduction of an allowance that may not exceed €763,000 per 12-month period.

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Capital Gains Taxation

For the purposes of this section, it is assumed that Digital Virgo is treated as a tax resident of France, under French tax legislation and any applicable tax treaty.

French Individuals

Pursuant to Sections 150-0 A and s., 158, 6 bis et 200 A of the French Tax Code, net capital gains realized on the sale of Digital Virgo Shares by a French individual will be subject to personal income tax at a 12.8% flat tax, without application of any rebate.

For additional details, please refer to the sub-section entitled “—Redemption of the Goal Public Shares by Goal Acquisitions Nevada Corp.—French Individuals”

Digital Virgo Shares Held in a PEA

Provided certain conditions and all other requirements for the application of the PEA regime are met (including Digital Virgo Shares’ eligibility to be held in a PEA), net capital gains realized by French individuals in respect of Digital Virgo Shares held in a PEA will be exempt from personal income tax and temporarily exempt from social levies as long as these gains remain invested in the PEA.

See “—Ownership and Disposition of Securities of the Combined Company —Dividend Taxation—Digital Virgo Shares Held in a PEA”. If you intend to hold Digital Virgo Shares in a PEA, you should consult your own tax advisors.

French Legal Entities

Capital gain realized upon the transfer of Digital Virgo Shares by a French legal entity will generally be subject to corporate income tax at the relevant standard tax rate applicable to such French legal entity, increased, as the case may be, by an additional contribution of 3.3% assessed on the corporate income tax due, after deduction of an allowance that may not exceed €763,000 per 12-month period (Section 235 ter ZC of the French Tax Code).

For additional details, please refer to the sub-section entitled “— Redemption of the Goal Public Shares by Goal Acquisitions Nevada Corp.—French Legal Entities”.

Exercise, Sale or Redemption of Digital Virgo Warrants (or shares of Digital Virgo after exercise of the Warrants)

Tax consequences for Non-French-Resident Holders

According to Sections 244 bis B and 244 bis C of the French Tax Code, the exercise, sale or redemption of Digital Virgo Warrants, or the sale of Digital Virgo Shares after exercise of said warrants, by non-French-Resident Holders should not be taxable in France. However, please note that any holder domiciled, established or incorporated in a non-cooperative state may be subject to a 75% withholding tax.

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Tax consequences for French Holders

A French Holder will generally not recognize gain or loss upon the acquisition of stock of the Combined Company as a result of the exercise of a Digital Virgo Warrant for cash. A French Holder’s tax basis in shares of the Combined Company received upon exercise of the Digital Virgo Warrant generally should be an amount equal to the sum of the French Holder’s tax basis in the Digital Virgo Warrant exchanged therefore and the exercise price. The French Holder’s holding period for a share of stock of the Combined Company received upon exercise of the Digital Virgo Warrant will begin on the date following the date of exercise of the Digital Virgo Warrant and will not include the period during which the French Holder held the Digital Virgo Warrant. If a Digital Virgo Warrant is allowed to lapse unexercised, a French Holder generally will recognize a capital loss equal to such holder’s tax basis in the Digital Virgo Warrant.

If a Digital Virgo Warrant is redeemed pursuant to its terms or otherwise sold in a taxable transaction, a French Holder generally will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received in such redemption or sale and (ii) the French Holder’s adjusted tax basis in its warrant so redeemed or sold.

French Individuals

Pursuant to Sections 150-0 A and s., 158, 6 bis et 200 A of the French Tax Code, net capital gains realized on the sale or redemption of Digital Virgo Warrants, or the sale of Digital Virgo Shares after exercise of the warrants, by a French individual will generally be subject to personal income tax at a 12.8% flat tax, without application of any rebate, and 17.2% flat social security contribution rate.

For additional details regarding the sale of Digital Virgo Shares, please refer to the sub-section entitled “Redemption of the Goal Public Shares by Goal Acquisitions Nevada Corp.;-French Individuals”.

Tax consequences for French legal entities

Capital gain realized upon the sale or redemption of Digital Virgo Warrants, or the sale of Digital Virgo Shares after exercise of the warrants by a French legal entity will generally be subject to corporate income tax at the relevant standard tax rate applicable to such French legal entity, increased, as the case may be, by an additional contribution of 3.3% assessed on the corporate income tax due, after deduction of an allowance that may not exceed €763,000 per 12-month period (Section 235 ter ZC of the French Tax Code).

For additional details regarding the sale of Digital Virgo Shares, please refer to the sub-section entitled “Redemption of the Goal Public Shares by Goal Acquisitions Nevada Corp.;- French legal entities”.

Cashless-Equivalent Exercise of Digital Virgo Warrants for French Holders

The Digital Virgo Warrants may be exercisable on a “cashless-equivalent basis”. A cashless exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for French income tax purposes and altogether the value of the Digital Virgo Shares received by the shareholder is equal to the tax basis plus the exercise price of the Digital Virgo Warrants.

In either tax-deferred situation, a French Holder’s basis in the shares of the Combined Company received would equal the holder’s basis in the Digital Virgo Warrants exercised therefor. In all cases, a French Holder’s holding period in the Digital Virgo Shares would be treated as commencing on the date following the date of exercise of the Digital Virgo Warrants.

It is also possible that a “cashless-equivalent exercise” of a Digital Virgo Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a French Holder would recognize gain or loss with respect to the portion of the exercised Digital Virgo Warrants treated as surrendered to pay the exercise price of the Digital Virgo Warrants (the “surrendered warrants”). The French Holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the Digital Virgo Shares that would have been received with respect to the surrendered warrants in a regular exercise of the Digital Virgo Warrants and (ii) the sum of the French Holder’s tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise). In this case, a French Holder’s tax basis in the Digital Virgo Shares received would equal the French Holder’s tax basis in the Digital Virgo Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A French Holder’s holding period for the Digital Virgo Shares would commence on the date following the date of exercise of the Digital Virgo Warrants.

Due to the absence of authority on the French tax treatment of a cashless-equivalent exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the French tax authorities or a court of law. Accordingly, holders should consult their tax advisors regarding the tax consequences of a cashless-equivalent exercise of Digital Virgo Warrants.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax consequences of (i) the Business Combination to holders of Goal Common Stock (excluding any redeemed shares) and Goal Warrants as well as to Goal and the Combined Company, (ii) the acquisition, ownership and disposition of securities in the Combined Company received in the Business Combination, and (iii) the exercise of redemption rights by Goal Stockholders.

This discussion is based upon the Code, the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the Internal Revenue Service (the “IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to, any of the tax considerations described below. This discussion does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or status, or holders who are subject to special rules, including, but not limited to: the Sponsor and its affiliates or our directors, officers or founders, recipients or holders of “earn out shares,” financial institutions, insurance companies, mutual funds, pension plans, partnerships or partners in a partnership, S corporations or other flow-through entities, broker-dealers, traders in securities that elect mark-to-market treatment, regulated investment companies, real estate investment trusts, trusts and estates, tax-exempt organizations (including private foundations), investors that will hold common stock as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale,” or other integrated transaction for U.S. federal income tax purposes, investors subject to the alternative minimum tax provisions of the Code, investors that are subject to the applicable financial statement accounting rules under Section 451(b) of the Code, controlled foreign corporations, passive foreign investment companies, U.S. Holders (as defined below) that have a functional currency other than the United States dollar, U.S. expatriates, and investors that actually or constructively own 5% or more of the common stock of Goal or the Combined Company. In addition, this summary does not discuss any state, local, or non-United States tax considerations (including, for the avoidance of doubt, French tax considerations, which are addressed under the section titled, “Material French Income Tax Considerations”), any non-income tax (such as gift or estate tax) considerations, alternative minimum tax or the net investment income tax. In addition, this summary (i) is limited to investors that hold their relevant securities as “capital assets” (generally, property held for investment) under the Code and (ii) assumes that U.S. Holders are eligible to rely on the income tax treaty between the United States and France as currently in effect as of the date of registration of this proxy statement/prospectus.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of securities that is:

●	an individual who is a United States citizen or resident of the United States;

●	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●

a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

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A “Non-U.S. Holder” is a beneficial owner (other than a partnership or an entity or arrangement treated as partnership for U.S. federal income tax purposes) of securities that is not a U.S. Holder.

We have not sought, and do not intend to seek, a ruling from the IRS as to any U.S. federal income tax consequences described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN JURISDICTION.

Tax Residence of the Combined Company

A corporation organized under non-U.S. law, such as the Combined Company, generally is treated as a foreign corporation for U.S. federal income tax purposes. Under Code Section 7874, a corporation created or organized outside the U.S. (i.e., a foreign corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes when (i) the foreign corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including the indirect acquisition of assets of the U.S. corporation by acquiring the outstanding shares of the U.S. corporation), (ii) the shareholders of the acquired U.S. corporation hold, by vote or value, at least 80% of the shares of the foreign acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation (the “80% Test”), and (iii) the foreign corporation’s “expanded affiliated group” does not have substantial business activities in the foreign corporation’s country of creation or organization relative to such expanded affiliated group’s worldwide activities (the “Substantial Business Activities Exception”). Under an alternative rule of Section 7874, if the requirements of (i) and (iii) above are met and the former shareholders of the acquired U.S. corporation own, or are treated as owning, at least 60% but less than 80% (by vote or value) of the acquiring non-U.S. corporation after the acquisition “by reason of” holding shares of the U.S. acquired corporation (the “60% Test”), the non-U.S. corporation, and certain of its shareholders, will be subject to special adverse U.S. tax rules but will not be treated as a U.S. corporation for U.S. federal income tax purposes (such an entity, a “60% Inversion Entity”).

In order to satisfy the Substantial Business Activities Exception, at least 25% of the employees (by headcount and compensation), real and tangible assets, and gross income of the foreign acquiring corporation’s “expanded affiliated group” must be based, incurred, located, and derived, respectively, in the country in which the foreign acquiring corporation is created or organized.

Based on representations made by Digital Virgo to us, we intend to take the position that the Combined Company satisfies the Substantial Business Activities Exception, and further that the Business Combination will not satisfy the 80% Test or the 60% Test. Therefore, we intend to take the position that the Combined Company will not be treated as either (i) a U.S. corporation under Code Section 7874 or (ii) a 60% Inversion Entity. However, the IRS may disagree with our conclusions on these points. In addition, there could be legislative proposals to expand the scope of U.S. corporate tax residence and there could be changes to Section 7874 of the Code or the Treasury regulations promulgated thereunder that could result in the Combined Company being treated as a U.S. corporation.

If the Combined Company were to be treated as a U.S. corporation for U.S. tax purposes, the Combined Company and certain Combined Company shareholders may be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on the Combined Company and future withholding taxes on certain Combined Company shareholders, depending on the application of any income tax treaty that might apply to reduce such withholding taxes, and holders of Digital Virgo Shares would be treated as holders of shares of a U.S. corporation.

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If the Combined Company were to be treated as a 60% Inversion Entity, the Combined Company and certain of the Combined Company’s shareholders may be subject to adverse tax consequences including, but not limited to, restrictions on the use of tax attributes with respect to “inversion gain” recognized over a 10-year period following the transaction, disqualification of dividends paid from preferential “qualified dividend income” rates, and the requirement that any U.S. corporation owned by the Combined Company include as “base erosion payments” (which amounts may be subject to a minimum U.S. federal income tax) any amounts treated as reductions in gross income paid to certain related foreign persons.

The remainder of this discussion assumes that the Combined Company will not be treated as a U.S. corporation for U.S. federal income tax purposes or as a 60% Inversion Entity under Code Section 7874.

Tax Treatment of the Business Combination

The parties to the Business Combination intend that the Business Combination will qualify as a tax-free exchange under Section 351 of the Code. As a result, so long as the business exchange so qualifies (and subject to the discussion below on Section 367 of the Code), holders of the Goal Common Stock generally should not recognize gain or loss for U.S. federal income tax purposes with respect to the receipt of shares of the Combined Company in exchange for Goal Common Stock pursuant to the Business Combination, subject to any gain (but not loss) realized on the exchange of Goal Warrants for Digital Virgo Warrants, as further discussed below.

The provisions of Section 351(a) of the Code are complex and qualification as a non-recognition transaction thereunder could be adversely affected by events that occur following the Business Combination that are beyond our or the Combined Company’s control. For example, if more than 20% of the shares of the Combined Company’s stock were subject to an arrangement or agreement to be sold or disposed of at the time of their issuance in connection with the Business Combination, one of the requirements for Section 351(a) treatment would be violated. We do not expect that any of the Combined Company’s stock issued in connection with the Business Combination that will be subject to contractual restrictions on transfer will be subject to an arrangement or agreement by its owner to see or dispose of such shares upon the issuance of those shares in connection with the Business Combination. The remainder of this disclosure assumes that the Business Combination qualifies as a tax-free exchange under Section 351 of the Code except as otherwise noted.

Tax Consequences to U.S. Holders

The Business Combination

The U.S. federal income tax consequences of the Business Combination to U.S. Holders of Goal Common Stock will depend, in part, on whether the Business Combination qualifies as a transaction governed by Section 351 of the Code (discussed above), and whether the requirements of Section 367(a) of the Code are satisfied.

Assuming that the Business Combination qualifies as a transaction governed by Section 351 of the Code and satisfies the requirements of Section 367(a) of the Code, a U.S. Holder’s aggregate tax basis in shares of the Combined Company received in the Business Combination will equal the U.S. Holder’s aggregate tax basis in the Goal Common Stock surrendered in the Business Combination, increased by the amount of any gain recognized by such holder in the Business Combination. The holding period of the shares of the Combined Company received by a U.S. Holder in the Business Combination generally will include the holding period of the shares of Goal Common Stock surrendered in exchange.

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If the Business Combination qualifies as a transaction governed by Section 351 of the Code, and the requirements of Section 367(a) of the Code are not satisfied, a U.S. Holder may recognize gain (but not loss) as a result of the Business Combination. Section 367(a) of the Code and the Treasury regulations promulgated thereunder provide that where a U.S. person exchanges stock or securities in a corporation for stock or securities in a foreign corporation in a transaction that otherwise qualifies as a non-recognition transaction under Section 351 of the Code, the U.S. person is required to recognize any gain (but not loss) realized on such exchange unless certain additional requirements are satisfied. In general, the Business Combination should not result in gain recognition under Section 367(a) of the Code by a U.S. Holder as long as either (A) the U.S. Holder is not a “five-percent transferee shareholder” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) of the transferee foreign corporation (by total voting power or by total value) or (B) the U.S. Holder is a “five-percent transferee shareholder” of the transferee foreign corporation and enters into an agreement with the IRS to recognize gain under certain circumstances. Accordingly, investors are strongly urged to consult their tax advisors concerning the application of these rules to the Business Combination under their particular circumstances, including whether an investor will be a five-percent transferee shareholder and the possibility of entering into a “gain recognition agreement” under applicable Treasury regulations.

If the Business Combination fails to qualify for tax-deferred treatment (for a reason other than the application of Section 367 of the Code), the Business Combination would be a fully taxable transaction for U.S. federal tax purposes. In that case, a U.S. Holder that receives shares of the Combined Company pursuant to the Business Combination would recognize gain or loss equal to the difference between (i) the sum of the fair market value of the Digital Virgo Shares received and (ii) the U.S. Holder’s adjusted tax basis in his, her or its shares of Goal Common Stock surrendered. A U.S. Holder’s aggregate tax basis in the Digital Virgo Shares received will be the fair market value of those securities on the date the U.S. Holder receives them. The U.S. Holder’s holding period for the Digital Virgo Shares received pursuant to the Business Combination will begin on the day after the date the holder receives such Digital Virgo Shares. Any gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the U.S. Holder’s holding period for his, her or its shares of Goal Common Stock exceeds one year at the time of the Business Combination. Long-term capital gains of non-corporate holders, including individuals, currently are subject to reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations under the Code.

Holders should consult their tax advisors as to the particular consequences to them of the exchange of Goal Common Stock into shares of the Combined Company pursuant to the Business Combination, the qualification of the Business Combination as a tax-free exchange, and the potential application of Section 367(a) to the Business Combination.

As part of the Business Combination and pursuant to the terms of the Goal Warrants, the Goal Warrants will become exercisable in respect of shares in Digital Virgo instead of Goal Common Stock. For U.S. federal income tax purposes, U.S. Holders of the Goal Warrants will be treated as having exchanged the Goal Warrants for Digital Virgo Warrants in a fully taxable transaction for U.S. federal tax purposes. Assuming the Business Combination qualifies as a tax-free exchange under Section 351 of the Code, a U.S. Holder will recognize gain (but not loss) to the extent of the difference of his, her or its adjusted basis in the Goal Warrants and the fair market value of the Digital Virgo Warrants received in return. Holders of Goal Warrants are urged to consult with their tax advisors regarding the fair market value of the Digital Virgo Warrants and the overall tax treatment to them of the exchange of warrants pursuant to the Business Combination.

Ownership and Disposition of Securities of the Combined Company

Subject to the discussion below under the section titled “—Passive Foreign Investment Company (“PFIC”),” distributions from the Combined Company to a U.S. Holder generally will constitute dividends for U.S. federal income tax purposes to the extent paid from the Combined Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in shares of stock of the Combined Company. Any remaining excess will be treated as gain realized on the sale or other disposition of common stock. Dividends paid by the Combined Company will not qualify for the dividends received deduction. With certain exceptions, and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder may constitute “qualified dividends” that will be taxable at a reduced rate.

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With respect to any dividend paid by the Combined Company, a holder must include any applicable non-U.S. tax withheld from the dividend payment in the gross amount of such dividend even though the holder did not in fact receive that amount. However, subject to certain limitations, the tax withheld in accordance with the tax treaty between the United States and France and paid over to France generally will be creditable or deductible against a U.S. Holder’s U.S. federal income tax liability, subject to certain limitations for foreign tax credits. A U.S. Holder may make an election to treat all non-U.S. taxes paid as deductible expenses in computing taxable income, rather than as a credit against tax, subject to generally applicable limitations. Such an election, once made, applies to all non-U.S. taxes paid for the taxable year subject to the election. The rules governing foreign tax credits are complex and U.S. Holders are strongly encouraged to consult their tax advisors to determine whether they are subject to any special rules that may limit their ability to make effective use of foreign tax credits and whether or not an election would be appropriate based on their particular circumstances.

A U.S. Holder generally will recognize gain or loss on the sale of stock of the Combined Company, as described below under “—Redemption of Goal Common Stock–—Redemption Treated as a Sale” and generally will recognize gain or loss on the sale of Digital Virgo Warrants as described below under “—Sale, Exercise, Lapse or Redemption of Digital Virgo Warrants.”

Sale, Exercise, Lapse or Redemption of Digital Virgo Warrants

A U.S. Holder generally will not recognize gain or loss upon the acquisition of stock of the Combined Company on the exercise of a Digital Virgo Warrant for cash. A U.S. Holder’s tax basis in shares of the Combined Company received upon exercise of the Digital Virgo Warrant generally should be an amount equal to the sum of the U.S. Holder’s tax basis in the Digital Virgo Warrant exchanged therefore and the exercise price. The U.S. Holder’s holding period for a share of stock of the Combined Company received upon exercise of the Digital Virgo Warrant will begin on the date following the date of exercise of the Digital Virgo Warrant and will not include the period during which the U.S. Holder held the Digital Virgo Warrant. If a Digital Virgo Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Digital Virgo Warrant. If a Digital Virgo Warrant is redeemed pursuant to its terms or otherwise sold in a taxable transaction, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received in such redemption or sale and (ii) the U.S. Holder’s adjusted tax basis in its warrant so redeemed or sold. Any such gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the U.S. Holder’s holding period for his, her or its Digital Virgo Warrant exceeds one year at the time of the redemption or sale (or expiration). Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations.

Cashless-Equivalent Exercise of Digital Virgo Warrants

The Digital Virgo Warrants may be exercisable on a “cashless-equivalent basis” (subject to the availability of sufficient reserves of Digital Virgo or, if applicable, if the holder pays the par value for each share to be issued upon such exercise). A cashless-equivalent exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. Holder’s basis in the shares of the Combined Company received would equal the holder’s basis in the Digital Virgo Warrants exercised therefor. If the cashless-equivalent exercise were treated as not being a gain realization event, a U.S. Holder’s holding period in the Digital Virgo Shares would be treated as commencing on the date following the date of exercise of the Digital Virgo Warrants. If the cashless-equivalent exercise were treated as a recapitalization, the holding period of the Digital Virgo Shares would include the holding period of the Digital Virgo Warrants exercised therefor.

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It is also possible that a cashless-equivalent exercise of a Digital Virgo Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder would recognize gain or loss with respect to the portion of the exercised Digital Virgo Warrants treated as surrendered to pay the exercise price of the Digital Virgo Warrants (the “surrendered warrants”). The U.S. Holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the Digital Virgo Shares that would have been received with respect to the surrendered warrants in a regular exercise of the Digital Virgo Warrants and (ii) the sum of the U.S. Holder’s tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise). In this case, a U.S. Holder’s tax basis in the Digital Virgo Shares received would equal the U.S. Holder’s tax basis in the Digital Virgo Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. Holder’s holding period for the Digital Virgo Shares would commence on the date following the date of exercise of the Digital Virgo Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless-equivalent exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, holders should consult their tax advisors regarding the tax consequences of a cashless-equivalent exercise of Digital Virgo Warrants.

Constructive Dividends on Warrants

If the Combined Company were to pay a taxable dividend to its stockholders and, in accordance with the anti-dilution provisions of the Digital Virgo Warrants, the conversion rate of the Digital Virgo Warrants were increased, that increase would be deemed to be the payment of a taxable dividend to holders of the Digital Virgo Warrants to the extent of the earnings and profits of the Combined Company, notwithstanding the fact that holders will not receive a cash payment. If the conversion rate is adjusted in certain other circumstances (or in certain circumstances, there is a failure to make adjustments), such adjustments may also result in the deemed payment of a taxable dividend to holders of the Digital Virgo Warrants.

Information Reporting and Backup Withholding.

Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar threshold are required to report information to the IRS, subject to certain exceptions (including an exception for shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return, for each year in which they hold such foreign financial assets. U.S. Holders should consult their tax advisors regarding information reporting requirements relating to their ownership of Digital Virgo Shares and Digital Virgo Warrants.

Any payments made to U.S. Holders may be subject to information reporting to the IRS and possible backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Passive Foreign Investment Company (“PFIC”)

Certain adverse U.S. federal income tax consequences could apply to a U.S. Holder if the Combined Company, or any of its subsidiaries, is treated as a PFIC for any taxable year during which the U.S. Holder holds shares in the Combined Company. A non-U.S. corporation will be classified as a PFIC for any taxable year if, after applying certain look-through rules, (a) at least 75% of its gross income consists of passive income, such as dividends, interest, rents and royalties (except for rents and royalties earned in the active conduct of a trade or business), and gains on the disposition of property that produces such income, or (b) at least 50% of the average value of its assets (determined on the basis of a quarterly average) is attributable to assets that produce, or are held for the production of, passive income (including for this purpose its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the interest, by value). For purposes of these rules, interest income earned by a corporation would be considered to be passive income and cash or cash equivalents held by a corporation would be considered to be a passive asset.

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Neither the Combined Company nor its subsidiaries are expected to be treated as PFICs for U.S. federal income tax purposes for the taxable year of the Business Combination or for foreseeable future taxable years. This conclusion is a factual determination, however, that must be made annually at the close of each taxable year and, thus, is subject to change. There can be no assurance that the Combined Company or any of its subsidiaries will not be treated as a PFIC for this or any future taxable year.

If the Combined Company or any of its subsidiaries were to be treated as a PFIC, U.S. Holders holding shares of the Combined Company could be subject to certain adverse U.S. federal income tax consequences with respect to gain realized on a taxable disposition of such shares and certain distributions received on such shares. Certain elections (including a mark-to-market election) may be available to U.S. Holders to mitigate some of the adverse tax consequences resulting from PFIC treatment. U.S. Holders should consult their tax advisers regarding the application of the PFIC rules to their investment in the Combined Company.

Redemption of Goal Common Stock

This section is addressed to U.S. Holders of Goal Common Stock that elect to have their Goal Common Stock redeemed for cash.

In the event that a U.S. Holder’s Goal Common Stock is redeemed, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of stock under Section 302 of the Code. Whether the redemption qualifies for sale treatment (rather than distribution treatment) will depend largely on the total number of shares of Goal Common Stock treated as held by the U.S. Holder relative to all outstanding shares of Goal stock both before and after the redemption. The redemption of Goal Common Stock generally will be treated as a sale (rather than as a distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest Goal or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only stock actually owned by the U.S. Holder, but also shares of stock that are constructively owned by the U.S. Holder. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include common stock which could be acquired pursuant to the exercise of the Goal Warrants. In order to meet the substantially disproportionate test, the percentage of Goal outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of common stock must, among other requirements, be less than 80% of Goal’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. Prior to an initial Business Combination, the common stock may not be treated as voting stock for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of Goal stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of Goal stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other stock. The redemption of Goal Common Stock will not be essentially equivalent to a dividend if a U.S. Holder’s conversion results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Goal. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

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If none of the foregoing tests are satisfied, then the redemption will be treated as a distribution and the tax effects will be as described below under “—Redemption Treated as a Distribution.”

U.S. Holders of Goal Common Stock considering exercising their redemption rights should consult their tax advisors as to whether the redemption of their Goal Common Stock will be treated as a sale or as a distribution under the Code.

Redemption Treated as a Sale

If the redemption qualifies as a sale of common stock, a U.S. Holder must treat any gain or loss recognized as capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock so disposed of exceeds one year. Generally, a U.S. Holder will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received in such redemption (or, if the common stock is held as part of a unit at the time of the disposition, the portion of the amount realized on such disposition that is allocated to the common stock based upon the then fair market values of the common stock and the warrant included in the unit) and (ii) the U.S. Holder’s adjusted tax basis in its common stock so redeemed. A U.S. Holder’s adjusted tax basis in its common stock generally will equal the U.S. Holder’s acquisition cost (that is, the portion of the purchase price of a unit allocated to a share of common stock or the U.S. Holder’s initial basis for common stock received upon exercise of a warrant) less any prior distributions treated as a return of capital. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations.

Redemption Treated as a Distribution

If the redemption does not qualify as a sale of common stock under Section 302 of the Code, the U.S. Holder will be treated as receiving a corporate distribution. In general, any corporate distributions to U.S. Holders generally will constitute dividends for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of Goal Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of common stock, and will be treated as described above under “—Redemption Treated as a Sale.” Dividends paid to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be taxable at a reduced rate.

Redemption payments may be subject to information reporting to the IRS and backup withholding, as described above under the section titled, “—Information Reporting and Backup Withholding.”

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Tax Consequences to Non-U.S. Holders

The Business Combination

Assuming that the Business Combination qualifies as a tax-free exchange under Section 351 of the Code as discussed above, a Non-U.S. Holder of Goal Common Stock will not recognize gain or loss as a result of the Business Combination. Even if the Business Combination does not qualify as a tax-free exchange under Section 351 of the Code, a Non-U.S. Holder of Goal Common Stock generally will not be subject to U.S. federal income tax other than as described below under the section titled “Redemption of Goal Common Stock––Redemption Treated as a Sale.”

A Non-U.S. Holder of Goal Warrants generally should not be subject to U.S. federal income tax as a result of the Business Combination other than as described below under the section titled “Redemption of Goal Common Stock—Redemption Treated as a Sale.”

Non-U.S. Holders that recognize gain may be subject to information reporting, backup withholding and FATCA withholding taxes as described under the sections below titled “Redemption of Goal Common Stock—Information Reporting and Backup Withholding” and “Redemption of Goal Common Stock—FATCA Withholding.”

Ownership and Disposition of Securities of the Combined Company

The tax consequences to Non-U.S. Holders that receive dividends as a result of holding shares of stock of the Combined Company generally will follow what is described below under the section titled “Redemption of Goal Common Stock—Redemption Treated as a Distribution.” The tax consequences to Non-U.S. Holders that sell shares of stock in the Combined Company generally will follow what is described below under “Redemption of Goal Common Stock—Redemption Treated as a Sale.”

A Non-U.S. Holder generally will not recognize gain or loss upon the acquisition of stock of the Combined Company on the exercise of a Digital Virgo Warrant for cash. The Non-U.S. Holder’s tax basis in shares of the Combined Company received upon exercise of the Digital Virgo Warrant generally should be an amount equal to the sum of the Non-U.S. Holder’s tax basis in the Digital Virgo Warrant exchanged therefore and the exercise price. The unexercised lapse of a Digital Virgo Warrant generally will not result in any tax consequences to a Non-U.S. Holder, although the Non-U.S. Holder may be able to recognize a capital loss if the Non-U.S. Holder is otherwise subject to U.S. federal income tax. If a Digital Virgo Warrant is redeemed pursuant to its terms or otherwise sold, the treatment generally will correspond to the treatment of a holder of Goal Common Stock described below under the section titled “—Redemption of Goal Common Stock—Redemption Treated as a Sale.” The tax treatment of a cashless-equivalent exercise of the Digital Virgo Warrants generally will follow what is described above under the section titled “Tax Consequences to U.S. Holders—Ownership and Disposition of Securities of the Combined Company—Cashless Equivalent Exercise of Digital Virgo Warrants” except that any instance of gain or loss realized by a Non-U.S. Holder generally will correspond to the treatment of a holder of Goal Common Stock described below under the section titled, “Redemption of Goal Common Stock—Redemption Treated as a Sale.”

For information on information reporting, backup withholding and FATCA withholding taxes that may apply to Non-U.S. Holders that recognize a gain for U.S. federal income tax purposes, see the sections below under “Redemption of Goal Common Stock—Information Reporting and Backup Withholding” and “Redemption of Goal Common Stock—FATCA Withholding.”

Redemption of Goal Common Stock

This section is addressed to Non-U.S. Holders that elect to have their Goal Common Stock redeemed for cash.

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The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s Goal Common Stock generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Goal Common Stock, as described above under the section titled “U.S. Federal Income Tax Considerations for U.S. Holders—Redemption of Goal Common Stock.”

Non-U.S. Holders of Goal Common Stock considering exercising their redemption rights should consult their tax advisors as to whether the redemption of Goal Common Stock will be treated as a sale or as a distribution under the Code.

Redemption Treated as a Sale

If the redemption qualifies as a sale of common stock, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized, unless:

●	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder), in which case the Non-U.S. Holder generally will be subject to the same treatment as a U.S. Holder with respect to the redemption, and a corporate Non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty);

●	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the redemption takes place and certain other conditions are met, in which case the Non-U.S. Holder generally will be subject to a 30% tax (or lower rate as may be specified by an applicable income tax treaty) on the individual’s net capital gain for the year, which may be offset by U.S. source capital losses of the Non-U.S. Holder if the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses; or

●	Goal is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held shares of Goal Common Stock, and, in the case where shares of Goal Common Stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of Goal Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of Goal Common Stock. We do not believe we are or have been a U.S. real property holding corporation.

Redemption Treated as a Distribution

If the redemption does not qualify as a sale of common stock, the Non-U.S. Holder will be treated as receiving a corporate distribution. In general, any distributions made to a Non-U.S. Holder, to the extent paid out of Goal’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, such dividends will be subject to withholding tax at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of Goal Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Goal Common Stock, which will be treated as described under the section titled “—Redemption Treated as a Sale.” Dividends paid to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to United States withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders (subject to an exemption or reduction in such tax as may be provided by an applicable income tax treaty). If the Non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

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Information Reporting and Backup Withholding

Payments in redemption of Goal Common Stock may be subject to information reporting to the IRS and possible backup withholding. A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

FATCA Withholding Taxes

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) impose withholding of 30% on payments of dividends on and, subject to the proposed Treasury regulations discussed below, proceeds from sales or other dispositions (including redemptions) of shares of, common stock paid to “foreign financial institutions” (which is broadly defined for this purpose and includes investment vehicles) and certain other non-U.S. entities, unless various U.S. information reporting and due diligence requirements (relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Similarly, dividends and, subject to the proposed Treasury regulations discussed below, proceeds from sales or other dispositions (including redemptions) in respect of common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of the Treasury. The U.S. Department of the Treasury has proposed regulations that eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition (including redemptions) of stock. Withholding agents may rely on the proposed Treasury regulations until final regulations are issued. Investors should consult their tax advisors regarding the effects of FATCA on their investment.

1% Excise Tax

Redemptions of stock after December 31, 2022 generally are subject to a 1% excise tax, payable by the redeeming entity. Under recently issued guidance from the IRS, redemptions that are part of a “de-SPAC,” such as the redemption available to holders of Goal Common Stock ahead of the Business Combination, are subject to the 1% excise tax, but may be offset under a netting rule with respect to stock issued by the SPAC in the same taxable year. Further guidance on the application of the 1% excise tax to de-SPAC redemptions and the netting rule is expected, but we cannot know when any such guidance will be issued, whether it will apply retroactively, or what it will provide.

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THE REINCORPORATION PROPOSAL

General

On February 8, 2023, Goal entered into the Merger Agreement with Goal Nevada pursuant to which, and in connection with the Business Combination, Goal will convert from a Delaware corporation to a Nevada corporation through a merger with its subsidiary, Goal Nevada, in which Goal Nevada is the surviving corporation.

Each Unit, share of Goal Common Stock and Goal Warrant issued and outstanding immediately prior to the effective time of the Reincorporation Merger shall be converted, respectively, into Goal Nevada Units, Goal Nevada Shares and Goal Nevada Warrants on a one-for-one basis, which will have substantially identical rights, preferences and privileges as the Units and private units, Goal Common Stock, and Goal Warrants.

The sole reason for Goal merging with Goal Nevada is that Delaware law does not include a provision permitting a business combination through a share exchange. Ordinarily, a Delaware corporation that is engaged in a transaction similar to the Business Combination would structure the transaction as a triangular merger in which Goal would merge with a subsidiary of the Digital Virgo, with Goal as the surviving corporation and the stockholders of Goal receiving shares of Digital Virgo pursuant to the merger. Nevada law permits such share exchanges with approval of the Board of Directors and the approval of the holders of a majority of its outstanding common stock, which stockholder approval will be obtained from Goal, as the sole stockholder of Goal Nevada prior to the effectuation of the Reincorporation Merger, conditioned upon approval by the Goal stockholders of the Business Combination Proposal and the Reincorporation Proposal at the special meeting. By consummating the Reincorporation Merger prior to Closing, it will be possible to structure the Business Combination as a share exchange.

Approval of the Reincorporation Proposal

Goal’s board of directors has unanimously approved the Reincorporation Proposal and recommends that Goal’s stockholders approve it.

The affirmative vote of holders of a majority of Goal’s outstanding shares is required for approval of the Reincorporation Proposal. Abstentions and broker non-votes will have the effect of a vote against the proposal.

The Reincorporation Merger will not be consummated if the Business Combination is not approved. The Business Combination will not be consummated if the Reincorporation Proposal is not approved.

The Reincorporation

The Reincorporation Merger will be effected as follows:

Goal will effect a merger pursuant to which it will merge with and into its wholly owned subsidiary incorporated in Nevada, Goal Nevada. Goal Nevada will survive the merger and will succeed to Goal’s assets and liabilities. This merger will be effected pursuant to Nevada Revised Statutes 92A.100 and Section 253 of the DGCL. After the merger, Goal will cease to exist as a separate entity. In the merger, each Unit, share of Goal Common Stock and Goal Warrant issued and outstanding immediately prior to the effective time of the Reincorporation Merger will be converted, respectively, into Goal Nevada Units, Goal Nevada Shares and Goal Nevada Warrants on a one-for-one basis, which will have substantially identical rights, preferences and privileges as the Units, shares of Goal Common Stock, and Goal Warrants.

Board Recommendation

GOAL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE REINCORPORATION PROPOSAL.

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THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows our Board of Directors to submit a proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal and the Reincorporation Proposal, or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived. In no event will Goal solicit proxies to adjourn the special meeting or consummate the Business Combination beyond the date by which it may properly do so under the Current Charter.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the special meeting and is not approved by the stockholders, the board of directors may not be able to adjourn the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal and the Reincorporation Proposal, or we determine that one or more of the Closing conditions under the Business Combination Agreement is not satisfied or waived. In such events, the Business Combination would not be completed. If Goal does not consummate the Business Combination Proposal and fails to complete an initial business combination by the Termination Date, Goal will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to its public stockholders.

The approval of the Adjournment Proposal is not a condition to the consummation of the Business Combination.

Vote Required for Approval

Approval of the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the votes entitled to be cast by holders of our common stock present in person (which would include presence at the virtual special meeting) or by proxy at the special meeting and entitled to vote thereon. Failure to vote by proxy or to vote in person (which would include presence at the virtual special meeting) at the special meeting or an abstention from voting will have on the effect of a vote against the Adjournment Proposal.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of Goal’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of Goal and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Goal’s Directors and Officers in the Business Combination” for a further discussion.

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INFORMATION ABOUT GOAL

Introduction

We are a blank check company formed as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Prior to executing the Business Combination Agreement, the Company’s efforts were limited to organizational activities, completion of the IPO and the evaluation of possible business combinations.

Initial Public Offering

We have neither engaged in any operations nor generated any revenue to date. Based on our business activities, the Company is a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting almost entirely of cash.

On November 24, 2020, the Sponsor paid $25,000 in consideration for 5,750,000 founder shares, or approximately $0.004 per share, to cover certain of our offering costs in connection with the IPO. On December 16, 2020, the Company effected a stock dividend of .125 of a share of common stock for each outstanding share of common stock, resulting in the Sponsor holding 6,468,750 founder shares. In December 2020, the Sponsor transferred an aggregate of 2,354,000 founder shares to our officers, directors and advisors. The 6,468,750 founder shares have an aggregate market value of approximately $[●] based upon the closing per share price of $[●] on Nasdaq on [●], 2023.

In January 2021, we issued to EarlyBirdCapital and its designees an aggregate of 150,000 shares of common stock (the “Representative Shares”) at a price of $0.0001 per share. The Representative Shares are deemed to be underwriters’ compensation by FINRA pursuant to Rule 5110 of the FINRA Manual.

On February 16, 2022, we consummated the IPO of 25,875,000 units, including the issuance of 3,375,000 units on February 24, 2021, as a result of the underwriters’ exercise of their over-allotment option in full. The units were sold at a price of $10.00 per unit, generating gross proceeds of $258.7 million.

On February 16, 2021, in connection with the closing of the IPO, the Sponsor purchased 600,000 private units from the Company at a price of $10.00 per private unit, for an aggregate purchase price of $6,000,000. On February 24, 2021, in connection with the issuance and sale of over-allotment, the Sponsor purchased 67,500 private units from the Company at a price of $10.00 per private unit, for an aggregate purchase price of $675,000. Each private unit consist of one share of common stock and one-half of one warrant. The 667,500 private units have an aggregate market value of approximately $[●] based upon the closing per public warrant price of $[●] on Nasdaq on [●], 2023.

If we are unable to complete a business combination before the Termination Date we will redeem 100% of the public shares for a pro rata portion of the trust account, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our tax obligations, divided by the number of then outstanding public shares.

Upon the closing of the IPO and the sale of the private units, $258,750,000 was placed in the trust account maintained by Continental Stock Transfer & Trust Company, acting as trustee. The funds held in the trust account are invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by us meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by us.

As of March 31, 2023, there was $98,132,179.01 held in the trust account.

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Fair Market Value of Digital Virgo’s Business

Nasdaq rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the trust account (excluding the EarlyBirdCapital Advisory Fee and taxes payable on the interest earned on the trust account) at the time of our signing a definitive agreement in connection with our initial Business Combination. We will not complete a business combination unless we acquire a controlling interest in a target company or we are otherwise not required to register as an investment company under the Investment Company Act. Our board of directors determined that this test was met in connection with the proposed Business Combination. For more information, please see the section entitled “The Business Combination Proposal — Satisfaction of 80% Test” for more information.

Stockholder Approval of Business Combination

Under the Current Charter, in connection with any proposed business combination, we must seek stockholder approval of an initial business combination at a meeting called for such purpose at which public stockholders may seek to redeem their public shares, subject to the limitations described in the prospectus for the IPO. Accordingly, in connection with the Business Combination, the Company’s stockholders may seek to redeem the public shares that they hold in accordance with the procedures set forth in this proxy statement/prospectus.

Voting Restrictions in Connection with Stockholder Meeting

In connection with the entry into the Business Combination Agreement, the Sponsor entered into the A&R Sponsor Support Agreement, pursuant to which each of the Sponsor agreed to, among other things, vote all of its or his shares of common stock in favor of the Business Combination Proposal and each of the other proposals presented by the Company at the special meeting. As of the date hereof, the Sponsor own 27% of the Company’s total outstanding shares of common stock.

At any time prior to the special meeting, the Sponsor, the Initial Stockholders, our directors, executive officers, advisors and/or their affiliates may purchase public shares or public warrants in privately negotiated transactions or in the open market or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of common stock or vote their shares in favor of the Business Combination Proposal. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to purchase public shares or public warrants in such transactions. If they engage in such transactions, they will be restricted from making any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. In the event that the Sponsor, the Initial Stockholders, our directors, officers, advisors or their affiliates purchase public shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their public shares. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules. The purpose of any such purchases of public shares or other transactions could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or to satisfy a closing condition in the Business Combination Agreement where it appears that such condition would otherwise not be met. The purpose of any such purchases of public warrants could be to reduce the number of public warrants outstanding. Any such purchases of our securities may result in the completion of our initial Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares owned by the Sponsor for nominal value. In addition, if such purchases are made, the public “float” of our common stock or warrants may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

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Liquidation if No Business Combination

Our amended and restated certificate of incorporation provides that we must complete an initial business combination by the Termination Date. If we have not completed an initial business combination by the Termination Date we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including any interest not previously released to us but net of taxes payable, divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire without value to the holders if we fail to complete our initial business combination within the completion window.

Our Sponsor, officers and directors will not be entitled to rights to liquidating distributions from the trust account with respect to any founder shares held by them if we fail to complete our initial business combination by the Termination Date. However, if our Sponsor, officers or directors acquire public shares in or after the IPO, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination within the completion window.

Our Sponsor, Initial Stockholders, officers and directors have agreed that they will not propose or vote in favor of any amendment to Article Six our amended and restated certificate of incorporation prior to the Completion of the Business Combination unless we provide our public stockholders with the opportunity to convert their shares of common stock upon such approval in accordance with Article Sixth of our amended and restated certificate of incorporation.

Under the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our trust account distributed to our public stockholders upon the redemption of 100% of our outstanding public shares in the event we do not complete our initial business combination within the required time period may be considered a liquidation distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the Delaware General Corporation Law intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. It is our intention to redeem our public shares as soon as reasonably possible following our 15th month, and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

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Furthermore, if the pro rata portion of our trust account distributed to our public stockholders upon the redemption of 100% of our public shares in the event we do not complete our initial business combination within the required time period is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the Delaware General Corporation Law, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution.

Because we will not be complying with Section 280 of the Delaware General Corporation Law, Section 281(b) of the Delaware General Corporation Law requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent ten years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.

If we are unable to complete an initial business combination and expend all of the net proceeds of the IPO, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the initial per-share redemption price would be $10.28. As discussed above, the proceeds deposited in the trust account could become subject to claims of our creditors that are in preference to the claims of public stockholders.

Our public stockholders shall be entitled to receive funds from the trust account only in the event of our failure to complete a business combination within the required time period, if the stockholders seek to have us convert or purchase their respective shares upon a business combination which is actually completed by us or upon certain amendments to our amended and restated certificate of incorporation prior to consummating an initial business combination. In no other circumstances shall a stockholder have any right or interest of any kind to or in the trust account.

If we are forced to file a bankruptcy or insolvency case or an involuntary bankruptcy or insolvency case is filed against us which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return to our public stockholders at least $10.00 per share.

If we are forced to file a bankruptcy or insolvency case or an involuntary bankruptcy or insolvency case is filed against us which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, because we intend to distribute the proceeds held in the trust account to our public stockholders promptly after the Termination Date, this may be viewed or interpreted as giving preference to our public stockholders over any potential creditors with respect to access to or distributions from our assets. Furthermore, our board may be viewed as having breached their fiduciary duties to our creditors and/or may have acted in bad faith, and thereby exposing itself and our Company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

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Properties

Our executive offices are located at 12600 Hill Country Blvd, Building R, Suite 275, Bee Cave, Texas 78738. An affiliate of the Sponsor provides this office space to us at no cost. We consider our current office space adequate for our current operations.

Employees

We currently have two executive officers: Harvey Schiller and William T. Duffy. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full time employees prior to the completion of our initial business combination.

Directors and Executive Officers

Our officers and directors are as follows:

Name	Age	Title
Harvey Schiller	83	Chief Executive Officer
William T. Duffy	66	Chief Financial Officer and Chief Operating Officer
David Falk	72	Director and Senior Advisor
Donna Orender	65	Director
Kenneth L. Shropshire	67	Director

Harvey Schiller has served as our Chief Executive Officer since November 2020. General Schiller is Chairman of Charlestowne Holdings, a financial advisory firm (2018-present). He is Vice Chairman of the digital, media and sports practice of the Diversified Search Group (2015-present). He previously served as Commissioner of the Southeastern Conference (1986-1990) and America’s Cup (2015-2017), executive director of the United States Olympic Committee (1990-1995), president of Turner Sports (1995-2000), president of Atlanta Thrashers NHL hockey team (1997-1999), Chairman of the financial services firm Assante USA (2002-2004), Chairman of the security firm Global Options (2006-2013), and Chairman of YankeeNets, owners of the New York Yankees, New Jersey Devils, and New Jersey Nets (2000-2002) and developer of the YES network (2001-2002). He is lead director of Mesa Air Group (2015-present), and board member of Blinktbi (2018-present) and chair of Sportsgrid and the Collegiate Sports Management Group (2018-present). General Schiller served a distinguished career as an Air Force pilot (1962-1986) and was a Presidential appointed permanent professor (1980-1986) at the U.S. Air Force Academy and White House Commission on Presidential Scholars (2005-2009). Other appointments include NCAA executive committee (1982-1988), Olympic Games consultant (1984-2012), International Baseball President, board member of the Baseball Hall of Fame (present) and World Baseball Classic (present). General Schiller is a distinguished graduate of The Citadel and earned a PhD in Chemistry from the University of Michigan.

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William T. Duffy has served as our Chief Financial Officer and Chief Operating Officer since November 2020. Mr. Duffy serves as the Vice Chairman of The Aspire Sports Marketing Group, LLC (“Aspire”), a sports consulting firm which he co-founded in 2008. From 2016 to 2019, he was the CEO of Aspire and he previously held other positions at Aspire, including two years as COO, and has served on its board of managers since 2014. Mr. Duffy’s career has focused on turnarounds of underperforming franchises with a focus on maximizing employee performance and revenue generation and reducing operating costs, while creating cultures of accountability through hands on leadership and career development of employees. His international experience at Aspire includes consulting on projects with The R & A, Leicester City FC and Tijuana Xolos (Liga MX). From 2010 to 2013, Mr. Duffy briefly left Aspire and oversaw finance and arena operations in a variety of roles at Bobcats Sports and Entertainment, including roles as EVP, CFO and CAO. He served as liaison to the City of Charlotte for the expansion NBA Franchise Charlotte Bobcats and Time Warner Cable Arena. Prior to Aspire, Mr. Duffy held the positions of CFO of the San Francisco 49ers (1996-1999), CAO of the Buffalo Bills (1999-2000), CFO of the Florida Panthers (2001-2003) and EVP, CFO of Atlanta Spirit, LLC (2004-2008), a group that bought the operating rights of the Atlanta Hawks, Atlanta Thrashers and Philips Arena in 2004 Mr. Duffy holds a Masters of Science in Accounting from New York University, and AB in Economics from Princeton University and has earned a CPA.

David B. Falk serves as a member of our Board of Directors and as our Senior Advisor. Mr. Falk is the founder of Falk Associates Management Enterprises (FAME) which provides specialized and personal representation services to the company’s elite clientele of NBA superstars. Prior to founding FAME in 1992, Mr. Falk served as vice chairman of ProServ where he represented numerous professional athletes. Mr. Falk has successfully negotiated a number of large and notable NBA contracts, including Alonzo Mourning’s historical $100 million contract in 1995 and Michael Jordan’s 1996 one-year contract for $30 million. Mr. Falk was also influential in the creation of the “Air Jordan” brand and was an executive producer of the movie “Space Jam.” Mr. Falk is an investor in Consumable, a digital advertising company, Hyperwave, a cooking technology company, Ostendo, a quantum photonics technology company, Wheels Up, an aviation company, and Block Six Analytics. Mr. Falk first attended and is now a member of the Board of Trustees for Syracuse University. Mr. Falk endowed and founded the David B. Falk College of Sports and Human Dynamics at Syracuse University, a leading sports program in the U.S. Mr. Falk was selected to serve on the board of directors due to his significant and world-renowned experience in the sports industry.

Donna Orender serves as a member of our Board of Directors. Ms. Orender spent 17 years at the PGA TOUR where she served as one of three senior executives in the Office of the Commissioner. During her time there, she exponentially grew the TOUR’s television rights and led a major expansion of global production, programming distribution and digital business while also founding PGA TOUR Radio with partner Sirius XM. From 2005 to 2010, Ms. Orender served as the President of the WNBA. During her term business metrics that saw growth included sponsorship, television ratings, profitability and attendance growth (following an eight year decline). Ms. Orender began her current role as Chief Executive Officer of Orender Unlimited, a consulting and advisory firm, in 2011. Ms. Orender serves on the nominating and compensation committees for the V Foundation for Cancer Research board, the board of the World Surf League, and is the founder of Generation W, an organization that focuses on educating, inspiring and connecting women and girls in the service of building better communities. Ms. Orender received a B.A. from Queens College and is a multiple hall of fame athlete. Ms. Orender received a B.A. from Queens College. Ms. Orender was selected to serve on the board of directors due to her significant and trailblazing experience in the sports industry.

Kenneth L. Shropshire serves as a member of our Board of Directors. Mr. Shropshire has been a faculty member of the Wharton School at the University of Pennsylvania (“Wharton”) since 1986, where he is now an emeritus professor, with an expertise in sports business and law. During his tenure at Wharton, Mr. Shropshire founded the Wharton Sports Business Initiative in 2004, a sports business research center and served as a director until 2017. One such example of the innovative programming Mr. Shropshire developed at Wharton includes the NFL/NFLPA Player Business Education Transition Program. Currently, in addition to being a professor emeritus at Wharton, Mr. Shropshire is the Chief Executive Officer of the Global Sport Institute, and serves as the Adidas Distinguished Professor of Global Sport at Arizona State University since joining in 2017. Mr. Shropshire has served as a director of Moelis & Company since 2014. In addition, Mr. Shropshire acts as an advisor to multiple organizations in the sports industry, including Altius Sports Partners, Arctos Sports Partners, Overtime Elite, and Pro Sports Assembly. Mr. Shropshire earned an undergraduate degree in economics from Stanford University and a law degree from Columbia University, and is a member of the California bar. He joined the law firm of Manatt, Phelps, Rothenberg and Tunney in Los Angeles prior to working with the 1984 Olympic Games and beginning his lengthy career at Wharton. Mr. Shropshire was also the former President of the Sports Lawyers Association, the largest organization of sports lawyers in the world. Mr. Shropshire was selected to serve on the board of directors due to his significant and world-renowned experience in the sports industry as well as his experience serving on boards of directors.

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Executive and Director Compensation

None of our executive officers or directors have received any cash compensation for services rendered to us. The Sponsor, our executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to the Sponsor and our executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made from (i) funds held outside the trust account or (ii) interest earned on the trust account and released to us to pay our taxes. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the Company to the Sponsor, officers, directors or senior advisor, or any affiliate of the Sponsor or officers, prior to completion of our initial business combination.

Number and Terms of Office of Officers and Directors

Our officers are appointed by the board of directors and generally serve for a term of three years. Our board of directors is authorized to appoint officers as it deems appropriate pursuant to the Current Charter.

In 2022, our Board of Directors held ten (10) meetings. No annual meeting was held in 2022.

Board Leadership Structure and Role in Risk Oversight

If our Board of Directors convenes for a meeting, the non-management directors will meet in executive session if the circumstances warrant. Given the composition of our Board of Directors with a strong slate of independent directors, our Board of Directors does not believe that it is necessary to formally designate a lead independent director at this time, although it may consider appointing a lead independent director if the circumstances change.

Our board of directors’ oversight of risk is administered directly through the board of directors, as a whole, or through its audit committee. Various reports and presentations regarding risk management are presented to our Board of Directors to identify and manage risk. The audit committee addresses risks that fall within the committee’s area of responsibility. For example, the audit committee is responsible for overseeing the quality and objectivity of our financial statements and the independent audit thereof. Management furnishes information regarding risk to our Board of Directors as requested.

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Director Independence

Nasdaq rules require that a majority of our Board of Directors be independent within one year of the IPO. An “independent director” is defined generally as a person who, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). Our board of directors has determined that David Falk, Donna Orender and Kenneth L Shropshire are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

Our board of directors has established three standing committees: an audit committee, a nominating committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

Our board of directors have three standing committees: an audit committee; a nominating committee; and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of Nasdaq require that the nominating and compensation committees of a listed company be comprised solely of independent directors.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

●	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

●	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

●	discussing with management major risk assessment and risk management policies;

●	monitoring the independence of the independent auditor;

●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

●	reviewing and approving all related-party transactions;

●	inquiring and discussing with management our compliance with applicable laws and regulations;

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●	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

●	appointing or replacing the independent auditor;

●	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

●	approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

During 2022, the audit committee held four meetings.

Compensation Committee

Our board of directors has established a compensation committee of our Board of Directors. The members of our compensation committee are Ms. Orender, Mr. Falk and Mr. Shropshire, each of whom is an independent director under Nasdaq listing standards. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer’s based on such evaluation;

●	reviewing and approving the compensation of all of our other Section 16 executive officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement/prospectus and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

●	producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

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The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating Committee

We have established a nominating committee of the board of directors, which consists of Ms. Orender, Mr. Falk and Mr. Shropshire, each of whom is an independent director under Nasdaq’s listing standards. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our Board of Directors. The nominating committee considers persons identified by its members, management, stockholders, investment bankers and others.

The guidelines for selecting nominees, which are specified in the Nominating Committee Charter, generally provide that persons to be nominated:

●	should have demonstrated notable or significant achievements in business, education or public service;

●	should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

●	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our Board of Directors.

Communication with Directors

Our board of directors has established a process for stockholders to send communications to them. Stockholders may communicate with our Board of Directors generally or a specific director at any time by writing to the Company’s Secretary, c/o Goal Acquisitions Corp., 12600 Hill Country Blvd, Building R, Suite 275, Bee Cave, Texas 78738. We will review all messages received, and forward any message that reasonably appears to be a communication from a stockholder about a matter of stockholder interest that is intended for communication to our Board of Directors. Communications are sent as soon as practicable to the director to whom they are addressed, or if addressed to our Board of Directors generally, to the Chief Executive Officer. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of stockholder interest are not forwarded to our Board of Directors.

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Code of Ethics

We have adopted a Code of Ethics that applies to all of our directors, executive officers and employees that complies with the rules and regulations of the Nasdaq. The Code of Ethics codifies the business and ethical principles that govern all aspects of our business.

We have previously filed copies of our form of Code of Ethics, our form of Audit Committee Charter and our form of Compensation Committee Charter as exhibits to our registration statement in connection with our IPO. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request to us in writing at 12600 Hill Country Blvd, Building R, Suite 275, Bee Cave, Texas 78738 or by telephone at (888) 717-7678.

Conflicts of Interest

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to other entities, pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations to present the opportunity to such entity, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. We believe, however, that the fiduciary duties or contractual obligations of our officers or directors will not materially affect our ability to complete our initial business combination. The Current Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our Company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation.

In addition, the Sponsor and our officers and directors may sponsor or form other special purpose acquisition companies similar to ours or may pursue other business or investment ventures during the period in which we are seeking an initial business combination. Any such companies, businesses or investments may present additional conflicts of interest in pursuing an initial business combination. However, we do not believe that any such potential conflicts would materially affect our ability to complete our initial business combination.

When you consider the recommendation of our Board of Directors that you vote in favor of approval of the Business Combination, you should be aware that the Initial Stockholders and the Company’s directors and officers, have interests in the Business Combination that may be different from, or in addition to, the interests of the Company’s other stockholders and warrant holders. These interests include:

●	The Sponsor and our officers and directors will lose their entire investment in us if we do not complete a business combination within the completion window.

●	On November 24, 2020, the Sponsor paid $25,000 in consideration for 5,750,000 founder shares, or approximately $0.004 per share, to cover certain of our offering costs in connection with the IPO. On December 16, 2020, the Company effected a dividend of .125 of a share of common stock for each outstanding share of common stock, resulting in our Initial Stockholders holding 6,468,750 founder shares. In December 2020, the Sponsor transferred an aggregate of 2,354,000 founder shares to our officers, directors and advisors. The 6,468,750 founder shares have an aggregate market value of approximately $[●] based upon the closing per share price of $[●] on Nasdaq on [●], 2023.

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●	On February 16, 2021, in connection with the closing of the IPO, the Sponsor purchased 600,000 private units from the Company at a price of $10.00 per private unit, for an aggregate purchase price of $6,000,000. On February 24, 2021, in connection with the issuance and sale of over-allotment, the Sponsor purchased 67,500 private units from the Company at a price of $10.00 per private unit, for an aggregate purchase price of $675,000. Each private unit consists of one share of common stock and one-whole warrant. The 667,500 private units have an aggregate market value of approximately $[●] based upon the closing per public share price of $[ ] and the public warrant price of $[●] on Nasdaq on [●], 2023. On February 7, 2023 we obtained consent of our stockholders to extend the period of time Goal has to consummate its initial business combination to March 18, 2023, subject to extension by the Board of Directors for up to five thirty-day periods. Thereafter, on March 9, 2023, April 6, 2023 and May 8, 2023 the Board of Directors voted to authorize thirty-day extensions to the period of time Goal has to consummate its initial business combination.

●	In the event that the Company does not complete a business combination within the completion window, the 6,468,750 founder shares and 667,500 private units, for which the Sponsor has invested a total of $6,700,000 and which have an approximate aggregate market value of $[●] as of [●], 2023 (a portion of which is allocable to each of our officers and directors who made capital contributions to the Sponsor), will expire worthless, the Company may be unable to pay $1,877,895 in aggregate out-of-pocket expenses expected to be repaid by the Company to the Sponsor and our officers and directors upon consummation of the Business Combination. After the Business Combination, assuming no redemptions, the Sponsor will beneficially own approximately [ ]% of our common stock on a fully diluted basis (not including the Sponsor Earnout Shares). As a result, the Sponsor and our officers and directors have an aggregate of up to $8,577,895 at risk that depends on the completion of a business combination within the completion window.

●	The Initial Stockholders and our officers and directors have agreed to waive their redemption rights with respect to their founder shares and any public shares they hold in connection with the completion of the Business Combination. In addition, the Initial Stockholders and our officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if the Company fails to complete a business combination within the completion window. There will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless if we fail to complete our initial business combination within the completion window. Our Initial Stockholders did not receive separate consideration for their waiver of redemption rights other than the receipt of founder shares for a nominal purchase price.

●	The Current Charter contains a waiver of the corporate opportunities doctrine. With such waiver, there could have been business combination targets that may have been suitable or worth consideration for a combination with Goal but not offered due to a Goal director’s duties to another entity. Goal does not believe that the potential conflict of interest relating to the waiver of the corporate opportunities doctrine in the Current Charter impacted its search for an acquisition target and that Goal was not prevented from reviewing any opportunities as a result of such waiver.

●	The nominal purchase price paid by the Sponsor and our officers and directors for the founder shares may result in significant dilution to the implied value of the public shares upon consummation of the Business Combination. In addition, the value of the founder shares following the Closing is likely to be substantially higher than the nominal price paid for them, even if the trading price of our common stock is substantially less than $10.00 per share. As a result, the Sponsor and our officers and directors are likely able to recoup their investment in us and make a substantial profit on that investment, even if our public shares have lost significant value. Accordingly, the Sponsor and our officers and directors may have an economic incentive that differs from that of our public stockholders to pursue and consummate an initial business combination rather than to liquidate and to return all of the cash in the trust account to the public stockholders, even if that business combination were with a riskier or less-established target business.

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●	Following the consummation of the Business Combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

●	Upon the Closing, Jean-François Blas, Guillaume Briche, Manuel Cruz, David Falk, Alex Greystoke, Jean-Luc Linkenheld, Jon Miller, Donna Orender, Bastien Peyre, Eric Peyre, Julie Peyre, Joël Pla, and David Saab are expected to serve on Digital Virgo’s board of directors. Upon the Closing, Harvey Schiller, BNP Paribas Développement (represented by Gilles Poncet) and [●] are expected to serve as board observers on Digital Virgo’s board of directors. As such, in the future they may receive any cash fees, stock options or stock awards that the Company and its board of directors determines to pay to its directors and/or officers.

●	In connection with execution of the Business Combination Agreement, we entered into the A&R Investor Rights Agreement, which provides certain of the Company’s stockholders, including the Sponsor and holders of the founder shares, private shares, private warrants and shares of common stock issuable upon conversion of the founder shares and private warrants, with certain rights including, registration rights.

●	Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, the Company’s officers and directors are entitled to reimbursement for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. As of [●], 2023, the total aggregate amount of out-of-pocket expenses expected to be repaid by the Company upon consummation of the Business Combination is $[●].

●	In connection with the Closing, the Sponsor and our officers and directors would be entitled to the repayment of any working capital loans and advances that have been made to the Company and remain outstanding. As of the date of this proxy statement/prospectus, there are approximately $1,877,895 in such working capital loans and advances outstanding. Working Capital Loans consistent with the prospectus relating to the IPO would either be paid upon completion of a business combination, without interest, or, at the holder’s discretion, up to $1,500,000 could be converted into units at a price of $10.00 per unit. The units would be identical to the private units. In the event that a business combination does not close, the Company may use a portion of the proceeds held outside the trust account to repay the Working Capital Loans, but no proceeds held in the trust account would be used to repay the Working Capital Loans.

●	In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.00 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. We will seek to reduce the possibility that Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business, execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

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●	Each of our officers and directors has fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity. The Current Charter provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Company and such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Company to pursue, and to the extent the director or officer is permitted to refer that opportunity to the Company without violating any legal obligation.

●	None of our officers and directors is required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

These potential conflicts described above may not be resolved in the Company’s favor.

Limitation on Liability and Indemnification of Officers and Directors

The Current Charter provides that our officers and directors will be indemnified by us to the fullest extent authorized by Section 145 of the Delaware General Corporate Code, as it now exists or may in the future be amended. In addition, the Current Charter provides that our directors will not be personally liable for money damages to us or our stockholders for breaches of their fiduciary duty as directors, except for liability for (i) breaches of their duty of loyalty to us or our stockholders, (2) for acts or omissions in bad faith, or which involve intentional misconduct or a knowing violation of law, (iii) for liability arising under Section 174 of the DGCL, or (iv) for transactions from which such director derived an improper personal benefit from their actions as a director.

The Digital Virgo Organization Documents provide that, upon ratification, our officers and directors will, be indemnified by us, except for actions, suits, or proceedings brought by or in the right of the Company, against expenses, judgements, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any being an actual or threatened party in such action, suit or proceeding against such person by reason of their status as an officer or director of the Company, if our Board of Directors determines that such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. However, where such action, suit or proceeding is brought by or in the right of the Company, we will only indemnify such officer or director against expenses actually and reasonably incurred in connection thereto if our Board of Directors determines that such person acted in good faith and in a manner such person reasonably believe to be in or not opposed to the best interests of the Company, except no indemnification shall be made in connection which any matter, issue, or claim as to which such person shall have been adjudged to be liable to the Company unless and only the extent that the court of competent jurisdiction adjudges to be proper.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Current Charter. Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We will purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. Except with respect to any public shares they may acquire (in the event we do not consummate an initial business combination), our officers and directors have agreed to waive (and any other persons who may become an officer or director prior to the initial business combination will also be required to waive) any right, title, interest or claim of any kind in or to any monies in the trust account, and not to seek recourse against the trust account for any reason whatsoever, including with respect to such indemnification.

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These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Audit Fees

The firm of Marcum, LLP (“Marcum”) acts as our independent registered public accounting firm. The following is a summary of fees paid to Marcum for services rendered.

Audit Fees. Audit fees consist of fees for professional services rendered for the audit of our year-end financial statements, reviews of our quarterly financial statements and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings. The aggregate fees for Marcum LLP for audit fees, inclusive of required filings with the SEC for the period from October 26, 2020 (inception) through December 31, 2020, and of services rendered in connection with our IPO, totaled $44,805. The aggregate fees for Marcum LLP for audit fees, inclusive of required filings with the SEC for the fiscal year ending December 31, 2021 totaled $63,710.

Audit-Related Fees. For the years ended December 31, 2021 and December 31, 2020, our independent registered public accounting firm did not render assurance and related services related to the performance of the audit or review of financial statements.

Tax Fees. For the period from October 26, 2020 (inception) through December 31, 2021, our independent registered public accounting firm did not render services to us for tax compliance, tax advice and tax planning.

All Other Fees. For the period from October 26, 2020 (inception) through December 31, 2021, there were no fees billed for products and services provided by our independent registered public accounting firm other than those set forth above.

Pre-Approval Policy

Our audit committee was formed upon the consummation of the IPO. As a result, the audit committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our audit committee were approved by our Board of Directors. Since the formation of our audit committee, and on a going-forward basis, the audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such, and we and the members of our management team have not been subject to any such proceeding in the 12 months preceding the date of this proxy statement/prospectus.

Periodic Reporting and Audited Financial Statements

We have registered our securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports contain consolidated financial statements audited and reported on by our independent registered public accounting firm.

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GOAL MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

We are a blank check company incorporated on October 26, 2020 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The registration statement for the Company’s IPO was declared effective by the U.S. Securities and Exchange Commission on February 10, 2021. On February 16, 2021, the Company consummated the IPO of 22,500,000 Units at a price of $10.00 per Unit, for total gross proceeds of $225,000,000. On February 24, 2021, the underwriters exercised the over-allotment option in full, and the closing of the issuance and sale of the additional 3,375,000 Units (the “Over-Allotment Units”). The issuance by the Company of the Over-Allotment Units at a price of $10.00 per unit resulted in total gross proceeds of $33,750,000. Each Unit consists of one shares of common stock, $0.0001 par value, and one redeemable warrant entitling its holder to purchase one share of common stock at a price of $11.50 per share.

Simultaneously with the closing of the IPO, the Company consummated the sale of 600,000 units (the “Private Units”), at a price of $10.00 per Private Unit. On February 24, 2021, simultaneously with the issuance and sale of the Over-Allotment Units, the Company consummated the sale of an additional 67,500 Private Units (the “Over-Allotment Private Units” and, together with the IPO Private Placement, the “Private Placements”), generating gross proceeds of $6,675,000.

The Company intends to effectuate its Business Combination using cash from the proceeds of its IPO and the proceeds of the Private Placements, its capital stock, debt, or a combination of cash, stock and debt.

Results of Operations

For the three months ended March 31, 2023, we had a net loss of $390,290. We had investment income of $1,829,146 on the amount held in Trust. We recognized a $219 loss on the change in the fair value of the warrant liability. We incurred $1,845,219 of operating costs and business combination expenses. We also recognized a $373,998 provision for income taxes.

For the three months ended March 31, 2022, we had a net loss of $76,453. We incurred $272,644 of operating costs consisting mostly of general and administrative expenses. We had investment income of $26,058 on our amounts held in Trust. We also recognized a $170,133 gain on the change in the fair value of the warrant liability.

For the year ended December 31, 2022, we had net loss of $296,853. We incurred $3,656,059 of formation and operating costs consisting mostly of general and administrative expenses and business combination expenses. We also recognized a $709,969 provision for income taxes. We had investment income of $3,730,147 on amounts held in the trust account and also recognized a $339,028 gain from the change in the fair value of the warrant liability.

For the year ended December 31, 2021, we had a net loss of $1,277,454. We incurred $1,596,618 of formation and operating costs consisting mostly of general and administrative expenses. We had investment income of $25,592 on amounts held in the trust account and also recognized a $293,572 gain from the change in the fair value of the warrant liability.

Proposed Business Combination

On February 8, 2023, we entered into the Business Combination Agreement with Goal Nevada, Digital Virgo, the Digital Virgo Shareholders, the DV Shareholders Representative as defined in the Business Combination Agreement, which amends and restates the business combination agreement, dated as of November 17, 2022, by and among the Company, Digital Virgo, and certain other parties in its entirety.

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Concurrently with the execution of the Business Combination Agreement, the Company and Goal Nevada entered into the Merger Agreement, pursuant to which the Company will, prior to the Closing (as defined in the Merger Agreement), reincorporate as a Nevada corporation by merging with and into Goal Nevada, a newly-formed wholly-owned subsidiary of the Company, with Goal Nevada surviving the merger.

Pursuant to the Business Combination Agreement and after the consummation of the Reincorporation Merger, Digital Virgo will acquire all of the outstanding shares of Goal Nevada whereby the outstanding shares of Goal Nevada will be exchanged for shares of Digital Virgo by means of a statutory share exchange under Nevada law.

The Business Combination Agreement and the Exchange, as well as the Merger Agreement and the Reincorporation Merger, were approved by the board of directors of the Company.

The Business Combination Agreement contains customary representations, warranties and covenants of the parties thereto. The consummation of the transactions contemplated by the Business Combination Agreement is subject to certain conditions as further described therein.

The Merger Agreement contains customary representations, warranties and covenants of the parties thereto. The consummation of the proposed Merger is subject to certain conditions as further described in the Merger Agreement.

See the Current Report on Form 8-K filed by us with the SEC on February 10, 2023 for a copy of the Amended and Restated Business Combination Agreement and the Merger Agreement and additional information.

Extension and Redemptions

On February 7, 2023, our stockholders approved an amendment to the Investment Management Trust Agreement, dated February 10, 2021, by and between the Company and Continental, to change the date on which Continental must commence liquidation of the amount on deposit in the Trust Account established in connection with the Company’s initial public offering from February 16, 2023 to March 18, 2023, subject to extension by the board of directors for up to five additional thirty-day periods (the latest of which such date is referred to as the “New Termination Date”). As of the date of these financial statements, three payments of $258,750 each have been deposited into the Trust Account.

On February 7, 2023, our stockholders also approved an amendment (the “Charter Amendment”) to the Amended and Restated Certificate of Incorporation of the Company (the “Charter”) to (i) extend the initial period of time by which the Company has to consummate an initial business combination to the New Termination Date and (ii) make other administrative and technical changes in the Charter in connection with the New Termination Date, in each case, pursuant to an amendment in the form set forth in Annex A of the proxy statement that we filed with the SEC on January 9, 2023. We filed the Charter Amendment with the Secretary of State of the State of Delaware on February 8, 2023.

In connection with our stockholders’ approval and implementation of the Charter Amendment Proposal, the holders of 16,328,643 Public Shares exercised their right to redeem their shares for cash at a redemption price of approximately $10.13 per share, for an aggregate redemption amount of approximately $165,489,173. Following such redemptions, 9,546,357 Public Shares remain outstanding.

See the proxy statement filed by us with the SEC on January 9, 2023 and the Current Report on Form 8-K filed by us with the SEC on February 8, 2023 for additional information.

Liquidity, Capital Resources and Going Concern

As of March 31, 2023, we had $230,439 in cash and a working capital deficit of $6,703,804. In addition, in order to finance transaction costs in connection with a Business Combination, our initial stockholders, or certain of our officers and directors may, but are not obligated to, provide us with working capital loans (see Note 5 of the accompanying unaudited condensed financial statements). There are currently no amounts outstanding under any working capital loans.

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As of December 31, 2022, we had $10,897 in cash and a working capital deficit of $3,943,153. In addition, in order to finance transaction costs in connection with a Business Combination, our initial stockholders, or certain of our officers and directors may, but are not obligated to, provide us with working capital loans (see Note 5 of the accompanying financial statements). There are currently no amounts outstanding under any working capital loans.

In addition, in May 2021, we received a commitment letter from the Sponsor whereby the Sponsor committed to fund any working capital shortfalls through the earlier of an initial Business Combination or our liquidation. The loans would be issued as required and each loan would be evidenced by a promissory note, up to an aggregate of $300,000. In August 2021, we received a new commitment letter from the Sponsor to increase such loan amount up to $500,000. The loans will be non-interest bearing, unsecured and payable upon the consummation of our initial Business Combination or at the holder’s discretion, convertible into warrants of the Company at a price of $1.50 per warrant.

Effective as of November 4, 2021, upon approval of the Board of Directors, we entered into an Expense Advancement Agreement with the Sponsor. Pursuant to the Expense Advancement Agreement, the Sponsor has agreed to advance to us from time to time, upon request by us, a maximum of $1,500,000 in the aggregate, in each instance issued pursuant to the terms of the form of promissory note, as may be necessary to fund our expenses relating to the investigation and selection of a target business and other working capital requirements prior to completion of any potential Business Combination.

Pursuant to the terms of the Expense Advancement Agreement, if we complete a Business Combination, we will repay all outstanding loaned amounts. No interest accrues on the unpaid principal balance of any Promissory Note. The Funding Party cannot seek repayment from the trust account for amounts owed under the Agreement. All loans from the Funding Party are convertible into warrants to purchase shares of common stock, at the option of the Funding Party. The number of convertible warrants granted will be equal to the portion of the principal amount of the Promissory Note being converted, divided by $1.50 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction related to our common stock occurring after the date of the Expense Advancement Agreement), rounded up to the nearest whole number of shares. The convertible warrants shall be identical to those warrants that were issued in a private placement that closed concurrently with our initial public offering. The holders of convertible warrants or shares of common stock underlying the convertible warrants are entitled to certain demand and piggyback registration rights pursuant to the terms of the Expense Advancement Agreement. All previously outstanding commitments from the Sponsor have been consolidated under the Expense Advancement Agreement, effective November 4, 2021.

Until consummation of its Business Combination, the Company will be using the funds not held in the trust account, and any additional Working Capital Loans for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, our Sponsor or its affiliates may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we will repay such loaned amounts. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such working capital loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Units. To date, the Company had no borrowings under the working capital loans.

We will need to raise additional capital through loans or additional investments from the Sponsor, stockholders, officers, directors, or third parties. Our officers, directors and the Sponsor may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet our working capital needs. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. These conditions raise substantial doubt about our ability to continue as a going concern one year from the date that our unaudited condensed financial statements included in this proxy statement/prospectus are issued.

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In connection with the Company’s assessment of going concern considerations in accordance with the Financial Accounting Standards Board’s (“FASB’s”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until August 15, 2023, assuming the Board of Directors approves all five 30-day extensions approved by our stockholders to consummate a business combination. It is uncertain that we will be able to consummate a business combination by this time. If a business combination is not consummated by this date and an extension of the period of time the Company has to complete a business combination has not been approved by the Company’s stockholders, there will be a mandatory liquidation and subsequent dissolution of the Company. We have determined that our insufficient capital and mandatory liquidation, should a business combination not occur, and an extension not approved by the stockholders of the Company, and potential subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern one year from the date these unaudited condensed financial statements are issued. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after August 15, 2023. We intend to continue to complete a business combination, including the Transaction, before the mandatory liquidation date. The Company is within 12 months of its mandatory liquidation date as of the time of filing of this proxy statement/prospectus.

These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of the balance sheet. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

Under the current rules and regulations of the SEC we are not deemed an investment company for purposes of the Investment Company Act of 1940 (the “Investment Company Act”); however, on March 30, 2022, the SEC proposed new rules (the “Proposed Rules”) relating, among other matters, to the circumstances in which SPACs such as us could potentially be subject to the Investment Company Act and the regulations thereunder. The Proposed Rules provide a safe harbor for companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that a SPAC satisfies certain criteria. To comply with the duration limitation of the proposed safe harbor, a SPAC would have a limited time period to announce and complete a de-SPAC transaction. Specifically, to comply with the safe harbor, the Proposed Rules would require a company to file a Current Report on Form 8-K announcing that it has entered into an agreement with a target company for an initial business combination no later than 18 months after the effective date of the SPAC’s registration statement for its initial public offering. The company would then be required to complete its initial business combination no later than 24 months after the effective date of such registration statement.

There is currently uncertainty concerning the applicability of the Investment Company Act to a SPAC, including a company like ours. We did not enter into a definitive business combination agreement within 18 months after the effective date of our registration statement relating to our initial public offering and there is a risk that we may not complete our initial business combination within 24 months of such date. As a result, it is possible that a claim could be made that we have been operating as an unregistered investment company. If we were deemed to be an investment company for purposes of the Investment Company Act, we may be forced to abandon our efforts to complete an initial business combination and instead be required to liquidate. If we are required to liquidate, our investors would not be able to realize the benefits of owning stock in a successor operating business, including the potential appreciation in the value of our stock and warrants following such a transaction.

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Currently, the funds in our trust account are held only in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. The Investment Company Act defines an investment company as any issuer which (i) is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities; (ii) is engaged or proposes to engage in the business of issuing face-amount certificates of the installment type, or has been engaged in such business and has any such certificate outstanding; or (iii) is engaged or proposes to engage in the business of investing, reinvesting, owning, holding, or trading in securities, and owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of Government securities and cash items) on an unconsolidated basis.

The longer that the funds in the trust account are held in money market funds, there is a greater risk that we may be considered an unregistered investment company. In the event we are deemed an investment company under the Investment Company Act, whether based upon our activities, the investment of our funds, or as a result of the Proposed Rules being adopted by the SEC, we may determine that we are required to liquidate the money market funds held in our trust account and may thereafter hold all funds in our trust account in cash until the earlier of consummation of our business combination or liquidation. As a result, if we were to switch all funds to cash, we will likely receive minimal interest, if any, on the funds held in our trust account after such time, which would reduce the dollar amount our public stockholders would receive upon any redemption or liquidation of our Company.

Critical Accounting Policies and Estimates

This management’s discussion and analysis of our financial condition and results of operations is based on our unaudited condensed financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these unaudited condensed financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our unaudited condensed financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We have identified the following as our critical accounting policies:

Warrant Liabilities

We account for the warrants issued in connection with our initial public offering in accordance with Accounting Standards Codification (“ASC”) 815-40, Derivatives and Hedging-Contracts in Entity’s Own Equity (“ASC 815”), under which the warrants do not meet the criteria for equity classification and must be recorded as liabilities. As the warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants are measured at fair value at inception and at each reporting date in accordance with ASC 820, Fair Value Measurement, with changes in fair value recognized in the Statement of Operations in the period of change.

Common stock subject to possible redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. As of both March 31, 2023 and December 31, 2022, 9,546,357 and 25,875,000 shares of common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheets.

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The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid-in capital and accumulated deficit.

Net (Loss) Income per Common Share

The Company has one class of common stock, common stock sold in the IPO is subject to possible redemption. The 25,875,000 common stock underlying the outstanding warrants were excluded from diluted earnings per common stock for the three months ended March 31, 2023 and 2022 because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net (loss) income per common share is the same as basic net loss per common share for the periods.

Recent Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for the fiscal years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The adoption of ASU 2020-06 is not expected to have an impact on our financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” under the JOBS Act and are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We elected to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

As an “emerging growth company”, we are not required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

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INFORMATION ABOUT DIGITAL VIRGO

Unless the context otherwise requires, all references in this section to the “Company”, “Digital Virgo”, “we,” “us,” or “our” refer to the Business of Digital Virgo and its Subsidiaries prior to the consummation of the Business Combination.

Purpose

Digital Virgo’s activities are founded on the observation that there are 8 billion people in the world and over 8 billion SIM cards, but only 2.8 billion credit cards. For this reason, the uncarded majority of humans rely increasingly on a mobile payment method that allows users to make purchases by charging payments to their mobile phone carrier bill (“Direct Carrier Billing”) to pay for goods and services via the telecom operator monthly bill or prepaid card. Easier and faster, telecom payment is also more secure than credit cards because it does not require sharing bank details for each transaction. Card or account numbers are not online, and the payment pathway is shorter.

Telecom payment businesses have considerable potential in emerging economies, particularly in Africa, where Digital Virgo is firmly established. African economies are experiencing tremendous growth (by 2027, Sub-Saharan Africa’s GDP is estimated to record a growth rate of over 4%, while the European Union’s economy would expand by less than 2%) due to their young population (with median age estimated at 19.7 years in 2022) that consumes digital products. Despite this growth, the banking penetration rate remains low (the financial inclusion rate was an average of 63.8% in Africa in 2021) so telecom businesses are now vying to bridge the gap between economic growth and banking penetration. We have a great role to play in terms of financial and digital inclusion.

Globally, the telecommunications sector represented a market of more than 5.5 billion users in 2022. Access to this customer source is therefore a major issue for merchants of goods and services.

Direct Carrier Billing is also gaining momentum in mature markets, such as Europe or the U.S. Consumers are more than ever willing to pay for digital goods and services, demanding seamless payment methods that provide a fast and secure way to purchase online. In these regions, the catalyst to the expansion of payment methods such as Direct Carrier Billing is the better adaptability that they have to the digital environment and the idea of having a wide range of options to pay with, as each customer wants to decide how to pay.

Moreover, the pandemic has accelerated the use of mobile payments and the overall consolidation of a cashless society. COVID-19 has also amplified the shift to Direct Carrier Billing across many markets worldwide as consumers seek to avoid exchanging cash and touching payment terminals. This situation has turned Direct Carrier Billing from a solution in underbanked areas into a truly global opportunity.

With more than 72% of e-commerce sales happening on a mobile device, we can say that we are in front of a mobile-driven society where users demand immediacy and convenience when making their payments. And this convenience is also driven by providing a frictionless experience in the checkout process that bring conversion rates five times higher than credit cards. 75% of online shoppers consider that an easy checkout process is key in a shopping experience.

In this context, it comes as no surprise to see regions such as the United States experiencing a steady growth in the Direct Carrier Billing market. According to Juniper Research, in 2022 the total end user spends via Direct Carrier Billing in the country exceeded $8.5 billion, which represented 13.5% of the worldwide total. Furthermore, the Compound Annual Growth Rate (“CAGR”) from 2022 to 2025 is set to surpass 18%, a great example of the potential of Direct Carrier Billing in mature markets.

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Overview

Since 2008, Digital Virgo has provided access to paid digital content and services to people through the implementation of premium entertainment and commerce offers strengthened by alternative payment methods (i.e., Direct Carrier Billing, an online mobile payment method that allows users to make purchases directly charged to their mobile phone bill or prepaid SIM card and Mobile Money, a service in which the mobile phone is used to access financial services through an electronic wallet) and digital marketing.

To enable this, Digital Virgo connects merchants to telecom operators to provide both players a full range of tools and platforms (global hub) to facilitate the deployment, integration, and optimization of mobile payment and distribution solutions. This global Hub enables end users to access entertainment and commerce through an easy, secure, and frictionless experience.

A global distribution hub which includes:

●	Content and commerce delivery. Digital Virgo offers merchants of goods and services and media companies a complete and integrated range of monetization and distribution features strengthened by alternative payment methods (i.e., Direct Carrier Billing and Mobile Money) and digital marketing.
●	Payment integration. Digital Virgo connects merchants of goods and services (content creators and producers, media companies, companies using digital tickets) to the billing system of telecom operators, which thereby benefit from new income sources from payment transactions made via a charge to the subscribers’ bills, the credit of prepaid cards or Mobile Money services (eWallets and local debit).
●	User acquisition campaigns. To optimize the performance and profitability of the distribution process, Digital Virgo combines a digital marketing service in direct connection with the world’s leading digital marketing companies: Google, Facebook, TikTok, Snapchat, Bing ads, YouTube advertising, and all major players in the digital marketing ecosystem.

This model enables Digital Virgo to address the growing need for the digitalization of payment by using a simple, fast, secure transactional channel available anywhere mobiles are used. Digital Virgo distinguishes itself by its holistic approach to mobile payment, which considers the customer’s journey and the cultural context of the product, along with advertising opportunities – all the while complying with regulatory frameworks.

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We are “glocal,” global expertise and local presence

We are “glocal,” a combination of global know-how and local expertise. Through regular organic growth and external acquisitions, Digital Virgo has built a global network. Our international experience and local expertise enable us to deliver world-class service tailored to the cultural, technological, and regulatory specifics of each market in which we operate. At the date of this proxy statement, Digital Virgo distributes content and services in more than 40 countries, in 15 different languages, and has the capacity to support its international and local partners on five continents, thanks to 860 people in over 30 offices in 22 countries around the world.

Digital Virgo’s scope of action is international; its know-how is supported by local teams at the heart of the concerns, practices, and culture of the operated countries.

Locations
Connections
United Kingdom
Belgium
Germany
Czech Rep.
Austria
Lithuania
Poland
France
Slovakia
Spain
Portugal
Italy
Tunisia
Greece
Turkey
Azerbaijan
Iraq
Saudi Arabia
Kuwait
Bahrein
Qatar
Jordan
UAE
Oman
Morocco
Mauritania
Mali
Senegal
Guinea
Sierra Leone
Ivory Coast
Ghana
Burkina Faso
Libya
Egypt
Cameroon
Nigeria
CAR
DRC
Gabon
Botswana
South Africa
Madagascar
Mauritius Island
Sri Lanka
Malaysia
Singapore
Indonesia
Mexico
Ecuador
Peru
Brazil
Chile
Argentina
DIGITALVIRGO

A strong history of growth and profitability

Since its creation, Digital Virgo has experienced significant growth supported by targeted acquisitions and expansion. Digital Virgo has demonstrated its ability to generate sustained organic and external growth, continuously improve its margins, and generate cash flow to finance its development, particularly internationally. Digital Virgo has opened offices in 15 countries over the last 10 years. Based on its experience in the global telecom ecosystem and a solid understanding of the local environment, both cultural and regulatory, as well as its ability to support the development of its subsidiaries through the support of its technological platforms, Digital Virgo has succeeded in deploying new offerings. In 2021, Digital Virgo generated revenue of €390 million.

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Digital Virgo has carried out nearly 15 acquisitions since its creation. It therefore believes that it has a proven ability to identify opportunities for external growth and considerable experience in deploying its expertise in varied geographic areas and complementary technologies. Digital Virgo also believes that it has a strong ability to unite the executives and managers of companies acquired around its values and projects, and to retain and make use of these talents over the long term. For example, Guillaume Briche, Chief Executive Officer of the Company, was the former Chief Executive Officer of Cellcast Media, which was acquired in 2011.

Ecosystem and strategic partnerships

Digital Virgo’s growth is the result of a virtuous economic model that is essentially based on the alignment of the interests of all the players in the value chain: telecom operators, merchants, and Digital Virgo share the revenues related to the consumption of content and services and therefore have a common interest in offering a varied offering adapted to each category of customers in each geographic area in order to increase their volume of activity.

Digital Virgo’s expertise and experience in telecom payments make it a trusted partner to telecom operators and merchants worldwide. Digital Virgo thus believes that increasing the number of merchants and telecom operators, along with the range of technological and “glocal” expertise, will increase revenues for all stakeholders.

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Telecom operators, important local players, at the heart of digitalization

Telecom operators are at the heart of the digitization of payments because they are in direct contact with mobile users, and they have means of direct billing. Their strategic objectives are to:

●	expand the use of their transactional channels to provide their subscribers with access to quality content and services; and
●	build user loyalty and engagement with existing customers.

Digital Virgo has developed a range of services to help them achieve and exceed their strategic goals by:

●	ensuring a cost-effective, scalable, and sustainable ecosystem, technically and legally,
●	connecting premium merchants and Over The Top (“OTT”) to their billing systems,
●	providing them with a technological platform called DV PASS for the management, monitoring, and optimization of transactions
●	offering turnkey products to animate, expand, and retain their subscriber bases: Entertainment platforms aggregating merchant content or services such as streaming, gaming, E-Sports, video on demand “VOD”, games, etc.)
●	implementing brand partnerships with a game, music, or VOD publisher, to offer a white label service or create a promotional offer.

Our “glocal” (mix of global and local expertise) organization is key for our relationships with telecom operators. While they generally have a global dimension, in most cases they also have a “glocal” organization with autonomous departments by geographical area. Digital Virgo’s local teams are therefore in direct contact with telecom operators in various countries, both commercially and technically.

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Merchants, tailor-made solutions adapted to their industries

Payment via carriers’ billing systems is now at the heart of merchants’ growth by providing new sources of revenue. It allows them to access new countries with low banking penetration, and it provides a better user experience thanks to the transactional path associated with mobile payment. There is no need to enter bank details, which is a faster and more secure access to the service. This mobile payment model meets the goals of internationalization and simplification of the customer journey for merchants. All our solutions are designed, developed, and adapted to fit the specifics of each ecosystem.

The merchants are:

●	Content creators and producers who want to monetize their games, videos, music, etc., distributed via online apps and services.
●	Digital service owners who want to distribute their services internationally or who want to address new users with a larger payment offer.
●	Media companies, TV, press, radio, etc., wishing to monetize their audience or the online service they own or the content they create.
●	Companies using digital tickets: ticketing providers who want to connect to alternative payment methods but also transportation companies, urban convenience industry (e.g., car parks, electrical scooters, bus, tram, metro, trains) or the entertainment industry (e.g., concerts, theatres).

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Business Description

Digital Virgo enables people worldwide to access premium content and commerce in various themes. We are especially focused on new technologies and trends, such as mobility, gaming & eSports, VOD, music streaming services, and event ticketing, among others.

To enable this access, Digital Virgo connects telecom operators and merchants to its distribution hub made of delivery, payment, and advertising platforms. Three essential levers to enable a fast, easy, and secured distribution of content, goods, and services worldwide.

●	For merchants, it’s the opportunity to benefit from new distribution channels and therefore access new users and new areas and generate more revenue.
●	For telecom operators, it’s the opportunity to develop their billing process (payment via the monthly bill or prepaid card) and generate revenue from it but also to generate engagement by proposing content and services to its subscribers.
●	For the end-user, it’s the possibility to access qualitative content and be able to pay for it easily, quickly, and in a secured environment available anywhere in the world and with or without a credit card or a bank account by simply using a mobile to pay via a monthly bill or prepaid card of the telecom operator.

The distribution hub consists of several platforms, tools, and expertise described here.

The essential payment module integration

The payment module is key for the efficiency of the global distribution hub. It creates the opportunity to make transactions via the billing system of telecom operators, allowing consumers to pay directly using their existing monthly mobile subscription, prepaid credits, or eWallets. This model enables Digital Virgo to address the growing demand for the digitalization of payment by offering a simple, fast, secure alternative to traditional banking, accessible wherever mobiles are used.

Alternative payment methods

Various alternative payment methods available are described below:

Direct Carrier Billing

This refers to an online mobile payment method that allows users to make purchases directly charged to their mobile phone bill or prepaid SIM card. Direct Carrier Billing works across all mobile devices and is accessible to any user having a subscription or prepaid plan with a telecom operator.

Premium SMS

Payment by sending a simple message. Premium SMS is an offline payment method. It is one of the most-used methods worldwide for micro-transactions because it is a convenient and fast way to pay.

Premium Rate Numbers

Premium Rate Numbers allow direct billing for services provided by telephone. The caller doesn’t need to register in advance, remains anonymous, and is automatically charged on the telephone bill.

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USSD

It has many uses beyond mobile payment: voting, polling, content, ticketing. Unstructured Supplementary Service Data (“USSD”) banking works on all mobile phones.

Mobile Wallet

Mobile Wallet allows users to deposit money into an account linked to their mobile phone numbers and use the balance for digital or in-person purchases. This alternative to traditional banking is extremely secure.

These different payment methods enable Digital Virgo to address the growing demand for the digitalization of payment by offering a simple, fast, and secure alternative to traditional banking, which is accessible wherever mobiles are used. Digital Virgo’s holistic approach considers the customer journey, the local adaptation of products both culturally and technologically, and digital advertising while complying with the regulatory framework.

DV PASS, a global mobile payment transactions platform

DV PASS is Digital Virgo’s platform dedicated to mobile payment transactions management. It connects merchants to Mobile Money services and telecom operators’ billing systems, thereby enabling their customers to pay for goods or services via Mobile Money or via their mobile subscription through their monthly bill, eWallet, or prepaid cards.

DV PASS offers a fast and easy connection to mobile operators and Mobile Money providers. It:

●	allows merchants to accept online payments via the telecom operator’s billing system;
●	provides secure access to payment via telecom bills, prepaid cards, or eWallets; and
●	provides its services to merchants via Application Programming Interface (API) to ensure an efficient connection.

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More than a simple connection between counterparties, Digital Virgo provides with overall control of the telecom payment and Mobile Money ecosystem. DV PASS offers several benefits deployed before, during, and after any transaction:

●	Plug and Play Integration via a single API;
●	Robust Anti-Fraud Solution, monitoring of real-time massive events, big data analysis, and AI techniques;
●	reporting from powerful business intelligence tools and artificial intelligence technology;
●	customer care and e-Reputation;
●	transaction and promotion management;
●	expert support with Project Management Officers teams.

DV PASS technical infrastructure

Technology serving Direct Carrier Billing

Digital Virgo’s payment platform manages two types of transactions: single purchases and subscriptions. These two types of transactions start in the same way, through a payment pathway (“acquisition” stack) before access to the purchased service or digital content (web or native applications based “products” and “contents” stacks, on top of a “users management” stack). There is a second phase for subscription-type transactions (the subscription & billing stack): billing of the subscription on each anniversary date, as long as the merchant’s end-customer has not cancelled the subscription.

Subscription and Billing

The “billing” stack is the one by which subscriptions are billed on each anniversary date for telecom operators that provide merchants or their suppliers with direct access to their information system. Each telecom operator defines a framework, in terms of the timing of billing requests, the maximum amount per request, or even the number of billing attempts. These limits vary according to whether the user’s subscription is post-paid or pre-paid.

A synchronization and notification API is used when the telecom operators themselves manage the billing of subscriptions on their anniversary date. In this case, a script is executed on the DV PASS platform, which will query the telecom operators’ information systems to check, first, whether each subscriber of a merchant registered in the DV PASS system database is still subscribed and, second, whether the subscription amount has been billed. Following the feedback from the telecom operator, the DV PASS database is updated (unsubscribe, etc.).

DV Pass is managing every single subscription and billing flow available in the telecom payment industry, such as, Direct Carrier Billing, SMS, Wallet, USSD, or voice, and it can be integrated by any third-party merchant or payment aggregator through its own API.

Business Model, DV PASS

In the context of DV PASS, once the revenue from the transaction initiated by the end-consumer is received by the telecom operator, the operator deducts its share and pays Digital Virgo. After deducting its own share, Digital Virgo transfers the net balance to the merchants.

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Content and Commerce Delivery

DV CONTENT is a global mobile entertainment network dedicated to the content ecosystem.

DV CONTENT is a global distribution network dedicated to the content industry. DV CONTENT is a catalog of web apps and services in different topics: cloud gaming, sport and eSport, VOD and video, cloud TV, music and streaming, casual and lifestyle, reading and learning, or social apps. All services are localized and monetized according to the distribution zone. Turnkey services include the technical platform, premium content, payment module and promotional features.

End-users buy or subscribe to the apps and services offered, then pay by using telecom operators’ payment system or Mobile Money.

Content creators and publishers benefit from a large audience of mobile operator subscribers while telcos capitalize on loyalty and engagement integrating premium content services.

Distributed applications and services can be launched from different sources and in several formats:

Distribution sources and formats

Apps created by Digital Virgo

The DV CONTENT teams create applications and services to bring together content from several producers and content creators in different topics. It can be applications, web apps, digital services, marketplaces, or thematic hubs.

e.g., Fuze Forge

FuzeForge is an app dedicated to video games and esports, addressing 3 major segments of the gaming audience. It includes mobile games from brands such as Ubisoft, Disney, or Voodoo Games for mainstream casual gamers. Esports fans have a wide range of exclusive video content made by professional esports teams and covering top games such as Fortnite, League of Legends, DOTA, FIFA, and Counter-Strike. For core gamers, FuzeForge also proposes a store of games from major partners such as Capcom, 2K Games, Bandai Namco, and Rockstar Games.

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Existing app or service of a content producer which Digital Virgo can adapt to local interests.

App owners and content producers can use our services to allow their customers to pay via their mobile phone bill, prepaid credit, or eWallet account. This provides optimized conversion rates, and the occasion to extend their coverage while generating more revenue.

e.g., Digster

Digster is Universal Music’s streaming service. To ensure successful distribution on the African continent, Digital Virgo added local music content to the application and integrated the payment module via the operator’s bill to allow users to pay and thus access the service. Today, Digster is distributed in 10+ countries in Africa and the Middle East.

An existing app, available as a white label, to which the telecom operator associates its name.

App owners can use our white-label applications and services, which can be fully adapted and customized to the mobile operator’s brand thereby providing a solution that adapts to local cultural and technical needs.

e.g., Gamester, a gaming hub for Vodafone.

gamester
vodafone
gamester
Challenge
News
Explore
Account
Login
Go to Shop
SOLITAIRE
Solitaire : zen earth edition
PLAY
Winter Games
Spread some love
Voucher Shop
Shopping Cart
Purchased Vouchers
More options
amazon
FORTNITE
FINAL FANTASY
Maneater's wild DLC
Halo: MCC custom browser
Cyberpunk online update
Xbox on Android
Vita project cancelled
New Modern Warfare maps

Our partnership with Vodafone and Gamester allowed us to launch a Gaming hub in Qatar (“Gamester”) through an all-you-can-play game service.

●	Native version validated by store.
●	Web app.
●	Gamification features.
●	News.
●	eShop with pay-per-play PC games.

Loyalty programs for telecom operators

Customer loyalty is at the heart of telecom operators’ priorities and is one of the main challenges to sustain and grow the business. Loyalty programs create interactions with subscribers and enable telecom operators to animate and retain the mobile customer base.

e.g., Botola Quiz loyalty program for Inwi in Morocco

“Digital Virgo strengthened Inwi subscribers’ loyalty by launching Botola Quiz in Morocco. It is an operation based on the exclusive rights to the Botola National Championship and the national football team. It offers attractive prizes, customer retention, and adapted content – all supported by an SMS payment strategy that fits perfectly with the user’s journey.

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Business model of DV CONTENT

In the case of DV CONTENT, the user subscribes to or purchases digital content using the DV PASS platform. The telecom operator receives the revenues from the transaction initiated by the end consumer, which it pays to Digital Virgo after deducting its share. Digital Virgo receives a percentage corresponding to DV PASS for the management of the telecom payment process, to which is added a share for the DV CONTENT distribution part. Digital Virgo then shares the remaining amount with the content producers.

The specifics of loyalty programs

Loyalty programs are directly connected to DV PASS for transaction management. In this case, the telecom operator owns both the payment and merchant process, since the loyalty program service is fully dedicated to it. The telecom operator receives the amount of the transaction initiated by the end-consumer and takes its share of the payment, to which is added the share linked to the monetization part. The telecom operator pays the balance to Digital Virgo, which receives a percentage corresponding to DV PASS for the management of the telecom payment process, to which is added a share for the loyalty program monetization part.

DV LIVE, interactivity programs for audience monetization.

DV LIVE is a solution dedicated to media (TV, press, radio, online media) that generates additional revenue, to both carriers & media, by monetizing live audiences using interactive tools like games, votes, or dedications by sending an SMS or using a premium rate phone number. DV LIVE is directly connected to telecom operators’ billing systems, which streamlines payment.

Digital Virgo is involved in setting up technological platforms, in connecting to telecom payment systems, but also as an expert, providing consultancy in deploying global strategies (game design, game rules, CRM, definition of prizes, etc.).

Digital solutions are seen as opportunities for diversification in a dynamic market. They are a financial complement to the merchant’s activities, and also a solution for building loyalty in their audience.

e.g., On-air interactivity management during Euro2020 on French TV channel M6

A live on-air game. People are invited to play by sending SMS to a specific number.

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Business Model, DV LIVE

In the case of DV LIVE, the user participates in the interactivity operation via a dedicated channel associated with the DV PASS payment platform for transaction management. The telecom operator receives the revenues generated by the end-consumer on which it deducts its share before payment to Digital Virgo. Digital Virgo receives a percentage corresponding to DV PASS for the management of the telecom payment process, to which is added a share for the DV LIVE monetization part. Digital Virgo transfers the net balance to the media after deducting its share.

DV TICKETING facilitates the distribution with digital ticket.

DV TICKETING is made up of a digital ticket generation tool that simplifies the end users’ payment process (i.e., sending a simple SMS billed to their mobile subscription). Customers pay for the service on their telecom operators’ bill and a ticket issued on their mobile gives them access to the service they have purchased.

DV TICKETING is a simple, fast, and secure means of payment for the user, generating more sales for the merchant. Thanks to this system, it is no longer necessary to enter banking codes or to store bank card numbers, and above all, it is possible to pay without a bank card, which is particularly relevant in areas with a low banking penetration like Africa and Latin America and very convenient for services such as urban mobility and events tickets.

This product is mainly intended for:

●	Municipalities and transport and urban parking companies: metro, tram, bus, car park.
●	Rental companies: cars, utilities, bicycles, electric charging stations.
●	Ticketing services: concert, cinema, theatre, festival, club, cloakroom, bar, events.

e.g., Mobile transport ticketing solution for the transport company Autolinee in Tuscany.

Mobile ticketing for all buses and trams in the region. Thanks to the Direct Carrier Billing integration, the customers of TIM, Vodafone, and WINDTRE can pay for their tickets easily and securely with their phone bills.

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e.g., Enabling tickets’ payment via Direct Carrier Billing for Skycash in Poland.

e.g., Purchase parking tickets via SMS in Milan, Italy.

e.g., In-app transaction solutions for electric scooter rentals with the Polish telecom operator PLAY.

Business Model, DV TICKETING

In the case of DV TICKETING, the user pays the service by sending an SMS that triggers the activation of the DV PASS platform. The telecom operator receives the revenues generated by the end-consumer, from which it deducts its share before payment to Digital Virgo. Digital Virgo receives a percentage corresponding to DV PASS for the management of the telecom payment process, to which is added a share for the DV TICKETING part. Digital Virgo pays the net balance to the merchant after deducting its share.

Distribution of mobile commerce services

Charity and donations

The SMS payment method is perfectly adapted to donations. The SMS solution encourages impulse donations thanks to a simple, fast, and secure payment method for donors.

e.g., Donation for Diabetes Day.

On the occasion of World Diabetes Day (November 14, 2022), France Télévision viewers (France 2, France 3, and France 5) were able to send DIABETE by SMS to a specific number, 92 009, to make a €5 donation.

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Physical goods and the essential e-money institution license

In the case of Europe, an important driver of the Direct Carrier Billing market is the recent Payment Services Directive (PSD2). This opens the door to a strong growth of the Direct Carrier Billing ecosystem, allowing the use of Direct Carrier Billing for new verticals such as physical goods. Now, this payment method can be applied to e-vehicle charging, fast-moving consumer goods, food and product delivery, e-rental, vending machines, and many other activities with an e-money institution license.

By 2022, the total amount of end-user spending with Direct Carrier Billing in physical goods will likely represent $3.3 billion. In 2025, it is expected to be $8.9 billion.

Electronic money institution license

Our platform enables the deployment of Direct Carrier Billing in a wide variety of goods and services that represents a strong growth potential for the Telecom Payment market, since transactions exceeding the €50 and €300 thresholds are also allowed under an e-money institution license.

As an international player in Mobile Payment, Digital Virgo Group holds the Electronic Money Institution license, which authorizes Digital Virgo to offer payment and electronic money services throughout Europe. These authorizations are essential to support telecom operators and merchants in their core business activities.

Advanced In-House Acquisition and Digital Marketing Engine

Digital Virgo offers digital marketing campaigns that will help acquire new users, generate more traffic to the service, and therefore maximize revenue. Today, Digital Virgo represents more than €110 million in media purchases from Gafam (Google, Apple, Facebook, Amazon, and Microsoft).

In a market context where mobile usage surpasses desktop usage, and online advertising grows faster than all other forms of advertising, Digital Virgo is harnessing digital marketing to promote itself on mobile and web apps. In fact, Digital Virgo works directly with GAFAMs to optimize their reach.

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Targeted purchasing for approximately 200 sources, including GAFAM

Thanks to a campaign analysis and management technology, the user acquisition tools are capable of automatically distributing advertising tailored to the user, both in its content and in its context or price (both the price of the advertising space and the price of the product/service/subscription offered).

● A connection to all performance monitoring tools in the market, which allows a thorough KPI analysis for constant and real-time optimization of campaigns.

● Performance and cost-effectiveness ratio optimized using algorithms.

● Automated production of marketing visuals

● Fraud detection and identification

● User acquisition tracking

An expertise proposed to brands via the brand Addict Mobile

The Addict Mobile brand shares its knowhow with app publishers outside the content and commerce delivery offer. Today, Addict Mobile is recognized as an expert in profitable mobile user acquisition.

Addict Mobile rolls out mobile marketing campaigns for international players (Décathlon, Rakuten, CDiscount, The Epoch Times, Monopoly, Gameduel, Western Union, Fruitz, and Lalalab as examples) from its offices in Paris, Madrid, and New York.

Business model of Addict Mobile

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Competitive Outlook

Competitors

The value chain, from aggregation to use of content and billing, mainly comprises of four complementary activities, involving all stakeholders that interact with Digital Virgo. These four activities are:

●	Mobile payment
●	Distribution of content and entertainment services
●	Mobile commerce
●	Digital marketing

Digital Virgo is one of the few global players to operate in the three most downstream activities: delivery of content and commerce, mobile payment, and digital marketing. Other players in the sector are generally specialized in one or two types of activity. Our main competitors include TIMWE, Bango, Boku, Dimoco Payments, and Mondia.

Content creation and publishing ecosystem

The content creation industry includes well-known brands with an international dimension, companies such as Universal and Sony (Group customers) producing content of all types on a large scale (music, games, videos, etc.) as well as numerous local players. Due to its “glocal” presence, Digital Virgo also interacts with smaller local players to be able to offer appropriate and relevant content depending on the population and country in which they operate. The content must be linked to the local culture (language or other specific characteristics) to attract users and meet consumers’ expectations.

Many local players offer distribution solutions, but the sector remains dominated by a small number of international companies such as Netflix, Spotify, Amazon, and Apple. Digital Virgo aggregates all these players’ content and services to provide easy, fast, and secure access, thanks to its global distribution hub.

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Competitive strengths

At the heart of a high-potential market

Digital Virgo operates in markets driven by favorable structural growth trends that contribute to its development. Thanks to its approximately 140 agreements with telecom operators and its partnerships with approximately more than 300 merchants, Digital Virgo has a potential reach of 2bn SIM cards connections.

This position gives Digital Virgo the opportunity to offer valuable alternative payment methods via the telecom operators’ billing system. Direct Carrier Billing is one of the growing methods along with Mobile Money. Since 2008, Digital Virgo is one of the worldwide leaders of Direct Carrier Billing and can capitalize on its experience and positions to be at the heart of this growing opportunity.

It is estimated that the global value of end-user spend on digital goods via Direct Carrier Billing will exceed $73.8 billion by 2024; up from $54.4 billion in 2021. This growth of over 37% reflects the increasing relevance of Direct Carrier Billing as an option for digital commerce spend.

“Glocal” organization

Digital Virgo is a “glocal” organization that has established privileged relationships with telecom operators. Being close to telecom operators and being able to address these local specifics from a legal, technological, and cultural point of view gives us a significant advantage on the market.

Strong organic growth and M&A track record

Digital Virgo has demonstrated its ability to generate sustained organic growth, continuously improve its margins, and generate cash flow to finance its development, particularly internationally. Digital Virgo has opened offices in 15 countries over the last 10 years.

Digital Virgo has carried out approximately 15 acquisitions since its creation. It therefore believes that it has the ability to identify opportunities for external growth and considerable experience in deploying its expertise in varied geographic areas and complementary technologies. Digital Virgo also believes that it has a strong ability to unite the executives and managers of companies acquired around its values and projects, and to retain and make use of these talents over the long term. For example, Guillaume Briche, Chief Executive Officer of the Company, was the former Chief Executive Officer of Cellcast Media acquired in 2011.

The very last operation illustrates perfectly this skill – integrating Docomo activities in 2020 during the pandemic – transferring all connections and services on our cloud-based platform, and integrating 150 people in more than 10 different countries.

Historic player in mature markets with Electronic Money Institution status

Digital Virgo generated 69% of its consolidated revenue and 78% of its contribution margin in its European subsidiaries in 2021.

In these “mature” markets, Digital Virgo is able to offer a variety of innovative solutions enabling telecom operators and merchants to increase their revenues.

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In Europe, the entry into force of the PSD2 (“Payment Services Directive Two”) allows telecom operators to bill their subscribers for new services and merchant products sold by third parties such as tickets, donations, and local payments (“contactless”). Digital Virgo believes that its expertise will enable it to offer additional services to its customers, telecom operators, and merchants, and thus continue to grow. For example, Digital Virgo has been significantly developing its mobile ticketing offering platform, DV TICKETING. The mobile ticketing market share in the transportation sector is expected to increase by USD 12.63 billion from 2021 to 2026, and the market’s growth momentum will accelerate at a CAGR of 18.41%.

In 2020, Digital Virgo obtained the Electronic Money Institution status, a strong asset for Digital Virgo to obtain mobile commerce. The status of Electronic Money Institution allows Digital Virgo to guarantee the continuity and growth of its activities, but also to widen its range of services. It also allows merchants to benefit from Direct Carrier Billing Payment when selling physical goods. Digital Virgo collects and secures the payments received on behalf of its partners, in accordance with the regulations applicable to payment services.

A strong local presence in emerging markets, at the heart of significant growth

Digital Virgo has a solid footprint in emerging markets, particularly in Africa, where it generated 27% of its consolidated revenue and 20% of its contribution margin in its Africa and Middle East subsidiaries in 2021.

Mobile penetration in developing countries represents 83% of people (age 15+) who owned a mobile phone in 2021.

On average, in lower-middle income markets, 62% of people over the age of 15 had a bank account in 2021, compared with 96% on average in high-income markets.

In these countries, penetration rates for mobile phone subscriptions are growing strongly. In Africa, the penetration rate rose from 76% in 2017 to 88% in 2022 and is estimated to reach 96% in 2027.

Thanks to its presence as close as possible to telecom operators and its knowledge of local markets, Digital Virgo believes that it is one of the best-positioned players to benefit fully from the growth of these regions.

A multi-service and integrated offer to meet the needs of telecom operators and merchants

Digital Virgo believes that it is one of the very few players with an international dimension encompassing the complete payment/distribution/marketing value chain. Unlike its main competitors, which are mainly players offering only few elements of the value chain, Digital Virgo addresses the entire challenges. It is therefore at the crossroads between telecom operators and merchants thanks to its technological expertise in telecom payment, its distribution network, and its knowledge of the digital ecosystem. It is a true value-creating chain of expertise for its partners, telecom operators and merchants.

Digital Virgo offers merchants a quick and easy connection to telecom operators’ billing systems via an Application Programming Interface principle (“API”) covering all of Digital Virgo’s telecom operator partners as well as the management of the payment process: transaction optimization and security, fraud risk prevention, data monitoring and analysis, customer care and management, and analysis of the effectiveness of commercial campaigns or operations.

In addition to payment solutions, Digital Virgo offers other value-added services, in particular in terms of content selection and distribution, optimization of the pathways of end users, management of the efficiency of advertising spaces, customer relationship management (“CRM”), customer service, and new-user acquisition.

Thanks to its 50+ experts and proven ability to target audiences through its proprietary acquisition engine, Digital Virgo offers all players in the ecosystem opportunities to monetize their audience and increase their revenues.

Digital Virgo is present across the value chain and believes it has a more complete offering than those of its main competitors and has the necessary resources to take advantage of all the momentum of the mobile markets.

Scalable platform and fast path to market

Digital Group believes that its technical platforms have the robustness and provide greater flexibility to meet the needs of merchants and telecom operators. More importantly, there is no technological barrier to take advantage of the strong growth potential on the market in which it operates or on those that it will seek. The existence of an efficient network of platforms allows Digital Virgo to ensure fast and efficient distribution without major investments for telecom operators and merchants. Indeed, the scalability of its platforms allows it to ensure a fast and low-cost deployment in markets around the world.

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Market

Financial inclusion

Connecting merchants and carriers and enabling alternative payment methods to purchase digital goods and services means supporting financial inclusion (especially in areas where traditional online payment methods are not available for a large group of the population due to the low rate of credit card penetration). Considering that only 24% of adults (age 15+) in the world own a credit card and that only 4% of adults own one in lower-middle-income countries, while 83% of the global population owns a smartphone (6.6 billion users), alternative payment methods are a real catalyst to achieve financial inclusion.

Each region, country, or market has its own specifics and users claim be able to pay with the option that best suits their needs or the one that is more convenient for their situation. Localization of payment methods is key to achieve financial inclusion.

In traditionally unbanked regions, such as Africa or Latin America, providing alternative payment methods gives access to most of the population to access paid digital goods and services. The Direct Carrier Billing market, for instance, is projected to grow from $3 billion in 2022 to $12 billion in 2025, in Latin America, and in Africa and the Middle East, the Direct Carrier Billing market growth forecast goes from $395 million in 2022 to $1.6 billion in 2025.

Mobile Money, as a growing payment method worldwide, is also a catalyst for financial inclusion in underbanked regions. In Africa, one of the leading regions in the adoption of Mobile Money, there are 184 million active Mobile Money accounts and more than $700 billion was sent and received with Mobile Money in the continent in 2021.

Through Digital Virgo’s customized payment platform, people in Africa accessed digital content 29 million times in 2022. This figure is especially relevant in the context of the expansion of alternative payment methods, matching the growing interest of the population worldwide to pay for premium content via their smartphone in a fast, secure, and easy way (one-click purchase). Offering more options means that premium content access is democratized.

In order to support financial inclusion, from the merchants’ and content creators’ point of view, giving access to a payment hub that enables them to be paid by users, allowing a steady growth of their revenue, and boosting their customer base, is key.

Mobile payment

The year 2021 had a significant impact on digital consumption patterns. The pandemic provided a powerful incentive to create a globalized payment network which quickly and directly affected the world of finance, including alternative payment methods. Online shopping has exploded, and mobile has become our preferred payment option. In addition, thanks to rapid and massive changes in the economy, social conditions, regulatory landscape, and in everything related to technology, the Direct Carrier Billing ecosystem continues to experience an absolute revolution. Numbers speak for themselves – The global Direct Carrier Billing market was valued at $55 billion in 2022 and is projected to reach $102 billion in 2025 (21% CAGR).

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These are the main trends in the payment ecosystem that will determine the future evolution of Mobile Payment:

Global Consolidation of Alternative Payment Methods

The pandemic has accelerated the use of mobile payments and the overall consolidation of a cashless society. COVID-19 has also amplified the shift to Direct Carrier Billing across many markets worldwide as consumers seek to avoid exchanging cash and touching payment terminals. This situation has turned Direct Carrier Billing from a solution in underbanked areas into a truly global opportunity.

In 2030, MCommerce payments are forecasted to reach $33.1 trillion. Meanwhile, in 2022, more than 72% of e-commerce sales happen on a mobile device. We can now say that we are in front of a mobile-driven society where users demand immediacy and convenience when making their payments.

For this new mobile economy, alternative payment methods have a huge potential. They allow users to pay for digital services as part of their monthly bill, with an eWallet, or with local debit cards, etc., offering them an enriched purchasing experience. They enable a fast, easy, and secure online payment flow and spare users from sharing their personal data or bank details online.

Furthermore, they offer a frictionless experience, reducing to the steps involved in the checkout process. New consumer habits show how users progressively demand a streamlined shopping journey in which they need to spend as little time as possible to make a purchase. Alternative mobile payment methods (One-Click Payments, Wallets, Contactless…) offer exactly this kind of experience. Direct Carrier Billing, for example, can register and charge the user through just a single click. It reduces the payment process x5 compared to credit cards.

Dominance of Mobile Wallets in Emerging Countries

COVID-19 accelerated customer adoption of digital wallets, mobile payments, and alternative convenient payments became the norm. Digital wallets are expected to become the most popular in-store payment method.

Emerging countries are the birthplace of mobile wallets. In the fastest-growing mobile wallet markets – Southeast Asia, Latin America, Africa, and Middle East – mobile wallets are rapidly replacing cash and cards in 2021, among over 1.35 billion registered Mobile Money accounts, 44.8% of them were in Sub-Saharan Africa.

Boost of Direct Carrier Billing for New Verticals in Europe

Regulation plays a key role in any business, including mobile payments. It is a strategic issue that needs to be addressed at the local level and determines the deployment and success of the business. In the case of Europe, an important driver of the Direct Carrier Billing market is the Payment Services Directive (“PSD2”). This opens the door to a strong growth of the Direct Carrier Billing ecosystem, allowing the use of Direct Carrier Billing for new verticals such as physical goods, in addition to digital goods. Now, this payment method can be applied to e-vehicle charging, fast-moving consumer goods, food and product delivery, e-rental, vending machines, ticketing and many other activities with an e-money institution license. In addition, transactions above the thresholds of 50€ (one payment) and 300€ (monthly) are also allowed with this license.

This is a market full of potential, considering that the Direct Carrier Billing growth forecast for online sales transactions of physical goods will increase from $3.3 billion in 2022 to $8.9 billion in 2025 (39.2% CAGR).

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Besides, digital sectors such as m-Ticketing are booming in Europe and the data speaks for itself, ensuring that it is a trend that is here to stay. Digital ticket transaction volumes will exceed pre-COVID levels by 2022, rising from 12.7 billion in 2020 to 32 billion in 2022. With Direct Carrier Billing, the Ticketing total end user spend reached $2.2 billion in 2022 and is projected to hit $5.3 billion by 2025 (36.1% CAGR).

Telcos as the Convergence Point for Digital Entertainment

Mobile operators are directly linked to billions of people. With more SIM cards than people in the world (8.460.301.300 SIM cards vs. 8.002.780.380 people in the world), Direct Carrier Billing becomes an attractive payment method worldwide.

Telecom operators are looking to take full advantage of this payment method and position themselves as the central point of digital convergence. Digital merchants want to increase their customer base and expand their business by responding to new consumer demands.

One of the most efficient ways to achieve both players’ objectives is bundling, which leverages an operator’s brand, distribution, and billing assets, while OTT merchants gain fast and efficient access to a large customer base.

In this environment, mobile operators are beginning to realize the value of bundling, which, if done well, can drive greater new customer acquisition and increase the lifetime value of their existing base through higher average revenue per customer (“ARPU”) and reduced churn.

Customer Satisfaction at the heart of Mobile Payment success

Customer Satisfaction in the Direct Carrier Billing ecosystem has undoubtedly become a priority and is at the heart of the challenges faced by the main players in the alternative payment method sector, especially mobile payments. Regulation, security, transparency, and customer service all have a common goal of improving customer satisfaction.

71% of customers have made purchase decisions based on the quality of customer service, as a positive customer service experience makes 91% of them more likely to purchase again. Therefore, a satisfied customer plays an important role in building the company’s reputation and can result in growing its revenue. Securing a satisfied customer ensures the sustainability of the business, while a dissatisfied customer means lost business and, more importantly, reputational damage that is difficult to reverse.

A clear trend in the business which should be a priority for the whole industry is to address mobile payment in its entirety, not only transactionally, but also in terms of the customer journey.

In Direct Carrier Billing, users are looking for:

●	Clear information in the purchasing process
●	Secure environment when making payments
●	The quality of customer care
●	A product that is fully aligned with their expectations

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Rise of Internationalization and Cross-Border eCommerce

Thanks to the explosion of e-commerce, international transactions offer enormous growth potential for merchants. We have entered a new world of cross-border commerce, where consumers expect easy and simple payment solutions as a matter of course.

The total flow of cross-border payments globally is growing at around 5% CAGR and is forecast to reach $156 trillion by the end of 2022. Alternative payment methods, such as Mobile Money and Direct Carrier Billing, are particularly relevant to facilitate international payments.

In addition to making cross-border payments, these alternative payment methods are becoming a key driver for merchants to expand into new markets in an agile and secure way. For this to be possible, most merchants need to have payment partners and aggregators who have a local presence in the different countries, as in many cases, a local presence is required to be able to carry out invoicing activities.

Digital content consumptions

The expansion of access to mobile internet and the increase of connection speeds worldwide, paired with the ever-growing number of smartphone and mobile devices’ users, result in a constant growth in the demand for digital content, from music streaming services to VOD, and everything in between.

The COVID-19 pandemic was a key catalyst in the explosion of the demand for digital content, but it has shown signs of stabilized growth even after the peak generated by this specific situation.

Video Games

Video games’ revenue worldwide will settle at $197 billion in 2022 and is projected to reach $258.2 billion by 2025 (9.4% CAGR). Simultaneously, the number of users in 2022, over 2.4 billion, is forecasted to hit 2.7 billion in three years. These users have shown real interest in paying for premium content, with an average revenue per user (ARPU) of $81.2 in 2022 that will grow up to $97.3 in 2025 (4.8 CAGR). In this segment, the total end user spend through Direct Carrier Billing in 2022 is $28.1 billion and will increase to $43.9 billion by 2025.

Music Streaming

Regarding music streaming, the revenue for 2022 will top $12.9 billion and will hit $17.3 billion in 2025 (8.4% CAGR). By the end of 2022, there will be 830.5 million users of these services, and it is projected that this number will reach over 1 billion in 2025. In the digital music segment, the total end user spends with Direct Carrier Billing in 2022 is $2.9 billion and will grow up to $5.2 billion by 2025.

Video-On-Demand

In the Video-on-demand (“VOD”) segment, the revenue for 2022 reached $94.8 billion and will increase 13.1% CAGR until 2025, when it will be $137.1 billion. With an ARPU in 2022 of $63.9 ($76.34 in 2025), there are a total of 1.5 billion users (and over 1.7 billion in 2025). The Direct Carrier Billing market for this segment is responsible for a $13.4 billion of end user spend and will hit $31.3 billion by 2025.

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ePublishing

With over 1.3 billion users in 2022 and a forecast to reach over 1.5 billion in 2025, the ePublishing segment has established $22.2 billion of revenue in 2022 (projected to reach $24.9 billion by 2025). Direct Carrier Billing accounts for almost 10% of the global revenue, with a total end user spend of $2.1 billion in 2022, which is expected to increase to $2.8 billion in 2025.

These four segments of digital content, the most popular ones according to revenue and user spend, exemplify the increasing interest of users in paying for digital goods and services.

Geographical specifics

Latin America

Mobile Payment in Latin America by 2025:

●	487 million mobile users
●	67% of the population will be connected to the mobile Internet, 70% of them with 4G
●	83% smartphone penetration rate

The mobile industry in Latin America has risen to the challenge of sustaining social and economic activity. It is one of the most promising regions in the world. The speed of development of telecoms networks, connectivity, and digital services allows us to foresee a significant evolution of the digital landscape in the region. At the heart of this evolution are key players: the operators. Operators have indicated that they will invest more than $99 billion in telecom infrastructure in Latin America by 2025, a significant investment that will undoubtedly have a major impact on connectivity and create some very interesting opportunities.

Latin-American Perspectives

The boom in mobile data consumption suggests multiple opportunities exist in Latin America. Data consumption will increase 4.3 times between 2021 and 2025, from an average of 7.9 GB per month to almost 34 GB by 2027. The exponential evolution of data consumption and the high adoption rate of smartphones in the region open up new opportunities for digital solutions. Among these prospects, fintech services are at the heart of the future challenges. The amount of global investment in the digital financial services sector grew from $700 million in 2018 to over $2,100 million in 2019. This trend has undeniably increased with the effects of the COVID-19 crisis, allowing Latin America to be seen as a land of opportunity for mobile payments.

Latin-American Specifics

Latin America is a region in which the digital landscape is rapidly evolving. Low financial inclusion rates and high smartphone adoption make Latin America a particularly interesting region for mobile payment service deployment. After Africa and Asia, Latin America is one of the regions where Mobile Money services are highly developed. Given the low rate of bank penetration, telecom operators have been able to meet the growing demand for digital financial services in the region by adapting to the needs and technological characteristics of the area. Between 2020 and 2021, the number of transactions via Mobile Money solutions increased by more than 36%, illustrating the development potential of this type of service.

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Post-COVID Perspectives

As in many other areas of the world, the COVID-19 pandemic has highlighted the importance of digital technology while underlining the various limitations related to connectivity and accessibility. With the gradual shift to an increasingly digital economy in which work and remote learning are becoming more prevalent, connectivity remains a major issue for the economic and social well-being of the region. With nearly over 230 million people not yet connected to the mobile Internet in the region, this figure highlights both the region’s potential and the room for development. One of the major challenges of the future in Latin America is the deployment of efficient connectivity, which is all the more important as the mobile industry already represents more than 7% of the region’s GDP ($345 billion of economic added value).

The key to success in Latin America

In a region where countries such as Brazil, Colombia, Chile, and Mexico are undergoing major changes in terms of connectivity, it is essential to take the plunge in digital transformation by offering services adapted to local realities. The digitalization of Latin America is at the heart of economic, social, and political issues. All public and private players are contributing to the evolution of the digital landscape by investing in infrastructure and adjusting regulations to the needs of new digital strategies. Beyond the real development opportunities for Latin America, the challenge of digital transformation also lies in the ability of digital players to offer services that meet the local needs of users through a strategy built around the most important device on the continent – the smartphone.

Sub-Saharan Africa and MENA

Mobile Payment in Sub-Saharan Africa by 2025:

●	613 million mobile users (50% of the population)

●	61% of connections via smartphone in Sub-Saharan Africa

40% of the adult population is now connected to mobile internet services.

The African continent alone accounts for more than 16% of the world’s population. It is the second most populous continent in the world and the only one whose share of young people continues to grow. Although Africa is both unique and plural, it is no less aware of global trends and developments.

Sub-Saharan Africa perspectives

The African continent is dynamic, and its potential remains undeniably important: the rate of urbanization is constantly growing, and the share of the urban population is set to reach almost 2.5 billion by 2050. Digital consumption is closely linked to the development of an urban and mobile population. At the heart of the continent’s digitalization dynamics, the mobile phone remains the main driver of transformation of the digital landscape in Africa. Whether it is accessing financial services, video content, or online games or communicating, the smartphone alone represents the future of digital in Africa.

African specifics

More than in any other region of the world, telecom operators are key players in the evolution of digital cultures in Africa. Through their investments that contribute to the development of digital connectivity in the continent, Africa is experiencing an unprecedented growth dynamic. At the center of the digital ecosystem, operators embody the possibility of offering dematerialized, adapted, simple, and secure payment solutions.

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Post-COVID Perspectives

The COVID pandemic had a devastating impact on the global economy. Although the economic forecast has been lowered, the potential of the African economy combined with a strong development of telecommunication infrastructure is driving increased mobile data consumption. This state of affairs points to unprecedented digital growth in Africa in the coming years.

The digital sector is one of the only sectors that has not been affected by the crisis that the world is facing. Telecom operators have not reduced their investments in Africa; on the contrary, they are investing more to meet the growing demand. By 2027, data consumption in Sub-Saharan Africa will reach an average of 11 GB per month, 3.8 times higher than in 2021.

The key to success in Africa

Mobile payment offers a real experience in a continent where this technology is already widely used on a daily basis. Africa is one of the least banked areas on the planet, with less than half the population having access to traditional banking services. Unlike most financial and digital landscapes, telecom payment is not seen in Africa as a complementary solution but as a real necessity. Payment by invoice is an integrated, simple and accessible system that is already used by millions of people across the continent.

MENA

Mobile Payment in the Middle East by 2025:

●	66.5 billion in revenues generated by operators
●	362 million mobile Internet users
●	456 million mobile users

The MENA region is the home for countries that have experienced rapid economic development in a very short period of time. This unprecedented growth momentum has been accompanied by exponential growth in telecom networks, internet accessibility, and data consumption. In 2021, the SIM card penetration rate exceeded 103%, and it is expected that by 2025, the smartphone adoption rate will hit 84%. With such prospects, the Middle East remains a particularly interesting area for mobile payment and next-generation digital services.

Regional specifics and perspectives

The MENA region is characterized by its commitment to see the region develop and meet the needs of digital interconnectivity. In this sense, 5G remains the main focus for operators, governments, and regulators in the region – particularly in the Gulf States, which have become real pioneers in this area. In 2025, 116 million mobile connections will be in 5G, which suggests a world of possibilities in a region of the world where the mobile industry represented 5.4% of GDP in 2021.

Regulatory and legislative efforts are steadily advancing in many countries of the region, including Saudi Arabia, the United Arab Emirates, and Morocco. The dynamic development and expansion of mobile payment allows us to consider a future in which new digital uses could shape the users’ daily lives.

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Post-COVID Perspectives

As elsewhere in the world, the COVID-19 health crisis has demonstrated the importance of digital connectivity. The MENA region has been able to adapt and deploy services that allow users to appropriate the reality of the new health regulations. In the future, the challenge will be even greater as digital services will be at the heart of fundamental economic and social perspectives.

One of the first consequences of COVID-19 for MENA’s mobile industry has been to boost mobile payment solutions to the top of the list. The increasing development of remote work, e-commerce, and e-learning represents a real challenge for the economic actors of the zone.

The key to success in MENA

The unprecedented growth in mobile data consumption during the year 2020 gives a glimpse of the region’s development potential. Countries like Morocco, Egypt, Saudi Arabia and the United Arab Emirates embody the digital potential of the region. These countries are driven by a young, dynamic and highly connected population with a high demand for premium content. It is undeniable that the COVID-19 crisis has also impacted the region’s digital economy, and although investments in 5G network deployment have been lower, the Gulf countries in particular are determined to redouble their efforts to meet future challenges. The deployment of 5G remains a key focus for many MENA countries, where demand for premium content is very high – thus requiring a quality connection and efficient download speed.

Europe

Mobile Payment in Europe by 2025:

●	480 million mobile users
●	84% smartphone adoption rate
●	311 million 5G connections, 44% of adoption rate

The digital revolution in Europe has had extremely important consequences in terms of digital, economic, and social development. Considered as one of the continents with the highest connectivity rate, Europe remains an area of technological and regulatory innovation.

European prospects and specifics

The digital era in Europe offers the opportunity for new experiences and new models to emerge. These transformations are at the heart of the development of a continent that is ahead in terms of regulation, governance framework, and data protection.

The second version of the European Payment Services Directive (“PSD2”) provides a clear regulatory framework for both traditional and new payment methods such as Direct Carrier Billing. This new legal framework offers a considerable number of opportunities, in addition to increasing the level of protection for users, this new version of the regulation also enhances the competitiveness of the sector, thus pushing the players to be innovative. This clarification of the legal requirements in the sector provides a clear view of the future, particularly in terms of specific authorizations and licenses. The PSD2 thus responds to the evolution of the digital sector and digital payments by allowing industry players to meet the requirements to ensure a virtuous activity that respects users’ rights and needs.

Post-COVID Perspectives

In all regions of the world, the COVID-19 pandemic has had a considerable impact in Europe. The high level of connectivity in the area has allowed people to adapt more or less to the different evolutions induced by the pandemic and its health restrictions. The cell phone industry has played an essential role in maintaining the European economy, accounting for 4.5% of the continent’s GDP (760€ billion) in 2021. Keeping people connected and providing them with a quality network has allowed the European economy to adapt to the new reality.

The key to success in Europe

The high adoption rate of 5G offers an unparalleled world of possibilities in Europe! Faced with the growing development of new applications, the main challenge for the mobile phone and payment industry is to meet the expectations and new consumption methods. The high performance of the 5G connection offers numerous opportunities to explore, with the user experience at the center of it all. Understanding and accompanying new uses means grasping new challenges and building new lifestyles.

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Strategy

Our strategy for growth includes:

●	Extending content portfolio;
●	Offering new product offerings;
●	Creating new content; and
●	Entering new markets.

Create a one destination hub

Digital Virgo intends to build a global media, content, and commerce platform, a one destination hub with three key distribution levers:

●	Enabling seamless payments by consolidating all available methods (direct carrier billing and Mobile Money), reinforced by the integration of new payment solutions through organic growth and M&A;
●	Delivering, integrating more merchants and move to commerce. Offering the ability to pay through the phone bill for live events, content and entertainment, travel or shopping and services; and
●	User acquisition by leveraging on our in-house engine.

One hub which will enable users to access services and products wherever they are, whenever they want, whichever their need, with just a mobile device – no credit card or bank account needed. We offer a solution which integrates with multiple payment methods and accessible on a variety of channels.

Extending content, expanding with new partnerships

By connecting more merchants to our platforms, we will be able to increase the quality of our global offer. This operation will give us the opportunity to target high level merchants and improve the content offer by signing new partnerships in several fields:

●	In sports, by leveraging on the Goal team’s relationships across the industry.
●	With media, sourcing new content from relationships and enriching further the existing portfolio.
●	In gaming, enhancing the breadth of current offerings through relationships with top global players.

New content

In order to strengthen the existing offer, new content will be integrated into existing services, for example:

●	Celebrity sports channels with potential partnerships with I AM ATHLETE, the athlete-led media network, popular content.
●	Influencer channels with a variety of new audiences and introductions to key players consolidating in Europe.

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New product offerings

The evolution towards a one destination hub dedicated to content but also to commerce includes the integration of new services and products:

●	Targeting the travel industry, a sector with high value transactions & attractive demographics.
●	Wagering, capitalizing on a strong relationship with the fastest growing adult gaming platforms.

New markets

Digital Virgo is physically present in more than 25 countries and distributes entertainment services and commerce in more than 40 countries. There are still areas Digital Virgo wants to develop its footprint in. Initially, this will be:

●	North America and Canada, with expansion opportunity in largely untapped market and connections to key telecom operators in Canada and the US.
●	African countries with the introduction to strategic partners with large existing user bases. Digital Virgo is currently very well positioned in French-speaking Africa and the Middle East, so it intends to continue its expansion in emerging countries, with the priority of accelerating its development in English-speaking territories such as Ethiopia and Nigeria.
●	Latin America, capitalizing on the success of 2022 and continuing to develop its activities in the region.
●	Asia, in advanced stage through strategic partnerships with Hutchinson and Viettel as the area is a second phase target aiming, beyond the above, at emerging markets such as India or Pakistan.

Mix of M&A and organic growth

While, Digital Virgo is primarily considering build-up type acquisitions, it has not signed any agreements for acquisitions at this time. Digital Virgo’s competitive environment is characterized by the presence of numerous small and medium-sized players whose business consists of offering telecom payment and monetization services. Leveraging on its “glocal” organization and depending on the local competitive landscape, these acquisitions could therefore concern leading companies or local challengers benefiting from strong growth prospects in the countries where they are present. One of the keys focuses of Digital Virgo’s geographic coverage strategy is the acquisition of companies close to telecom operators, with local teams and expertise. Digital Virgo is also planning to carry out larger acquisitions, notably of a global telecom payment or monetization player that would bring new partnerships with telecom operators and/or new merchants, as done in 2020 with Docomo Digital.

Also, Digital Virgo will not refrain from making certain acquisitions by seizing opportunities, given attractive financial conditions and the possibility of restructuring, and quickly integrating the target in question.

From a technical perspective, targets are integrated in Digital Virgo’s cloud platforms with immediate synergies & cost rationalization. Acquired & integrated entities benefit from the start of our global agreements with for example Google, for user acquisition, or from our content partnerships for delivery.

The inclusion of new carriers, territories or products fuel the growth and increase profitability through the economies of scale performed. The main purpose of external growth transactions aimed at technological assets is to complete Digital Virgo payment solutions, but also to strengthen its delivery activities through telecom billing and other alternative payment solutions.

Increasing Digital Virgo’s global footprint and market share

Expanding Digital Virgo’s technological and geographic coverage to support telecom operators in their development.

Since its creation, Digital Virgo has built its offering around the needs and challenges of telecom operators and has supported them in most of the geographic areas where they operate. Although they generally have a global dimension, telecom operators are in most cases organized around autonomous regional management centers. In this context, Digital Virgo has developed strong local expertise and will pursue this strategy to offer the widest possible range of audience monetization services tailored to each market.

Digital Virgo first wants to enhance its range of services and technological solutions for telecom operators. The aim of this external growth strategy is to make its range of expertise as comprehensive as possible to offer telecom operators innovative solutions enabling them to increase their traffic and encourage the acquisition of new subscribers and, at the same time, to multiply revenue sources for both telecom operators and merchants.

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Regulations

Digital Virgo is subject to the following regulatory requirements.

Payment services directive

Payment services require a payment institution license in EU Member States pursuant to the PSD2. The scopes and conditions for obtaining approval are defined by each European country based on the local interpretation of the PSD2.

The PSD2 sets out the activities falling within the scope of payment services.

Under these regulations, the following activities are considered to constitute payment services:

●	the issue and/or acquisition of payment instruments;
●	execution of payment transactions through a payment card or similar device, whether made to a payment account or covered by a credit line;
●	execution of transfers of funds and transfers, including standing orders, whether made to a payment account with the user’s payment service provider, to another payment service provider or covered by a credit line;
●	execution of payment transactions where the consent of the payer to execute a payment transaction is given by means of any telecommunication, digital or IT device and the payment is made to the telecommunication, IT system, or network operator, acting only as an intermediary between the payment service user and the supplier of the goods and services.

The conduct of regulated activities that fall within the definition of payment services as a result of the transposition of the PSD2 into local legislation requires the prior approval of a payment institution issued by the competent national supervisory authority.

Accordingly, for the purpose of conducting its regulated payment activities subject to the monopoly of payment institutions in Europe (i.e., eligible telecom payment activities other than those subject to the abovementioned exemption), Digital Virgo obtained two payment licenses, in Lithuania and Spain, allowing it to offer payment services in European countries.

Digital Virgo Payment (“DVP”), a legal entity dedicated to payment and electronic money solutions, obtained its license as an Electronic Money Institution (“EMI”) on January 15, 2020, in Lithuania. DVP has been supported in its efforts by Digital Virgo’s teams based in Poland, comprising experts in payment services. DVP is licensed to offer its services in Europe under the freedom to provide services, by application of the European passport procedure since June 15, 2020.

In France, the exemption was interpreted in a restrictive manner (law no. 2016-1321 of October 7, 2016) and only to the benefit of telecom operators. The exemption is limited to the payment services provided to “subscribers of the electronic network or communication service.” As Digital Virgo does not provide services (payment or otherwise) directly to subscribers in France without going through a telecom operator’s network, it cannot benefit from this exemption for eligible activities. Therefore, Digital Virgo decided to register one of its French subsidiaries (PS Mobile Access) as an agent of DVP, in order to be able to carry out the activities that are considered eligible within the meaning of PSD2 as transposed into French law. PS Mobile Access has been registered as a payment services agent with the Bank of Lithuania since December 7, 2020, Bank of Lithuania having declared PS Mobile Access to the French Banking Authority (“ACPR”).

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In Italy, Digital Virgo’s activities are covered by the exemption, considering Italy has broadly transposed the exemption from payment transactions executed through a telecommunication system. Local law in Italy has considered this exemption applicable and outside the scope of PSD2. The activities within the scope of this exemption therefore do not require approval, provided, however, that these activities do not exceed the following limits: (i) the value of each individual payment transaction must not exceed fifty euros, and (ii) the cumulative value of payment transactions for the same subscriber, including when the subscriber pre-finances his/her account with the network provider or electronic communication services, must not exceed three hundred euros per month.

In Spain, until 2020, Digital Virgo’s activities were considered by Bank of Spain under the exemption (within the above thresholds limits). Bank of Spain changed position in 2020, informing Digital Virgo that some of its activities need to be regulated under the scope of PSD2. Digital Virgo E.P, Spanish subsidiary of Digital Virgo, obtained its Payment License on December 22, 2020. The License is a tailor-made authorization to provide all the Direct Carrier Billing services of article 3. l) of the PSD2 exemption, and without the need to be a telecommunication operator or have a direct relationship with the End User. Digital Virgo E.P. is licensed to offer its services in Europe under the freedom to provide services by application of the European passport procedure.

In Poland, Digital Virgo’s activities are covered by the exemption (within the above thresholds limits), except for ticketing, but DVP is able to offer ticketing in Poland since June 15, 2020. Digital Virgo’s other activities in Poland are not considered to be eligible payment services requiring approval, as long as Digital Virgo’s Polish subsidiaries comply with the cap defined in terms of the monthly amount of transactions.

Personal data protection regulations

As part of its business, Digital Virgo collects and processes information subject to legislation and regulations relating to the protection of personal data in Europe and in other regions where Digital Virgo operates. This processing of personal data is carried out both on behalf of Group companies, in their capacity as data controller, and on behalf of their customers, in their capacity as data processor.

Since 2018, Digital Virgo’s European subsidiaries have engaged in a process of compliance with GDPR, implementing the following steps: implementation of data governance, appointment of a data privacy officer for each main European countries where Digital Virgo operates, identification of the processing and establishment of records of data controllers and processors, analysis of the legal basis of the processing and personal data contained in the processing, implementation of technical and organizational procedures in terms of protection at the origin, by default, relating to security, retention periods, impact analyses, accountability, mapping of cross-border flows, respect for human rights, and maintenance in operational conditions.

The European legal entities of Digital Virgo have put in place the procedures that meet the requirements of GDPR:

●	In Spain and France, the legal entities have appointed a DPO internally and have implemented the procedures that meet the requirements of GDPR and the recommendations of their local supervisory authorities (Agencia de Protección de Datos in Spain, CNIL in France). GDPR annexes have been signed with partners.
●	Poland and Italy have organized around an external DPO, responsible in particular for auditing the legal entities on compliance with all the requirements of GDPR. They have also implemented the procedures needed to comply with GDPR and the recommendations of their local supervisory authorities.

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Digital Virgo is committed to a policy of continuous improvement on all aspects of the GDPR, in particular by monitoring compliance with all procedures in place regarding the protection of personal data, and by means of impact analyses carried out in each of Digital Virgo’s European subsidiaries.

Privacy and electronic communications processing regulations

As part of its activities, Digital Virgo processes the personal data of many end users of its services, in particular, data relating to their privacy. Information on privacy may be exchanged between users, and between users and Digital Virgo in connection with the use of Digital Virgo’s products and services.

Directive 2000/31/EC on certain legal aspects of information society services, particularly e-commerce in the internal market

Directive 2000/31/EC covers the following online services in particular:

●	information services (such as information websites);
●	sales (books, financial services, travel services, etc.);
●	advertising;
●	basic intermediate services (internet access, transmission and hosting of information); and
●	free services financed by advertising, sponsorship, etc.

Under this directive, it is up to the Member States to ensure that advertising complies with certain rules regarding transparency and the identification and accessibility of information.

Directive 2000/31/EC provides in particular that undesirable emails (“spams”) must be clearly identifiable. Companies sending spams shall regularly consult and comply with the opt-out registers in which persons who wish not to receive such mails may register.

In addition, this directive provides that online service providers must provide various information to consumers prior to entering into online contracts. End-users must be able to save and print these contracts as well as the related terms and conditions.

Lastly, this directive states that online service providers, which provide services in the form of simple transport (“mere conduit”), storage in memory (“caching”), and hosting are not responsible for the information that they transmit or host if they meet certain conditions.

Hosting service providers benefit from an adjusted liability regime, provided that:

●	that they are not actually aware of the illegal activity or information; or
●	once this knowledge has been obtained, they act promptly to remove the information or prevent access to it.

Directive 2009/136/EC of 25 November 2009 on privacy and electronic communications

Directive 2009/136/EC establishes the rights of end users and the corresponding obligations of companies providing publicly accessible electronic communications networks and services.

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It states that the use of automated call and communication systems without human intervention (calling machines) or emails for direct prospecting purposes may only be authorized if it concerns subscribers or users who have given their prior consent, except in the case of similar products or services. Similar products or services are products or services for which the data subject could reasonably expect to receive direct prospecting from the seller or the service provider having obtained the contact details. It also states that users must be informed before cookies are placed on their terminals.

Consumer protection is strengthened by the obligations of pre-contractual information regarding the provision of access and by the provisions relating to the fight against spam. The main part of this fight is the principle of the “opt-in,” which provides for the need to obtain express consent from the user and for sanctions against negligent suppliers of electronic communications services.

ePrivacy Regulation

The ePrivacy Regulation (text approved by the Council of the EU on October 2, 2021, and currently under trialogue negotiation by the European Parliament, the European Commission, and the Council of the EU) will reinforce the protection of citizens’ online privacy and regulate data protection. Its objective is to harmonize the different legislations and to accompany the reform of the General Data Protection Regulation (“GDPR”).

Consent is at the heart of the ePrivacy Regulation project, which will open for new ways of rationalizing consent (ending so-called “cookie consent fatigue,” where users are overwhelmed by having to give consent on websites). The certainty about the future ePrivacy Regulation is that cookies and trackers on websites will always require explicit and affirmative consent from users before they are used.

Advertising regulations

These regulations apply to Digital Virgo’s activities in connection with the promotion of its products and services, the sale of space on its products and services, and its marketing agency services.

Directive 2015/1535 of September 9, 2015, referred to as the “Single market transparency directive”

This directive provides for an information procedure in the area of technical regulations and rules relating to information society services.

Directive 2005/29 of May 11, 2005, on unfair business-to-consumer commercial practices in the internal market

The purpose of this Directive is to reconcile the laws of the Member States relating to unfair commercial practices, including unfair advertising. It draws up a blacklist of commercial practices deemed to be unfair, misleading, or aggressive in principle, which it prohibits.

Law no. 2008-3 of January 3, 2008, for the development of competition for the benefit of consumers and Law no. 2008-776 of August 4, 2008, on the modernization of the economy transposed Directive 2005/29 into French law.

Law no. 93-122 of January 29, 1993, on the prevention of corruption and the transparency of economic life and public procedures, known as the “Sapin Law”

In France, Law No. 93-122 of January 29, 1993, on the prevention of corruption and the transparency of economic life and public procedures, known as the “Sapin Law,” provides that any purchase of advertising space or services for the purpose of publishing or distributing advertising printed materials may only be carried out by an intermediary on behalf of an advertiser and in the context of a written agency agreement. The intermediary may not receive any payment, remuneration, or benefits whatsoever from the sellers of spaces.

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Digital advertising services are governed by decree no. 2017-159 of February 9, 2017, adopted pursuant to the law of August 6, 2015, on growth, activity and equal economic opportunities, the purpose of which is to force the seller of advertising space to provide a report to the advertiser with a view to preventing corruption and transparency (objective already provided for in the 1993 law with regard to paper advertising).

Furthermore, Article 3 of the decree provides for a specific regime for program purchases (“Real Time Bidding” or “RTB”), i.e., an auction mechanism via ad exchange platforms (platforms that centralize sales and purchases of advertising space and enable advertisers and advertising agencies to purchase and sell advertising space in an automated manner), and requires the communication of specific information for space sellers.

Electronic communications networks and services regulations

The main regulations applicable to Digital Virgo regarding electronic communications networks and services are summarized below.

○	Directive 2002/21/EC of March 7, 2002, referred to as the “Framework” Directive amended by Directive 2009/140/EC of November 25, 2009. Directive 2002/20/EC of March 7, 2002, referred to as the “Authorisation” Directive amended by Directive 2009/140/EC of November 25, 2009. Directive 2002/19/EC of March 7, 2002, referred to as the “Access” Directive amended by Directives 2009/136/EC and 2009/140/EC of November 25, 2009.

These directives aim to:

●	strengthen competition in the electronic communications sector;
●	stimulate investment; and
●	promote consumers’ freedom of choice and enable them to benefit from innovative, high-quality services at lower prices.

General authorizations for the provision of electronic communications networks and services are in place, without the need for a decision or any other administrative act from the National Regulatory Authority (“ARN”). The ARN is responsible for monitoring and supervising compliance with general authorization conditions or other specific obligations. In the event of a breach, it may be authorized to order the cessation of breaches (suspension or withdrawal of rights of use) or to impose financial sanctions.

Directive 2002/22/EC of March 7, 2002, known as the “Universal Service” Directive

This directive concerns universal service and user rights with regard to electronic communications networks and services and guarantees specific rules for the provision of electronic communications services within the European Union. In this context, the directive determines the obligations to provide certain mandatory services (universal services); and it establishes the rights of end users and the obligations that these rights entail for companies that provide networks and electronic communication services offered to the public.

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In France, activities related to the hosting and distribution of content and multimedia services are part of the legal environment of telecommunications law and so-called “technology” law. These activities are therefore mainly subject to the provisions of the French Postal and Electronic Communications Code (“CPCE”).

As part of its activities, Digital Virgo, through its subsidiary PS Mobile Access, is requesting authorization from ARCEP (Autorité de Régulation des Communications Electroniques et des Postes, the French electronic communications regulatory authority) to market certain numbers. As such, PS Mobile Access is registered with ARCEP as a premium rate number operator. In the event of a breach by network operators and suppliers of electronic communications services, ARCEP may issue total and partial suspensions, withdrawals, or reductions in authorization rights and financial penalties.

Transparency and anti-money laundering regulations

Directive 2015/849 of May 20, 2015, on the prevention of the use of the financial system for the purpose of money laundering or terrorist financing

Directive 2015/849 of May 20, 2015 (the “AML-TF directive”) strengthens the rules aimed at improving the fight against money laundering and terrorist financing. It also improves transparency to prevent tax evasion. It strengthens existing rules by, among other things, introducing the following changes:

●	setting clear requirements for transparency on beneficial owners for companies. This information will be kept in a central register, similar to the trade registers, and will be accessible to the national authorities and the reporting entities;
●	strengthening the competent authorities’ powers of sanction.

In France, Law No. 2016-1691 of December 9, 2016, on transparency, fight against corruption and modernization of the economy, known as the Sapin 2 Law, partially transposes the AML-TF Directive.

Article 118 of Law No. 2016-731 of June 3, 2016, reinforcing the fight against organized crime, terrorism and their financing, and improving the effectiveness and guarantees of criminal proceedings, Order No. 2016-1635 of December 1, 2016, strengthening the French anti-money laundering and terrorist financing system, decree no. 2017-1094 of December 12, 2017, on the register of beneficial owners and decree no. 2018-284 of April 18, 2018, strengthening the French anti-money laundering and terrorism financing system transpose the AML-TF directive.

Digital Virgo has implemented its anti-corruption program since 2018. It has established Compliance Guidelines that apply to all its employees worldwide, with the aim of preventing and detecting acts of corruption or influence peddling. Digital Virgo has put in place in 2020 two Compliance Boards (Digital Virgo Compliance Board and the Compliance Committee) to ensure the implementation and management of the compliance culture within Digital Virgo. Digital Virgo regularly analyzes and updates risk mappings per region. The Compliance Committee organizes a compliance training program each year for all employees within Digital Virgo.

Digital Virgo Compliance Board is composed of Digital Virgo CEO, Group COO, Head of Finance Controlling, and the Legal Directors, and meets each time there is a compliance issue. The tasks of Digital Virgo Compliance Board are as follows: (i) defining the scope of the compliance program, (ii) approving key policies and procedures, (iii) establishing incentives to enforce the compliance program; (iv) exchanging during committees to discuss compliance reports, and (v) implementing disciplinary measures for violations of the Code of Conduct.

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The Compliance Committee is composed of six local Compliance Officers per region and a Chief Compliance Officer and meets every two months. The Compliance Committee is governed by Digital Virgo Compliance Board. The tasks of the Compliance Committee are as follows: (i) establishing and managing the compliance program, (ii) conducting regular audit procedures to determine the compliance risks, (iii) working with management and employees to identify and manage regulatory risks, and (iv) resolving issues relating to compliance.

Intellectual property regulations

Digital Virgo is subject to certain European intellectual property regulations relating to its monetization of merchant content (“DV CONTENT”). The main regulations applicable to Digital Virgo’s activities are described below.

Directive 2001-29 of May 22, 2001, on the harmonisation of certain aspects of copyright and related rights in the information society

This directive aims to harmonize the legal protection of copyright and related rights with a particular focus on information society.

Directive 2004/48/EC of April 29, 2004, on the enforcement of intellectual property rights

This directive aims to create equal conditions for the application of intellectual property rights in the Member States of the European Union by aligning enforcement measures throughout the European Union and harmonizing the laws of the Member States in order to ensure an equivalent level of intellectual property protection within the internal market.

Directive 2006/116/EC of December 12, 2006, on the term of protection of copyright and certain related rights

This directive sets the protection periods for copyright and certain related rights.

●	70 years after the death of the author for copyright;
●	50 years after the date of the performance of the service for the rights of performers; and
●	50 years after the determination for the rights for producers of phonograms.

Directive 2014/26/EU of February 26, 2014, on collective management of copyright and related rights and multi-territorial licensing of rights in musical works for online use in the internal market

The purpose of this directive is to facilitate the granting of copyright licenses for online musical works at European level. The collective rights management bodies are responsible for collecting, managing, and distributing revenues from the exploitation of the rights, on behalf of the rights holders (i.e. the music producers), who have delegated this task to them.

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Directive 2019/790 of the European Parliament and of the Council on copyright and related rights in the Digital Single Market related rights in the Digital Single Market and amending Directives 96/9/EC and 2001/29/EC

This directive makes it possible to implement:

●	Better choice and access to content online and across borders;
●	Improved copyright rules on education, research, cultural heritage and inclusion of disabled people; and
●	A fairer and sustainable marketplace for creators, the creative industries, and the press.

EU’s Audiovisual Media Services Directive 2010/13/EU (“AVMSD”)

The EU’s AVMSD 2010/13/EU imposed obligations on subscription video-on-demand platforms to invest in European audiovisual and cinematographic creation. Directive (EU) 2018/1808 amended and updated the AVMSD, in order to notably extend certain audiovisual rules to video-sharing platforms as well as audiovisual content shared on certain social media services.

In France for example, Decree n° 2021-793 on audiovisual media services dated June 22, 2021 came into force on July 1, 2021. Its purpose is to increase funding for European and French audiovisual and film production.

The level of funding is determined by the Decree, with modulations which are negotiated for each service provider with ARCOM (French audiovisual regulatory authority), according to different thresholds (notably if the editor of the service’s annual net turnover is more than 5 million euros or if the service audience is more than 0.5% of the total on-demand audiovisual media service).

European Electronic Communications Code

European Electronic Communications Code is the new European telecom package established by Directive EU 2018/1972 of December 11, 2018. It consolidates and reforms the framework for the regulation of electronic communications services and networks across EEA.

Regulations outside the European Union

Digital Virgo also operates outside the European Union, and more particularly in Africa, where Digital Virgo aims to pursue its development.

At the date of this proxy statement, there are no international regulations governing Digital Virgo’s activities, in particular with regard to payment services and the processing of personal data, outside the European Union. Digital Virgo is therefore subject to specific regulations in each country in which it operates.

As Digital Virgo operates in the telecom sector, it is required to obtain certain approvals from local authorities, in particular in Africa.

For example, in Morocco, Digital Virgo’s local subsidiary, Digital Virgo Maroc, is the subject of a declaration on the basis of which the local telecommunication regulatory authority (“ANRT”) issues an authorization for a renewable period of between three and five years. Digital Virgo obtained this approval on March 21, 2018, for a period of five years.

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Some subsidiaries are also subject to local legislation relating to the protection of personal data. In particular, in Morocco, where the National Commission for the Control of Personal Data Protection (CNDP) monitors the implementation of the data and person protection law. Many other organizations also operate in Africa, such as the National Personal Data Protection Authority (INPDP) in Tunisia, the Personal Data Protection Commission) (CDP) in Senegal, and the Commissioner for Personal Data Protection in Mauritius.

Lastly, certain local laws may also provide for the need to obtain approval to be able to carry out payment services. By way of example, Moroccan law currently requires telecom operators to obtain a payment institution license. Should Moroccan legislation change in the coming years, the Moroccan subsidiary could be forced to obtain a payment institution license.

Ethical environment

Digital Virgo launched a corporate social responsibility program in 2021. A Positive Impact Committee has been implemented, which is in charge of setting up a worldwide governance system to conduct social responsibility actions within Digital Virgo. Part of the mission of the Positive Impact Committee within Digital Virgo is to analyze the energy use of DV buildings and develop plans for energy savings.

Digital Virgo is also a member of a variety of professional associations involved in its main activities in the countries where it operates. It participates in ethical and regulatory working groups.

Intellectual property matters

A significant proportion of Digital Virgo’s assets lies in its trademarks, domain names, software, and other intellectual property rights. Digital Virgo’s intellectual property policy is focused on protecting its brands, software, and domain names. Digital Virgo generally seeks to protect its trademarks and domain names in the country in which the domain name or the trademark is to be used. Where it is proposed that such trademarks or domain names be used in other countries, filings may be made in other countries or regional trademarks may be filed. Furthermore, Digital Virgo enters into the necessary contractual arrangements to protect its business secrets and know-how vis-à-vis its employees and any service providers it may use, by incorporating intellectual property and confidentiality clauses in the contracts drafted by Digital Virgo.

Digital Virgo focuses on the protection of its trademarks, software, and domain names. Intellectual property aspects are exclusively, with the exception of trademark registrations in certain countries, managed by Digital Virgo.

Trademarks

Digital Virgo’s policy consists of registering its trademarks on a national, EU, or international basis. Trademarks are generally registered for a period of ten years and are renewable indefinitely. Some countries require proof of use to maintain rights. In other countries, recordings remain valid unless an interested third party brings an action for forfeiture due to a failure to use the trademark.

At the date of this proxy statement, Digital Virgo has approximately 215 trademarks.

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Digital Virgo has divided its trademarks into three main groups:

“Legal” Trademarks		“Business Line” Trademarks		“Product” Trademarks
Digital Virgo holds the following legal trademarks:		Digital Virgo holds the following Business Lines trademarks:		Digital Virgo holds the following Product trademarks:
-	Digital Virgo	-	DV Pass	-	PlayVOD
-	Virgo Facilities	-	DV CONTENT	-	Fuze Forge
-	Digital Virgo France	-	DV Live	-	Clicnscores
-	PS Mobile Access	-	DV Ticketing	-	Woozgo
		-	Addict	-	Play-up
				-	Playweez
				-	Peak
				-	Veedz

●	The “Legal” trademarks are designed to protect the names of Digital Virgo’s legal entities.
●	The “Business Line” trademarks are representative of the solutions proposed by Digital Virgo: DV Pass, DV CONTENT, DV Live, DV Ticketing, DV Loyalty, and DV Adtech. The Digital Virgo trademark acts as both Digital Virgo’s Corporate trademark and the generic trademark for all its activities.
●	The “Product” trademarks, which are variations of the generic “Business Line” trademarks at the product level, are created and managed by the subsidiaries.

Software

Digital Virgo’s online apps and websites are developed, managed, promoted, and maintained as a result of Digital Virgo’s full command of all software solutions developed and owned by Digital Virgo. Digital Virgo develops its software solutions almost exclusively in-house, except for certain iOS, Android, or PHP developments which require specific ad hoc expertise. On the date of this proxy statement, the proprietary rights over the software (and its documentation) created by Digital Virgo’s employees as part of their duties or based on Digital Virgo’s instructions belong to Digital Virgo.

Domain names

Digital Virgo has systematically registered and maintained all domain names it uses to carry out its business activities. As such, as of the date of this proxy statement, Digital Virgo holds more than 1,550 domain names. Digital Virgo protects its “Group” domain names, such as digitalvirgo.com and dvticketing.com, by paying annual renewal fees. Each subsidiary may file local domain names associated with the marketing of solutions and products that are specific to their territory.

Litigation

From time to time, Digital Virgo may become involved in legal proceedings arising in the ordinary course of our business. We believe that we do not have any pending or threatened litigation which, individually or in the aggregate, would have a material adverse effect on our business results of operations, financial condition, and/or cash flows.

Human Capital Resources

As of December 31, 2022, Digital Virgo had 824 full-time employees and 61 part-time employees. We have not experienced any work strikes. Some collective bargaining agreements are applicable in some countries (as in France), in compliance with local laws. We consider our relations with our employees and with staff representatives to be good.

Facilities

Digital Virgo currently does not own any property but leases approximately 18 facilities throughout the world. We believe our facilities are adequate for our current needs and that suitable additional substitute space would be available if needed.

Digital Virgo’s headquarters are located at 88, rue Paul Bert, 69003 Lyon.

Digital Virgo’s Corporate Information

Digital Virgo’s principal executive offices are located at 88, rue Paul Bert, 69003 Lyon and its phone number is +33 (0)4 37 48 23 00. Our corporate website address is www.digitalvirgo.com. Digital Virgo’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement. The website address is included as an inactive textual reference only.

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DIGITAL VIRGO’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis of Digital Virgo’s financial condition and results of operations should be read in conjunction with the audited IFRS annual consolidated financial statements as of December 31, 2021 and 2022 and related notes appearing elsewhere in this proxy statement/prospectus. Unless the context otherwise requires, references in this section to “we,” “us,” “our,” and the “Company” generally refer to Digital Virgo.

OVERVIEW

History of the Group

The Company was registered on June 1, 2022, under the name Digital Virgo Group (hereinafter “Digital Virgo”).

On June 15, 2022, the Company acquired all the shares in DV Sub which is the company that was the purchaser of the general public and international business activities of Jet Multimedia S.A., a company listed on the French stock market in 1996 that managed on-line servers centers and offered advertising services for the promotion of on-line services, and subsequently acquired by 9 Telecom Italia Réseau SAS, a majority held subsidiary of Telecom Italia SPA, an Italian telecommunications company in 2000, and then by LDCOM Networks, a French telecommunications company and subsidiary of Louis-Dreyfus Group in 2002.

The acquisition of DV Sub by the Company on June 15, 2022, can be analyzed as an internal reorganization under common control through the creation of a new company, financed by both a capital increase and a €140 million senior bank loan.

Business activities

Our activities include the provision of telecom payment services (the “Telecom Payment” service line), the monetization of content, services and audiences (the “Monetization Solutions” service line) and performance-based digital marketing (the “Digital Marketing” service line).

The “Telecom Payment” service line consists of connecting merchants of goods and services (content creators and producers, media companies, companies using digital tickets) to billing systems of telecom operators. Telecom operators thereby benefit from new income sources from transactions made via a charge to a subscribers’ bills, credits resulting from prepaid cards or Mobile Money services (eWallets and local debit).

The “Monetization Solutions” service line focuses on offering merchants of goods and services and media companies a complete and integrated range of monetization and distribution features strengthened by alternative payment methods (i.e., Direct Carrier Billing and Mobile Money) and digital marketing.

The “Digital Marketing” service line consists in optimizing the performance and profitability of the distribution process of our customers. We combine a digital marketing service in direct connection with the world’s leading digital marketing companies: Google, Facebook, TikTok, Snapchat, Bing ads, YouTube advertising, and other major companies in the digital marketing ecosystem.

We operate in more than 40 countries through more than 30 offices. We have a technical and commercial structure that combines an international structure and local expertise enabling it to offer solutions tailored to the specific cultural, technological or regulatory features of each market.

In the year ended on December 31, 2022, we generated consolidated revenue of €429.9 million, a contribution margin of €107.5 million, a consolidated net profit of €24.2 million and an Adjusted EBITDA of €46.6 million.

Since 2009, we, through our predecessor entities, pursued a growth policy both in France and internationally through the creation of new companies and the acquisition of companies that offered specific skills, with 2011 being particularly significant with the acquisition of Cellcast Media SAS, a French company specialized in the distribution of digital entertainment products and services to the general public , which has enabled us to create the foundation of our Monetization Solutions service line.

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In 2017, we accelerated our know-how strengthening policy through several strategic acquisitions:

●	the acquisition of Addict Mobile Technology SAS, a performance mobile marketing specialist, to develop our offering in targeted mobile performance advertising (Digital Marketing);

●	the acquisition of Rentabiliweb Telecom Sarl, a specialist in online interactivity and micropayment solutions (Telecom Payment); and

●	the acquisition of certain contracts held by the Gemalto N.V., (the “Gemalto”) for telecom operators in Spain, Portugal and France (Telecom Payment).

In 2018, we acquired a company from the Gemalto that manages mobile payments for public transport and parking tickets in thirty cities in Italy.

In March 2019, we established a subsidiary in Lithuania, which was approved as a European electronic money payment institution.

In 2020, we acquired the “Solutions” division of Docomo Digital Italy SPA (“Docomo Solutions”) with 150 employees and operations in 11 countries, a subsidiary of NTT Docomo, Inc. one of the Japan’s leading mobile telecom operators.

Historical financial information included in the proxy statement/prospectus

Due to a complex history and the lack of comparable financial statements for 2021 as we were incorporated in June 2022, the following financial statements are included in the proxy statement/prospectus:

●	the 2021 Consolidated Financial Statements, corresponding to a 12-month financial year of DV Sub, prepared in euro and in accordance with IFRS, which have been the subject of an audit report by DV Sub’s statutory auditor (and which are the additional subject of our PCAOB auditor);

●	the 2022 Combined Consolidated Financial Statements, prepared in euro and in accordance with IFRS, in order to reflect our business activities since January 1, 2022, on the assumption of continuity of business for DV Sub, which have been the subject of an audit report by our PCAOB auditor. The 2022 Combined Consolidated Financial Statements include the activities of Digital Virgo from our creation on June 1, 2022 to December 31, 2022 and the activities of DV Sub and its subsidiaries from January 1, 2022 to December 31, 2022.

Main factors impacting the Group’s results

Certain key factors as well as certain past events and transactions have had or are likely to have a future impact on our activities and results. The main factors that, in our view, have an impact on our results are described below.

Structural trends in our markets

We operate in markets driven by favorable structural growth trends that contribute to our development and aim to become a global benchmark for telecom payment, monetization solutions and digital marketing services.

Our strength lies in a financial model that generates revenues and profits with limited capital investment and an economic model based on income sharing between the various actors in the value chain from end-customers to merchants and content publishers.

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Our global presence has enabled us to position ourselves as an important player in payment and monetization solutions based on our geographical and technological proximity with telecom operators and our ability to play a key intermediary role between them and merchants.

Acquisitions and disposals, accelerators of our growth

Our strategy consists of regularly fueling our growth by carrying out targeted acquisitions to supplement our range of offerings, acquiring new technological and know-how components and extending our geographical coverage.

Changes in exchange rates

Our consolidated financial statements are presented in euros, the euro being our consolidation currency. The consolidated financial statements are prepared on the basis of the financial statements of subsidiaries in local currencies and converted into euros at the Digital Virgo level in accordance with our applied accounting principles, it being specified that the financial statements of each subsidiary are converted into euros at the rate in force on the balance sheet date, for the balance sheet, and at the average rate for the period, for the income statement, save for activities carried out in hyperinflation countries such as Argentina), in respect of which the conversion criteria defined by standard IAS 29 “Financial reporting in hyper-inflationary economies” has been applied since January 1, 2018. Of not, while Turkey is considered a hyperinflationary economy, we do not restate income statements of our Turkish subsidiary as the inflationary impacts are immaterial.

Seasonal events

Our revenue, cash flow, results of operations and other key operating and performance metrics may vary from quarter to quarter due to the seasonal nature of our clients’ spending on advertising campaigns and may be punctuated by certain high-audience major sporting events, such as the Football World Cup, the African Cup of Nations, and other championships. For example, clients of our Digital Marketing service line tend to devote more of their advertising budgets to the fourth calendar quarter to coincide with consumer holiday spending. Moreover, advertising inventory in the fourth quarter may be more expensive due to increased demand for it. Our historical revenue growth has lessened the impact of seasonality; however, seasonality could have a more significant impact on our revenue, cash flow and results of operations from period to period if our growth rate varies, or if seasonal spending varies.

Sectoral information

The sectoral information included in the financial statements is based on internal reporting used by the main operational decision-makers to assess the performance of the various sectors and the allocation of resources. Our company is currently structured as follows:

●	By geographical segments: the geographical segments have been determined by grouping countries in which our subsidiaries are established with similar economic characteristics, taking into account their similarities in terms of risks, strategy, regulatory constraints and profitability. The analysis thus led to the identification of four geographical sectors (“France,” “Europe - excluding France,” “Africa, Middle-East & Asia” and “America”) and a non-geographic “Corporate” sector that includes Digital Virgo, DV Sub (holding companies) and Virgo Facilities (resources and support company).

●	By service lines: Telecom Payment, Monetization Solutions and Digital Marketing.

Geographical segmentation

France. The legal entities located in France generated:

●	Revenue (excluding inter-segment revenue) of €165 million and €155.9 million, respectively, for the 12-month financial years ended December 31, 2022 and December 31, 2021, representing 38% and 40% respectively of our revenue over those periods.
●	A contribution margin of €52.7 million and €45.2 million, respectively for the 12-month financial years ended December 31, 2022 and December 31, 2021, representing 49% and 47% respectively of our contribution margin over those periods.

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●	A gross profit of €41.8 million and €32.3 million respectively, for the 12-month financial years ended December 31, 2022 and December 31, 2021, representing 50% and 44% respectively of our gross profit over those periods.
●	An operating profit of €15.9 million and €14.4 million, respectively, for the 12-month financial years ended December 31, 2022 and December 31, 2021, representing 40% and 51% respectively of our operating profit over those periods.

Europe (excluding France). The legal entities located in Europe (excluding France) generated:

●	Revenue (excluding inter-segment revenue) of €106.2 million and €111.9 million, respectively, for the 12-month financial years ended December 31, 2022 and December 31, 2021, representing 25% and 29% respectively of our revenue over those periods.
●	A contribution margin of €26.8 million and €29.1 million, respectively, for the 12-month financial years ended December 31, 2022 and December 31, 2021, representing 25% and 30% respectively of our contribution margin over those periods.
●	A gross profit of €18 million and €23.3 million, respectively, for the 12-month financial years ended December 31, 2022 and December 31, 2021, representing 22% and 32% respectively of our gross profit over those periods.
●	An operating profit of €11.9 million and €6.9 million, respectively, for the 12-month financial years ended December 31, 2022 and December 31, 2021, representing 30% and 24% respectively of our operating profit over those periods.

Africa, Middle-East & Asia. The legal entities located in Africa, Middle-East and Asia generated:

●	Revenue (excluding inter-segment revenue) of €132.2 million and €104.1 million respectively, for the 12-month financial years ended December 31, 2022 and December 31, 2021, representing 31% and 27% respectively of our revenue over those periods.
●	A contribution margin of €25.1 million and €18.8 million, respectively, for the 12-month financial years ended December 31, 2022 and December 31, 2021, representing 23% and 20% respectively of our contribution margin over those periods.
●	A gross profit of €21.1 million and €15.9 million, respectively, for the 12-month financial years ended December 31, 2022 and December 31, 2021, representing 25% and 22% respectively of our gross profit over those periods.
●	An operating profit of €11.9 million and €7.2 million, respectively, for the 12-month financial years ended December 31, 2022 and December 31, 2021, representing 30% and 25% respectively of our operating profit over those periods.

America. The legal entities located in America generated:

●	Revenue (excluding inter-segment revenue) of €26.5 million and €18.5 million, respectively, for the 12-month financial years ended December 31, 2022 and December 31, 2021, representing 6% and 5% respectively of our revenue over those periods.
●	A contribution margin of €2.9 million and €2.4 million, respectively, for the 12-month financial years ended December 31, 2022 and December 31, 2021, representing 3% of our contribution margin over those periods.
●	A gross profit of €2.5 million and €2.2 million, respectively, for the 12-month financial years ended December 31, 2022 and December 31, 2021, representing 3% of our gross profit over those periods.
●	An operating profit of €0.4 million and €0.8 million, respectively, for the 12-month financial years ended December 31, 2022 and December 31, 2021, representing 1% and 3% respectively of our operating profit over those periods.

Corporate. The legal entities of the Corporate sector generated:

●	No revenue, no contributive margin and no gross profit for 12-month financial years ended December 31, 2022 and December 31, 2021.
●	An operating loss of (€0.7) million and (€0.9) million, respectively, for the 12-month financial years ended December 31, 2022 and December 31, 2021, representing 2% and 3% respectively of our operating profit over those periods.

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Segmentation by service lines

In accordance with IFRS 15, we present our business activities by service line: Telecom Payment, Monetization Solutions and Digital Marketing.

Telecom Payment. The Telecom Payment service line generated:

●	Revenue of €30.6 million and €28.5 million, respectively, for the 12-month financial years ended December 31, 2022 and December 31, 2021, representing 7% of our revenue over those periods.
●	A contribution margin of €26.9 million and €24.9 million, respectively, for the 12-month financial years ended December 31, 2022 and December 31, 2021, representing 25% and 26% respectively of our contribution margin over those periods.

Monetization Solutions. The Monetization Solutions service line generated:

Revenue of €352.2 million and €315.1 million, respectively, for the 12-month financial years ended December 31, 2022 and December 31, 2021, representing 82% and 81% respectively of our revenue over those periods.

●	A contribution margin of €70.6 million and €62.2 million, respectively, for the 12-month financial years ended December, 31 2022 and December 31, 2021, representing 66% and 65% respectively of our contribution margin over those periods.

Digital Marketing. The Digital Marketing service line generated:

●	Revenue of €47 million and €46.9 million, respectively, for the 12-month financial years ended December 31, 2022 and December 31, 2021, representing 11% and 12% respectively of our revenue over those periods.
●	A contribution margin of €10 million and €8.4 million, respectively, for the 12-month financial years ended December 31, 2022 and December 31, 2021, representing 9% of our contribution margin over those periods.

Impact of the COVID-19 pandemic

The COVID-19 pandemic and efforts to control its spread have limited the travel of our technical and sales teams, particularly in the context of our relationships with telecom operators, content publishers and the possibility of launching our activities in new countries, more particularly the launch of our Digital Marketing activities in the USA through our subsidiary located in New York.

It also delayed the process of integrating Docomo Solutions’ business, as this acquisition was made in May 2020 in the midst of the pandemic. The acquisition and integration of these activities was largely done remotely, which required more time and resources to successfully complete this operation.

Inflation

Inflation has accelerated in all the countries in which we operate.

We have so far adopted a policy of maintaining our sales prices, except in certain countries where inflation has reached such levels that a price increase has been necessary (example: Argentina).

The future end-user price increases will depend on the evolution of inflation in the coming months, the evolution of costs of sales (content and advertising campaigns financed by Digital Virgo), as well as the billing policy that will be determined with the telecom operators.

Components of Results of Operations

Revenue

We carry out a Telecom Payment service line that offers services connecting merchants, media, content producers or ticketing companies to telecom operators’ billing systems, as well as a Monetization Solutions service line that offers content, services and audience monetization services in which end users buy or subscribe for applications and services and pay for them via the telecom operator, as well as Digital Marketing services that increase user acquisition performance for advertisers and publishers.

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The revenue recognition rules related to business activities (see “Business activities” above) are described below for each service line:

●	Telecom Payment

We act as agent for professional customers (commercial websites, content editors, etc.). We provide a technical service to commercial websites and content editors, enabling them to monetize the services and content they provide to their end consumers through the billing systems of telecoms operators. Consequently, the revenue recognized corresponds to the net commission attributable to us, i.e., the revenue received from the telecom operator less the amount passed on to the professional customer. The trigger for revenue recognition is the dissemination and marketing of content, services and audiences.

●	Monetization Solutions

We act as principal vis-à-vis the end consumer within the meaning of IFRS 15, since we control the service or content prior to delivery to the customer, have the right to set the price for the service or content and has primary responsibility for the service or content delivered as well as the risk associated with purchasing content. In such a situation, the revenue recognized corresponds to the revenue billed to the end consumer via the telecom operator. The trigger for revenue recognition is the dissemination and marketing of content, services and audiences.

●	Digital Marketing

We act as principal vis-à-vis our customers, with regard to the criteria defined in IFRS 15, in particular the criterion concerning control over the service before it is delivered to the customer. Revenue corresponds to the amount billed to the advertiser, which includes the consultancy assignments carried out and communication services provided by us and the acquisition of the advertising space selected in connection with these services. The trigger for revenue recognition is the dissemination of the campaigns.

Cost of sales

The components of Cost of sales are the variable direct cost of sales and the technical costs.

Variable direct costs of sales mainly include:

●	For the Monetization Solutions service line: the portion remunerating the telecom operator’s services, the costs of content, and the costs of the advertising campaigns promoting the products and services sold by the Group,
●	For the Digital Marketing service line: the costs of acquiring advertising space.

The variable direct cost of sales for the “Telecom Payment” service line is not material.

Technical costs comprise the costs of technical personnel, depreciation of the right-of-use assets with respect to technical premises and technical equipment as well as the costs associated with maintenance and production sub-contracting.

Gross profit

Gross profit corresponds to the “Revenue” less “Cost of sales”.

Other operating income and expenses

Other operating income and expenses are broken down into recurring and non-recurring operating income and expenses.

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Other recurring operating income and expenses notably comprises foreign exchange gains and losses on commercial transactions and government subsidies under IAS 20. It also includes other net income from the recharging of the costs of premises and administrative services to IODA (our primary shareholder) and to its subsidiaries.

Other non-recurring operating income and expenses consist of net gains and losses on the disposal of operating assets, restructuring costs, amounts associated with the businesses acquired (additional post-acquisition remuneration, acquisition expenses, negative goodwill, etc.), and more generally unusual or infrequent items.

Operating profit

Operating profit corresponds to “Gross profit” less “Sales and marketing expenses”, “Overheads” and “Other operating income and expenses”.

Net profit

Net profit corresponds to “Operating profit” adjusted for the impact of “Net cost of financial debt,” “Other financial income and expense,” “Income tax,” “Share of net income of associates” and “Loss on net monetary position (hyperinflation)” calculated in accordance with IAS 29 “Financial Reporting in Hyperinflationary Economies.”

Comparison of fiscal year ended on December 31 2022, and 2021

In thousands of euros	Combined Consolidated Financial Statements 2022	Consolidated Financial Statements 2021
Income Statement	(12 months)	(12 months)	% change

Revenue	429,871	390,496	10%
Costs of sales	(346,463)	(316,749)	9%
Gross profit	83,408	73,747	13%
Sales and marketing expenses	(24,654)	(22,439)	10%
Overheads	(22,900)	(21,534)	6%
Other operating income and expenses	3,477	(1,358)	(356%)
Operating profit	39,331	28,416	38%
Net gain on cash and cash equivalents	706	71	894%
Gross cost of financial debt	(5,268)	(2,306)	128%
Net cost of financial debt	(4,562)	(2,235)	104%
Other financial income and expenses	(783)	(552)	42%
Profit before tax and associates	33,986	25,629	33%
Income tax	(8,762)	(9,837)	(11%)
Loss on net monetary position (hyperinflation)	(1,069)	(45)	2,276%
Net profit before profits from discontinued and held-for-sale operations	24,155	15,747	53%
Net profit from discontinued held-for-sale operations	-	-	n.s
Net profit	24,155	15,747	53%
- Group share	23,460	15,131	55%
- Non-controlling interests	695	616	13%

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n/s: not significant

Revenue and contribution margin

Revenue and contribution margin by geographic region

The tables below show the revenue and contribution margin (“Contribution Margin” is a non-GAAP financial measure detailed hereafter) for the year ended on December 31, 2022, as well as for the year ended December 31 2021, by geographic region of our legal entities.

In thousands of euros Revenue	Combined Consolidated Financial Statements 2022 (12 months)		Consolidated Financial Statements 2021 (12 months)
by geographical segment	Amount	As a %	Amount	As a %	% change

Europe	271,165	63%	267,817	68%	1%
Of which France	164,991	38%	155,922	40%	6%
Of which other European countries	106,174	25%	111,895	29%	(5%)
Africa, Middle-East, Asia	132,206	31%	104,138	27%	27%
America	26,500	6%	18,541	5%	43%
Total revenue	429,871	100%	390,496	100%	10%

In thousands of euros Contribution margin	Combined Consolidated Financial Statements 2022 (12 months)		Consolidated Financial Statements 2021 (12 months)
by geographical segment	Amount	As a %	Amount	As a %	% change

Europe	79,525	74%	74,301	77%	7%
Of which France	52,699	49%	45,182	47%	17%
Of which other European countries	26,826	25%	29,119	30%	(8%)
Africa, Middle-East, Asia	25,092	23%	18,782	20%	34%
America	2,887	3%	2,415	3%	20%
Restatements and inter-sector adjustments	0		49	-	n/s
Total contribution margin	107,504	100%	95,547	100%	13%

The French legal entities, which are our main revenue contributors (38% in 2022), recorded growth of 6% in 2022, accompanied by an increase in advertising costs to acquire new customers.

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The decrease in revenue (-5%) and contribution margin (-8%) in other European countries is mainly due to the decrease in activity in the Polish, Slovakian and Italian markets as well as to the stopping of activities in Russia (Russian subsidiary being in the process of being sold).

We also have a strong presence through entities in the emerging markets of Africa, Middle East & Asia (31% of revenues in 2022). Our strategy in these countries is based on opening local subsidiaries, implementing our offers in new territories, extending the number of telecom operator connections and strengthening the offerings in territories where we are already present. This strategy has allowed a strong increase in revenue and in contribution margin of 27% and 34% respectively.

In America, our part of the revenue of the entities increased from 5% in 2021 to 6% in 2022, and the revenue and the contribution margin increased by 43% and 20% respectively. We are present in Latin America with our monetization offerings, where growth has been driven by the dynamic Chilean market. In the United States, we are present only through our Digital Marketing offerings.

Revenue and contribution margin by service line

The tables below show the turnover and contribution margin (“Contribution Margin” is a non-GAAP financial measure detailed hereafter) for the years ended December 31, 2022, and December 31, 2021, by service line.

In thousands of euros Revenue	Combined Consolidated Financial Statements 2022 (12 months)		Consolidated Financial Statements 2021 (12 months)
by service lines	Amount	As a %	Amount	As a %	% change

Telecom Payment	30,608	7%	28,477	7%	7%
Monetization & Marketing	399,263	93%	362,019	93%	10%
Of which Monetization Solutions (*)	352,215	82%	315,145	81%	12%
Of which Digital Marketing	47,048	11%	46,874	12%	0%
Total revenue	429,871	100%	390,496	100%	10%

In thousands of euros Contribution margin	Combined Consolidated Financial Statements 2022 (12 months)		Consolidated Financial Statements 2021 (12 months)
by service lines	Amount	As a %	Amount	As a %	% change

Telecom Payment	26,933	25%	24,878	26%	8%
Monetization & Marketing	80,571	75%	70,669	74%	14%
Of which Monetization Solutions (*)	70,605	66%	62,222	65%	13%
Of which Digital Marketing	9,966	9%	8,447	9%	18%
Total contribution margin	107,504	100%	95,547	100%	13%
Contribution margin rate (as a % of revenue)
Telecom Payment	88%		87%		1%
Monetization Solutions	20%		20%		0%
Digital Marketing	21%		18%		3%
Total	25%		24%		1%

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(*): the use of payment functionalities needed for the implementation of Monetization Solutions service line is presented on the Telecom Payment service line. This reallocation is carried out as part of our management by service line.

Revenue growth was achieved by all service lines, but our activity is driven by the Monetization Solutions service line (82% of revenue in 2022, compared to 81% in 2021), which is up by +12% thanks to the implementation of our offerings in new territories and to the increase in advertising campaigns which have allowed the acquisition of new subscribers.

The Telecom Payment service line (7% of revenues in 2022, stable compared to 2021) is also growing (+7%) thanks to the signing of new merchants. We can rely on the status of Payment Institution Agent in France and Spain to continue our growth in European markets and address a larger geographic area.

The Digital Marketing service line’s revenue is in slight progression compared to the previous financial year. The growth in Addict Mobile’s activities was offset by a lesser performance in marketing services for telecom operators.

We achieved a contribution margin of €107.5 million in 2022, an increase of €12 million (+13%) compared to 2021, and at the same time recorded an improvement in the contribution margin rate as a percentage of revenue from 24% in 2021 to 25% in 2022.

Cost of sales

In thousands of euros Cost of sales	Combined Consolidated Financial Statements 2022 (12 months)	Consolidated Financial Statements 2021 (12 months)	% change

Variable direct cost of sales	(322,367)	(294,949)	9%
Technical costs	(24,096)	(21,800)	11%

Cost of sales	(346,463)	(316,749)	9%
Cost of sales (as a % of revenue)	81%	81%

Details of “Variable direct cost of sales”

Variable direct cost of sales by geographical segment

In thousands of euros	Combined Consolidated	Consolidated
	Financial Statements	Financial Statements
Variable direct cost of sales	2022	2021
by geographical segment	(12 months)	(12 months)	% change

Europe	(191,640)	(193,516)	(1%)
of which France	(112,292)	(110,740)	1%
of which other European countries	(79,348)	(82,776)	(4%)
Africa, Middle-East, Asia	(107,114)	(85,356)	25%
America	(23,613)	(16,126)	46%
Restatements and inter-sector adjustments	0	49	n/s
Total Variable direct cost of sales	(322,367)	(294,949)	9%
Variable direct cost of sales (as a % of revenue)	75%	76%

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Variable direct cost of sales by service line

In thousands of euros	Combined Consolidated	Consolidated
	Financial Statements	Financial Statements
Variable direct cost of sales	2022	2021
by service line	(12 months)	(12 months)	% change

Telecom Payment	(3,675)	(3,599)	2%
Monetization & Marketing	(318,692)	(291,350)	9%
of which Monetization Solutions	(281,610)	(252,923)	11%
of which Digital Marketing	(37,082)	(38,427)	(4%)
Total Variable direct cost of sales	(322,367)	(294,949)	9%
Variable direct cost of sales (as a % of revenue)	75%	76%

Details of “Technical costs”

In thousands of euros Technical costs	Combined Consolidated Financial Statements 2022 (12 months)	Consolidated Financial Statements 2021 (12 months)	% change

Technical staff costs (a)	(14,678)	(13,893)	6%
Depreciation and impairment of non-current assets (b)	(9,334)	(7,812)	19%
Other technical costs (networks, premises, maintenance, subcontracting, etc.)	(8,051)	(7,286)	10%
Capitalization of internal production costs	7,967	7,191	11%
Technical costs	(24,096)	(21,800)	11%
Technical costs (as a % of revenue)	6%	6%

(a)	Including expenses calculated on stock options and similar instruments

(b)	Including depreciation charges for the right-of-use (IFRS 16).

Technical costs take into account an increase in other technical costs (networks, premises, maintenance, subcontracting, etc.) of 10% which supports the growth in activity, an increase in technical staff costs (+6%) offset by a rise in capitalization of internal production costs (+€0.8 million) for the development and improvement of our services and technological platforms.

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The increase in depreciation and impairment of non-current assets (+19%) reflects the growth in our investments in the development of our technical platforms.

Sales and marketing costs

In thousands of euros Sales and marketing costs	Combined Consolidated Financial Statements 2022 (12 months)	Consolidated Financial Statements 2021 (12 months)	% change

Sales and marketing costs	(24,654)	(22,439)	10%

Sales and marketing costs (as a % of revenue)	6%	6%

Sales and marketing costs, of which 79% were staff costs in 2022, versus 84% in 2021, increased by 10% between 2021 and 2022, with a stable percentage of revenue of 6%.

Overheads

In thousands of euros Overheads	Combined Consolidated Financial Statements 2022 (12 months)	Consolidated Financial Statements 2021 (12 months)	% change

Overheads	(22,900)	(21,534)	6%

Overheads (as a % of revenue)	5%	6%

Overheads mainly include the management costs, the costs of support functions, the costs of administrative premises and the fees for ongoing activities (lawyers, auditors, consultants). Overheads increased by €1.4 million (+6%) between the two years presented. They represent a smaller share of revenues in 2022 (5%) than in 2021 (6%) as we continued in 2022 to optimize the costs of support functions in a context of increasing activity.

Other operating income and expenses

Other operating income and expenses are broken down into recurring and non-recurring operating income and expenses.

In thousands of euros Other operating income and expenses	Combined Consolidated Financial Statements 2022 (12 months)	Consolidated Financial Statements 2021 (12 months)	% change

Other recurring operating income and expenses	(218)	1,099	(120%)
Other non-recurring operating income and expenses	3,695	(2,457)	(250%)

Total other operating income and expenses	3,477	(1,358)	(356%)

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Other recurring operating income and expenses

In thousands of euros Other recurring operating income and expenses	Combined Consolidated Financial Statements 2022 (12 months)	Consolidated Financial Statements 2021 (12 months)	% change

Other recurring operating income and expenses	(218)	1,099	(120%)

Other recurring operating income and expenses decreased significantly (from a profit of €1.1 million in 2021 to a loss of €0.2 million in 2022) mainly due to:

■	a loss of €0.7 million on exchange rate on sales transactions in 2022 due to the fall in value of certain currencies against the euro, in particular the Turkish lira and the Mauritian rupee, versus a neutral exchange rate loss and gain in 2021;
■	a research tax credit of €0.1 million in 2022 compared to €0.5 million in 2021; and
■	a decrease in recharging of the cost of premises and administrative services to third parties (€0.3 million in 2022, compared with €0.7 million in 2021).

Other non-recurring operating income and expenses

In thousands of euros Other non-recurring operating income and expenses	Combined Consolidated Financial Statements 2022 (12 months)	Consolidated Financial Statements 2021 (12 months)	% change

Costs incurred in connection with the acquisition of companies and businesses	(315)	(239)	32%
Completion of the integration of Docomo Digital Solutions	6,110	-	n.s
Restructuring costs	(400)	(2,008)	(80%)
IFRS 5 restatement related to the proposed sale of the Russian subsidiary	(894)	-	n.s
Costs related to finding financial partners	(771)		n.s
Impact of the liquidation of the Colombian companies	-	(219)	n.s
Others	(35)	9	n.s

Total other non-recurring operating income and expenses	3,695	(2,457)	(250%)

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Non-recurring expenses principally comprise of the following elements:

●	net positive impact of the settlement agreement entered with the seller of the “Solutions” division of Docomo Digital in July 2022 for €6.1 million;
●	restructuring costs of €0.4 million in 2022 (mainly in Italy) and of €2 million in 2021 (mainly in Spain and Italy);
●	IFRS 5 restatement related to the proposed sale of the Russian subsidiary, corresponding to the impairment of the assets as part of the process of disposing of the subsidiary;
●	costs related to finding financial partners for €0.8 million in 2022; and
●	costs incurred in connection with the acquisition of companies and businesses for €0.3 million in 2022 and for €0.2 million in 2021.

Operating profit

In thousands of euros Operating profit	Combined Consolidated Financial Statements 2022 (12 months)	Consolidated Financial Statements 2021 (12 months)	% change

Operating profit	39,331	28,416	38%
Operating profit (as a % of revenue)	9%	7%

After taking into account the operating items described above, operating profit was €39.3 million in 2022, up 38% compared with 2021. This increase takes into account the €6.2 million rise in the non-recurring operating income and expenses detailed above.

Net cost of financial debt

In thousands of euros Net cost of financial debt	Combined Consolidated Financial Statements 2022 (12 months)	Consolidated Financial Statements 2021 (12 months)	% change

Interest on cash investments	470	195	141%
Foreign exchange gains and losses on cash	236	(124)	(290)%
Net gain (or loss) on cash and cash equivalents	706	71	894%

Interest expenses on financial liabilities, calculated using the effective interest rate method	(4,424)	(1,978)	124%
Interest on financial debt relating to lease liabilities	(197)	(191)	3%
Fees and other interest relating to financing	(647)	(137)	372%
Gross cost of financial debt	(5,268)	(2,306)	128%

Net cost of financial debt	(4,562)	(2,235)	104%

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Net gain (or loss) on cash and cash equivalents mainly comprise interest generated by the cash investments of subsidiaries. In 2022 and 2021, we incurred respectively €0.2 million in net foreign exchange gains and €0.1 million in net foreign exchange losses in respect of the foreign currency bank accounts held by the subsidiaries as well as on financing granted in euros by the holding company to its subsidiaries whose operating currency has depreciated against the euro.

The increase in interest expenses on financial liabilities is linked to the signing on June 15, 2022 of the loan to finance the acquisition of DV Sub and all associated costs.

Other financial income and expenses

In thousands of euros Other financial income and expenses	Combined Consolidated Financial Statements 2022 (12 months)	Consolidated Financial Statements 2021 (12 months)	% change

Other financial income and expenses	(783)	(552)	42%

Other financial income and expenses, which increased by 42% between 2021 and 2022 mainly comprise bank charges (mainly fees charged on international payments) as well as income net of interest due to a foreign exchange gain on long-term receivables and the effects of discounting the debt relating to the acquisition of the “Solutions” division of Docomo Digital.

Net profit

In thousands of euros Net profit	Combined Consolidated Financial Statements 2022 (12 months)	Consolidated Financial Statements 2021 (12 months)	% change
Operating profit	39,331	28,416	38%
Net cost of financial debt	(4,562)	(2,235)	104%
Other financial income and expenses	(783)	(552)	42%
Income tax	(8,762)	(9,837)	(11%)
Loss on net monetary position (hyperinflation)	(1,069)	(45)	2,276%
Net profit	24,155	15,747	53%
Net profit (as a % of revenue)	6%	4%

The €8.4 million increase in net profit between 2021 and 2022 is mainly due to the rise in operating profit. This increase in operating profit is partly offset by the increase of net cost of financial debt (new financial debt contracted by Digital Virgo on June 15, 2022 to finance the acquisition of DV Sub) and by the loss on net monetary position due to hyperinflation in Argentina.

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Income tax

In thousands of euros Income tax	Combined Consolidated Financial Statements 2022 (12 months)	Consolidated Financial Statements 2021 (12 months)	% change

Profit before tax and associates (a)	33,986	25,629	33%
Income tax (b)	(8,762)	(9,837)	(11%)

Apparent tax rate (b)/(a)	26%	38%

The tax charge was €8.8 million in 2022, down €1.1 million compared to 2021.

The apparent tax rate (tax charge as a proportion of net profit before tax expense and loss on net monetary position) was 26% in 2022, compared with 38% in 2021. This change is mainly due to:

●	1.5% decrease in income tax rate in France in 2022 compared to 2021;
●	decrease in 2022 compared to 2021 in the proportion of non-recoverable withholding taxes; and
●	part of the other non-recurring operating income linked to the settlement agreement signed with the seller of the “Solutions” division of Docomo Digital, which is not taxable.

LIQUIDITY AND CAPITAL RESOURCES

Our main source of regular liquidity is our operating cash flows.

Our main financing needs include our operating working capital requirements, capital expenditure, acquisitions and loan repayments (including interest payments).

Our ability to generate cash from our ordinary activities depends on our operating performance, which is itself dependent, to a certain extent, on economic, financial, competitive, market, regulatory and other factors, many of which are beyond our control (see in particular the Risk factors section in this proxy).

We use our cash and cash equivalents to finance our current operating need and obtains financing through borrowing for our most significant investments (acquisitions and business start-ups).

On December 31, 2022, our cash holdings (cash and cash equivalents less current bank accounts) were €32,813 thousands and the current and non-current financial liabilities were €162,747 thousands (including debt relating to lease liabilities (IFRS 16) for €10,269 thousands).

Our debt, denominated in euros, was taken out by Digital Virgo and DV Sub. At December 31, 2022, this debt mainly comprised the loan agreement entered into by Digital Virgo and DV Sub with BNP Paribas, Credit Lyonnais, HSBC Continental Europe, Caisse d’Epargne et de Prevoyance Rhône Alpes, La Banque Postale, Aiguille Verte Euro Dette Senior, BNP Paribas European SME Debt Fund 2 S.C.Sp.-RAIF, SP EuroCreances 2020 and SPG Suravenir Dette Privée on June 15, 2022 (hereafter the “Loan Agreement”) and the loan agreements entered into between DV Sub with BPI France on July 8, 2019 and on June 1, 2022.

Digital Virgo and DV Sub are the financing hub for their subsidiaries, using centralized cash pooling agreements with subsidiaries that use the euro as their operating currency, cash management agreements with other foreign subsidiaries or shareholders’ current account agreements.

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In order to limit the risks associated with our bank financing, we have entered into interest rate hedging instruments.

However, we did not use any currency derivatives during the periods presented.

INDEBTEDNESS

Our financial liabilities as of December 31, 2022, consist mainly of the Loan Agreement composed of a €140 million acquisition loan to finance the acquisition of DV Sub and all related costs, a €30 million revolving credit facility to finance our subsidiaries’ general operating and working capital needs and an uncommitted €10 million external growth facility. We also have loans granted by BPI France for an outstanding amount of €8.6 million (the “BPI Loans”). As of December 31, 2022, there are no longer any outstanding share option plans or bonus share plans in place.

Financial liabilities

The table below sets out a summary, by type of financial liability, of our debt for the financial years ended on December 31, 2022 and December 31, 2021:

(in thousands of euros)	Combined Financial Information December 31, 2022	Consolidated Financial Statements 2021
Bank loans (a)	147,329	53,308
Revolving credit facility (b)	(365)	8,446
Other financial debts (c)	5,514	287
Liabilities relating to the acquisition of shares (d)	-	4,570
Total financial liabilities - excluding lease liabilities	152,478	66,611
Financial debt relating to lease liabilities (IFRS 16)	10,269	11,241
Total financial liabilities	162,747	77,852

Note: according to IFRS, the commission amounts corresponding to bank debt issuance costs is recognized in the income statement and the balance of the costs remaining to be recognized in the income statement as of the reporting date is presented as a deduction from financial liabilities.

(a) Bank loans comprise:

a.	the Tranche A Loan, the Tranche B Loan, the Tranche C Loan, (for the period 2021, it is the loans that were subscribed by DV Sub in 2016 and have been repaid in full, and from June 15, 2022 it is the loans subscribed by Digital Virgo for the acquisition of DV Sub);
b.	the BPI Loans; and
c.	accrued interest.

(b) The debit balance in 2022 is the result of bank debt issuance costs being deducted from the amount of the debt.

(c) Other financial debts comprise reverse factoring, repayable subsidies, deposits and guarantees received.

(d) Liabilities linked to the acquisition of shares comprise the debt relating to the acquisition of the “Solutions” division of Docomo Digital, for which the last payment was made in May 2022.

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The main items comprising our financial liabilities as of December 31, 2022 are described in detail below.

Loan Agreement

On June 15, 2022, we and DV Sub entered into a loan agreement (the “Loan Agreement”), as borrower, with BNP Paribas, Credit Lyonnais, HSBC Continental Europe, Caisse d’Epargne et de Prevoyance Rhône Alpes, La Banque Postale, Aiguille Verte Euro Dette Senior, BNP Paribas European SME Debt Fund 2 S.C.Sp.-RAIF, SP EuroCreances 2020 and SPG Suravenir Dette Privée.

Under the loan agreement, the lenders agreed to grant the following loans:

–	a €80 million tranche (the “Tranche A Loan”), an amount that has been fully drawn down;

–	a €30 million tranche (the “Tranche B Loan”), an amount that has been fully drawn down;

–	a €30 million tranche (the “Tranche C Loan” and together with the Tranche A Loan and Tranche B Loan, the “Loans”), intended, with the Tranche A Loan and Tranche B Loan, to finance the acquisition of the DV Sub and all related costs, an amount that has been fully drawn down;

–	a €10 million uncommitted term loan facility (the “Unconfirmed Facility”), an amount that has not been drawn down;

–	a €30 million revolving credit facility (the “Revolving Credit Facility”) to finance our subsidiaries’ general operating needs and working capital requirements. The amount drawn down by us is readjusted monthly based on our operating needs

Interest and Expenses

The Loans bear interest at a variable rate indexed to the three-month Euribor rate (or one-month Euribor rate depending on the length of the drawdown under the Revolving Credit Facility), which may not be less than 0%, increased by a margin initially set at:

–	2.7% per annum for the Tranche A Loan and for the Unconfirmed Facility;

–	3.5% per annum for the Tranche B Loan;

–	4% per annum for the Tranche C Loan;

–	2.2% per annum for the Revolving Credit Facility drawn down and a non-use commission on the available amount at a rate of 35% of the applicable Revolving Credit Facility margin.

The table below shows changes to the margin based on the leverage ratio (net financial debt/EBITDA restated for the purposes of the Loan Agreement):

Leverage ratio (net financial debt/restated EBITDA) (“R2”)	Tranche A Loan and Unconfirmed Facility Margin	Tranche B Loan Margin	Tranche C Loan Margin	Revolving Credit Facility Margin
Ratio R2 ≥ 3,50	3.10% per year	3.75% per year	4.25% per year	2.60% per year
3,00 ≤ Ratio R2 < 3,50	2.70% per year	3.50% per year	4.00% per year	2.20% per year
2,50 ≤ Ratio R2 < 3,00	2.30% per year	3.25% per year	3.75% per year	1.85% per year
2,00 ≤ Ratio R2 < 2,50	1.90% per year	3.25% per year	3.50% per year	1.50% per year
1,50 ≤ Ratio R2 < 2,00	1.50% per year	3.00% per year	3.25% per year	1.25% per year
Ratio R2 < 1,50	1.10% per year	3.00% per year	3.25% per year	1.00% per year

Amortization and maturity date of each Loan

–	The Tranche A Loan is repayable in annual instalments and has a maturity date of June 15, 2028.

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–	The Tranche B Loan is repayable in one instalment on December 15, 2028.

–	The Tranche C Loan is repayable in one instalment on June 15, 2029.

–	The Revolving Credit Facility has a maturity date of June 15, 2028.

–	The Unconfirmed Facility has a maturity date of June 15, 2028.

Early repayment

The Loan Agreement contains an obligation that we repay all or part of the Loans before their maturity date, subject to the usual limitations for this type of financing, including in the event of:

–	illegality;

–	change of control;

–	admission of the portion of the share capital of any Digital Virgo’s subsidiary to the regulated market or the multilateral trading system;

–	disposal of group assets;

–	excess cash flow;

–	payment of insurance indemnities;

–	payment under transaction documents of external growth and/or audit reports and structure memorandum relating to the authorized external growth operation financed by the drawdown of revolving credit or the drawdown on unconfirmed investment credit.

The Loan Agreement also requires compliance with financial covenants in the form of two ratios, which limit the amount of our financial debt. The financial ratios, which are tested every six months or every twelve months (see below) over a rolling 12-month period (the “Test Period”) must meet the thresholds set out for each test date in the following table:

Test Period ending on:	(Net financial debt / restated EBITDA) ratio less than:	Free cash flow / Debt servicing ratio greater than:
December 31, 2022	3.75	-
June 30, 2023	3.25	-
December 31, 2023	3.25	0.80
June 30, 2024	2.75	-
December 31, 2024	2.75	1.00
June 30, 2025	2.25	-
December 31,2025	2.25	1.00
June 30, 2026 and June 30 of each subsequent year	1.75	-
December 31, 2026 and December 31 of each subsequent year	1.75	1.00

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Moreover, the Loan Agreement provides for a certain number of acceleration events that are standard in this type of financing (subject to remediation periods and standard exceptions), including in particular the failure to pay an amount payable under the Loan Agreement, the failure to comply with financial ratios (see above) and financial covenants or any other obligation or declaration under the Loan Agreement, the occurrence of any event that has a material adverse effect, a cross-default relating to the financial indebtedness taken out by Digital Virgo or any of its subsidiaries, the initiation of any insolvency proceedings, the inability to pay our debts, certain transactions relating to the distribution of dividends (these are allowed subject to certain conditions, in particular that the leverage ratio must be lower than 2 and that we must have sufficient cash to carry out such distribution), certain convictions, the refusal by the auditors to certify the financial statements or the issue by the auditors in their report on the Digital Virgo’s financial statements or those of its subsidiaries of a qualified opinion that may have a material adverse effect on our position, assets or business activities or prospects, or certain transactions to reduce Digital Virgos and its subsidiaries’ share capital having for effect a payment of the income from all or part of such a share capital reduction to Digital Virgo’s shareholders, whether such events occur at the level of the Digital Virgo or that of its subsidiaries, the security taken by a third party for a certain amount, the expropriation or nationalization of all or part of the assets essential for the conduct of our activities by any governmental, regulatory or any other competent authority.

Commitments and restrictive covenants

The Loan Agreement contains certain positive and negative commitments given by Digital Virgo or one of its subsidiaries, subject to stated amounts and the usual exceptions for this type of financing, in particular a commitment not to:

–	distribute dividends (see above);

–	sell or assign any tangible, intangible or financial fixed asset, within the limits of an annual budget;

–	grant security;

–	grant credit, advances or loans in any form and of any nature and to any person whatsoever;

–	carry out any restructuring operations that may result in (i) a merger, demerger or any other operation involving the comprehensive transfer of assets and liabilities, (ii) a partial contribution of assets or (iii) a legal restructuring that may affect the share capital;

–	reduce our share capital, amend our articles of association, our legal form, our objects or the nature of our activities;

–	issue securities (with the exception, in particular, of any capital increase related to the allocation to the managers or employees of stock options, free shares or subscription warrants, it being specified that the shares concerned may not represent more than 7% of the share capital of Digital Virgo and may not result in a change of control);

–	enter into receivables credit in any form whatsoever;

–	become party to a joint venture agreement or any grouping or any company in respect of which they have or may have unlimited or joint and several liability;

–	enter into acquisitions (other than the transactions authorized and described in the Loan Agreement);

–	invest in tangible, intangible or financial assets (excluding external growth operations and the acquisition of investment securities) within an annual limit in terms of percentage of our revenue; and

–	enter to agreement in additional short-term financial debt, medium and long term (including any finance lease) other than the financial indebtedness authorized and described in the Loan Agreement).

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Security Granted

In order to guarantee the repayment of the Loans, Digital Virgo has pledged to the lenders the shares it directly and indirectly holds in Digital Virgo France and in Addict Mobile Technology, as well as the shares it holds in DV Sub.

BPI Loans

In July 2019, DV Sub entered into two loans of €5 million each with BPI France (“2019 International Growth loan” and “French Fab loan - Investing in the future”). In June 2022, DV Sub entered into a new €5 million loan with BPI France (“2022 International Growth loan”). The main characteristics of the BPI loans are described below:

–	The 2019 BPI France International Growth loan is a €5 million loan (plus a 5% guarantee retention) with a 4-years term. It bears interest at 1.9%, is repayable in quarterly instalments and has a maturity date of January 31, 2024.

–	The 2019 BPI France French Fab - Investing in the future loan is a €5 million loan (plus a 5% guarantee retention) with a 5-years term. It bears interest at 1.9%, is repayable in quarterly instalments and has a maturity date of January 31, 2025.

–	The 2022 BPI France International Growth loan is a €5 million loan (plus a 5% guarantee retention) with a 7-year term. It bears interest at 2.07%, is repayable in quarterly instalments and has a maturity date of May 31, 2029.

Commitments

The BPI Loans contains an obligation that DV Sub repays the loans before their maturity date, in particular in the event of:

-	all or part of the shares or voting rights of the borrowing company or one of its subsidiaries are sold or pledged without the lender’s prior consent,
-	a merger, demerger or partial transfer of business,
-	a sale or change of business activity,
-	the non-execution or breach of any of the clauses of the contract.

Interest rates hedging

We manage our exposure to variable interest rates by entering into interest rate caps. The purpose of the derivatives used by us is to hedge interest rate risks on floating-rate borrowings.

As of December 31, 2022, the drawdowns of the Loans, which are subject to a variable interest rate, were hedged according to the obligation mentioned in the Loan Agreement by an interest rate cap with a 1% strike cap ending on June 15, 2026, on a notional amount of €84 million (amortized at the same rate as the tranches of the bank loan) for which we pay a quarterly spread premium.

Local borrowings

No external loans are taken out locally by our subsidiaries, with the exception of repayable subsidies that amounted to €0.2 million as of December 31, 2022.

As of December 31, 2022, our subsidiaries in Poland benefited from an overdraft and commercial guarantees in connection with their business activities amounting to 20 million zlotys (€4.3 million).

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CASH FLOWS

Cash and cash equivalents changes for fiscal years ended on December 31, 2022, and 2021

Cash and cash equivalents changed as follows for the twelve months ended December 31, 2022 and 2021:

(in thousands of euros) Net change in cash and cash equivalents	Combined Consolidated Financial Statements 2022 (12 months)	Consolidated Financial Statements 2021 (12 months)
Net cash flows from operating activities	36,326	29,620
Net cash flows from investing activities	(126,085)	(14,504)
Net cash flows from financing activities	88,273	(21,029)
Impact of exchange rate changes	(562)	154
Net change in cash and cash equivalents	(2,048)	(5,759)

Net cash flows generated by operating activities

The following table shows the cash flows resulting from our operating activity in 2022 and in 2021.

(in thousands of euros) Net cash flows from operating activities	Combined Consolidated Financial Statements 2022 (12 months)	Consolidated Financial Statements 2021 (12 months)
Net income	24,155	15,747
Net depreciation and impairment of non-current assets (excluding right-of-use)	11,554	9,032
Net depreciation of right-of-use assets	2,047	2,253
Additions to/(reversals of) provisions	205	(82)
Capital gains or losses on assets disposals	61	221
Neutralization of the impact of hyperinflation	944	-
Cost of financial debt (excluding lease liabilities)	4,365	2,044
Cost of financial debt relating to lease liabilities	197	191
Income tax expense	8,762	9,837
Net financial (income) expense relating to stock-based compensation	155	308
Net financial (income) expense relating to corporate acquisition	30	102
Operating cash flow before change in working capital requirements and net cost of financial debt and tax	52,475	39,653
Income tax paid	(7,992)	(9,366)
Change in working capital requirements	(8,863)	(738)
Net gain or (loss) on cash and cash equivalents	706	71
Net cash flows from operating activities	36,326	29,620

In the year ended on December 31, 2022, net cash flows from operations were €36.3 million. These cash flows resulted from an operating cash flow before change in working capital requirements and net cost of financial debt and tax of €52.5 million, less a negative change of €8.9 million in working capital requirements, plus €0.7 million of net income from cash and cash equivalents, from which are deducted €8 million in taxes paid.

In the year ended on December 31, 2021, net cash flows from operations were €29.6 million. These cash flows resulted from an operating cash flow before change in working capital requirements and net cost of financial debt and tax of €39.7 million, less a negative change of €0.7 million in working capital requirements, plus €0.1 million of net income from cash and cash equivalents, from which are deducted €9.4 million in taxes paid.

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Operating cash flow before change in working capital requirements and net cost of financial debt and tax

The changes and components of net income are described in detail above.

The increase in net depreciation and impairment of non-current assets (excluding right-of-use) between 2021 and 2022 is linked to the capitalized internal development costs, which are increasing in line with the improved functionality of our technology platforms.

The neutralization of the impact of hyperinflation in 2022 is related to the revaluation of non-monetary assets and liabilities of the subsidiaries in Argentina.

The subscription of the loan agreement accompanied by the rising of a new financial debt on June 15, 2022 explains the increase in the cost of financial debt (excluding lease liabilities) between 2021 and 2022.

The change in tax expense is analyzed above.

The spreading of the fair value over the terms of the free shares plans explains the change of the stock-based compensation expense between 2021 and 2022.

Net financial expense relating to corporate acquisition comprises the effect of discounting of the debt relating to the acquisition of the “Solutions” division of Docomo Digital.

Income tax paid

The amount of taxes paid each year depends on the level of income generated in the countries in which we operate, the tax treatment applicable in each country (rules for calculating the tax base, tax rates and payment schedule for interim payments and the annual balancing payment) as well as any tax adjustments borne by our subsidiaries.

In 2022, the difference between the tax charge (€8.8 million) and the tax paid (€8 million) is explained by the increase of the profit before tax in 2022 compared to 2021.

In 2021, our tax expense was substantially equivalent to payments made during the year.

Change in working capital requirements

The following table provides a breakdown of the changes in our working capital requirements for the 12-month financial years ended on December 31, 2022, and on December 31 2021.

(in thousands of euros) Change in working capital requirements	Combined Consolidated Financial Statements 2022 (12 months)	Consolidated Financial Statements 2021 (12 months)
(Increase)/Fall in trade receivables	(1,963)	769
Increase/(Fall) in trade payables	(2,586)	(452)
Change in other operating receivables and liabilities	(4,314)	(1,055)
Change in working capital requirements	(8,863)	(738)

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The change in working capital requirements varies primarily based on our general level of activity, but also based on the timing of revenue received from telecom operators. Telecom operators’ payment terms differ from one country to another. In addition, at the end of the year, some of them may carry over their end-of-month payments to the beginning of the following month, which is likely to give rise to material changes in trade receivables at the end of the period.

As payments to merchants are generally made after we receive revenue from telecom operators, trade payables linked to on-payments are moved in the opposite direction from trade receivables. Our level of debt to advertising suppliers at the end of the period depends on the advertising intensity of the last months of the period.

Changes in other operating receivables and liabilities mainly depend on changes in VAT receivables and liabilities, on changes in amounts payable to employees (target-based bonuses, employee profit-sharing, etc.) as well as in changes in other non-recurring items.

The change in the working capital requirement generated net cash requirements of € 8.9 million in 2022 and net cash requirements of €0.8 million in 2021.

Change in working capital requirements in financial year 2022

In 2022, the increase in working capital requirements related to trade receivables is linked to the increase in activity during the year.

The change in working capital requirements reflects the settlement agreement entered into with the seller of the “Solutions” division of Docomo Digital, in the amount of (€1,523) thousand under “Trade payables” and (€4,378) thousand under “Other operating receivables and liabilities.”

Change in working capital requirements in financial year 2021

In 2021, although our activity increased, payment terms negotiated with some key suppliers limited the net cash requirement to € 0.5 million concerning trade payables. At the same time, early telecom operators’ receipts at the end of the year resulted in net cash resource of € 0.8 million concerning trade receivables.

Net gain or (loss) on cash and cash equivalents

Net income from cash and cash equivalents in the two years presented comprised:

–	interest on short-term investments for € 0.2 million in 2021 and € 0.5 million in 2022, and
–	foreign exchange gain or loss on short-term investments of € (0.3) million in 2021 and € 0.2 million in 2022.

Net cash flows from investing activities

The following table shows our net cash flows from investment activities for the 12-month financial years ended on December 31, 2021 and on December 31, 2022.

(in thousands of euros) Net cash flows from investing activities	Combined Consolidated Financial Statements 2022 (12 months)	Consolidated Financial Statements 2021 (12 months)
Payments to acquire intangible assets and property, plant and equipment	(11,386)	(10,080)
Proceeds from disposals of intangible assets and property, plant and equipment	38	30
Change in financial assets	(64)	155
Acquisition of DV Sub shares	(110,763)	-
Cash flows relating to changes of scope	(3,910)	(4,609)
Net cash flows from investing activities	(126,085)	(14,504)

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Net cash flows from our investment activities mainly comprised investments in intangible assets and property, plant and equipment as well as changes of scope (acquisitions and disposals of subsidiaries).

Payments to acquire intangible assets and property, plant and equipment

Our recurrent intangible investments mainly concern the purchase of software licenses and IT development services.

Our ongoing investments in property, plant and equipment mainly comprise the acquisition of IT equipment for our operating activities and, to a lesser extent, the costs incurred in acquiring office furniture and fitting out leased premises.

We do not own any real estate. Consequently, we do not allocate any financial resources to the acquisition of buildings or technical, commercial or administrative premises.

Payments relating to the acquisition of intangible assets and property, plant and equipment in 2022 totaled € 11.4 million, included €8 million relating to capitalized internal development costs (consisting mainly of personnel costs). During 2021, payments relating to the acquisition of intangible assets and property, plant and equipment totaled €10.1 million, included €7.2 million relating to capitalized internal development costs.

Cash flows relating to the acquisition of DV Sub shares

The €110.8 million acquisition of DV Sub shares relate to the acquisition in 2022 of all the shares and voting rights in DV Sub, including the shares as a result of exercising DV Sub’s stock options.

Cash flows relating to change of scope

The following table provides a breakdown of cash flows relating to acquisitions and disposals of subsidiaries in the 12-month financial years ended on December 31, 2022 and on December 31, 2021, it being reiterated that, in respect of acquisitions, these cash flows reflect cash payments (purchase price) as well as the cash position acquired. In respect of disposals, changes in the Group scope reflect the sales price received as well as the cash position disposed of.

(in thousands of euros) Cash flows relating to changes of scope	Combined Consolidated Financial Statements 2022 (12 months)	Consolidated Financial Statements 2021 (12 months)
Net outflows relating to the acquisition of iTouch Spain Holdings (“Solutions” division of Docomo Digital parent company)	(3,500)	(4,600)
IFRS 5 restatement related to the proposed sale of the Russian subsidiary	(89)	0
Fees on acquisition of DV Sub shares	(280)	0
Cash outflow from companies that were liquidated or deconsolidated	(41)	(9)
Cash flows relating to changes of scope	(3,910)	(4,609)

On May 2021 and May 2022, Digital Virgo paid respectively the first and second deferred price of the “Solutions” division of Docomo Digital acquired from NTT Docomo, one of Japan’s leading mobile phone operators. This transaction was carried out by acquiring all the shares in iTouch Spain Holdings and its eleven operating subsidiaries, and a business in Italy.

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The cash outflows from companies that were liquidated or deconsolidated comprises:

●	for 2022, the cash held by Digital Virgo India, sold in 2022;
●	for 2021, the cash held by the Colombian subsidiaries liquidated in 2021.

Net cash flows from financing activities

The following table shows our net cash flows from financing activities for the 12-month financial years ended on December 31, 2022, and on December 31, 2021.

(in thousands of euros) Net cash flows from financing activities	Combined Consolidated Financial Statements 2022 (12 months)	Consolidated Financial Statements 2021 (12 months)
Purchase of own shares	-	(8,516)
Capital increase	5,488	-
Dividends paid during the period	(373)	(1,008)
Proceeds from new borrowings/financial debt	147,749	8,500
Repayment of borrowings/financial debt, excluding lease liabilities	(57,989)	(15,678)
Repayment of financial debt relating to lease liabilities	(2,012)	(2,222)
Net interest paid, excluding interest relating to lease liabilities	(4,393)	(1,914)
Interest on financial debt relating to lease liabilities	(197)	(191)
Net cash flows from financing activities	88,273	(21,029)

Net cash flows associated with financing activities in the 2022 financial year

During 2022, we carried out a number of transactions resulting in acquiring all shares and voting rights in DV Sub, whose impacts on the financing cash flows consisted of a capital increase of €5.5 million, the entry into a €140 million acquisition loan, the drawing of €7 million revolving facility and the payment of bank debt issuance costs of €2.3 million. The proceeds from new borrowings also include €5.2 million of reverse factoring and a new €4.8 million BPI loan.

As part of these transactions, DV Sub repaid in full its banking facilities early in June 2022, in the amount of €57.3 million.

The dividends paid in 2022 related to the share of the dividends paid by our subsidiary, Digital Virgo Africa, to its minority shareholders.

The interest paid in 2022 evolved according to the subscription of new financial debts, repayment of the financial debt and the interest rates applied.

Net cash flows associated with financing activities in the 2021 financial year

In 2021, DV Sub carried out a share capital reduction, not prompted by losses, by buying back its own shares and cancelling them, in the amount of €8.5 million in the context of an exit of a minority shareholder from the share capital of DV Sub.

The dividends paid during 2021 related to the share of the dividends paid by our subsidiary, Digital Virgo Africa, to its minority shareholders.

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The proceeds from new borrowings/financial debt corresponds to the drawing of the revolving credit facility in the amount of €8.5 million.

Conversely, cash outflows associated with the repayment of borrowings and financial debt (excluding lease liabilities) in 2021 comprised the payment of instalments under the previous DV Sub’s loan for €13.4 million and the BPI loans for €2.2 million.

The interest paid in 2021 evolved according to the repayments of the financial debt and the interest rates applied.

NON-GAAP FINANCIAL MEASURES

In addition to our results determined in accordance with IFRS, we believe the following non-GAAP measures are useful in evaluating our operational performance. We use these indicators to monitor and evaluate our operating results and to implement our investment and resource allocation strategy.

Adjusted EBITDA

Digital Virgo defines Adjusted EBITDA as the Operating Profit in accordance with IFRS excluding Other non-recurring operating income and expenses, excluding IFRS 16 impact, plus the depreciation, amortization and impairment of non-current assets excluding the depreciation charges for the right-of-use assets, plus the stock-based compensation expenses (consumption of the fair value of free shares and stock options granted to employees and managers).

Adjusted EBITDA is not standard accounting aggregates that meet a single and generally accepted definition.

Adjusted EBITDA may be calculated differently by companies with similar or different activities.

Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with IFRS or GAAP. We compensate for these limitations by relying primarily on our IFRS results and using Adjusted EBITDA on a supplementary basis. You should review the reconciliation of Operating profit to Adjusted EBITDA and not rely on any single financial measure to evaluate our business.

In thousands of euros Adjusted EBITDA	Combined Consolidated Financial Statements 2022 (12 months)	Consolidated Financial Statements 2021 (12 months)	% change

Operating profit	39,331	28,416	38%
Other non-recurring operating income and expenses	(3,695)	2,457	n.s
IFRS 16 effect on Operating profit	(162)	(135)	20%
Depreciation, amortization and impairment of non-current assets excluding the depreciation charges for the right of use assets	10,922	9,032	21%
Stock based compensation expenses	155	308	(50%)
Adjusted EBITDA	46,551	40,078	16%
Adjusted EBITDA (as a % of revenue)	11%	10%

Operating profit increased by €10.9 million in 2022 compared to 2021. After adjustment for the impact on other operating income and expenses, the IFRS 16 effect, amortization and impairment of non-current assets (+€1.9 million) following the increase of internal investment in the development of our platforms and the neutralization of stock-based compensation expenses, Adjusted EBITDA generated by the operating activities was €46.6 million in 2022, up by €6.5 million compared to 2021, an increase of 16%.

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Adjusted EBITDA thus represented 11% of revenue in 2022 and 10% of revenue in 2021.

Contribution Margin

Digital Virgo defines Contribution Margin as the Revenue in accordance with IFRS less the Variable direct cost of sales.

Variable direct costs of sales mainly includes:

●	For the Monetisation Solutions service line: the portion remunerating the telecom operator’s services, the costs of content, and the costs of the advertising campaigns promoting the products and services sold by the Group,
●	For the Digital Marketing service line: the costs of acquiring advertising space. The variable direct cost of sales for the Telecom Payment service line is not material.

Contribution Margin is not standard accounting aggregate that meet a single and generally accepted definition.

Contribution Margin may be calculated differently by companies with similar or different activities.

Contribution Margin should not be considered in isolation or as a substitute for performance measures calculated in accordance with IFRS or GAAP. We compensate for these limitations by relying primarily on our IFRS results and using Contribution Margin on a supplementary basis. You should review the reconciliation of Variable direct cost of sales to Cost of sales and not rely on any single financial measure to evaluate our business.

In thousands of euros	Combined Consolidated	Consolidated
	Financial Statements	Financial Statements
Contribution Margin	2022	2021
by geographical segment	(12 months)	(12 months)	% change

Revenue by geographical segment
Europe	271,165	267,817	1%
of which France	164,991	155,922	6%
of which other European countries	106,174	111,895	(5%)
Africa, Middle-East, Asia	132,206	104,138	27%
America	26,500	18,541	43%
Restatements and inter-sector adjustments	0	0	n/s
Total Revenue	429,871	390,496	10%

Variable direct cost of sales by geographical segment
Europe	(191,640)	(193,516)	(1)%
of which France	(112,292)	(110,740)	1%
of which other European countries	(79,348)	(82,776)	(4)%
Africa, Middle-East, Asia	(107,114)	(85,356)	25%
America	(23,613)	(16,126)	46%
Restatements and inter-sector adjustments	0	49	n/s
Total Variable direct cost of sales	(322,367)	(294,949)	9%

Contribution Margin by geographical segment
Europe	79,525	74,301	7%
of which France	52,699	45,182	17%
of which other European countries	26,826	29,119	(8%)
Africa, Middle-East, Asia	25,092	18,782	34%
America	2,887	2,415	20%
Restatements and inter-sector adjustments	0	49	n/s
Contribution Margin	107,504	95,547	1 3%
Contribution margin (as a % of revenue)	25%	24%	1%
Technical costs	(24,096)	(21,800)	11%
Gross profit	83,408	73,747	13%

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In thousands of euros	Combined Consolidated	Consolidated
	Financial Statements	Financial Statements
Contribution Margin	2022	2021
by service line	(12 months)	(12 months)	% change

Revenue by service line
Telecom Payment	30,608	28,477	7%
Monetization & Marketing	399,263	362,019	10%
of which Monetization Solutions	352,215	315,145	12%
of which Digital Marketing	47,048	46,874	0%
Total Revenue	429,871	390,496	10%

Variable direct cost of sales by service line
Telecom Payment	(3,675)	(3,599)	2%
Monetization & Marketing	(318,692)	(291,350)	9%
of which Monetization Solutions	(281,610)	(252,923)	11%
of which Digital Marketing	(37,082)	(38,427)	(4%)
Total Variable direct cost of sales	(322,367)	(294,949)	9%

Contribution Margin by service line
Telecom Payment	26,933	24,878	8%
Monetization & Marketing	80,571	70,669	14%
of which Monetization Solutions	70,605	62,222	13%
of which Digital Marketing	9,966	8,447	18%
Contribution Margin	107,504	95,547	13%
Contribution margin (as a % of revenue)	25%	24%	1%
Technical costs	(24,096)	(21,800)	11%
Gross profit	83,408	73,747	13%

Comments on the evolution of the contributive margin are mentioned above.

Free Cash Flows

Digital Virgo defines Free Cash Flows as the net cash flows from operating activities excluding IFRS 16 impact (mainly net depreciation of right-of-use assets) minus payments to acquire intangible assets and property, plant and equipment.

Free Cash Flows is not standard accounting aggregate that meet a single and generally accepted definition.

Free Cash Flows may be calculated differently by companies with similar or different activities.

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Free Cash Flows should not be considered in isolation or as a substitute for performance measures calculated in accordance with IFRS or GAAP. We compensate for these limitations by relying primarily on our IFRS results and using Free Cash Flows on a supplementary basis. You should review the reconciliation of Free cash Flows to net cash flows from operating activities and not rely on any single financial measure to evaluate our business.

in thousands of euros	Combined Consolidated	Consolidated
	Financial Statements	Financial Statements
	2022	2021
Free Cash Flows	(12 months)	(12 months)	% change

Net cash flow from operating activities	36,326	29,620	23%
IFRS 16 impact on net cash flow from operating activities	(2,209)	(2,413)	(8%)
Payments to acquire intangible assets and property, plant and equipment	(11,386)	(10,080)	13%
Free Cash Flows	22,731	17,127	33%

Our cash flow may vary from period to period depending on our growth rate or on our seasonal advertising spendings. In terms of seasonality, the first months of the year takes usually into account the payment of annual bonuses, whole year invoices from certain suppliers and employee profit-sharing.

Net cash flow from operating activities are commented above.

Payments relating to the acquisition of intangible assets and property, plant and equipment in 2022 totaled € 11.4 million, included €8 million relating to capitalized internal development costs (consisting mainly of personnel costs). During 2021, payments relating to the acquisition of intangible assets and property, plant and equipment totaled €10.1 million, included €7.2 million relating to capitalized internal development costs.

CRITICAL ACCOUNTING POLICIES

The preparation of consolidated financial statements and related disclosures in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. Significant accounting policies are described in section 2 “Valuation methods and consolidation policies” of the notes to the combined consolidated financial statements as of December 31, 2022.

Accounting estimates are considered critical if the estimate requires management to use its judgments and/or make assumptions about matters that were uncertain at the time the accounting estimate was made, and, if different, accounting estimates could have been used in the reporting period or changes in the accounting estimates are likely to occur that would have a material impact on our financial condition, results of operations or cash flows.

We have identified the following critical accounting policies:

●	impairment tests on goodwill and other intangible assets,

●	distinction between agent and principal,

●	deferred tax assets,

●	recognition of business combinations and related contingent earn-out amounts,

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●	trade receivables depreciation,

●	post-employment benefits,

●	provisions for liabilities and charges, and

●	term of the leases and discount rate used for their restatement.

Impairment tests

Impairment tests are performed at least once a year for all unamortized intangible assets and for other non-current assets for which there is evidence of impairment. The tests are carried out either at the level of the individual assets or at the level of the cash-generating units, which correspond to the smallest identifiable group of assets that generates largely independent cash inflows.

We have identified six cash-generating units (“CGUs”) based on geographic region and, for France, based on the nature of the business platforms. The Telecom platform provides monetization solutions and payment services (it groups together the Telecom Payment and Monetization Solutions service lines) and the Marketing platform provides marketing services (this corresponds to the Digital Marketing service line).

Goodwill is tested at the level of the cash-generating units.

A provision for impairment losses is recognized when the carrying amount of an asset or group of assets exceeds its recoverable amount. The recoverable amount is equal to the higher of the fair value less costs to sell when it can be reliably measured and the value in use. In practice, we use the value in use, which corresponds to the discounted projected cash flows over three years, taking into account the terminal value.

The discount rate is established after the tax effect, but a pre-tax calculation would produce a similar result. The discount rate factors in the following elements: risk-free rate, equity market risk premium, beta coefficient in order to adjust the market risk for the segment risk and, where applicable, a risk premium specific to the cash-generating units (mainly country risk premium).

The projected cash flows do not take into account the flows relating to growth investments and flows relating to future restructuring measures to which we are not committed.

The terminal value is established by discounting to infinity a normative cash flow using a perpetual growth rate corresponding to the relevant geographical regions and/or business platforms.

Sensitivity tests are performed by varying the actuarial assumptions and certain key operating indicators (operating profit plus depreciation/amortization charges, investments and working capital requirement).

Impairment losses recognized on a cash-generating unit are first charged to goodwill, then to the value of other assets within the cash-generating unit up to the amount of their recoverable amount.

Impairment losses recognized on depreciable/amortizable assets reduce their carrying amount.

Revenue

Our activities comprise the provision of telecom payment services (the Telecom Payment service line), the monetization of content, services and audiences (the Monetization Solutions service line) and performance-based digital marketing (the Digital Marketing service line).

The principles of revenue recognition are defined in IFRS 15 based on a five-step analysis:

●	identifying the contract;

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●	identifying the different performance obligations, i.e., the list of the distinct goods or services that the seller has undertaken to provide to the buyer;

●	determining the overall price of the contract;

●	allocating the overall price to each performance obligation; and

●	recognizing revenue when a performance obligation is fulfilled.

The rules for presenting and recognizing revenue, which is equal to all income from the consolidated companies’ ordinary activities, are set out below for each service line:

Telecom Payment: we act as agent for professional customers (commercial websites, content editors, etc.). We provide a technical service to commercial websites and content editors, enabling them to monetize the services and content they provide to their end consumers through the billing systems of telecoms operators. Consequently, the revenue recognized corresponds to the net commission attributable to us, i.e., the revenue received from the telecom operator less the amount passed on to the professional customer. The trigger for revenue recognition is the dissemination and marketing of content, services and audiences.

Monetization Solutions: we act as principal vis-à-vis the end consumer, since we control the service or content prior to delivery to the customer, have the right to set the price for the service or content and have primary responsibility for the service or content delivered as well as the risk associated with purchasing content. In such a situation, the revenue recognized corresponds to the revenue billed to the end consumer via the telecom operator. The trigger for revenue recognition is the dissemination and marketing of content, services and audiences.

Digital Marketing: we act as principal vis-à-vis its customers, with regard to the criteria defined in IFRS 15, in particular the criterion concerning control over the service before it is delivered to the customer. Revenue corresponds to the amount billed to the advertiser, which includes the consultancy assignments carried out and communication services provided by us and the acquisition of the advertising space selected in connection with these services. The trigger for revenue recognition is the dissemination of the campaigns.

In addition to the information presented above for each of the three service lines, the analyses led to the identification of a single performance obligation. The contracts do not provide for a significant variable consideration. Furthermore, contractual payment terms are generally between 30 days and 90 days from the end of the month and do not contain a financing component.

Current and deferred tax

Deferred tax is calculated using the liability method for temporary differences existing between the accounting bases and the tax bases of the consolidated assets and liabilities (with the exception of goodwill and interests in subsidiaries). It is calculated by applying the latest tax rate enacted or substantively enacted applicable to the period in which the item is expected to reverse.

Deferred tax assets from tax loss carry-forwards are recognized only when they can be attributed to temporary tax differences or future taxable earnings. The attribution to future taxable earnings is recognized when projections validated by our management indicate that there is sufficient probability of realization or recovery. In practice, these projections are prudently limited to three years.

Within any given taxable entity (company or tax group), deferred tax assets and liabilities are offset, regardless of their maturity, when the tax entity has the right to offset its current tax assets and liabilities, and the deferred tax assets and liabilities concerned relate to the same tax authority.

Deferred tax assets and liabilities are recognized in non-current assets and liabilities.

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Deferred taxes calculated on items recognized directly in other comprehensive income are also recognized in other comprehensive income.

Deferred tax assets and liabilities are not discounted.

We classify the CVAE (French Cotisation sur la Valeur Ajoutée des Entreprises - company value added contribution) as income tax.

In addition, we present the Research Tax Credit as a subsidy under “Other operating income and expenses” on the income statement.

Liabilities relating to tax uncertainties are recognized as current tax liabilities.

Goodwill

Goodwill represents the difference between the consideration transferred, including non-controlling interests, and the fair value of the identifiable assets and liabilities determined on the acquisition date. Goodwill is recorded in the functional currency of the companies acquired. The goodwill is presented in “Goodwill in progress” when the analysis of the business combination has not been finalized at the reporting date. The fair values and goodwill amounts are finalized within a period of one year starting from the acquisition date. Any changes made after this date are recognized in profit or loss, including those relating to deferred tax assets. When the difference between the consideration transferred and the fair value of the identifiable assets and liabilities is negative, the difference is recognized directly in the profit or loss of the year in which control is acquired.

The consideration transferred includes the estimated impact of any adjustments to the acquisition price, such as earn-outs. Earn-outs are calculated using the criteria specified in the acquisition agreement (revenue, earnings, etc.) and in accordance with the assumptions that are deemed the most probable. They are re-estimated at each reporting date and any changes are reflected in profit or loss after the acquisition date (including within the period of one year from the acquisition date). They are discounted when the impact is material. The effect of the unwinding of the discounting of the debt recorded in liabilities is recognized under “Other financial income and expenses”. In accordance with IFRS 3, the earn-outs that have a continuing employment provision are deemed to be additional post-acquisition remuneration and taken to profit or loss over the employment period. The corresponding expense is recognized in the income statement under the “Other operating income and expenses” heading if the impact is deemed to be unusual and material.

Upon acquisition of control, we measure the non-controlling interests either at their fair value (full goodwill method) or based on their share of the net assets of the company acquired (partial goodwill method). The choice is made for each acquisition individually.

Changes in our ownership percentage in a subsidiary that do not result in control being lost are recognized as equity transactions. The impact is recognized in reserves and retained earnings.

Goodwill relating to equity-accounted companies is recognized on the balance sheet as “Investments in equity associates”.

Goodwill is allocated on the acquisition date to a cash-generating unit or group of cash-generating units on the basis of the synergies we expect. In practice, the cash-generating units correspond to the geographic regions and, for France, to the type of business platform.

Goodwill is not amortized. It is tested for impairment as soon as there is indication of impairment, and at least once a year.

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A loss in value that meets the definition of impairment is recorded as “Other operating income and expenses”. Impairment on a fully-consolidated company cannot be reversed. Impairment recognized on an investment in an equity associate may be reversed if the events that caused the impairment have ceased.

Trade receivables

Trade receivables are measured at fair value, which in our case is close to the face value.

Trade receivables relate mainly to telecom operators and aggregators whose contractual payment terms are generally between 30 days and 90 days after the end of the month.

Where relevant, receivables assigned in connection with financing transactions (factoring, discounted bills not yet due, French “Dailly” assignments, etc.) are maintained in trade receivables when we retain the majority of the risks and rewards.

Impairment losses are recognized to take account of expected losses, as follows:

●	For non-performing receivables, for which there is a high risk of default: the provision for impairment is recognized on a case-by-case basis.

●	Trade receivables for which there is evidence of impairment (payment delays, disputes, etc.): provisions are recognized on a case-by-case basis, taking into account available qualitative and quantitative information; in practice, provisions are generally recognized in the event of a dispute, since the analysis does not highlight any material default risk solely on the basis of a delay in settlement, regardless of the customer’s financial circumstances.

Post-employment benefits

Post-employment benefits comprise:

●	Defined contribution plans (our obligation is limited to payment of the contributions): the contributions are expensed in the year in which the services are rendered by the employees;

●	Defined benefit plans (we have an obligation to pay agreed benefit levels to its active and former employees; the actuarial risks are thus borne by us): our commitments are determined using the projected unit credit method that takes into account actuarial assumptions (staff turnover rates, salary increases, discount rate and mortality rate).

The spreading of obligations under post-employment regimes is treated as follows:

●	for collective agreements that meet the three criteria defined by the IFRS IC decision published in May 2021 (entitlements defined based on length of service, existence of a cap on entitlements, condition that the employee is still in employment on the retirement date), the obligation is spread pro rata to the length of service calculated using only the years of service that give rise to the entitlements;

●	for collective agreements that do not meet these three criteria, the obligation continues to be spread proportionally by reference to the ratio between current length of service and total length of service.

Under Revised IAS 19, actuarial gains and losses are recognized in other comprehensive income not recyclable to profit or loss at their amount net of tax, and the effects of plan changes are recognized in recurring operating profit.

Stock-based payments

Stock-based payments comprise options to subscribe for shares and the award of bonus shares issued by DV Sub. Their fair value has been established at the outset by an appraiser by applying the Black & Scholes method.

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Share-based payment plans that are settled in shares:

The fair value of the benefits granted by us in return for services rendered (fixed at the date on which the rights are vested) is expensed over the vesting period, with a corresponding increase in reserves, taking into account a probability that the vesting conditions will be met (continuing employment-based conditions and performance-based conditions). The probability that the vesting conditions will be met is reassessed at the end of each reporting period. On expiry of the vesting period, the amount of cumulative benefits recognized, corresponding to the rights effectively vested, is maintained in equity, whether or not the options have actually been exercised. Upon exercise of the options, the exercise price is recognized in cash with a corresponding entry to equity.

Provisions for liabilities and charges (excluding employee benefits)

A provision for liabilities and charges is recognized when:

●	we have a present obligation, legal or constructive, as a result of a past event, that exists regardless of any future action by us,

●	it is probable that an outflow of resources representing economic benefits will be required in order to extinguish the obligation,

●	the amount of the obligation can be reliably estimated.

Provisions for liabilities and charges are split between current liabilities and non-current liabilities according to the expected due date. Provisions due in more than one year are discounted if the impact is material.

Contingent assets and liabilities

Contingent assets are disclosed in the notes to the financial statements when their realization is probable.

Contingent liabilities are disclosed in the notes to the financial statements when the impact is deemed material.

Leases

Leases, or contracts that contain a lease, are defined under IFRS 16 as contracts that convey the right to control the use of an identified asset for a period of time in exchange for consideration. Leases that meet this definition are accounted for in accordance with the procedures defined below, except where exemptions are provided for by the standard (lease terms of less than 12 months or underlying assets of low value):

●	as of the lease commencement date, we recognize a right-of-use asset and a lease liability;

●	the lease liability is measured at the present value of the lease payments that are not yet paid, over the lease term. The present value is determined using the incremental borrowing rate calculated for each country, based on the lease term. The incremental borrowing rate corresponds to a “duration” rate (taking into consideration the payment profile of the lease payments), and not a bullet rate;

●	the term of a lease is the period for which it is enforceable, which corresponds to the non-cancellable period, plus periods covered by an option to extend the lease that we are reasonably certain to exercise and periods covered by an option to terminate the lease that we are reasonably certain not to exercise.

The analysis has resulted in the restatement of real estate leases only. For those contracts not restated as leases, the lease payments are expensed on a straight-line basis over the term of the contract concerned.

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The terms used for leases in France correspond, in practice, to the enforceable period of nine years (“3/6/9” commercial leases): non-cancellable period of three years and certainty that the option to extend will be exercised after three and six years.

There are no early termination clauses in the various leases and there are no clauses that would cause lessors to pay us a non-negligible penalty if the lease is not renewed at the end of the non-cancellable period. There are also no economic incentives that may encourage either of the parties not to terminate the lease.

Lease payments correspond to fixed payments, variable payments that depend on an index or a rate, and the exercise price of a purchase option if the lessee is reasonably certain to exercise that option. In practice, most of the lease payments are fixed. There are no purchase options and no particularly significant penalties in the event of the termination of the lease at the lessor’s initiative.

The right-of-use asset is measured in accordance with the cost model. The cost is reduced by any accumulated depreciation and accumulated impairment losses, and adjusted for any remeasurement of the lease liability. In the absence of a purchase option, right-of-use assets are depreciated over the term of the lease as defined above.

Building improvements relating to leases are depreciated over periods that are, in practice, close to the enforceable period used.

DIGITAL VIRGO’S MANAGEMENT

Set forth below is information concerning Digital Virgo’s directors, executive officers, and other key employees.

There are no directors of Digital Virgo on the date hereof.

Executive Officers

Eric Peyre currently serves as Executive President of Digital Virgo indirectly through his holding company Ioda S.A.S, president of Digital Virgo, for which he acts as legal representative. Mr. Peyre has experience over 30 years in the media industry. In 2008, he co-founded Digital Virgo alongside Mr. Manuel Cruz. He has served as Chairman of Digital Virgo S.A.’s Board of Directors from January 2019 until June 2022. Previously, Mr. Peyre founded Jet Multimedia S.A. (which was listed until 2011), a company that specialized in the hosting of multimedia and interactive services and served as Chairman of its supervisory board until 2008. Mr. Peyre is a graduate of INSA Lyon.

Guillaume Briche currently serves as Managing Director of Digital Virgo indirectly through his holding company Lalbatros S.A.S, managing director of Digital Virgo, for which he acts as legal representative. Previously, Mr. Briche served as chief executive officer of Cellcast Media between 2006 and 2011. Prior, between 2001 and 2006, Mr. Briche was the sales director of Media Consulting in charge of managing the traditional business activities and launching a new range of mobile customization products. Mr. Briche was also involved in launching Com&tel Italia in Italy between 1996 and 1997, before developing its voice services business as Director of International Development in more than 10 countries. Mr. Briche holds a DESS (master’s degree) in Telecommunications, Television and New Media, as well as a maîtrise (one-year postgraduate degree) in Management Sciences from Paris IX Dauphine University.

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MANAGEMENT OF DIGITAL VIRGO FOLLOWING THE BUSINESS COMBINATION

Unless the context otherwise requires, references in this section to “we”, “us”, “our”, and the “Company” generally refer to Digital Virgo from and after the Business Combination.

The following sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors and executive officers of the Company following the consummation of the Business Combination. All executive officers are appointed by the Board of Directors to serve in their roles, except for the Chief Financial Officer who is an employee and not a corporate officer of Digital Virgo. Each executive officer is appointed for such term as may be prescribed by the Board of Directors or until a successor has been chosen and qualified or until such officer’s death, resignation or removal. Unless otherwise indicated, the business address of all executive officers and directors is 88 rue Paul Bert, 69003 Lyon, France.

Name	Age	Position(s)
[Jon Miller]	66	Chairman of the Board
Eric Peyre	61	Deputy Chairman of the Board & Founder
Guillaume Briche	50	Chief Executive Officer and Director
Emmanuel Tongio	58	Chief Financial Officer
Jean-François Blas	69	Director
Manuel Cruz	64	Director
David Falk	72	Director
Alex Greystoke	48	Director
Jean-Luc Linkenheld	64	Director (as of April 1, 2023)
Donna Orender	65	Director
Bastien Peyre	28	Director
Julie Peyre	31	Director
Joël Pla	61	Director
David Saab	43	Director
Harvey Schiller	83	Board Observer
BNP Paribas Développement (represented by Gilles Poncet)	N/A	Board Observer
[●]	[●]	Board Observer

Board of Directors

[Jon Miller] will serve as Chairman of the Board of Directors. Mr. Miller currently serves as an advisor to Goal and as a director of Akamai Technologies, Inc., AMC Networks Inc., Interpublic Group of Companies, Inc. and J2 Global, Inc. From 2013 until January 2018, Mr. Miller was a partner at Advancit Capital, where he continues to serve as an advisor and member of the Investment Committee. He previously has served as Chairman and Chief Executive Officer of the Digital Media Group at News Corp., and was its Chief Digital Officer from April 2009 to September 2012. Mr. Miller was a founding partner of Velocity Interactive Group, an investment firm focusing on internet and digital media, from its inception in 2007 to 2009. Prior to founding Velocity, Mr. Miller served as the Chairman and Chief Executive Officer of America Online, Inc. (“AOL”) from 2002 to 2006. Prior to joining AOL, Mr. Miller served as Chief Executive Officer and President of USA Information and Services. Mr. Miller previously served as a director of, among others, Houghton Mifflin Harcourt Co., Ticketmaster, LiveNation Entertainment, Inc., RTL Group SA, Shutterstock, Inc. and TripAdvisor, Inc. Mr. Miller is a trustee of the American Film Institute and The Paley Center for Media. Mr. Miller holds a B.A. from Harvard College.

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Eric Peyre will serve as Deputy Chairman of the Board of Directors. He is one of the founders of the Digital Virgo group. Currently, Mr. Peyre serves as Executive President of Digital Virgo indirectly through his holding company Ioda S.A.S, the president of Digital Virgo, for which he acts as legal representative. Mr. Peyre has over 30 years of experience in the media industry. In 2008, he co-founded Digital Virgo alongside Mr. Manuel Cruz. He has served as Chairman of DV Sub’s Board of Directors from January 2019 until June 2022. Previously, Mr. Peyre founded Jet Multimedia S.A. (which was listed until 2011), a company that specialized in the hosting of multimedia and interactive services which was acquired by DV Sub and served as Chairman of Jet Multimedia’s supervisory board until 2008. Mr. Peyre is a graduate of INSA Lyon.

Guillaume Briche will serve as Chief Executive Officer and Director. Mr. Briche currently serves as Managing Director of Digital Virgo indirectly through his holding company Lalbatros S.A.S, the managing director of Digital Virgo, for which he acts as legal representative. Previously, Mr. Briche served as chief executive officer of Cellcast Media between 2006 and 2011. Prior, between 2001 and 2006, Mr. Briche was the sales director of Media Consulting in charge of managing the traditional business activities and launching a new range of mobile customization products. Mr. Briche was also involved in launching Com&tel Italia in Italy between 1996 and 1997, before developing its voice services business as Director of International Development in more than 10 countries. Mr. Briche holds a DESS (master’s degree) in Telecommunications, Television and New Media, as well as a maîtrise (one-year postgraduate degree) in Management Sciences from Paris IX Dauphine University.

Jean-François Blas will serve as Director. Mr. Blas has held senior management positions in the agrifood, leisure and retail industries. Since May 2016, Mr. Blas has held the position of chairman and chief executive officer of Sofival, a holding company that manages assets in the tourism industry (ski resorts, hotels), retailing and renewable energies, generating consolidated revenue of €220 million in 2022 and employing nearly 1,100 people. In addition, Mr. Blas served as a director of DV Sub from January 2019 until June 2022. Previously, Mr. Blas managed the ski areas of the Compagnie des Alpes between 2007 and 2016. Between 1988 and 2007, Mr. Blas was successively the chief executive officer of the ski areas of Val d’Isère, Avoriaz, Valmorel and La Rosière. Mr. Blas is an HEC graduate.

Manuel Cruz will serve as Director. In 2008, Mr. Cruz co-founded Digital Virgo alongside Mr. Eric Peyre. He held the position of director and Vice-Chairman of DV Sub from January 2019 until June 2022. Prior to serving as director and Vice Chairman, Mr. Cruz served as DV Sub’s Chief Executive Officer from December 2008 until January 2019. Between 1998 and 2008, Mr. Cruz was also chairman of the executive board of Jet Multimedia S.A. In addition, Mr. Cruz was the regional deputy chief executive officer of SPIR Communication, responsible in particular for the development of a private local radio network between 1982 and 1989, before taking over as chief executive officer, and then becoming chairman of Intecom between 1989 and 1998. Mr. Cruz is a graduate of Sciences Po Aix-en-Provence and holds a postgraduate degree in local authority administration.

David Falk will serve as Director. Mr. Falk currently serves as a member of Goal’s board of directors and as Goal’s Senior Advisor. Mr. Falk is the founder of Falk Associates Management Enterprises (FAME) which provides specialized and personal representation services to the company’s elite clientele of NBA superstars. Prior to founding FAME in 1992, Mr. Falk served as vice chairman of ProServ where he represented numerous professional athletes. Mr. Falk has successfully negotiated a number of large and notable NBA contracts, including Alonzo Mourning’s historical $100 million contract in 1995 and Michael Jordan’s 1996 one-year contract for $30 million. Mr. Falk was also influential in the creation of the “Air Jordan” brand and was an executive producer of the movie “Space Jam.” Mr. Falk is an investor in Consumable, a digital advertising company, Hyperwave, a cooking technology company, Ostendo, a quantum photonics technology company, Wheels Up, an aviation company, and Block Six Analytics. Mr. Falk first attended and is now a member of the Board of Trustees for Syracuse University. Mr. Falk endowed and founded the David B. Falk College of Sports and Human Dynamics at Syracuse University, a leading sports program in the U.S.

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Alex Greystoke will serve as Director. Mr. Greystoke currently serves as a member of Goal’s advisory board and is one of Goal’s founders. Mr. Greystoke is a successful serial entrepreneur with a breadth of skills in a diverse range of industries. Mr. Greystoke is the founder of multiple AI technology companies including TripChamp, VacationChamp and TravelChamp. He is the inventor of three granted artificial intelligence patents, with eight pending patent applications. Mr. Greystoke is also an investor with investments in real estate, food and beverage, technology and other sectors. Mr. Greystoke founded HSC, a boutique corporate finance business raising money for and helping emerging companies commercialize in a range of sectors including technology, energy, healthcare and consumer products utilizing his wide network of partners throughout Asia, Europe, the Middle East and the U.S. Mr. Greystoke has served as director to numerous companies in the education, technology, AI and renewable energy spaces, and has served as a Chairman to a U.K. listed Chinese manufacturing company.

Jean-Luc Linkenheld will serve as Director as of April 1, 2023. He served as the main banker of Digital Virgo since its creation in 2008, and in particular, he led as sole underwriter and coordinator all syndicated growth and acquisition financings raised by the group. During a 42-year career at BNP Paribas Group, he first held various analyst and management positions, followed by 30 years in the corporate clients service. For the past 20 years, he has been senior banker in charge of the worldwide global coverage of several French mid and large caps (private, LBO and listed companies). Since 2018, he also represented BNP Paribas on the board of directors of Insavalor, a majority subsidiary of the INSA School of Engineering in Lyon, in charge of continuing education and diploma of engineers, as well as start-up incubator.

Donna Orender will serve as Director. Ms. Orender currently serves as a member of Goal’s board of directors. Ms. Orender spent 17 years at the PGA TOUR where she served as one of three senior executives in the Office of the Commissioner. During her time there, she exponentially grew the TOUR’s television rights and led a major expansion of global production, programming distribution and digital business while also founding PGA TOUR Radio with partner Sirius XM. From 2005 to 2010, Ms. Orender served as the President of the WNBA. During her term business metrics that saw growth included sponsorship, television ratings, profitability and attendance growth (following an eight year decline). Ms. Orender began her current role as Chief Executive Officer of Orender Unlimited, a consulting and advisory firm, in 2011. Ms. Orender serves on the nominating and compensation committees for the V Foundation for Cancer Research board, the board of the World Surf League, and is the founder of Generation W, an organization that focuses on educating, inspiring and connecting women and girls in the service of building better communities. Ms. Orender received a B.A. from Queens College and is a multiple hall of fame athlete. Ms. Orender received a B.A. from Queens College.

Bastien Peyre will serve as Director. Currently, Mr. Peyre serves as a director of IODA S.A. and as the co-managing director of Ioda S.A.S. Previously, Mr. Peyre served as the co-managing director of Ioda Sàrl from 2014 until September 2018. Mr. Peyre is a graduate of the Ecole Supérieure de Commerce de Marseille (Kedge Business School).

Julie Peyre will serve as Director. Currently, Ms. Peyre serves as the chief executive officer of IODA S.A.S. Previously, Ms. Peyre served as a director of DV Sub from January 2019 until June 2022. Prior to serving as the co-managing director of IODA S.A.S., Ms. Peyre served as the co-managing director of Ioda Sàrl from 2014 until September 2018. Ms. Peyre is a graduate of the Ecole Supérieure de Commerce de Marseille (Kedge Business School).

Joël Pla will serve as Director. Mr. Pla currently serves as the chief of staff of IODA and leads IODA’s real estate operations as chairman of its subsidiary, Ioda Re. Prior to joining the IODA group in 2014, Mr. Pla served as a head of business development at SFR from 2009 to 2013. Previously, Mr. Pla served as general manager of Jet Multimedia Spain (a subsidiary of Jet Multimedia S.A.), Mediaplazza (a subsidiary of Jet Multimedia S.A.) and finally Jet Multimedia S.A. Mr. Pla is a graduate of INSA Lyon.

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David Saab will serve as Director. Mr. Saab currently serves as a member of our Advisory Board. Mr. Saab is a successful serial entrepreneur in different businesses and has extensive experience in the financial industry. He started his career in January 2005 working in fixed income trading at JP Morgan. He then worked for Rothschild multi-asset solutions from December 2007 to June 2011, managing portfolios for international institutional clients and Ultra High Net Worth clients. He rejoined JP Morgan in 2011 and became one of the youngest Managing Directors in the private bank. He was elected Fixed Income personality of the year in the United Kingdom in 2017. In 2018, Mr. Saab cofounded Aperture Investors, in which Generali Investments committed a $4 billion seed investment. Aperture Investments was a new asset manager aiming to disrupt the financial market by aligning fees paid by the clients with performance generated by portfolio managers. More recently, in May 2021 he established Alumia, a platform that helps asset managers raise assets in the international market. Mr. Saab acts as an advisor to a large number of institutional investors and family offices around the world. He successfully worked on very complex transactions in different sectors, helping principals sell or restructure their businesses. He is co-founder and director of several financial companies, including UFP Jump Start and Alumia SMRF.

Harvey Schiller will serve as non-voting Board Observer. Mr. Schiller has served as Goal’s Chief Executive Officer since November 2020. General Schiller is Chairman of Charlestowne Holdings, a financial advisory firm (2018-present). He is Vice Chairman of the digital, media and sports practice of the Diversified Search Group (2015-present). He previously served as Commissioner of the Southeastern Conference (1986-1990) and America’s Cup (2015-2017), executive director of the United States Olympic Committee (1990-1995), president of Turner Sports (1995-2000), president of Atlanta Thrashers NHL hockey team (1997-1999), Chairman of the financial services firm Assante USA (2002-2004), Chairman of the security firm Global Options (2006-2013), and Chairman of YankeeNets, owners of the New York Yankees, New Jersey Devils, and New Jersey Nets (2000-2002) and developer of the YES network (2001-2002). He is lead director of Mesa Air Group (2015-present), and board member of Blinktbi (2018-present) and chair of Sportsgrid and the Collegiate Sports Management Group (2018-present). General Schiller served a distinguished career as an Air Force pilot (1962-1986) and was a Presidential appointed permanent professor (1980-1986) at the U.S. Air Force Academy and White House Commission on Presidential Scholars (2005-2009). Other appointments include NCAA executive committee (1982-1988), Olympic Games consultant (1984-2012), International Baseball President, board member of the Baseball Hall of Fame (present) and World Baseball Classic (present). General Schiller is a distinguished graduate of The Citadel and earned a PhD in Chemistry from the University of Michigan

BNP Paribas Développement, represented by Gilles Poncet, will serve as non-voting Board Observer. BNP Paribas Développement is an autonomous subsidiary of BNP Paribas which invests primarily in small, mid-cap and mid-tiers enterprises for its own account. BNP Paribas Développement will appoint Gilles Poncet as its representative at the Board of Directors. Gilles Poncet has been serving as Investment Director at BNP Paribas Développement, in charge of capital investment in medium-sized enterprises since 2013 and as a member of BNP Paribas Développement’s Executive Committee since January 2023. Prior to joining BNP Paribas Développement, Gilles Poncet served as Business Center Manager at BNP Paribas in charge of managing relationship managers and the innovation division between 2010 and 2013. Previously, in 2000, Gilles Poncet set up a business center for Fortis Bank in Lyon, France, specializing in supporting medium-sized enterprises and then, between 2007 and 2010, took charge of Fortis Bank Rhône-Alpes-Mediterranean branch, in France, as Area Manager.

[●] will serve as non-voting Board Observer.

Executive Officers

Guillaume Briche will serve as Chief Executive Officer and Director. Mr. Briche currently serves as Managing Director of Digital Virgo indirectly through his holding company Lalbatros S.A.S, the managing director of Digital Virgo, for which he acts as legal representative. Previously, Mr. Briche served as chief executive officer of Cellcast Media between 2006 and 2011. Prior, between 2001 and 2006, Mr. Briche was the sales director of Media Consulting in charge of managing the traditional business activities and launching a new range of mobile customization products. Mr. Briche was also involved in launching Com&tel Italia in Italy between 1996 and 1997, before developing its voice services business as Director of International Development in more than 10 countries. Mr. Briche holds a DESS (master’s degree) in Telecommunications, Television and New Media, as well as a maîtrise (one-year postgraduate degree) in Management Sciences from Paris IX Dauphine University.

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Emmanuel Tongio serves as Chief Financial Officer of Digital Virgo and has held the position since June 15, 2022. Prior to this position, he served as Chief Financial Officer of DV Sub from 2008 to June 15, 2022, and before that as Chief Financial Officer of Jet Multimedia S.A. Emmanuel Tongio is a Graduate of Institut d’Etudes Politiques de Strasbourg (1986) and EM Lyon (1988).

Family Relationships

Julie Peyre, who will serve as a director, and Bastien Peyre, who will serve as a director of Digital Virgo, are children of Eric Peyre, the co-founder of Digital Virgo, who will also serve as a director of Digital Virgo.

Foreign Private Issuer Exemption

As a “foreign private issuer,” as defined by the SEC, Digital Virgo is permitted to follow home country corporate governance practices, instead of certain corporate governance practices required by Nasdaq for U.S. domestic issuers other than with respect to certain voting and committee requirements.

Digital Virgo intends to take all actions necessary for it to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and the Nasdaq corporate governance rules and listing standards.

Because Digital Virgo is a foreign private issuer, its directors and senior management are not subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules.

As a foreign private issuer, we will follow French law and corporate practices in lieu of a limited number of corporate governance provisions set out under Nasdaq Rule 5600. The following rules under Nasdaq Rule 5600 differ from French law requirements:

●	Nasdaq Rule 5605(b)(1) requires that at least a majority of a listed company’s board of directors be independent directors, and Nasdaq Rule 5605(b)(2) requires that independent directors regularly meet in executive session, where only independent directors are present. Under our current corporate structure, the Commerce Code does not require that a majority of our board consist of independent directors. Our board of directors, however, is currently comprised of thirteen directors, three of which are considered “independent,” as determined in accordance with the applicable Nasdaq rules. We expect our independent directors to regularly meet in executive sessions, where only the independent directors are present;

●	Nasdaq Rule 5605(d) requires, among other things, that a listed company’s compensation committee be comprised of at least two members, each of whom is an independent director as defined under such rule. Our board of directors will not have a standalone compensation committee. Our board will collectively participate in the discussions and determination of compensation for our executive officers and directors, and other compensation related matters; and

●	Nasdaq Rule 5605(e) requires that a listed company’s nomination and corporate governance committee be comprised solely of independent directors. Our board of directors will not have a standalone nomination and corporate governance committee. Our board will collectively participate in the nomination process of potential directors and oversee our corporate governance practices.

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Corporate Governance

We will structure our corporate governance in a manner Goal and Digital Virgo believe will closely align our interests with those of our shareholders following the Business Combination. Notable features of this corporate governance include:

●	we will have a majority of independent directors on our audit committee immediately following the consummation of the Business Combination, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

●	at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC; and

●	we will implement a range of other corporate governance practices, including implementing a robust director education program.

Independence of our Board of Directors

Digital Virgo currently expects that upon consummation of the Business Combination, [   ] of its [   ] directors will be independent directors and Digital Virgo’s Board will have an independent audit committee. We anticipate that [  ] will be “independent directors,” as defined in Nasdaq listing standards and applicable SEC rules.

Composition of the Board of Directors

The board of directors following the consummation of the Business Combination shall be divided into three classes of directors (Class I, Class II and Class III), with each class serving for staggered three-year terms or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal. [●], [●] and [●] shall be Class III directors; [●] and [●] shall be Class II directors; [●] and [●] shall be Class I directors.

Committees of the Board of Directors

Our Board of Directors will direct the management of its business and affairs, as provided by French law, and will conduct its business through meetings of the Board of Directors and standing committees. The Company will have a standing audit committee, which will operate under a written charter. Our Board of Directors may from time to time establish other committees.

In addition, from time to time, special committees may be established under the direction of the Board of Directors when the Board of Directors deems it necessary or advisable to address specific issues. Following the Business Combination, current copies of the Company’s committee charters will be posted on our website, digitalvirgo.com as required by applicable SEC and Nasdaq rules. The information on or available through any of such website is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus.

Audit Committee

The Company will adopt an audit committee charter, which details the principal functions of the audit committee, including:

●	meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

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●	monitoring the independence of the independent registered public accounting firm;

●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

●	inquiring and discussing with management our compliance with applicable laws and regulations;

●	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

●	appointing or replacing the independent registered public accounting firm;

●	determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

●	monitoring compliance on a quarterly basis with the terms of the IPO and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of the IPO; and

●	reviewing and approving all payments made to our existing stockholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our Board of Directors, with the interested director or directors abstaining from such review and approval.

Code of Ethics

The Company will have a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics will be available on the Company’s website, digitalvirgo.com. The Company intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K.

Insider Participation

None of the Company’s executive officers currently serve, or has served during the last year, as a member of the board of directors or compensation committee of any entity, other than Digital Virgo, that has one or more executive officers who also serve as a member of our Board of Directors.

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COMPARISON OF STOCKHOLDERS’ AND SHAREHOLDERS’ RIGHTS

This section describes the material differences between the rights of Goal stockholders and the rights of Digital Virgo shareholders. Goal is incorporated under the DGCL and therefore the rights of Goal’s stockholders are governed by the DGCL and Goal’s amended and restated certificate of incorporation and bylaws. Digital Virgo is incorporated under the laws of France and therefore the rights of Digital Virgo’s shareholders are governed by the Commerce Code and the Digital Virgo Organizational Documents, as well as other French laws affecting companies. The differences between the rights of Goal stockholders and Digital Virgo shareholders generally result from the differences between the DGCL and Goal’s amended and restated certificate of incorporation and bylaws, on the one hand, and the Commerce Code and the Digital Virgo Organizational Documents, on the other hand. As a result of the Business Combination, Goal stockholders will become shareholders of Digital Virgo. Thus, following the Business Combination, the rights of Goal stockholders who become Digital Virgo Class A Ordinary Shareholders in the Business Combination will be governed by the laws of France, and will also then be governed by the Digital Virgo Organizational Documents as in effect after the completion of the Business Combination. In this section, references to “Digital Virgo shareholders” include holders of Digital Virgo Class A Ordinary Shares and Digital Virgo Class B Preferred Shares.

The section does not include a complete description of all differences among the rights of Goal stockholders and Digital Virgo shareholders, nor does it include a complete description of the specific rights referred to below. Furthermore, the description of some of the differences in these rights in this section is not intended to indicate the other difference that may be equally important do not exist. All Goal stockholders are urged to read carefully and compare the relevant provisions of the Commerce Code and the DGCL, as well as each company’s governing documents; this summary is qualified in its entirety by reference to the full text of each of the Digital Virgo Organizational Documents and the Goal’s amended and restated certificate of incorporation and bylaws. See the section entitled “Where You Can Find More Information” for information on how to obtain a copy of these documents.

AUTHORIZED CAPITAL

GOAL	DIGITAL VIRGO
Goal’s certificate of incorporation authorizes 101,000,000 shares of capital stock, including 100,000 shares of Common Stock, par value US$0.0001 per share and 1,000,000 shares of Preferred Stock, par value $0.0001 per share.

Digital Virgo’s share capital may be increased only with the approval of a two-thirds majority of the shareholders present or represented by proxy voting together as a single class at an extraordinary general meeting.

The shareholders’ general meeting may delegate its authority to the board of directors for deciding to increase Digital Virgo’s share capital, under limitations such as the maximum nominal amount of such increase(s) (i.e., similar to authorized capital), the minimum issuance price and a time period ranging usually from 18 to 24 months.

Such delegations of authority may be renewed at each shareholders’ general meeting.

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VOTING RIGHTS

GOAL	DIGITAL VIRGO

Goal’s certificate of incorporation provides that except as otherwise required by law or provided for by Goal’s Board of Director’s through a duly authorized Preferred Stock Designation (as defined below), the holders of shares of Goal’s Common Stock shall exclusively possess all voting power and are entitled to one vote per share on each matter properly submitted to the stockholders.

Goal’s certificate of incorporation empowers Goal’s Board of Director’s to issue shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers as shall be authorized by the resolution or resolutions approved by the Board of Directors and as may be permitted by DGCL (“Preferred Stock Designations).

The Digital Virgo Organization Documents provide that the holders of shares of Digital Virgo, whether Digital Virgo Class A Ordinary Shares, Digital Virgo Class B Preferred Shares or Earnout Shares, shall all be entitled to participate in shareholders’ general meetings, it being specified that (i) each Digital Virgo Class A Ordinary Share entitles its holder to one (1) vote, (ii) each Digital Virgo Class B Preferred Share entitles its holder to two (2) votes and (iii) each Earnout Share entitles its holder to no voting rights.

The shareholders’ general meeting of Digital Virgo has the authority to decide on the creation of new classes of shares, whether by issuing new shares or by converting all or part of existing shares.

SHAREHOLDER APPROVAL OF BUSINESS COMBINATION

GOAL	DIGITAL VIRGO

Generally, under the DGCL, completion of a merger, consolidation, dissolution, or the sale, lease, or exchange of substantially all of a corporation’s assets requires approval by the board of directors and by a majority (unless the certificate of incorporation requires a higher percentage) of outstanding stock of the corporation entitled to vote.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval. Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

The DGCL also requires a special vote of stockholders in connection with a business combination with an “interested stockholder” as defined in section 203 of the DGCL.

Generally, under the Commerce Code, completion of a merger or dissolution requires approval by the shareholders’ general meeting decided at a two-thirds majority as it entails amendments to the corporation’s articles of association.

Similarly, completion of the sale or exchange of substantially all of a corporation’s assets requires the same approval only if it entails a change of its corporate object.

In addition, mergers require the prior approval of the board of directors before the merger agreement may be executed.

By exception, mergers in which one corporation owns (i) more than 90% of a second corporation do not require the approval by the shareholders’ general meeting of the second corporation or (ii) more than 100% of a second corporation do not require the approval by the shareholders’ general meetings of both corporations.

More generally, the Commerce Code requires a special vote of the board of directors in connection with a business combination with an “interested” stockholder or corporate officer.

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SPECIAL VOTE REQUIRED FOR COMBINATIONS WITH INTERESTED SHAREHOLDERS

GOAL	DIGITAL VIRGO
Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in specified corporate transactions (such as mergers, stock and asset sales, and loans) with an “interested stockholder” for three years following the time that the stockholder becomes an interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person or group that owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement, or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock at any time within the previous three years.

Under the Commerce Code and the Digital Virgo Organization Documents, all related party transactions (conventions réglementées) shall be subject to prior approval by the board of directors.

Related party transactions are defined in Article L. 225-38 of the Commerce Code and include, inter alia, transactions between Digital Virgo and its corporate officers, any shareholder holding more than 10% of its voting rights or an entity having common corporate officers, or any other transactions under which such interested corporate officers or shareholders have direct and indirect interest, including through an intermediary.

Related party transactions are described annually in a report prepared by the statutory auditors, which is presented to the annual shareholders’ general meeting for approval.

The interested party, if a director or a shareholder, is not entitled to vote at the meeting of the board of directors nor at the shareholders’ general meeting for the approval of the such related party transaction.

SHAREHOLDER RIGHTS PLAN

GOAL	DIGITAL VIRGO

Under the DGCL, the certificate of incorporation of a corporation may give the board of directors the right to issue new classes of preferred shares with voting, conversion, dividend distribution, and other rights to be determined by the board of directors at the time of issuance, which could prevent a takeover attempt and thereby preclude stockholders from realizing a potential premium over the market value of their shares.

In addition, Delaware law does not prohibit a corporation from adopting a stockholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude stockholders from realizing a potential premium over the market value of their shares.

Under the Commerce Code, the board of directors is authorized to make any decision whose implementation may cause a takeover attempt to fail, subject to the powers expressly reserved to the shareholders, such as amending the articles of association, and within the limits of the corporate interest.

In addition, the board of directors is authorized to implement defensive measures without convening the shareholders’ meeting, including share capital increases or the granting of free warrants, should the shareholders have granted the board of directors delegations of authority to such effect.

Shareholders can always elect to voluntarily set aside the default regime, and reinstate the board of directors neutrality rule vis-à-vis takeovers, by amending the articles of association.

APPRAISAL RIGHTS

GOAL	DIGITAL VIRGO
Under the DGCL, a stockholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.	Not applicable.

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SHAREHOLDER CONSENT TO ACTION WITHOUT MEETING

GOAL	DIGITAL VIRGO
Goal’s bylaws provide that no action that is required or permitted to be taken by the stockholders of Goal at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting.	Under the Commerce Code, no action that is required or permitted to be taken by the shareholder of a public limited company (société anonyme) at any annual or special meeting of shareholders may be effected by written consent or private deed of shareholders in lieu of a meeting, it being reminded that shareholders can always exercise their voting rights at shareholders’ general meetings by proxy or by voting by post or online.

MEETINGS OF SHAREHOLDERS

GOAL	DIGITAL VIRGO

Goal’s bylaws provide that annual meetings of stockholders are to be held on a date and at a time fixed by the board of directors and stated in the written notice of the meeting or duly executed waiver of notice thereof.

Goal’s bylaws further provide that written notice of an annual meeting must state the place, date and hour of the meeting and that the written notice shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the annual meeting.

In order for stockholders to bring business before the meeting such stockholder must have given timely notice to the Secretary of Goal in the manner set forth in Goal’s bylaws. The officers of Goal presiding over any annual meeting are empowered to, if the facts warrant, determine and declare to the annual that certain business not properly brought before the annual meeting in accordance with Goal’s bylaws shall not be transacted before the meeting.

Goal’s bylaws also provide that, unless otherwise provided by statute or the Certificate of incorporation, special meetings of stockholders may be called, for any purpose or purposes, only upon either (i) a majority vote of the entire Board of Directors, (ii) upon the request of the President or Chairman of Goal, or (iii) upon a written request from a majority of stockholders representing a majority of the entire outstanding capital stock entitled to vote thereon. Such written request from stockholders must state the purpose or purposes of the proposed meeting.

The holders of a majority of the capital stock issued and outstanding and entitled to vote thereat present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business.

Under the Commerce Code, ordinary general meetings, extraordinary general meetings and special meetings of shareholders of Digital Virgo are to be held on a date and at a time fixed by the board of directors and stated in the written notice of the meeting. By exception, the meeting may be convened by the statutory auditors, a court-appointed receiver or liquidators.

The written notice must state the place, date and hour of the meeting, as well as the agenda, type of meeting and resolution proposals, not less than fifteen (15) days before the date of the meeting or ten (10) days before the date of the meeting in case of a second convening notice.

In order for shareholders to bring business before the meeting, such shareholder must have given timely notice to Digital Virgo in the manner set forth in the Commerce Code and must meet the shareholding minimum requirements (mainly 5% of the share capital, subject to exceptions depending on the size of the corporations’ share capital).

The ordinary general meeting cannot validly deliberate on the first call unless the shareholders present or voting by proxy or by mail hold at least one fifth of the shares with voting rights. If these conditions are not met, the general meeting is summoned again. At this second meeting, the deliberations are valid regardless of the number of shares represented. The ordinary general meeting rules by majority vote of the votes possessed by the present or represented shareholders.

The extraordinary general meeting cannot validly deliberate unless the shareholders present or voting by proxy or by mail hold at least, on first call, one quarter of the shares with voting rights. If these conditions are not met, the general meeting is summoned again. It cannot validly deliberate unless the shareholders present or voting by proxy or by mail hold at least, on the second call, one fifth of the shares with voting rights. Failing this latter quorum, the second general meeting can be deferred to a date no later than two months after the one on which it had been scheduled. The extraordinary general meeting rules based on a two-thirds majority of the votes possessed by the present or represented shareholders.

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NUMBER OF DIRECTORS

GOAL	DIGITAL VIRGO
Except as otherwise provided in Goal’s certificate of incorporation or bylaws, the Goal board of directors shall be divided into three classes, as nearly equal in number as possible and designated Class A, Class B and Class C. The directors in Class A shall be elected for a term expiring at the third succeeding annual meeting of stockholders after their election.	The Digital Virgo Organization Documents provide that Digital Virgo is administered by a board of directors composed of at least three (3) members and no more than eighteen (18) members, subject to exemptions provided for by legal provisions, in particular in case of merger. The shareholders’ general meeting shall appoint directors and decide on the number of seats within that limit.

VACANCIES ON BOARD OF DIRECTORS

GOAL	DIGITAL VIRGO

Vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director and each director so chosen shall hold office until the next election of the class for which such director shall have been chosen, and until his successor shall be elected and qualified, or until such director’s earlier resignation, removal from office, death or incapacity.

Under the Commerce Code, newly created directorships may only be decided by the shareholders’ general meeting appointing additional directors.

In case of a vacancy of one or more director positions, the board of directors may, between two shareholders’ general meetings, make temporary appointments, except if the number of directors goes below the legal minimum number of three (3) members, in which case the remaining directors shall call a shareholders’ general meeting to fill the empty seats of the board of directors up to a number at least equal to the legal minimum number of directors.

The director appointed as a replacement for another remains in office for the remaining term of office of its predecessor. The confirmation of their temporary appointment shall be subject to the approval by the next shareholders’ general meeting.

REMOVAL OF DIRECTORS; STAGGERED TERM OF DIRECTORS

GOAL	DIGITAL VIRGO

As provided by Goal’s bylaws, because Goal’s board is classified, stockholders may remove directors only for cause.

In case the board of directors or any one or more directors be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.

Under the Commerce Code, shareholders may remove directors without cause at a majority vote.

Directors removed by the shareholders are not replaced, but shareholders attending the shareholders’ general meeting is free to appoint new directors, provided the total number of directors does not exceed eighteen (18).

Under the Digital Virgo Organization Documents, directors are appointed for a term of office of three (3) years.

By exception, to implement a staggered term of office for directors, the Digital Virgo Organization Documents provide that the first terms of office beginning at the time or after the listing of Digital Virgo’s securities shall have the following durations: one (1) year, two (2) years and three (3) years allocated between three groups of directors.

The office of a director shall terminate at the close of the annual shareholders’ general meeting called to approve the financial statements of the preceding fiscal year and held in the year during which the term of office of said director comes to an end.

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COMMITTEES

GOAL	DIGITAL VIRGO
As provided by Goal’s bylaws, the board of directors may designate one or more committees and determine the composition thereof.	The Digital Virgo Organization Documents provide that the board of directors may create committees and that board observers may be members of said committees.

FORUM SELECTION

GOAL	DIGITAL VIRGO
The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder of Goal to bring (i) any derivative action or proceeding brought on behalf of Goal, (ii) any action asserting claim of breach of a fiduciary duty owed by any director, officer or other employee of Goal to Goal or Goal’s stockholders, (iii) any action asserting a claim against Goal, its directors officers or employees arising pursuant to any provision of the DGCL or Goal’s article of incorporation or Goal’s bylaws, or (iv) any action asserting a claim against Goal or the Bylaws, or (iv) any action asserting a claim against Goal, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel.	Any disputes that might arise during the term of Digital Virgo or its liquidation, either between Digital Virgo and the shareholders or the directors, or between the shareholders themselves, in relation to corporate matters (excluding securities law matters) or to the interpretation or execution of the provisions of the articles of association, shall be settled in accordance with French laws and subject to the exclusive jurisdiction of relevant French courts, including without limitation, the Commercial Court of Lyon for corporate matters, the Judiciary Court of Lyon for civil matters, or the Criminal Courts of Lyon for criminal matters.

AMENDMENT OF GOVERNING DOCUMENTS

GOAL	DIGITAL VIRGO

Under the DGCL, a certificate of incorporation may be amended if:

● the board of directors sets forth the proposed amendment in a resolution, declares the advisability of the amendment and directs that it be submitted to a vote at a meeting of stockholders; and

● the holders of at least a majority of shares of stock entitled to vote on the matter approve the amendment, unless the certificate of incorporation requires the vote of a greater number of shares.

In addition, under the DGCL, class voting rights exist with respect to amendments to the charter that adversely affect the terms of the shares of a class. Class voting rights do not exist as to other extraordinary matters, unless the charter provides otherwise.

Under the DGCL, the board of directors may amend a corporation’s bylaws if so authorized in the charter. The stockholders of a Delaware corporation also have the power to amend bylaws.

Under the Commerce Code, shareholders’ extraordinary general meetings are convened to examine and vote on all decisions entailing amendments of the bylaws, under the following conditions:

-              the shareholders’ general meeting may in no event increase the commitments of the shareholders, except for transactions resulting from a regularly effected consolidation of shares;

-              in order to deliberate validly, the shareholders present or represented must hold at least, on the first call, one quarter of the shares with voting rights and, on the second call, one fifth of the shares with voting rights;

-              the decisions shall be taken by a majority of two-thirds of the votes validly cast by the shareholders present or represented.

In addition, any proposed amendment which entails amendments to the rights of a class of shares requires the prior approval by the general meeting of such class of shareholders.

The board of directors may amend a corporation’s articles of association if so authorized by the shareholders’ general meeting in specific situations.

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INDEMNIFICATION OF OFFICERS AND DIRECTORS

GOAL	DIGITAL VIRGO

Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation.

The DGCL requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action. The DGCL permits a corporation to advance expenses relating to the defense of any proceeding to directors and officers contingent upon those individuals’ commitment to repay any advances, unless it is determined ultimately that those individuals are entitled to be indemnified.

certificate of incorporation provides:

Goal’s certificate of incorporation provides that to the full extent permitted by the DGCL, Goal shall indemnify all persons whom it may indemnify pursuant thereto.

Under French law, the legal representative of a corporation (i.e., the CEO) has sole authority to decide whether to initiate legal action to enforce a company’s rights (other than, in certain circumstances, an action against members of Digital Virgo’s board of directors, which may be initiated, subject to certain conditions, by a shareholder or group of shareholders).

LIMITATION OF LIABILITY OF DIRECTORS

GOAL	DIGITAL VIRGO
DGCL permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit and Goal’s certificate of incorporation eliminates liability to the extend permitted by the DGCL

Under the Commerce Code and French case law, directors are liable for all their acts contrary to the interests of Digital Virgo and must respond to all their faults, even unintentional, whether they are slight or serious.

Pursuant to Article L. 225-251 of the Commerce Code, directors and other corporate officers are individually or jointly liable, as the case may be, to Digital Virgo or to third parties, either:

-               for violations of the legal or regulatory provisions applicable to public limited companies (sociétés anonymes) (i.e., failure to comply with the rules governing the functioning of the board of directors, the conduct of meetings, the amendment of the articles of association and irregularities in the management of the company’s accounts and the distribution of dividends);

-               for violations of the articles of association (i.e., failure to comply with the rules of the articles of association concerning the limitation of the powers of the board of directors, the control of share transfers and the misuse of corporate funds for purposes determined by the articles of association); or

-               for faults committed in their management.

Directors and corporate officers are not liable to third parties for acts made in relation to their corporate office and in the respect of the corporate interest of the corporation.

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ADVANCE NOTIFICATION REQUIREMENTS FOR PROPOSALS OF SHAREHOLDERS

GOAL	DIGITAL VIRGO
Under the Goal bylaws, any stockholder may bring proper business before an annual meeting, including nominations to the board of directors, but only if the stockholder complies with requirements as to the time when notice is given and proper form of the notice.

Generally, shareholders can take action at a shareholders’ meetings only on matters listed on the meeting agenda, except with respect to the dismissal of directors.

In order for shareholders to bring business before the meeting or submit additional resolution proposals, such shareholder must have given timely notice to Digital Virgo in the manner set forth in the Commerce Code and must meet the shareholding minimum requirements (mainly 5% of the share capital, subject to exceptions depending on the size of the corporations’ share capital).

SHAREHOLDER SUITS

GOAL	DIGITAL VIRGO

Under Delaware law, a stockholder may bring a derivative action on a company’s behalf to enforce the rights of a company. An individual also may commence a class action lawsuit on behalf of himself or herself and other similarly situated stockholders if the requirements for maintaining a class action lawsuit under Delaware law are met. An individual may institute and maintain a class action lawsuit only if such person was a stockholder at the time of the transaction that is the subject of the lawsuit or his or her shares thereafter devolved upon him or her by operation of law. In addition, the plaintiff must generally be a stockholder through the duration of the lawsuit.

Delaware law requires that a derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the lawsuit may be prosecuted, unless such demand would be futile.

This provision related to shareholders’ suits is a discussion only with respect to Delaware law and does not apply to claims arising under United States federal securities laws.

Under French law, a shareholder may take any legal action to defend its personal rights and for the personal injury he/she has suffered, distinct from the prejudice suffered by Digital Virgo. This action for compensation for the personal injury suffered by the shareholder may be brought against Digital Virgo itself, against its directors or against third parties who are responsible for the fault that caused the alleged injury.

In addition, the shareholders may, either individually or as a group, bring an action for damages on behalf of Digital Virgo against the directors or the general manager, provided the board of directors remains passive and does not take any legal action.

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EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION OF DIGITAL VIRGO AND THE POST- COMBINATION COMPANY

Historical Compensation of Corporate Officers and Directors

Historical Corporate Officer Compensation

The aggregate amount expensed with respect to compensation paid, and benefits in kind granted, by Digital Virgo, DV Sub (which by was acquired Digital Virgo on June 15, 2022 and which converted from a société anonyme à Conseil d’administration into a société par actions simplifiée on June 15, 2022) and their subsidiaries to the members of the management bodies of Digital Virgo and DV Sub (which consisted of the corporate officers of (i) DV Sub from January 1, 2022 until June 15, 2022 (as more fully described below) and (ii) its new parent company, Digital Virgo, from June 15, 2022 until December 31, 2022 (as more fully described below)) for the year ended December 31, 2022 is described in the table below:

(In thousands of euros)
Short-term benefits:	1,462
Wages, salaries and allowances	1,305
Social security charges on salaries	157
Post-employment benefits(1)	41
Additional benefit payments	—
Share-based payments(2)	23
Total compensation	1,526

(1)	Amount shown represents the commitment as accrued at the end of the period. See the section entitled “Digital Virgo Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies – Post-employment benefits” for a discussion of accounting policies relating to post-employment benefits.
(2)	Share-based payment amounts disclosed in the table represent the pro-rata annual fair value for fiscal year 2022 of outstanding free share grants made in 2019 at the attribution date spread over the vesting period. See the section entitled “Digital Virgo Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies – Stock based payments” for a discussion of accounting policies relating to share-based payments.

The above table reflects the aggregate amount expensed with respect to historical compensation paid by DV Sub, Digital Virgo and their subsidiaries for the year ended December 31, 2022 to (i) the corporate officers of DV Sub from January 1, 2022 until June 15, 2022, which consisted of Guillaume Briche, CEO of DV Sub, Eric Peyre, Chairman of the Board of Directors of DV Sub, and Manuel Cruz, Vice-Chairman of the Board of DV Sub; and (ii) the corporate officers of Digital Virgo from June 15, 2022 until December 31, 2022, which consisted of the company Ioda (SAS), Chairman (which was represented by its legal representative, Eric Peyre) and the company Lalbatros, General Manager (which was represented by its legal representative, Guillaume Briche). The amounts reflected in the above table include annual compensation paid to the foregoing corporate officers in all their capacities, including, in certain instances, as employees or members of management bodies of subsidiaries of DV Sub and/or Digital Virgo.

The corporate officers of Digital Virgo do not hold any stock options or free shares as of December 31, 2022.

Historical Director Compensation

Digital Virgo did not have a board of directors for the year ended December 31, 2022. DV Sub did not pay any compensation to its directors for the year ended December 31, 2022, except Guillaume Briche in his capacity as CEO of DV Sub.

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Historical Variable Compensation for Fiscal Year 2022

In fiscal year 2022, Digital Virgo and DV Sub provided corporate officers with quantitative variable compensation opportunities calculated based on the group companies’ achievement of its (i) consolidated adjusted EBITDA goal for the group companies’ operating activities (the “Group EBITDA”) and (ii) consolidated revenues goals (the “Group Revenues”). Variable compensation amounts were to be determined based on a sliding scale correlated with the group companies’ achievement of its goals, capped at a certain percentage of the target, however, no variable compensation would be paid if the Group EBITDA for fiscal year 2022 was less than 80% of the goal, regardless of the Group Revenues achieved.

Corporate officers’ variable compensation for the year ended December 31, 2022, is included in the table in the above section entitled “Historical Corporate Officer Compensation.”

Historical Equity Incentives

DV Sub has granted stock options and free shares to its employees under stock option plans and free shares plans established in 2017 and 2019, as described below.

On March 28, 2017, the extraordinary general meeting of shareholders of DV Sub authorized the president of DV Sub to grant a total of 825,000 stock options (converted into 275,004 stock options after the reverse stock split in 2019) and a total of 825,000 free shares (converted into 274,998 free shares after the reverse stock split in 2019), respectively, to the employees of DV Sub and its subsidiaries. Thereafter, on October 17, 2019, during another extraordinary general meeting of shareholders of DV Sub, the shareholders authorized the president of DV Sub to grant a total of 357,000 stock options and 173,000 free shares, respectively, to the employees of DV Sub and its subsidiaries. DV Sub established three stock option plans (one in 2017; one in 2019; one in 2020) and seven free shares plans (four in 2017; three in 2019) for the purposes of making such grants. Stock options granted under the stock option plans were exercisable for no more than a total of 632,004 shares of DV Sub. Free shares under the free shares plans could be granted for no more than a total of 447,998 free shares of DV Sub. Stock options granted under the stock option plans had a vesting period between two and three years following the allocation date and there were no performance-based vesting conditions. Free shares granted under the free shares plans had a vesting period between one and four years following the allocation date and were subject to performance-based vesting conditions. Specifically, vesting of free shares was contingent upon the recipient’s achievement of the minimum annual or cumulative EBITDA objectives of DV Sub over the term of each free shares plan, as well as the continuing employment of the recipient on the date such objectives are achieved.

As described in the following paragraph, some of the corporate officers of DV Sub participated in the free shares plans in their capacity as employees. Corporate officers of DV Sub did not participate in the stock option plans.

By a decision dated June 28, 2017, the president of DV Sub granted a total of 825,000 free shares (converted into 274,998 free shares after the reverse stock split in 2019), authorized for grant to certain of DV Sub’s employees under the free shares plans established on March 28, 2017. Of the 825,000 free shares (converted into 274,998 free shares after the reverse stock split in 2019), authorized for grant, 275,000 (converted into 91,666 free shares after the reverse stock split in 2019), were granted to Mr. Briche in his capacity as an employee of a subsidiary of DV Sub. By a decision dated October 17, 2019, the president of DV Sub granted 173,000 free shares authorized for grant to certain of DV Sub’s employees under the free shares plans established on October 17, 2019. Of these 173,000 free shares authorized for grant, 50,000 were granted to Mr. Briche in his capacity as an employee of a subsidiary of DV Sub.

As of December 31, 2022, no free shares or stock options remain outstanding.

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Executive Officer and Director Compensation Following the Closing of the Business Combination

Following the consummation of the Business Combination, the Company intends to develop an executive compensation program that is designed to align compensation with the Company’s business objectives and the creation of stockholder value, while enabling the Company to attract, retain, incentivize, and reward individuals who contribute to the long-term success of the Company. Decisions on the executive compensation program will be made by the Board of Directors, within the limits of any authorization granted by the general meeting of the Company’s shareholders, as applicable.

Executive Compensation

The policies of the Company with respect to the compensation of its executive officers and following the Business Combination will be administered by the Board of Directors. We expect that the compensation policies followed by the Company will be designed to provide for compensation that is sufficient to attract, motivate and retain executives of the Company and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

The Board of Directors may utilize the services of third parties from time to time in connection with the recruiting, hiring and determination of compensation awarded to executive employees.

Employment Agreements

The Company may enter into employment agreements with certain of its corporate officers. There is at this time no assurances that any such agreements with the Company will be executed, and if so, what the terms and conditions of any such agreements would be.

A subsidiary of Digital Virgo is party to an employment agreement with Guillaume Briche, as amended, which provides for the following: (i) annual base salary; (ii) variable compensation based upon achievement of specified performance objectives that are defined each year in the sole discretion of the management of Digital Virgo; (iii) a non-competition provision; and (iv) an exclusivity provision. The non-competition provision applies throughout the French territory for a period of one-year from the date of his effective departure from the Digital Virgo subsidiary. While the non-competition provision is effective, Mr. Briche will be remunerated with a gross allowance equal to 50% of the average gross monthly salary to be paid monthly. Pursuant to the exclusivity provision, Mr. Briche is prohibited from accepting any function or work for third parties, carrying out any professional activity on his own behalf or on behalf of another person, or exercising any corporate mandate other than those of Digital Virgo (even if unpaid), and any violation of this provision constitutes serious misconduct and Mr. Briche would not receive compensation for the termination of the employment agreement. As a result of Mr. Briche’s increased responsibilities within Digital Virgo, this employment agreement was also amended to ensure that Mr. Briche will receive his then-current total compensation for all of his positions within Digital Virgo, both as an employee and director, should one of his corporate offices within Digital Virgo be revoked but he still remains with Digital Virgo in his other capacities.

It is currently anticipated that the employment agreement, as amended, will continue under its current terms following the Business Combination.

Incentive Awards

Following the Business Combination, the Company expects to use incentive awards in future years to encourage the profitability and growth of the Company through short-term and long-term incentives that are consistent with the Company’s objectives, give participants an incentive for excellence in individual performance, promote teamwork among participants, and assist the Company in attracting and retaining key employees, non-employee directors and consultants.

Director Compensation

It is anticipated that the Board of Directors will determine the annual compensation to be paid to the members of the Board of Directors upon completion of the Business Combination, in accordance with resolutions of the general meeting of Digital Virgo’s shareholders to be held before Closing. In connection with the consummation of the Business Combination, the Company intends to adopt a non-employee director compensation policy that will be applicable to each of its non-employee directors and that will be consistent with industry standards and practice.

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DESCRIPTION OF DIGITAL VIRGO SECURITIES

As a result of the Business Combination, Goal shareholders who receive Digital Virgo Shares in the Business Combination will become Digital Virgo shareholders. Your rights as Digital Virgo shareholders will be governed by the laws of France and the Digital Virgo Organization Documents. The following description of the material terms of Digital Virgo’s share capital, including the Digital Virgo Shares to be issued in the Business Combination, reflects the anticipated state of affairs immediately upon completion of the Business Combination. We urge you to read the applicable provisions of French law and the Digital Virgo Organization Documents carefully and in their entirety because they describe your rights as a holder of Digital Virgo Shares upon consummation of the Business Combination.

Shares

Class A Ordinary Shares

The Digital Virgo Organization Documents provide that the Digital Virgo Class A Ordinary Shares will have substantially identical rights, preferences and privileges to the current common stock of Goal.

Class B Preferred Shares

Digital Virgo Class B Preferred Shares will have identical rights, preferences and privileges to Digital Virgo Class A Ordinary Shares, except that they shall entitle their holder, IODA, to two (2) votes per share until June 15, 2029 at the latest.

Digital Virgo Class B Preferred Shares shall automatically convert into Digital Virgo Class A Ordinary Shares, at a ratio of one (1) Digital Virgo Class A Ordinary Share for one (1) Digital Virgo Class B Preferred Share, if one of the following events occurs, from the date of occurrence of said event and up to the number of Digital Virgo Class B Preferred Shares concerned:

(i)	transfer, sale, use as collateral, pledge, mortgage, distribution or other voluntary or involuntary disposal, be it direct or indirect (pursuant to the law or otherwise), of Digital Virgo Class B Preferred Shares by their initial holder (a “Transfer”), except for a Transfer to a company affiliated with the initial holder, which is authorized pursuant to the credit agreement dated as of June 15, 2022 among, in particular, BNP Paribas, as lender, and Digital Virgo and DV Sub, as borrowers, and which would not result in a default or event of default under said credit agreement (as a result of a notice period, the passage of time or otherwise);

(ii)	in case of Transfer by the initial holder, other than a Transfer described in paragraph (i) above, which does not result in a default or event of default under the credit agreement (as a result of a notice period, the passage of time or otherwise); and

(iii)	June 15, 2029.

The conversion of Digital Virgo Class B Preferred Shares into Digital Virgo Class A Ordinary Shares will not require any payment from the holder of Digital Virgo Class B Preferred Shares.

Class C Preferred Shares (Earnout Shares)

Earnout Shares will have identical rights, preferences and privileges to Digital Virgo Class A Ordinary Shares, except that they will not entitle their holder, the Escrow Agents, to any voting rights.

If and when the Earnout Shares are released from escrow to the Digital Virgo Shareholders or the Sponsor, as applicable, such shares shall be automatically converted into Digital Virgo Class A Ordinary Shares, on a one-for-one basis, with full voting rights as of their respective date of disbursement by the Escrow Agent.

The conversion of Earnout Shares into Digital Virgo Class A Ordinary Shares will not require any payment from the holder of Earnout Shares, the Digital Virgo Shareholders and/or the Sponsor, as applicable.

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Voting Rights

Except as otherwise provided by law, each holder of a Digital Virgo Class A Ordinary Share shall be entitled to vote on each matter submitted to a vote of shareholders and shall be entitled to one (1) vote for each Digital Virgo Class A Ordinary Share held of record by such holder as of the record date for determining shareholders entitled to vote on such matter. Each holder of a Digital Virgo Class B Preferred Share shall be entitled to vote on each matter submitted to a vote of shareholders and shall be entitled to two (2) votes for each Digital Virgo Class B Preferred Share until June 15, 2029 at the latest.

The Earnout Shares shall not entitle the Escrow Agent to any voting rights for so long as they are held in escrow by the Escrow Agent. The Earnout Shares shall automatically convert into Digital Virgo Class A Ordinary Shares with full voting rights on their date of disbursement by the Escrow Agent.

Except as otherwise required by law or the Digital Virgo Organization Documents, all shareholders, voting together as a single class, shall have the right to vote for the election of directors and on all other matters submitted to a vote of the shareholders.

Dividend Rights

Holders of Digital Virgo Shares will be entitled to receive dividends and distributions and other distributions in cash, stock or property of Digital Virgo. The procedures for payment of is subject to the vote of the general shareholders’ meeting.

Liquidation, Dissolution and Winding Up

When Digital Virgo’s term expires or if Digital Virgo is dissolved before the expiration of its term, a general shareholders’ meeting shall decide the method of liquidation, appoint one or more liquidators and establish their powers, which the liquidators shall exercise in accordance with the law.

Holders of Digital Virgo Shares will be entitled to receive the assets and funds of Digital Virgo available for distribution in the event of any liquidation, dissolution or winding up of the affairs of the Digital Virgo, whether voluntary or involuntary, on a pro rata basis.

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Warrants

Pursuant to the Digital Virgo Warrant Assumption Agreement, Goal Nevada will assign to Digital Virgo all of Goal Nevada’s right, title and interest in and to the existing Goal Warrant Agreement, as amended by the Goal Nevada Warrant Assumption Agreement and Digital Virgo will assume, and agree to pay, perform, satisfy and discharge in full, all of Goal Nevada’s liabilities and obligations under the existing Goal Warrant Agreement, as amended by the Digital Virgo Warrant Assumption Agreement, arising from and after the Closing.

Digital Virgo Warrants

There are currently outstanding an aggregate of 25,875,000 Goal public warrants, which, following the consummation of the Business Combination, will be replaced by 25,875,000 Digital Virgo Warrants issued by Digital Virgo in accordance with the laws of France governing the securities issued by French companies, entitling their holders to acquire Digital Virgo Class A Ordinary Shares.

Each Digital Virgo Warrant entitles the registered holder to purchase one Digital Virgo Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as provided herein, at any time commencing 30 days after the completion of the initial Business Combination, except as discussed in the immediately succeeding paragraph. The Digital Virgo Warrants will expire five (5) years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Redemption of warrants for cash when the price per ordinary share equals or exceeds $18.00

Once the Digital Virgo Warrants become exercisable, Digital Virgo may, without obligation, redeem the outstanding Digital Virgo Warrants (except the private warrants and any warrants underlying additional units issued to the Sponsor or Goal officers or directors in payment of working capital loans made to Goal):

●	in whole and not in part;
●	at a price of $0.01 per Digital Virgo Warrant;
●	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and
●	if, and only if, the reported last sale price of Digital Virgo’s ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the Digital Virgo Warrants become exercisable and ending on the third trading days prior to the date on which notice of redemption is given.

The right to exercise the Digital Virgo Warrants will be forfeited unless the Digital Virgo Warrants are exercised prior to the redemption date. On and after the redemption date, a record holder of a Digital Virgo Warrant will have no further rights except to receive the redemption price for such holder’s Digital Virgo Warrant upon surrender of such Digital Virgo Warrant.

We will not redeem the Digital Virgo Warrants as described above unless a registration statement under the Securities Act covering the sale of the ordinary shares issuable upon exercise of the Digital Virgo Warrants is then effective and a current prospectus relating to those ordinary shares is available throughout the 30-day redemption period or Digital Virgo requires the Digital Virgo Warrants to be exercised on a “cashless-equivalent basis” (subject to the availability of sufficient reserves of Digital Virgo) as described below. If and when the Digital Virgo Warrants become redeemable by Digital Virgo, Digital Virgo may not exercise its redemption right if the issuance of ordinary shares upon exercise of the Digital Virgo Warrants is not exempt from registration or qualification under applicable securities laws, including state blue sky laws, or Digital Virgo is unable to effect such registration or qualification. If Digital Virgo calls the Digital Virgo Warrants for redemption for cash as described above, Digital Virgo will have the option to require all holders that wish to exercise Digital Virgo Warrants to do so on a “cashless-equivalent basis.” In determining whether to require all holders to exercise their Digital Virgo Warrants on a “cashless-equivalent basis”, Digital Virgo will consider, among other factors, the cash position, the number of Digital Virgo Warrants that are outstanding and the dilutive effect on the shareholders of issuing the maximum number of shares of our ordinary shares issuable upon the exercise of the Digital Virgo Warrants.

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To exercise Digital Virgo Warrants on a “cashless-equivalent basis” (subject to the availability of sufficient reserves of Digital Virgo or, if applicable, if the holder agrees to pay the par value for each share to be issued upon such exercise), each holder would pay the exercise price by surrendering the Digital Virgo Warrants in exchange for a number of ordinary shares equal to the quotient obtained by dividing (i) the product of the number of ordinary shares underlying the Digital Virgo Warrants, multiplied by the difference between the Fair Market Value and the exercise price of the Digital Virgo Warrants by (ii) such Fair Market Value. Solely for purposes of the preceding sentence, “Fair Market Value” shall mean the average last reported sale price of our ordinary shares for the five (5) trading days ending on the third (3rd) trading day prior to the date on which the notice of redemption is sent to holders of the Digital Virgo Warrants. Digital Virgo will not redeem the Digital Virgo Warrants as described above unless a registration statement under applicable securities laws, including state blue sky laws, covering the issuance of the ordinary shares issuable upon exercise of the Digital Virgo Warrants is then effective and a current prospectus relating to those ordinary shares is available throughout the 30-day redemption period. If and when the Digital Virgo Warrants become redeemable by Digital Virgo, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under applicable securities laws, including state blue sky laws.

If the foregoing conditions are satisfied and Digital Virgo issues a notice of redemption of the Digital Virgo Warrants, each Digital Virgo Warrant holder will be entitled to exercise his, her or its Digital Virgo Warrant prior to the scheduled redemption date. However, the price of the ordinary shares may fall below the $18.00 redemption trigger price (as may be adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Digital Virgo Warrant) as well as the $11.50 (for whole shares) Digital Virgo Warrant exercise price after the redemption notice is issued.

No fractional ordinary shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, Digital Virgo will round down to the nearest whole number of the number of ordinary shares to be issued to the holder. If, at the time of redemption, the Digital Virgo Warrants are exercisable for a security other than the ordinary shares pursuant to the Goal Warrant Agreement as amended by the Digital Virgo Warrant Assumption Agreement (for instance, if Digital Virgo is not the surviving company in a merger), the Digital Virgo Warrants may be exercised for such security. At such time as the Digital Virgo Warrants become exercisable for a security other than the ordinary shares, Digital Virgo (or the surviving company) will use its commercially reasonable efforts to register under the Securities Act the securities issuable upon the exercise of the Digital Virgo Warrants.

Redemption Procedures at the option of a holder

A holder of a Digital Virgo Warrant may notify Digital Virgo in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Digital Virgo Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the ordinary shares issued and outstanding immediately after giving effect to such exercise.

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Anti-Dilution Adjustments

1. Stock Dividends; Split Ups. If after the Business Combination, and subject to the provisions of paragraph 6 below, the number of outstanding ordinary shares is increased by a stock dividend payable in ordinary shares, or by a split up of ordinary shares, or other similar event, then, on the effective date of such stock dividend, split up or similar event, the number of ordinary shares issuable on exercise of each Digital Virgo Warrant shall be increased in proportion to such increase in outstanding ordinary shares.

2. Aggregation of Shares. If after the Business Combination, the number of outstanding ordinary shares is decreased by a consolidation, combination, reverse stock split or reclassification of ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of ordinary shares issuable on exercise of each Digital Virgo Warrant shall be decreased in proportion to such decrease in outstanding ordinary shares.

3. Extraordinary Dividends. If Digital Virgo, at any time while the Digital Virgo Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the ordinary shares or other shares of Digital Virgo into which the Digital Virgo Warrants are convertible (an “Extraordinary Dividend”), then the price per share at which the Digital Virgo Class A Ordinary Shares may be purchased at the time a Digital Virgo Warrant is exercised (the “Warrant Price”) shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and the fair market value (as determined by the Digital Virgo’s Board of Directors, in good faith) of any securities or other assets paid in respect of such Extraordinary Dividend divided by all outstanding shares of Digital Virgo at such time (whether or not any shareholders waived their right to receive such dividend); provided, however, that none of the following shall be deemed an Extraordinary Dividend for purposes of this provision: (a) any adjustment described in paragraph 1 above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the ordinary shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 per share (taking into account all of the outstanding shares of the Company at such time (whether or not any shareholders waived their right to receive such dividend) and as adjusted to appropriately reflect any of the events referred to in other paragraphs on this Section “Anti-Dilution Adjustments” and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of ordinary shares issuable on exercise of each Digital Virgo Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50, or (c) any payment to satisfy the conversion rights of the holders of the ordinary shares in connection with certain amendments to the Digital Virgo Organization Documents (as described in the Registration Statement).

Solely for purposes of illustration, if Digital Virgo, at a time while the Digital Virgo Warrants are outstanding and unexpired, pays a cash dividend of $0.35 and previously paid an aggregate of $0.40 of cash dividends and cash distributions on the ordinary shares during the 365-day period ending on the date of declaration of such $0.35 dividend, then the Warrant Price will be decreased, effectively immediately after the effective date of such $0.35 dividend, by $0.25 (the absolute value of the difference between $0.75 (the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period, including such $0.35 dividend) and $0.50 (the greater of (x) $0.50 and (y) the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period prior to such $0.35 dividend)).

4. Adjustments in Exercise Price. Whenever the number of ordinary shares purchasable upon the exercise of the Digital Virgo Warrants is adjusted, as provided in paragraphs 1 and 2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of ordinary shares purchasable upon the exercise of the Digital Virgo Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of ordinary shares so purchasable immediately thereafter.

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5. Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding ordinary shares (other than a change covered by paragraphs 1, 2 or 3 above or that solely affects the par value of the ordinary shares), or in the case of any merger or consolidation of Digital Virgo with or into another corporation (other than a consolidation or merger in which Digital Virgo is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Digital Virgo as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Digital Virgo Warrants shall be automatically transferred to the surviving or acquiring entity and replaced by new warrants having the same characteristics issued by such surviving or acquiring entity, and the warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Digital Virgo Warrants and in lieu of the ordinary shares of Digital Virgo immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger, consolidation, sales or other transfers, or upon a dissolution following any such sale or transfer, that the warrant holder would have received if such warrant holder had exercised his, her or its Digital Virgo Warrant(s) immediately prior to such event. If any reclassification also results in a change in the ordinary shares covered by paragraphs 1, 2 or 3, then such adjustment shall be made pursuant to paragraphs 1, 2, 3, 4 and this paragraph 5. The provisions of this paragraph 5 shall similarly apply to successive reclassifications, reorganizations, mergers, consolidations, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of the Digital Virgo Warrant.

Form of Warrants

Each Digital Virgo Warrant shall be issued in registered form only, under the Digital Virgo Amended and Restated Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Digital Virgo.

Digital Virgo Warrants will be issued in uncertificated or book-entry form through the warrant agent and/or the facilities of The Depository Trust Company (the “Depository”) or other book-entry depository system, in each case as determined by the board of directors of Digital Virgo or by an authorized delegate thereof.

Amendments

The Digital Virgo Amended and Restated Warrant Agreement may be amended by the parties thereto without the consent of any registered holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under the Digital Virgo Amended and Restated Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the period of time from the date the Digital Virgo Warrants will first became exercisable until the expiration of the Digital Virgo Warrants (the “Exercise Period”), shall require the written consent or vote of the registered holders of a majority of the then outstanding Digital Virgo Warrants. Notwithstanding the foregoing, Digital Virgo may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2 of the Digital Virgo Amended and Restated Warrant Agreement, respectively, without the consent of the registered holders.

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Exercise of Warrants

The Digital Virgo Warrants may be exercised upon returning to the officers of the warrant agent on or prior to the expiration date, with the exercise form completed and executed as indicated, accompanied by full payment of the exercise price, by [certified or official bank check] payable to Digital Virgo, for the number of Digital Virgo Warrants being exercised.

No Rights as Shareholder

A Digital Virgo Warrant does not entitle the registered holder thereof to any of the rights of a shareholder of Digital Virgo, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of Digital Virgo or any other matter.

No Fractional Warrants

The warrant agent shall not effect any registration of transfer or exchange which will result in a book-entry position for a fraction of a Digital Virgo Warrant.

No Fractional Shares

Digital Virgo shall not issue fractional shares upon exercise of Digital Virgo Warrants. If, by reason of any adjustment, the holder of any Digital Virgo Warrant would be entitled, upon the exercise of such Digital Virgo Warrant, to receive a fractional interest in a share, Digital Virgo shall, upon such exercise, round up to the nearest whole number of ordinary shares to be issued to the warrant holder.

Private Warrants

The private warrants which were initially sold as part of the units in the IPO, will also be replaced, following the consummation of the Business Combination, by Goal Nevada Warrants which will in turn be replaced by Digital Virgo Warrants entitling their holders to acquire Digital Virgo Class A Ordinary Shares. These private warrants have terms and provisions that are identical to those of the Digital Virgo Warrants which were initially sold as part of the units in the IPO, except that: (i) they will not be redeemable by Digital Virgo, (ii) they may be exercised for cash or on a “cashless-equivalent basis” (subject to the availability of sufficient reserves of the Company or, if applicable, if the holder agrees to pay the par value for each share to be issued upon such exercise), as described in the prospectus for our IPO, (iii) they (along with the ordinary shares issuable upon exercise of the private warrants) are entitled to registration rights, as described below and (iv) the Initial Stockholders have agreed not to transfer, assign or sell any of the private units (or the private shares and private warrants included therein), except in connection with the same limited exceptions that the founder shares may be transferred as described above, until 30 days after the completion of the Business Combination.

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If holders of the private warrants elect to exercise them on a “cashless-equivalent basis”, they would pay the exercise price by exchanging his, her or its warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and of the “historical fair market value” (defined below) by (y) the historical fair market value. For these purposes, the “historical fair market value” shall mean the average last reported closing price of the ordinary shares for the ten trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Dividends

An amount of at least five percent (5%) shall be deducted from the profits for the fiscal year reduced by prior losses, if any, in order to constitute the statutory reserve fund. Such deduction shall cease to be mandatory when the amount in the statutory reserve fund is equal to one-tenth of the share capital.

The distributable profits are at the disposal of the shareholders, gathered at a shareholders’ general meeting, which, based on a proposal of the Board of Directors, may, in all or in part, carry them forward, transfer them to general or special reserve funds, or distribute them to shareholders in the form of dividend.

The shareholders may decide to distribute amounts withdrawn from the reserve funds at its disposal. In such case, the decision shall expressly state the reserve items from which the withdrawals are made. However, dividends shall first be withdrawn from the distributable profits for the fiscal year.

Except in case of a share capital reduction, no distribution may be made to shareholders where shareholders’ equity is, or becomes after such distribution, less than the amount of the share capital plus the reserve funds that the law or the by-laws do not authorize to distribute.

The Board of Directors may resolve that Digital Virgo pays out an interim dividend to the shareholders, subject to meeting requirements provided for by French law. In such case, the Board of Directors shall set the amount and the date of payment of the interim dividend.

Certain Anti-Takeover Provisions of the Proposed Digital Virgo Organization Documents; Certain Anti-Takeover Provisions of French Law

The Digital Virgo Organization Documents do not contain any specific anti-takeover provisions, except that IODA holds Digital Virgo Class B Preferred Shares with double voting rights.

The Commerce Code contains provisions, as summarized in the following paragraphs, that are intended to avoid costly takeover battles, reduce Digital Virgo’s vulnerability to a hostile change of control and enhance the ability of the Board of Directors to maximize shareholder value in connection with any unsolicited offer to acquire Digital Virgo. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of Digital Virgo by means of a tender offer, a proxy contest or other takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the Digital Virgo Class A Ordinary Shares.

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French Law

Under the Commerce Code, the Board of Directors is authorized to make any decision whose implementation may cause a takeover attempt to fail, subject to the powers expressly reserved to the shareholders, such as amending the Digital Virgo Organization Documents, and within the limits of the corporate interest.

In addition, the Board of Directors is authorized to implement defensive measures without convening the shareholders’ meeting, including share capital increases or the granting of free warrants, should the shareholders have granted the Board of Directors delegations of authority to such effect.

Additionally, the shareholders of the target may, in an extraordinary general meeting, approve the issue and free allocation, to all shareholders registered before the expiration of the offer period, of warrants giving the right to subscribe on preferential terms for shares of the target.

Shareholders can always elect to voluntarily set aside the default regime, and reinstate the Board of Directors neutrality rule vis-à-vis takeovers, by amending the articles of association.

In addition, should the French Financial Market Authority (Autorité des marchés financiers) be competent in connection with a contemplated takeover involving Digital Virgo, the General Regulation of the French Financial Market Authority (Règlement général de l’Autorité des marchés financiers) provides that, during the offer period, the offeror and the target must ensure that their acts, decisions and declarations do not jeopardize the corporate interest and the principle of equal treatment of and equal information to the target’s different shareholders. In addition, the Board of Directors of the target must inform the French Financial Market Authority should it decide to implement measures which may impede the takeover offer.

Proposed Digital Virgo Organization Documents

Provisions of the Digital Virgo Organization Documents do not set aside the default French law regime to provide for the Board of Directors’ neutrality and do not include specific provisions that could deter hostile takeovers. As described above, the Board of Directors may take any decision whose implementation may cause a takeover attempt to fail.

Shareholders can always elect to voluntarily set aside the default regime, and reinstate the Board of Directors neutrality rule vis-à-vis takeovers, by amending the articles of association.

Transfer Agent, Warrant Agent and Registrar

The Transfer Agent for the Digital Virgo’s capital stock will be Continental Stock Transfer & Trust Company. Digital Virgo will agree to indemnify Continental Stock Transfer & Trust Company in its roles as Transfer Agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted ordinary shares or warrants of Digital Virgo for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Digital Virgo at the time of, or at any time during the three months preceding, a sale and (ii) Digital Virgo is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

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Persons who have beneficially owned restricted ordinary shares or warrants of Digital Virgo for at least six months but who are affiliates of Digital Virgo at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of Digital Virgo’s ordinary shares then outstanding; or
●	the average weekly reported trading volume of Digital Virgo’s ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Digital Virgo under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about Digital Virgo.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and
●	at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

Following the Closing, Goal will no longer be a shell company, and so, once the conditions described above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

As a result, the Sponsor, Goal’s officers, directors and other affiliates will be able to sell the Digital Virgo Class A Ordinary Shares they received upon conversion of their founder shares and private warrants, as applicable, pursuant to Rule 144 without registration commencing one year after the Closing.

Registration Rights

The holders of the founder shares, private warrants and Digital Virgo Class A Ordinary Shares issuable upon conversion of the founder shares and private warrants are entitled to registration rights under Goal’s existing registration rights agreement entered into in connection with the IPO. In connection with the Business Combination Agreement, the Company also entered into the A&R Investor Rights Agreement, as may be amended, substantially in the form attached as Annex C to this proxy statement/prospectus, which, among other things, amends and restates the registration rights agreement entered into in connection with the IPO. Pursuant to the terms of the A&R Investor Rights Agreement, Digital Virgo will be obligated to, among other things, register for resale such securities that are held by the parties thereto from time to time. Subject to certain exceptions, Digital Virgo will bear all registration expenses under the A&R Investor Rights Agreement. For more information about the A&R Investor Rights Agreement, please see the section entitled “The Business Combination Proposal.”

Listing of Common Stock

We intend to apply to obtain the listing of our ordinary shares, i.e., Digital Virgo Class A Ordinary Shares, and Digital Virgo Warrants on the Nasdaq under the symbols “DVGR” and “DVGRW,” respectively, upon the Closing.

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BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the actual beneficial ownership of Goal common stock as of [●], 2023, which is prior to the consummation of the Business Combination, and (ii) the expected beneficial ownership of the Digital Virgo Shares immediately following the consummation of the Business Combination by:

●	each of our current executive officers and directors, and such persons as a group;

●	each person who is the beneficial owner of more than 5% of any class of the outstanding shares of our common stock;

●	each person who will become an executive officer or director of the Company post-Business Combination, and such persons as a group; and

●	each person who is expected to be the beneficial owner of more than 5% of the Digital Virgo Shares post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. In computing the number of shares beneficially owned by a person or entity and the percentage ownership of that person or entity in the table below, all shares subject to options or warrants held by such person or entity were deemed outstanding prior to the Business Combination if such securities are currently exercisable, or exercisable within 60 days of [●], 2023 and were deemed outstanding post- Business Combination if such securities are exercisable within 60 days of the closing of the Business Combination. These shares were not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.

The beneficial ownership of our common stock prior to the consummation of the Business Combination is based on 16,832,607 shares of our common stock outstanding as of the date of this proxy statement/prospectus.

The expected beneficial ownership of shares of our common stock post-Business Combination assumes the completion of the Share Sale (including the full sale of 12,500,000 Digital Virgo Class A Ordinary Shares) and two redemption scenarios as follows:

1.	Assuming No Redemptions Scenario: This scenario assumes that no shares of our stock are redeemed from the public stockholders in connection with the Business Combination and that after the Business Combination, there will be [●] shares of our common stock outstanding (including [●] of the Sponsor’s shares which become unvested on closing of the Business Combination).

2.	Assuming Maximum Redemptions Scenario: This scenario gives effect to Goal’s public shareholder redemptions of 6,719,448 shares for a per share redemption price of $10.28, representing an aggregate redemption payment of $69,075,925.40, and that after the Business Combination there will be an aggregate of [●] shares of our common stock outstanding (including [●] of the Sponsor’s shares which become unvested on closing of the Business Combination). This scenario assumes that after the Business Combination, the maximum redemptions that may occur but which would still allow for the satisfaction of the Minimum Cash Condition.

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	After the Business Combination
			No Redemption Scenario		Maximum Redemption Scenario
Name and Address of Beneficial Owner(1)	Number of Shares	% of Total Voting Power	Number of Shares	% of Total Voting Power	Number of Shares	% of Total Voting Power
Officers and Directors Pre-Business Combination
Harvey Schiller (Chief Executive Officer)(2)	560,000	[ ]	560,000	[ ]	560,000
William T. Duffy (Chief Financial Officer and Chief Operating Officer)(2)	250,000	[ ]	250,000	[ ]	250,000
David Falk (Director and Senior Adviser)(2)	150,000	[ ]	150,000	[ ]	150,000
Donna Orender (Director)[2]	50,000	[ ]	50,000	[ ]	50,000
Kenneth L. Shropshire (Director)[2]	75,000	[ ]	75,000	[ ]	75,000
All directors and executive officers as a group (5 individuals)	1,085,000	[ ]	1,085,000	[ ]	1,085,000
5% Holders Pre-Business Combination
Atalaya Capital Management LP(3)	2,000,000	[ ]	2,000,000	[ ]
Glazer Capital, LLC(4)	1,699,624	[ ]	1,699,624	[ ]
Goal Acquisitions Sponsor LLC(5)	4,114,750	[ ]	4,114,750	[ ]

Officers and Directors Post- Business Combination
[Jon Miller](6)	275,000		275,000		275,000
Eric Peyre(7)	13,974,414		13,974,414		13,974,414
Guillaume Briche(8)	1,948,740		1,948,740		1,948,740
Emmanuel Tongio(9)	482,268		482,268		482,268
Jean-François Blas(10)	3,733,458		3,733,458		3,733,458
Manuel Cruz(11)	3,053,887		3,053,887		3,053,887
David Falk(12)	150,000		150,000		150,000
Alex Greystoke(13)	600,000		600,000		600,000
Jean-Luc Linkenheld(14)	—		—		—
Donna Orender(15)	50,000		50,000		50,000
Bastien Peyre(16)	13,974,414		13,974,414		13,974,414
Julie Peyre(17)	13,974,414		13,974,414		13,974,414
Joël Pla(18)	59,735		59,735		59,735
Harvey Schiller (Board Observer)(2)	560,000		560,000		560,000
BNP Paribas Développement (Board Observer)(20)	2,488,972		2,488,972		2,488,972
[●]

5% Holders Post-Business Combination
IODA SA(21)	13,974,414		13,974,414		13,974,414
Sofival(22)	3,733,458		3,733,458		3,733,458
Manureva Project(23)	3,053,887		3,053,887		3,053,887

[●]

*	Indicates less than one percent of the outstanding shares of the class of stock.

(1)	Unless otherwise noted, the address of the principal business office of each of those listed in the table above pre-Business Combination is c/o Goal Acquisitions Corp., 12600 Hill Country Blvd, Building R, Suite 275 Bee Cave, Texas 78738 and post-Business Combination is c/o Digital Virgo Group S.A., 88 rue Paul Bert, 69003 Lyon, France.

(2)	Does not include any securities held by Goal Acquisitions Sponsor, LLC, of which each person is a member. Each such person disclaims beneficial ownership of the reported shares other than to the extent of his ultimate pecuniary interest therein.

(3)	According to the Schedule 13G/A filed with the SEC on February 14, 2022, Atalaya Capital Management LP (“ACM”), Atalaya Special Purpose Investment Fund LP (“ASPIF”), Corbin ERISA Opportunity Fund, Ltd. (“CEOF”), Corbin Capital Partners GP, LLC (“Corbin GP”), Corbin Capital Partners, L.P. (“CCP”), and Corbin Opportunity Fund, L.P. (“COF”) may be deemed members of a group, as defined in Rule 13d-5 under the Act, with respect to the shares of our common stock. Such group may be deemed to beneficially own 2,000,000 shares of our common stock. ACM and ASPIF maintain shared voting power and shared dispositive power over an aggregate of 785,714 shares of our common stock. CEOF maintains shared voting power and shared dispositive power over an aggregate of 734,424 shares of our common stock. Corbin GP and CCP maintain shared voting power and shared dispositive power over an aggregate of 1,214,286 shares of our common stock. COF maintains shared voting power and shared dispositive power over an aggregate of 479,862 shares of our common stock. CEOF, Corbin GP and CCP disclaim beneficial ownership over the shares of our common stock held directly by ASPIF. ASPIF and ACM disclaim beneficial ownership over the shares of our common stock held directly by CEOF and COF. According to its Schedule 13G/A, the address of the principal business office of ACM and ASPIF is One Rockefeller Plaza, 32nd Floor, New York, NY 10020. According to its Schedule 13G/A, the address of the principal business office of each of CEOF, Corbin GP, CCP, and COF is 590 Madison Avenue, 31st Floor, New York, NY 10022.

(4)	According to the Schedule 13G filed with the SEC on February 14, 2022, Glazer Capital, LLC and Paul J. Glazer maintain shared voting power and shared dispositive power over an aggregate of 1,699,624 shares of our common stock. Mr. Glazer is the Managing Member of Glazer Capital, LLC. According to its Schedule 13G/A, the address of the principal business office of each of Glazer Capital, LLC and Paul J. Glazer is 250 West 55th Street, Suite 30A, New York, New York 10019.

(5)	Represents securities held by Goal Acquisitions Sponsor, LLC, our sponsor. Alex Greystoke, Raghu Kilambi and William T. Duffy comprise the Board of Managers of our sponsor. Any action by our Sponsor with respect to our company or the founder shares, including voting and dispositive decisions, requires a majority vote of the managers of the board of managers. Under the so-called “rule of three,” because voting and dispositive decisions are made by a majority of our sponsor’s managers, none of the managers of our sponsor is deemed to be a beneficial owner of our sponsor’s securities, even those in which such manager holds a pecuniary interest. Accordingly, none of our directors or officers is deemed to have or share beneficial ownership of the founder shares held by our sponsor.

(6)	[●]

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(7)	Eric Peyre and his family control IODA. Consists of 13,974,414 Digital Virgo Class B Preferred Shares held by IODA.

(8)	Guillaume Briche is the primary shareholder of Lalbatros S.A.S. Consists of 1,453,814 Digital Virgo Class A Ordinary Shares held by Lalbatros S.A.S. and 494,926 Digital Virgo Class A Ordinary Shares held by Guillaume Briche.

(9)	Consists of 482,268 Digital Virgo Class A Ordinary Shares held by Emmanuel Tongio.

(10)	Jean-François Blas is the chairman and chief executive officer of Sofival S.A. Consists of 3,733,458 Digital Virgo Class A Ordinary Shares held by Sofival S.A.

(11)	Manuel Cruz is the primary shareholder of Manureva Project. Consists of 3,053,887 Digital Virgo Class A Ordinary Shares held by Manureva Project.

(12)	[●]

(13)	[●]

(14)	[●]

(15)	[●]

(16)	Bastien Peyre is a director of IODA and he and his family control IODA. Consists of 13,974,414 Digital Virgo Class B Preferred Shares held by IODA.

(17)	Julie Peyre and her family control IODA. Consists of 13,974,414 Digital Virgo Class B Preferred Shares held by IODA.

(18)	Consists of 59,738 Digital Virgo Class A Ordinary Shares.

(19)	[●]

(20)	Consists of 2,488,972 Digital Virgo Class A Ordinary Shares held by BNP Paribas Développement.

(21)	Consists of 13,974,414 Digital Virgo Class B Preferred Shares.

(22)	Consists of 3,733,458 Digital Virgo Class A Ordinary Shares held by Sofival S.A.

(23)	Consists of 3,053,887 Digital Virgo Class A Ordinary Shares held by Manureva Project.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Goal

On November 24, 2020, our Sponsor purchased an aggregate of 5,750,000 founder shares for an aggregate purchase price of $25,000 or approximately $0.004 per share. On December 16, 2020, the Company effected a dividend of .125 of a share of common stock for each outstanding share of common stock, resulting in our Initial Stockholders holding 6,468,750 founder shares. In December 2020, the Sponsor transferred an aggregate of 2,354,000 founder shares to our officers, directors and advisors. Our Initial Stockholders own 42.4% of our issued and outstanding shares. The founder shares are entitled to registration rights.

Pursuant to the A&R Forfeiture Agreement, our Sponsor has agreed that upon and subject to the completion of the initial business combination, it will forfeit 646,875 shares of common stock at Closing. In addition, pursuant to the Business Combination Agreement, 1,293,750 Sponsor Earnout Shares will be issued to and deposited with the Escrow Agent into an earnout escrow account and will be released to the Sponsor if a share price milestone is met.

Our Sponsor purchased, pursuant to written subscription agreements with us, the 667,500 private units (for a total purchase price of $6,675,000) from us in a private placement basis simultaneously with the consummation of the IPO. The private warrants included with the private units are identical to the public warrants except that: (i) they are not be redeemable by us, (ii) they may be exercised for cash or on a cashless basis (iii) they (along with the common stock issuable upon exercise of the private warrants) are entitled to registration rights and (iv) the initial purchasers have agreed not to transfer, assign or sell any of the private units ( or the private shares and warrants included therein), except in connection with the same limited exceptions that the founder shares may be transferred as described above, until 30 days after the completion of our initial business combination. Furthermore, they have agreed (A) to vote the private shares in favor of any proposed business combination, (B) not to convert any private shares in connection with a stockholder vote to approve a proposed initial business combination or sell any private shares to us in a tender offer in connection with a proposed initial business combination and (C) that the private shares shall not participate in any liquidating distribution from our trust account upon winding up if a business combination is not consummated. In the event of a liquidation prior to our initial business combination, the private units will likely be worthless.

In order to meet our working capital needs following the consummation of the IPO, our Sponsor, Initial Stockholders, officers and directors or their affiliates may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of our initial business combination, without interest, or, at holder’s discretion, up to $1,500,000 of the notes may be converted into units at a price of $10.00 per unit. The units would be identical to the private units. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts, but no proceeds from our trust account would be used for such repayment.

The holders of our founder shares issued and outstanding, as well as the holders of the private units (and all underlying securities) entered into to the Registration Rights Agreement dated February 16, 2021. The Registration Rights Agreement was superseded by the Investor Rights Agreement dated November 17, 2022.

In connection with the execution of the Business Combination Agreement, the Company and the Sponsor entered into the A&R Sponsor Support Agreement, the A&R Investor Rights Agreement and the A&R Forfeiture Agreement which are both described under, “The Business Combination Proposal — Ancillary Agreements — “A&R Investor Rights Agreement, “A&R Sponsor Support Agreement” and “A&R Forfeiture Agreement.”

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We entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated certificate of incorporation.

Our Sponsor, officers, directors, advisors, Initial Stockholders or their affiliates will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of consulting, success or finder fees payable by us upon consummation of an initial business combination.

In connection with the Closing, the Sponsor would be entitled to the repayment of any working capital loans and advances that have been made to the Company and remain outstanding. As of the date of this proxy statement/prospectus, there are $1,877,895 in such working capital loans and advances outstanding. If we do not complete an initial business combination within the completion window, we may use a portion of our working capital held outside the trust account to repay the working capital loans, but no proceeds held in the trust account would be used to repay any working capital loans. All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by a majority of our uninterested “independent” directors or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

Related Party Policy

Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Our audit committee, pursuant to its written charter, will be responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

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These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of our Sponsor, officers or directors unless we have obtained an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions, that the Business Combination is fair to our unaffiliated stockholders from a financial point of view. We will also need to obtain approval of a majority of our disinterested independent directors.

PIPE Purchase Agreements

Digital Virgo and the Digital Virgo Shareholders intend to enter into the PIPE Purchase Agreements with the PIPE Investors, pursuant to which the PIPE Investors would, immediately prior to the Closing, purchase ordinary shares of Digital Virgo, outstanding and to be issued, for an expected aggregate amount of $140,000,000, and receive at the Closing, after giving effect to the Reverse Share Split, an expected aggregate of 14,000,000 Digital Virgo Class A Ordinary Shares at a purchase price of $10.00 per Digital Virgo Class A Ordinary Share (at the time of sale of Digital Virgo Class A Ordinary Shares during the PIPE Investment, prior to the Reverse Share Split, Digital Virgo intends to sell approximately 36,400,003 Digital Virgo Class A Ordinary Shares for an aggregate price of approximately $140,000,000).

In connection with performing services as placement agents, JMP, JonesTrading, and EarlyBirdCapital will receive fees equal to the greater of (i) $4,000,000 and (ii) 5% of the gross proceeds from the PIPE Investment amount raised by JMP, JonesTrading and EarlyBirdCapital, and expense reimbursements customary for the private placements (subject to the terms and conditions of their engagement letters with Goal). Additionally, pursuant to a letter agreement by and between JMP and Goal, dated November 16, 2022, JMP shall receive a right of first refusal to act as a co-book running underwriter in any public offering conducted by the post-combination Company within six (6) months following the Closing if the gross proceeds of the PIPE Investment amount to at least $150 million in the aggregate.

The Advisory Agreement

Goal and JMP entered into the JMP Letter Agreement on November 16, 2022, pursuant to which JMP agreed to provide financial and capital markets advice to Goal in connection with the Business Combination. As payment for JMP’s obligations under the JMP Letter Agreement, Goal agreed to pay JMP a cash fee if the Business Combination is consummated.

Digital Virgo

Digital Virgo has entered into employment or service agreements with members of its executive management who, in addition, have also received equity compensation. Information regarding these agreements and compensation may be found in this proxy statement/prospectus under “Executive Compensation of Digital Virgo and the Post-Combination Company.” See also Note [●] to Digital Virgo’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for information about compensation paid or payable to key management for services, which is incorporated herein by reference.

Digital Virgo has entered into employment or service agreements with members of its executive management who, in addition, have also received equity compensation. Information regarding these agreements and compensation may be found in this proxy statement/prospectus under “Executive Compensation of Digital Virgo and the Post-Combination Company.” See also Note 3.28 of Digital Virgo’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for information about compensation paid or payable to key management for services, which is incorporated herein by reference.

IODA

Eric Peyre, Deputy Chairman of Board & Founder, and his family own and control IODA and its subsidiaries. IODA is also the primary shareholder of Digital Virgo, owning approximately over 50% of its equity as of the date of this proxy statement/prospectus.

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The following tables summarize our transactions with IODA and its subsidiaries for the past three fiscal years. All figures provided are in thousands of euros.

Expenses Billed to Digital Virgo and its subsidiaries by IODA and its subsidiaries.

Expenses Billed to Digital Virgo By Related Parties	FY 2022	FY 2021	FY 2020
Administrative services billed by IODA and its subsidiaries	481	889	923
Rent and lease charges billed by IODA and its subsidiaries(1)(2)	1213	1175	1154
Advertising spaces billed by IODA and its subsidiaries(2)(3)	183	282	367
Total	1,877	2,346	2,444

(1)	All expenses billed by Too Naos SCI and Too Villadière SCI. In addition, security deposits paid by Digital Virgo to Too Villardière SCI and Too Naos SCI amounted to €462,000 for FY 2022, €441,000 for FY 2021 and €436,000 for FY 2020. All security deposits are refundable and thus excluded from the above table.
(2)	All transactions are between Too Naos SCI, Too Villadière SCI, PVS SAS and Paruvendu.fr SAS which are owned by IODA and Manureva Project, which is controlled by Manuel Cruz.
(3)	All expenses billed by PVS SAS and Paruvendu.fr SAS.

Income paid to Digital Virgo and its subsidiaries by IODA and its subsidiaries.

Income Paid to Digital Virgo By Related Parties	FY 2022	FY 2021	FY 2020
Administrative services billed to IODA and its subsidiaries	314	334	337
Rent and lease charges billed to IODA and its subsidiaries(1)	29	26	30
Advertising spaces billed to IODA and its subsidiaries(2)	404	264	194
Total	747	624	561

(1)	Consists of rent and lease charges collected from IODA and PVS SAS. PVS SAS is owned by IODA and Manureva Project, which is controlled by Manuel Cruz.
(2)	All service fees paid by Paruvendu.fr SAS, which is owned by IODA and Manureva Project, which is controlled by Manuel Cruz.

Intra-group Transactions

Executive Position of DV Sub.

Digital Virgo is compensated for its position and services as president of DV Sub. From June 15, 2022 to December 31, 2022 DV Sub paid Digital Virgo €487,500.

General assistance services provided by DV Sub to its subsidiaries.

DV Sub has entered into general assistance agreements with some of its French and foreign subsidiaries in the ordinary course of business. Under these agreements, DV Sub provides services to its subsidiaries, particularly in the areas of developing their operating activities, legal and financial support and external and internal communications. The approximate aggregated value of these agreements has been €4.60 million for FY 2022, €3.99 million for FY 2021 and €3.95 million for FY 2020.

Subleases granted by DV Sub to its subsidiaries.

Digital Virgo has entered into sub-leases with its French subsidiaries under which it reimburses them for the cost of the premises it leases in Lyon, Paris and Aix-en-Provence, based on the actual cost of the space occupied.

Services provided by Virgo Facilities SARL (“Virgo Facilities”) to Digital Virgo and certain other subsidiaries.

Virgo Facilities, a wholly owned subsidiary of DV Sub, manages Digital Virgo’s (and its other subsidiaries’) resources and services by pooling managerial and administrative support expertise. To this end, Virgo Facilities has entered into assistance and administrative agreements with Digital Virgo, DV Sub and certain other French subsidiaries. Under the terms of these agreements, Virgo Facilities provides administrative and assistance services, particularly in terms of human resources management, cash management, financial information systems management, office automation management, legal and financial support, management of general resources and, solely for DV Sub, general assistance services in the development of operational activities and external and internal communications.

In addition, from 2021, Virgo Facilities provides technical and software services to Digital Virgo’s subsidiaries that allow the operational affiliates to conduct their businesses.

The approximate aggregated value of these agreements has been €11.7 million for FY 2022, €9.09 million for FY 2021 and €5.77 million for FY 2020.

Intra-group agreements between the Digital Virgo’s various operating companies

As part of their operational activities, the Digital Virgo’s subsidiaries may pool their specific skills to access certain markets or develop certain service lines. These collaborations give rise to the establishment of agreements that provide for compensation to each of the participants based on their contribution to the development of the margin of the business activities in question.

Other services provided between Digital Virgo subsidiaries give rise to agreements that provide for compensation based on costs incurred and with a margin equivalent to the market price.

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Cash pooling agreements

DV Sub centralizes the cash holdings of certain Digital Virgo subsidiaries located in Europe that use the euro as their operating currency, under cash pooling agreements that determine the procedures for managing the cash of the member companies.

The cash pooling process is based on the daily transfer of subsidiaries’ cash surpluses to DV Sub’s cash pooling account and, conversely, on the daily provision by DV Sub of sufficient credit to the subsidiaries’ bank accounts to enable them to fund the financial needs of their transactions and their ongoing investment programs. Cash movements are recorded in the current accounts held by the companies that have entered into these arrangements.

Cash management agreements

DV Sub has entered into cash management agreements with some of its subsidiaries that do not use the euro as their operating currency, enabling DV Sub to grant them revolving credit lines based on their operating needs.

During the FY 2020, 2021 and 2022 the following contracts were effective:

(1)	The 3-months Euribor rate may not be less than 0%.

Financing between Digital Virgo and DV Sub

On June 15, 2022, Digital Virgo entered into a financing agreement with DV Sub for an amount of € 29.6 million and repaid at the weighted average rate of the Loan Agreement. Information regarding the Loan Agreement may be found in this proxy statement prospectus under “Digital Virgo’s Management’s Discussion and Analysis—Indebtedness— Loan Agreements.”

Tax consolidation agreements

DV Sub and some of its French subsidiaries, which are more than 95% directly owned, are part of a tax consolidation group. Under the terms of these agreements, the tax liability is recognized on a pro rata basis in the French subsidiaries that are members of the tax consolidation group in the same manner as it would be if they were not members of a tax consolidation group. DV Sub recognizes the profit or loss resulting from the tax consolidation in its income statement.

In Spain, all the Spanish subsidiaries, which are more than 75% directly owned by the Spanish holding, are also part of a tax consolidation group.

Related Person Transactions Policy Following the Business Combination

Indemnification Agreements

In connection with the closing of the Business Combination, Digital Virgo intends to enter into agreements with its directors and executive officers to provide contractual indemnification. With certain exceptions and subject to limitations on indemnification under French law, these agreements will provide for indemnification for damages and expenses including, among other things, attorneys’ fees, judgments and settlement amounts incurred by any of these individuals in any action or proceeding arising out of his or her actions in that capacity.

Policies and Procedures for Related Person Transactions

Effective upon the Prior to the closing of the Business Combination, the Board of Directors intends to adopt a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover, any transaction or proposed transactions between Digital Virgo and a related person that are material to us or the related person, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, employment by us of a related person and any transactions that are qualified as related party transaction pursuant to article L. 225-38 of the French commercial code. In reviewing and approving any such transactions, our audit committee will be tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction.

291

LEGAL MATTERS

The validity of the shares of Common Stock to be issued pursuant to the Business Combination Agreement will be passed upon by Winston & Strawn SELARL, counsel to Digital Virgo Group. Proskauer Rose LLP has acted as counsel for Goal.

EXPERTS

The consolidated financial statements of Goal Acquisitions Corp. as of December 31, 2021 and 2020, and for the year ended December 31, 2021 and for the period from October 26, 2020 (inception) through December 31, 2020, appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Digital Virgo Group as of December 31, 2022 and 2021 and for the years then ended included in this proxy statement/prospectus have been so included in reliance on the report of BF Borgers CPA PC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

292

APPRAISAL RIGHTS AND DISSENTER’S RIGHTS

Appraisal rights are statutory rights under the DGCL that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Stockholders are not entitled to exercise dissenters’ rights or appraisal rights under Delaware law in connection with the Business Combination. Dissenters’ rights or appraisal rights are unavailable under Delaware law in connection with the Business Combination to holders of common stock because it is currently listed on a national securities exchange and such holders are not required to receive any consideration (other than continuing to hold their shares of common stock). Holders of our common stock may vote against the Business Combination Proposal or redeem their shares of common stock if they are not in favor of the adoption of the Business Combination Agreement or the Business Combination. Dissenters’ rights or appraisal rights are unavailable under Delaware law in connection with the Business Combination to holders of our common stock because they have agreed to vote in favor of the Business Combination.

Dissenter’s rights are statutory rights under NRS Chapter 92A that give stockholders, in connection with specified corporate actions and under limited circumstances, the right to obtain payment of the fair value (as defined in NRS 92A.320) of their shares, determined as of immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. Dissenter’s rights are unavailable to Goal stockholders in connection with the Reincorporation Merger under NRS 92A.380. Dissenter’s rights are unavailable to Goal Nevada stockholders in connection with the share exchange, pursuant to NRS 92A.390, because Goal Nevada shares will be listed on a national securities exchange and are expected to remain listed through the Closing, and Goal Nevada stockholders are not required to receive any consideration in the share exchange other than Digital Virgo Class A Ordinary Shares, which are expected to be approved for listing on a national securities exchange upon Closing. In addition, the Closing is conditioned on dissenter’s rights under Nevada law being unavailable in connection with the share exchange contemplated by the Business Combination, pursuant to NRS 92A.390.

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions:

●	If the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at Goal Acquisitions Corp., 12600 Hill Country Blvd, Building R, Suite 275, Bee Cave, Texas 78738 or by telephone at (888) 717-7678, to inform us of his or her request; or

●	If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent for our securities is Continental Stock Transfer & Trust Company.

293

SUBMISSION OF STOCKHOLDER PROPOSALS

Our board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

FUTURE STOCKHOLDER PROPOSALS

If you are a stockholder and you want to include a proposal in the proxy statement for the 2024 annual meeting of stockholders (the “2024 annual meeting”), you, alone or acting with other stockholders, must hold a specific percentage of shares, which is determined pursuant to Article R. 225-71 of the Commerce Code, and send such proposal to the company no later than the 25th day preceding the 2024 annual meeting. You should direct any proposals by registered letter with acknowledgment of receipt to the registered office of the Company at 88 rue Paul Bert, 69003 Lyon, France or electronically. The inclusion of any stockholder proposal in the proxy materials for the 2024 annual meeting will be subject to the applicable rules of the SEC and the Digital Virgo Organization Documents.

294

WHERE YOU CAN FIND MORE INFORMATION

As a foreign private issuer, after the consummation of the Business Combination, Digital Virgo will be required to file its annual report on Form 20-F with the SEC no later than four months following its fiscal year end. Goal files annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Goal’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact the Company at the following address and telephone number:

Goal Acquisitions Corp.
12600 Hill Country Blvd, Building R, Suite 275
Bee Cave, Texas 78738
(888) 717-7678
Attention: Harvey Schiller

You may also obtain these documents by requesting them in writing or by telephone from the Company’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC

333 Ludlow St., 5th Floor, South Tower

Stamford, CT 06902

Toll Free: (800) 662-5200

Collect: (203) 658-9400

If you are a stockholder of the Company and would like to request documents, please do so no later than five (5) business days before the special meeting in order to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to the Company has been supplied by the Company, and all such information relating to Digital Virgo has been supplied by Digital Virgo. Information provided by either the Company or Digital Virgo does not constitute any representation, warranty, estimate or projection of any other party.

This document is a proxy statement/prospectus of the Company for the special meeting. We have not authorized anyone to give any information or make any representation about the Business Combination, the Company or Digital Virgo that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

295

INDEX TO FINANCIAL STATEMENTS

GOAL ACQUISITIONS CORP.

DIGITAL VIRGO GROUP AND SUBSIDIARIES

COMBINED CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2022

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Goal Acquisitions Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Goal Acquisitions Corp. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2022 are not sufficient to complete its planned activities. Additionally, the Company is within 12 months of its mandatory liquidation as of the date of issuance of these financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum LLP

We have served as the Company’s auditor since 2020

Melville, NY
April 17, 2023

F-2

GOAL ACQUISITIONS CORP.

BALANCE SHEETS

	December 31,
	2022	2021
ASSETS
CURRENT ASSETS:
Cash	$10,897	$7,708
Prepaid expenses and other current assets	56,720	441,414
TOTAL CURRENT ASSETS	67,617	449,122

Prepaid expenses, non-current	—	49,910
Marketable securities held in the trust account	262,220,950	258,775,579
TOTAL ASSETS	$262,288,567	$259,274,611

LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$3,020,456	$856,932
Sponsor loans issued under the Expense Advance Agreement	1,006,895	235,551
Income taxes payable	709,969	—
Advances - Related Party	5,000	—
TOTAL CURRENT LIABILITIES	4,742,320	1,092,483

Warrant liabilities	34,043	373,071
TOTAL LIABILITIES	4,776,363	1,465,554

COMMITMENTS AND CONTINGENCIES (NOTE 6)
Common stock subject to possible redemption, 25,875,000 shares at redemption value at December 31, 2022 and 2021	261,416,732	258,750,000

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value per share; 1,000,000 shares authorized; none issued and outstanding at December 31, 2022 and 2021	—	—
Common stock, $0.0001 par value per share; 100,000,000 shares authorized; 7,286,250 shares issued and outstanding at December 31, 2022 and 2021	729	729
Additional paid-in capital	—	336,908
Accumulated deficit	(3,905,257)	(1,278,580)
TOTAL STOCKHOLDERS’ DEFICIT	(3,904,528)	(940,943)
TOTAL LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ DEFICIT	$262,288,567	$259,274,611

The accompanying notes are an integral part of the financial statements.

F-3

GOAL ACQUISITIONS CORP.

STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2022	2021

Operating costs	$1,180,194	$1,596,618
Business combination expenses	2,475,865	—
Loss from operations	(3,656,059)	(1,596,618)

Other income:
Interest income on marketable securities held in the trust account	3,730,147	25,592
Change in fair value of warrant liability	339,028	293,572
Total other income	4,069,175	319,164

Income (loss) before income taxes	413,116	(1,277,454)
Provision for income taxes	(709,969)	—

Net loss	$(296,853)	$(1,277,454)

Weighted average shares outstanding, common stock subject to possible redemption	25,875,000	22,614,041
Basic and diluted net loss per share, common stock subject to possible redemption	$(0.01)	$(0.04)
Weighted average shares outstanding, non-redeemable common stock	7,286,250	7,183,223
Basic and diluted net loss per share, non-redeemable common stock	$(0.01)	$(0.04)

The accompanying notes are an integral part of the financial statements.

F-4

GOAL ACQUISITIONS CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2022 AND 2021

	Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance as of January 1, 2021	6,468,750	$647	$24,353	$(1,126)	$23,874
Sale of private units, net of initial fair value of private warrants	667,500	67	6,008,290	—	6,008,357
Issuance of representative shares	150,000	15	—	—	15
Remeasurement of redeemable shares under ASC 480-10-S99	—	—	(5,695,735)	—	(5,695,735)
Net loss	—	—	—	(1,277,454)	(1,277,454)
Balance as of December 31, 2021	7,286,250	729	336,908	(1,278,580)	(940,943)
Remeasurement of common stock subject to possible redemption	—	—	(336,908)	(2,329,824)	(2,666,732)
Net loss	—	—		(296,853)	(296,853)
Balance as of December 31, 2022	7,286,250	$729	$—	$(3,905,257)	$(3,904,528)

The accompanying notes are an integral part of the financial statements.

F-5

GOAL ACQUISITIONS CORP.

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2022	2021
Cash Flows from Operating Activities:
Net loss	$(296,853)	$(1,277,454)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on cash and investments held in the trust account	(3,730,041)	(25,579)
Change in fair value of warrant liabilities	(339,028)	(293,572)
Formation cost paid by sponsor	—	—
Changes in current assets and current liabilities:
Prepaid expenses and other current assets	434,604	(486,324)
Accounts payable and accrued expenses	2,163,524	856,932
Income taxes payable	709,969	—
Net cash used in operating activities	(1,057,825)	(1,225,997)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	—	(258,750,000)
Cash withdrawn from Trust Account to pay franchise and income taxes	284,670	—
Net cash provided by (used in) investing activities	284,670	(258,750,000)

Cash Flows from Financing Activities:
Proceeds from Initial Public Offering, net of underwriters’ discount	—	253,575,000
Proceeds from issuance of Private Placement Warrants	—	6,675,000
Proceeds of sponsor loan	1,032,500	129,500
Repayment of sponsor loan	(261,156)	—
Advances from Sponsor	7,557	—
Repayment of advances from Sponsor	(2,557)	—
Payments of offering costs	—	(423,778)
Net cash provided by financing activities	776,344	259,955,722

Net Change in Cash	3,189	(20,275)
Cash – Beginning	7,708	27,983
Cash – Ending	$10,897	$7,708

Supplemental Disclosure of Non-cash Financing Activities:
Initial value of warrant liabilities	$—	$666,643
Initial value of common stock subject to redemption	$—	$258,750,000
Remeasurement of common shares subject to redemption	$2,666,732	5,695,735

The accompanying notes are an integral part of the financial statements.

F-6

Note 1 — Organization, Business Operations and Going Concern

Organization and General

Goal Acquisitions Corp. (the “Company”) was incorporated in Delaware on October 26, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on businesses that service the sports industry. The Company is in an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2022, the Company had not yet commenced any operations. All activity from October 26, 2020 (inception) through December 31, 2022, relates to the Company’s formation and the Initial Public Offering (“IPO”) described below, and, since the closing of the IPO, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on marketable securities held in the trust account and will recognize changes in the fair value of warrant liabilities as other income (expense).

Financing

The registration statement for the Company’s IPO was declared effective on February 10, 2021 (the “Effective Date”). On February 16, 2021, the Company consummated the IPO of 22,500,000 units (the “Units” and, with respect to the common stock included in the Units being offered, the “public share”), at $10.00 per Unit, generating gross proceeds of $225,000,000.

Simultaneously with the closing of the IPO, the Company consummated the sale of 600,000 units (the “Private Units”), at a price of $10.00 per Private Unit to Goal Acquisition Sponsor, LLC (the “Sponsor”), generating total gross proceeds of $6,000,000.

The Company granted the underwriters in the IPO a 45-day option to purchase up to 3,375,000 additional Units to cover over-allotments, if any. On February 24, 2021, the underwriters exercised the over-allotment option in full, and the closing of the issuance and sale of the additional 3,375,000 Units (the “Over-Allotment Units”). The issuance by the Company of the Over-Allotment Units at a price of $10.00 per unit resulted in total gross proceeds of $33,750,000. On February 24, 2021, simultaneously with the issuance and sale of the Over-Allotment Units, the Company consummated the sale of an additional 67,500 Private Units (the “Over-Allotment Private Units” and, together with the IPO Private Placement, the “Private Placements”), generating gross proceeds of $675,000.

Transaction costs amounted to $5,695,720 consisting of $5,175,000 of underwriting discount, and $520,720 of other offering costs.

Trust Account

Following the closing of the IPO on February 16, 2021 and the underwriters’ full exercise of the over-allotment option on February 24, 2021, $258,750,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO, the sale of Over-allotment Units, and the sale of the Private Units was placed in a Trust Account, which are held as cash or invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the funds in the Trust Account.

F-7

Initial Business Combination; Trust Agreement Amendment; Charter Amendment

The Company will provide holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption will be recorded at redemption value and classified as temporary equity upon the completion of the IPO in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

On February 7, 2023, the Company’s stockholders approved an amendment (the “Trust Agreement Amendment”) to the Investment Management Trust Agreement, dated February 10, 2021, by and between the Company and Continental Stock Transfer & Trust Company (“Continental”) (the “Trust Agreement”), to change the date on which Continental must commence liquidation of the amount on deposit in the trust account (the “Trust Account”) established in connection with the Company’s initial public offering from February 16, 2023 to March 18, 2023, subject to extension by the board of directors for up to five additional thirty-day periods (the latest of which such date (August 15, 2023 if the board of directors exercises all five extensions) is referred to as the “New Termination Date”). See Note 10.

On February 7, 2023, the Company’s stockholders also approved an amendment (the “Charter Amendment”) to the Amended and Restated Certificate of Incorporation of the Company (the “Charter”) to (i) extend the initial period of time by which the Company has to consummate an initial business combination to the New Termination Date and (ii) make other administrative and technical changes in the Charter in connection with the New Termination Date, in each case, pursuant to an amendment in the form set forth in Annex A of the proxy statement the Company filed with the SEC on January 9, 2023. The Company filed the Charter Amendment with the Secretary of State of the State of Delaware on February 8, 2023. See Note 10.

In connection with the Company’s stockholders’ approval and implementation of the Charter Amendment, the holders of 16,328,643 shares of the Company’s common stock exercised their right to redeem their shares for cash at a redemption price of approximately $10.13 per share, for an aggregate redemption amount of approximately $165,489,172. Following such redemptions, 9,546,357 Public Shares remain outstanding and the Company expects to have approximately $96,751,378 remaining in the Trust Account.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the then outstanding shares of common stock present and entitled to vote at the meeting to approve the Business Combination are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Charter, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC containing substantially the same information as would be included in a proxy statement prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the IPO in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

F-8

The Sponsor and the Company’s officers and directors have agreed (a) to waive redemption rights with respect to the Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Charter (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination and certain amendments to the Charter or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until the New Termination Date to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period and stockholders do not approve any further amendment to the Charter to further extend this date, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The holders of the Founder Shares have agreed to waive liquidation distributions with respect to such shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquired Public Shares in or after the IPO, such Public Shares would be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the IPO price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the interest which may be withdrawn to pay the Company’s tax obligation and up to $100,000 for liquidation expenses, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account (even if such waiver is deemed to be unenforceable) and except as to any claims under the Company’s indemnity of the underwriters of IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (with the exception of its independent registered public accountant), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Amended and Restated Business Combination Agreement and Merger Agreement

On February 8, 2023, the Company entered into an Amended and Restated Business Combination Agreement (the “Amended and Restated Business Combination Agreement”) with Goal Acquisitions Nevada Corp., a Nevada corporation (“Goal Nevada”), Digital Virgo Group, a French corporation (société par actions simplifiée) (“Digital Virgo”), all shareholders of Digital Virgo (the “Digital Virgo Shareholders”), and IODA S.A., in its capacity as the “DV Shareholders Representative” (as defined in the Amended and Restated Business Combination Agreement), which amends and restates the Business Combination Agreement, dated as of November 17, 2022, by and among the Company, Digital Virgo, and certain other parties in its entirety.

F-9

Concurrently with the execution of the Amended and Restated Business Combination Agreement, the Company and Goal Nevada entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Company will, prior to the Closing (as defined in the Merger Agreement), reincorporate as a Nevada corporation by merging with and into Goal Nevada, a newly-formed wholly-owned subsidiary of the Company, with Goal Nevada surviving the merger (the “Reincorporation Merger”).

Pursuant to the Amended and Restated Business Combination Agreement and after the consummation of the Reincorporation Merger, Digital Virgo will acquire all of the outstanding shares of Goal Nevada whereby the outstanding shares of Goal Nevada will be exchanged for shares of Digital Virgo by means of a statutory share exchange under Nevada law (the “Exchange”).

The Amended and Restated Business Combination Agreement and the Exchange, as well as the Merger Agreement and the Reincorporation Merger, were approved by the board of directors of the Company.

The Amended and Restated Business Combination Agreement contains customary representations, warranties and covenants of the parties thereto. The consummation of the transactions contemplated by the Amended and Restated Business Combination Agreement is subject to certain conditions as further described therein.

The Merger Agreement contains customary representations, warranties and covenants of the parties thereto. The consummation of the proposed Merger is subject to certain conditions as further described in the Merger Agreement.

The Reincorporation Merger and the Exchange

Subject to, and in accordance with, the terms and conditions of the Merger Agreement, the Company will, prior to the Closing, reincorporate as a Nevada corporation by merging with and into Goal Nevada, a newly-formed wholly-owned subsidiary of the Company, with Goal Nevada surviving the merger. Each unit of the Company (which is comprised of one share of common stock of the Company and one warrant to purchase one share of common stock of the Company), share of common stock of the Company and warrant to purchase shares of common stock of the Company issued and outstanding immediately prior to the effective time of the Reincorporation Merger will be converted, respectively, into units of Goal Nevada, shares of common stock of Goal Nevada and warrants to purchase shares of common stock of Goal Nevada (respectively, “Goal Nevada Units,” “Goal Nevada Shares” and “Goal Nevada Warrants”) on a one-for-one basis, which will have substantially identical rights, preferences and privileges as the units sold in the Company’s initial public offering and simultaneous private placement, the Company’s common stock, par value $0.0001 per share, and the warrants which were included in the units that were sold in the Company’s initial public offering and simultaneous private placement.

Pursuant to the Amended and Restated Business Combination Agreement, subject to the satisfaction or waiver of certain conditions set forth therein, Digital Virgo will effect a series of related transactions, in each case, upon the terms and subject to the conditions set forth in the Amended and Restated Business Combination Agreement, including the following:

●	Prior to the Closing, Digital Virgo will convert into a French public limited company (société anonyme);
●

After the conversion into a French public limited company (société anonyme) and prior to the Closing, Digital Virgo and the Digital Virgo Shareholders intend to effect a placement of ordinary shares of Digital Virgo to certain institutional and other investors (the “PIPE Investors”) through both primary and/or secondary offerings (the “PIPE Investment”), including the sale of a number of Digital Virgo ordinary shares held by the Digital Virgo Shareholders in exchange for $125,000,000 in cash;

●	Immediately after the PIPE Investment, Digital Virgo will (i) effect a reverse share split of all of its existing shares pursuant to a conversion parity which is expected to be 10 to 26, including the shares purchased by the PIPE Investors in the PIPE Investment, (ii) change the par value of all such existing shares from €0.10 to €0.26 and (iii) rename all such existing shares to Class A ordinary shares (the “Digital Virgo Class A Ordinary Shares”) (together, the “Reverse Share Split”). Immediately after the completion of the Reverse Share Split, the Digital Virgo Class A Ordinary Shares held by IODA S.A., the controlling shareholder of Digital Virgo, will be converted into Class B preferred shares, par value €0.26 per share of Digital Virgo (the “Digital Virgo Class B Shares”), on a one-for-one basis, with such shares having identical rights to the Digital Virgo Class A Ordinary Shares except that the Digital Virgo Class B Shares will have two votes for each share

F-10

Subject to, and in accordance with, the terms and conditions of the Amended and Restated Business Combination Agreement, at the Closing, (i) Digital Virgo will acquire all of the issued outstanding Goal Nevada Shares pursuant to articles of exchange filed with the Nevada Secretary of State in accordance with the Nevada Revised Statutes, whereby each issued and outstanding Goal Nevada Share will be exchanged for one Digital Virgo Class A Ordinary Share by means of a statutory share exchange under Nevada law (the “Exchange”) and (ii) each Goal Nevada Warrant will be automatically exchanged for one warrant issued by Digital Virgo that will be exercisable for one Digital Virgo Class A Ordinary Share. All outstanding Goal Nevada Units will be separated into their underlying securities immediately prior to the Exchange.

In addition, at the Closing, (i) 5,000,000 Class C preferred shares, par value €0.26 per share, of Digital Virgo (the “DV Earnout Shares”) will be issued to and deposited with one or more escrow agents and will be disbursed to the Digital Virgo Shareholders, in whole or in part, after the Closing, if both an earnout milestone based on “EBITDA” (as defined in the Amended and Restated Business Combination Agreement) and a share price milestone are met and (ii) 1,293,750 Class C preferred shares, par value €0.26 per share, of Digital Virgo (the “Sponsor Earnout Shares”) will be issued to and deposited with an escrow agent and will be disbursed to Goal Acquisitions Sponsor LLC (the “Sponsor”), after the Closing, if a share price milestone is met. The earnout milestone will be met if Digital Virgo’s EBITDA for any fiscal year ending on or before December 31, 2027 is equal or greater than $60,000,000, in which case 2,500,000 DV Earnout Escrow Shares will be released to the Digital Virgo Shareholders. The share price milestone will be met if Digital Virgo’s share price is equal to or greater than $15.00 for at least 20 out of 30 consecutive trading days (counting only those trading days in which there is trading activity) from the period starting from the date immediately following the Closing Date and ending on December 31, 2026, in which case 2,500,000 DV Earnout Escrow Shares will be released to the Digital Virgo Shareholders and all of the Sponsor Earnout Shares will be released to the Sponsor. Any DV Earnout Shares remaining in the earnout escrow account that have not been released to the Digital Virgo Shareholders will be released to Digital Virgo, and any Sponsor Earnout Shares remaining in the earnout escrow account that have not been released to the Sponsor will be released to Digital Virgo. The Class C preferred shares of Digital Virgo will have identical rights to the Digital Virgo Class A Ordinary Shares except that the Class C preferred shares will have no voting rights. If and when the Class C preferred shares are released from escrow to the Digital Virgo Shareholders or the Sponsor, as applicable, such shares shall be automatically be converted into Digital Virgo Class A Ordinary Shares, on a one-for-one basis, with full voting rights as of their respective date of disbursement by the escrow agent. “EBITDA” means the “Adjusted EBITDA” of Digital Virgo as currently calculated by Digital Virgo for its reporting requirements under its existing credit facility.

The Sponsor has agreed to forfeit 646,875 shares of common stock of the Company for no consideration effective as of the Closing.

Other Agreements

The Amended and Restated Business Combination Agreement contemplates the execution of various additional agreements and instruments, including, among others, an Amended and Restated Sponsor Support Agreement, Amended and Restated Investor Rights Agreement, and Amended and Restated Initial Shareholders Forfeiture Agreement.

F-11

Liquidity, Capital Resources and Going Concern

As of December 31, 2022, the Company had $10,897 in cash and a working capital deficit of $3,943,153. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s initial stockholders, or certain of our officers and directors may, but are not obligated to, provide us with working capital loans. There are currently no amounts outstanding under any working capital loans. See Note 5 for a description of all the Sponsor and other related party funding transactions.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or its affiliates may, but are not obligated to, loan us funds as may be required. If the Company completes a Business Combination, the Company will repay such loaned amounts. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used for such repayment. Up to $1,500,000 of such working capital loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Units. To date, the Company had no borrowings under the working capital loans.

The Company will need to raise additional capital through loans or additional investments from the Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and the Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, the Company may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all.

In connection with the Company’s assessment of going concern considerations in accordance with the Financial Accounting Standards Board’s (“FASB’s”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until August 15, 2023, assuming the Board of Directors approves all five 30-day extensions approved by the Company’s stockholders to consummate a business combination. It is uncertain that the Company will be able to consummate a business combination by this time. If a business combination is not consummated by this date and an extension of the period of time the Company has to complete a business combination has not been approved by the Company’s stockholders, there will be a mandatory liquidation and subsequent dissolution of the Company. The Company has determined that the Company’s insufficient capital and mandatory liquidation, should a business combination not occur, and an extension not approved by the stockholders of the Company, and potential subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern one year from the date these financial statements are issued. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after August 15, 2023. The Company intends to continue to complete a business combination, including the Transaction, before the mandatory liquidation date. The Company is within 12 months of its mandatory liquidation date as of the date that these financial statements were issued.

The Company’s financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

F-12

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, cash flows and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

Under the current rules and regulations of the SEC we are not deemed an investment company for purposes of the Investment Company Act of 1940 (the “Investment Company Act”); however, on March 30, 2022, the SEC proposed new rules (the “Proposed Rules”) relating, among other matters, to the circumstances in which SPACs such as us could potentially be subject to the Investment Company Act and the regulations thereunder. The Proposed Rules provide a safe harbor for companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that a SPAC satisfies certain criteria. To comply with the duration limitation of the proposed safe harbor, a SPAC would have a limited time period to announce and complete a de-SPAC transaction. Specifically, to comply with the safe harbor, the Proposed Rules would require a company to file a Current Report on Form 8-K announcing that it has entered into an agreement with a target company for an initial business combination no later than 18 months after the effective date of the SPAC’s registration statement for its initial public offering. The company would then be required to complete its initial business combination no later than 24 months after the effective date of such registration statement.

There is currently uncertainty concerning the applicability of the Investment Company Act to a SPAC, including a company like ours. We did not enter into a definitive business combination agreement within 18 months after the effective date of our registration statement relating to our initial public offering and there is a risk that we may not complete our initial business combination within 24 months of such date. As a result, it is possible that a claim could be made that we have been operating as an unregistered investment company. If we were deemed to be an investment company for purposes of the Investment Company Act, we may be forced to abandon our efforts to complete an initial business combination and instead be required to liquidate. If we are required to liquidate, our investors would not be able to realize the benefits of owning stock in a successor operating business, including the potential appreciation in the value of our stock and warrants following such a transaction.

Currently, the funds in our trust account are held only in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. The Investment Company Act defines an investment company as any issuer which (i) is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities; (ii) is engaged or proposes to engage in the business of issuing face-amount certificates of the installment type, or has been engaged in such business and has any such certificate outstanding; or (iii) is engaged or proposes to engage in the business of investing, reinvesting, owning, holding, or trading in securities, and owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of Government securities and cash items) on an unconsolidated basis.

The longer that the funds in the trust account are held in money market funds, there is a greater risk that we may be considered an unregistered investment company. In the event we are deemed an investment company under the Investment Company Act, whether based upon our activities, the investment of our funds, or as a result of the Proposed Rules being adopted by the SEC, we may determine that we are required to liquidate the money market funds held in our trust account and may thereafter hold all funds in our trust account in cash until the earlier of consummation of our business combination or liquidation. As a result, if we were to switch all funds to cash, we will likely receive minimal interest, if any, on the funds held in our trust account after such time, which would reduce the dollar amount our public stockholders would receive upon any redemption or liquidation of our Company.

F-13

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. The IR Act applies only to repurchases that occur after December 31, 2022.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, a vote by stockholders to extend the period of time to complete a Business Combination or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with a Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination, including the Transaction.

At this time, it has been determined that none of the IR Act tax provisions have an impact to the Company’s fiscal 2022 tax provision. The Company will continue to monitor for updates to the Company’s business along with guidance issued with respect to the IR Act to determine whether any adjustments are needed to the Company’s tax provision in future periods.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(l) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

F-14

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and 2021.

Marketable Securities Held in Trust Account

At December 31, 2022 and 2021, the Trust Account had $262,220,950 and $258,775,579 held in marketable securities, respectively. During the year ended December 31, 2022 the Company withdrew $284,670 of interest income from the Trust Account to pay its tax obligations.

Sponsor Loan Conversion Option

The Company accounts for its Sponsor Loan Conversion Option (as defined in Note 5) exercisable for promissory notes payable to the Sponsor issued under the Expense Advance Agreement under ASC 815, Derivatives and Hedging (“ASC 815”). The Sponsor Loan Conversion Option qualifies as an embedded derivative under ASC 815 and is required to be reported at fair value.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of  $250,000. At December 31, 2022 and 2021, the Company had not experienced losses on this account.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2022 and 2021, 25,875,000 shares of common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets.

The Company recognizes changes in redemption value immediately as they occur. Immediately upon the closing of the IPO, the Company recognized the remeasurement from initial book value to redemption amount value. The change in the carrying value of redeemable common stock resulted in charges against additional paid-in capital and accumulated deficit.

F-15

Net Loss per Common Share

Net loss per common stock is computed by dividing net loss by the weighted average number of common stock outstanding for each of the periods. The calculation of diluted loss per common stock does not consider the effect of the warrants issued in connection with the (i) IPO and (ii) exercise of over-allotment since the exercise price of the warrants is in excess of the average common stock price for the period and therefore the inclusion of such warrants would be anti-dilutive. The warrants are exercisable to purchase 25,875,000 shares of common stock in the aggregate.

The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of common stock:

	For the Year Ended December 31,
	2022		2021
	Common stock subject to redemption	Common stock not subject to redemption	Common stock subject to redemption	Common stock not subject to redemption
Basic and diluted net loss per common stock:
Numerator:
Allocation of net loss	$(231,628)	$(65,225)	$(969,498)	$(307,956)

Denominator:
Weighted-average shares outstanding	25,875,000	7,286,250	22,614,041	7,183,223
Basic and diluted net loss per common stock	$(0.01)	$(0.01)	$(0.04)	$(0.04)

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature, other than discussed in Note 8.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company accounts for its 667,500 private placement warrants (the “Private Placement Warrants”) included as part of the private units as derivative warrant liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised or expired, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued by the Company in connection with the Private Units have been estimated using Monte-Carlo simulations at each measurement date (see Note 8).

F-16

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective fiscal years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The adoption of ASU 2020-06 is not expected to have an impact on the Company’s financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

F-17

Note 3 — Initial Public Offering

The Company sold 22,500,000 Units, at a purchase price of $10.00 per Unit in its IPO on February 16, 2021. Each Unit consists of one share of common stock and one warrant to purchase one share of common stock (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment.

On February 16, 2021, an aggregate of $10.00 per Unit sold in the IPO was held in the Trust Account and will be held as cash or invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act.

On February 24, 2021, the underwriters of the IPO exercised the over-allotment option in full to purchase 3,375,000 Units.

Following the closing of the IPO on February 16, 2021 and the underwriters’ full exercise of over-allotment option on February 24, 2021, $258,750,000 was placed in the Trust Account.

All of the 25,875,000 common stock sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such shares of common stock in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity.

The common stock is subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company recognizes changes in redemption value immediately as they occur. Immediately upon the closing of the IPO, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable common stock resulted in charges against additional paid-in capital and accumulated deficit.

As of December 31, 2022 and 2021, the common stock subject to possible redemption reflected in the balance sheets are reconciled in the following table:

Gross proceeds from IPO	$258,750,000
Less:
Common stock issuance costs	(5,695,735)
Plus:
Remeasurement of common stock subject to possible redemption carrying value to redemption value	5,695,735
Class A common stock subject to possible redemption, December 31, 2021	258,750,000
Plus:
Remeasurement of common stock subject to possible redemption carrying value to redemption value	2,666,732
Common stock subject to possible redemption, December 31, 2022	$261,416,732

Note 4 — Private Units

Simultaneously with the closing of the IPO on February 16, 2021, the Sponsor purchased an aggregate of 600,000 Private Units at a price of $10.00 per Private Unit, for an aggregate purchase price of $6,000,000.

On February 24, 2021, simultaneously with the issuance and sale of the Over-Allotment Units, the Company consummated the sale of an additional 67,500 Private Units to the Sponsor, generating gross proceeds of $675,000.

F-18

Note 5 — Related Party Transactions

Founder Shares

On November 24, 2020, the Sponsor purchased an aggregate of 5,750,000 shares of the Company’s common stock for an aggregate price of $25,000 (the “Founder Shares”). The Founder Shares include an aggregate of up to 750,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the Sponsor will collectively own 20% of the Company’s issued and outstanding shares after the IPO (assuming the Sponsor does not purchase any Public Shares in the IPO and excluding the Private Shares). On December 16, 2020, the Company effected a stock dividend of 0.125 of a share of common stock for each outstanding share of common stock, and as a result our Sponsor holds 6,468,750 founder shares of which an aggregate of up to 843,750 shares were subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part. Because of the underwriters’ full exercise of the over-allotment option on February 24, 2021, 843,750 shares are no longer subject to forfeiture.

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until after the completion of a Business Combination.

Promissory Note — Related Party

Concurrently with the filing of the Company’s registration statement on Form S-1 on January 21, 2021, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company was authorized to borrow up to an aggregate principal amount of $200,000. In May 2021, the Sponsors agreed to increase the capacity (aggregate principal) on the Promissory Note to $300,000, and in August 2021, the Sponsors agreed to increase the capacity (aggregate principal) on the Promissory Note to $500,000. The Promissory Note is non-interest bearing and payable on the earliest of (i) April 30, 2021, (ii) the consummation of the IPO or (iii) the date on which the Company determines not to proceed with the IPO. As of November 4, 2021, the outstanding balance on the Promissory Note of $175,551 was consolidated into the Company’s Expense Advancement Agreement. The Company has elected to utilize the fair value option on these instruments.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Initial Stockholders, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Units. To date, the Company had no borrowings under the Working Capital Loans. At December 31, 2022 and 2021, no such Working Capital Loans were outstanding.

Sponsor Loans Issued Under Expense Advancement Agreement

Effective as of November 4, 2021, upon approval of the Board of Directors, the Company entered into an Expense Advancement Agreement with Goal Acquisitions Sponsor, LLC (the “Funding Party”). Pursuant to the Expense Advancement Agreement, the Funding Party has agreed to advance to the Company from time to time, upon request by the Company, a maximum of $1,500,000 in the aggregate, in each instance issued pursuant to the terms of the form of promissory note, as may be necessary to fund the Company’s expenses relating to the investigation and selection of a target business and other working capital requirements prior to completion of any potential Business Combination. All previously outstanding commitments from the Sponsor have been consolidated under the Expense Advancement Agreement, effective November 4, 2021. The Company has elected to utilize the fair value option on these instruments.

F-19

As of December 31, 2022 and 2021, the available balance under the Expense Advance Agreement was $493,105 and $1,264,449, respectively. At the Sponsor’s option, at any time prior to payment in full of the principal balance of any promissory note issued under the Expense Advance Agreement, the Sponsor may elect to convert all or any portion of the outstanding principal amount of the promissory note into that number of warrants (the “Conversion Warrants”) equal to: (i) the portion of the principal amount of the promissory note being converted, divided by (ii) $1.50 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction related to the Common Stock after issuance of the promissory note, rounded up to the nearest whole number) (the “Sponsor Loan Conversion Option”).

As of December 31, 2022 and 2021 the aggregate Sponsor loans issued under the Expense Agreement were $1,006,895 and $235,551, respectively, and the fair value of the Sponsor Loan Conversion Option was $0 and $0, respectively.

Advances – Related Party

During the year ended December 31, 2022 the Company reimbursed the Sponsor for $2,557 in expenses paid on its behalf. As of December 31, 2022, there was a $5,000 balance owed under the advance. The expenses were comprised of payments for other operating expenses.

Note 6 — Commitments & Contingencies

Registration Rights

The holders of the Founder Shares and Representative Shares, which are the 150,000 shares of common stock issued to EarlyBirdCapital, Inc. (“EarlyBird”) and its designees prior to the consummation of the Company’s IPO, as well as the holders of the Private Units and any units that may be issued in payment of Working Capital Loans made to the Company, are entitled to registration rights pursuant to a registration rights agreement dated as of February 10, 2021. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Representative Shares, Private Units and units issued in payment of Working Capital Loans (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a business combination. Notwithstanding anything to the contrary, EarlyBird may only make a demand on one occasion and only during the five-year period beginning on the Effective Date of the IPO. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination; provided, however, that EarlyBird may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the IPO. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

F-20

Business Combination Marketing Agreement

In connection with the Initial Public Offering, the Company engaged EarlyBird as an advisor in connection with a Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company agreed to pay EarlyBird a cash fee for such services upon the consummation of a Business Combination in an amount equal to 3.5% of the gross proceeds of the IPO (exclusive of any applicable finders’ fees which might become payable). The agreement was subsequently revised as discussed below.

On November 5, 2021 the Company entered into an agreement with EarlyBird together with JMP Securities LLC (“JMP”) and JonesTrading Institutional Services LLC (“JonesTrading”) (together, the “Advisors”) to assist the Company in the possible private placement of equity securities and/or debt securities to provide financing to the Company in connection with a Business Combination. The Company shall pay the Advisors a cash fee (the “Transaction Fee”) equal to the greater of (A) $4,000,000, or (B) 5% of the gross proceeds received from the sale of securities to parties that are not excluded investors as set forth in the agreement. All fees paid to the Advisors hereunder shall be paid 40% to JMP, 30% to JonesTrading, and 30% to EarlyBird. The Transaction Fee shall be paid to the Advisors by withholding such fee from the proceeds received.

Deferred Legal Fees

As of December 31, 2022 and 2021, the Company has incurred legal costs of $2,931,887 and $527,872, respectively, related to its prospective initial Business Combination. These costs are deferred until the completion of the Company’s initial Business Combination and are included in accounts payable and accrued expenses on the Company’s balance sheets.

Service Provider Agreements

From time to time the Company has entered into and may enter into agreements with various services providers and advisors, including investment banks, to help us identify targets, negotiate terms of potential Business Combinations, consummate a Business Combination and/or provide other services. In connection with these agreements, the Company may be required to pay such service providers and advisors fees in connection with their services to the extent that certain conditions, including the closing of a potential Business Combination, are met. If a Business Combination does not occur, the Company would not expect to be required to pay these contingent fees. There can be no assurance that the Company will complete a Business Combination.

Note 7 — Stockholders’ Deficit

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2022 and 2021, there were no shares of preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.0001 per share. On December 16, 2020, the Company effected a stock dividend of 0.125 of a share of common stock for each outstanding share of common stock, and as a result our Sponsor holds 6,468,750 founder shares of which an aggregate of up to 843,750 shares were subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part. Because of the underwriters’ full exercise of the over-allotment option on February 24, 2021, 843,750 shares are no longer subject to forfeiture. The Company considered the above stock dividend to be in substance a stock split due to the dividend being part of the Company’s initial capitalization. The dividend was therefore valued at par and offset to additional paid-in capital. At December 31, 2022 and 2021, there were 7,286,250 shares of common stock issued and outstanding, excluding 25,875,000 shares of common stock subject to possible redemption.

F-21

Warrants — The Public Warrants will become exercisable 30 days after the completion of a Business Combination. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder (the “30-day redemption period”);

●	if, and only if, the closing price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before the Company sends to the notice of redemption to the warrant holders; and

●	if, and only if, there is a current registration statement in effect with respect to the share of common stock underlying such warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which we issue the additional shares of common stock or equity-linked securities.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

The Private Warrants are identical to the Public Warrants underlying the Units being sold in the IPO, except that the Private Warrants and the common stock issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants are exercisable on a cashless basis and are non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants are redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

F-22

Representative Shares — The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the Effective Date of the registration statement related to the IPO pursuant to FINRA Rule 5110(g)(1). Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the Effective Date of the registration statements related to the IPO, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the Effective Date of the registration statements related to the IPO except to any underwriter and selected dealer participating in the IPO and their bona fide officers or partners.

The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their conversion rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

Note 8 — Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2022 and December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	December 31,	Quoted Prices In Active Markets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
	2022	(Level 1)	(Level 2)	(Level 3)
Description
Assets:
Marketable securities held in the trust account	$262,220,950	$262,220,950	$—	$—
Liabilities:
Warrant liabilities	(34,043)	—	—	(34,043)
Sponsor Loan Conversion Option	—	—	—	—

F-23

	December 31,	Quoted Prices In Active Markets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
	2021	(Level 1)	(Level 2)	(Level 3)
Description
Assets:
Marketable securities held in the trust account	$258,775,579	$258,775,579	$—	$—
Liabilities:
Warrant liabilities	(373,071)	—	—	(373,071)
Sponsor Loan Conversion Option	—	—	—	—

Warrant Liabilities

The Company utilizes a Monte Carlo simulation model to value the Private Placement Warrants at each reporting period, with changes in fair value recognized in the statement of operations. The estimated fair value of the warrant liability is determined using Level 3 inputs. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility of comparable companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

The aforementioned warrant liabilities are not subject to qualified hedge accounting. There were no transfers between Levels 1, 2 or 3 during the year ended December 31, 2022.

The following table provides quantitative information regarding Level 3 fair value measurements for the Private Placement Warrants:

	December 31, 2022	December 31, 2021
Stock price	$10.06	$9.73
Strike price	$11.50	$11.50
Term (in years)	5.27	5.50
Volatility	9.70%	10.40%
Risk-free rate	4.75%	1.30%
Dividend yield	0.00%	0.00%

The following table presents the changes in the fair value of warrant liabilities:

Private Placement Warrants
Fair value as of December 31, 2021	$373,071
Change in valuation inputs or other assumptions	(339,028)
Fair value as of December 31, 2022	$34,043

Sponsor Loan Conversion Option

The Company established the fair value for the Sponsor Loan Conversion Option using a Monte-Carlo method model, which is considered to be a Level 3 fair value measurement.

F-24

The following table provides quantitative information regarding Level 3 fair value measurements for the Sponsor Loan Conversion Option:

	December 31, 2022	December 31, 2021
Stock price	$10.06	$9.73
Strike price of warrants	$11.50	$11.50
Strike price of debt conversion	$1.50	$1.50
Term (in years)	5.28	5.50
Volatility	9.70%	10.40%
Risk-free rate	3.99%	1.30%

There was no change in fair value for the Sponsor Loan Conversion Option for the year ended December 31, 2022. There were no transfers in or out of Level 3 from other levels in the fair value hierarchy during the year ended December 31, 2022 for the Sponsor Loan Conversion Option.

Note 9 — Income Tax

The Company’s net deferred tax assets for the year ended December 31, 2022 and 2021 are as follows:

	December 31, 2022	December 31, 2021
Deferred tax asset
Federal net operating loss	$—	$31,448
Start-up Costs	511,530	298,468
Total deferred tax asset	511,530	329,915
Valuation allowance	(511,530)	(329,915)
Deferred tax asset, net of allowance	$—	$—

The income tax provision consists of the following for the year ended December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021
Federal
Current	$709,969	$—
Deferred	(181,615)	(329,915)
Valuation allowance	181,615	329,915
Income tax provision	$709,969	$—

As of December 31, 2022 and 2021, the Company had $0 and $149,750 in U.S. federal net operating loss carryovers, which do not expire, and no state net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance of $181,615 and $329,915 as of December 31, 2022 and 2021.

F-25

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2022 and 2021 is as follows:

	December 31, 2022	December 31, 2021
Statutory federal income tax rate	21.00%	21.00%
State taxes, net of federal tax benefit	0.00%	0.00%
Change in fair value of warrants	(17.23)%	4.83%
Business Combination expenses	123.98%	0.00%
Meals and entertainment	0.10%	0.00%
Valuation allowance	44.0%	(25.83)%
Income tax provision	171.85%	0.00%

The Company’s effective tax rates for the period presented differ from the expected (statutory) rates due to Business Combination expenses incurred and the recording of a full valuation allowances on deferred tax assets and the change in fair value of warrants.

The Company files federal and Texas income tax returns and is subject to examination by the various taxing authorities.

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date that the financial statements were issued. Based upon this review, other than described above in Note 1 of these financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

F-26

GOAL ACQUISITIONS CORP.

CONDENSED BALANCE SHEETS

	March 31,	December 31,
	2023	2022
ASSETS
CURRENT ASSETS:
Cash	$230,439	$10,897
Prepaid expenses and other current assets	80,640	56,720
TOTAL CURRENT ASSETS	311,079	67,617

Marketable securities held in the trust account	98,132,179	262,220,950
TOTAL ASSETS	$98,443,258	$262,288,567

LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$4,299,393	$3,020,456
Sponsor loans issued under the Expense Advancement Agreement	1,392,895	1,006,895
Income taxes payable	1,083,967	709,969
Excise tax payable attributable to redemption of common stock	1,654,892	—
Advances - Related Party	—	5,000
TOTAL CURRENT LIABILITIES	8,431,147	4,742,320

Warrant liabilities	34,262	34,043
TOTAL LIABILITIES	8,465,409	4,776,363

COMMITMENTS AND CONTINGENCIES (NOTE 6)
Common stock subject to possible redemption, 9,546,357 and 25,875,000 shares at redemption value at March 31, 2023 and December 31, 2022, respectively	97,849,882	261,416,732

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value per share; 1,000,000 shares authorized; none issued and outstanding at March 31, 2023 and December 31, 2022	—	—
Common stock, $0.0001 par value per share; 100,000,000 shares authorized; 7,286,250 shares issued and outstanding at March 31, 2023 and December 31, 2022	729	729
Additional paid-in capital	—	—
Accumulated deficit	(7,872,762)	(3,905,257)
TOTAL STOCKHOLDERS’ DEFICIT	(7,872,033)	(3,904,528)
TOTAL LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ DEFICIT	$98,443,258	$262,288,567

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-27

GOAL ACQUISITIONS CORP.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended March 31,
	2023	2022

Operating costs	$376,868	$272,644
Business combination expenses	1,468,351	—
Loss from operations	(1,845,219)	(272,644)

Other income:
Interest income on marketable securities held in the trust account	1,829,146	26,058
Change in fair value of warrant liability	(219)	170,133
Total other income, net	1,828,927	196,191

Loss before provision for income taxes	(16,292)	(76,453)
Provision for income taxes	(373,998)	—
Net loss	$(390,290)	$(76,453)

Weighted average shares outstanding, common stock subject to possible redemption	16,440,673	25,875,000
Basic and diluted net loss per share, common stock subject to possible redemption	$(0.02)	$(0.00)
Weighted average shares outstanding, non-redeemable common stock	7,286,250	7,286,250
Basic and diluted net loss per share, non-redeemable common stock	$(0.02)	$(0.00)

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-28

GOAL ACQUISITIONS CORP.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

(Unaudited)

FOR THE THREE MONTHS ENDED MARCH 31, 2023

	Common Stock		Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance as of January 1, 2023	7,286,250	$729	$—	$(3,905,257)	$(3,904,528)

Remeasurement of common stock subject to possible redemption	—	—	—	(1,922,323)	(1,922,323)

Excise tax payable attributable to redemption of common stock	—	—	—	(1,654,892)	(1,654,323)

Net loss	—	—	—	(390,290)	(390,290)

Balance as of March 31, 2023	7,286,250	$729	$—	$(7,872,762)	$(7,872,033)

FOR THE THREE MONTHS ENDED MARCH 31, 2022

	Common Stock		Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance as of January 1, 2022	7,286,250	$729	$336,908	$(1,278,580)	$(940,943)

Net loss	—	—	—	(76,453)	(76,453)
Balance as of March 31, 2022	7,286,250	$729	$336,908	$(1,355,033)	$(1,017,396)

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-29

GOAL ACQUISITIONS CORP.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Three Months Ended March 31,
	2023	2022
Cash Flows from Operating Activities:
Net loss	$(390,290)	$(76,453)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on cash and investments held in the trust account	(1,829,146)	(26,058)
Change in fair value of warrant liabilities	219	(170,133)
Changes in current assets and current liabilities:
Prepaid expenses and other current assets	(23,920)	35,287
Accounts payable and accrued expenses	1,278,937	(193,096)
Income taxes payable	373,998	—
Net cash used in operating activities	(590,202)	(430,453)

Cash Flows from Investing Activities:
Principal deposited in Trust Account	(517,500)	—
Cash withdrawn from Trust Account to pay franchise and income taxes	946,244	—
Cash withdrawn from Trust Account for redemption of common shares	165,489,173	—
Net cash provided by investing activities	165,917,917	—

Cash Flows from Financing Activities:
Redemption of common shares	(165,489,173)
Proceeds from sponsor loans issued under the Expense Advancement Agreement	386,000	445,000
Advances from Sponsor	—	2,557
Repayment of advances from Sponsor	(5,000)	—
Net cash (used in) provided by financing activities	(165,108,173)	447,557

Net Change in Cash	219,542	17,104
Cash – Beginning	10,987	7,708
Cash – Ending	$230,439	$24,812

Supplemental Disclosure of Non-cash Financing Activities:
Remeasurement of common shares subject to redemption	$1,922,323	$—
Excise tax payable attributable to redemption of common stock	$1,654,892	$—

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-30

GOAL ACQUISITIONS CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Organization, Business Operations and Going Concern

Organization and General

Goal Acquisitions Corp. (the “Company”) was incorporated in Delaware on October 26, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company intends to focus on businesses that service the sports industry. The Company is in an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of March 31, 2023, the Company had not yet commenced any operations. All activity from October 26, 2020 (inception) through March 31, 2023, relates to the Company’s formation and the Initial Public Offering (“IPO”) described below, and, since the closing of the IPO, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on marketable securities held in the trust account and will recognize changes in the fair value of warrant liabilities as other income (expense).

Financing

The registration statement for the Company’s IPO was declared effective on February 10, 2021 (the “Effective Date”). On February 16, 2021, the Company consummated the IPO of 22,500,000 units (the “Units” and, with respect to the common stock included in the Units being offered, the “public share”), at $10.00 per Unit, generating gross proceeds of $225,000,000.

Simultaneously with the closing of the IPO, the Company consummated the sale of 600,000 units (the “Private Units”), at a price of $10.00 per Private Unit to Goal Acquisition Sponsor, LLC (the “Sponsor”), generating total gross proceeds of $6,000,000.

The Company granted the underwriters in the IPO a 45-day option to purchase up to 3,375,000 additional Units to cover over-allotments, if any. On February 24, 2021, the underwriters exercised the over-allotment option in full, and the closing of the issuance and sale of the additional 3,375,000 Units (the “Over-Allotment Units”). The issuance by the Company of the Over-Allotment Units at a price of $10.00 per unit resulted in total gross proceeds of $33,750,000. On February 24, 2021, simultaneously with the issuance and sale of the Over-Allotment Units, the Company consummated the sale of an additional 67,500 Private Units (the “Over-Allotment Private Units” and, together with the IPO Private Placement, the “Private Placements”), generating gross proceeds of $675,000.

Transaction costs amounted to $5,695,720 consisting of $5,175,000 of underwriting discount, and $520,720 of other offering costs.

Trust Account

Following the closing of the IPO on February 16, 2021 and the underwriters’ full exercise of the over-allotment option on February 24, 2021, $258,750,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO, the sale of Over-allotment Units, and the sale of the Private Units was placed in a Trust Account, which are held as cash or invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination or (ii) the distribution of the funds in the Trust Account.

F-31

Initial Business Combination

The Company will provide holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption will be recorded at redemption value and classified as temporary equity upon the completion of the IPO in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

On February 7, 2023, the Company’s stockholders approved an amendment to the Investment Management Trust Agreement, dated February 10, 2021, by and between the Company and Continental Stock Transfer & Trust Company (“Continental”), to change the date on which Continental must commence liquidation of the amount on deposit in the trust account (the “Trust Account”) established in connection with the Company’s initial public offering from February 16, 2023 to March 18, 2023, subject to extension by the board of directors for up to five additional thirty-day periods (the latest of which such date (August 15, 2023 if the board of directors exercises all five extensions) is referred to as the “New Termination Date”). As of the date of this Quarterly Report on Form 10-Q, three payments of $258,750 each have been deposited into the Trust Account for additional thirty-day extension periods.

On February 7, 2023, the Company’s stockholders also approved an amendment (the “Charter Amendment”) to the Amended and Restated Certificate of Incorporation of the Company (the “Charter”) to (i) extend the initial period of time by which the Company has to consummate an initial business combination to the New Termination Date and (ii) make other administrative and technical changes in the Charter in connection with the New Termination Date, in each case, pursuant to an amendment in the form set forth in Annex A of the proxy statement the Company filed with the SEC on January 9, 2023. The Company filed the Charter Amendment with the Secretary of State of the State of Delaware on February 8, 2023.

In connection with the Company’s stockholders’ approval and implementation of the Charter Amendment, the holders of 16,328,643 shares of the Company’s common stock exercised their right to redeem their shares for cash at a redemption price of approximately $10.13 per share, for an aggregate redemption amount of approximately $165,489,173. Following such redemptions, 9,546,357 Public Shares remain outstanding.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the then outstanding shares of common stock present and entitled to vote at the meeting to approve the Business Combination are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Charter, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC containing substantially the same information as would be included in a proxy statement prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the IPO in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors have agreed (a) to waive redemption rights with respect to the Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Charter (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination and certain amendments to the Charter or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until the New Termination Date to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period and stockholders do not approve any further amendment to the Charter to further extend this date, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The holders of the Founder Shares have agreed to waive liquidation distributions with respect to such shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquired Public Shares in or after the IPO, such Public Shares would be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the IPO price per Unit ($10.00).

F-32

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the interest which may be withdrawn to pay the Company’s tax obligation and up to $100,000 for liquidation expenses, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account (even if such waiver is deemed to be unenforceable) and except as to any claims under the Company’s indemnity of the underwriters of IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (with the exception of its independent registered public accountant), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Amended and Restated Business Combination Agreement and Merger Agreement

On February 8, 2023, the Company entered into an Amended and Restated Business Combination Agreement (the “Amended and Restated Business Combination Agreement”) with Goal Acquisitions Nevada Corp., a Nevada corporation (“Goal Nevada”), Digital Virgo Group, a French corporation (société par actions simplifiée) (“Digital Virgo”), all shareholders of Digital Virgo (the “Digital Virgo Shareholders”), and IODA S.A., in its capacity as the “DV Shareholders Representative” (as defined in the Amended and Restated Business Combination Agreement), which amends and restates the Business Combination Agreement, dated as of November 17, 2022, by and among the Company, Digital Virgo, and certain other parties in its entirety.

Concurrently with the execution of the Amended and Restated Business Combination Agreement, the Company and Goal Nevada entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Company will, prior to the Closing (as defined in the Merger Agreement), reincorporate as a Nevada corporation by merging with and into Goal Nevada, a newly-formed wholly-owned subsidiary of the Company, with Goal Nevada surviving the merger (the “Reincorporation Merger”).

Pursuant to the Amended and Restated Business Combination Agreement and after the consummation of the Reincorporation Merger, Digital Virgo will acquire all of the outstanding shares of Goal Nevada whereby the outstanding shares of Goal Nevada will be exchanged for shares of Digital Virgo by means of a statutory share exchange under Nevada law (the “Exchange”).

The Amended and Restated Business Combination Agreement and the Exchange, as well as the Merger Agreement and the Reincorporation Merger, were approved by the board of directors of the Company.

The Amended and Restated Business Combination Agreement contains customary representations, warranties and covenants of the parties thereto. The consummation of the transactions contemplated by the Amended and Restated Business Combination Agreement is subject to certain conditions as further described therein.

The Merger Agreement contains customary representations, warranties and covenants of the parties thereto. The consummation of the proposed Merger is subject to certain conditions as further described in the Merger Agreement.

The Reincorporation Merger and the Exchange

Subject to, and in accordance with, the terms and conditions of the Merger Agreement, the Company will, prior to the Closing, reincorporate as a Nevada corporation by merging with and into Goal Nevada, a newly-formed wholly-owned subsidiary of the Company, with Goal Nevada surviving the merger. Each unit of the Company (which is comprised of one share of common stock of the Company and one warrant to purchase one share of common stock of the Company), share of common stock of the Company and warrant to purchase shares of common stock of the Company issued and outstanding immediately prior to the effective time of the Reincorporation Merger will be converted, respectively, into units of Goal Nevada, shares of common stock of Goal Nevada and warrants to purchase shares of common stock of Goal Nevada (respectively, “Goal Nevada Units,” “Goal Nevada Shares” and “Goal Nevada Warrants”) on a one-for-one basis, which will have substantially identical rights, preferences and privileges as the units sold in the Company’s initial public offering and simultaneous private placement, the Company’s common stock, par value $0.0001 per share, and the warrants which were included in the units that were sold in the Company’s initial public offering and simultaneous private placement.

Pursuant to the Amended and Restated Business Combination Agreement, subject to the satisfaction or waiver of certain conditions set forth therein, Digital Virgo will effect a series of related transactions, in each case, upon the terms and subject to the conditions set forth in the Amended and Restated Business Combination Agreement, including the following:

●	Prior to the Closing, Digital Virgo will convert into a French public limited company (société anonyme);

●

After the conversion into a French public limited company (société anonyme) and prior to the Closing, Digital Virgo and the Digital Virgo Shareholders intend to effect a placement of ordinary shares of Digital Virgo to certain institutional and other investors (the “PIPE Investors”) through both primary and/or secondary offerings (the “PIPE Investment”), including the sale of a number of Digital Virgo ordinary shares held by the Digital Virgo Shareholders in exchange for $125,000,000 in cash;

●	Immediately after the PIPE Investment, Digital Virgo will (i) effect a reverse share split of all of its existing shares pursuant to a conversion parity which is expected to be 10 to 26, including the shares purchased by the PIPE Investors in the PIPE Investment, (ii) change the par value of all such existing shares from €0.10 to €0.26 and (iii) rename all such existing shares to Class A ordinary shares (the “Digital Virgo Class A Ordinary Shares”) (together, the “Reverse Share Split”). Immediately after the completion of the Reverse Share Split, the Digital Virgo Class A Ordinary Shares held by IODA S.A., the controlling shareholder of Digital Virgo, will be converted into Class B preferred shares, par value €0.26 per share of Digital Virgo (the “Digital Virgo Class B Shares”), on a one-for-one basis, with such shares having identical rights to the Digital Virgo Class A Ordinary Shares except that the Digital Virgo Class B Shares will have two votes for each share.

F-33

Subject to, and in accordance with, the terms and conditions of the Amended and Restated Business Combination Agreement, at the Closing, (i) Digital Virgo will acquire all of the issued outstanding Goal Nevada Shares pursuant to articles of exchange filed with the Nevada Secretary of State in accordance with the Nevada Revised Statutes, whereby each issued and outstanding Goal Nevada Share will be exchanged for one Digital Virgo Class A Ordinary Share by means of the Exchange and (ii) each Goal Nevada Warrant will be automatically exchanged for one warrant issued by Digital Virgo that will be exercisable for one Digital Virgo Class A Ordinary Share. All outstanding Goal Nevada Units will be separated into their underlying securities immediately prior to the Exchange.

In addition, at the Closing, (i) 5,000,000 Class C preferred shares, par value €0.26 per share, of Digital Virgo (the “DV Earnout Shares”) will be issued to and deposited with one or more escrow agents and will be disbursed to the Digital Virgo Shareholders, in whole or in part, after the Closing, if both an earnout milestone based on “EBITDA” (as defined in the Amended and Restated Business Combination Agreement) and a share price milestone are met and (ii) 1,293,750 Class C preferred shares, par value €0.26 per share, of Digital Virgo (the “Sponsor Earnout Shares”) will be issued to and deposited with an escrow agent and will be disbursed to the Sponsor, after the Closing, if a share price milestone is met. The earnout milestone will be met if Digital Virgo’s EBITDA for any fiscal year ending on or before December 31, 2027 is equal or greater than $60,000,000, in which case 2,500,000 DV Earnout Escrow Shares will be released to the Digital Virgo Shareholders. The share price milestone will be met if Digital Virgo’s share price is equal to or greater than $15.00 for at least 20 out of 30 consecutive trading days (counting only those trading days in which there is trading activity) from the period starting from the date immediately following the Closing Date and ending on December 31, 2026, in which case 2,500,000 DV Earnout Escrow Shares will be released to the Digital Virgo Shareholders and all of the Sponsor Earnout Shares will be released to the Sponsor. Any DV Earnout Shares remaining in the earnout escrow account that have not been released to the Digital Virgo Shareholders will be released to Digital Virgo, and any Sponsor Earnout Shares remaining in the earnout escrow account that have not been released to the Sponsor will be released to Digital Virgo. The Class C preferred shares of Digital Virgo will have identical rights to the Digital Virgo Class A Ordinary Shares except that the Class C preferred shares will have no voting rights. If and when the Class C preferred shares are released from escrow to the Digital Virgo Shareholders or the Sponsor, as applicable, such shares shall be automatically be converted into Digital Virgo Class A Ordinary Shares, on a one-for-one basis, with full voting rights as of their respective date of disbursement by the escrow agent. “EBITDA” means the “Adjusted EBITDA” of Digital Virgo as currently calculated by Digital Virgo for its reporting requirements under its existing credit facility.

The Sponsor has agreed to forfeit 646,875 shares of common stock of the Company for no consideration effective as of the Closing.

Other Agreements

The Amended and Restated Business Combination Agreement contemplates the execution of various additional agreements and instruments, including, among others, an Amended and Restated Sponsor Support Agreement, Amended and Restated Investor Rights Agreement, and Amended and Restated Initial Shareholders Forfeiture Agreement.

Liquidity, Capital Resources and Going Concern

As of March 31, 2023, the Company had $230,439 in cash and a working capital deficit of $6,703,804. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s initial stockholders, or certain of our officers and directors may, but are not obligated to, provide us with working capital loans. There are currently no amounts outstanding under any working capital loans. See Note 5 for a description of all the Sponsor and other related party funding transactions.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or its affiliates may, but are not obligated to, loan us funds as may be required. If the Company completes a Business Combination, the Company will repay such loaned amounts. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used for such repayment. Up to $1,500,000 of such working capital loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Units. To date, the Company had no borrowings under the working capital loans.

The Company will need to raise additional capital through loans or additional investments from the Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and the Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, the Company may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all.

In connection with the Company’s assessment of going concern considerations in accordance with the Financial Accounting Standards Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until August 15, 2023, assuming the Board of Directors approves all five 30-day extensions approved by the Company’s stockholders to consummate a business combination. It is uncertain that the Company will be able to consummate a business combination by this time. If a business combination is not consummated by this date and an extension of the period of time the Company has to complete a business combination has not been approved by the Company’s stockholders, there will be a mandatory liquidation and subsequent dissolution of the Company. The Company has determined that the Company’s insufficient capital and mandatory liquidation, should a business combination not occur, and an extension not approved by the stockholders of the Company, and potential subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern one year from the date these unaudited condensed financial statements are issued. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after August 15, 2023. The Company intends to continue to complete a business combination, including the transactions contemplated by the Amended and Restated Business Combination Agreement (the “Transaction”), before the mandatory liquidation date. The Company is within 12 months of its mandatory liquidation date as of the date that these unaudited condensed financial statements were issued.

The Company’s unaudited condensed financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

F-34

Risks and Uncertainties

Management of the Company continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, cash flows and/or search for a target company, the specific impact is not readily determinable as of the date of the unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these unaudited condensed financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these unaudited condensed financial statements.

Under the current rules and regulations of the SEC the Company is not deemed an investment company for purposes of the Investment Company Act of 1940 (the “Investment Company Act”); however, on March 30, 2022, the SEC proposed new rules (the “Proposed Rules”) relating, among other matters, to the circumstances in which SPACs such as us could potentially be subject to the Investment Company Act and the regulations thereunder. The Proposed Rules provide a safe harbor for companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that a SPAC satisfies certain criteria. To comply with the duration limitation of the proposed safe harbor, a SPAC would have a limited time period to announce and complete a de-SPAC transaction. Specifically, to comply with the safe harbor, the Proposed Rules would require a company to file a Current Report on Form 8-K announcing that it has entered into an agreement with a target company for an initial business combination no later than 18 months after the effective date of the SPAC’s registration statement for its initial public offering. The company would then be required to complete its initial business combination no later than 24 months after the effective date of such registration statement.

There is currently uncertainty concerning the applicability of the Investment Company Act to a SPAC, which includes the Company like ours. The Company did not enter into a definitive business combination agreement within 18 months after the effective date of our registration statement relating to our initial public offering and there is a risk that we may not complete our initial business combination within 24 months of such date. As a result, it is possible that a claim could be made that we have been operating as an unregistered investment company. If the Company is deemed to be an investment company for purposes of the Investment Company Act, the Company may be forced to abandon our efforts to complete an initial business combination and instead be required to liquidate. If the Company is required to liquidate, the Company’s investors would not be able to realize the benefits of owning stock in a successor operating business, including the potential appreciation in the value of the Company’s stock and warrants following such a transaction.

Currently, the funds in the Company’s Trust account are held only in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. The Investment Company Act defines an investment company as any issuer which (i) is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities; (ii) is engaged or proposes to engage in the business of issuing face-amount certificates of the installment type, or has been engaged in such business and has any such certificate outstanding; or (iii) is engaged or proposes to engage in the business of investing, reinvesting, owning, holding, or trading in securities, and owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of Government securities and cash items) on an unconsolidated basis.

The longer that the funds in the Company’s Trust account are held in money market funds, there is a greater risk that the Company may be considered an unregistered investment company. In the event the Company is deemed an investment company under the Investment Company Act, whether based upon the Company’s activities, the investment of the Company’s funds, or as a result of the Proposed Rules being adopted by the SEC, the Company may determine that we are required to liquidate the money market funds held in the Company Trust account and may thereafter hold all funds in our trust account in cash until the earlier of consummation of the Company’s business combination or liquidation. As a result, if the Company is to switch all funds to cash, the Company will likely receive minimal interest, if any, on the funds held in the Company’s Trust account after such time, which would reduce the dollar amount our public stockholders would receive upon any redemption or liquidation of the Company.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. The IR Act applies only to repurchases that occur after December 31, 2022.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, a vote by stockholders to extend the period of time to complete a Business Combination or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with a Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination, including the Transaction.

On February 7, 2023, the Company’s stockholders elected to redeem 16,328,643 shares for a total of $165,489,173. The Company evaluated the classification and accounting of the share/ stock redemption under ASC 450, “Contingencies”. ASC 450 states that when a loss contingency exists the likelihood that the future event(s) will confirm the loss or impairment of an asset or the incurrence of a liability can range from probable to remote. A contingent liability must be reviewed at each reporting period to determine appropriate treatment. The Company evaluated the current status and probability of completing a Business Combination as of March 31, 2023 and concluded that it is probable that a contingent liability should be recorded. As of March 31, 2023, the Company recorded $ 1,654,892 of excise tax liability calculated as 1% of the shares redeemed.

F-35

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K filed with the SEC on April 18, 2023. The interim results for the three months ended March 31, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future interim periods.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

F-36

Use of Estimates

The preparation of unaudited condensed financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of March 31, 2023 and December 31, 2022.

Marketable Securities Held in the Trust Account

At March 31, 2023 and December 31, 2022, the Trust Account had $98,132,179 and $262,220,950 held in money market funds which are invested primarily in U.S. Treasury securities, respectively. From inception through March 31, 2023 the Company withdrew and aggregate of $1,230,914 of interest income from the Trust Account to pay its franchise and income tax obligations.

Sponsor Loan Conversion Option

The Company accounts for its Sponsor Loan Conversion Option (as defined in Note 5) exercisable for promissory notes payable to the Sponsor issued under the Expense Advancement Agreement under ASC 815, Derivatives and Hedging (“ASC 815”). The Sponsor Loan Conversion Option qualifies as an embedded derivative under ASC 815 and is required to be reported at fair value.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. At March 31, 2023 and December 31, 2022, the Company had not experienced losses on this account.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of March 31, 2023 and December 31, 2022, 9,546,357 and 25,875,000 shares of common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets, respectively.

The Company recognizes changes in redemption value immediately as they occur. Immediately upon the closing of the IPO, the Company recognized the remeasurement from initial book value to redemption amount value. The change in the carrying value of redeemable common stock resulted in charges against additional paid-in capital and accumulated deficit.

Net Income (Loss) Per Common Stock

Net income (loss) per common stock is computed by dividing net income by the weighted average number of common stock outstanding for each of the periods. The calculation of diluted income (loss) per common stock does not consider the effect of the warrants that would be anti-dilutive. The warrants are exercisable to purchase 25,875,000 shares of common stock in the aggregate.

The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of common stock:

	For the Three Months Ended March 31,
	2023		2022
	Redeemable	Non - Redeemable	Redeemable	Non - Redeemable
Basic and diluted net loss per common stock:
Numerator:
Allocation of net loss	$(270,437)	$(119,853)	$(59,655)	$(16,798)
Denominator:
Weighted-average shares outstanding	16,440,673	7,286,250	25,875,000	7,286,250
Basic and diluted net loss per common stock	$(0.02)	$(0.02)	$(0.00)	$(0.00)

F-37

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature, other than discussed in Note 8.

Derivative warrant liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company accounts for its 667,500 private placement warrants (the “Private Placement Warrants”) included as part of the private units as derivative warrant liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised or expired, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued by the Company in connection with the Private Units have been estimated using Monte-Carlo simulations at each measurement date (see Note 8).

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740, Income Taxes, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the unaudited condensed financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of March 31, 2023 and December 31, 2022, the Company’s deferred tax asset had a full valuation allowance recorded against it. Our effective tax rate was (2,295.59%) and 0.00% for the three months ended March 31, 2023 and 2022, respectively. The effective tax rate differs from the statutory tax rate of 21% for the three months ended March 31, 2023 due to business combination related expenses and the valuation allowance on the deferred tax assets. For the three months ended March 31, 2022, the effective tax rate differs from the statutory rate of 21% due to changes in fair value in warrant liability, and the valuation allowance on the deferred tax assets.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

While ASC 740 identifies usage of an effective annual tax rate for purposes of an interim provision, it does allow for estimating individual elements in the current period if they are significant, unusual or infrequent. Computing the effective tax rate for the Company is complicated due to the potential impact of the timing of any Business Combination expenses and the actual interest income that will be recognized during the year. The Company has taken a position as to the calculation of income tax expense in a current period based on ASC 740-270-25-3.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective fiscal years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The adoption of ASU 2020-06 is not expected to have an impact on the Company’s financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

Note 3 — Initial Public Offering

The Company sold 22,500,000 Units, at a purchase price of $10.00 per Unit in its IPO on February 16, 2021. Each Unit consists of one share of common stock and one warrant to purchase one share of common stock (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment.

On February 16, 2021, an aggregate of $10.00 per Unit sold in the IPO was held in the Trust Account and will be held as cash or invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act.

On February 24, 2021, the underwriters of the IPO exercised the over-allotment option in full to purchase 3,375,000 Units.

Following the closing of the IPO on February 16, 2021 and the underwriters’ full exercise of over-allotment option on February 24, 2021, $258,750,000 was placed in the Trust Account.

F-38

As of March 31, 2023 and December 31, 2022, the common stock subject to possible redemption reflected in the condensed balance sheets are reconciled in the following table:

Common stock subject to possible redemption, January 1, 2022	258,750,000
Plus:
Remeasurement of common stock subject to possible redemption carrying value to redemption value	2,666,732
Common stock subject to possible redemption, December 31, 2022	$261,416,732
Plus:
Remeasurement of common stock subject to possible redemption carrying value to redemption value	1,922,323
Less:
Redemption of common shares	(165,489,173)
Common stock subject to possible redemption, March 31, 2023	$97,849,882

Note 4 — Private Units

Simultaneously with the closing of the IPO on February 16, 2021, the Sponsor purchased an aggregate of 600,000 Private Units at a price of $10.00 per Private Unit, for an aggregate purchase price of $6,000,000.

On February 24, 2021, simultaneously with the issuance and sale of the Over-Allotment Units, the Company consummated the sale of an additional 67,500 Private Units to the Sponsor, generating gross proceeds of $675,000.

Note 5 — Related Party Transactions

Founder Shares

On November 24, 2020, the Sponsor purchased an aggregate of 5,750,000 shares of the Company’s common stock for an aggregate price of $25,000 (the “Founder Shares”). The Founder Shares include an aggregate of up to 750,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the Sponsor will collectively own 20% of the Company’s issued and outstanding shares after the IPO (assuming the Sponsor does not purchase any Public Shares in the IPO and excluding the Private Shares). On December 16, 2020, the Company effected a stock dividend of 0.125 of a share of common stock for each outstanding share of common stock, and as a result our Sponsor holds 6,468,750 founder shares of which an aggregate of up to 843,750 shares were subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part. Because of the underwriters’ full exercise of the over-allotment option on February 24, 2021, 843,750 shares are no longer subject to forfeiture.

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until after the completion of a Business Combination.

Promissory Note — Related Party

Concurrently with the filing of the Company’s registration statement on Form S-1 on January 21, 2021, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company was authorized to borrow up to an aggregate principal amount of $200,000. In May 2021, the Sponsors agreed to increase the capacity (aggregate principal) on the Promissory Note to $300,000, and in August 2021, the Sponsors agreed to increase the capacity (aggregate principal) on the Promissory Note to $500,000. The Promissory Note is non-interest bearing and payable on the earliest of (i) April 30, 2021, (ii) the consummation of the IPO or (iii) the date on which the Company determines not to proceed with the IPO. As of November 4, 2021, the outstanding balance on the Promissory Note of $175,551 was consolidated into the Company’s Expense Advancement Agreement. The Company has elected to utilize the fair value option on these instruments.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Initial Stockholders, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units of the post Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Units. To date, the Company had no borrowings under the Working Capital Loans. At March 31, 2023 and December 31, 2022, no such Working Capital Loans were outstanding.

F-39

Sponsor Loans Issued Under Expense Advancement Agreement

Effective as of November 4, 2021, upon approval of the Board of Directors, the Company entered into an Expense Advancement Agreement with Goal Acquisitions Sponsor, LLC (the “Funding Party”). Pursuant to the Expense Advancement Agreement, the Funding Party has agreed to advance to the Company from time to time, upon request by the Company, a maximum of $1,500,000 in the aggregate, in each instance issued pursuant to the terms of the form of promissory note, as may be necessary to fund the Company’s expenses relating to the investigation and selection of a target business and other working capital requirements prior to completion of any potential Business Combination. All previously outstanding commitments from the Sponsor have been consolidated under the Expense Advancement Agreement, effective November 4, 2021. The Company has elected to utilize the fair value option on these instruments. On April 28, 2023 the Company executed its first amendment to the Expense Advancement Agreement and increased the maximum funding allowable under the agreement to $2,000,000.

As of March 31, 2023 and December 31, 2022, the available balance under the Expense Advancement Agreement was $607,105 and $493,105, respectively. At the Sponsor’s option, at any time prior to payment in full of the principal balance of any promissory note issued under the Expense Advancement Agreement, the Sponsor may elect to convert all or any portion of the outstanding principal amount of the promissory note into that number of warrants (the “Conversion Warrants”) equal to: (i) the portion of the principal amount of the promissory note being converted, divided by (ii) $1.50 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction related to the Common Stock after issuance of the promissory note, rounded up to the nearest whole number) (the “Sponsor Loan Conversion Option”).

As of March 31, 2023 and December 31, 2022 the fair value of the Sponsor loans issued was $1,392,895 and $1,006,895, respectively, and the fair value of the Sponsor Loan Conversion Option was $0 and $0, respectively.

Advances – Related Party

During the three months ended March 31, 2023, the Company repaid the Sponsor $5,000 for amounts advanced for other operating expenses under a separate arrangement. As of March 31, 2023 there was a $0 balance owed under such arrangement.

Note 6 — Commitments & Contingencies

Registration Rights

The holders of the Founder Shares and Representative Shares, which are the 150,000 shares of common stock issued to EarlyBirdCapital, Inc. (“EarlyBird”) and its designees prior to the consummation of the Company’s IPO, as well as the holders of the Private Units and any units that may be issued in payment of Working Capital Loans made to the Company, are entitled to registration rights pursuant to an agreement to be signed prior to the Effective Date of the IPO. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Representative Shares, Private Units and units issued in payment of Working Capital Loans (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a business combination. Notwithstanding anything to the contrary, EarlyBird may only make a demand on one occasion and only during the five-year period beginning on the Effective Date of the IPO. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination; provided, however, that EarlyBird may participate in a “piggy-back” registration only during the seven-year period beginning on the Effective Date of the IPO. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Business Combination Marketing Agreement

In connection with the Initial Public Offering, the Company engaged EarlyBird as an advisor in connection with a Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company agreed to pay EarlyBird a cash fee for such services upon the consummation of a Business Combination in an amount equal to 3.5% of the gross proceeds of the IPO (exclusive of any applicable finders’ fees which might become payable). The agreement was subsequently revised as discussed below.

On November 5, 2021 the Company entered into an agreement with EarlyBird together with JMP Securities LLC (“JMP”) and JonesTrading Institutional Services LLC (“JonesTrading”) (together, the “Advisors”) to assist the Company in the possible private placement of equity securities and/or debt securities to provide financing to the Company in connection with a Business Combination. The Company shall pay the Advisors a cash fee (the “Transaction Fee”) equal to the greater of (A) $4,000,000, or (B) 5% of the gross proceeds received from the sale of securities to parties that are not excluded investors as set forth in the agreement. All fees paid to the Advisors hereunder shall be paid 40% to JMP, 30% to JonesTrading, and 30% to EarlyBird. The Transaction Fee shall be paid to the Advisors by withholding such fee from the proceeds received.

Deferred Legal Fees

As of March 31, 2023 and December 31, 2022, the Company has incurred legal costs of $3,511,365 and $2,931,887, respectively, related to its prospective initial Business Combination. These costs are deferred until the completion of the Company’s initial Business Combination and are included in accounts payable and accrued expenses on the Company’s condensed balance sheets.

Service Provider Agreements

From time to time the Company has entered into and may enter into agreements with various services providers and advisors, including investment banks, to help us identify targets, negotiate terms of potential Business Combinations, consummate a Business Combination and/or provide other services. In connection with these agreements, the Company may be required to pay such service providers and advisors fees in connection with their services to the extent that certain conditions, including the closing of a potential Business Combination, are met. If a Business Combination does not occur, the Company would not expect to be required to pay these contingent fees. There can be no assurance that the Company will complete a Business Combination.

F-40

Note 7 — Stockholders’ Deficit

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31, 2023 and December 31, 2022, there were no shares of preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue 100,000,000 shares of common stock with a par value of $0.0001 per share. On December 16, 2020, the Company effected a stock dividend of 0.125 of a share of common stock for each outstanding share of common stock, and as a result our Sponsor holds 6,468,750 founder shares of which an aggregate of up to 843,750 shares were subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part. Because of the underwriters’ full exercise of the over-allotment option on February 24, 2021, 843,750 shares are no longer subject to forfeiture. The Company considered the above stock dividend to be in substance a stock split due to the dividend being part of the Company’s initial capitalization. The dividend was therefore valued at par and offset to additional paid-in capital. At March 31, 2023 and December 31, 2022, there were 7,286,250 shares of common stock issued and outstanding, excluding 9,546,357 and 25,875,000 shares of common stock subject to possible redemption, respectively.

Warrants — The Public Warrants will become exercisable 30 days after the completion of a Business Combination. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder (the “30-day redemption period”);

●	if, and only if, the closing price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the warrants become exercisable and ending three business days before the Company sends to the notice of redemption to the warrant holders; and

●	if, and only if, there is a current registration statement in effect with respect to the share of common stock underlying such warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which we issue the additional shares of common stock or equity-linked securities.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

The Private Warrants are identical to the Public Warrants underlying the Units being sold in the IPO, except that the Private Warrants and the common stock issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants are exercisable on a cashless basis and are non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants are redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Representative Shares — The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the Effective Date of the registration statement related to the IPO pursuant to FINRA Rule 5110(g)(1). Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the Effective Date of the registration statements related to the IPO, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the Effective Date of the registration statements related to the IPO except to any underwriter and selected dealer participating in the IPO and their bona fide officers or partners.

F-41

The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their conversion rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

Note 8 — Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at March 31, 2023 and December 31, 2022 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	March 31,	Quoted Prices In Active Markets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
	2023	(Level 1)	(Level 2)	(Level 3)
Description
Assets:
Marketable securities held in the trust account	$98,132,179	$98,132,179	$—	$—
Liabilities:
Warrant liabilities	34,262	—	—	34,262
Sponsor Loan Conversion Option	—	—	—	—

	December 31,	Quoted Prices In Active Markets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
	2022	(Level 1)	(Level 2)	(Level 3)
Description
Assets:
Marketable securities held in the trust account	$262,220,950	$262,220,950	$—	$—
Liabilities:
Warrant liabilities	34,043	—	—	34,043
Sponsor Loan Conversion Option	—	—	—	—

Warrant Liabilities

The Company utilizes a Monte Carlo simulation model to value the Private Placement Warrants at each reporting period, with changes in fair value recognized in the statement of operations. The estimated fair value of the warrant liability is determined using Level 3 inputs. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility of comparable companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

The aforementioned warrant liabilities are not subject to qualified hedge accounting. There were no transfers between Levels 1, 2 or 3 during the period ended March 31, 2023.

	March 31, 2023	December 31, 2022
Stock price	$10.20	$10.06
Strike price	$11.50	$11.50
Term (in years)	5.20	5.27
Volatility	8.60%	9.70%
Risk-free rate	4.81%	4.75%
Dividend yield	0.00%	0.00%

F-42

The following table presents the changes in the fair value of warrant liabilities:

Private Placement Warrants
Fair value as of December 31, 2021	$373,071
Change in valuation inputs or other assumptions	(339,028)
Fair value as of December 31, 2022	$34,043
Change in valuation inputs or other assumptions	219
Fair value as of March 31, 2023	$34,262

Sponsor Loan Conversion Option

The Company established the fair value for the Sponsor Loan Conversion Option using a Monte-Carlo method model, which is considered to be a Level 3 fair value measurement.

The following table provides quantitative information regarding Level 3 fair value measurements for the Sponsor Loan Conversion Option:

	March 31, 2023	December 31, 2022
Stock price	$10.20	$10.06
Strike price of warrants	$11.50	$11.50
Strike price of debt conversion	$1.50	$1.50
Term (in years)	5.21	5.28
Volatility	8.60%	9.70%
Risk-free rate	3.60%	3.99%

There was no change in fair value for the Sponsor Loan Conversion Option for the period ended March 31, 2023. There were no transfers in or out of Level 3 from other levels in the fair value hierarchy during the period ended March 31, 2023 for the Sponsor Loan Conversion Option.

Note 9 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date that the unaudited condensed financial statements were issued. Based upon this review, other than described within these unaudited condensed financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

F-43

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Digital Virgo

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Digital Virgo (the “Company”), as of December 31, 2022 and 2021, the related statements of comprehensive income, changes in shareholders’ equity (deficit) and cash flows for the years then ended, and related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years ended December 31, 2022 and 2021, in conformity with the International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ BF Borgers CPA PC (PCAOB ID 5041)

We have served as Auditor since 2022

Lakewood, CO

May 19, 2023

F-44
Digital Virgo 2021 consolidated financial statements

DIGITAL VIRGO GROUP

A société par actions simplifiée (simplified limited liability company) with share capital of €10,443,498.80

88, rue Paul Bert

69003 LYON

Lyon Trade and Companies Register no. 914 138 615

Combined consolidated financial statements

for the year ended December 31, 2022

F-45
Digital Virgo Group 2022 combined consolidated financial statements

COMBINED CONSOLIDATED FINANCIAL STATEMENTS - IFRS

Combined consolidated income statement

In thousands of euros	Notes	FY 2022 Combined	FY 2021
Revenue	3.21	429,871	390,496

Cost of sales	3.21	(346,463)	(316,749)
Gross profit		83,408	73,747

Sales and marketing expenses		(24,654)	(22,439)
Overheads		(22,900)	(21,534)
Other operating income and expenses	3.21	3,477	(1,358)
Operating profit		39,331	28,416

Net gain on cash and cash equivalents		706	71
Gross cost of financial debt		(5,268)	(2,306)
Net cost of financial debt	3.21	(4,562)	(2,235)

Other financial income and expenses	3.21	(783)	(552)

Profit before tax and associates		33,986	25,629

Income tax	3.23	(8,762)	(9,837)

Loss on net monetary position (hyperinflation)	2.5	(1,069)	(45)

Net profit before profits from discontinued and held-for-sale operations		24,155	15,747

Net profit from discontinued and held-for-sale operations		0	0

Net profit		24,155	15,747
- Group share		23,460	15,131
- non-controlling interests		695	616

Group earnings per share (in euros)	3.12	0.22	0.82
Group diluted earnings per share (in euros)	3.12	0.22	0.81
Weighted average number of ordinary shares	3.12	104,434,988	18,539,884
Diluted weighted average number of ordinary shares	3.12	104,434,988	19,163,885

Combined consolidated statement of comprehensive income

In thousands of euros	Notes	FY 2022 Combined	FY 2021
Net profit		24,155	15,747
Translation differences (including the impact of hyperinflation)		444	124
Remeasurement of hedging derivatives		2,174	4
Total gain (loss) recyclable to income (*)		2,618	128
Remeasurement of net defined benefit liability		150	(27)
Total gain (loss) non-recyclable to income (**)		150	(27)
(*) Of which, tax effect on items recyclable to income		(797)	(2)
(**) Of which, tax effect on items not recyclable to income		0	14
Comprehensive income		26,923	15,848
- Group share		26,144	15,262
- non-controlling interests		779	586

F-46
Digital Virgo Group 2022 combined consolidated financial statements

Combined consolidated statement of financial position

In thousands of euros
ASSETS	Notes	December 31, 2022 Combined	December 31, 2021

Goodwill	3.2	38,804	38,837
Other intangible assets	3.3	19,341	19,561
Property, plant and equipment	3.3	2,198	2,062
Right-of-use assets	3.3	9,896	10,901
Non-current financial assets	3.4	3,821	945
Deferred tax assets	3.23	3,717	2,285
Total non-current assets		77,777	74,591

Trade receivables	3.5	97,629	96,520
Income tax receivables	3.6	2,545	3,214
Tax and social security receivables	3.7	3,819	3,297
Current financial assets	3.8	205	122
Other current assets	3.9	7,288	7,839
Cash and cash equivalents	3.10	33,559	34,872
Total current assets		145,045	145,864

Assets held for sale	3.11	6	0

TOTAL ASSETS		222,828	220,455

LIABILITIES AND SHAREHOLDER’S (DEFICIT) EQUITY	Notes	December 31, 2022 Combined	December 31, 2021

Share capital		10,443	53,671
Additional paid-in capital, reserves and other		82,210	35,235
Comprehensive income		26,144	15,262
Technical allocation of goodwill (a)	2.7	(160,025)	(66,419)
Shareholder’s equity - Group share		(41,228)	37,749
Shareholder’s equity - non-controlling interests		1,309	903
Shareholder’s equity	3.12	(39,919)	38,652

Non-current provisions for liabilities and charges	3.13	1,055	1,065
Non-current financial debt, excluding that relating to lease liabilities	3.14	130,970	4,080
Non-current financial debt relating to lease liabilities	3.14	8,389	9,366
Deferred tax liabilities	3.23	245	32
Other non-current liabilities	3.16	93	302
Total non-current liabilities		140,752	14,845

Current provisions for liabilities and charges	3.13	708	752
Liabilities relating to the acquisition of securities - current	3.15	0	4,570
Current financial debt, excluding that relating to lease liabilities (b)	3.14	21,508	57,961
Current financial debt relating to lease liabilities	3.14	1,880	1,875
Bank overdraft	3.10	746	11
Trade payables	3.17	73,190	75,770
Income tax liabilities	3.6	2,930	938
Other tax and social security liabilities	3.18	16,636	15,419
Other current liabilities	3.19	4,397	9,662
Total current liabilities		121,995	166,958

TOTAL LIABILITIES AND SHAREHOLDER’S (DEFICIT) EQUITY		222,828	220,455

(a)	See note 2.2
(b)	At December 31, 2021, €25,596 thousand had been reclassified as current financial debt due to a failure to comply with a banking covenant ratio at the reporting date.

F-47
Digital Virgo Group 2022 combined consolidated financial statements

Combined consolidated statement of cash flows

In thousands of euros	Notes	FY 2022 Combined	FY 2021
Net profit (including non-controlling interests)		24,155	15,747
Of which, net profit from discontinued and held-for-sale operations		0	0
Net profit before profits from discontinued and held-for-sale operations		24,155	15,747
Net depreciation, amortization and impairment of non-current assets, excluding right-of-use assets	3.22	11,554	9,032
Net depreciation of right-of-use assets	3.22	2,047	2,253
Net provisions (excluding provisions relating to working capital requirements)		205	(82)
Net financial income (expense) relating to stock-based compensation	3.22	155	308
Net financial (income) expense relating to corporate acquisitions	3.25	30	102
Neutralization of the impact of hyperinflation	3.25	944	0
Net (gain) loss on asset disposals		61	221
Operating cash flow before change in working capital requirements but after net cost of financial debt and tax		39,151	27,581
Income tax expense (including deferred tax)	3.23	8,762	9,837
Net cost of financial debt, excluding lease liabilities	3.21	4,365	2,044
Cost of financial debt relating to lease liabilities	3.21	197	191
Operating cash flow before change in working capital requirements and net cost of financial debt and tax		52,475	39,653
Income tax paid		(7,992)	(9,366)
Net gain (loss) on cash and cash equivalents		706	71
Change in working capital requirements:	3.25	(8,863)	(738)
- of which change in net trade receivables		(1,963)	769
- of which change in other receivables		499	(289)
- of which change in trade payables		(2,586)	(452)
- of which change in other liabilities		(4,813)	(766)
Net cash flow from operating activities		36,326	29,620

Payments to acquire intangible assets and property, plant and equipment	3.25	(11,386)	(10,080)
Proceeds from disposals of intangible assets and property, plant and equipment		38	30
Change in financial assets (loans, guarantees and advances granted)		(64)	155
Acquisition of DV Sub shares (a)		(110,763)	0
Cash flows relating to changes of scope	3.25	(3,910)	(4,609)
Net cash flow from investing activities		(126,085)	(14,504)
Purchase of own shares	1.3	0	(8,516)
Capital increase	3.25	5,488	0
Dividends paid during the year		(373)	(1,008)
Proceeds from new borrowings/financial debt (a)	3.14	147,749	8,500
Repayment of borrowings/financial debt, excluding lease liabilities	3.14	(57,989)	(15,678)
Repayment of financial debt relating to lease liabilities	3.14	(2,012)	(2,222)
Net interest paid, excluding interest relating to lease liabilities		(4,393)	(1,914)
Interest on financial debt relating to lease liabilities		(197)	(191)
Net cash flow from financing activities		88,273	(21,029)

Impact of exchange rate changes		(562)	154

Increase (decrease) in cash and cash equivalents		(2,048)	(5,759)
Cash and cash equivalents at the beginning of the year		34,861	40,620
Cash and cash equivalents at end of the year	3.10	32,813	34,861

(a)	See note 1.1

F-48
Digital Virgo Group 2022 combined consolidated financial statements

Combined consolidated statement of changes in shareholders’ (deficit) equity

2021 Consolidated statement of changes in Digital Virgo (DV Sub)’s shareholders’ (deficit) equity

In thousands of euros	Share capital	Additional paid-in capital	Reserves and retained earnings	Transla- tion diffe-rences (a)	Remeasure- ment of hedging derivatives (b)	Actuarial gains and losses on retirement obligations (b)	Stock options and equivalent	Total share-holders’ equity (deficit) - Group share	Non-controlling interests	Total share-holders’ equity (deficit)
At December 31, 2020	55,794	0	(23,313)	(3,294)	(6)	(177)	1,557	30,561	1,325	31,886
Purchase of own shares	(2,500)		(6,016)					(8,516)		(8,516)
Bonus share issue	377		(377)					0		0
Stock-based compensation expenses			1,439	5			(1,136)	308		308
Impact of the initial application of IFRS IC			134					134		134
Allocation correction on past periods, of which hyperinflation			(431)	429		2		0		0
Dividend distribution								0	(1,008)	(1,008)
Comprehensive income (loss) for the year			15,131	154	4	(27)		15,262	586	15,848
At December 31, 2021	53,671	0	(13,433)	(2,706)	(2)	(202)	421	37,749	903	38,652

(a)	Including the impact of hyperinflation in the amount of €57 thousand in 2021.
(b)	Amounts stated net of tax.

2022 Consolidated statement of changes in Digital Virgo Group’s shareholders’ (deficit) equity

In thousands of euros	Share capital	Additional paid-in capital	Reserves and retained earnings	Transla- tion diffe-rences (a)	Remeasure- ment of hedging derivatives (b)	Actuarial gains and losses on retirement obligations (b)	Stock options and equivalent	Total share-holders’ equity (deficit) - Group share	Non-controlling interests	Total share-holders’ equity (deficit)
At December 31, 2021	0	0	0	0	0	0	0	0	0	0
Capital increase in cash	549	4,939						5,488		5,488
Capital increase through contribution of DV Sub shares	9,894	89,052						98,946		98,946
Entry of the Digital Virgo Group - 30 June 2022			(157,835)	(2,188)		(202)	200	(160,025)	903	(159,122)
Neutralisation of the compre- hensive income for the 2022 first semester			(11,268)	(544)	(1)		(123)	(11,936)		(11,936)
Entry of the Digital Virgo Group (c)			(169,103)	(2,732)	(1)	(202)	77	(171,961)	903	(171,058)
Stock-based compensation expenses			155					155		155
Dividends distribution								0	(373)	(373)
Comprehensive income for the year			23,460	360	2,174	150		26,144	779	26,923
At December 31, 2022 Combined	10,443	93,991	(145,488)	(2,372)	2,173	(52)	77	(41,228)	1,309	(39,919)

(a)	Including the impact of hyperinflation in the amount of €944 thousand in 2022 (see note 2.5.2).
(b)	Amounts stated net of tax.
(c)	See note 2.2

F-49
Digital Virgo Group 2022 combined consolidated financial statements

NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Reporting entity

Digital Virgo Group (hereinafter “the Company”) is domiciled in France. The Company’s registered office is located at 88, rue Paul Bert, 69003 Lyon, France. The Company’s combined consolidated financial statements comprise the Company and its subsidiaries (together referred to as “the Group”). The Group’s activities comprise the provision of telecom payment services (the “Telecom Payment” service line), the monetization of content, services and audiences (the “Monetization Solutions” service line) and performance-based digital marketing (the “Digital Marketing” service line).

The purpose of the combined consolidated financial statements for the year ended December 31, 2022 is to present the consolidated financial statements of Digital Virgo Group, which was registered in June 2022, assuming the continuity of the Digital Virgo (hereinafter “DV Sub”) group and taking into account the transactions carried out on June 15, 2022. The method used to prepare the combined consolidated financial statements and the consolidation scope for each period are stated in note 2.1.

These notes form an integral part of the combined consolidated financial statements for the year ended December 31, 2022, authorized by the President on May 19, 2023.

All the information provided below is expressed in thousands of euros, unless indicated otherwise.

1.	Significant events

1.1.	Significant events in the 2022 financial year

1.1.1.	Creation of Digital Virgo Group and acquisition of the Digital Virgo (“DV Sub”) group

Digital Virgo Group, which was incorporated on June 1, 2022, carried out a number of transactions on June 15, 2022 resulting in acquiring all the shares and voting rights in Digital Virgo (“DV Sub”):

a.	Capital increase in cash of €5,487,673 through the issue of 5,487,673 shares in Digital Virgo Group with a nominal value of ten cents plus an issue premium of ninety cents per share.

b.	Capital increase through the issue of 98,946,315 shares in Digital Virgo Group with a nominal value of ten cents plus a transfer premium of ninety cents per share in consideration for the transfer of 8,636,030 shares in DV Sub.

c.	Acquisition in cash of 9,403,649 shares in DV Sub for €107,741,230.

d.	Entry into a €140 million acquisition loan with five banks and four investment funds to finance the acquisition of the DV Sub group and all associated costs, a €30 million renewable credit line to finance the general operating activities and working capital requirements of Digital Virgo Group and its subsidiaries, and an uncommitted €10 million acquisition loan, the characteristics of which are set out in note 3.14.

In October and November 2022, Digital Virgo Group acquired 463,670 shares in DV Sub as a result of exercising stock options, on the same price terms as those used for the transactions carried out on June 15, 2022. The acquisition price, net of the capital increase linked to the issue of shares by DV Sub, was €3,297 thousand.

As at December 31, 2022, there are no longer any DV Sub share option plans or bonus share plans in place, as the plans were fully exercised as part of the restructuring of DV Sub’s shareholder base.

1.1.2.	Completion of the acquisition of the “Solutions” division of Docomo Digital

In May 2022, the Group paid the balance of the purchase price for the “Solutions” division of Docomo Digital of €3,500 thousand.

In July 2022, the Group entered into a settlement agreement with the seller of the “Solutions” division of Docomo Digital, definitively ending the dispute between them. The positive effects of this transaction, which included a price reduction of €1,100 thousand as well as write-offs of debts and receivables, were recognized under “Other operating income and expenses” in the combined financial statements for the year ended December 31, 2022.

F-50
Digital Virgo Group 2022 combined consolidated financial statements

1.1.3.	Listing of Digital Virgo Group

In November 2022, Digital Virgo Group’s shareholders entered into a business combination agreement with Goal Acquisitions Corp. (a Special Purpose Acquisition Company incorporated in the State of Delaware) for the purpose of effecting a business combination with Goal Acquisitions Corp. aimed at the listing of Digital Virgo Group on the Nasdaq stock exchange in 2023.

1.2.	Other information relating to 2022

Disposal of Buongiorno Mobile Rus

The Group began the process of disposing of its Russian subsidiary, Buongiorno Mobile Rus, resulting in a draft sale agreement being signed on November 21, 2022 and amended on January 18, 2023, and which is awaiting the approval of the Russian Government Commission before it can be notarized. In accordance with IFRS 5 on non-current assets held for sale, Buongiorno Mobile Rus’s net assets are shown on a dedicated line in the consolidated statement of financial position. Buongiorno Mobile Rus’ contribution to the Group’s consolidated revenue and net income was €420 thousand and €66 thousand, respectively (excluding the impact of the application of IFRS 5) in 2022 and €1,852 thousand and €(332) thousand respectively (a loss) in 2021.

Disposal of Digital Virgo India

Digital Virgo India Ltd was sold in April 2022. This company had no business activity and its disposal had no material impact on the Group’s consolidated financial statements.

Establishment of Digital Virgo Mali

In September 2022, the Group strengthened its presence in Africa by establishing Digital Virgo Mali, a company wholly owned by Digital Virgo Africa, which is 51% owned by the Group.

War in Ukraine

The Group is not directly affected by the war in Ukraine, given the insignificant nature of the Group’s activities and assets in Russia. The process of disposing of the subsidiary, Buongiorno Mobile Rus, is described above and the impact of the disposal of the Russian subsidiary on the Group’s financial statements is set out in note 3.11. The Group, however, continues to monitor changes in levels of economic uncertainty (inflation, foreign exchange conversion rate, consumer purchasing power, interest rate, etc.) that could have an effect on its future business activities.

1.3.	Update on significant events in 2021

Buyback followed by the cancellation of own shares by DV Sub

In November 2021, DV Sub carried out a share capital reduction, not prompted by losses, by backing back its own shares and cancelling them, in the amount of €8,516 thousand.

Breach of banking covenants at the closing date

As banking covenant ratio no. 2 (free cash flow/debt service) was not met as at December 31, 2021, DV Sub had asked its lenders, after the closing date, to waive their right to accelerate the related commitments, which had been accepted by the lenders during the 2022 financial year. Under IAS 1, and in the absence of a waiver being signed on the reporting date, the entire corresponding debt had been presented in the financial statements as current financial debt. The portion reclassified as current financial debt was €25,596 thousand as at December 31, 2021.

F-51
Digital Virgo Group 2022 combined consolidated financial statements

2.	Valuation methods and consolidation policies

2.1.	Method used to prepare the combined consolidated financial statements

The combined consolidated financial statements for the year ended December 31, 2022 have been prepared based on the following principles:

●	the combined consolidated income statement covers:

○	the activities of Digital Virgo Group since its establishment on June 1, 2022,
○	the financial expenses on Digital Virgo Group’s debts from June 15, to December 31, 2022,
○	the activities and the financial expenses on the debts of DV Sub and its subsidiaries from January 1, 2022 to December 31, 2022.

●	the combined consolidated statement of cash flows covers:

○	an opening cash position corresponding to DV Sub’s cash position at December 31, 2021,
○	cash flows linked to the activities of Digital Virgo Group since its establishment on June 1, 2022,
○	the financial expenses on Digital Virgo Group’s debts from June 15, to December 31, 2022,
○	cash flows linked to the activities and the financial expenses on the debts of DV Sub and its subsidiaries from January 1, 2022 to December 31, 2022,
○	repayment of lines of credit taken out by DV Sub under the July 2016 loan agreement,
○	financing arrangements linked to the loan agreement entered into by Digital Virgo Group in June 2022 (see note 1.1).

●	the combined consolidated statement of financial position is that of Digital Virgo Group as at December 31, 2022. In practice, the combined information relating to its assets and liabilities excluding shareholders’ equity corresponds to the consolidated information of Digital Virgo Group.

●	the opening balances of the tables showing changes in the items included in the combined consolidated statement of financial position correspond to DV Sub’s closing balance as at December 31, 2021, and include DV Sub’s debt, but exclude the debt of Digital Virgo Group, which was taken out in June 2022.

The 2021 comparative data comprises the consolidated financial statements of DV Sub and its subsidiaries.

2.2.	Accounting treatment of the acquisition of Digital Virgo (“DV Sub”) by Digital Virgo Group

In 2022, analysis of the acquisition of the DV Sub group by Digital Virgo Group leads to the conclusion that there was no business combination within the meaning of IFRS 3, because (i) the shareholders who exercise control over Digital Virgo Group and those who exercised control over DV Sub before its acquisition by Digital Virgo Group are identical, and (ii) Digital Virgo Group, before the acquisition of DV Sub, was a shell company that did not meet the definition of a business under IFRS 3.

The transaction may be analyzed as an internal reorganization under common control carried out by establishing a new company, the financing of which was provided by both a capital increase and borrowing. As this type of combination is excluded from the scope of IFRS 3 (under sections 2© and B1 to B4 of the standard), the transaction must be accounted for based on the “business continuity” principle and using historical accounting values.

The internal reorganization resulted in the integration of DV Sub’s assets and liabilities into the financial statements of Digital Virgo Group at their book value without any recognition of goodwill. The difference between the value of DV Sub’s shares (excluding acquisition costs and net of the capital increase linked to the exercise of stock options over DV Sub shares) for Digital Virgo Group (€209,710 thousand) and the consolidated net financial position of DV Sub (€37,749 thousand) has been recognized as a deduction from consolidated shareholders’ equity under “Technical allocation of goodwill” in the amount of €171,961 thousand. For the purposes of the combined financial statements, the consolidated net financial position of DV Sub as at January 1, 2022 has been used (see statement of changes in equity).

The same treatment had been applied in respect of the acquisition performed by DV Sub in 2016, where DV Sub acquired a group of companies whose controlling shareholders were essentially the same. This acquisition resulted in the recognition as a deduction from consolidated shareholders’ equity of €66,419 thousand under “Technical allocation of goodwill”.

F-52
Digital Virgo Group 2022 combined consolidated financial statements

2.3.	Accounting principles and methods

2.3.1.	Regulatory framework

The combined consolidated financial statements have been drawn up in accordance with the recognition, measurement and presentation rules set out in the International Financial Reporting Standards (IFRS) framework (standards, amendments and interpretations) as issued by the International Accounting Standards Board (“IASB”).

The term “IFRS” jointly refers to international accounting standards (International Financial Reporting Standards (“IFRS”) and International Accounting Standards “IAS”) and the interpretations of the Standing Interpretations Committee (“SIC”) and the IFRS Interpretations Committee (“IFRS IC”). The principal accounting policies used to prepare the financial statements are described below.

The Group has adopted the standards, amendments and interpretations issued by the IASB that are mandatory for financial years beginning on or after January 1, 2022, namely:

●	Amendments to IFRS 3 – Reference to the conceptual framework,
●	Amendments to IAS 37 – Onerous contracts – Cost of fulfilling a contract,
●	Amendment to IAS 16 – Property, plant and equipment – Proceeds before intended use,
●	Annual improvements to standards – 2018-2020 (amendments to IAS 41 – Taxation in Fair Value Measurements, IFRS 1 – Subsidiary as a First-time Adopter, IFRS 9 – Derecognition of Financial Liabilities, IFRS 16 – Lease Incentives),
●	IFRIC decision on demand deposits with restrictions on use.

These amendments did not have a material impact on the Group’s financial statements as at December 31, 2022.

Application of the IFRIC decision published in April 2021 on the capitalization of SaaS software configuration or adaptation costs did not have a material impact on the Group’s financial statements.

The Group decided not to opt for the early application of the standards, amendments and interpretations issued by the IASB, but which could have been adopted early in 2022, that will come into force after January 1, 2023. These principally comprise the following amendments:

●	Amendments to IAS 1 - Disclosure of Accounting Policies,
●	Amendments to IAS 8 - Definition of accounting estimates,
●	Amendments to IAS 12 - Deferred Tax related to Assets and Liabilities arising from a Single Transaction,
●	Amendments to IAS 1 - Classification of Liabilities as Current or Non-Current
●	Amendments to IAS 1 - Non-current liabilities with covenants,
●	IFRS 16 amendments - Lease Liability in a Sale and Leaseback,
●	Amendment to IFRS 10 and IAS 28 - Sales or contributions of assets between an investor and its associate/joint venture.

The Group does not expect these amendments to have a material impact on its financial statements.

2.3.2.	Use of estimates and assumptions

The Group regularly uses estimates and makes assumptions that have an impact on the carrying amount of certain asset and liability items, on income and expenses and on the disclosures provided in the notes to the financial statements. The main items concerned by the use of estimates and assumptions are:

●	impairment tests on goodwill (see note 3.2) and other intangible assets (see note 3.3),
●	the recognition of business combinations and the related contingent earn-out amounts,
●	deferred tax assets (see note 3.23),
●	the distinction between agent and principal (see note 2.20),
●	provisions for liabilities and charges (see note 3.13), and
●	the term of the leases and the discount rate used for their restatement (see note 2.10).

These estimates and assumptions are subject to regular revisions and analyses based on historical data and the most probable forecasts. A change in the estimates and assumptions used could affect the amounts recorded in the financial statements.

In accordance with IAS 10, estimates by the Group’s management were based on the most recent information available as at December 31, 2022, while also taking events after the reporting period into account.

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Digital Virgo Group 2022 combined consolidated financial statements

The geopolitical tensions associated with the direct and indirect consequences (inflation, etc.) of the crisis in Ukraine have not yet had a material impact on the Group’s financial statements and have not given rise to material changes in estimates or an increase in uncertainties linked to certain items affecting the financial statements. The Group nonetheless continues to monitor changes in levels of economic uncertainty (see note 1.2).

As at December 31, 2022, the Group was not subject to the European taxonomy regulation.

The Group has not yet identified any material impacts on the financial statements associated with climate risks, such as changes in the useful lives of assets, impairment tests, the recognition of provisions for liabilities or significant investment expenses.

2.4.	Consolidation methods

Companies over which Digital Virgo Group exercises direct or indirect control are fully consolidated. The analysis to determine exclusive control is performed using the criteria defined by IFRS 10 (direct or indirect power to direct the financial and operating policies of the relevant activities, exposure to variable returns and ability to use its power to affect those returns).

Within the Group, such control is generally presumed to exist in companies in which Digital Virgo Group directly or indirectly holds more than 50% of the voting rights. To assess control, Digital Virgo Group takes into account potential voting rights that can be immediately exercised as well as those that can be exercised when decisions must be made regarding key activities.

The financial statements of controlled entities are included in the consolidated financial statements from the date on which control is obtained until the date on which control is lost.

Companies over which the Group has a significant influence, without exercising control, are accounted for using the equity method. Significant influence is presumed when the Group owns more than 20% of the voting rights.

Companies over which the Group has no significant influence and does not exercise control are not consolidated. Non-consolidated investments were not material in the periods under review.

The analysis of joint arrangements made using the criteria defined by IFRS 11 did not lead to the identification of any joint ventures or joint activities.

The list of entities included in the consolidation scope is provided in note 3.1.

All companies included in the consolidation draw their accounts up to December 31, each year.

Intra-Group transactions (purchases, sales, dividends, receivables, liabilities, provisions, profits and losses on internal transfers, etc.) involving fully-consolidated companies are eliminated on consolidation. In the case of equity associates, only dividends and capital gains or losses on disposals are eliminated.

The acquisition of control of a company previously accounted for using the equity method is treated as the disposal of the shares previously accounted for using the equity method followed by the acquisition of all of the shares held after the acquisition of control.

2.5.	Currency translation methods

The Group’s reporting currency is the euro.

2.5.1.	Translation of foreign currency-denominated transactions

Transactions denominated in a foreign currency are translated at the exchange rate prevailing on the transaction date.

In the case of monetary assets and liabilities, differences between the day’s exchange rate used and the payment exchange rate or between the rate on the transaction day and the year-end rate, are recorded in operating profit or within financial income and expenses depending on the nature of the transaction.

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Digital Virgo Group 2022 combined consolidated financial statements

2.5.2.	Translation of foreign companies’ financial statements

Items expressed in foreign currency relating to foreign companies are translated as follows:

●	the income statement is translated at the average exchange rate for the year,

●	the assets and liabilities of an activity abroad, including goodwill and fair value adjustments resulting from the acquisition, are translated into euros using the year-end exchange rate, with the exception of common stock and reserves, which are maintained at the historical rate,

●	the translation differences arising on these translations are recognized in other comprehensive income for the year and accumulated in the translation reserve on the balance sheet, unless the translation difference is allocated to non-controlling interests,

●	translation differences are recognized in the consolidated income statement when the Group no longer exercises control.

Goodwill relating to the acquisition of foreign subsidiaries is recognized in the currency of the subsidiary.

Hyperinflation

In a hyperinflationary situation resulting in the application of IAS 29 “Financial Reporting in Hyperinflationary Economies”, non-monetary assets and liabilities are restated using a general price index since acquisition, when the impacts are significant. The items in the income statement and statement of comprehensive income are restated by applying the change in the general prices index after the initial recognition of income and expense items in the financial statements. The adjusted financial statements (statement of financial position and income statement) are translated at the exchange rate prevailing on the last day of the reporting period.

For the two years presented, Argentina was classified as a hyperinflationary country and the treatment described above was applied.

The impacts arising from the remeasurement of non-monetary assets and liabilities are presented in translation adjustments in the amount of €944 thousand as at December 31, 2022, compared with €57 thousand as at December 31, 2021. Foreign exchange losses recognized in the income statement under “Loss on net monetary position (hyperinflation)” were €1,069 thousand as at December 31, 2022 (€944 thousand of which related to the revaluation of non-monetary assets and liabilities), compared with €45 thousand as at December 31, 2021.

Turkey has been considered a hyperinflationary country since January 1, 2022. In view of the immaterial impacts, the subsidiary’s financial statements have not been restated in accordance with IAS 29.

2.6.	Operating segments

The analysis carried out in accordance with IFRS 8 resulted in the use of geographical segmentation. The Group’s primary operational decision-makers review the consolidated income statements, consolidated statements of financial position and consolidated statements of cash flows prepared in accordance with IFRS and assess the Group’s performance and allocation of resources, based on this segmentation.

The geographical regions have been determined by grouping together countries in which the Group’s subsidiaries are established with similar economic characteristics, taking into account their similarities in terms of risks, strategy, regulatory constraints and profitability.

This analysis has resulted in the identification of four geographical segments and one corporate segment (see note 3.20).

2.7.	Goodwill

The accounting treatment of internal reorganizations under common control is specifically explained in note 2.2.

The principles presented below are those set out in Revised IFRS 3.

Goodwill represents the difference between the consideration transferred, including non-controlling interests, and the fair value of the identifiable assets and liabilities determined on the acquisition date. Goodwill is recorded in the functional currency of the companies acquired. The goodwill is presented in “Goodwill in progress” when the analysis of the business combination has not been finalized at the reporting date. The fair values and goodwill amounts are finalized within a period of one year starting from the acquisition date. Any changes made after this date are recognized in profit or loss, including those relating to deferred tax assets. When the difference between the consideration transferred and the fair value of the identifiable assets and liabilities is negative, the difference is recognized directly in the profit or loss of the year in which control is acquired.

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Digital Virgo Group 2022 combined consolidated financial statements

The consideration transferred includes the estimated impact of any adjustments to the acquisition price, such as earn-outs. Earn-outs are calculated using the criteria specified in the acquisition agreement (revenue, earnings, etc.) and in accordance with the assumptions that are deemed the most probable. They are re-estimated at each reporting date and any changes are reflected in profit or loss after the acquisition date (including within the period of one year from the acquisition date). They are discounted when the impact is material. The effect of the unwinding of the discounting of the debt recorded in liabilities is recognized under “Other financial income and expenses”. In accordance with IFRS 3, the earn-outs that have a continuing employment provision are deemed to be additional post-acquisition remuneration and taken to profit or loss over the employment period. The corresponding expense is recognized in the income statement under the “Other operating income and expenses” heading if the impact is deemed to be unusual and material.

Upon acquisition of control, the Group measures the non-controlling interests either at their fair value (full goodwill method) or based on their share of the net assets of the company acquired (partial goodwill method). The choice is made for each acquisition individually.

Changes in the Group’s ownership percentage in a subsidiary that do not result in control being lost are recognized as equity transactions. The impact is recognized in reserves and retained earnings.

Goodwill relating to equity-accounted companies is recognized on the balance sheet as “Investments in equity associates”.

Goodwill is allocated on the acquisition date to a cash-generating unit or group of cash-generating units on the basis of the synergies the Group expects. In practice, the cash-generating units correspond to the geographic regions and, for France, to the type of business platform.

Goodwill is not amortized. They are subject to impairment tests in accordance with the procedures defined in note 2.11 as soon as there is an indication of impairment, and at least once a year.

A loss in value that meets the definition of impairment is recorded as “Other operating income and expenses”. Impairment on a fully-consolidated company cannot be reversed. Impairment recognized on an investment in an equity associate may be reversed if the events that caused the impairment have ceased.

2.8.	Intangible assets

Research costs

Research costs are recognized in operating expenses when they are incurred.

Brands

Brands are recognized at their acquisition cost when acquired separately or at fair value in a business combination.

Brands are not amortized as they have an indefinite useful life.

Other intangible assets

Other intangible assets essentially comprise software acquired or IT development costs relating to software and technology platforms produced in-house or contracts acquired.

In-house development costs of software and technology platforms are recognized in intangible assets if they meet the following criteria:

●	technical feasibility,
●	intention to complete the asset and either use or sell it,
●	ability to use or sell it,
●	probable future economic benefits,
●	availability of resources and ability to reliably measure the expenditures relating to the assets.

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Digital Virgo Group 2022 combined consolidated financial statements

In-house production costs satisfying the above-mentioned criteria are recognized as assets based on the amount of direct costs attributable to each asset and are amortized over the expected useful lives of these assets.

Software licenses, software and technology platforms are amortized on a straight-line basis over the Group’s estimate of their expected useful lives, i.e. over a period of 3 to 5 years. The contracts acquired in 2017 from the Netsize group are amortized on a straight-line basis over a period of 7 years.

As indicated in note 2.3.1, the application of the IFRIC decision published in April 2021 on the capitalization of SaaS software configuration or adaptation costs did not have a material impact on the Group’s financial statements.

2.9.	Property, plant and equipment

Property, plant and equipment, excluding right-of-use assets

Property, plant and equipment are recognized at acquisition cost (purchase price, incidental costs and other costs directly attributable to the asset).

The Group has not opted to remeasure any assets.

Application of the component-based approach has no impact in the Group given the nature of the assets concerned.

Similarly, application of IAS 23 “Borrowing Costs” did not result in borrowing costs being incorporated in the value of any property, plant and equipment in the absence of any material eligible assets.

The net value recognized in the statement of financial position corresponds to the initial cost less accumulated depreciation and any impairment losses recognized in accordance with the provisions described in note 2.11.

The depreciable amount of property, plant and equipment is its acquisition cost, when no material residual value has been identified.

Property, plant and equipment are depreciated on a straight-line basis over the Group’s estimate of their expected useful lives, i.e.:

●	Production equipment: 3 to 5 years,
●	Premises fixtures and fittings: 5 to 10 years,
●	Office furniture and equipment: 5 to 10 years,
●	Vehicles: 5 years.

2.10.	Leases

Leases, or contracts that contain a lease, are defined under IFRS 16 as contracts that convey the right to control the use of an identified asset for a period of time in exchange for consideration. Leases that meet this definition are accounted for in accordance with the procedures defined below, except where exemptions are provided for by the standard (lease terms of less than 12 months or underlying assets of low value):

●	as at the lease commencement date, the Group recognizes a right-of-use asset and a lease liability;
●	the lease liability is measured at the present value of the lease payments that are not yet paid, over the lease term. The present value is determined using the incremental borrowing rate calculated for each country, based on the lease term. The incremental borrowing rate corresponds to a “duration” rate (taking into consideration the payment profile of the lease payments), and not a bullet rate;
●	the term of a lease is the period for which it is enforceable, which corresponds to the non-cancellable period, plus periods covered by an option to extend the lease that the Group is reasonably certain to exercise and periods covered by an option to terminate the lease that the Group is reasonably certain not to exercise.

The analysis has resulted in the restatement of real estate leases only. For those contracts not restated as leases, the lease payments are expensed on a straight-line basis over the term of the contract concerned.

The terms used for leases in France correspond, in practice, to the enforceable period of nine years (“3/6/9” commercial leases): non-cancellable period of three years and certainty that the option to extend will be exercised after three and six years.

There are no early termination clauses in the various leases and there are no clauses that would cause lessors to pay the Group a non-negligible penalty if the lease is not renewed at the end of the non-cancellable period. There are also no economic incentives that may encourage either of the parties not to terminate the lease.

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Digital Virgo Group 2022 combined consolidated financial statements

Lease payments correspond to fixed payments, variable payments that depend on an index or a rate, and the exercise price of a purchase option if the lessee is reasonably certain to exercise that option. In practice, most of the lease payments are fixed. There are no purchase options and no particularly significant penalties in the event of the termination of the lease at the lessor’s initiative.

The right-of-use asset is measured in accordance with the cost model. The cost is reduced by any accumulated depreciation and accumulated impairment losses, and adjusted for any remeasurement of the lease liability. In the absence of a purchase option, right-of-use assets are depreciated over the term of the lease as defined above.

Building improvements relating to leases are depreciated over periods that are, in practice, close to the enforceable period used.

2.11.	Impairment testing

Impairment tests are carried out at least once a year for all unamortized intangible assets and for other non-current assets for which there is evidence of impairment. The tests are carried out either at the level of the individual assets or at the level of the cash-generating units, which correspond to the smallest identifiable group of assets that generates largely independent cash inflows.

As at December 31, 2022, the Group has identified six cash-generating units (CGUs) based on geographic region and, for France, based on the nature of the business platforms, unchanged from the 2021 financial year. The Telecom platform provides monetization solutions and payment services (it groups together the “Telecom Payment” and “Monetization Solutions” service lines) and the Marketing platform provides marketing services (this corresponds to the “Digital Marketing” service line). The cash-generating units are summarized in note 3.2.

Goodwill is tested at the level of the cash-generating units.

A provision for impairment losses is recognized when the carrying amount of an asset or group of assets exceeds its recoverable amount. The recoverable amount is equal to the higher of the fair value less costs to sell when it can be reliably measured and the value in use. In practice, the Group uses the value in use, which corresponds to the discounted projected cash flows over three years, taking into account the terminal value.

The discount rate is established after the tax effect, but a pre-tax calculation would produce a similar result. The discount rate factors in the following elements: risk-free rate, equity market risk premium, beta coefficient in order to adjust the market risk for the segment risk and, where applicable, a risk premium specific to the cash-generating units (mainly country risk premium).

The projected cash flows do not take into account the flows relating to growth investments and flows relating to future restructuring measures to which the Group is not committed.

The terminal value is established by discounting to infinity a normative cash flow using a perpetual growth rate corresponding to the relevant geographical regions and/or business platforms.

Sensitivity tests are performed by varying the actuarial assumptions and certain key operating indicators (operating profit plus depreciation/amortization charges, investments and working capital requirement).

Impairment losses recognized on a cash-generating unit are first charged to goodwill, then to the value of other assets within the cash-generating unit up to the amount of their recoverable amount.

Impairment losses recognized on depreciable/amortizable assets reduce their carrying amount.

As stated in notes 1.2 and 2.3.2, the geopolitical crisis linked to the war in Ukraine as well as economic uncertainties and climate risks have not yet had a material impact on the procedures for carrying out impairment tests as of December 31, 2022.

The analysis carried out did not lead to the identification of assets related to leases that would have to be tested independently of a cash-generating unit.

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Digital Virgo Group 2022 combined consolidated financial statements

2.12.	Non-current financial assets

In accordance with IFRS 9, non-current financial assets are broken down into the following three categories:

Financial assets measured at amortized cost: financial assets for which the purpose of the business model is to receive contractual cash flows, and the contractual terms of which provide, at specified dates, for cash flows corresponding solely to payments of principal and interest. Non-current financial assets measured at amortized cost mainly comprise deposits and guarantees. Where expected losses are identified, an impairment provision is recognized. In practice, the analysis did not lead to the recognition of any impairment provisions.

Financial assets measured at fair value, with changes in fair value recognized in other comprehensive income that may be recycled to profit or loss: financial assets for which the purpose of the business model is both to receive contractual cash flows and to sell the assets, and the contractual terms of which provide, at specified dates, for cash flows corresponding solely to payments of principal and interest. The Group does not hold any non-current assets that meet this definition.

Financial assets measured at fair value, with fair value changes recognized in profit or loss: these are financial assets that do not fall into the first two categories. The Group does not hold any material non-current assets that meet this definition.

The three fair value levels defined by IFRS 13 are presented in note 2.24.

2.13.	Trade receivables – Contract assets and liabilities

Trade receivables

Trade receivables are measured at fair value, which in the Group’s case is close to the face value.

Trade receivables relate mainly to telecom operators and aggregators whose contractual payment terms are generally between 30 days and 90 days after the end of the month.

Where relevant, receivables assigned in connection with financing transactions (factoring, discounted bills not yet due, French “Dailly” assignments, etc.) are maintained in trade receivables when the Group retains the majority of the risks and rewards. There are no assigned receivables for the years under review.

No contracts contain a significant financing component.

Impairment losses are recognized to take account of expected losses, as follows:

●	For non-performing receivables, for which there is a high risk of default: the provision for impairment is recognized on a case-by-case basis.
●	Trade receivables for which there is evidence of impairment (payment delays, disputes, etc.): provisions are recognized on a case-by-case basis, taking into account available qualitative and quantitative information; in practice, provisions are generally recognized in the event of a dispute, since the analysis does not highlight any material default risk solely on the basis of a delay in settlement, regardless of the customer’s financial circumstances.

With this in mind, the accounts receivable risk is considered to be immaterial overall, given the nature of the customer-base. It is assessed at the end of each reporting period.

Under netting agreements, the credit risk relates to a net amount.

Details of the revenue recognition method are provided in note 2.20.

Netting agreements

These netting agreements simplify payments to and from certain telecom operators in France and are net of settlement expenses on receivables. Trade receivables within the scope of netting agreements are presented on the balance sheet for the amounts detailed in note 3.5.

Other assets relating to customer contracts

There are no assets relating to the costs of obtaining or executing contracts.

Customer contract liabilities

Customer contract liabilities correspond mainly to advance payments received from telecom operators and deferred income. They are recognized under “Other current liabilities”.

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Digital Virgo Group 2022 combined consolidated financial statements

2.14.	Current financial assets – Cash and cash equivalents

Current financial assets are broken down into the same categories as non-current financial assets.

“Cash and cash equivalents” comprises immediately available cash (current bank account balances, cash in hand, etc.) and short-term investments that are liquid, easily convertible into a known amount of cash and subject to negligible impairment risk.

Marketable securities and other cash equivalents are measured at fair value at the end of each reporting period. Changes in fair value are recognized in profit or loss (under “Financial assets measured at fair value”).

Short-term investments and deposits not meeting the above-mentioned criteria are presented in “Current financial assets”.

2.15.	Assets and liabilities held for sale

IFRS 5 (Non-current Assets Held for Sale and Discontinued Operations) applies to subsidiaries or businesses where:

●	a decision to sell has been made by management,
●	an active disposal plan has been put in place,
●	a disposal is highly likely within one year.

As at December 31, 2022, the Group applied IFRS 5 to its subsidiary Buongiorno Mobile Rus, as the conditions set out in IFRS 5 were met as at the reporting date. The application of the standard resulted in the subsidiary’s assets and liabilities being presented on a specific line of the statement of financial position and in an impairment loss being recognized, since the proposed sale price, net of sale costs, is less than the carrying amount of the subsidiary’s net assets.

As the Russian subsidiary’s business activity is immaterial to the Group, and as subsidiary does not have a material impact on the Group’s consolidated financial statements, IFRS 5 was only applied to the statement of financial position. The impacts on the 2022 financial statements are described in detail in note 3.21.

2.16.	Employee benefits

Short-term benefits

Short-term benefits (wages and salaries, social security contributions, etc.) are expensed in the year in which the services are rendered by the employees.

Post-employment benefits

Post-employment benefits comprise:

●	defined contribution plans (the Group’s obligation is limited to payment of the contributions): the contributions are expensed in the year in which the services are rendered by the employees;
●	Defined benefit plans (the Group has an obligation to pay agreed benefit levels to its active and former employees; the actuarial risks are thus borne by the Group): the Group’s commitments are determined using the projected unit credit method that takes into account actuarial assumptions (staff turnover rates, salary increases, discount rate and mortality rate).

The spreading of obligations under post-employment regimes is treated as follows:

●	for collective agreements that meet the three criteria defined by the IFRS IC decision published in May 2021 (entitlements defined based on length of service, existence of a cap on entitlements, condition that the employee is still in employment on the retirement date), the obligation is spread pro rata to the length of service calculated using only the years of service that give rise to the entitlements;
●	for collective agreements that do not meet these three criteria, the obligation continues to be spread proportionally by reference to the ratio between current length of service and total length of service.

Under Revised IAS 19, actuarial gains and losses are recognized in other comprehensive income not recyclable to profit or loss at their amount net of tax, and the effects of plan changes are recognized in operating profit.

No plan changes occurred in the years under review.

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Digital Virgo Group 2022 combined consolidated financial statements

The Group does not outsource the financing of its retirement obligations.

The itemized changes relating to retirement obligations are presented in note 3.13.

Other long-term benefits

Other long-term benefits include benefits to be paid to employees more than one year after the end of the reporting period. These benefits are discounted if the impact is material.

Actuarial gains and losses and the impacts of plan changes are recognized immediately in profit or loss.

Termination benefits

Termination benefits (e.g. severance pay) are recognized immediately upon the Group initiating proceedings regarding a member of staff.

Stock-based payments

Stock-based payments comprise options to subscribe for shares and the award of bonus shares issued by DV Sub. Their fair value has been established at the outset by an appraiser by applying the Black & Scholes method.

Share-based payment plans that are settled in shares:

The fair value of the benefits granted by the Group in return for services rendered (fixed at the date on which the rights are vested) is expensed over the vesting period, with a corresponding increase in reserves, taking into account a probability that the vesting conditions will be met (continuing employment-based conditions and performance-based conditions). The probability that the vesting conditions will be met is reassessed at the end of each reporting period. On expiry of the vesting period, the amount of cumulative benefits recognized, corresponding to the rights effectively vested, is maintained in equity, whether or not the options have actually been exercised. Upon exercise of the options, the exercise price is recognized in cash with a corresponding entry to equity.

Details of the stock-based payments are provided in note 3.12.

There are no cash-settled share-based payment plans for the two financial years presented.

2.17.	Provisions for liabilities and charges (excluding employee benefits) - Contingent assets and liabilities

Provisions for liabilities and charges (excluding liabilities relating to tax uncertainties - see note 2.19)

A provision for liabilities and charges is recognized when:

●	the Group has a present obligation, legal or constructive, as a result of a past event, that exists regardless of any future action by the Group,
●	it is probable that an outflow of resources representing economic benefits will be required in order to extinguish the obligation,
●	the amount of the obligation can be reliably estimated.

Provisions for liabilities and charges are split between current liabilities and non-current liabilities according to the expected due date. Provisions due in more than one year are discounted if the impact is material.

Contingent assets and liabilities

Contingent assets are disclosed in the notes to the financial statements when their realization is probable.

Contingent liabilities are disclosed in the notes to the financial statements when the impact is deemed material.

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Digital Virgo Group 2022 combined consolidated financial statements

2.18.	Financial debt

Financial debt is recognized at amortized cost by determining an effective interest rate at the inception date of the loan agreement. The calculation of the effective interest rate includes borrowing costs and, where applicable, redemption premiums.

The rules for accounting for debt relating to lease liabilities are presented in note 2.10 above.

No financial debt is recognized at fair value, except for liabilities relating to earn-outs, which are recognized and remeasured at fair value at each reporting date, as contractually stipulated.

Debt restructuring is treated in accordance with the amendment to IFRS 9.

Non-current bank debt is reclassified as current financial debt where loan agreements provide that breaches of certain ratios shall result in the acceleration of the associated loan, save where a waiver is granted by the lenders before the closing date of the relevant financial year.

Reverse factoring transactions are recognized as financial debts where they are entered into with a financial institution and result in a material change to the contractual terms of payment with suppliers.

2.19.	Current and deferred tax

Deferred tax is calculated using the liability method for temporary differences existing between the accounting bases and the tax bases of the consolidated assets and liabilities (with the exception of goodwill and interests in subsidiaries). It is calculated by applying the latest tax rate enacted or substantively enacted applicable to the period in which the item is expected to reverse.

Deferred tax assets from tax loss carry-forwards are recognized only when they can be attributed to temporary tax differences or future taxable earnings. The attribution to future taxable earnings is recognized when projections validated by the Group’s management indicate that there is sufficient probability of realization or recovery. In practice, these projections are prudently limited to three years.

Within any given taxable entity (company or tax group), deferred tax assets and liabilities are offset, regardless of their maturity, when the tax entity has the right to offset its current tax assets and liabilities, and the deferred tax assets and liabilities concerned relate to the same tax authority.

Deferred tax assets and liabilities are recognized in non-current assets and liabilities.

Deferred taxes calculated on items recognized directly in other comprehensive income are also recognized in other comprehensive income.

Deferred tax assets and liabilities are not discounted.

The Group classifies the CVAE (Cotisation sur la Valeur Ajoutée des Entreprises - company value added contribution) as income tax.

In addition, the Group presents the Research Tax Credit (Crédit d’Impôt Recherche - CIR) as a subsidy under “Other operating income and expenses” on the income statement. The Group did not receive any subsidies related to capitalized internal development costs.

Liabilities relating to tax uncertainties are recognized as current tax liabilities. The analysis did not lead to the recognition of any liabilities relating to tax uncertainties in respect of the periods under review.

2.20.	Revenue

The Group’s activities comprise the provision of telecom payment services (the “Telecom Payment” service line), the monetization of content, services and audiences (the “Monetization Solutions” service line) and performance-based digital marketing (the “Digital Marketing” service line).

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Digital Virgo Group 2022 combined consolidated financial statements

The principles of revenue recognition are defined in IFRS 15 based on a five-step analysis:

●	identifying the contract;
●	identifying the different performance obligations, i.e. the list of the distinct goods or services that the seller has undertaken to provide to the buyer;
●	determining the overall price of the contract;
●	allocating the overall price to each performance obligation; and
●	recognizing revenue when a performance obligation is fulfilled.

The rules for presenting and recognizing revenue, which is equal to all income from the consolidated companies’ ordinary activities, are set out below for each service line:

Telecom Payment: the Group acts as agent for professional customers (commercial websites, content editors, etc.). It provides a technical service to commercial websites and content editors, enabling them to monetize the services and content they provide to their end consumers through the billing systems of telecoms operators. Consequently, the revenue recognized corresponds to the net commission attributable to the Group, i.e. the revenue received from the telecom operator less the amount passed on to the professional customer. The trigger for revenue recognition is the dissemination and marketing of content, services and audiences.

Monetization solutions: the Group acts as principal vis-à-vis the end consumer, since it controls the service or content prior to delivery to the customer, has the right to set the price for the service or content and has primary responsibility for the service or content delivered as well as the risk associated with purchasing content. In such a situation, the revenue recognized corresponds to the revenue billed to the end consumer via the telecom operator. The trigger for revenue recognition is the dissemination and marketing of content, services and audiences.

Digital Marketing: the Group acts as principal vis-à-vis its customers, with regard to the criteria defined in IFRS 15, in particular the criterion concerning control over the service before it is delivered to the customer. Revenue corresponds to the amount billed to the advertiser, which includes the consultancy assignments carried out and communication services provided by the Group and the acquisition of the advertising space selected in connection with these services. The trigger for revenue recognition is the dissemination of campaigns on social media.

In addition to the information presented above for each of the three service lines, the analyses led to the identification of a single performance obligation. The contracts do not provide for a significant variable consideration. Furthermore, contractual payment terms are generally between 30 days and 90 days from the end of the month (see note 2.13) and do not contain a financing component.

The portion of revenue linked to estimates is not material. As indicated in note 2.3.2, the exercise of judgment relates to the distinction between agent and principal.

2.21.	Presentation of operating income and expenses

The Group has opted to present its operating expenses by function. Expenses have been broken down between the following headings:

●	Cost of sales,
●	Sales and marketing expenses,
●	Overheads,
●	Other operating income and expenses.

The “Gross profit” corresponds to revenue less the cost of sales.

The “Other recurring operating income and expenses” item comprises mainly foreign exchange gains and losses on commercial transactions, the Research Tax Credit (CIR) and operating subsidies, other net income from the re-billing of the cost of premises and administrative services to IODA (the main shareholder of the Digital Virgo Group) and its subsidiaries, income and expenses such as gains and losses on disposals, asset impairment charges, restructuring expenses, items relating to the acquisition of companies and businesses (additional post-acquisition remuneration, acquisition costs, negative goodwill, etc.), and penalties and litigation costs where they are material, unusual or infrequent and are therefore likely to disrupt the readability of operating profit.

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Digital Virgo Group 2022 combined consolidated financial statements

2.22.	Earnings per share (EPS)

Earnings per share is calculated by dividing the net profit, Group share, by the weighted average number of ordinary shares in issue during the fiscal year after elimination of treasury stock.

Diluted earnings per share is calculated by dividing the net profit, Group share (restated where relevant for interests on potential shares) by the weighted average number of ordinary shares in issue during the fiscal year after elimination of treasury stock and after taking into account the weighted average number of ordinary shares that would be issued on conversion of the potentially dilutive shares.

2.23.	Statement of cash flows

The combined statement of cash flows is presented using the indirect method (starting with net profit for the year).

Cash flows for the year are split between flows generated by operating activities, investing activities and financing activities.

Operating cash flow before changes in working capital requirements and the net cost of financial debt and tax is determined by adding to (or deducting from, as the case may be) net profit:

●	net depreciation, amortization and impairment of non-current assets,
●	net depreciation of right-of-use assets,
●	net charges to provisions (excluding current provisions),
●	stock-based compensation expenses,
●	accrued expenses relating to corporate acquisitions (additional post-acquisition remuneration spread over the employment period), including discount expenses,
●	neutralization of the impact of hyperinflation,
●	the net (gain) loss on asset disposals,
●	the share of profit (losses) of investments in equity associates,
●	the tax expense, and
●	the net cost of financial debt.

Net cash and cash equivalents and bank overdrafts include both cash assets and cash liabilities that meet the criteria set out in paragraph 8 of IAS 7 “Statement of Cash Flows”.

Cash flows relating to net interest paid are presented in cash flows from financing activities.

Changes in other current financial assets are presented in cash flows from investing activities.

Cash flows from investment activities do not comprise movements relating to leased assets, in accordance with the standard (cash flows relating to acquisitions are offset against cash flows relating to new lease liabilities) except in the event of the assignment of rights related to the lease.

Cash flows relating to acquisitions that meet the definition of a business combination, as well as cash flows relating to the deconsolidation of subsidiaries with loss of control (disposals) are presented in a specific section within cash flows from investing activities. For acquisitions, they take into account the acquisition price paid and the net cash position acquired and, for disposals, they take into account the disposal proceeds and the net cash position disposed of. If companies are deconsolidated without there being a disposal, these flows show the amount of deconsolidated cash.

Cash flows from financing activities include repayments of debt relating to lease liabilities (but do not include new debt relating to lease liabilities, which is offset against the increases in the related assets, in accordance with the standard), as well as interest paid on financial debt relating to the lease liabilities.

2.24.	Recognition and measurement of financial instruments

Financial assets

IFRS 9 splits financial assets into three categories, presented in note 2.12 on financial assets.

Other financial assets included under other current asset headings, which mainly relate to trade receivables, are recognized “at amortized cost”, which in practice corresponds to “at cost”. There are no other financial assets with a significant financing component (see note 2.12).

Financial liabilities

Financial debt is recognized at amortized cost, except for liabilities relating to earn-outs, which are remeasured at fair value at each reporting date, as contractually stipulated (see note 2.18).

Other financial liabilities included in other current and non-current liabilities, which mainly relate to trade payables, are recognized at amortized cost, which in practice corresponds to the cost. There are no other financial liabilities with a significant financing component.

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Digital Virgo Group 2022 combined consolidated financial statements

Derivatives

The Group has used interest-rate risk hedging instruments meeting the IFRS 9 definition of hedging and in keeping with its general risk management policy (a clearly defined and documented hedging relationship on the date the hedge is put in place, proven effectiveness, eligible hedging instrument, non-existence of dominant credit risk factors, etc.).

In practice, the hedging instruments correspond to simple products (swaps or caps), the main characteristics of which (reference rates, interest payment maturities, etc.) are backed by the hedged items.

Derivatives classified as hedging instruments are recognized on inception at their fair value. They are measured at each reporting date at fair value and are recognized in the balance sheet under “Non-current financial assets” or “Non-current financial liabilities”.

Changes in the fair value of cash flow hedging contracts are recognized directly in other comprehensive income for the effective portion and in profit or loss for the ineffective portion. In practice, since the analysis of the hedges put in place by the Group led to the conclusion that they were fully effective for the fiscal years under review, the changes were recognized in full in other comprehensive income. The amounts recognized in other comprehensive income are carried to profit or loss in a symmetrical manner to recognition of the hedged item. Details of the interest-rate hedging instruments in force as at December 31, 2022 are provide in note 3.14.

Reclassifications of financial assets and liabilities

No financial assets or liabilities were reclassified between the aforementioned categories in the periods under review.

Fair value measurement levels

Pursuant to IFRS 13, financial instruments are presented in three categories (see note 3.26), which correspond to the following methods for determining fair value:

Level 1: based on unadjusted prices quoted on an active market for identical assets and liabilities.

Level 2: based on observable market data for the corresponding asset or liability, either directly (adjusted Level 1 listed prices) or indirectly based on data derived from prices, using valuation techniques based on observable data such as prices of similar assets or liabilities or listed parameters on an active market.

Level 3: based on data relating to assets or liabilities that are not themselves based on observable market data (e.g. based on valuation techniques that rely partially or fully on such non-observable data as prices on an inactive market or valuations based on multiples for unlisted securities).

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Digital Virgo Group 2022 combined consolidated financial statements

3.	Notes to the combined consolidated financial statements

3.1.	Companies consolidated as at December 31, 2022

Digital Virgo Group SAS is the consolidating entity.

Details of the companies in the consolidation scope, including those for the preceding fiscal year, are provided in the following table:

				December 31,2022 Combined		December 31, 2021
Company name	Business	Consolidation method	Registered office	% control	% interest	% control	% interest
Addict Mobile Technology Sas	(b)	FC	Paris - France	100	100	100	100
Addict Mobile Inc	(b)	FC	New York - USA	100	100	100	100
Axis Mundi Sa	(a)	FC	Buenos Aires - Argentina	100	100	100	100
Buongiorno Mobile Rus Llc	(a)	FC	Moscow - Russia	100	100	100	100
Buongiorno South Africa (Pty) Ltd (1)	(a)	FC	Cape Town - South Africa	100	100	100	100
Contento do Brasil Ltda	(a)	FC	Sao Paulo – Brazil	100	100	100	100
Contento Facilities Llc	(a)	FC	Santa Monica - USA	100	100	100	100
Contento Media Inc	(a)	FC	Santa Monica - USA	100	100	100	100
DA Mobile Zoo (2)	(a)	-	Warsaw - Poland	-	-	100	100
Desarrollos y Soluciones Digitales DV Srlcv	(a)	FC	Mexico City - Mexico	100	100	100	100
Digital Online Development de Chile Spa	(a)	FC	Santiago - Chile	100	100	100	100
Digital Online Development Sl	(a)	FC	Madrid - Spain	100	100	100	100
Digital Virgo Sas (“DV Sub”)	(c)	FC	Lyon - France	100	100	100	100
Digital Virgo Africa Sa	(a)	FC	Abidjan - Ivory Coast	51	51	51	51
Digital Virgo AMEA Ltd	(a)	FC	Rose Hill - Mauritius	100	100	100	100
Digital Virgo Argentina Sa	(a)	FC	Buenos Aires - Argentina	100	100	100	100
Digital Virgo Burkina Faso Sarl	(a)	FC	Ouagadougou - Burkina Faso	51	51	51	51
Digital Virgo Cameroun Sarl	(a)	FC	Douala - Cameroon	51	51	51	51
Digital Virgo do Brasil Ltda	(a)	FC	Sao Paulo – Brazil	100	100	100	100
Digital Virgo Egypt Llc	(a)	FC	Cairo - Egypt	100	100	100	100
Digital Virgo E.P. Sau	(a)	FC	Madrid - Spain	100	100	100	100
Digital Virgo Espana Sl (3)	(a)	FC	Madrid - Spain	100	100	100	100
Digital Virgo France Sas	(a)	FC	Aix-en-Provence - France	100	100	100	100
Digital Virgo Guinée Sarl	(a)	FC	Conakry - Republic of Guinea	51	51	51	51
Digital Virgo Gulf FZ-Llc	(a)	FC	Dubai - United Arab Emirates	100	100	100	100
Digital Virgo Hellas Mobile Ltd	(a)	FC	Athens - Greece	100	100	100	100
Digital Virgo India Ltd (4)	(a)	-	Hyderabad - India	-	-	100	100
Digital Virgo Italia Spa	(a)	FC	Milan - Italy	100	100	100	100
Digital Virgo Mali Sarl (5)	(a)	FC	Bamako - Mali	51	51	-	-
Digital Virgo Maroc Sarl	(a)	FC	Casablanca - Morocco	100	100	100	100
Digital Virgo Nigeria Ltd	(a)	FC	Lagos - Nigeria	100	100	100	100
Digital Virgo Payment UAB	(a)	FC	Vilnius - Lithuania	100	100	100	100
Digital Virgo Peru Sac Lda	(a)	FC	Lima - Peru	100	100	100	100
Digital Virgo Polska Sa	(a)	FC	Warsaw - Poland	100	100	100	100
Digital Virgo Portugal Lda (6)	(a)	FC	Lisbon - Portugal	100	100	100	100
Digital Virgo RDC Sarl	(a)	FC	Kinshasa - Democratic Republic of Congo	51	51	51	51
Digital Virgo Sénégal Sarl	(a)	FC	Dakar - Senegal	51	51	51	51
Digital Virgo South Africa Ltd (1)	(a)	-	Cape Town - South Africa	-	-	100	100
Digital Virgo Ticketing Srl	(a)	FC	Milan - Italy	100	100	100	100
Digital Virgo Tunisie Sa	(a)	FC	Tunis - Tunisia	100	100	100	100
Digital Virgo UK Ltd	(a)	FC	London - United Kingdom	100	100	100	100
Digitaran Sl	(a)	FC	Madrid - Spain	100	100	100	100

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Digital Virgo Group 2022 combined consolidated financial statements

				December 31, 2022 Combined		December 31, 2021
Company name	Business	Consolidation method	Registered office	% control	% interest	% control	% interest
D-Mobilelab Spain Sa	(a)	FC	Madrid - Spain	100	100	100	100
DV Pass Technologies Sl	(a)	FC	Madrid - Spain	100	100	100	100
DV Turkey Dijital Telekomünikasyon Ltd	(a)	FC	Istanbul - Turkey	100	100	100	100
Euromag Sarl	(a)	FC	Casablanca - Morocco	100	100	100	100
MyAlert Mexico S.R.L.	(a)	FC	Mexico City - Mexico	100	100	100	100
Pass2mobile Sp Zoo (2)	(a)	FC	Warsaw - Poland	100	100	100	100
Plusphone Srl	(a)	FC	Milan - Italy	100	100	100	100
PS Mobile Access Sas	(a)	FC	Aix-en-Provence - France	100	100	100	100
Rainbow Development Sa	(a)	FC	Buenos Aires - Argentina	100	100	100	100
Sedeco Ltd	(a)	FC	Rose Hill - Mauritius	100	100	100	100
Virgo Facilities Sarl	(c)	FC	Lyon - France	100	100	100	100

Changes in 2022:

(1)	Merger of Digital Virgo South Africa with Buongiorno South Africa
(2)	Merger of DA Mobile with Pass2mobile
(3)	Change in the name of iTouch Spain Holdings to Digital Virgo Espana
(4)	Disposal of Digital Virgo India
(5)	Establishment of Digital Virgo Mali
(6)	Change in the name of itouch Movilisto Portugal to Digital Virgo Portugal

Business:	Consolidation method:
(a): “Telecom Payment” and/or “Monetization Solutions”	FC: full consolidation
(b): “Digital Marketing”	EM: equity method
(c): “Corporate”

3.2.	Goodwill

Goodwill at year-end:

In thousands of euros			December 31, 2022 Combined			December 31, 2021
Entity	Cash generating unit	Operational segment	Goodwill	of which definitive	of which provisional	Goodwill
Digital Virgo France	Telecom platform - France	France	27,277	27,277	0	27,277
Addict Mobile Technology	Marketing platform - France	France	6,356	6,356	0	6,356
Digital Virgo Polska	Telecom platform - Rest of Europe	Europe (excluding France)	2,809	2,809	0	2,863
Contento Media	Telecom platform - South America	America	579	579	0	546
Buongiorno South Africa	Telecom platform - AMEA	AMEA	164	164	0	164
Digital Virgo Ticketing	Telecom platform - Rest of Europe	Europe (excluding France)	128	128	0	128
Digital Virgo Tunisie	Telecom platform - AMEA	AMEA	445	445	0	457
Digital Virgo Cameroun	Telecom platform - AMEA	AMEA	23	23	0	23
D-Mobilelab Spain	Telecom platform - Spain and Portugal	Europe (excluding France)	1,023	1,023	0	1,023
Total			38,804	38,804	0	38,837

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Digital Virgo Group 2022 combined consolidated financial statements

The Group has identified six cash-generating units (CGUs) according to geographic region and, for France, depending on the nature of the platforms used (Telecom or Marketing):

●	Marketing platform - France
●	Telecom platform - France
●	Telecom platform - Spain and Portugal
●	Telecom platform - Rest of Europe
●	Telecom platform - AMEA (Africa, Middle East and Asia)
●	Telecom platform - South America

Changes in goodwill:

In thousands of euros
FY 2022	December 31, 2021	Acquisitions and 1st-time consolidations	Disposals and deconsolidations	Impairment	Translation differences	December 31, 2022 Combined
Goodwill	38,837	0	0	0	(33)	38,804

In thousands of euros
FY 2021	December 31, 2020	Acquisitions and 1st-time consolidations	Disposals and deconsolidations	Impairment	Translation differences	December 31, 2021
Goodwill	38,984	0	(179)	0	32	38,837

The Colombian companies, Contento Holding Sas and Contento Media Sas, were deconsolidated in the 2021 financial as a result of being liquidated.

Impairment testing:

Impairment tests are performed by cash-generating unit, rather than by legal entity, using the following assumptions and parameters:

	FY 2022 Combined		FY 2021
Assumptions applied for the performance of impairment tests on CGUs	Weighted average cost of capital	Perpetual growth rate	Weighted average cost of capital	Perpetual growth rate
Digital Marketing - France	10.5%	2.0%	9.2%	2.0%
Telecom - France	9.1%	2.0%	8.8%	2.0%
Telecom - Spain and Portugal	10.4%	2.0%	9.7%	1.5%
Telecom - Rest of Europe	9.8%	1.9%	9.8%	1.7%
Telecom - AMEA	12.1%	1.6%	10.4%	1.6%
Telecom - South America	23.0%	0.5%	17.3%	0.5%

The growth rate to infinity corresponds to the rate applied when calculating the terminal value.

The Group has not identified any reasonably likely scenario that might result in a significant impairment of goodwill.

Sensitivity tests were carried out by varying the weighted average cost of capital by 1 percentage point more or less, the perpetual growth rate by 0.5 of a percentage point more or less and operating profit plus depreciation and amortization by 20% more or less. The recoverable amounts of each CGU, after sensitivity tests, are higher than their carrying amount, with the exception of the Telecom – Rest of Europe CGU, whose recoverable amount nevertheless remains higher than the carrying amount of the assets tested.

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Digital Virgo Group 2022 combined consolidated financial statements

3.3.	Property, plant and equipment and intangible assets (excluding goodwill)

In thousands of euros	December 31, 2022 Combined			December 31, 2021
Intangible assets and property, plant and equipment	Gross amount	Amort., deprec. and impairment	Net amount	Gross amount	Amort., deprec. and impairment	Net amount
Brands	3,125	(2,900)	225	3,125	(2,900)	225
Other intangible assets	58,358	(39,242)	19,116	60,059	(40,723)	19,336
Intangible assets	61,483	(42,142)	19,341	63,184	(43,623)	19,561
Plant, equipment and tooling	2,277	(1,846)	431	3,499	(3,001)	498
Other property, plant and equipment	10,509	(8,742)	1,767	10,339	(8,775)	1,564
Property, plant and equipment	12,786	(10,588)	2,198	13,838	(11,776)	2,062
Right-of-use assets	17,336	(7,440)	9,896	16,302	(5,401)	10,901

TOTAL	91,605	(60,170)	31,435	93,324	(60,800)	32,524

Change in intangible assets and in property, plant and equipment - Gross amounts

In thousands of euros
Gross amounts 2022	December 31, 2021	Acquisitions	Decreases	Translation differences	Other	December 31, 2022 Combined
Brands	3,125					3,125
Other intangible assets	60,059	10,623	(12,107)	(245)	28	58,358
Intangible assets	63,184	10,623	(12,107)	(245)	28	61,483
Plant, equipment and tooling	3,499	58	(451)	(29)	(800)	2,277
Other property, plant and equipment	10,339	958	(751)	(61)	24	10,509
Property, plant and equipment	13,838	1,016	(1,202)	(90)	(776)	12,786
Right-of-use assets	16,302	1,069		(35)		17,336

TOTAL	93,324	12,708	(13,309)	(370)	(748)	91,605

In thousands of euros
Gross amounts 2021	December 31, 2020	Acquisitions	Decreases	Translation differences	Other	December 31, 2021
Brands	3,125					3,125
Other intangible assets	59,399	9,264	(8,677)	48	25	60,059
Intangible assets	62,524	9,264	(8,677)	48	25	63,184
Plant, equipment and tooling	3,498	308	(154)	35	(188)	3,499
Other property, plant and equipment	10,282	394	(631)	53	241	10,339
Property, plant and equipment	13,780	702	(785)	88	53	13,838
Right-of-use assets	13,888	3,091	(702)		25	16,302

TOTAL	90,192	13,057	(10,164)	136	103	93,324

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Digital Virgo Group 2022 combined consolidated financial statements

Change in intangible assets and in property, plant and equipment - Depreciation, amortization and impairment

In thousands of euros

Depreciation, amortization and impairment 2022	December 31, 2021	Increases	Decreases	Translation differences	Other	December 31, 2022 Combined
Brands	(2,900)					(2,900)
Other intangible assets	(40,723)	(10,741)	12,086	161	(25)	(39,242)
Intangible assets	(43,623)	(10,741)	12,086	161	(25)	(42,142)
Plant, equipment and tooling	(3,001)	(118)	440	23	810	(1,846)
Other property, plant and equipment	(8,775)	(691)	711	29	(16)	(8,742)
Property, plant and equipment	(11,776)	(809)	1,151	52	794	(10,588)
Right-of-use assets	(5,401)	(2,047)		8		(7,440)

TOTAL	(60,800)	(13,597)	13,237	221	769	(60,170)

In thousands of euros

Depreciation, amortization and impairment 2021	December 31, 2020	Increases	Decreases	Translation differences	Other	December 31, 2021
Brands	(2,900)					(2,900)
Other intangible assets	(41,003)	(8,208)	8,550	(37)	(25)	(40,723)
Intangible assets	(43,903)	(8,208)	8,550	(37)	(25)	(43,623)
Plant, equipment and tooling	(3,111)	(133)	153	(37)	127	(3,001)
Other property, plant and equipment	(8,493)	(692)	606	(30)	(166)	(8,775)
Property, plant and equipment	(11,604)	(825)	759	(67)	(39)	(11,776)
Right-of-use assets	(3,795)	(2,253)	654		(7)	(5,401)

TOTAL	(59,302)	(11,286)	9,963	(104)	(71)	(60,800)

Decreases in gross values and depreciation, amortization and impairment mainly related to scrapping of assets in the two financial years presented.

Brands

This item included the Jet Multimédia and Prizee trademarks.

Other intangible assets

Other intangible assets consist mainly of (i) software licenses and IT applications produced and used by the Group, (ii) Netsize Master Aggregation contracts acquired during the 2017 financial year and (iii) the technical platform acquired from Docomo Digital Italy during the 2020 financial year.

The in-house production costs for software and other IT applications included under “Acquisitions” of “Other intangible assets”, which consist mainly of personnel costs, represented an amount of €7,967 thousand for the year ended December 31, 2022 compared with €7,191 thousand for the year ended December 31, 2021.

Property, plant and equipment

Property, plant and equipment essentially comprises IT equipment (servers, access to telecoms networks, etc.), fixtures and fittings in technical and administrative premises and office furniture.

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Digital Virgo Group 2022 combined consolidated financial statements

Right-of-use assets

In accordance with IFRS 16 on leases, the Group recognizes right-of-use assets corresponding to the use of administrative premises.

The “Increases” and “Decreases” columns for right-of-use assets in the table of changes in intangible assets and property, plant and equipment had no impact on the statement of cash flows, in accordance with the provisions of the standard. The “Decreases” column only comprises leases that have expired, and not leases that have been sold.

The impairment testing carried out on the right-of-use assets did not lead to the recognition of any impairment provisions (see note 2.11).

3.4.	Non-current financial assets

In thousands of euros	December 31, 2022 Combined			December 31, 2021
Non-current financial assets	Gross amount	Impairment	Net amount	Gross amount	Impairment	Net amount
Fair value of financial derivatives - interest rate risk	2,928		2,928	0		0
Deposits and guarantees	882		882	923		923
Other	265	(254)	11	272	(250)	22
Total	4,075	(254)	3,821	1,195	(250)	945

In thousands of euros
Non-current financial assets 2022	December 31, 2021	Acqui-sitions	Disposals	Fair value	Translation differences	Other	December 31, 2022 Combined
Fair value of financial derivatives - interest rate risk	0			2,928			2,928
Deposits and guarantees	923	135	(88)		(29)	(59)	882
Other	272		(7)				265
Gross amount	1,195	135	(95)	2,928	(29)	(59)	4,075
Impairment	(250)					(4)	(254)
Net amount	945	135	(95)	2,928	(29)	(63)	3,821

In thousands of euros
Non-current financial assets 2021	December 31, 2020	Acqui-sitions	Disposals	Fair value	Translation differences	Other	December 31, 2021
Fair value of financial derivatives - interest rate risk	0						0
Deposits and guarantees	1,001	65	(191)		7	41	923
Other	267	7				(2)	272
Gross amount	1,268	72	(191)	0	7	39	1,195
Impairment	(250)						(250)
Net amount	1,018	72	(191)	0	7	39	945

The fair value of the financial hedging instruments was €2,928 thousand as at December 31, 2022. These financial instruments are interest rate caps subscribed for in connection with the June 2022 loan agreement (see note 3.14).

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Digital Virgo Group 2022 combined consolidated financial statements

3.5.	Trade receivables

In thousands of euros
	December 31, 2022 Combined			December 31, 2021
Trade receivables and other contract assets	Gross amount	Impairment	Net amount	Gross amount	Impairment	Net amount
Trade receivables	98,417	(788)	97,629	97,733	(1,213)	96,520
Total	98,417	(788)	97,629	97,733	(1,213)	96,520

As stated in note 2.13, there are no other assets associated with customer contracts.

In thousands of euros
Trade receivables - net 2022	December 31, 2021	Changes in consolidation scope	Charges/ Reversals	Changes	Translation differences	Other	December 31, 2022 Combined
Trade receivables	97,733			1,596	(784)	(128)	98,417
Impairment of trade receivables	(1,213)		367		(1)	59	(788)
Total	96,520	0	367	1,596	(785)	(69)	97,629

In thousands of euros
Trade receivables - net 2021	December 31, 2020	Changes in consolidation scope	Charges/ Reversals	Changes	Translation differences	Other	December 31, 2021
Trade receivables	97,081			(650)	(196)	1,498	97,733
Impairment of trade receivables	(1,223)		(116)		(5)	131	(1,213)
Total	95,858	0	(116)	(650)	(201)	1,629	96,520

Trade receivables correspond mainly to invoices issued and yet to be issued to telecom operators (“Telecom Payment” and “Monetization Solutions” service lines) and advertisers (“Digital Marketing” service line).

Trade receivables are due within one year.

In thousands of euros		Receivables due
Schedule of trade receivables at December 31, 2022	Receivables not yet due (*)	for less than 30 days	for more than 30 days and less than 60 days	for more than 60 days and less than 90 days	for more than 90 days and less than 120 days	for more than 120 days	Total receivables due and not yet due
Total	94,312	1,805	794	81	82	555	97,629

(*): including invoices yet to be issued.

The net amount of receivables past due by more than 120 days (excluding postponement of settlement) for which provisions were not set aside was €555 thousand as at December 31, 2022, compared with €671 thousand as at December 31, 2021. This essentially relates to invoices issued to telecom operators.

The amount of receivables not provisioned due to the existence of guarantees is immaterial.

No trade receivables were subject to rescheduling agreements as at December 31, 2022.

Trade receivables that fall within the scope of arrangements for netting against payables and relate to the management of payments to and from certain telecom operators in France (under commercial agreements that provide for the settlement of the debts net of technical expenses relating to the receivables) amounted to €20.4 million as at December 31, 2022 (compared with €19 million as at December 31, 2021). The liabilities in respect of these receivables subject to offsetting, which amounted to €4.1 million as at December 31, 2022 (no change from December 31, 2021) are taken to trade payables (see note 3.17).

The expense recognized for losses on trade receivables was €0.1 million in 2022 (compared with €0.3 million in 2021). This expense represents less than 0.1% of revenue.

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Digital Virgo Group 2022 combined consolidated financial statements

No assets were recognized in respect of the marginal costs of obtaining or executing contracts in the periods under review.

Customer contract liabilities are presented in note 3.19.

No trade receivables were factored during the years under review.

3.6.	Income tax receivables and liabilities

In thousands of euros
Income tax receivables and liabilities	December 31, 2022 Combined	December 31, 2021
Income tax receivables	2,545	3,214
Income tax liabilities	(2,930)	(938)
Net income tax receivable	(385)	2,276

Assets and liabilities relating to tax uncertainties

As indicated in note 2.17, the analysis did not result in the recognition of any assets or liabilities relating to tax uncertainties.

3.7.	Tax and social security receivables

In thousands of euros
Tax and social security receivables	December 31, 2022 Combined	December 31, 2021
Value added tax	3,177	2,415
Employees and social security organizations	107	187
Other tax receivables	535	695
Tax and social security receivables	3,819	3,297

Tax and social security receivables are due within one year.

Value added tax on intra-group billings in the context of a partial contribution of assets carried out in 2020 was offset in the balance sheet in the amount of €6,183 thousand as at December 31, 2022, compared with €6,750 thousand as at December 31, 2021.

3.8.	Current financial assets

Current financial assets consist mainly of deposits under real estate leases taken out by Group companies with a term of less than one year.

3.9.	Other current assets

In thousands of euros
	December 31, 2022 Combined			December 31, 2021
Other current assets	Gross amount	Impairment	Net amount	Gross amount	Impairment	Net amount
Advances and payments on account to suppliers	2,316		2,316	3,763		3,763
Prepayments	4,858		4,858	3,887		3,887
Sundry debtors	119	(5)	114	189		189
Total	7,293	(5)	7,288	7,839	0	7,839

Other current operating assets are due within one year.

F-73
Digital Virgo Group 2022 combined consolidated financial statements

3.10.	Cash and cash equivalents – Bank overdrafts

In thousands of euros
	December 31, 2022 Combined	December 31, 2021
Investments in marketable securities	1,342	85
Cash and bank balances	32,217	34,787
Cash and cash equivalents (assets)	33,559	34,872

Bank overdrafts	(746)	(11)
Cash liabilities	(746)	(11)

Net cash	32,813	34,861

The change in cash and cash equivalents during the period is explained in the statement of cash flows, as well as in note 3.25 with respect to the change in working capital requirements, cash flows relating to acquisitions of intangible assets and property, plant and equipment, and cash flows relating to changes in consolidation scope.

The investments are short-term investments, very liquid, which can be easily converted into a known cash amount and are subject to negligible risk of a change in value.

Changes in fair value are immaterial given the short-term nature of these investments.

The cash position of the Russian subsidiary was shown under “Assets held for sale” (see note 3.11).

3.11.	Assets held for sale

The amounts recognized under “Assets held for sale” corresponds to the net assets of the subsidiary Buongiorno Mobile Rus (see note 1.2). The balance of the account, i.e. €6 thousand as at December 31, 2022, includes an impairment charge of €894 thousand (see note 3.21), thereby reducing the subsidiary’s net carrying amount to the proposed net sale price.

3.12.	Shareholders’ equity

Changes in Digital Virgo Group’s common stock, additional paid-in capital and reserves

Digital Virgo Group’s share capital was €10,443,498.80 as at December 31, 2022.

The share capital is divided into 104,434,988 shares each with a par value of ten cents (fully paid-up), including one preference share that confers on its holder a number of voting rights such that, at any general meeting of the Company, it enjoys a majority of the votes.

There are no treasury shares.

Stock option plans in respect of ordinary shares issued by DV Sub (wholly owned by Digital Virgo Group)

There were no longer any stock option plans in respect of ordinary shares in force as at December 31, 2022 following the exercise of 555,337 options over shares in DV Sub during the 2022 financial year.

The characteristics of the stock option plans in respect of ordinary shares issued by DV Sub, which had been awarded in 2017 and 2019, are set out below.

F-74
Digital Virgo Group 2022 combined consolidated financial statements

Stock option plans for subscription to ordinary shares in force as at December 31, 2022	Plan 1	Plan 2
Date of the shareholders’ general meeting	03.28.2017	10.17.2019
Dates of decisions to allocate options	06.28.2017	10.17.2019	11.02.2020
Total number of options authorized	275,004	357,000
Number of options granted	275,004	330,000	27,000
Expiry date	06.29.2024	10.19.2026	11.02.2026
Exercise price (in euros)	€3.00	€5.00	€5.30
Number of options exercised as at 31/12/2022	248,337	283,000	24,000
Number of options lapsed (*) as at 31/12/2022	26,667	47,000	3,000
Number of options still to be exercised as at 31/12/2022	0	0	0

(*) Under plan rules, options may lapse due to resignation, dismissal for gross negligence or willful misconduct, or expiry of the option exercise period.

The conditions under which stock options are allocated are related to the continuing employment of the recipients: there are no performance conditions. The rights vesting period is the period of two or three years following the allocation date. The exercise period runs for four years starting on the acquisition date.

For each of the two plans, the fair value of services received has been measured definitively by a valuation expert, with reference to the fair value of the options on their grant date and taking into account the rights vesting conditions. The fair value has been determined using a recognized valuation method adapted to the terms and conditions of allocation of the stock options concerned: the Black & Scholes method.

The expert determined a fair value for the stock option plans of €264 thousand for Plan 1 and €333 thousand for Plan 2. The calculation factors in a volatility rate of between 35% and 40% depending on the plan concerned and a risk-free rate of 0.5%. This fair value is spread over the vesting period, with the probability of vesting being updated at the end of each reporting period. The expensed amount for the year ended December 31, 2022 for the two plans was €88 thousand (compared with €101 thousand for the year ended December 31, 2021). A corresponding entry is made under a specific reserve heading.

The cumulative expense that is recognized on the rights vesting date is adjusted according to the rights effectively vested. It is reclassified to a reserve account on the exercise or expiry date.

Bonus ordinary share plans issued by DV Sub (wholly owned by Digital Virgo Group)

There were no longer any bonus share plans in force as at December 31, 2022 following the allotment of 57,664 DV Sub shares during the 2022 financial year.

The characteristics of DV Sub’s bonus share plans, under which bonus shares were awarded in 2017 and 2019, are set out below.

Plans to allocate bonus ordinary shares in force as at December 31, 2022	Plan 1	Plan 2	Plan 3	Plan 4	Plan 5	Plan 6	Plan 7
Date of the shareholders’ general meeting	03.28.2017	03.28.2017	03.28.2017	03.28.2017	10.17.2019	10.17.2019	10.17.2019
Date of the decision to allocate shares	06.28.2017	06.28.2017	06.28.2017	06.28.2017	10.17.2019	10.17.2019	10.17.2019
Total number of rights granted	69,000	69,000	69,000	67,998	57,669	57,667	57,664
Expiry date	06.30.2021	06.30.2021	06.30.2021	06.30.2021	10.18.2022	10.18.2022	10.18.2022
Exercise price (in euros)	€0	€0	€0	€0	€0	€0	€0
Number of shares created as at 31/12/2022	69,000	69,000	69,000	67,998	57,669	57,667	57,664
Number of rights lapsed (*) as at 31/12/2022	0	0	0	0	0	0	0
Number of shares remaining to be created as at 31/12/2022	0	0	0	0	0	0	0

(*) Under plan rules, rights may lapse due to resignation, dismissal, the plan’s expiry date being reached or failure to achieve the financial performance criteria.

The vesting conditions for bonus shares are performance-based (achievement of the minimum annual or cumulative EBITDA objectives over the term of each plan) and contingent on the continuing employment of the recipients on the date on which those objectives are achieved. The rights vesting period is a period of between one and four years following the allocation date.

The expert appointed to value the seven bonus share allocation plans determined an overall fair value of €701 thousand for the first four plans and €763 thousand for the last three plans. This fair value is spread over the vesting period, with the probability of vesting being updated at the end of each reporting period. The expensed amount for the year ended December 31, 2022 for all the plans was €67 thousand, compared with €207 thousand for the year ended December 31, 2021. A corresponding entry is made under a specific reserve heading.

The cumulative expense that is recognized on the rights vesting date is adjusted according to the rights effectively vested.

F-75
Digital Virgo Group 2022 combined consolidated financial statements

Dividends paid

Digital Virgo Group has not paid any dividends since it was established.

Non-controlling interests

The non-controlling interests relate to Digital Virgo Africa, Digital Virgo Sénégal, Digital Virgo Cameroun, Digital Virgo Burkina Faso, Digital Virgo Guinée, Digital Virgo RDC and Digital Virgo Mali, in which Digital Virgo Group has a 51% ownership interest.

In thousands of euros
Contribution of non-controlling interests to the main aggregates	December 31, 2022 Combined	December 31, 2021
Revenue	13,896	14,081
Operating profit	1,597	1,152
Comprehensive income	779	586
Shareholders’ equity	1,309	903
Cash net of debt	2,053	2,713

Earnings per share (EPS)

	December 31, 2022 Combined	December 31, 2021

Number of ordinary shares at period-end	104,434,988	17,890,348

Average number of shares in issue during the period	104,434,988	18,539,884
Average number of treasury shares during the period
Average number of shares used to calculate EPS before dilution	104,434,988	18,539,884

Average number of shares in issue used above	104,434,988	18,539,884
Dilution effect of stock option plans	0	566,337
Dilution effect of bonus share allocation plans	0	57,664
Average number of shares used to calculate EPS after dilution	104,434,988	19,163,885

Net profit - Group share (in thousands of euros)	23,460	15,131
Diluted net profit - Group share (in thousands of euros)	23,460	15,439

Group earnings per share (in euros)	0.22	0.82
Group diluted earnings per share (in euros)	0.22	0.81

The earnings per share shown for 2022 are those of Digital Virgo Group.

The earnings per share shown for 2021 were those of DV Sub (see notes 1.1.1 and 2.1).

F-76
Digital Virgo Group 2022 combined consolidated financial statements

3.13.	Provisions for liabilities and charges (excluding liabilities relating to tax uncertainties)

In thousands of euros
	December 31,	Impact on conso-lidated income statement		Other compre-hensive	Translation	Reclas-	December 31, 2022	Charges arising from accrual
FY 2022	2021	Increases	Reversals	income	differences	sification	Combined	reversals
Non-current provisions	1,065	281	(109)	(191)	9		1,055	0
Current provisions	752	222	(291)		(12)	37	708	(220)
Total	1,817	503	(400)	(191)	(3)	37	1,763	(220)

In thousands of euros
	December 31,	Impact on conso-lidated income statement		Other compre-hensive	Translation	Reclas-	December 31,	Charges arising from accrual
FY 2021	2020	Increases	Reversals	income	differences	sification	2021	reversals
Non-current provisions	1,070	196	(61)	40	(1)	(179)	1,065	0
Current provisions	1,412	326	(994)			8	752	(499)
Total	2,482	522	(1,055)	40	(1)	(171)	1,817	(499)

Non-current provisions consist of commitments in respect of retirement benefits for Group subsidiaries. Current provisions cover litigation with former employees, commercial litigation and tax and social security risks.

Provisions for retirement and similar benefits

Provisions for employee retirement benefits in France amounted to €786 thousand as at December 31, 2022, compared with €779 thousand as at December 31, 2021 (i.e. 75% and 73%, respectively, of non-current provisions). Provisions for retirement benefits in France are calculated in accordance with the provisions of the collective agreements and cover the rights not definitively vested in respect of active employees. The calculation method used is based on the projected unit credit method and on the following data for discounting purposes:

●	Retirement age: 65 years.
●	Entitlement to retirement bonus benefits: based on the collective agreements applicable to the various Group companies.
●	Rate of social security charges: calculated by category (management/non-management) and by company, ranging from 39.25% to 46.7% in 2022. It ranged from 35.1% to 47.7% in 2021.
●	Staff turnover rate: based on past rates observed in each company and the age brackets to which the employees belong. The past rates used to calculate the staff turnover rate exclude departures at the employer’s initiative (individual dismissals and contractual terminations).
●	Life expectancy: INSEE table TD-TV 17-19.
●	Discount rate: 3.3% in 2022, compared with 1% in 2021.
●	Wage increase forecast: 3.5% in 2022, compared with 2% in 2021.

The Group has no commitments to former employees since vested rights are finally settled when employees retire.

The majority of the retirement obligations have a term of more than five years.

In accordance with Revised IAS 19 “Employee benefits,” changes recorded in the year were split between “Operating profit” and “Other comprehensive income”.

F-77
Digital Virgo Group 2022 combined consolidated financial statements

Changes in provisions for retirement and similar benefits are presented below:

In thousands of euros
Changes in provisions for retirement and similar benefits	FY 2022 Combined	FY 2021
Amount at start of year	1,065	1,070
Vested benefits	157	128
Payments	0	0
Financial costs	16	7
Actuarial gains and losses	(191)	40
Changes in consolidation scope	0	0
Initial application of IFRS IC	0	(179)
Foreign exchange gains and losses	8	(1)
Amount at end of year	1,055	1,065

Contingent liabilities

The Group was not aware of any material contingent liabilities as at December 31, 2022.

3.14.	Non-current and current financial debt (excluding debt relating to acquisition of securities)

In thousands of euros
Non-current financial debt (long term)	December 31, 2022 Combined	December 31, 2021
Bank loan 2022 - Tranche A	66,033	0
Bank loan 2022 - Tranche B	29,690	0
Bank loan 2022 - Tranche C	29,683	0
Renewable credit line 2022	(300)	0
BPI France loans 2019	1,375	3,875
BPI France loan 2022	4,333	0
Reimbursable subsidy	72	200
Deposits and guarantees received	84	5
Total, excluding leases liabilities	130,970	4,080
Financial debt relating to lease liabilities	8,389	9,366
Total	139,359	13,446

F-78
Digital Virgo Group 2022 combined consolidated financial statements

In thousands of euros
Current financial debt (short term)	December 31, 2022 Combined	December 31, 2021
Bank loan 2016 - Tranche A	0	13,316
Bank loan 2016 - Tranche B	0	17,868
Corporate acquisition loan	0	3,330
Renewable credit line	0	8,446
2018 refinancing loan	0	5,959
2019 refinancing loan	0	6,222
Bank loan 2022 - Tranche A	13,050	0
Bank loan 2022 - Tranche B	(63)	0
Bank loan 2022 - Tranche C	(59)	0
Reverse factoring	5,221	0
Renewable credit line 2022	(65)	0
BPI France loans 2019	2,500	2,500
BPI France loan 2022	417	0
Reimbursable subsidy	137	74
Deposits and guarantees received	0	8
Accrued interest	370	238
Total, excluding leases liabilities	21,508	57,961
Financial debt relating to lease liabilities	1,880	1,875
Total	23,388	59,836

The debit balance is the result of issuance fees being deducted from the amount of the debt.

By way of reminder, as a result of a failure to comply with a banking covenant ratio as at December 31, 2021, the corresponding bank debt had been presented in the financial statements as current financial debt as at December 31, 2021.

Change in financial debt

In thousands of euros		New borrowings
Change in financial debt 2022	December 31, 2021	excluding lease liabilities	relating to lease liabilities	Borrowings repaid	Interest and commission	December 31, 2022 Combined
Bank loans 2016 - Tranches A & B	31,184			(31,333)	149	0
Corporate acquisition loan	3,330			(3,333)	3	0
Renewable credit line	8,446			(8,500)	54	0
2018 refinancing loan	5,959			(6,000)	41	0
2019 refinancing loan	6,222			(6,250)	28	0
Bank loan 2022 - Tranche A	0	78,914			169	79,083
Bank loan 2022 - Tranche B	0	29,593			34	29,627
Bank loan 2022 - Tranche C	0	29,594			30	29,624
Reverse factoring	0	5,221				5,221
Renewable credit line 2022	0	(402)			37	(365)
BPI France loans 2019	6,375			(2,500)		3,875
BPI France loan 2022	0	4,750				4,750
Reimbursable subsidy	274			(65)		209
Deposits and guarantees received	13	79		(8)		84
Total principal, excluding lease liabilities	61,803	147,749	0	(57,989)	545	152,108
Accrued interest	238				132	370
Total debt, excluding lease liabilities	62,041	147,749	0	(57,989)	677	152,478
Financial debt relating to lease liabilities	11,241		1,069	(2,012)	(29)	10,269
Total financial debt	73,282	147,749	1,069	(60,001)	648	162,747

The amounts presented in the “New borrowings relating to lease liabilities” column have no counterpart in the statement of cash flows on the “Proceeds from new borrowings/financial debt” line as they correspond to the signing of a new lease, which has no impact on cash.

F-79
Digital Virgo Group 2022 combined consolidated financial statements

The commission amounts correspond to debt issuance costs, which are included in the effective interest rate in accordance with the relevant debt repayment schedule. The expense is recognized in the income statement under “Gross cost of financial debt” and the balance of the costs remaining to be recognized in the income statement as at the reporting date is presented as a deduction from “Non-current financial debt” and “Current financial debt”, depending on the remaining term of the costs concerned.

In thousands of euros
Breakdown of financial debt by maturity	December 31, 2022 Combined	Due in less than one year	Due in one to five years	Due in over five years
Bank loan 2022 - Tranche A	79,083	13,050	52,723	13,310
Bank loan 2022 - Tranche B	29,627	(63)	(250)	29,940
Bank loan 2022 - Tranche C	29,624	(59)	(291)	29,974
Reverse factoring	5,221	5,221	0	0
Renewable credit line 2022	(365)	(65)	(269)	(31)
BPI France loans 2019	3,875	2,500	1,375	0
BPI France loan 2022	4,750	417	3,333	1,000
Reimbursable subsidy	209	137	72	0
Deposits and guarantees received	84	0	78	6
Accrued interest	370	370	0	0
Total principal, excluding lease liabilities	152,478	21,508	56,771	74,199
Financial debt relating to lease liabilities	10,269	1,880	6,010	2,379
Total principal	162,747	23,388	62,781	76,578

Bank lines of credit

a. Loan agreement

In June 2022, Digital Virgo Group entered into a loan agreement with five banks and a four investment funds.

There are three components to this loan agreement:

- a loan with a total principal amount of €140 million, divided into three tranches (tranche A, tranche B and tranche C), taken out to finance the acquisition of the DV Sub group and all the related expenses,

- an uncommitted line of credit of a maximum principal amount of €10 million, taken out to finance corporate acquisitions,

- a renewable credit line of a maximum principal amount of €30 million, taken out to finance the general operating activities and working capital requirements of Digital Virgo Group and its subsidiaries.

As at December 31, 2022, tranches A, B and C of the €140 million loan were drawn down in full, the Renewable credit line was unused and the corporate acquisition loan was not drawn down.

The main characteristics of tranche A of the bank loan are as follows:

- Amount: €80 million.

- Term: 6 years.

- Interest rate: three-month Euribor (floored at 0%) plus a margin adjusted each year in accordance with the change in the ratio of net debt to restated EBITDA.

- Interest payment date: quarterly.

- Principal repayment schedule: yearly (first repayment on June 15, 2023 and last repayment on June 15, 2028).

The main characteristics of tranche B of the bank loan are as follows:

- Amount: €30 million.

- Term: 6 and a half years.

- Interest rate: three-month Euribor (floored at 0%) plus a margin adjusted each year in accordance with the change in the ratio of net debt to restated EBITDA.

- Interest payment date: quarterly.

- Principal repayment schedule: payable in full on maturity, on December 15, 2028.

F-80
Digital Virgo Group 2022 combined consolidated financial statements

The main characteristics of tranche C of the bank loan are as follows:

- Amount: €30 million.

- Term: 7 years.

- Interest rate: three-month Euribor (floored at 0%) plus a margin adjusted each year in accordance with the change in the ratio of net debt to restated EBITDA.

- Interest payment date: quarterly.

- Principal repayment schedule: payable in full on maturity, on June 15, 2029.

The main characteristics of the 2022 Renewable credit line are as follows:

- Maximum outstanding amount: €30 million.

- Term: 6 years.

- Interest rate: three-month or one-month Euribor (floored at 0%) depending on the duration of the draw down, plus a margin adjusted each year in accordance with the change in the ratio of net debt to restated EBITDA.

- Interest payment date: at each one-month or three-month draw down maturity date.

- Non-use fee equivalent to 35% of the margin applicable on the unused portion of the maximum outstanding amount.

The loan agreement entered into by DV Sub in July 2016 is no longer in effect. The various lines of credit under that loan agreement were repaid in full on June 15, 2022.

b. Loans taken out with BPI France

In July 2019, DV Sub entered into two loans of €5 million each with BPI France (“2019 International Growth loan” and “2019 French Fab loan - Investing in the future”). In June 2022, DV Sub entered into a new €5 million loan with BPI France (“2022 International Growth Loan”).

The main characteristics of the 2019 BPI France International Growth loan are as follows:

- Amount: €5 million, plus a 5% guarantee retention.

- Term: 4 years.

- Interest rate: 1.9%.

- Interest payment frequency: quarterly.

- Principal repayment schedule: quarterly (first repayment on October 31, 2019 and last repayment on January 31, 2024).

The main characteristics of the 2019 BPI France French Fab - Investing in the future loan are as follows:

- Amount: €5 million, plus a 5% guarantee retention.

- Term: 5 years.

- Interest rate: 1.9%.

- Interest payment frequency: quarterly.

- Principal repayment schedule: quarterly (first repayment on September 30, 2020 and last repayment on January 31, 2025).

The main characteristics of the 2022 BPI France International Growth loan are as follows:

- Amount: €5 million, plus a 5% guarantee retention.

- Term: 7 years.

- Interest rate: 2.07%.

- Interest payment date: quarterly.

- Principal repayment schedule: quarterly (first repayment on August 31, 2023 and last repayment on May 31, 2029).

The 2019 BPI France International Growth loan and the 2019 BPI France French Fab - Investing in the future loan, intended to finance the Group’s organic and external growth, were drawn down as at December 31, 2021. The balance of the liability to be paid in respect of these loans was €3.9 million as at December 31, 2022. The final quarterly instalment will be paid on January 31, 2025.

The 2022 BPI France International Growth loan was drawn down on December 31, 2022. The balance of the liability to be paid in respect of this loan was €4.7 million as at December 31, 2022. The final quarterly instalment will be paid on May 31, 2029.

The Group is not required to comply with any financial ratios under the loans taken out with BPI France.

d. Other short-term financing

Reverse factoring transactions totaled €5.2 million as at December 31, 2022. They carry interest at a fixed rate or at Euribor plus a margin, and have a maturity of two months.

F-81
Digital Virgo Group 2022 combined consolidated financial statements

Interest-rate hedging instruments

The drawdowns of tranches A and B and C of the bank loan, which are subject to a variable interest rate, were hedged by an interest rate cap with a 1% strike cap ending on June 15, 2026 on a notional amount of €84 million (amortized at the same rate as the tranches of the bank loan) for which Digital Virgo Group pays a quarterly spread premium.

Debt net of cash and cash equivalent (excluding share acquisition liabilities)

Debt net of cash and cash equivalents corresponds to the amount of cash (i.e. “Cash and cash equivalents” and “Bank overdrafts”) less financial debt (i.e. bank loans, 2022 renewable credit line, BPI France loans, reverse factoring, debt relating to lease liabilities, deposits and guarantees received, reimbursable subsidy and accrued interest).

In thousands of euros
Debt net of cash and cash equivalents	December 31, 2022 Combined	December 31, 2021

Cash and cash equivalents	33,559	34,872
Bank overdrafts	(746)	(11)
Cash	32,813	34,861

Bank loans 2016 - Tranches A & B	0	(31,184)
Corporate acquisition loan	0	(3,330)
Renewable credit line	0	(8,446)
2018 refinancing loan	0	(5,959)
2019 refinancing loan	0	(6,222)
Bank loan 2022 - Tranche A	(79,083)	0
Bank loan 2022 - Tranche B	(29,627)	0
Bank loan 2022 - Tranche C	(29,624)	0
Reverse factoring	(5,221)	0
Renewable credit line 2022	365	0
BPI France loans 2019	(3,875)	(6,375)
BPI France loan 2022	(4,750)	0
Reimbursable subsidy	(209)	(274)
Deposits and guarantees received	(84)	(13)
Accrued interest	(370)	(238)
Financial debt, excluding lease liabilities	(152,478)	(62,041)
Financial debt relating to lease liabilities	(10,269)	(11,241)
Total financial debt	(162,747)	(73,282)
Debt net of cash and cash equivalents	(129,934)	(38,421)

3.15.	Liabilities relating to the acquisition of securities - non-current and current

As at December 31, 2022, the Group no longer had any debts relating to the acquisition of the shares in the “Solutions” division of Docomo Digital, the last payment relating to the acquisition of shares (of €3,500 thousand) having been made in May 2022, after applying the €1,100 thousand purchase price reduction (see note 1.1.2).

3.16.	Other non-current liabilities

Non-current liabilities comprise, for the two fiscal years presented, the severance pay provision (Trattamento Fine Rapporto - TFR) owed to employees in Italy to cover their accumulated vested benefits based on their years of service. The benefits are paid out when the employee departs, and the Group has no further liability toward the employee once this benefit has been paid. The rights are recalculated each year.

F-82
Digital Virgo Group 2022 combined consolidated financial statements

3.17.	Trade payables

In thousands of euros
Trade payables	December 31, 2022 Combined	December 31, 2021
Suppliers of products and services	72,509	75,342
Suppliers of fixed assets	681	428
Total	73,190	75,770

Trade payables are due within one year.

Amounts due to suppliers falling within the scope of arrangements for netting against receivables and relating to the management of payments to and from certain telecom operators amounted to €4.1 million as at December 31, 2022, the same amount as at December 31, 2021 (see note 3.5).

3.18.	Other tax and social security liabilities

In thousands of euros
Other tax and social security liabilities	December 31, 2022 Combined	December 31, 2021
Employees and social security organizations	9,731	9,027
Value added tax	4,291	4,142
Other tax liabilities	2,614	2,250
Total	16,636	15,419

Other tax and social security liabilities are due within one year.

Value added tax on intra-group billings in the context of a partial contribution of assets carried out in 2020 was offset in the balance sheet in the amount of €6,183 thousand as at December 31, 2022, compared with €6,750 thousand as at December 31, 2021.

3.19.	Other current liabilities

In thousands of euros
Other current liabilities	December 31, 2022 Combined	December 31, 2021
Payments on account from customers	1,722	1,566
Deferred income	2,250	2,224
Other (including amounts payable to customers)	425	5,870
Sub-total - Other customer contract liabilities	4,397	9,660
Fair value of financial derivatives - interest rate risk	0	2
Total other current liabilities	4,397	9,662

Other current liabilities are due within one year.

Payments on account from customers mainly comprise payments received from telecom operators.

The fall in the “Other” line item between December 31, 2021 and December 31, 2022 is mainly linked to the settlement agreement entered into with the seller of the “Solutions” division of Docomo Digital in the 2022 financial year (see note 1.1.2).

F-83
Digital Virgo Group 2022 combined consolidated financial statements

3.20.	Segment information

In thousands of euros
Segment information December 31, 2022 Combined	France	Europe (excl. France)	AMEA (*)	America (**)	Corporate	Inter-segment adjustments (a)	Group consolidated total

Revenue - Non Group	164,991	106,174	132,206	26,500	0	0	429,871
Inter-segment revenue	46,560	2,172	8,565	0	0	(57,297)	0
Revenue	211,551	108,346	140,771	26,500	0	(57,297)	429,871

Gross profit	41,835	18,003	21,108	2,462	0	0	83,408

Operating profit	15,886	11,908	11,878	408	(749)	0	39,331
Net cost of financial debt	659	(193)	(360)	131	(4,799)		(4,562)
Other financial income and expenses	(154)	(124)	(344)	(25)	(136)		(783)
Income tax	(4,666)	(1,360)	(3,716)	(107)	1,087		(8,762)
Loss on net monetary position	0	0	0	(1,069)	0	0	(1,069)
Net profit (loss)	11,725	10,231	7,458	(662)	(4,597)	0	24,155

Depreciation, amortization and impairment of non-current assets (b)	3,815	7,204	753	40	1,789		13,601
Stock-based compensation and expenses relating to corporate acquisitions	82	19	18	8	58	0	185

Goodwill	33,633	3,960	632	579	0	0	38,804
Other segment assets (c)	81,107	100,178	54,141	6,218	27,682	(85,302)	184,024
Total consolidated assets							222,828

Segment liabilities (c)	57,140	55,946	37,939	3,025	7,411	(61,461)	100,000
Liabilities not allocated (d)							162,747
Shareholders’ equity							(39,919)
Total consolidated liabilities							222,828

Capital expenditure (payments to acquire intangible assets and property, plant and equipment)	5,967	4,359	820	63	177	0	11,386

* The AMEA segment includes Africa, the Middle East and Asia.

** The America segment covers Latin America and North America.

(a) Inter-segment eliminations relate mainly to sales/trade receivables, purchases/trade payables and financing transactions between Group companies.

(b) Charges to/expense (+ sign), reversals of/accrued income (- sign). The depreciation charges for the right-of-use assets totaled €2,047 thousand in respect of 2022.

(c) Includes cash and cash equivalents and intra-group financing.

(d) This comprises long-term financial debt (including long-term financial debt linked to lease liabilities) (€139,359 thousand) and short-term financial debt (€23,388 thousand).

F-84
Digital Virgo Group 2022 combined consolidated financial statements

In thousands of euros
Segment information December 31, 2021	France	Europe (excl. France)	AMEA (*)	America (**)	Corporate	Inter-segment adjustments (a)	Group consolidated total

Revenue - Non Group	155,922	111,895	104,138	18,541	0	0	390,496
Inter-segment revenue	21,850	1,567	7,115	908	0	(31,440)	0
Revenue	177,772	113,462	111,253	19,449	0	(31,440)	390,496

Gross profit	32,340	23,286	15,915	2,204	0	2	73,747

Operating profit	14,419	6,863	7,244	754	(864)	0	28,416
Net cost of financial debt	(285)	(191)	(55)	6	(1,710)	0	(2,235)
Other financial income and expenses	(100)	(53)	(166)	(68)	(165)	0	(552)
Income tax	(4,080)	(2,338)	(3,735)	49	267	0	(9,837)
Loss on net monetary position	0	0	0	(45)	0	0	(45)
Net profit (loss)	9,954	4,281	3,288	696	(2,472)	0	15,747

Depreciation, amortization and impairment of non-current assets (b)	3,197	5,662	667	61	1,698	0	11,285
Stock-based compensation and expenses relating to corporate acquisitions	177	25	19	9	180	0	410

Goodwill	33,633	4,014	644	546	0	0	38,837
Other segment assets (c)	71,348	86,626	52,780	5,908	35,418	(70,462)	181,618
Total consolidated assets							220,455

Segment liabilities (c)	52,498	53,436	38,077	5,290	24,721	(70,071)	103,951
Liabilities not allocated (d)							77,852
Shareholders’ equity							38,652
Total consolidated liabilities							220,455

Capital expenditure (payments to acquire intangible assets and property, plant and equipment)	4,752	4,708	463	14	143	0	10,080

* The AMEA segment includes Africa, the Middle East and Asia.

** The America segment covers Latin America and North America.

(a) Inter-segment eliminations relate mainly to sales/trade receivables, purchases/trade payables and financing transactions between Group companies.

(b) Charges to/expense (+ sign), reversals of/accrued income (- sign). The depreciation charges for the right-of-use assets totaled €2,253 thousand in respect of 2021.

(c) Includes cash and cash equivalents and intra-group financing.

(d) This comprises long-term financial debt (including financial debt relating to lease liabilities) of €13,446 thousand and short-term financial debt of €59,836 thousand, as well as debt relating to the acquisition of securities (€4,570 thousand of short-term debt).

F-85
Digital Virgo Group 2022 combined consolidated financial statements

3.21.	Analysis of certain consolidated income statement items

A breakdown of revenue by service line is provided, in accordance with the provisions of IFRS 15. Service lines are grouped according to whether the Group acts as agent (“Telecom Payment” service line) or as principal (“Monetization Solutions” and “Digital Marketing” service lines). The analysis made using the criteria defined by IFRS 15 did not lead to the presentation of any other revenue breakdown.

The breakdown of revenue by geographic region in which the Group’s subsidiaries are located is shown in note 3.20 on segment information.

Revenue by service line

The revenue presented shows the contribution from each segment, after elimination of transactions between Group companies.

In thousands of euros
Revenue by service line	FY 2022 Combined	FY 2021
Telecom Payment	30,608	28,477
Monetization and Marketing	399,263	362,019
- of which Monetization Solutions (*)	352,215	315,145
- of which Digital Marketing	47,048	46,874
Total	429,871	390,496

(*): the use of payment functionalities needed for the implementation of the Monetization services is presented on the “Telecom Payment” service line.

Cost of sales

The components of the cost of sales are the variable direct cost of sales and the technical costs.

The main components of “variable direct cost of sales” are:

●	For the “Monetization Solutions” service line: the portion remunerating the telecom operator’s services, the costs of content, and the costs of the advertising campaigns promoting the products and services sold by the Group,
●	For the “Digital Marketing” service line: the costs of acquiring advertising space.

The variable direct costs of sales for the “Telecom Payment” service line are not material.

Technical costs comprise the costs of technical personnel, depreciation of the right-of-use assets with respect to technical premises and technical equipment as well as the costs associated with maintenance and production sub-contracting.

The variable direct costs of sales are shown by service line and by geographical segment:

In thousands of euros
Cost of sales	FY 2022 Combined	FY 2021
Variable direct cost of sales by service line	(322,367)	(294,949)
- of which Telecom Payment	(3,675)	(3,599)
- of which Monetization Solutions	(281,610)	(252,923)
- of which Digital Marketing	(37,082)	(38,427)
Technical costs	(24,096)	(21,800)
Total	(346,463)	(316,749)

F-86
Digital Virgo Group 2022 combined consolidated financial statements

In thousands of euros
Cost of sales	FY 2022 Combined	FY 2021
Variable direct cost of sales by geographical segments	(322,367)	(294,949)
- of which France	(112,292)	(110,740)
- of which Europe (excl. France)	(79,348)	(82,776)
- of which AMEA	(107,114)	(85,356)
- of which America	(23,613)	(16,126)
- of which intersegment	0	49
Technical costs	(24,096)	(21,800)
Total	(346,463)	(316,749)

Other operating income and expenses

Other operating income and expenses are broken down between recurring and non-recurring items.

Other recurring operating income and expenses consist mainly of foreign exchange gains and losses on commercial transactions, the research tax credit (crédit d’impôt recherche - CIR), operating subsidies received and net income from the re-billing of the cost of premises and administrative services to third parties including IODA (the main shareholder of the Group) and its subsidiaries (see note 3.29).

Other non-recurring operating income and expenses consist of net gains and losses on the disposal of operating assets, restructuring costs, amounts associated with the businesses or companies acquired (additional post-acquisition remuneration, acquisition expenses, negative goodwill, etc.), and unusual or infrequent items that are likely to obstruct the readability of recurring operating profit.

In thousands of euros
Other operating income and expenses	FY 2022 Combined	FY 2021
Research tax credit	135	464
Foreign exchange gains and losses on commercial transactions	(706)	7
Recharging of the cost of premises and administrative services to third parties	333	654
Other	20	(26)
Sub-total – Other recurring operating income and expenses	(218)	1,099
Completion of the integration of Docomo Digital Solutions	6,110	0
Restructuring costs	(400)	(2,008)
IFRS 5 restatement related to the proposed sale of the Russian subsidiary	(894)	0
Costs related to finding financial partners	(771)	0
Costs incurred in connection with the acquisition of companies and businesses	(315)	(239)
Impact of the liquidation of the Colombian companies	0	(219)
Other	(35)	9
Sub-total – Other non-recurring operating income and expenses	3,695	(2,457)
Total – Other operating income and expenses	3,477	(1,358)

In 2022, foreign exchange losses were €706 thousand due to the fall in value of certain currencies against the euro, in particular the Turkish lira and the Mauritian rupee.

The income of €6,110 thousand shown under “Finalization of the integration of Docomo Digital Solutions” takes into account the settlement agreement entered into with the seller of the “Solutions” division of Docomo Digital in July 2022 (see note 1.1.2).

The expense of €894 thousand shown under “IFRS 5 restatement of the proposed disposal of the Russian subsidiary” corresponds to the impairment of the assets of Buongiorno Mobile Rus as part of the process of disposing of the subsidiary (see note 3.11).

F-87
Digital Virgo Group 2022 combined consolidated financial statements

Net cost of financial debt

In thousands of euros
Net cost of financial debt	FY 2022 Combined	FY 2021
Interest on cash investments	470	195
Foreign exchange gains and losses on cash	236	(124)
Net gain or (loss) on cash and cash equivalents	706	71
Interest expense on financial liabilities, calculated using the effective interest rate method	(4,424)	(1,978)
Interest on financial debt relating to lease liabilities	(197)	(191)
Fees and other interest relating to financing	(647)	(137)
Gross cost of financial debt	(5,268)	(2,306)
Total net cost of financial debt	(4,562)	(2,235)

Other financial income and expenses

Other financial income and expenses mainly comprise bank charges (mainly fees charged on international payments), as well as income net of interest received due to a foreign exchange gain on long-term receivables and the effects of discounting the debt relating to the acquisition of the “Solutions” division of Docomo Digital.

3.22.	Analysis of certain types of costs by function

Stock-based compensation expenses

In thousands of euros
Stock-based compensation expenses by function	FY 2022 Combined	FY 2021
Cost of sales	(32)	(49)
Sales and marketing expenses	(69)	(112)
Overheads	(54)	(147)
Total	(155)	(308)
Of which charges relating to share-settled plans	(155)	(308)

Stock-based compensation expenses for the year ended December 31, 2022 included:

●	stock option plans of €88 thousand (compared with €101 thousand for the year ended December 31, 2021) for shares issued by DV Sub,
●	bonus share allocation plans of €67 thousand (compared with €207 thousand for the year ended December 31, 2021) involving shares issued by DV Sub.

Details of the method used to measure the amount of stock-based compensation expenses are provided in note 3.12.

Payroll costs (excluding stock-based compensation expenses)

In thousands of euros
Payroll costs by function	FY 2022 Combined	FY 2021
Cost of sales	(14,646)	(13,844)
Sales and marketing expenses	(19,485)	(18,705)
Overheads	(10,952)	(10,165)
Other operating income and expenses	(400)	(1,995)
Total	(45,483)	(44,709)

F-88
Digital Virgo Group 2022 combined consolidated financial statements

Employee expenses include gross pay (fixed and variable components), social security contributions, changes in provisions for employee expenses (paid leave, reduced number of working hours, etc.), charges to and reversals of provisions for retirement benefits, termination benefits, employee litigation costs (net of provisions) and employee profit-sharing and incentive plans. Stock-based compensation expenses are presented under a specific heading (as detailed above).

Depreciation, amortization and impairment of non-current assets

In thousands of euros

Depreciation, amortization and impairment of non-current assets by function	FY 2022 Combined	FY 2021
Cost of sales	(9,334)	(7,812)
Sales and marketing expenses	(2,038)	(1,766)
Overheads	(1,597)	(1,707)
Other operating income and expenses	(632)	0
Total	(13,601)	(11,285)

The depreciation charges for the right-of-use assets totaled €2,047 thousand in respect of the 2022 financial year, compared with €2,253 thousand in respect of the previous financial year.

Depreciation, amortization and impairment of non-current assets recognized in 2022 under “Other operating income and expenses” mainly relate to the impairment of an intangible asset relating to the finalization of the integration of Docomo Digital Solutions.

Net charges to/reversals of provisions for liabilities and charges and provisions on current assets

In thousands of euros
Net charges to (-)/reversals of (+) provisions by function	FY 2022 Combined	FY 2021
Cost of sales	(197)	99
Sales and marketing expenses	285	892
Overheads	(83)	(336)
Other operating income and expenses	(1,099)	0
Total	(1,094)	655

Provisions recognized in the 2022 financial year under “Other operating income and expenses” related to restructuring costs, the finalization of the integration of Docomo Digital Solutions and the effect of applying IFRS 5 to the proposed sale of the Russian subsidiary.

3.23.	Income tax

French tax consolidation

DV Sub (wholly owned by Digital Virgo Group) and four of its French subsidiaries have opted for tax consolidation. The tax consolidation scope as at December 31, 2022 comprised the following companies:

●	DV Sub: Head company of the tax consolidation group
●	Digital Virgo France: Subsidiary
●	PS Mobile Access: Subsidiary
●	Virgo Facilities: Subsidiary
●	Addict Mobile Technology: Subsidiary

The tax charge is recognized in the subsidiary’s financial statements as though there were no tax consolidation. The head of the tax consolidation group recognizes the profit or loss resulting from the tax consolidation in its income statement.

F-89
Digital Virgo Group 2022 combined consolidated financial statements

Deferred tax assets and liabilities

In thousands of euros
Deferred tax assets	December 31, 2022 Combined	December 31, 2021
Timing differences	1,008	760
Tax losses available for carry forward	2,453	1,615
Consolidation adjustments	256	(90)
Total	3,717	2,285

In thousands of euros
Deferred tax liabilities	December 31, 2022 Combined	December 31, 2021
Timing differences	77	49
Tax losses available for carry forward	(1,071)	(27)
Consolidation adjustments	1,239	10
Total	245	32

As stated in note 2.19, deferred tax assets and liabilities are presented on the balance sheet at their net amount for each taxable entity, which, after set-off, may show assets in credit positions and liabilities in debit positions.

The main timing differences relate to provisions that are temporarily not deductible (company social contribution, employee profit-sharing, retirement benefits and provisions that are not deductible according to local regulations).

The deferred tax relating to the restatement of leases under IFRS 16 is not material.

Deferred tax liabilities on consolidation adjustments as at December 31, 2022 in the amount of €1,239 thousand mainly relate to deferred taxes recognized by Digital Virgo Group on the fair value of financial hedging instruments and on the restatement of borrowing fees.

In thousands of euros
Change in the net deferred tax position	FY 2022 Combined	FY 2021
Net position at start of year	2,253	4,511
Profit (loss)	1,980	(2,261)
Other comprehensive income	(720)	47
Translation differences	(41)	4
Changes in consolidation scope	0	0
Other	0	(48)
Net position at end of year	3,472	2,253

The probability of being able to apply tax loss carry-forwards to future tax liabilities is estimated on the basis of each subsidiary’s projected earnings and specific tax position over a three-year horizon. As a result of this analysis, unrecognized deferred tax assets, mainly in Ivory Coast, Brazil and Italy, amounted to €268 thousand for the 2022 financial year, compared with €711 thousand for the 2021 financial year.

Breakdown of income tax expense

In thousands of euros
Breakdown of income tax expense	FY 2022 Combined	FY 2021
Current tax	(10,742)	(7,576)
Deferred tax	1,980	(2,261)
Total income tax	(8,762)	(9,837)

F-90
Digital Virgo Group 2022 combined consolidated financial statements

Tax proof

Tax proof	FY 2022 Combined		FY 2021
	In thousands of euros	In %	In thousands of euros	In %
Reported profit (loss) before tax and share of profit (loss) from investments in equity associates	33,986		25,629

Theoretical income tax	(8,777)	(25.83%)	(7,281)	(28.41%)

Impact of permanent differences	(1,483)	(4.36%)	(2,505)	(9.77%)
French business tax CVAE (after tax impact)	(255)	(0.75%)	(232)	(0.91%)
Impact of different tax rates at the subsidiaries	387	1.14%	611	2.38%
Deduction of prior year losses	1,634	4.81%	285	1.11%
Unrecognized tax credit on loss carry-forwards	(268)	(0.79%)	(715)	(2.79%)

Income tax	(8,762)	(25.78%)	(9,837)	(38.38%)

Permanent differences include, in particular, withholding taxes and the Research Tax Credit (CIR).

The €1,634 thousand of prior-year losses used in the 2022 financial year comprised the activation of losses relating to prior years, as well as the use of previously non-activated losses relating to prior years.

3.24.	Workforce

Breakdown of the workforce (fully consolidated companies)	December 31, 2022 Combined	December 31, 2021
Production, projects, research and consulting	342	319
Sales and customer support	384	385
Management, administrative and support functions	159	162
Total number of employees at the reporting date	885	866
- Of which, France	281	280
- Of which, abroad	604	586

3.25.	Analysis of certain cash flow statement items

Net financial (income) expense relating to corporate acquisitions

Accrued expenses relating to corporate acquisitions correspond to the discounting of the debt taken out to acquire the “Solutions” division of Docomo Digital.

Neutralization of the impact of hyperinflation

The expense corresponding to the revaluation of the shareholders’ equity of the Argentine subsidiaries was neutralized in 2022 in the amount of €944 thousand. The expense for the 2021 financial year was immaterial (see note 2.5).

Changes in working capital requirements

In 2022, the change in working capital requirements reflects the settlement agreement entered into with the seller of the “Solutions” division of Docomo Digital (see note 1.1.2), in the amount of €(1,523) thousand under “Trade payables” and €(4,378) thousand under “Other liabilities”.

The working capital requirements for 2021 did not change materially.

F-91
Digital Virgo Group 2022 combined consolidated financial statements

Payments to acquire intangible assets and property, plant and equipment

Payments relating to the acquisition of intangible assets and property, plant and equipment in 2022 included €7,967 thousand relating to capitalized internal production costs (consisting mainly of personnel costs). During 2021, capitalized internal production costs totaled €7,191 thousand. As indicated in note 2.23, these flows do not include movements relating to the right-of-use assets.

Cash flows relating to changes of scope

Cash flows on acquisitions take into account the acquisition price paid in cash and the net cash acquired. Cash flows on disposals include the price received and the net cash of the company sold. If companies are deconsolidated, these flows show the amount of deconsolidated cash.

Cash flows linked to the acquisition of the shares in DV Sub (see note 1.1.1) have been presented on a specific line in the cash flow statement.

In thousands of euros
Cash flows relating to changes of scope	FY 2022 Combined	FY 2021
Net outflows relating to the acquisition of iTouch Spain Holdings (*)	(3,500)	(4,600)
Cash outflow from companies that were liquidated or deconsolidated	(41)	(9)
Fees on acquisition of DV Sub shares	(280)
IFRS 5 restatement related to the proposed sale of the Russian subsidiary (**)	(89)
Total	(3,910)	(4,609)

(*) iTouch Spain Holdings (whose name was changed to Digital Virgo Espana in 2022) is the parent company of the “Solutions” division of Docomo Digital

(**) see note 1.2

Capital increase

Amounts received from shareholders in 2022 from capital increases, in the amount of €5,488 thousand, do not include the capital increase carried out to pay for the contribution of the DV Sub shares, as the capital increase did not generate any cash flows (see note 1.1.1).

Proceeds from new borrowings and borrowings repaid, excluding financial liabilities relating to lease liabilities

Repayments made during the 2022 financial year were €58 million, including €55.4 million in repayment of the entire bank debt taken out by Docomo Digital under the July 2016 loan agreement (see note 1.1.1). Repayments had amounted to €15.7 million in the 2021 financial year.

Proceeds from new borrowings in the 2022 financial year were €147.7 million, consisting of:

●	€137.7 million linked to the reorganization of the Group’s debt (original amount of €140 million, less fees, see note 3.14),
●	€5.2 million in reverse factoring,
●	€4.7 million in BPI France loans.

F-92
Digital Virgo Group 2022 combined consolidated financial statements

3.26.	Financial instruments

In thousands of euros

Balance sheet headings as at December 31, 2022 Combined	Fair value measurement level	Assets at fair value through profit or loss	Assets at fair value through other comprehensive income	Assets and liabilities at amortized cost

Assets
Non-current financial assets	-	-	-	893
Trade receivables	-	-	-	97,629
Other current assets (*)	-	-	-	2,430
Other current assets relating to derivatives	-	-	-
Current financial assets	-	-	-	205
Cash and cash equivalents	1	-	-	33,559
Total financial assets		0	0	134,716

Liabilities
Convertible bonds	2	-	-	-
Other financial debt	2	-	-	162,747
Bank overdrafts	-	-	-	746
Liabilities relating to the acquisition of securities	-	-	-
Other non-current liabilities	-	-	-
Trade payables	-	-	-	73,190
Other current liabilities relating to derivatives	2	-	2	-
Other current liabilities (*)	-	-	-	1,722
Total financial liabilities		0	2	238,405

(*) Excluding accruals and excluding tax and social security receivables and liabilities.

As indicated in note 2.12, there are no financial assets at fair value through other comprehensive income.

The fair value of assets and liabilities at amortized cost is close to their carrying amount.

Impairment losses on financial assets were recognized in respect of trade receivables (see note 3.5).

Among assets and liabilities recognized at fair value, financial instruments are presented based on a hierarchy of three categories for determining fair value in accordance with the amendment to IFRS 13. These categories were as follows as at December 31, 2022:

Level 1 (prices quoted on an active market or equivalent): €1,342 thousand of cash investments as at December 31, 2022.

Level 2 (data concerning the financial instruments, other than Level 1 quoted prices, are available either directly (i.e. prices) or indirectly (i.e. derived from prices)): none.

Level 3 (inputs concerning the financial instruments not based on observable market data): none.

No fair value measurement level is indicated when the carrying amount is close to the fair value.

No changes were made to the classification of financial assets and liabilities in the periods under review.

The application of IFRS 7 did not give rise to any adjustment in connection with the risk of non-execution for the years under review (counterparty risk related to potential non-recoverability of assets and own credit risk related to the potential inability to settle financial liabilities).

3.27.	Risk factors

Business risks: the risks inherent in a diversified customer base are mitigated by the revenue from telecom operators. Receivables in respect of the “Telecom Payment” and “Monetization Solutions” service lines are due from telecom operators and aggregators (see note 3.5).

Risks relating to patents, licenses and brands: the Group’s brands and visual identities are registered with the competent offices on behalf of the Group companies concerned.

F-93
Digital Virgo Group 2022 combined consolidated financial statements

Monetary risk and foreign exchange risk: during the period ended December 31, 2022, 36% of the Group’s cash inflows were in currencies other than the euro. Most of these flows were generated in Mauritius (26% of non-euro cash inflows), Poland (23% of non-euro cash inflows), Morocco (16% of non-euro cash inflows) and Africa in CFA Franc zone countries (14% of non-euro cash inflows). During the year ended December 31, 2021 31% of the Group’s cash inflows were in currencies other than the euro. Most of these flows were generated in Poland (27 % of non-euro cash inflows), Mauritius (22 % of non-euro cash inflows), the CFA Franc zone in Africa (17 % of non-euro cash inflows) and Morocco (14 % of non-euro cash inflows).

In thousands of euros

Contributions to the net foreign currency position as at December 31, 2022 (1/3) Combined	Argentinian Peso	Brazilian Real	Chilean Peso	Mexican Peso	USA dollar	Mauritian Rupee	Russian Ruble
Current assets	1,889	386	996	1,443	76	13,060	6
Current and non-current liabilities	(634)	(459)	(545)	(585)	(93)	(1,797)	0
Net position before hedging	1,255	(73)	450	858	(17)	11,263	6
Off-balance sheet position*	0	0	0	0	0	0	0
Net position after hedging	1,255	(73)	450	858	(17)	11,263	6

In thousands of euros
Contributions to the net foreign currency position as at December 31, 2022 (2/3) Combined	African CFA Franc	African Franc Congolese	African Franc Guinean	Nigerian Naira	South African Rand	Polish Zloty
Current assets	11,128	36	330	(84)	4,685	9,361
Current and non-current liabilities	(4,422)	(74)	(250)	(8)	(132)	(6,626)
Net position before hedging	6,706	(39)	80	(92)	4,552	2,734
Off-balance sheet position*	0	0	0	0	0	0
Net position after hedging	6,706	(39)	80	(92)	4,552	2,734

In thousands of euros
Contributions to the net foreign currency position as at December 31, 2022 (3/3) Combined	United Arab Emirates Dirham	Egyptian Pound	Moroccan Dirham	Tunisian Dinar	Turkish Pound	United Kingdom Pound
Current assets	(13)	285	9,887	6,255	1,266	557
Current and non-current liabilities	(235)	(263)	(5,976)	(2,493)	(459)	(42)
Net position before hedging	(249)	22	3,911	3,762	807	515
Off-balance sheet position*	0	0	0	0	0	0
Net position after hedging	(249)	22	3,911	3,762	807	515

* The Group had no currency derivatives as at December 31, 2022.

An instantaneous increase or decrease in exchange rates of one percentage point would have an estimated impact of €376 thousand on the Group’s shareholders’ equity and consolidated income.

Liquidity risk: the Group has no liquidity risk exposure as current assets generating cash flows exceed current liabilities generating cash flows.

Counterparty risk: the Group has no material credit risk exposure. The carrying amount of receivables recognized reflects the fair value of the net flows receivable estimated by management, based on the information available at the end of the reporting period. There are no material unimpaired overdue financial assets. Furthermore, the activities carried on in the various subsidiaries do not expose the Group to a material counterparty risk, as telecom operators account for the bulk of receivables. As indicated in note 3.5, the net impact of non-performing receivables was not material.

Interest rate risk: identified interest-rate risks comprise: 1) a risk of a decrease in financial income earned on the Group’s cash as a result of a lower interest rate on short-term investments; and 2) a risk of an increase in financial expense in the event of higher interest rates. Given the Group’s financial structure as at December 31, 2022, which was exposed to variable rates not hedged by interest rate hedging instruments (available cash and bank financing), an instantaneous increase or decrease in interest rates of one percentage point would have an estimated impact of €370 thousand on annual financial income or expenses.

The Group used interest rate derivatives as at December 31, 2022, details of which are provided in note 3.14.

F-94
Digital Virgo Group 2022 combined consolidated financial statements

Risks associated with the war in Ukraine: As stated in note 1.2, the Group is not directly impacted by the war in Ukraine, given the immateriality of the Group’s business activities and assets in Russia. The Group, however, continues to monitor changes in levels of economic uncertainty (inflation, foreign exchange conversion rate, consumer purchasing power, interest rate, etc.) that could have an effect on its future business activities. Information relating to the ongoing disposal of the subsidiary in Russia is provided in note 1.2.

Disputes and other exceptional events: in general, each known dispute is examined when the financial statements are drawn up, obtaining an opinion from legal advisors when necessary. The Group recognizes provisions in accordance with the principles described in note 2.17. If the loss is only contingent or cannot be reasonably measured, the Group discloses this risk insofar as it could result in a material charge.

3.28.	Off-balance sheet commitments

Off-balance sheet commitments relating to business combinations

In July 2022, the Group entered into a settlement agreement with the seller of the “Solutions” division of Docomo Digital, definitively ending the dispute between them (see note 1.1.2).

Off-balance sheet commitments relating to financing transactions

Asset pledges

By way of security for the performance of the obligations associated with the banking facilities described in note 3.14, a pledge was granted to the lending banks over the shares directly or indirectly held by Digital Virgo Group in Digital Virgo France and in Addict Mobile Technology, in the amount of €44,627 thousand and €17,728 thousand respectively.

Digital Virgo Group also granted a pledge to the lending banks over the shares it holds in DV Sub, in the amount of €212,247 thousand.

Commitments related to financial debt and derivatives

Details of the commitments relating to financial debt and derivatives are provided in note 3.14.

Off-balance sheet commitments relating to operating activities

Lease commitments

Commitments in respect of payments under leases are no longer disclosed as a result of the application of IFRS 16. Moreover, commitments in respect of payments under leases that fall within the scope of the exemptions provided for by the standards and commitments in respect of payments under leases that are not restated due to their immateriality (such as vehicle leases) are not disclosed, due to their immaterial impact.

Security deposits and guarantees

Security deposits and guarantees granted by Group companies as at December 31, 2022 amounted to €1,727 thousand compared with €3,218 thousand as at December 31, 2021. This item consists mainly of guarantees granted in respect of commercial transactions.

In addition, under the June 2022 loan agreement, Digital Virgo Group granted the lenders a guarantee by way of security for the amount of the Renewable credit line used by its subsidiary, DV Sub.

Commitments to purchase fixed assets

Commitments to purchase fixed assets were not material as at the reporting date.

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Digital Virgo Group 2022 combined consolidated financial statements

3.29.	Related parties

Benefits granted to corporate officers

In thousands of euros
Benefits granted to corporate officers (*)	FY 2022 Combined	FY 2021
Short-term benefits:
- Wages, salaries and allowances	1,239	813
- Social security charges on salaries	157	162
Post-employment benefits (**)	41	117
Other long-term benefits	0	0
Termination benefits	0	0
Share-based payments (***)	23	73

(*) Amounts expensed during the years under review

(**) Commitment as regards retirement bonus benefits

(***) annual amount recognized as expenses calculated on stock options and similar instruments

There are no signing bonuses, severance packages or specific supplementary retirement plans applicable to the functions of President, Chairman, Vice-Chairman or Chief Executive Officer of DV Sub and Digital Virgo Group.

Loans and guarantees granted to corporate officers

None.

Related party transactions

Expenses borne by the Group billed by related parties

The expenses recognized by the Group in connection with the consultancy agreements entered into with the IODA Group (whose parent company is the main shareholder of the Group) came to €491 thousand in the year ended December 31, 2022, compared with €889 thousand for the year ended December 31, 2021.

Rent, lease charges and property-related levies billed to the Group by SCI Too Villardière and by SCI Too Naos, which are owned by IODA and by related parties under the commercial leases in respect of the premises in Lyon, Aix-en-Provence and Paris, totaled €1,213 thousand for the year ended December 31, 2022, compared with €1,175 thousand for the year ended December 31, 2021. The amount of security deposits paid by the Group to SCI Too Villardière and SCI Too Naos was €462 thousand as at December 31, 2022, compared with €441 thousand as at December 31, 2021.

In addition, Paruvendu.fr and PVS (subsidiaries of the IODA Group) billed the Group for advertising space to advertise the Group’s operations: the amounts concerned totaled €183 thousand in 2022 compared with €282 thousand in 2021.

Income billed by the Group to related parties

The Group invoices IODA, the Group’s main shareholder, and IODA’s subsidiaries, Paruvendu.fr and PVS, for administrative assistance services and rent and lease charges. The amounts concerned are set out in the following table:

In thousands of euros

Income billed by the Group to related parties	FY 2022 Combined	FY 2021
Administrative services billed to IODA and its subsidiaries	342	334
Rent and lease charges billed to IODA and its subsidiaries	37	26
Total	378	360

In addition, the Group billed Paruvendu.fr for advertising costs totaling €404 thousand in 2022 compared with €264 thousand in 2021.

3.30.	Identity of the company consolidating Digital Virgo Group’s financial statements

The Group is fully consolidated into the consolidated financial statements of IODA SAS, which is located at 88, rue Paul Bert, 69003 Lyon, France.

3.31.	Events after December 31, 2022

There were no significant events between December 31, 2022 and May 19, 2023.

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Digital Virgo Group 2022 combined consolidated financial statements

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Under French law, provisions of bylaws that limit the liability of directors are prohibited. However, French law allows sociétés anonymes to contract for and maintain liability insurance against civil liabilities incurred by any of their directors and officers involved in a third-party action, provided that they acted in good faith and within their capacities as directors or officers of the company. Criminal liability cannot be indemnified under French law, whether directly by the company or through liability insurance. We intend to maintain liability insurance for our directors and officers, including insurance against liability under the Securities Act. Digital Virgo has or will maintain insurance on behalf of its directors and executive officers. We also plan to enter into agreements with our directors and executive officers to provide contractual indemnification. With certain exceptions and subject to limitations on indemnification under French law, these agreements will provide for indemnification for damages and expenses including, among other things, attorneys’ fees, judgments and settlement amounts incurred by any of these individuals in any action or proceeding arising out of his or her actions in that capacity. These arrangements may discourage shareholders from bringing a lawsuit against our directors and executive officers for breach of their duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and executive officers, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay any costs of settlement and damage awards against directors and officers pursuant to these arrangements.

Item 21. Exhibits and Financial Statement Schedules

Exhibit Number	Description

2.1*	Amended and Restated Business Combination Agreement, dated as of February 8, 2023, by and among Goal Acquisitions Corp., Goal Acquisitions Nevada Corp., Digital Virgo Group, and the other parties thereto (incorporated by reference to Exhibit 2.1 to Goal’s Current Report on Form 8-K filed with the SEC on February 10, 2023)
2.2*	Agreement and Plan of Merger, dated as of February 8, 2023, by and between Goal Acquisitions Corp. and Goal Acquisitions Nevada Corp. (incorporated by reference to Exhibit 2.2 to Goal’s Current Report on Form 8-K filed with the SEC on February 10, 2023)
3.1***	Form of Amended and Restated Articles of Association of Digital Virgo Group
3.2*	Amended and Restated Certificate of Incorporation of Goal Acquisitions Corp. (incorporated by reference to Exhibit 3.1 to Goal’s Current Report on Form 8-K filed with the SEC on February 16, 2021)
3.3*	Amendment to the Amended and Restated Certificate of Incorporation of Goal Acquisitions Corp. dated February 8, 2023 (incorporated by reference to Exhibit 3.1 to Goal’s Current Report on Form 8-K filed with the SEC on February 13, 2023)
3.4*	Bylaws of Goal Acquisitions Corp. (incorporated by reference to Exhibit 3.3 to Goal’s Annual Report on Form 10-K filed with the SEC on January 21, 2021)
4.1*	Specimen Unit Certificate of Goal Acquisitions Corp. (incorporated by reference to Exhibit 4.1 to Goal’s Registration Statement on Form S-1 (File No. 333-252303) filed with the SEC on January 21, 2021)
4.2*	Specimen Common Stock Certificate of Goal Acquisitions Corp. (incorporated by reference to Exhibit 4.2 to Goal’s Registration Statement on Form S-1 (File No. 333-252303) filed with the SEC on January 21, 2021)
4.3*	Specimen Warrant Certificate of Goal Acquisitions Corp. (incorporated by reference to Exhibit 4.3 to Goal’s Registration Statement on Form S-1 (File No. 333-252303) filed with the SEC on January 21, 2021)
4.4*	Goal Warrant Agreement, dated as of February 10, 2021, by and between Goal Acquisitions Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.4 to Goal’s Registration Statement on Form S-1 (File No. 333-252303) filed with the SEC on January 21, 2021)
4.5***	Warrant Assumption Agreement, dated as of December [*], by and among Goal Acquisitions Corp., Continental Stock Transfer and Trust Company, and [*]
5.1***	Legal Opinion of Winston Strawn LLP
8.1***	Tax Opinion of [●] LLP
10.1*	Sponsor Support Agreement, dated as of November 17, 2022, by and among Goal Acquisitions Sponsor LLC, certain other persons parties thereto, Goal Acquisitions Corp. and IODA S.A. (incorporated by reference to Exhibit 10.1 to Goal’s Current Report on Form 8-K filed with the SEC on November 17, 2022) (included as Annex B to the proxy statement/prospectus)
10.2*

Amended and Restated Sponsor Support Agreement, dated as of February 8, 2023, by and among Goal Acquisitions Sponsor LLC, certain other persons parties thereto, Goal Acquisitions Corp., Goal Acquisitions Nevada Corp. and IODA S.A. (incorporated by reference to Exhibit 10.1 to Goal’s Current Report on Form 8-K filed with the SEC on February 10, 2023)

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10.3*	Investor Rights Agreement, dated as of November 17, 2022, by and among Goal., the Sponsor and certain other persons parties thereto (incorporated by reference to Exhibit 10.2 to Goal’s Current Report on Form 8-K filed with the SEC on November 17, 2022)
10.4*	Amended and Restated Investor Rights Agreement, dated as of February 8, 2023, by and among Digital Virgo Group, Goal Acquisitions Corp., Goal Acquisitions Sponsor LLC and certain other persons parties thereto (incorporated by reference to Exhibit 10.2 to Goal’s Current Report on Form 8-K filed with the SEC on February 10, 2023)
10.5*	Initial Shareholders Forfeiture Agreement, dated as of November 17, 2022, by and between Goal and the Sponsor (incorporated by reference to Exhibit 10.3 to Goal’s Current Report on Form 8-K filed with the SEC on November 17, 2022)
10.6*	Amended and Restated Initial Shareholders Forfeiture Agreement, dated as of February 8, 2023, by and between Goal Acquisitions Sponsor LLC and Goal Acquisitions Corp. (incorporated by reference to Goal’s Current Report on Form 8-K filed with the SEC on February 10, 2023)
10.7*	Letter Agreement of Goal Acquisitions Corp., dated February 10, 2021, by and among Goal Acquisitions Corp, Goal Acquisitions Sponsor LLC, Harvey Schiller, William Duffy, David Falk, Donna Orender, Kenneth Shropshire, Alex Greystoke, Amber Allen, Martin Gruschka, Danielle Cantor Jeweler, Raghu Kilambi, Garret Klugh, Jon Miller, Bar Oates, Doug Perlman, and Marc Wade (Incorporated by reference to Exhibit 10.4 to Goal’s Current Report on Form 8-K filed with the SEC on February 16, 2021)
10.8*	Registration Rights Agreement, dated February 10, 2021, by and among Goal Acquisitions Corp. and Harvey Schiller, William Duffy, David Falk, Donna Orender, Kenneth Shropshire, Alex Greystoke, Amber Allen, Martin Gruschka, Danielle Cantor Jeweler, Raghu Kilambi, Garret Klugh, Jon Miller, Bar Oates, Doug Perlman, and Marc Wade ((Incorporated by reference to Exhibit 10.3 to Goal’s Current Report on Form 8-K filed with the SEC on February 16, 2021)
10.9*	Expense Advance Agreement of Goal Acquisitions Corp., dated November 4, 2021, by and between Goal Acquisitions Corp. and Goal Acquisitions Sponsor, LCC (incorporated by reference to Exhibit 10.8 to Goal’s Annual Report on Form 10-K filed with the SEC on April 15, 2022)
10.10*	Investment Management Trust Agreement, dated as of February 10, 2021, between Goal Acquisitions Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Goal’s Current Report on Form 8-K filed with the SEC on February 16, 2021)
10.11*	Amendment to the Investment Management Trust Agreement, dated as of February 10, 2021, between Goal Acquisitions Corp. and Continental Stock Transfer & Trust Company dated February 8, 2023 (incorporated by reference to Exhibit 10.1 to Goal’s Current Report on Form 8-K filed with the SEC on February 13, 2023)
10.12*	Stock Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Company’s Initial Stockholders (incorporated by reference to Exhibit 10.2 to Goal’s Current Report on Form 8-K filed with the SEC on February 16, 2021)
10.13***	Form of PIPE Purchase Agreement
10.14**	Fairness Opinion of Corporate Valuation Advisors, Inc.
21.1***	List of Subsidiaries of Digital Virgo Group
23.1**	Consent of Marcum, LLP
23.2***	Consent of Winston Strawn LLP (included in Exhibit 5.1)
23.3***	Consent of [●] (included in Exhibit 8.1)
23.4**	Consent of BF Borgers CPA PC
99.1***	Form of Proxy Card for Goal Acquisitions Corp.
99.2***	Consent of Jean-François Blas to be named as a director nominee
99.3***	Consent of Guillaume Briche to be named as a director nominee
99.4***	Consent of Manuel Cruz to be named as a director nominee
99.5***	Consent of David Falk to be named as a director nominee
99.6***	Consent of Alex Greystoke to be named as a director nominee
99.7***	Consent of Jean-Luc Linkenheld to be named as a director nominee
99.8***	Consent of Jon Miller to be named as a director nominee
99.9***	Consent of Donna Orender to be named as a director nominee
99.10***	Consent of Bastien Peyre to be named as a director nominee
99.11***	Consent of Eric Peyre to be named as a director nominee
99.12***	Consent of Julie Peyre to be named as a director nominee
99.13***	Consent of Joël Pla to be named as a director nominee
99.14***	Consent of David Saab to be named as a director nominee

107**	Filing Fee Table

* Previously filed.

** Filed herewith.

*** to be filed by amendment.

# Certain schedules, annexes and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but will be furnished supplementally to the SEC upon request.

Item 22. Undertakings

(A)	Digital Virgo Group hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5)	For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(B)	Digital Virgo Group hereby undertakes:

(1)	that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(C)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(D)	The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, ns, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above include information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(E)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in [  ] on May 19, 2023.

Digital Virgo Group

By:	/s/ Guillaume Briche
Title:	General Manager (Directeur General)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Guillaume Briche	General Manager (Directeur General)	May 19, 2023
/s/ Eric Peyre	President (Président)	May 19, 2023
/s/ Emmanuel Tongio	Chief Financial Officer	May 19, 2023

Authorized Representative

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, this registration statement on Form F-4 has been signed on behalf of the registrant by the undersigned, solely in his capacity as the duly authorized representative of the registrant in the United States, on May 19, 2023.

Winston & Strawn LLP

By:	/s/ Michael J. Blankenship
Name:	Michael J. Blankenship
Title:	Partner

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